UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
TechTeam Global, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033

July 30, 2010

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of TechTeam Global, Inc., which will be held on Tuesday, August 31, 2010, at 10:00 a.m. (local time) at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110, and any adjournments, postponements, continuations or reschedulings thereof (the “Special Meeting”).

We have agreed to sell all of our shares of capital stock of TechTeam Government Solutions, Inc. (“TTGSI”), through which we own and operate our government information technology services business, to Jacobs Technology Inc. (“Jacobs Technology”), a wholly owned subsidiary of Jacobs Engineering Group Inc. (collectively, “Jacobs”), pursuant to the terms and conditions of a Stock Purchase Agreement dated as of June 3, 2010 (the “Stock Purchase Agreement”). In accordance with the terms and conditions of the Stock Purchase Agreement, we will sell all of our shares in TTGSI to Jacobs Technology for a net purchase price of $59,000,000, consisting of a base cash payment of $41,479,706 to be received at closing, plus a cash payment of $17,520,294 to be placed in escrow, each subject to such additions, subtractions and other adjustments provided for by, and the other provisions set forth in, the Stock Purchase Agreement and an Escrow Agreement (the “Escrow Agreement”). The full text of the Stock Purchase Agreement and the Escrow Agreement is included as Exhibit A and Exhibit B, respectively, to the Proxy Statement that accompanies this letter.

At this Special Meeting, you will be asked to consider and vote upon the following proposals, each as described more fully in the accompanying Proxy Statement:

(i)	a proposal to adopt and approve the Stock Purchase Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement and all other agreements, documents, certificates and instruments contemplated thereby (the “Stock Sale”);

(ii)	a proposal to adjourn the Special Meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the preceding proposal;

(iii)	such other business as properly may come before the Special Meeting.

After careful consideration, our board of directors has unanimously determined that the Stock Sale is expedient and in the best interests of the Company and our stockholders. Our board of directors has unanimously approved the Stock Sale and unanimously recommends that you vote “FOR” the approval and adoption of the Stock Sale, and “FOR” the approval of one or more adjournments of the Special Meeting, if necessary, to facilitate the approval and adoption of the Stock Sale, including to permit the solicitation of additional proxies “FOR” the approval and adoption of the Stock Sale, if there are not sufficient votes at the time of the Special Meeting for such approval and adoption.

Our Board has not made any determination as to whether approval of the Stock Sale is required by applicable Delaware law, and such approval is not required by our Certificate of Incorporation, as amended, our Amended and Restated Bylaws or other governing documents. However, the parties to the Stock

Purchase Agreement have agreed that, as a condition to the consummation of the Stock Sale, our stockholders must approve the Stock Sale to the same extent as if such stockholder approval was required by applicable Delaware law. Accordingly, the Stock Sale cannot be consummated until such time as it is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, and all other closing conditions contained in the Stock Purchase Agreement have been satisfied or waived. Therefore, an abstention or failure to vote will have the same effect as a vote ‘‘AGAINST” the approval of the Stock Sale.

Your vote is important, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy or voting instruction card as soon as possible in the envelope provided, or vote electronically by the Internet or by telephone as provided in the accompanying Proxy Statement. Voting by written proxy will ensure your representation at the Special Meeting if you do not attend in person. Returning the proxy card does not deprive you of your right to attend the Special Meeting and vote your shares in person. If you attend the Special Meeting, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the accompanying Proxy Statement.

If you have any questions about the accompanying Proxy Statement or the Special Meeting or require assistance in submitting your proxy card, please contact TechTeam Global, Inc., Attention: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033, or by calling us at (248) 357-2866; or The Altman Group, Inc., the firm assisting us in the solicitation of proxies, 1200 Wall Street West, Lyndhurst, New Jersey 07071, toll-free at (877) 283-0320. Banks and brokerage firms can call The Altman Group collect at (201) 806-7300.

We look forward to seeing you at the Special Meeting.

Sincerely,

Seth W. Hamot
Chairman of the Board of Directors

TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 31, 2010

TO OUR STOCKHOLDERS:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of TechTeam Global, Inc. (the “Company”) will be held at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110, at 10:00 a.m. (local time) on Tuesday, August 31, 2010. The Special Meeting is being held for the following purposes:

1.   To adopt and approve (a) that certain Stock Purchase Agreement dated as of June 3, 2010 (the “Stock Purchase Agreement”), by and among Jacobs Engineering Group Inc., Jacobs Technology Inc. (collectively, “Jacobs”) and the Company, (b) the consummation of the sale of all of the outstanding capital stock of TechTeam Government Solutions, Inc. (“TTGSI”) to Jacobs Technology Inc. pursuant to the terms of the Stock Purchase Agreement, and (c) the consummation of all of the other transactions contemplated by the Stock Purchase Agreement and all other agreements, documents, certificates and instruments required to be delivered pursuant thereto (the matters described in clauses (a), (b) and (c) above being referred to collectively as the “Stock Sale Proposal”);

2.   To approve one or more adjournments of the Special Meeting, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal (the “Adjournment Proposal”); and

3.   To transact such other business as may properly come before the Special Meeting, or any adjournment, postponement, continuation or rescheduling thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Stock Sale Proposal and “FOR” the approval of the Adjournment Proposal, using the enclosed proxy or voting instruction card or by voting by the Internet or telephone, as described in the accompanying Proxy Statement.

Only stockholders of record of the Company’s common stock, par value $.01 per share, as shown on the transfer books of the Company, at the close of business on July 30, 2010, are entitled to notice of, and to vote at, the Special Meeting or any adjournments, postponements, continuations or reschedulings thereof. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, and regardless of whether you plan to attend the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy or voting instruction card as promptly as possible in the postage prepaid envelope enclosed for that purpose or to vote by the Internet or telephone. Instructions on how to vote by the Internet or telephone are included in the accompanying Proxy Statement.

If you have any questions about the accompanying Proxy Statement or the Special Meeting or require assistance in submitting your proxy, please contact TechTeam Global, Inc., Attention: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033, or by calling us at (248) 357-2866; or The Altman Group, Inc., the firm assisting us in the solicitation of proxies, 1200 Wall Street West, Lyndhurst, New Jersey 07071, toll-free at (877) 283-0320. Banks and brokerage firms can call The Altman Group collect at (201) 806-7300.

By order of the Board of Directors,

Michael A. Sosin
Corporate Vice President, Secretary and
General Counsel

July 30, 2010
Southfield, Michigan

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING AND
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR BY COMPLETING, SIGNING, DATING AND
RETURNING THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE TODAY. SEE “THE SPECIAL MEETING --
VOTING” IN THE ACCOMPANYING PROXY STATEMENT FOR FURTHER DETAILS.

IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

i

ii

COMMONLY USED TERMS

Throughout this Proxy Statement, unless otherwise defined or the context otherwise indicates:

•	the term “Adjournment Proposal” refers to the proposal that our stockholders approve one or more adjournments of the Special Meeting, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal;

•	the term “Board of Directors” or “Board” refers to the board of directors of TechTeam;

•	the term “Commercial Business” refers to the business of the Company other than the Government Solutions Business;

•	the term “Common Stock” refers to shares of the outstanding common stock, $.01 par value, of TechTeam;

•	the terms the “Company,” “we,” “our,” “ours” and “us” refer to TechTeam Global, Inc., a Delaware corporation, and its subsidiaries, taken together as a whole on a consolidated basis;

•	the term “Escrow Agreement” refers to the Escrow Agreement by and among TechTeam, Jacobs and JP Morgan Chase, National Association, as escrow agent, to be entered into concurrently with the closing of the Stock Sale, and as it may be amended, restated, modified or superseded from time to time in accordance with its terms, a copy of which has been included as Exhibit B to this Proxy Statement;

•	the term “Government Solutions Business” refers to the business of TTGSI, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise, information technology-based and other professional services to governmental authorities, and certain specified commercial customers identified in the Stock Purchase Agreement, and as further described or defined in the Stock Purchase Agreement;

•	the terms “Jacobs Technology” and “Jacobs Engineering” refer to Jacobs Technology Inc., a Tennessee corporation, and Jacobs Engineering Group Inc., a Delaware corporation, respectively, and the term “Jacobs” refers to Jacobs Technology and Jacobs Engineering, collectively;

•	each of TechTeam and Jacobs is sometimes referred to as a “party” or, collectively, the “parties”;

•	the term “Special Meeting” means the meeting of the stockholders of TechTeam that has been called by the Board to approve the Stock Sale Proposal and the Adjournment Proposal, and any adjournments, postponements, continuations or reschedulings thereof;

•	the term “Stock Purchase Agreement” refers to the Stock Purchase Agreement, dated as of June 3, 2010, by and among TechTeam and Jacobs, and as it may be amended, restated, modified or superseded from time to time in accordance with its terms, a copy of which (excluding the exhibits and schedules thereto) has been included as Exhibit A to this Proxy Statement;

•	the term “Stock Sale” refers to the proposed sale of all of the outstanding shares of capital stock of TTGSI to Jacobs Technology pursuant to the Stock Purchase Agreement, and the other transactions contemplated by the Stock Purchase Agreement and the other agreements, documents, certificates and instruments to be delivered pursuant thereto;

•	the term “Stock Sale Proposal” refers to the proposal that our stockholders adopt and approve, collectively, the Stock Purchase Agreement and the consummation of the Stock Sale; and

•	the term “TechTeam” refers solely to TechTeam Global, Inc., a Delaware corporation; and

•	the term “TTGSI” refers to TechTeam Government Solutions, Inc., a Virginia corporation, and its subsidiaries, collectively, all of which are direct or indirect wholly owned subsidiaries of TechTeam.

iii

TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of TechTeam Global, Inc., for use at the Special Meeting of Stockholders of TechTeam and at any adjournment, postponement, continuation or rescheduling thereof, to be held at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110 at 10:00 a.m. (local time), on Tuesday, August 31, 2010, for the purposes set forth herein and in the attached Notice of Special Meeting of Stockholders. Accompanying this Proxy Statement is the Board’s proxy card or a voting instruction card for the Special Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and Proxy Card are first being mailed to stockholders entitled to vote at the Special Meeting on or about August 3, 2010.

Your vote is important, no matter how many or how few shares you own. Whether or not you plan to attend the Special Meeting, please vote today by telephone or the Internet, or by completing, signing, dating and returning the enclosed proxy or voting instruction card in the postage-paid envelope provided, as described in this Proxy Statement.

At the Special Meeting, you will be asked to vote on the following:

1.	the approval of the Stock Sale Proposal;

2.	the approval of the Adjournment Proposal; and

3.	such other business as may properly come before the Special Meeting.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Stock Sale Proposal and “FOR” the approval of the Adjournment Proposal, using the enclosed proxy or voting instruction card or by voting by the Internet or telephone, as more fully described in this Proxy Statement.

SUMMARY TERM SHEET

This summary highlights selected information about the Stock Sale from this Proxy Statement and may not contain all the information that is important to you. You should carefully read this entire Proxy Statement, including each of the exhibits hereto. The Stock Purchase Agreement is attached as Exhibit A to this Proxy Statement. Each item in this summary refers to the page of this Proxy Statement on which the applicable subject is discussed in more detail.

The Parties to the Stock Sale (page 39)

TechTeam Global, Inc.

We are a leading provider of information technology outsourcing and business process outsourcing services to large and medium sized businesses, as well as to governmental organizations. Our primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. Our business consists of two main components — our Commercial Business and our Government Solutions Business. Together, our IT Outsourcing Services segment, IT Consulting and Systems Integration segment and Other Services segment comprise our Commercial Business. Our Government Technology Services segment comprises our Government Solutions Business. In addition to managing our Commercial Business by service line, we also manage it by the following geographic markets: the Americas (defined as North America excluding our government-based subsidiaries), Europe, Latin America, and Asia.

TechTeam is a Delaware corporation and our principal executive offices are located at 27335 West 11 Mile Road, Southfield, Michigan 48033. Our telephone number is (248) 357-2866. TechTeam’s Common Stock is listed on the NASDAQ Global Market under the ticker symbol “TEAM.”

TechTeam Government Solutions, Inc. is a Virginia corporation and one of our wholly owned subsidiaries through which we principally own and operate our Government Solutions Business. TTGSI’s principal executive offices are located at 3863 Centerview Drive, Suite 150, Chantilly, Virginia 20151, and its telephone number is (703) 956-8200.

Jacobs Engineering Group Inc.

Jacobs Engineering is one of the largest technical professional services firms in the United States, providing a broad range of technical, professional and construction services through offices and subsidiaries located principally in North America, Europe, the Middle East, Asia and Australia. Jacobs Engineering is a Delaware corporation. Its principal executive offices are located at 1111 South Arroyo Parkway, Pasadena, California 91105, and its telephone number is (626) 578-3500. The common stock of Jacobs Engineering is currently listed on the New York Stock Exchange under the ticker symbol “JEC.”

Jacobs Technology Inc.

Jacobs Technology, a wholly-owned subsidiary of Jacobs Engineering, provides technical professional services to government and commercial clients. Jacobs Technology is a Tennessee corporation. Its principal executive offices are located at 600 William Northern Boulevard, Tullahoma, Tennessee 37388, and its telephone number is (931) 455-6400.

The Stock Sale

Background of the Stock Sale (page 40)

Beginning in September 2008, our Board began the process of reviewing various strategic alternatives to enhance stockholder value and position TechTeam for stability and growth, including, but not limited to, alternatives that contemplated the separation of the Government Solutions Business from the Commercial Business. In connection with this review by our Board, we recognized that TechTeam consists of two substantially unrelated, relatively independent and sub-scale businesses which do not have any significant synergies between them and that both require significant investment to succeed, grow and thrive. We also recognized that TechTeam does not have the financial flexibility or capital resources to continue to invest in both business segments and that retaining both the Commercial Business and the Government Solutions Business would entail an allocation of resources that either sub-optimizes one business in favor of the other or sub-optimizes both businesses.

For a chronological description of the material contacts and events leading up to and relating to the Stock Sale and the entering into of the Stock Purchase Agreement with Jacobs, see “Proposal 1 – Background of the Stock Sale.”

Recommendation of Our Board of Directors (page 79)

After careful consideration, our Board has unanimously:

•	approved the Stock Purchase Agreement and the Stock Sale;

•	determined the Stock Sale to be expedient and in the best interests of our stockholders; and

•	recommended that our stockholders vote “FOR” the approval of the Stock Sale Proposal and the Adjournment Proposal.

Reasons for Recommending that Stockholders Approve the Stock Sale Proposal (page 79)

In evaluating the Stock Sale, our Board consulted with our senior management, outside legal counsel and financial advisor. Our Board also consulted with outside legal counsel regarding its fiduciary duties, legal due diligence matters and the terms of the Stock Purchase Agreement and related agreements. After carefully considering these consultations and the other factors referenced in “Proposal 1 – Reasons for Recommending that Stockholders Approve the Stock Sale Proposal”, our Board concluded that the Stock Sale was expedient and in the best interests of TechTeam and our stockholders and unanimously recommended that our stockholders vote ‘‘FOR” the approval of the Stock Sale Proposal.

Opinion of TechTeam’s Financial Advisor (page 88)

In connection with the Stock Sale, TechTeam’s financial advisor, Houlihan Lokey Howard & Zukin Capital, Inc., or Houlihan Lokey, delivered a written opinion, dated June 3, 2010, to our Board as to the fairness, from a financial point of view and as of the date of the opinion, to TechTeam of the $59,000,000 cash consideration to be received in the Stock Sale by TechTeam. The full text of Houlihan Lokey’s written opinion, dated June 3, 2010, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached to this Proxy Statement as Exhibit E. Houlihan Lokey’s opinion was furnished for the use and benefit of our Board (in its capacity as such) in connection with its evaluation of the $59,000,000 cash consideration, only addressed the fairness, from a financial point of view, to TechTeam of such consideration, and does not address any other aspect or implication of the Stock Sale.

The summary of Houlihan Lokey’s opinion in the Proxy Statement is qualified in its entirety by reference to the full text of its written opinion. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to our Board, any securityholder or any other person as to how to act or vote with respect to any matter relating to the Stock Sale.

Purpose of the Stock Sale (page 98)

We currently operate two principal business segments, the Government Solutions Business and the Commercial Business. The Government Solutions Business is comprised of our government technology services business operated by TTGSI and its wholly-owned subsidiaries. The Commercial Business focuses primarily on providing IT outsourcing services, IT consulting and systems integration services and technical staffing and learning services to Fortune 1000 and multinational companies as well as small to mid-sized companies.

The purpose of the Stock Sale is to separate the Government Solutions Business from the Commercial Business and realize the maximum value of the Government Solutions Business and thereby enable us to focus our resources on the Commercial Business, which we believe has the greater opportunity for growth, profitability and increasing stockholder value. The Stock Sale, if approved by our stockholders and consummated, would result in the Government Solutions Business being sold to Jacobs Technology.

The Stock Sale is the result of our Board’s review over the past year of various strategic alternatives to enhance stockholder value and position TechTeam for stability and growth. In connection with this review by our Board, we recognized that TechTeam consists of two substantially unrelated, relatively independent and sub-scale businesses which do not have any significant synergies between them and that both require significant investment to succeed, grow and thrive. We also recognized that TechTeam does not have the financial flexibility or capital resources to continue to invest in both business segments and that retaining both the Commercial Business and the Government Solutions Business would entail an allocation of resources that either sub-optimizes one business in favor of the other or sub-optimizes both businesses. Faced with the decision of which business to retain, if any, we believe that the Commercial Business offers better short- and long-term prospects than the Government Solutions Business and has greater opportunity for growth, profitability and increasing stockholder value.

Post-Closing Strategies (page 100)

We believe that the intrinsic value of TechTeam has been hidden by the juxtaposition of two substantially unrelated, relatively independent and sub-scale businesses. While we believe that the sale of the Government Solutions Business to Jacobs Technology is an important step toward unlocking the intrinsic value of the Commercial Business, we believe that various strategic alternatives may exist which, in conjunction with the Stock Sale, may have the potential to further enhance value for our stockholders. We are committed to evaluating all such potentially attractive strategic alternatives that come to our attention consistent with our ongoing commitment to enhance value for all TechTeam stockholders. Our Board believes that the Stock Sale may enhance interest by potential acquirers of the Commercial Business, as the Commercial Business could potentially be acquired by a company that would no longer be required to address the security concerns of the U.S. federal government associated with foreign ownership of suppliers with top-secret cleared services and facilities.

Notwithstanding any enhanced interest that potential acquirers may have in the Commercial Business due to the Stock Sale, certain terms of the Stock Purchase Agreement, including, but not limited to, the indemnification and escrow provisions, may adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business. Under the Stock Purchase Agreement, TechTeam has agreed to indemnify Jacobs for various matters, including any breach or violation of any representation, warranty, covenant or undertaking made by us in the Stock Purchase Agreement or any related agreement, subject to certain limitations and exceptions. There is significant uncertainty as to the amount, if any, that we will ultimately have to pay to Jacobs to resolve indemnification claims and, accordingly, there is significant uncertainty as to the amount, if any, of the indemnification escrow fund that will ultimately be returned to us. These uncertainties may make it difficult for a potential acquirer of the Commercial Business to appropriately value the Commercial Business, including, but not limited to, its contingent liabilities and our interest in the indemnification escrow fund.

Due to the possibility that the Stock Sale may have the effect of enhancing the interest by potential acquirers of the Commercial Business, we have prepared for either of two potential alternatives: the continued operation of the Commercial Business as an independent, publicly-traded company; or a sale or other disposition of the Commercial Business.

However, stockholders are reminded that, other than the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, they are not being asked to consider or approve any strategic proposals, alternatives or transactions at this time. In addition, stockholders are cautioned that there can be no assurance as to whether and when any specific transaction relating to the Commercial Business will be authorized or consummated and that no timetable has been set for the completion of any such transaction.

Effects of the Stock Sale and of Not Consummating the Stock Sale (page 102)

If the Stock Sale Proposal is approved by our stockholders and the Stock Sale is consummated, we expect to focus our operations and business exclusively on our Commercial Business. However, following the Stock Sale, our ability to generate, in the short-term, the level of total revenue and net income that we generated prior to the Stock Sale will be reduced.

Recognizing that the revenue from the Government Solutions Business covered a portion of TechTeam’s selling, general and administrative expenses, TechTeam took action in the first quarter of 2010 to reduce the expense structure of its Commercial Business to become better aligned with TechTeam’s expected post-closing revenue. However, uncertainty remains regarding TechTeam’s future performance, including, but not necessarily limited to:

•	TechTeam’s ability to continue to generate new business from new and existing customers;

•	TechTeam’s ability to maintain existing revenue from current customers; and

•	the costs of continuing to be a public reporting company, which will not be significantly reduced in either the short-term or long-term.

In addition, under the Stock Purchase Agreement, we have agreed to indemnify Jacobs for a period of up to 36 months after the closing of the Stock Sale for losses resulting from the breach of our representations, warranties and covenants contained in the Stock Purchase Agreement, and various other specified matters. We have also agreed to indemnify Jacobs for losses resulting from specified matters, such as for taxes, fraud and intentional misrepresentation, for periods that continue after the expiration of the 36-month period described above. These indemnification obligations could cause us to be liable to Jacobs under certain circumstances, which could decrease the cash available for distribution to us from the escrow account used to secure the payment of certain indemnification claims that may be made by Jacobs during such 36-month period, as well as our general cash on hand and other corporate assets. See “ — The Stock Purchase Agreement — Purchase Price; Escrow.”

There are also serious risks and uncertainties to both the Government Solutions Business and the Commercial Business if the Stock Sale Proposal is not approved by our stockholders and the Stock Sale is therefore not consummated. These risks and uncertainties include the following:

•	the Government Solutions Business could continue to be adversely affected by a number of unfavorable conditions in the U.S. government information technology services market, including a trend of the U.S. government to in-source certain information technology services and the challenge of competing against small disadvantaged businesses and large contractors for the award of new business;

•	the short- and long-term prospects of the Government Solutions Business could continue to decline under the ownership of TechTeam, and TechTeam’s continued ownership and management of the Government Solutions Business could impair or otherwise limit TechTeam’s ability to realize the short- and long-term prospects of the Commercial Business;

•	management’s focus would be divided between two substantially unrelated, relatively independent and sub-scale businesses which do not have any significant synergies between them and require significant investment to succeed, grow and thrive;

•	given that we do not have the financial flexibility or capital resources to appropriately invest in and grow both the Commercial Business and the Government Solutions Business, retaining both business segments would entail an allocation of resources that either sub-optimizes one business in favor of the other, or sub-optimizes both businesses;

•	we may not be able to fully take advantage of the opportunities available to the Commercial Business;

•	the purchase price attainable for the Government Solutions Business in the future could be significantly less than that proposed in the Stock Sale, if performance of the Government Solutions Business does not improve from its performance during the past three quarters, and thus our ability to sell the Government Solutions Business on terms and conditions that are attractive to us may be adversely affected;

•	the other strategic alternatives available to us could be adversely affected;

•	we may have more difficulty complying with our debt covenants, which could result in an event of default under our credit facility; and

•	there could be substantial uncertainty regarding the direction and prospects for each of our business units.

Use of Proceeds of the Stock Sale (page 104)

We estimate that the net cash proceeds to be received by us from the Stock Sale at closing will be approximately $38.6 million, after deducting the amounts to be paid into escrow and estimated fees and expenses payable by us related to the Stock Sale. We intend to use the net cash proceeds from the Stock Sale for, among other things, to pay off our current outstanding indebtedness under our existing credit facility of approximately $12.7 million. The net cash proceeds that we receive from the Stock Sale would also enable our Board to consider, from time to time, repurchasing Common Stock for cash as market and business conditions warrant. Further, the remaining net cash proceeds of the Stock Sale will be used for working capital, general corporate purposes and to selectively invest in the growth of our Commercial Business. While we may use some of the net cash proceeds to be received by us from the Stock Sale to pursue strategic business acquisitions related to the growth of our Commercial Business, no specific acquisition targets have been identified at this time. See ‘‘– Post-Closing Strategies.”

Appraisal Rights (page 111)

Under Delaware law, stockholders are not entitled to any appraisal or dissenters’ rights with respect to either the Stock Sale Proposal or the Adjournment Proposal.

The Stock Purchase Agreement

Purchase Price; Escrow (page 114)

In exchange for the sale of all of the stock of TTGSI, we will be paid by Jacobs a net purchase price of $59,000,000, consisting of a base cash payment of $41,479,706 to be received at closing, plus a cash payment of $17,520,294 to be placed in escrow, each subject to such additions, subtractions and other adjustments provided for by, and the other terms and provisions set forth in, the Stock Purchase Agreement and the Escrow Agreement. Of the $17,520,294 to be deposited into escrow, $14,750,000 will be held in escrow to secure the payment of any future indemnification claims that may be made by Jacobs against us during the 36-month period after the closing date, and $2,770,294 will be used to secure the payment to Jacobs by us of any post-closing net tangible book value adjustment that has the effect of reducing the purchase price, as described below.

Potential Post-Closing Adjustment to the Purchase Price (page 115)

The aggregate cash purchase price paid by Jacobs in the Stock Sale may be adjusted based upon the difference, if any, between the final closing net tangible book value of the Government Solutions Business as of the close of business on the closing date of the Stock Sale and the target net tangible book value amount, which is $12,189,759. The “net tangible book value” of the Government Solutions Business means the net book value of the assets of the Government Solutions Business (excluding goodwill, intangibles and intercompany balances), minus the liabilities of the Government Solutions Business (excluding intercompany balances), and excluding certain deferred tax assets, deferred tax liabilities and other specified tax liabilities.

Within 90 days after the closing date, Jacobs will prepare an unaudited balance sheet of the Government Solutions Business as of the closing date, including a preliminary unaudited statement of the closing net tangible book value. The amount by which the finally determined closing net tangible book value exceeds $12,189,759 will be paid by Jacobs to us and, given that, in such case, no payment will be due to Jacobs from us as a result of the net tangible book value adjustment, the amount held in escrow to secure such payment will be released and paid to us. If such closing net tangible book value is less than $12,189,759, the amount of such resulting shortfall will be paid to Jacobs from the amount held in escrow to secure such payment from us to Jacobs. Should the shortfall exceed the aggregate amount so held in escrow, we have agreed to pay Jacobs the amount of such excess.

The amount that will be held in escrow to secure any post-closing net tangible book value purchase price adjustment that would result in a payment from us to Jacobs will be $2,770,294. As noted above, this amount does not represent a maximum limit on our potential liability to Jacobs for a post-closing net tangible book value adjustment. Due to the uncertainty relating to the ultimate amount of the post-closing net tangible book value adjustment, we cannot currently predict the exact amount of the purchase price or the net cash proceeds that we will receive in connection with the Stock Sale.

Agreements Related to the Interim Conduct of the Government Solutions Business (page 119)

Under the Stock Purchase Agreement, we have agreed that, except as otherwise contemplated by the Stock Purchase Agreement and subject to certain other exceptions, between June 3, 2010 and the closing of the Stock Sale, we will conduct the Government Solutions Business, and will cause TTGSI to conduct the Government Solutions Business, in the ordinary course of business consistent, in all material respects, with past practice and custom. During this period, subject to such exceptions, we have also agreed to use our best efforts to preserve intact, in all material respects, the present business organization and assets of the Government Solutions Business. Further, from June 3, 2010 to the closing of the Stock Sale (or the earlier termination of the Stock Purchase Agreement), we have agreed not to take specified actions with respect to TTGSI and the Government Solutions Business. See “The Stock Purchase Agreement – Agreements Related to the Interim Conduct of the Government Solutions Business.”

Access; Notices of Certain Events (page 121)

Between June 3, 2010 and the closing of the Stock Sale, subject to certain limitations and exceptions, we have agreed to, and to cause TTGSI to, cooperate with Jacobs’ reasonable requests in its investigation of TTGSI and the Government Solutions Business, and to notify Jacobs of specified events or circumstances promptly.

Other Covenants and Agreements (page 122)

Escrow Agreement.  We, Jacobs and JPMorgan Chase Bank, National Association, as escrow agent, will enter into the Escrow Agreement at the closing of the Stock Sale. Under the terms of the Escrow Agreement, upon closing of the Stock Sale, the escrow agent will receive from the aggregate amount of the purchase price, subject to the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement:

•	$14,750,000, which will be held to secure the payment of any future indemnification claims against us by Jacobs; and

•	$2,770,294, which will be held to secure any post-closing net tangible book value purchase price adjustment that would result in a reduction of the purchase price and a payment from us to Jacobs.

Amounts used to secure the payment of future indemnification claims against us by Jacobs will be released to Jacobs as required by the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement with respect to our indemnification obligations. On the first business day following the 24-month anniversary of the closing of the Stock Sale, the escrow agent will distribute to us an amount equal to $4,916,667, reduced by all amounts previously paid with respect to indemnity claims and reduced by the amount of any pending escrow claims. On the first business day following the 36-month anniversary of the closing, the escrow agent will distribute to us an amount, if any, equal to the sum of the amount remaining in such indemnification escrow fund minus the amount of all pending escrow claims.

Amounts used to secure the payment to Jacobs by us of any post-closing net tangible book value purchase price adjustment will be paid upon the final determination of the net tangible book value adjustment to the purchase price in accordance with the Stock Purchase Agreement. See “Proposal 1 – The Stock Purchase Agreement – Potential Post-Closing Adjustment to the Purchase Price.”

Non-Compete Agreement.  At or prior to the closing of the Stock Sale, we will execute a non-compete agreement with TTGSI and Jacobs. Until the earlier of the fifth anniversary of the closing of the Stock Sale or such time thereafter when we may undergo a change of control, other than the Stock Sale, we will agree not to:

•	directly or indirectly participate or engage in the Government Solutions Business or acquire, own, invest or provide credit or other financial accommodation (other than to our customers in the ordinary course of business) to any person (other than Jacobs or TTGSI) that engages in the Government Solutions Business anywhere in the United States;

•	directly or indirectly solicit employees or customers of TTGSI or the Government Solutions Business or otherwise interfere in the relationship between TTGSI and such employees or customers for the purpose of inducing any employee to leave the employ of TTGSI or inducing any customer to cease doing business in whole or in part with TTGSI;

•	hire any employee formerly employed in the Government Solutions Business within six months after the termination of such employee’s employment; and

•	interfere with any relationship between TTGSI and any of its suppliers.

The non-compete agreement further provides that, subject to customary exceptions, we may not disclose after the closing any confidential information relating to the Government Solutions Business or TTGSI other than to representatives of Jacobs.

Transition Services Agreement. At or prior to the closing of the Stock Sale, we will execute a Transition Services Agreement with Jacobs Technology. Under the Transition Services Agreement, we will provide certain transition services to Jacobs Technology for no additional consideration.

Other Actions and Agreements. The parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the Stock Sale. We have also agreed, among other things, to:

•	have each officer or member of the board of directors of TTGSI who is also an employee or officer of TechTeam resign as of the closing date, except as otherwise requested by Jacobs;

•	cause the release of all liens on the shares of TTGSI capital stock and on the assets of TTGSI pursuant to any of our or our affiliates’ indebtedness;

•	have TTGSI take any actions necessary to terminate TTGSI’s 401(k) plan;

•	guarantee the collectability within 18 months of the closing date of all accounts receivable of TTGSI, both billed and unbilled, that are included in the closing net tangible book value of TTGSI, as finally determined (net of certain allowances and deductions); and

•	pay up to $235,000 towards the procurement by Jacobs of professional liability “tail” insurance and extended reporting period/run-off coverage for employment practices liability insurance, directors’ and officers’ liability insurance and fiduciary liability insurance.

Except as otherwise provided in the Stock Purchase Agreement, Jacobs has agreed that it intends to cause TTGSI to initially retain all employees that were employed by TTGSI as of the closing date, including David A. Kriegman, TTGSI’s President and Chief Executive Officer. The parties also agreed to a cross license with respect to certain know-how of TTGSI and the Commercial Business for certain limited purposes.

Conditions to Completion of the Stock Sale (page 130)

The parties’ obligations to complete the Stock Sale are subject to the satisfaction or waiver of specified closing conditions, which include, for example:

•	the absence of any applicable law in effect which would restrain, enjoin, prohibit or make illegal the consummation of the Stock Sale;

•	the absence of any pending or threatened proceeding (other than one brought or threatened by Jacobs or its affiliates) which challenges or seeks to restrain, enjoin or prohibit the Stock Sale;

•	the approval by our stockholders of the Stock Sale Proposal;

•	each of our representations and warranties contained in the Stock Purchase Agreement being true and correct in all material respects when made and as of the closing date; and

•	neither TechTeam nor Jacobs becoming aware of any “organizational conflict of interest,” as defined under the Federal Acquisition Regulations, or similar impact on TTGSI or Jacobs, that would result from the consummation of the Stock Sale.

In addition, the obligations of Jacobs Technology to complete the Stock Sale are subject to our satisfaction (or Jacobs Technology’s waiver) of specified conditions, including the following:

•	making our closing deliveries, and otherwise performing and complying in all material respects with all of our other covenants and obligations under the Stock Purchase Agreement;

•	receiving all consents and governmental approvals to the transaction required to be obtained under the Stock Purchase Agreement;

•	no material adverse effect having occurred with respect to the Government Solutions Business, us or Jacobs;

•	the absence of any pending or threatened proceedings which could reasonably be expected to have a material adverse effect on us or the Government Solutions Business or could reasonably be expected to materially and adversely affect the Government Solutions Business, TTGSI or Jacobs;

•	the payment, satisfaction or discharge of all non-permitted liens on the assets and properties of TTGSI;

•	TTGSI not entering into teaming agreements or similar contracts or government bids which

Jacobs reasonably believes would materially and adversely affect Jacobs, its affiliates or TTGSI following the consummation of the Stock Sale; and

•	retaining the employment of certain TTGSI employees identified in the schedules to the Stock Purchase Agreement.

Furthermore, our obligations to complete the Stock Sale are subject to the satisfaction by Jacobs (or our waiver) of specified conditions, including the following:

•	each of Jacobs’ representations and warranties contained in the Stock Purchase Agreement being true and correct as of the closing date, except for breaches or inaccuracies that would not, individually or in the aggregate, have a material adverse effect with respect to Jacobs;

•	Jacobs making all of its closing deliveries and performing and complying in all material respects with each of its other covenants and obligations under the Stock Purchase Agreement; and

•	no material adverse effect having occurred with respect to Jacobs, us or the Government Solutions Business.

Subsequent to the signing of the Stock Purchase Agreement, two employees of TTGSI, who were included in the schedules to the Stock Purchase Agreement as being among those employees of TTGSI who needed to remain with TTGSI following the closing of the Stock Sale, notified us that they were resigning from TTGSI to pursue other opportunities. Accordingly, at least one of the conditions to the obligations of Jacobs Technology to complete the Stock Sale will not be satisfied at the closing and, in the absence of Jacobs Technology executing a waiver of this condition as it relates to these resignations, Jacobs Technology has both the right not to consummate the Stock Sale and the right, at any time, to terminate the Stock Purchase Agreement. As of the date of this Proxy Statement, while we have requested such a waiver from Jacobs Technology, no such waiver has been granted and no assurances can be given as to whether Jacobs Technology will ultimately agree to waive this condition.

Indemnification; Survival of Indemnification Obligations (page 133)

After the closing of the Stock Sale, we have agreed to indemnify and hold Jacobs, its affiliates, and each of their respective officers, directors, stockholders, employees and agents, harmless from losses or claims arising out of, among other things:

•	any breach of a representation or warranty in the Stock Purchase Agreement by us;

•	any breach or non-fulfillment by us of any covenant or undertaking contained in the Stock Purchase Agreement or any ancillary document;

•	any third party claim arising out of, connected with or related to any act, error, omission or conduct of the Government Solutions Business prior to the closing of the Stock Sale, except as included in the closing date balance sheet;

•	any claim arising out of, connected with or related to TTGSI violating or not complying with the provisions of any applicable law prior to the closing;

•	any liability for any taxes owed by TTGSI for periods prior to the closing;

•	any failure by Jacobs to collect any accounts receivable of TTGSI for which TechTeam has guaranteed collectability under the Stock Purchase Agreement; and

•	any claim arising out of, connected with, incident or relating to our annual incentive plan or TTGSI’s government incentive plan.

Subject to certain exceptions set forth in the Stock Purchase Agreement, our indemnity obligations have certain limitations, including:

•	a $25,000 individual claim threshold;

•	a $250,000 aggregate claims threshold;

•	a maximum liability of $14,750,000 for certain claims for indemnification for the first 24 months after the closing date and $9,833,333 for the period beginning on the first day of the 25th month and ending on the last day of the 36th month after the closing (less the amount of claims in excess of $4,916,667 applied against the foregoing cap within the first 24 months after the closing); and

•	a maximum liability for all indemnification claims equal to the purchase price, as adjusted pursuant to the Stock Purchase Agreement; and

•	that our indemnification obligations are Jacobs’ sole remedy for any claims relating to breaches of representations, warranties, covenants and undertakings contained in the Stock Purchase Agreement.

Also, Jacobs has agreed to indemnify us for losses arising out of, among other things, any breach of any representation or warranty of Jacobs in the Stock Purchase Agreement, any breach or non-fulfillment of any covenant or undertaking of Jacobs in the Stock Purchase Agreement or in any related agreement, and the operation of TTGSI after the closing date.

Termination of the Stock Purchase Agreement; Termination Fee and Reimbursement of Expenses (pages 135, 139)

We and Jacobs may by mutual written consent terminate the Stock Purchase Agreement at any time prior to the closing date of the Stock Sale. In addition, upon providing written notice, the Stock Purchase Agreement may be terminated:

•	by us or Jacobs, if the Stock Sale has not been completed on or before October 1, 2010, unless the failure of the closing to have occurred by that date is attributable to a failure by such party to act as required under the Stock Purchase Agreement;

•	by us or Jacobs, if a governmental authority has permanently restrained, enjoined or prohibited the Stock Sale and such order was not primarily due to a failure by such party to act as required under the Stock Purchase Agreement;

•	by us or Jacobs, if any closing condition cannot be satisfied, which was not due to such party’s failure to do so;

•	by Jacobs, if a material adverse effect has occurred with respect to the Government Solutions Business or any event or circumstance has occurred which could reasonably be expected to have a material adverse effect with respect to the Government Solutions Business or TechTeam;

•	by us, if a material adverse effect has occurred with respect to Jacobs, TechTeam or the Government Solutions Business or any event or circumstance has occurred which could reasonably be expected to have a material adverse effect with respect to Jacobs, TechTeam or the Government Solutions Business;

•	by Jacobs, in the event:

•	of certain breaches of our representations, warranties or covenants such that the closing condition with respect thereto would not be satisfied;

•	that TTGSI enters into certain types of contracts that impermissibly restrict TTGSI’s ability to compete, and which Jacobs reasonably believes would materially and adversely affect it or TTGSI after the closing; or

•	that any proceeding is initiated, threatened or pending which could reasonably be expected to materially and adversely affect the Government Solutions Business, TTGSI or Jacobs (including, without limitation, any such proceeding relating to any alleged violation of, or non compliance with, any applicable law or any allegation of fraud or intentional misrepresentation); or

•	by us, in the event of:

•	certain breaches of Jacobs’ representations, warranties or covenants such that the closing condition with respect thereto would not be satisfied; and

•	any of our representations and warranties becoming inaccurate after June 3, 2010 such that the closing condition with respect thereto would not be satisfied.

Moreover, the Stock Purchase Agreement may be terminated by us or Jacobs, upon providing written notice, if we hold the Special Meeting and our stockholders vote on the Stock Sale Proposal but do not approve it. However, under such circumstances we would be required to pay Jacobs up to $750,000 of all reasonable documented out-of-pocket fees and expenses that have been paid or that may become payable by Jacobs or on its behalf in connection with the preparation and negotiation of the Stock Purchase Agreement and in connection with the Stock Sale.

The Stock Purchase Agreement may also be terminated under the following circumstances, subject to us paying Jacobs a termination fee of $2,360,000, in addition to the reimbursement of Jacobs’ expenses as described above:

•	by us, subject to certain conditions set forth in the Stock Purchase Agreement, immediately prior to entering into a definitive agreement with respect to a superior proposal;

•	by Jacobs if any of the following triggering events have occurred:

•	our Board fails to recommend that our stockholders vote to approve the Stock Sale Proposal;

•	our Board withdraws or modifies its recommendation as to the Stock Sale Proposal in a manner adverse to Jacobs;

•	our Board or any of our directors takes any other action that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that our Board or the director does not support the Stock Sale or that the Stock Sale is not in the best interests of our stockholders;

•	we fail to hold the Special Meeting in accordance with the Stock Purchase Agreement;

•	our Board fails to reaffirm, unanimously and without qualification, its recommendation as to the Stock Sale Proposal when requested by Jacobs;

•	our Board has approved, endorsed or recommended a competing transaction proposal;

•	we, TTGSI or any of our or its representatives fail to comply with our or its obligations regarding competing transaction proposals;

•	a tender or exchange offer relating to our securities has been commenced, which tender or exchange offer contemplates that TTGSI or the Government Solutions Business shall remain with us or be sold to another person other than Jacobs as a part thereof, and we have not have sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

•	we have entered into a letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, asset or stock purchase agreement, option agreement, share exchange agreement, or other similar agreement related to any competing transaction proposal or our Board resolves or agrees to take any such action;

•	a competing transaction proposal is publicly announced, and we fail to issue a press release announcing our opposition to such competing transaction proposal within five business days after such proposal is announced; or

•	by us as a result of any of our representations and warranties becoming inaccurate as of a date subsequent to June 3, 2010 (as if made on such subsequent date) such that the closing condition with respect thereto would not be satisfied, and we enter into a definitive agreement with respect to a superior proposal on or before October 1, 2010;

•	by us, if a material adverse effect has occurred with respect to us or the Government Solutions Business, or if any event or circumstance has occurred which could reasonably be expected to have a material adverse effect with respect to us or the Government Solutions Business, and we enter into a definitive agreement with respect to a Superior Proposal on or before October 1, 2010; or

•	if the closing of the Stock Sale does not occur on or before October 1, 2010 for any reason, in each case concurrently with or following the occurrence of a change of control of TechTeam (as defined in the Stock Purchase Agreement), except in cases where the Stock Purchase Agreement is terminated or the closing of the Stock Sale does not occur as a result of a failure on the part of Jacobs to perform a material obligation to be performed by Jacobs at or prior to the closing of the Stock Sale.

Subsequent to the signing of the Stock Purchase Agreement, two employees of TTGSI, who were included in the schedules to the Stock Purchase Agreement as being among those employees of TTGSI who needed to remain with TTGSI following the closing of the Stock Sale, notified us that they were resigning from TTGSI to pursue other opportunities. Accordingly, at least one of the conditions to the obligations of Jacobs Technology to complete the Stock Sale will not be satisfied at the Closing and, in the absence of Jacobs Technology executing a waiver of this condition as it relates to these resignations, Jacobs Technology has both the right not to consummate the Stock Sale and the right, at any time, to terminate the Stock Purchase Agreement. As of the date of this Proxy Statement, while we have requested such a waiver from Jacobs Technology, no such waiver has been granted and no assurances can be given as to whether Jacobs Technology will ultimately agree to waive this condition.

Material U.S. Federal Income Tax Consequences (page 111)

The sale of the stock of TechTeam Government Solutions, Inc. to Jacobs Technology will be a taxable transaction for us. We will realize gain or loss measured by the difference between the proceeds received by us on such sale and our tax basis in such stock. For purposes of calculating gain, the proceeds received by us will include the cash and any other consideration we receive in the transaction.

The sale of the stock of TechTeam Government Solutions, Inc. will not result in any direct U.S. federal income tax consequences to our stockholders. For a more detailed explanation of the U.S. federal income tax consequences of the sale, see “Material U.S. Federal Income Tax Consequences.”

Tax matters are complex, and the tax consequences of the Stock Sale and their effect on you will depend on the facts of your particular situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences.

Regulatory Matters (page 112)

Under the Federal Acquisition Regulations, there may be issues related to the change in ownership of a contractor that appropriately should be addressed in a formal agreement between the contractor and the U.S. government, such as when a contractor asks the U.S. government to recognize a successor in interest. Under those circumstances, additional notifications and U.S. government consents would be necessary.

TTGSI maintains a Top Secret facility clearance that permits it to maintain personnel security clearances needed to perform contracts requiring personnel to access classified information or facilities. TTGSI is required to report to the U.S. Department of Defense’s Defense Security Service any change of ownership, including stock transfers that affect control of TTGSI. TTGSI must also disclose any change to the information previously submitted for key management personnel including, as appropriate, the names of the individuals it is replacing.

Security Ownership of Certain Beneficial Owners and Management (page 142)

As of July 1, 2010, our directors and executive officers beneficially owned 3,119,915 shares of Common Stock representing approximately 27.9% of the outstanding Common Stock. We believe that each of our directors and executive officers will vote “FOR” the approval of the Stock Sale Proposal and “FOR” approval of the Adjournment Proposal.

Voting Agreements (page 123)

In order to induce Jacobs to enter into the Stock Purchase Agreement, Costa Brava Partnership III L.P. and Emancipation Capital, LLC, which beneficially own in the aggregate approximately 18.3% of our outstanding Common Stock, have entered into separate voting agreements with Jacobs. Under these voting agreements, each of these stockholders has agreed to, among other things, vote our Common Stock held by them “FOR” the Stock Sale Proposal. They have also agreed to vote their shares against the approval of a competing transaction proposal or any proposal made in opposition to or in competition with the Stock Sale, and against any actions intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Stock Sale. Costa Brava Partnership III L.P. is an affiliate of Seth W. Hamot, a member of our Board. Emancipation Capital, LLC is an affiliate of Charles Frumberg, a member of our Board. See “The Stock Purchase Agreements – Other Covenants and Agreements – Voting Agreements.”

Interests of Certain Persons in the Stock Sale (page 104)

In considering the recommendation of our Board that you should vote “FOR” the approval of the Stock Sale Proposal, you should be aware that some of our directors and executive officers have personal interests in the Stock Sale that are, or may be, different from, or in addition to, your interests. These interests, to the extent material, are described in “Proposal 1 – Interests of Certain Persons in the Stock Sale.” Our Board was aware of such interests and considered them, among other matters, in evaluating the Stock Purchase Agreement and the Stock Sale.

The following table summarizes the total quantifiable severance benefits and other amounts that would be payable to each executive officer in accordance with the terms of change of control agreements we have entered into with each executive officer. The table assumes that the termination of the executive officer’s employment occurred effective as of July 1, 2010, the hypothetical consummation date of the Stock Sale. We have presented this table for illustrative purposes only as if the Stock Sale would constitute a “change of control,” a “sale of all or substantially all of the assets” or “a sale of the majority of the assets” with respect to TechTeam or TTGSI (or events of similar nature), as defined under the applicable change of control agreement. However, our Board has not made any such specific determination or finding with respect to TechTeam and has not otherwise concluded that the Stock Sale would, if coupled with a termination of the executive officer’s employment without cause or a termination of employment by the executive officer for good reason, constitute an event that would trigger a severance payment with respect to TechTeam under any of these agreements.

Aggregate Amount That
Could Be Received Under
Applicable Change of
Executive Officer	Control Agreements

Kevin P. Burke	$572,116
Gary J. Cotshott	610,365
Christopher E. Donohue	597,864
David A. Kriegman	619,247
Margaret M. Loebl	685,736
Armin Pressler	321,547
Michael A. Sosin	392,448

Furthermore, TTGSI has entered into a two-year employment agreement with Mr. Kriegman, at a base salary of $300,000 per year, which will take effect upon the completion of the Stock Sale. Pursuant to this employment agreement, Mr. Kriegman would be entitled to receive a $300,000 retention payment to be made by Jacobs after the closing, if he remains employed by TTGSI or Jacobs Technology, or one of their affiliates, for two years.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE STOCK SALE

The following questions and answers briefly address some commonly asked questions about the Special Meeting and the Stock Sale. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire Proxy Statement, including each of the exhibits hereto.

This Proxy Statement is being furnished to the holders of our Common Stock in connection with our solicitation of proxies for use at the Special Meeting.

The Special Meeting

Why am I receiving these materials?

We sent you this Proxy Statement because you held shares of our Common Stock as of July 30, 2010, the record date for the Special Meeting, and our Board is soliciting your proxy to vote at the Special Meeting. This Proxy Statement summarizes the information you need to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares. This Proxy Statement and the accompanying proxy card are being made available to stockholders beginning on or about August 3, 2010. Please read this entire Proxy Statement, including each of the exhibits to the Proxy Statement, as it contains important information you need to know to vote at the Special Meeting.

When and where will the Special Meeting be held?

The Special Meeting will be held at 10:00 a.m., local time, on Tuesday, August 31, 2010, at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110.

What proposals will be voted on at the Special Meeting?

Our stockholders will be asked to:

•	adopt and approve the Stock Purchase Agreement and the consummation of the Stock Sale pursuant to the Stock Purchase Agreement (the “Stock Sale Proposal”);

•	approve one or more adjournments of the Special Meeting, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal (the “Adjournment Proposal”); and

•	transact such other business as may properly come before the Special Meeting.

All holders of our Common Stock as of the close of business on July 30, 2010, the record date for the Special Meeting, will be eligible to vote on all matters submitted to a vote of stockholders at the Special Meeting.

May I attend the Special Meeting?

All stockholders and properly appointed proxy holders may attend the Special Meeting. Stockholders who plan to attend the meeting must present valid photo identification. If you hold your shares through a broker, bank, fiduciary, agent, custodian or other nominee, you should also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of Common Stock on the record date, or a legal proxy from the nominee. A properly completed, executed and dated legal proxy is also required if you hold your shares through a nominee and you plan to vote in person at the Special Meeting. Stockholders of record will be verified against an official list available at the Special Meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of ownership of our Common Stock as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the Special Meeting.

What is a proxy?

A proxy is your legal designation of another person, called a proxy, to vote your shares on your behalf. By properly signing and returning the enclosed proxy or voting instruction card or by voting by the Internet or telephone, you are giving the persons who our Board of Directors has designated as the proxies the authority to vote your shares in the manner that you indicate on your proxy card. Our Board has designated Gary J. Cotshott and Margaret M. Loebl to serve as the proxies for the Special Meeting.

Who is entitled to vote at the Special Meeting?

Only stockholders of record, as shown on the transfer books of the Company, holding Common Stock at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting. On the record date, there were 11,264,427 shares of Common Stock outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. A stockholder is entitled to cast one vote for each share of Common Stock held of record on the record date on all matters to be considered at the Special Meeting.

How does the Board recommend that I vote on the proposals?

Our Board unanimously recommends that you vote your shares:

•	‘‘FOR” the approval of the Stock Sale Proposal; and

•	‘‘FOR” the approval of the Adjournment Proposal.

All proxies that are properly signed and returned to the Company prior to the Special Meeting or timely voted by the Internet or telephone, and which have not been revoked, will, unless otherwise directed by the stockholder, be voted in accordance with the recommendations of our Board set forth in this Proxy Statement.

How many votes must be present to hold the Special Meeting?

A “quorum” is the number of shares of Common Stock that must be present, in-person or by proxy, in order for business to be transacted at the Special Meeting. The required quorum for the Special Meeting is a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. All stockholders present in person or represented by completed and signed proxy cards, Internet votes and telephone votes, whether representing a vote “FOR”, ‘‘AGAINST”, abstained, or a broker non-vote (if any), will be counted toward the presence of a quorum.

How do I vote my shares?

If your Common Stock is registered in your name, you are considered to be a record owner. All record owners may vote by the Internet, telephone, mail or in person at the Special Meeting, in accordance with the instructions provided in this Proxy Statement for voting by record owners. The deadline for stockholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., Eastern Daylight Time, on August 30, 2010.

If your shares are held in street name, you will need to instruct the nominee as to how to vote your shares. You should have received information from the nominee with this Proxy Statement as to how to transmit your voting instructions. Under applicable rules, a broker with respect to shares held in street name may not be permitted to cast votes on any of the proposals to be brought at the Special Meeting unless the broker has timely received your voting instructions.

Whether or not you plan to attend the Special Meeting, we urge you to vote promptly using one of the methods described above to ensure your vote is received and counted. If you vote by telephone or electronically through the Internet, you do not need to return your proxy or voting instruction card.

How do I vote if I hold Common Stock in my TechTeam 401(k) account?

If you are a TechTeam employee who is a stockholder through TechTeam’s Retirement Savings Plan (the “Plan”), you will receive a form of proxy with respect to all of your shares so registered. You have the right to direct the Trustee of the Plan how to vote the shares allocated to your account. If no instructions are given, your shares will not be voted.

If I give a proxy, how will my shares be voted?

Proxy cards received by us before the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained on the proxy card. The proxy card provides a way for you to direct how your shares will be voted. If the Special Meeting is postponed, adjourned or rescheduled, a stockholder’s proxy will remain valid and may be voted at the postponed, adjourned or rescheduled meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

What if I submit a signed proxy card but I do not specify how I want my shares voted?

If you submit a signed proxy card or vote by the Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock “FOR” the approval of the Stock Sale Proposal and “FOR” the approval of the Adjournment Proposal in accordance with the recommendation of our Board.

If I own shares through a broker in “street name,” will my shares be voted if I do not provide instructions to my broker?

No. Generally, brokers will not have the authority to vote your shares with respect to the Stock Sale Proposal or the Adjournment Proposal without your instruction.

What vote is required to approve each proposal?

Our Board has not made any determination as to whether stockholder approval of the Stock Sale Proposal is required by applicable Delaware law, and such approval is not required by our Certificate of Incorporation, as amended, our Amended and Restated Bylaws or other governing documents. However, the parties to the Stock Purchase Agreement have agreed that, as a condition to the consummation of the Stock Sale, our stockholders must approve the Stock Sale Proposal to the same extent as if stockholder approval of the Stock Sale Proposal was required by applicable Delaware law.

Pursuant to the terms of the Stock Purchase Agreement, the approval of the Stock Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of shares of the Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter.

As of the date of this Proxy Statement, the beneficial owners of approximately 18.3% of the outstanding Common Stock have agreed to vote “FOR” the approval of the Stock Sale Proposal, subject to the terms and conditions of a Voting Agreement entered into between each such holder and Jacobs.

Under applicable Delaware law, in determining whether the proposals have received the requisite number of affirmative votes, abstentions on either of these proposals will be considered present at the Special Meeting and will have the same effect as a vote “AGAINST” these proposals. Broker non-votes (if any) will be considered present at the Special Meeting. As to the approval of the Stock Sale Proposal, a broker non-vote will have the same effect as a vote ‘‘AGAINST” the proposal. As to the Adjournment Proposal, a broker non-vote will be disregarded and will have no effect on the outcome of the vote.

Can I revoke my proxy or change my vote?

Yes, the proxy is revocable. After voting, you may change your vote one or more times by completing and returning a new proxy card to the Company, by delivering to our Corporate Secretary a written instrument revoking the proxy or by voting in person at the Special Meeting. If you are permitted to vote by the Internet or telephone, as described below, you may also change your vote electronically by the Internet or telephone by following the procedures used to submit your initial vote. The last vote received chronologically will supersede any prior votes. You may request a new proxy card from the Company’s Corporate Secretary.

You may revoke a proxy before its exercise by filing a written notice of revocation with the Company’s Corporate Secretary at 27335 West 11 Mile Road, Southfield, Michigan 48033 before the Special Meeting. If your shares are held in street name, the above-described options for revoking your proxy do not apply and instead you must follow the instructions of your nominee to revoke a previously given proxy.

What if other matters are presented for my consideration at the Special Meeting?

As of the date of this Proxy Statement, we know of no matters that will be presented for determination at the Special Meeting other than the Stock Sale Proposal and the Adjournment Proposal. If any other matters properly come before the Special Meeting calling for a vote of stockholders, proxies returned to us or voted by telephone or through the Internet will be voted in accordance with the recommendation of our Board or, in the absence of such recommendation, in the discretion of the proxy holders. The designated proxy holders are Gary J. Cotshott and Margaret M. Loebl.

What does it mean if I receive more than one proxy or voting instruction card?

If your shares are registered differently or you hold your shares in more than one account, you will receive a proxy or voting instruction card for each account. To ensure that all of your shares are voted, please use all the proxy and voting instruction cards you receive to vote your shares by the Internet or telephone and complete, sign, date and return a proxy or voting instruction card for each account.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of our Board, without additional compensation, by members of our Board, certain of our executive officers and certain other employees. The original solicitation of proxies by mail may be supplemented by telephone, fax, Internet and personal solicitation by our directors, officers or other regular employees. We may also solicit stockholders through press releases, advertisements in periodicals and postings on our website. Brokers, banks, fiduciaries, agents, custodians and other nominees have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and we will reimburse such persons for their reasonable expenses incurred in doing so.

We have retained The Altman Group to solicit proxies on our Board’s behalf. We estimate that The Altman Group will receive fees of approximately $9,500, plus reasonable out-of-pocket expenses incurred on our behalf, to assist in the solicitation of proxies. The Altman Group has advised the Company that approximately 15 of its employees will be involved in the solicitation of proxies by it on our behalf. In addition, The Altman Group and certain related persons will be held harmless and indemnified against certain liabilities arising out of or in connection with the engagement.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement and the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. If asked, we will reimburse brokers, nominees, fiduciaries and other custodians holding shares in their names for the reasonable expenses they incur in forwarding solicitation materials to beneficial owners.

Do the stockholders have any appraisal or dissenters’ rights with regard to the Stock Sale Proposal?

No. Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the Stock Sale Proposal.

What happens if the Special Meeting is adjourned?

If it is necessary to adjourn the Special Meeting to a later date or time, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. Unless the polls have closed, your proxy will still be in effect and may be voted at any reconvened Special Meeting. You will still be able to change or revoke your proxy with respect to any item until the polls have closed for voting on such item.

How can I access this Proxy Statement and the related materials electronically?

You can access a copy of this Proxy Statement and the related materials through http://www.proxyvote.com, through our web site, at http://www.techteam.com/investors, or through the SEC’s web site, at http://www.sec.gov.

Unless expressly indicated otherwise, information contained on our website is not part of this Proxy Statement. In addition, none of the information on the other websites listed in this Proxy Statement is part of this Proxy Statement. These website addresses are intended to be inactive textual references only.

How can I obtain additional copies of these materials?

Stockholders who wish to receive, free of charge, a separate written copy of this Proxy Statement should submit a written request to TechTeam Global, Inc., Attention: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033; by calling (248) 357-2866; or by visiting our Web site at http://www.techteam.com/investors. Please note that you may incur long-distance telephone charges in placing a telephonic request.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, statements and other information are available to the public on the Internet at the SEC’s website at http://www.sec.gov or at its Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. The Company’s filings with the SEC are also available free of charge at http://www.techteam.com/investors.

Stockholders may also obtain separate written copies of this Proxy Statement, free of charge, by contacting The Altman Group, the firm assisting us in the solicitation of proxies, toll-free at (877) 283-0320. Banks and brokerage firms can call collect at (201) 806-7300.

The Stock Sale

What is the proposed transaction?

If our stockholders approve the Stock Sale Proposal and the other conditions to the closing of the Stock Sale are satisfied or waived, Jacobs will purchase from us all of the outstanding shares of capital stock of TTGSI for a net purchase price of $59,000,000, consisting of a base cash payment of $41,479,706 to be received at closing, plus a cash payment of $17,520,294 to be placed into escrow, each subject to such additions, subtractions and other adjustments provided for by, and the other terms and provisions set forth in, the Stock Purchase Agreement and the Escrow Agreement.

Of this amount deposited into escrow, $14,750,000 will be held in escrow to secure the payment by us to Jacobs of any indemnification claims that may be made by Jacobs during the 36-month period after the closing date, subject to the limitations and exclusions contained in the Stock Purchase Agreement. In addition, $2,770,294 will be placed in escrow to secure the payment by us to Jacobs of any post-closing net tangible book value adjustment that results in a reduction in the purchase price. All amounts deposited into escrow shall be held, invested and distributed only as provided in the Escrow Agreement.

Why are we asking for a stockholder vote?

Our Board has not made any determination as to whether stockholder approval of the Stock Sale Proposal is required by applicable Delaware law, and such approval is not required by our Certificate of Incorporation, as amended, our Amended and Restated Bylaws, or other governing documents. However, the parties to the Stock Purchase Agreement have agreed that, as a condition to the consummation of the Stock Sale, the Stock Sale Proposal must be approved by our stockholders.

What is the purpose of the Stock Sale?

The purpose of the Stock Sale is to separate the Government Solutions Business from the Commercial Business, realize the maximum value of the Government Solutions Business and thereby enable us to focus our resources on the Commercial Business. The Stock Sale, if approved by our stockholders and consummated, would result in the Government Solutions Business being sold to Jacobs Technology.

What are the estimated net cash proceeds from the Stock Sale?

Jacobs Technology will purchase from us all of the outstanding shares of capital stock of TTGSI for a net purchase price of $59,000,000, consisting of a base cash payment of $41,479,706 to be received at closing, plus a cash payment of $17,520,294 to be placed into escrow, each subject to such additions, subtractions and other adjustments provided for by, and the other terms and provisions set forth in, the Stock Purchase Agreement and the Escrow Agreement. Of this amount deposited into escrow, $14,750,000 will be held in escrow to secure any indemnification claims that may be made by Jacobs during the 36-month period after the closing date, subject to the limitations and exclusions contained in the Stock Purchase Agreement. Moreover, $2,770,294 will be held in escrow to secure any post-closing net tangible book value adjustment to the purchase price. Consequently, we estimate that the net proceeds to be received by us from the Stock Sale at closing will be approximately $38.6 million, after deducting the amounts to be paid into escrow and estimated fees and expenses payable by us related to the Stock Sale. Costs and expenses directly attributable to the Stock Sale are estimated to be approximately $3.9 million. The actual amount of net cash proceeds from the Stock Sale will vary from this estimate. See “Proposal 1 – Use of Proceeds of the Stock Sale.”

How does the Company plan to use the net cash proceeds from the Stock Sale?

We intend to use the net proceeds from the Stock Sale for, among other things, to pay off our current outstanding indebtedness under our existing credit facility of approximately $12.7 million. Further, the remaining net proceeds of the Stock Sale will be used for working capital, general corporate purposes and to selectively invest in the growth of our Commercial Business. While we may use some of the net proceeds received by us from the Stock Sale to pursue strategic business acquisitions related to the growth of our Commercial Business, no specific acquisition targets have been identified at this time. See “Proposal 1 – Post-Closing Strategies.”

Will any of the net proceeds from the Stock Sale be distributed to me as a stockholder?

No. Currently, we do not intend to distribute any portion of the net cash proceeds received by us from the Stock Sale to our stockholders.

What will happen if the Stock Sale Proposal is approved?

If our stockholders approve the Stock Sale Proposal, we anticipate that we will consummate the Stock Sale promptly following the Special Meeting and the satisfaction or waiver of all other conditions to the Stock Sale set forth in the Stock Purchase Agreement.

What will happen if the Stock Sale Proposal is not approved?

If our stockholders do not approve the Stock Sale Proposal, we will not be able to satisfy one of the conditions to Jacobs’ obligation to consummate the Stock Sale. Additionally, failure to obtain such stockholder approval could result in a termination of the Stock Purchase Agreement, which would require us to reimburse Jacobs for up to $750,000 of reasonable and documented out-of-pocket fees and expenses paid or payable by Jacobs in connection with the Stock Purchase Agreement and the Stock Sale.

There are also serious risks and uncertainties to both the Government Solutions Business and the Commercial Business if the Stock Sale Proposal is not approved by our stockholders and the Stock Sale is therefore not consummated. See “Proposal 1 – Effects of the Stock Sale and of Not Consummating the Stock Sale.”

What are the material U.S. federal income tax consequences of the Stock Sale?

The sale of the stock of TechTeam Government Solutions, Inc. to Jacobs Technology will be a taxable transaction for us. We will realize gain or loss measured by the difference between the proceeds received by us on such sale and our tax basis in such stock. For purposes of calculating gain, the proceeds received by us will include the cash and any other consideration we receive in the transaction.

The sale of the stock of TechTeam Government Solutions, Inc. will not result in any direct federal income tax consequences to our stockholders. For a more detailed explanation of the U.S. federal income tax consequences of the sale, see “Proposal 1 – Material U.S. Federal Income Tax Consequences.”

Will I retain my stock certificates?

Yes. The Stock Sale does not affect any of your rights as a stockholder of the Company, and you are not being asked to tender or submit your stock certificates to us as part of the Stock Sale. As of the closing of the Stock Sale, the Common Stock will continue to remain quoted on the NASDAQ Global Market under the ticker symbol “TEAM” and TechTeam will continue to be required to file annual, quarterly and current reports with the SEC.

Who can help answer additional questions?

If you have additional questions about the Special Meeting or the Stock Sale or require assistance in submitting your proxy, you should contact us, as follows:

TechTeam Global, Inc.
Attention: Investor Relations
27335 West 11 Mile Road
Southfield, Michigan 48033
Telephone: (248) 357-2866

or

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, New Jersey 07071

Stockholders Call Toll-Free: (877) 283-0320
Banks and Brokerage Firms Call Collect: (201) 806-7300

Your vote is important, regardless of how many or how few shares you own. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it in the enclosed postage-paid envelope today or vote by the Internet or telephone.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110, at 10:00 a.m. (local time) on Tuesday, August 31, 2010. The approximate date of which this Proxy Statement and the enclosed proxy card will first be sent to stockholders of record is August 3, 2010.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders to consider and approve the Stock Sale Proposal. You will also be asked to approve a proposal to adjourn the Special Meeting from time to time, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal.

After careful consideration, our Board has unanimously determined that the Stock Sale is expedient and in the best interests of TechTeam and our stockholders and has unanimously approved the Stock Purchase Agreement and the Stock Sale. Our Board unanimously recommends that you vote “FOR” the approval of the Stock Sale Proposal and ‘‘FOR” the approval of the Adjournment Proposal.

You are urged to review carefully the information contained in the enclosed Proxy Statement prior to deciding how to vote your shares at the Special Meeting.

Record Date, Voting and Quorum

Only stockholders of record, as shown on the transfer books of the Company, holding Common Stock as of the close of business on July 30, 2010 will be entitled to receive notice of and to vote at the Special Meeting. On the record date, there were 11,264,427 shares of outstanding Common Stock entitled to vote. Each holder of record of Common Stock on the record date is entitled to cast one vote per share.

There must be a quorum present for the Special Meeting to be held. The required quorum for the Special Meeting is a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. All stockholders present in person or represented by completed and signed proxy cards, Internet votes and telephone votes, whether representing a vote “FOR”, ‘‘AGAINST”, abstained or a broker non-vote, will be counted toward the presence of a quorum. Once a share is represented for any purpose at the Special Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment, postponement, continuation or rescheduling of the Special Meeting, unless a new record date is set).

Attendance at the Special Meeting

All stockholders and properly appointed proxy holders may attend the Special Meeting. Stockholders who plan to attend the meeting must present valid photo identification. If you hold your shares in “street name” through a broker, bank, fiduciary, agent, custodian or other nominee, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date, or a legal proxy from your nominee. A legal proxy will also be required if you hold your shares through a nominee and you plan to vote in person at the Special Meeting. Stockholders of record will be verified against an official list available at the Special Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the Special Meeting.

Required Vote

Our Board has not made any determination as to whether stockholder approval of the Stock Sale Proposal is required by applicable Delaware law, and such approval is not required by our Certificate of

Incorporation, as amended, our Amended and Restated Bylaws or other governing documents. However, the parties to the Stock Purchase Agreement have agreed that, as a condition to the consummation of the Stock Sale, our stockholders must approve the Stock Sale Proposal to the same extent as if stockholder approval of the Stock Sale Proposal was required by applicable Delaware law.

Pursuant to the terms of the Stock Purchase Agreement, the approval of the Stock Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of the Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon.

Under applicable Delaware law, in determining whether the proposals have received the requisite number of affirmative votes, abstentions on either of these proposals will be considered present at the Special Meeting and will have the same effect as a vote “AGAINST” these proposals. Broker non-votes (if any) will be considered present at the Special Meeting. As to the approval of the Stock Sale Proposal, a broker non-vote will have the same effect as a vote ‘‘AGAINST” this proposal. As to the approval of the Adjournment Proposal, a broker non-vote will be disregarded and will have no effect on the outcome of the vote.

Voting

As described in more detail below, stockholders may vote their shares of Common Stock:

•	through the Internet at http://www.proxyvote.com and following the instructions printed on their proxy or voting instruction card;

•	by using the telephone number printed on their proxy or voting instruction card;

•	by completing, signing and dating the enclosed proxy or voting instruction card, and returning it in the enclosed postage-prepaid envelope; or

•	by attending the Special Meeting and voting their shares in person.

Set forth below is a summary of the voting methods which stockholders of record may utilize to submit their votes by proxy:

Voting by the Internet or Telephone. If you are a registered stockholder (that is, if your stock is registered in your name), you may vote by the Internet or telephone by following the instructions included with your proxy or voting instruction card. If your shares are held in street name, please check your voting instruction card, or contact your broker, bank, fiduciary, agent, custodian or other nominee to determine whether you will be able to vote by the Internet or telephone. You are encouraged to vote by the Internet or telephone. The procedures for each of these voting methods are set forth below.

Vote by the Internet. Use the Internet to vote your shares 24 hours a day, 7 days a week. Have your proxy card in hand when you access our Internet voting web site at http://www.proxyvote.com. You will be prompted to enter your control number, which is located on your proxy card, and then follow the directions given to vote your shares. If you received a voting instruction card, follow the instructions, if any, provided to vote your shares through the Internet.

Vote by Telephone. Use any touch-tone telephone to vote your shares 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number which is located on your proxy card and then follow the directions given. If you received a voting instruction card, follow the instructions, if any, provided to vote your shares through by telephone.

Please note that although there is no charge to you for voting by telephone or through the Internet, there may be costs associated with Internet or telephonic access, such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the General Corporation Law of the State of Delaware.

Voting by Mail. To vote by mail, please complete, sign, date and return as soon as possible the enclosed proxy or voting instruction card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by the Internet or by telephone as described above, you need not also mail a proxy to the Company.

Voting at the Special Meeting. You may vote in person by ballot at the Special Meeting. If you want to vote by ballot, and you hold your shares in street name, you must first obtain a legal proxy from your broker, bank, fiduciary, agent, custodian or other nominee and bring it to the Special Meeting. Follow the instructions from your broker, bank, fiduciary, agent, custodian or other nominee included with these proxy materials, or contact your broker, bank, fiduciary, agent, custodian or other nominee to request a legal proxy.

Sending in a signed proxy or voting by the Internet or telephone will not affect your right to attend the Special Meeting and vote in person since the proxy is revocable. If you vote in person at the Special Meeting, you will revoke any prior proxy you may have submitted.

Proxies

Our Board is asking for your proxy. A proxy is your legal designation of another person, called a proxy, to vote your shares on your behalf. Our Board has designated Gary J. Cotshott and Margaret M. Loebl to serve as the proxies for the Special Meeting. Giving our Board your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct. You may vote “FOR” or ‘‘AGAINST” each of the proposals or abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the approval of the Stock Sale Proposal and ‘‘FOR” the approval of the Adjournment Proposal and as the proxy holders may determine in their discretion with respect to any other matters that may properly come before the Special Meeting.

Stockholders who hold their shares in street name must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Special Meeting.

Stockholders who have questions about the Special Meeting or the Stock Sale or need assistance in completing or submitting proxy cards should contact TechTeam Global, Inc., Attention: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033, or by calling us at (248) 357-2866; or The Altman Group, Inc., the firm assisting us in the solicitation of proxies, 1200 Wall Street West, Lyndhurst, New Jersey 07071, toll-free at (877) 283-0320. Banks and brokerage firms can call The Altman Group collect at (201) 806-7300.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	filing a written notice of revocation with the Company’s Corporate Secretary at 27335 West 11 Mile Road, Southfield, Michigan 48033, before the Special Meeting;

•	submitting another properly completed proxy with a later date; or

•	attending the Special Meeting and voting in person.

Simply attending the Special Meeting will not constitute revocation of your proxy. If your shares are held in street name, the above-described options for revoking your proxy do not apply and you must instead follow the instructions of your broker, bank, fiduciary, agent, custodian or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters which may properly come before the Special Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Special Meeting which are not referred to in the accompanying Notice of Special Meeting.

Solicitation of Proxies; Expenses of Solicitation

Proxies may be solicited on behalf of our Board, without additional compensation, by the members of our Board, and by certain of our executive officers and employees. The original solicitation of proxies by mail may be supplemented by telephone, fax, Internet and personal solicitation by our directors, officers or other regular employees. We may also solicit stockholders through press releases, advertisements in periodicals and postings on our website. Brokers, banks, fiduciaries, agents, custodians or other nominees have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and we will reimburse such persons for their reasonable expenses incurred in doing so.

We have retained The Altman Group to solicit proxies on our Board’s behalf. We estimate that The Altman Group will receive from the Company fees of approximately $9,500, plus reasonable out-of-pocket expenses incurred on our behalf, to assist in the solicitation of proxies. The Altman Group has advised us that approximately 15 of its employees will be involved in the solicitation of proxies by The Altman Group on our behalf. In addition, The Altman Group and certain related persons will be held harmless and indemnified against certain liabilities arising out of or in connection with the engagement.

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement and the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company.

Proposal to Approve Adjournment of the Special Meeting

We are submitting the Adjournment Proposal for your consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal. For example, even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to approve the Stock Sale Proposal by the time of the Special Meeting. In that event, we would seek to obtain the approval of the stockholders to adjourn the Special Meeting in order to solicit additional proxies. The Adjournment Proposal relates only to one or more adjournments of the Special Meeting to facilitate the approval of the Stock Sale Proposal. Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. We currently do not intend to propose to adjourn the Special Meeting if there are sufficient votes to approve the Stock Sale Proposal.

Our Board unanimously recommends that you vote “FOR” the approval of the Adjournment Proposal so that proxies may be used for that purpose, should it be necessary to facilitate the approval of the Stock Sale Proposal. Properly executed proxy cards will be voted “FOR” the approval of the Adjournment Proposal, unless otherwise noted on the proxy cards.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting. If our Board fixes a new record date for stockholders entitled to vote at the adjourned meeting, it must fix a new record date for notice of such adjourned meeting. At the adjourned meeting, only such business shall be transacted as might have been transacted at the original meeting.

Other Business

We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this Proxy Statement. If other matters do properly come before the Special Meeting, we intend that shares of our outstanding Common Stock represented by properly submitted proxy cards will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

In addition to historical information, this Proxy Statement, including the exhibits attached hereto, contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “assume,” “may,” “seek to,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” “projections” and “plan,” and variations of these words and similar expressions, identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Stock Sale,” “Proposal 1 – The Stock Purchase Agreement and the Stock Sale,” “The Stock Purchase Agreement,” “Material Considerations Relating to the Stock Sale Proposal,” and elsewhere in this Proxy Statement. Factors, risks and uncertainties that may affect our ability to complete the Stock Sale and that could adversely affect our business, financial condition and operating results include, but are not limited to:

•	the failure to satisfy any of the conditions to completing the Stock Sale, including with respect to the retention of TTGSI’s employees and the receipt of the required approval of our stockholders and other third parties;

•	the occurrence of any event, change or other circumstances, including, but not limited to, a material adverse effect on the Government Solutions Business, Jacobs or us, that could result in the Stock Sale not being consummated;

•	the restrictions and limitations on the conduct of the Government Solutions Business prior to the consummation of the Stock Sale, which may delay or prevent us from pursuing business opportunities or other actions that could benefit us or the Government Solutions Business pending completion of the Stock Sale;

•	restrictions on our Board’s ability to solicit or engage in discussion or negotiations with, or provide information to, a third party regarding alternative transactions involving TTGSI;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed Stock Sale;

•	the failure of the Stock Sale to close for any other reason;

•	the termination fee and out-of-pocket expense reimbursements that we would be required to pay to Jacobs in the event of a termination of the Stock Purchase Agreement under certain circumstances;

•	uncertainty as to the amount of the net tangible book value adjustment to the purchase price for the acquisition of TTGSI, including our potential liability to Jacobs in the event of a net tangible book value adjustment that results in a reduction of the purchase price;

•	the amount of the costs, fees, expenses and charges relating to the Stock Sale;

•	uncertainties related to the amount of our future indemnification obligations and other liabilities under the Stock Purchase Agreement, including our inability to receive some or all of the portion of the purchase price that will be escrowed to secure our payment to Jacobs of such indemnification obligations, and that in certain cases the cap on our potential indemnification liability to Jacobs is equal to the full purchase price;

•	uncertainties as to how the Stock Sale and the terms of the Stock Purchase Agreement, including the escrow and the indemnification provisions, may affect our ability to explore various strategic alternatives with respect to our Commercial Business;

•	our inability to recognize the anticipated benefits of the Stock Sale;

•	uncertainties related to our proposed strategy of separating the Government Solutions Business from the Commercial Business;

•	uncertainties regarding our Board’s review of potential strategic alternatives for the Commercial Business, the timing of such review and the outcome of such review;

•	our inability to successfully operate the Commercial Business after the Stock Sale on a stand-alone basis;

•	the fact that the Stock Sale will leave us as a significantly smaller public company, with fewer revenue-producing assets and a less-diversified business;

•	uncertainties as to the amount, if any, of our cash that our stockholders may receive in the future;

•	the implementation of our strategic repositioning and market acceptance of our refocused strategy;

•	quarterly fluctuations in our financial results;

•	our ability to exploit fully the value of our technology outsourcing services;

•	delays in the implementation of our business strategy or the development of new service offerings;

•	changes in a customer’s business or requirements thereof;

•	difficulties in providing service solutions for our customers;

•	the global economic recession and financial crisis;

•	the performance of our contracts by suppliers, customers and partners;

•	the difficulty of aligning expense levels with revenue changes;

•	complexities of global, national, regional and local political and economic developments; and

•	other risks that are described herein, including but not limited to the items discussed in “Material Considerations Relating to the Stock Sale Proposal” and “Item 1A — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”), a copy of which is reproduced as Exhibit F to this Proxy Statement.

Unpredictable or unknown factors could also have material adverse effects on us. Forward-looking statements that were believed to be true at the time made may ultimately prove to be incorrect or false. All forward-looking statements included in this Proxy Statement, or in the documents to which we refer you in this Proxy Statement, are expressly qualified in their entirety by the foregoing cautionary statements. You should not place undue reliance upon our forward-looking statements. Our forward-looking statements are based on the information available to us as of the date of this Proxy Statement, or, in the case of forward-looking statements included in any referenced documents, as of the date of the filing thereof. We undertake no obligation to update or revise, or to publicly release the results of, or any update or revision to, these forward-looking statements.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present selected historical consolidated financial information for us and TTGSI and our selected pro forma consolidated financial information giving effect to the consummation of the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, as more fully described below.

Our selected audited historical consolidated financial information as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007 presented below was derived from our audited consolidated financial statements included in the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement. Our selected audited historical consolidated balance sheet as of December 31, 2007 was derived from our audited consolidated balance sheet included in our Annual Report for the year ended December 31, 2008, as filed with the SEC on March 16, 2009 (the “2008 Form 10-K”), a copy of which is not included in this Proxy Statement. Our selected unaudited historical consolidated financial information as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 presented below was derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended March 31, 2010, which was filed with the SEC on May 10, 2010, a copy of which is reproduced as Exhibit G to this Proxy Statement (the “March 31, 2010 Form 10-Q”).

The selected unaudited historical consolidated financial information of TTGSI presented below as of and for each of the years ended December 31, 2009, 2008 and 2007, and as of and for the three months ended March 31, 2010 and 2009, was derived from the available financial information contained in the accounting records of TTGSI and its subsidiaries and is substantially representative of the financial results of the Government Solutions Business to be sold to Jacobs Technology in the Stock Sale as of such dates and for such periods.

The unaudited pro forma consolidated financial information was derived from our unaudited pro forma consolidated financial statements, a copy of which is reproduced as Exhibit H to this Proxy Statement, and the historical financial information provided herein. The unaudited pro forma consolidated statement of operations information presented below for the three months ended March 31, 2010, and for each of the years ended December 31, 2009, 2008 and 2007, assumes that the Stock Sale had occurred as of January 1, 2010, 2009, 2008 and 2007, respectively. The unaudited pro forma consolidated balance sheet information as of March 31, 2010 presented below was prepared to give effect to the consummation of the Stock Sale, as if it had occurred on that date.

The following selected historical and pro forma financial information should be read in conjunction with:

•	our audited historical consolidated financial statements as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007 and the notes thereto contained in the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement;

•	our audited historical consolidated balance sheet as of December 31, 2007 contained in the 2008 Form 10-K, a copy of which is not provided in this Proxy Statement;

•	our unaudited historical consolidated financial statements as of and for the three months ended March 31, 2010 and for the three months ended March 31, 2009, and the notes thereto contained in the March 31, 2010 Form 10-Q, a copy of which is reproduced as Exhibit G to this Proxy Statement;

•	our unaudited pro forma consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and March 31, 2009, and for each of the years ended December 31, 2009, 2008 and 2007, and the adjustments provided therewith, which is included in Exhibit H to this Proxy Statement;

•	the unaudited historical consolidated financial statements of TTGSI as of March 31, 2010 and for the three months ended March 31, 2010 and 2009, and as of and for each of the years ended December 31, 2009, 2008 and 2007, and the notes thereto, a copy of which is included in Exhibit I to this Proxy Statement; and

•	Part II, Item 7 of the 2009 Form 10-K and Part I, Item 2 of the March 31, 2010 Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following selected financial information is being provided for information purposes only. It is not intended to represent or be indicative of the results of operations or financial position that would have been reported if TTGSI had been operated as a separate entity as of the respective dates presented and during the periods ended on such dates, or if the Stock Sale had been completed as of the dates presented. The following selected financial information may not be representative of the future financial position or results of operations of us or TTGSI.

Statement of Operations
Information (Unaudited):	For the Three Months Ended March 31, 2010			For the Three Months Ended March 31, 2009
(in thousands, except per	TechTeam	TechTeam	TTGSI	TechTeam	TechTeam	TTGSI
share information)	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical

Revenue
Commercial	$32,854	$32,854	$--	$35,887	$35,887	$--
Government Technology Services	15,156	--	15,156	20,218	--	20,218

Total revenue	$48,010	$32,854	$15,156	$56,105	$35,887	$20,218

Gross profit
Commercial	$7,409	$7,409	$--	$8,495	$8,495	$--
Government Technology Services	3,045	--	3,045	5,433	--	5,433

Total gross profit	$10,454	$7,409	$3,045	$13,928	$8,495	$5,433

Operating income (loss)	$(3,327)	$(3,019)	$(1,323)	$3,336	$932	$1,587
Income (loss) before income taxes	$(3,318)	$(2,831)	$(1,502)	$2,790	$691	$1,281
Net income (loss)	$(2,653)	$(2,389)	$(924)	$1,650	$329	$798
Basic earnings (loss) per common share	$(0.25)	$(0.22)		$0.16	$0.03
Diluted earnings (loss) per common share	$(0.25)	$(0.22)		$0.16	$0.03
Weighted average number of common shares outstanding -- basic	10,662	10,662		10,588	10,588
Weighted average number of common shares outstanding -- diluted	10,662	10,662		10,613	10,613

Statement of Operations
Information:	For the Year Ended December 31, 2009			For the Year Ended December 31, 2008			For the Year Ended December 31, 2007
(in thousands, except per	TechTeam	TechTeam	TTGSI	TechTeam	TechTeam	TTGSI	TechTeam	TechTeam	TTGSI
share information)	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical

Revenue

Commercial	$134,801	$134,801	$--	$171,340	$171,340	$--	$152,942	$152,942	$--

Government Technology Services	76,440	--	76,440	88,615	--	88,615	69,254	--	69,254

Total revenue	$211,241	$134,801	$76,440	$259,955	$171,340	$88,615	$222,196	$152,942	$69,254

Gross profit

Commercial	$30,049	$30,049	$--	$36,204	$36,204	$--	$30,903	$30,903	$--

Government Technology Services	20,437	--	20,437	24,232	--	24,232	18,867	--	18,867

Total gross profit	$50,486	$30,049	$20,437	$60,436	$36,204	$24,232	$49,770	$30,903	$18,867

Operating income (loss)	$(20,201)	$(6,211)	$(16,831)	$7,797	$(2,217)	$7,473	$10,295	$2,911	$6,682

Income (loss) before income taxes	$(21,894)	$(6,912)	$(17,823)	$7,150	$(1,328)	$5,937	$9,639	$3,189	$5,748

Net income (loss)	$(18,633)	$(6,411)	$(14,038)	$2,968	$(2,293)	$3,653	$6,296	$2,340	$3,513

Basic earnings (loss) per common share	$(1.75)	$(0.60)		$0.28	$(0.22)		$0.61	$0.23

Diluted earnings (loss) per common share	$(1.75)	$(0.60)		$0.28	$(0.22)		$0.60	$0.22

Weighted average number of common shares outstanding -- basic	10,618	10,618		10,529	10,529		10,355	10,355

Weighted average number of common shares outstanding -- diluted	10,618	10,618		10,555	10,555		10,506	10,506

	March 31, 2010 (Unaudited)			December 31, 2009		December 31, 2008		December 31, 2007
Balance Sheet Information:	TechTeam	TechTeam	TTGSI	TechTeam	TTGSI	TechTeam	TTGSI	TechTeam	TTGSI
(in thousands)	Historical	Pro Forma	Historical	Historical	Historical	Historical	Historical	Historical	Historical

Cash and cash equivalents	$14,210	$52,770	$1	$15,969	$--	$16,881	$3	$19,431	$32
Working capital	$33,838	$60,574	$8,302	$36,954	$12,143	$42,427	$18,090	$43,173	$12,026
Goodwill and other intangible assets, net	$46,770	$8,496	$38,274	$47,270	$38,794	$77,361	$62,340	$76,686	$65,264
Total assets	$119,367	$113,940	$61,508	$122,520	$66,338	$167,363	$93,705	$182,169	$102,963
Total current liabilities	$28,463	$20,609	$11,376	$27,095	$11,612	$38,474	$12,579	$51,175	$24,839
Total long-term liabilities	$10,617	$10,504	$21,029	$11,796	$24,699	$30,156	$37,061	$33,963	$37,712
Total shareholders’ equity	$80,287	$82,827	$29,103	$83,629	$30,027	$98,733	$44,065	$97,031	$40,412

As of March 31, 2010, the Company’s unaudited book value per share on a consolidated historical and pro forma basis was $7.15 and $7.38, respectively.

MATERIAL CONSIDERATIONS RELATING TO THE STOCK SALE PROPOSAL

You should carefully review the considerations described below as well as the other information provided to you or referenced in this Proxy Statement in deciding how to vote on the Stock Sale Proposal. For a discussion of additional considerations, we refer you to the documents we file from time to time with the SEC, particularly the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement. Additional considerations not presently known to us or that we currently believe are immaterial may also adversely affect our business and operations. If any of the following considerations actually occur, our business, financial condition or results of operations could be materially and adversely affected, the value of our common shares could decline, and you may lose all or part of your investment. Please note that the considerations discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Information.”

There is no assurance that the Stock Sale will be completed, and our inability to consummate the Stock Sale could harm the market price of our Common Stock and our business, results of operations and financial condition.

We cannot assure you that the Stock Sale will be consummated. The consummation of the Stock Sale is subject to the satisfaction or waiver of a number of conditions, including, among others, the requirement that we obtain stockholder approval of the Stock Sale Proposal, the requirement to obtain certain government and other approvals, requirements with respect to the accuracy of our representations and warranties, requirements with respect to the satisfaction or waiver of our closing covenants and the requirement that certain employees will continue to be employed by TTGSI. In addition, Jacobs may terminate the Stock Purchase Agreement if, among other things, such closing conditions are not satisfied by October 1, 2010 and if we do not cure any breaches occurring after June 3, 2010 of our representations and warranties contained in the Stock Purchase Agreement within five business days of notice of such breach.

We cannot guarantee that we will be able to meet all of the closing conditions of the Stock Purchase Agreement. For example, subsequent to the signing of the Stock Purchase Agreement, two employees of TTGSI, who were included in the schedules to the Stock Purchase Agreement as being among those employees of TTGSI who needed to remain with TTGSI following the closing of the Stock Sale, notified us that they were resigning from TTGSI to pursue other opportunities. Accordingly, at least one of the conditions to the obligations of Jacobs Technology to complete the Stock Sale will not be satisfied at the closing. As of the date of this Proxy Statement, while we have requested a waiver of this condition from Jacobs Technology with respect to this matter, no such waiver has been granted and no assurances can be given as to whether Jacobs Technology will ultimately agree to waive this condition.

If we are unable to meet all of the closing conditions, Jacobs would not be obligated to close the Stock Sale. In addition, as a result of our failure to meet the condition described above with respect to the retention of TTGSI’s employees, Jacobs has the right, at any time, to terminate the Stock Purchase Agreement. We also cannot be sure that other circumstances, for example, a material adverse effect, will not arise that would also allow Jacobs to terminate the Stock Purchase Agreement prior to closing. If the Stock Sale is not approved by stockholders or does not close, our Board will be forced to evaluate other alternatives, which may be less favorable to us than the proposed Stock Sale.

As a result of the execution of the Stock Purchase Agreement, employees of the Government Solutions Business may become concerned about the future of the Government Solutions Business and seek other employment. Also, as a result of our execution of the Stock Purchase Agreement and the announcement of the Stock Sale, third parties may be unwilling to enter into material agreements with us with respect to the Government Solutions Business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such new relationships are likely to be more stable. The failure to maintain these relationships may give Jacobs the right to terminate the Stock Purchase Agreement and the Stock

Sale. If we fail to complete the proposed Stock Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition.

In addition, if the Stock Sale is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant transaction costs, in each case, without any commensurate benefit. After focusing on the potential sale of the Government Solutions Business for an extended period, if the Stock Sale is not consummated, we may not be able to develop and implement a strategy for the future growth and development of the Government Solutions Business that would generate a return similar to or better than the return which would be generated by the Stock Sale. Furthermore, the perception of our continuing business could potentially result in a loss of customers, business partners and employees if the Stock Sale is not consummated. The occurrence of one or more of the foregoing circumstances could likely have a material and adverse effect on our business, stock price, results of operations and financial condition.

The Stock Purchase Agreement imposes substantial restrictions on our ability to operate the Government Solutions Business, which may delay or prevent us from undertaking business opportunities that may be beneficial to the Government Solutions Business, pending completion of the Stock Sale.

The Stock Purchase Agreement contains significant restrictions on our ability to operate the Government Solutions Business prior to the closing described under “The Stock Purchase Agreement – Agreements Related to the Interim Conduct of the Government Solutions Business.” For example, we are subject to restrictions on our ability to discuss and negotiate with, and provide information to, a potential acquirer regarding any competing proposals to the Stock Sale, and our ability to, among other things:

•	transfer or issue any stock of, or liquidate, recapitalize or change the organizational documents of, TTGSI;

•	hire any new senior-level employees into TTGSI, except as provided in the Stock Purchase Agreement;

•	change TTGSI’s accounting methods or practices;

•	enter into a merger or consolidation of TTGSI;

•	sell any portion of the Government Solutions Business or the assets of TTGSI;

•	enter into certain material contracts; or

•	incur, assume, guarantee or extend any indebtedness.

Our ability to comply with these provisions before completion of the Stock Sale or termination of the Stock Purchase Agreement is subject to various risks and uncertainties. Any failure by us to comply with all applicable covenants in the Stock Purchase Agreement could result in a breach of the terms of the Stock Purchase Agreement, which may result in the termination of the Stock Purchase Agreement and a failure to complete the Stock Sale. Even if we are able to comply with all of the applicable provisions and restrictions on the operation of the Government Solutions Business, these restrictions could harm us by, among other things, prohibiting, limiting or restricting our ability to take advantage of mergers, acquisitions and other corporate opportunities with respect to the Government Solutions Business or to take certain actions that management may deem to be necessary or desirable to operate or grow the Government Solutions Business or to increase its profitability. Thus, such prohibitions, limitations and restrictions could have a material adverse effect upon the Government Solutions Business and our financial condition and results of operations.

If our stockholders do not approve the Stock Sale Proposal, we may not receive an offer from another potential acquirer of the Government Solutions Business on satisfactory terms or at all.

If our stockholders do not approve the Stock Sale and the Stock Purchase Agreement is subsequently terminated, we may decide to seek another strategic transaction with respect to the Government Solutions Business. However, we may not be able to find a potential acquirer of the Government Solutions Business willing to pay an equivalent or more attractive price than that which would be paid pursuant to the Stock Sale, and in fact any purchase price that we do find may be less.

We are not permitted to terminate the Stock Purchase Agreement except in limited circumstances, and we may be required to pay a substantial termination fee to Jacobs if the Stock Purchase Agreement is terminated.

The Stock Purchase Agreement does not generally allow us to terminate it, except in certain limited circumstances. If the Stock Purchase Agreement is terminated under certain circumstances for specified reasons, we would be obligated to:

•	pay Jacobs a termination fee of $2,360,000, and

•	reimburse Jacobs for up to $750,000 of its reasonable and documented out-of-pocket fees and expenses related to the preparation and negotiation of the Stock Purchase Agreement and the Stock Sale.

We would be required to pay to Jacobs the expense reimbursement and termination fee in the event of, among other things:

•	our termination of the Stock Purchase Agreement upon the receipt of a superior proposal (as defined in the Stock Purchase Agreement) that results in, immediately after the termination of the Stock Purchase Agreement, us entering into a definitive agreement with respect thereto in compliance with the terms of the Stock Purchase Agreement;

•	concurrently or after a change of control of TechTeam, the Stock Purchase Agreement is terminated for any reason or the closing does not occur by October 1, 2010; or

•	Jacobs’ termination of the Stock Purchase Agreement upon the occurrence of certain triggering events, as discussed in more detail in “The Stock Purchase Agreement – Termination.”

See “The Stock Purchase Agreement – No Negotiations” and “The Stock Purchase Agreement — Termination Fee and Reimbursement of Expenses.” We would also be required to pay Jacobs this expense reimbursement (without the termination fee) if the Stock Purchase Agreement is terminated by any party after the Special Meeting has been held and the stockholders do not approve the Stock Sale Proposal.

Any payment of the termination fee or the expense reimbursement would substantially increase the cost of completing any alternative transaction involving the Government Solutions Business and would effectively reduce any net proceeds available to us resulting from the consummation of such an alternative transaction.

The Stock Purchase Agreement may expose us to contingent liabilities, and we may never ultimately receive any of the cash portion of the purchase price deposited into escrow for indemnification purposes.

Under the Stock Purchase Agreement, we have agreed to indemnify Jacobs for any breach or violation of any representation, warranty, covenant or undertaking made by us in the Stock Purchase Agreement and for other matters, subject to certain limitations and exceptions. Of the total cash purchase price of $59,000,000, $14,750,000 will be deposited into escrow to secure our indemnification obligations to Jacobs for a period of up 36 months after closing. However, Jacobs’ right to seek indemnification from us for certain indemnification claims may not be limited by this 36-month time period or to any time limitations at all and may not be limited by any amounts contained in the indemnification escrow fund. As a result, significant successful indemnification claims by Jacobs could have an adverse effect on our results of operations and financial condition. Furthermore, it is possible that we may not ultimately receive any of the escrowed portion of the purchase price. Moreover, these uncertainties may make it difficult for a potential acquirer of the Commercial Business to value the Commercial Business, including, but not limited to, our interest in the indemnification escrow fund. Given these uncertainties, you should not place disproportionate emphasis on the amount of the purchase price that is paid into escrow to satisfy our post-closing indemnification obligations.

Furthermore, the Stock Sale may be completed without us being released from certain guarantees that we have provided with respect to the obligations of TTGSI. While Jacobs has agreed to use its best efforts to cause it to be substituted for us with respect to such guarantees and to indemnify us and our affiliates against any loss if such substitution does not occur, we cannot assure you that we will be substituted by Jacobs with respect to such guarantees or that Jacobs’ obligation to indemnify us will ultimately make us whole for any loss or expense we may ultimately incur in connection with such guarantees.

The terms of the Stock Purchase Agreement, including the indemnification and escrow provisions, may adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business.

Our Board believes that the sale of the Government Solutions Business may enhance interest by potential acquirers of the Commercial Business, as the Commercial Business could potentially be acquired by a company that would no longer be required to address the security concerns of the U.S. federal government associated with foreign ownership of suppliers with top-secret cleared services and facilities. Notwithstanding any enhanced interest that potential acquirers may have in the Commercial Business, certain terms of the Stock Purchase Agreement, including, but not limited to, the indemnification and escrow provisions, may adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business.

As noted above, under the Stock Purchase Agreement, TechTeam has agreed to indemnify Jacobs for various matters, including any breach or violation of any representation, warranty, covenant or undertaking made by us in the Stock Purchase Agreement, subject to certain limitations and exceptions. There is significant uncertainty as to the amount, if any, that we will ultimately have to pay to Jacobs to resolve indemnification claims and, accordingly, there is significant uncertainty as to the amount of the indemnification escrow fund, if any, that will ultimately be returned to us. These uncertainties may make it difficult for a potential acquirer of the Commercial Business to appropriately value the Commercial Business, including, but not limited to, its contingent liabilities and our interest in the indemnification escrow fund.

Stockholders are reminded that, other than the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, they are not being asked to consider or approve any strategic proposals, alternatives or transactions at this time. In addition, stockholders are cautioned that there can be no assurance as to whether and when any specific transaction relating to the Commercial Business will be authorized or consummated and that no timetable has been set for the completion of any such transaction.

The amount of consideration we ultimately receive in the Stock Sale may vary depending on the outcome of a post-closing net tangible book value adjustment.

Of the total cash purchase price of $59,000,000, $2,770,294 will be deposited into escrow to secure our obligation to make a payment to Jacobs in the event that the post-closing net tangible book value adjustment results in a reduction of the purchase price. If after closing it is determined that the net tangible book value of the Government Solutions Business as of the close of business on the closing date of the Stock Sale is less than the target net tangible book value amount, which is $12,189,759, the purchase price will be adjusted downward in an amount equal to the difference. However, to the extent that this differential exceeds the amount in the post-closing adjustment escrow fund, we will be required to pay the shortfall to Jacobs, in addition to the amount contained in the post-closing adjustment escrow fund.

As noted above, the amount that will be held in escrow to secure any post-closing net tangible book value purchase price adjustment does not represent a maximum limit on our potential liability to Jacobs for a post-closing net tangible book value adjustment. Due to the uncertainty relating to the ultimate amount of the post-closing net tangible book value adjustment, we cannot currently predict the exact amount of the purchase price or the net cash proceeds that we will receive in connection with the Stock Sale.

If the Stock Sale is consummated, we will be a smaller public company with continuing public company reporting expenses and ongoing operating expenses, all of which may be disproportionate to our size and scope of operations.

Once the Stock Sale is completed, we will remain a publicly traded company and will continue to be subject to SEC rules and regulations applicable to such companies, including the periodic and current reporting requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002. We will also be a company with significantly fewer operating assets. As a result, we will continue to incur expenses associated with us being a publicly-traded company and additional ongoing operating expenses which may be viewed to be excessive in relation to the size and scope of our operations. Further, a number of our fixed and other expenses will not be reduced or eliminated after the Stock Sale is completed, even though we will have fewer revenue-producing assets. As a result, we may be required to seek further reductions of our costs and expenses, which we cannot assure you may be implemented in a timely manner or at all, or even if implemented will achieve the desired outcome. Our failure in successfully implementing such measures may adversely affect our results of operations and financial condition.

You will not receive any of the net cash proceeds from the Stock Sale, and we could spend or invest the net cash proceeds from the Stock Sale in ways in which our stockholders may not agree.

The purchase price for the Stock Sale (other than amounts placed into escrow) will be paid directly to us. Currently, we do not intend to distribute any portion of the net cash proceeds from the Stock Sale to our stockholders and we intend to use such net cash proceeds to repay our outstanding indebtedness under our existing credit facility and to invest in the growth of our Commercial Business. Ultimately, however, we may use all or a portion of the net cash proceeds from the Stock Sale for other purposes. The net cash proceeds that we receive from the Stock Sale would also enable our Board to consider, from time to time, repurchasing Common Stock for cash as market and business conditions warrant. We could spend or invest the net cash proceeds from the Stock Sale in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return.

If we consummate the Stock Sale, we will be dependent on a less diversified business.

The Business we propose to sell constitutes a significant portion of our operations and assets. As such, our revenues and net income following the closing of the Stock Sale will decrease significantly from those existing prior to the Stock Sale. If we consummate the Stock Sale, our results of operations and financial condition will be dependent solely on the operations of our Commercial Business, which would be comprised of our three remaining operating segments. Accordingly, our operations will be less diversified and we believe that the effect on our future results of operations and financial condition of the risks pertaining to our Commercial Business will be magnified. See “Item 1A — Risk Factors” in the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement. We cannot assure you that, after the Stock Sale, we can grow the revenues of our Commercial Business or maintain its profitability.

A significant portion of our working capital could be expended in pursuing business acquisitions that are not consummated.

We may use some of the net cash proceeds received by us from the Stock Sale to selectively invest in the growth of our Commercial Business which may include the pursuit of specific business acquisitions. The investigation of subsequent specific business acquisitions and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial time and attention and substantial costs for accountants, attorneys and others. In addition, we may opt to make down payments or pay exclusivity or similar fees in connection with structuring and negotiating a business acquisition. If a decision is made not to complete a specific business acquisition, the costs incurred up to that point in connection with the abandoned transaction, potentially including down payments or exclusivity or similar fees, will not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition target, we may fail to consummate the transaction for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred, which could materially and adversely affect our subsequent attempts to locate and combine with another business. While we may use some of the net cash proceeds received by us from the Stock Sale to pursue specific business acquisitions related to the growth of our Commercial Business, no specific acquisition targets have been identified at this time.

INFORMATION ABOUT THE PARTIES TO THE STOCK SALE

TechTeam Global, Inc.

We are a leading provider of information technology outsourcing and business process outsourcing services to large and medium sized businesses, as well as to governmental organizations. Our primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. Our business consists of two main components — our Commercial Business and our Government Solutions Business. Together, our IT Outsourcing Services segment, IT Consulting and Systems Integration segment and Other Services segment comprise our Commercial Business. Our Government Technology Services segment comprises our Government Solutions Business. In addition to managing our Commercial Business by service line, we also manage this business by the following geographic markets: the Americas (defined as North America excluding our government-based subsidiaries), Europe and Latin America, and Asia.

TechTeam was incorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 27335 West 11 Mile Road, Southfield, Michigan 48033, and our telephone number is (248) 357-2866. The Common Stock is traded on the NASDAQ Global Market under the ticker symbol “TEAM.”

TechTeam Government Solutions, Inc. is one of our wholly owned subsidiaries through which we principally own and operate our Government Solutions Business that we intend to sell to Jacobs Technology. TechTeam Government Solutions, Inc. was incorporated under the laws of the Commonwealth of Virginia in 1984. TTGSI has two wholly owned subsidiaries: Sytel, Inc., a Maryland corporation and R.L. Phillips, Inc., a Delaware corporation. TTGSI’s principal executive offices are located at 3863 Centerview Drive, Suite 150, Chantilly, Virginia, and its telephone number is (703) 956-8200.

Jacobs Engineering Group Inc.

Jacobs Engineering is one of the largest technical professional services firms in the United States, providing a broad range of technical, professional and construction services through offices and subsidiaries located principally in North America, Europe, the Middle East, Asia and Australia. Jacobs Engineering’s principal executive offices are located at 1111 South Arroyo Parkway, Pasadena, California 91105, and its telephone number is (626) 578-3500.

Jacobs Engineering was incorporated under the laws of the State of Delaware in 1987, succeeding by merger to the business and assets of Jacobs Engineering Group Inc., a California corporation that, in 1974, had succeeded to a business organized originally by that company’s founder, Dr. Joseph J. Jacobs, in 1947. The common stock of Jacobs Engineering is currently listed on the New York Stock Exchange under the ticker symbol “JEC.”

Jacobs Technology Inc.

Jacobs Technology, formerly Sverdrup Technology, Inc., was incorporated under the laws of the State of Tennessee in 1950. Jacobs Technology, a wholly owned subsidiary of Jacobs Engineering, provides technical professional services to government and commercial clients. Jacobs Technology’s principal executive offices are located at 600 William Northern Boulevard, Tullahoma, Tennessee 37388, and its telephone number is (931) 455-6400.

PROPOSAL 1 – ADOPTION AND APPROVAL OF THE STOCK PURCHASE AGREEMENT
AND THE CONSUMMATION OF THE STOCK SALE

The following is a description of the material aspects of the Stock Sale, including background information relating to the proposed Stock Sale. While we believe that the following description covers the material terms of the Stock Sale and other arrangements between Jacobs and us, the description may not contain all of the information that is important to you. You should carefully read this Proxy Statement and the other documents to which we refer, including the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit A, for a complete understanding of the terms of the Stock Sale.

Background of the Stock Sale

The following is a chronological description of the material contacts and events leading up to or relating to the Stock Sale. For a more complete understanding of this description, we encourage you to read the entire Proxy Statement, including, but not limited to, the Stock Purchase Agreement attached as Exhibit A to this Proxy Statement.

On September 24, 2008, our Board convened a meeting to discuss various matters, including, but not limited to, reviewing with our management its strategies for our two principal businesses, the Government Solutions Business and the Commercial Business. One or more representatives of our senior management were also present for this meeting. Management provided our Board with an assessment of the state of the Government Solutions Business and the Commercial Business. Management discussed with our Board various trends in the government information technology services market, the competitors in this market, and how the Government Solutions Business was positioned relative to its competitors as well as an assessment of the Government Solutions Business’ strengths, weaknesses, opportunities and challenges. Among the challenges facing the Government Solutions Business that management noted were the significant contracts that would be eligible to be re-competed in 2009 (including the contract with the Air National Guard that would eventually expire on September 30, 2009 and which accounted for approximately 16.0% of the revenue for the Government Solutions Business for the fiscal year ended December 31, 2008 and accounted for approximately 17.8% of the revenue for the Government Solutions Business for the nine months ended September 30, 2009). Management also noted that mid-tier businesses, such as the Government Solutions Business, are being increasingly subject to challenge by larger competitors bidding on smaller projects. Accordingly, management noted growth in the Government Solutions Business was important for it to be successful in competing against these larger competitors. At this meeting, management also discussed with our Board potential strategic alternatives to enhance stockholder value, including continuing to execute TechTeam’s current strategies for operating both the Government Solutions Business and the Commercial Business, exploring the sale of the Government Solutions Business in order to support additional investments in the Commercial Business, and exploring the sale of the entirety of the Company. Following discussion, our Board agreed to continue the discussion at a meeting of our Board to be held on September 29, 2008.

On September 29, 2008, our Board convened a meeting to continue the discussion of various strategic alternatives that had begun at the meeting of our Board held on September 24, 2008. One or more representatives of our senior management were also present for this meeting. At this meeting, management again discussed with our Board potential strategic alternatives to enhance stockholder value, including, without limitation, executing on TechTeam’s current strategies for operating the Government Solutions Business and the Commercial Business, exploring the sale of the Government Solutions Business in order to support additional investments in the Commercial Business, and exploring the sale of the entirety of the Company. Our Board and our senior management discussed the potential risks and benefits of attempting to execute on the current strategies for operating both the Government Solutions Business and the Commercial Business, and the potential benefits and effects of separating the Government Solutions Business from the Commercial Business. There was also a discussion of the potential risks of attempting to divest the Government Solutions Business, including, but not limited to, the disruption to TechTeam of initiating a sales process for the Government Solutions Business.

On October 31, 2008, Charles Frumberg, Emancipation Capital, LLC and various affiliates thereof (collectively, “Emancipation Capital”) filed an initial Schedule 13D with the SEC to report that, as of October 30, 2008, they were deemed to beneficially own, in the aggregate, approximately 6.17% of TechTeam’s outstanding shares. In its Schedule 13D, Emancipation Capital indicated that it believed that TechTeam should take certain actions to maximize stockholder value, as communicated over time by Emancipation Capital to several members of TechTeam’s management and our Board. Specifically, Emancipation Capital indicated that it believed that TechTeam should sell the Government Solutions Business and use the proceeds of the sale to retire indebtedness and repurchase up to 50% of TechTeam’s outstanding shares. Emancipation Capital indicated that it believed that these actions would substantially strengthen TechTeam’s balance sheet and improve the strategic position of its core business and that the results of these actions would be a stronger and more focused business.

On November 25, 2008, our Board convened a meeting to continue its prior discussions of TechTeam’s strategic alternatives that had begun in September 2008. One or more representatives of our senior management were also present for this meeting. At this meeting, our Board discussed with our senior management the investments necessary to achieve optimal scale in both the Government Solutions Business and the Commercial Business and the limited ability of TechTeam to borrow money to provide funding for these investments due to, in part, the global economic crisis. Our Board also discussed with our senior management the recent correspondence received from Emancipation Capital recommending, among other things, that TechTeam should sell the Government Solutions Business. Following a discussion on the process that would need to be undertaken to evaluate various strategic alternatives and the timing of such a process, our Board determined to continue its discussions with respect to strategic alternatives at the meeting of our Board scheduled for December 10, 2008.

On December 10, 2008, our Board convened a meeting and continued its prior discussions of various strategic alternatives that may be available to TechTeam. One or more representatives of our senior management were also present for this meeting. To assist our Board members in their consideration of various strategic alternatives, a number of investment banking firms were considered by our Board to serve as TechTeam’s financial advisor. Our Board discussed with these prospective financial advisors the state of the credit and equity markets, the ability of companies to raise capital in the current market environment, the mergers and acquisitions market for federal contracting companies focused on information technology services, and whether potential acquirers of the Government Solutions Business would have access to capital to close a transaction. Our Board and our senior management also discussed the potential risks of attempting to divest the Government Solutions Business.

On January 15, 2009, our Board convened a meeting and continued its prior discussions of TechTeam’s strategic alternatives. One or more representatives of our senior management were also present for this meeting. At this meeting, our Board again discussed with our senior management potential strategic alternatives to enhance stockholder value, including, without limitation, potentially divesting the Government Solutions Business in order to support additional investments in the Commercial Business as well as a sale of TechTeam in its entirety. Our Board and our senior management also discussed the rationale for divesting the Government Solutions Business, including, but not limited to, the different strategies needed to operate the Government Solutions Business and the Commercial Business, that TechTeam lacked the internal financial resources to support both strategies and the investments required for both businesses to achieve the necessary scale. At this meeting, our senior management indicated that they believed strongly in the Commercial Business and recommended that our Board explore the divestiture of the Government Solutions Business so that the proceeds derived from such sale could be used to grow the Commercial Business via possible strategic acquisitions. Our Board and our senior management discussed the potential benefits and risks of the various strategies being considered to enhance stockholder value. In light of the foregoing, our Board directed our senior management to move forward with the strategy of exploring the sale of the Government Solutions Business.

On February 11, 2009, our Board convened a meeting and, among other things, discussed recent correspondence received from Seth W. Hamot, Costa Brava Partnership III, LP and various affiliates thereof (collectively, “Costa Brava”) requesting that our Governance and Nominating Committee consider the following persons as nominees for directors of our Board at the 2009 annual meeting of TechTeam’s stockholders: Seth W. Hamot, Andrew R. Siegel, Charles Frumberg, James A. Lynch and Dov H. Scherzer, and indicating that if these individuals were not nominated, Costa Brava would submit a slate for consideration by our stockholders at our 2009 annual meeting of stockholders. One or more representatives of our senior management were also present for this meeting. Upon recommendation by our Board’s Governance & Nominating Committee and after consideration of the qualifications of the individuals who had been proposed, our Board increased its size to ten members, and appointed Seth W. Hamot, Charles Frumberg and James A. Lynch to our Board effective as of the close of business, Eastern time, on February 11, 2009. In addition, in an effort to help our senior management facilitate a possible review of strategic alternatives, including, but not limited to, the sale of the Government Solutions Business, our Board formed a strategy committee composed of non-employee directors (the “Strategy Committee”) and which was authorized, in consultation with management, to:

•	review, assess and recommend to the full Board merger, acquisition, and/or divestiture transactions (“M&A Transactions”);

•	provide guidance to management in the identification, consideration, selection, negotiation and execution of any such M&A Transactions; and

•	review and analyze, in collaboration with management, and report to the full Board regarding, other strategic alternatives available to TechTeam for enhancing stockholder value.

Effective as of the close of business, Eastern time, on February 11, 2009, our Board appointed the following non-employee members of our Board to serve on the Strategy Committee: Andrew R. Siegel, Charles Frumberg and James A. Lynch. Messrs. Siegel and Frumberg were also named co-chairmen of the Strategy Committee. The Strategy Committee was not formed in anticipation of any potential conflict issues that could arise in connection with our Board’s review of various strategic alternatives and that could require the formation of a special committee but rather was formed strictly as an advisory committee to work with and assist management with the strategic review process and, at all times, our Board retained authority with respect to key transaction decisions and approvals. At this meeting, our management updated our Board on its discussions with a possible financial advisor and the Board delegated to the Strategy Committee the authority to finalize the terms of any such engagement.

On February 18, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value, including the sale of the Government Solutions Business. A representative of our senior management was also present for this meeting.

On March 10, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value, including, but not limited to, the sale of the Government Solutions Business. Most of the other members of our Board were also present for this meeting. In addition, our senior management and a representative of our legal counsel, Blank Rome LLP (“Blank Rome”), were also present for this meeting. At this meeting, the Strategy Committee discussed with our senior management and the other members of our Board that were present a process by which all acquisition inquiries would be referred to the Strategy Committee. The Blank Rome representative provided to the members of the Strategy Committee and the other directors who were present an overview of their fiduciary duties as directors in connection with our Board’s review of various strategic alternatives to enhance stockholder value.

Thereafter, we retained Houlihan Lokey to serve as TechTeam’s financial advisor to assist TechTeam in exploring potential transactions involving TechTeam, including, but not limited to, the exploration of the sale of the Government Solutions Business. Between April 2009 and early May 2009, our senior management, with the assistance of our financial advisor, developed a list of parties that might be potentially interested in acquiring the Government Solutions Business. This list of potentially interested parties included strategic and financial buyers. In addition, our senior management, with the assistance of our financial advisor, assembled information and materials relating to the Government Solutions Business and developed a strategy to conduct an organized competitive process for the sale of the Government Solutions Business. At this time, our senior management and financial advisor began holding regular conference calls with Messrs. Frumberg and Siegel, the Co-Chairs of the Strategy Committee, to review the status of the proposed process and the proposed list of potentially interested parties. Also during this time, our senior management started preparing an electronic data room containing materials and information relating to the Government Solutions Business.

Beginning in May 2009 and continuing until October 2009, a total of 97 parties were contacted regarding the potential sale of the Government Solutions Business, including 56 strategic and 41 financial buyers. Of the 97 parties approached during this period, 62 parties executed confidentiality agreements and thereafter received additional information and materials relating to the Government Solutions Business.

On May 6, 2009, our Board convened a meeting to discuss various matters. One or more representatives of our senior management were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the process to explore the sale of the Government Solutions Business.

On May 8, 2009, Party C-A, a foreign strategic buyer, executed a confidentiality agreement with TechTeam and thereafter received additional information and materials relating to the Commercial Business.

On May 15, 2009, Jacobs Engineering executed a confidentiality agreement with TechTeam and thereafter received additional information and materials relating to the Government Solutions Business.

On May 18, 2009, a representative of Party C-A indicated that Party C-A was interested in evaluating an acquisition of TechTeam that would involve substantially all of TechTeam’s current operations.

On May 27, 2009, Party G-A executed a confidentiality agreement with TechTeam and thereafter received additional information and materials relating to the Government Solutions Business.

Beginning in June 2009 and continuing until October 2009, representatives of the senior management of the Government Solutions Business made presentations to representatives of 20 of the parties that had executed a confidentiality agreement, including Jacobs Engineering and Party G-A, and provided further information relating to the Government Solutions Business.

On June 10, 2009, Jacobs Engineering submitted an initial indication of interest for the acquisition of the Government Solutions Business. In its initial indication of interest, Jacobs Engineering indicated that, based upon the due diligence materials that had been provided to date, it proposed a purchase price in the range of $83.1 million to $95 million to acquire the Government Solutions Business on a cash-free, debt-free basis. Jacobs Engineering noted that its valuation of the Government Solutions Business was subject to verification of the financial information for the Government Solutions Business that was presented to Jacobs, and completion of its due diligence review. In addition, Jacobs Engineering indicated that the purchase price would be paid in cash from existing resources.

Also, on June 10, 2009, Party G-A submitted an initial indication of interest with respect to the acquisition of the Government Solutions Business. In its initial indication of interest, Party G-A indicated that, based upon its preliminary review of the Government Solutions Business to date (primarily achieved through a review of the due diligence materials that it had been provided with) and its knowledge of the government services industry, it was prepared to pay $75 million to $85 million to acquire the Government Solutions Business on a cash-free, debt-free basis. Party G-A also indicated that it was interested in engaging in further due diligence review of the Government Solutions Business with the intention of submitting a definitive proposal to acquire the Government Solutions Business. In addition, Party G-A indicated that its definitive proposal to acquire the Government Solutions Business, if and when made, would not be contingent upon financing.

In addition, on June 10, 2009, two parties, Party W-A and Party C-A, both strategic buyers based overseas, that had been contacted regarding their potential interest in acquiring either the Government

Solutions Business or the Commercial Business, and that were provided with various due diligence materials with respect to each of these businesses, submitted indications of interest for the entirety of the Company.

Party W-A’s indication of interest contemplated the acquisition of the entirety of the Company in the range of $8.50 to 10.00 per outstanding share in cash or for an aggregate cash consideration in the range of approximately $93.6 million to $110.1 million (based on 11,011,460 shares of Common Stock outstanding on a fully diluted basis as of March 31, 2009). In its indication of interest, Party W-A indicated that its proposed purchase price may be further refined based upon the outcome of its due diligence review of TechTeam. In addition, Party W-A indicated that the consummation of its acquisition of TechTeam would not be subject to a financing contingency.

Party C-A’s indication of interest contemplated the acquisition of the entirety of the Company for $7.07 per outstanding share or for an aggregate consideration of approximately $77.9 million (based on 11,011,460 shares of Common Stock outstanding on a fully diluted basis as of March 31, 2009). In its indication of interest, Party C-A included the following additional terms:

•	the transaction structure would be in the form of an all-cash tender offer for all issued and outstanding shares of Common Stock which would be followed by a merger of TechTeam with and into a subsidiary or affiliate of Party C-A;

•	the proposed purchase price would be subject to deductions for any extraordinary change of control payments as well as changes in certain balance sheet items (e.g., accounts receivable); and

•	the purchase price would be financed with internal funds and, accordingly, the consummation of its acquisition of TechTeam would not be subject to a financing contingency.

Party C-A also indicated that that the consummation of its acquisition of TechTeam would be conditioned upon the satisfaction or waiver of the following closing conditions, among others:

•	TechTeam having a reasonable level of working capital necessary to operate its businesses;

•	the receipt of all governmental and/or regulatory consents and approvals required with respect to its acquisition of TechTeam;

•	the receipt of all material third-party consents and approvals with respect to its acquisition of TechTeam;

•	the absence of pending or threatened litigation or proceedings seeking to enjoin, prohibit or materially impact its acquisition of TechTeam or any other material impediments to its acquisition of TechTeam;

•	the execution and delivery of employment agreements by certain members of TechTeam’s management; and

•	no material adverse change affecting TechTeam or its financial condition, business, properties, assets, liabilities, results of operations or prospects since March 31, 2009.

Party C-A indicated that its willingness to execute definitive acquisition agreements would be conditioned upon the completion by Party C-A and its representatives of their due diligence review of TechTeam and that it contemplated the execution of a definitive acquisition agreement by August 7, 2009.

Given that agencies within the U.S. Department of Defense, including the Air National Guard (which contract was then subject to being re-competed and would expire on September 30, 2009), accounted for a significant percentage of the revenue generated by the Government Solutions Business, TechTeam was concerned that any transaction that would result in a foreign buyer owning the Government

Solutions Business would be subjected to review by (i) the Committee on Foreign Investment in the United States (“CFIUS”), an inter-agency committee of the U.S. government that reviews the national security implications of foreign investments in U.S. companies or operations, and (ii) the Defense Security Service (“DSS”), an agency of the U.S. Department of Defense that is responsible for clearing facilities, personnel and associated information systems that provide services to agencies and instrumentalities of the U.S. Department of Defense, and that such reviews could potentially delay the closing of any acquisition of TechTeam by a foreign buyer. Neither the proposal submitted by Party C-A nor the proposal submitted by Party W-A addressed how it intended to address any potential governmental approval issues.

On June 12, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. Present at this meeting were various representatives of our senior management and our legal and financial advisors. At this meeting, Houlihan Lokey updated the Strategy Committee on the process to solicit initial indications of interest with respect to the acquisition of the Government Solutions Business and discussed with the Strategy Committee the 10 indications of interest that had been received as of the date of this meeting from potential buyers of the Government Solutions Business. Houlihan Lokey also reported that two parties, Party C-A and Party W-A, had expressed interest in acquiring the entirety of the Company.

On June 23, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. One or more representatives of our senior management were also present for this meeting. At this meeting, the Strategy Committee discussed with management that, in connection with the process to explore the sale of the Government Solutions Business, a number of parties had indicated their potential interest in the Commercial Business, including Party C-A. Accordingly, the Strategy Committee considered whether TechTeam should commence a formal process to explore the sale of the Commercial Business and actively solicit indications of interest therefor. Given the significant and broad array of differences between the Government Solutions Business and the Commercial Business, including, but not limited to, the different markets and customers served, and taking into account the CFIUS and DSS issues discussed above, it was the belief of our Board that the optimal path to enhancing value for stockholders, were it to determine that selling the entirety of the Company was in the best interest of TechTeam’s stockholders, would be to sell the Government Solutions Business and the Commercial Business in two separate transactions to two separate buyers. Accordingly, the goal of the two separate concurrent processes would be to identify the optimal pairing of buyers for the Government Solutions Business and the Commercial Business. The Strategy Committee discussed with our senior management the potential risks and benefits of commencing a process to explore the sale of the Commercial Business, which process would generally be separate from, but be conducted on as much a parallel timetable as possible with, the process to explore the sale of the Government Solutions Business. There was also a discussion of the risks to TechTeam of attempting to manage two separate processes. Notwithstanding the potential risks and challenges of conducting two separate but concurrent processes, the Strategy Committee concluded that a process to explore the sale of the Commercial Business would provide our Board with additional and relevant data by which to evaluate the various strategic alternatives available to it to increase stockholder value.

In connection with the process to explore the sale of the Commercial Business, our senior management, with the assistance of our financial advisor, developed a list of parties that might be interested in acquiring the Commercial Business. This list of potentially interested parties included strategic and financial buyers. In addition our senior management, with the assistance of our financial advisor, assembled information and materials relating to the Commercial Business and developed a strategy to conduct an organized competitive process for the sale of the Commercial Business. At this time, our senior management started preparing an electronic data room containing materials and information relating to the Commercial Business.

On July 7, 2009, in accordance with our Board’s directives, representatives of Houlihan Lokey discussed with representatives of Party W-A the potential interest of Party W-A in acquiring either the Commercial Business or the entirety of the Company. Thereafter, in accordance with our Board’s instructions, the representatives of Houlihan Lokey relayed to the representatives of Party W-A the following:

•	TechTeam’s views as to the value of the Government Solutions Business based on the initial indications of interest that it had received to date;

•	that our Board would give serious consideration to any pre-emptive offer presented by Party W-A for the Commercial Business or the entirety of the Company;

•	that before proceeding further with Party W-A regarding any proposal to acquire the entirety of the Company, our Board would need Party W-A to detail how, given its status as a foreign entity, it would intend to address any CFIUS and other governmental approval issues related to its acquisition and ownership of the Government Solutions Business and what would justify TechTeam moving forward with Party W-A given the possibility of a transaction either being unduly delayed or not consummated due to issues related to CFIUS or other governmental approval processes, particularly given that TechTeam had already identified qualified buyers for the Government Solutions Business that would not present such issues;

•	that Party W-A needed to provide an updated indication of interest for the entirety of the Company with separate valuations for the Government Solutions Business and the Commercial Business based on the due diligence information already provided to Party W-A with respect to both businesses; and

•	given that our Board was already contemplating initiating a competitive process to explore the sale of the Commercial Business, Party W-A would need to propose a purchase price that contemplated a significant premium if it wanted to preempt a competitive process.

On July 23, 2009, a financial buyer (“Party W-B”) that had been contacted regarding its potential interest in acquiring either the Government Solutions Business or the Commercial Business, and that had been provided with due diligence materials with respect to both the Government Solutions Business and the Commercial Business, indicated that it was interested in exploring the acquisition of the entirety of the Company. In its indication of interest, Party W-B indicated that, based on the due diligence information that had been reviewed to date and other publicly available information, it was prepared to discuss an acquisition of the entirety of the Company for $10.55 per outstanding share or for an aggregate consideration of approximately $116.2 million (based on 11,011,460 shares of Common Stock outstanding on a fully diluted basis as of March 31, 2009). Party W-B also indicated that it would need to perform additional due diligence of TechTeam, including, but not limited to, a review of TechTeam’s financial, operational, legal and regulatory systems. In addition, Party W-B indicated that it would need third-party financing to consummate any acquisition of TechTeam.

In late July 2009, in accordance with our Board’s directives, a representative of Houlihan Lokey responded to Party W-B and indicated that TechTeam’s strategic review process contemplated that interested parties submit separate proposals for the Government Solutions Business and the Commercial Business so that our Board could determine the optimum mix of bids for these two businesses. Accordingly, Party W-B was requested to revise its indication of interest to include separate valuations for the Government Solutions Business and the Commercial Business.

On August 5, 2009, Party C-A submitted an initial indication of interest for the acquisition of the Commercial Business. Party C-A’s indication of interest contemplated a purchase price for the Commercial Business of $48 million. In its indication of interest, Party C-A indicated that it was no longer interested in acquiring the Government Solutions Business and its indication of interest contemplated the acquisition of all of the issued and outstanding shares of Common Stock for cash following TechTeam’s sale or spin-off of the Government Solutions Business. Party C-A’s indication of interest also included the following additional terms:

•	the proposed purchase price would be subject to deductions for any extraordinary change of control payments as well as changes in certain balance sheet items (e.g., accounts receivable); and

•	the purchase price would be financed with internal funds and, accordingly, the consummation of its acquisition of the Commercial Business would not be subject to a financing contingency.

Party C-A also indicated that the consummation of its acquisition of the Commercial Business would be conditioned upon the satisfaction or waiver of the following closing conditions, among others:

•	the Commercial Business having a reasonable level of working capital necessary to operate its businesses;

•	the receipt of all governmental and/or regulatory consents and approvals required with respect to its acquisition of the Commercial Business;

•	the receipt of all material third-party consents and approvals with respect to its acquisition of the Commercial Business;

•	the absence of pending or threatened litigation or proceedings seeking to enjoin, prohibit or materially impact its acquisition of the Commercial Business or any other material impediments to its acquisition of the Commercial Business;

•	the execution and delivery of employment agreements by certain members of the Commercial Business’ management; and

•	no material adverse change affecting the Commercial Business or its financial condition, business, properties, assets, liabilities, results of operations or prospects since March 31, 2009.

Party C-A indicated that its willingness to execute definitive acquisition agreements would be conditioned upon the completion by Party C-A and its representatives of their due diligence review of the Commercial Business and that it contemplated the execution of a definitive acquisition agreement by October 31, 2009.

On August 12, 2009, the Strategy Committee convened a meeting (the “August 12 Strategy Committee Meeting”) to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. The entire Board was present at this meeting, either in person or via teleconference. Our senior management and representatives of our legal and financial advisors were also present for this meeting. At this meeting, our Board and management were updated on the current status of the process to explore the sale of the Government Solutions Business and the process to separately explore the sale of the Commercial Business. At this meeting, the Blank Rome representative discussed with our Board an overview of its fiduciary duties in connection with its review of various strategic alternatives.

At the August 12 Strategy Committee Meeting, a representative from Houlihan Lokey discussed with our Board and management that, as of the date of this meeting, 54 strategic buyers and 38 financial buyers had been contacted regarding their potential interest in acquiring the Government Solutions Business. It was noted that, of those contacted, 10 parties continued to express interest in pursuing a potential transaction, nine of which had submitted indications of interest for the acquisition of the Government Solutions Business on a cash-free, debt-free basis with proposed purchase prices ranging from $75 million to $95 million. At this meeting, our Board discussed various factors that could affect the purchase prices that would be proposed for the Government Solutions Business, including, but not limited to:

•	the financial outlook for the remainder of the fiscal year ended December 31, 2009;

•	the outcome of the process by which the contract between the Government Solutions Business and the Air National Guard (the “ANG Contract”) was being re-competed; and

•	whether the sale of the Government Solutions Business is structured as a stock purchase transaction with:

•	terms more customarily associated with sales of a public company, as opposed to a division (e.g., no escrow, limited representations and warranties, no survival of representations and warranties after closing and no post-closing indemnification of the buyer, etc.); or

•	terms more customarily associated with the sale of a private company (e.g., escrow, detailed representations and warranties, survival of representations and warranties for a period following closing, post-closing indemnification of the buyer, etc.).

Our Board also discussed how best to manage the process and timing for exploring the sale of the Government Solutions Business given the uncertainty surrounding whether the ANG Contract would be renewed prior to its expiration on September 30, 2009 and whether it would be renewed on substantially similar terms, taking into account, the following considerations, among others:

•	the likely significance that a potential buyer would attach to a decision by the Air National Guard not to renew the ANG Contract or not to renew the ANG Contract on substantially similar terms given that the ANG Contract accounted for approximately 16.0% of the revenue for the Government Solutions Business for the fiscal year ended December 31, 2008; and

•	that any decision by the Air National Guard with respect to the re-competition of the ANG Contract may not be known until the end of September 2009.

Also at the August 12 Strategy Committee Meeting, a representative from Houlihan Lokey updated our Board and management, noting that, as of the date of this meeting, 61 strategic buyers and 25 financial buyers had been contacted regarding their potential interest in acquiring the Commercial Business and, of those contacted, four parties had provided initial indications of interest for the Commercial Business and additional companies were in some form of dialogue with Houlihan Lokey regarding their potential interest in the Commercial Business. At this meeting, our Board also discussed various factors that could affect the purchase price that would be proposed for the Commercial Business as well as the interest of potential buyers in continuing to participate in the process, including, but not limited to, the near-term and long-term financial outlook for the Commercial Business.

The initial indications of interest for the acquisition of the Commercial Business proposed material terms and conditions, including, without limitation, the proposed purchase price for the Commercial Business (ranging from $40 million to $60 million), financing conditions and exclusivity. Most of the parties that submitted initial indications of interest with respect to the Commercial Business were invited to visit with our senior management and to receive further information and materials relating to the Commercial Business, or participate in a conference call with our senior management to review such information and materials. Each party that participated in these meetings was requested to either confirm its initial indication of interest or to submit a revised non-binding indication of interest relating to the sale of the Commercial Business.

Also at the August 12 Strategy Committee Meeting, our Board discussed the extent to which some of the potential buyers for the Commercial Business may have an interest in the Government Solutions Business. Of the 61 strategic buyers contacted regarding their interest in the Commercial Business, more than two-thirds were based overseas. Accordingly, as noted above, given that agencies within the U.S. Department of Defense, including the Air National Guard (which contract was then subject to being re-competed and would expire on September 30, 2009), accounted for a significant percentage of the revenue generated by the Government Solutions Business, it was expected that any acquisition of the Government Solutions Business by a foreign buyer would be subjected to CFIUS review as well as review by DSS, and that such reviews, and the potential information production demands and delays that such reviews may entail, could discourage a potential foreign buyer from pursuing the acquisition of the Government Solutions

Business. It was also noted that four of the parties that had been contacted regarding their interest in the Commercial Business had expressed interest in acquiring the entirety of the Company, including Party W-A and Party W-B, with proposed purchase prices ranging from $8.75 to $10.55 per outstanding share or proposed aggregate purchase price consideration ranging from approximately $96.4 million to $116.2 million (based on 11,011,460 shares of Common Stock outstanding on a fully diluted basis as of March 31, 2009). Given that two separate exploratory processes were concurrently undertaken with respect to the sale of the Government Solutions Business and the sale of the Commercial Business, and given the goal of our Board to be able to appropriately compare indications of interest for the Government Solutions Business and the Commercial Business and determine the optimal pairing of indications of interest for the two businesses that could enhance value for stockholders, our Board was of the view that potential buyers for the Company in its entirety should be asked to submit separate indications of interest for the Government Solutions Business and the Commercial Business. In addition to being able to appropriately compare indications of interest, it was also the belief of our Board that, due to concerns with CFIUS and DSS clearances and given the significant and broad array of differences between the Government Solutions Business and the Commercial Business, the optimal path to enhancing value for stockholders, were it to determine that selling the entirety of the Company was in the best interest of stockholders, would likely be to sell the Government Solutions Business and the Commercial Business in two separate transactions to two separate buyers.

On September 11, 2009, TechTeam’s management gave a management presentation with respect to the Commercial Business to representatives of Party C-A.

On September 30, 2009, the ANG Contract expired and the Air National Guard in-sourced the majority of the work that the Government Solutions Business performed under the ANG Contract. While the Air National Guard awarded a new contract to Harris Corporation, with the Government Solutions Business remaining as a subcontractor to Harris Corporation, which covered the work under the expiring contract that was not in-sourced and additional positions, the new contract was of significantly smaller scope and contemplated significantly less revenue and gross margin for the Government Solutions Business than the expiring ANG Contract. Specifically, had the Government Solutions Business been delivering service under the new contract for the entire fiscal year ended December 31, 2009, total U.S. federal government revenue would have been reduced on a net basis by approximately 11.7%.

Also, on September 30, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. The entire Board was present at this meeting. Our management and representatives of our legal and financial advisors were also present for this meeting. At this meeting, our Board and management were updated on the current status of the process to explore the sale of the Government Solutions Business and the process to separately explore the sale of the Commercial Business.

In October 2009, potential buyers of the Government Solutions Business were updated on the Government Solutions Business, including, but not limited to, the outlook for the Government Solutions Business for the remainder of the fiscal year ended December 31, 2009, and the results of the ANG Contract re-compete process.

On October 2, 2009, representatives of TechTeam met with representatives of Party C-A and its financial advisor to discuss Party C-A’s potential interest in TechTeam. During the course of the meeting, Party C-A indicated that it was not interested in acquiring the Government Solutions Business, but that it remained interested in acquiring the Commercial Business at a purchase price of $48 million. TechTeam indicated to Party C-A that it believed that such a purchase price undervalued the Commercial Business and that Party C-A would need to increase its purchase price if it wanted to acquire the Commercial Business.

On October 8 and October 9, 2009, at the direction of our Board, representatives of Houlihan Lokey had a conference call with representatives of Party G-A and Jacobs Engineering, respectively, to discuss the current status of each party’s interest in acquiring the Government Solutions

Business and assess its timeline for submitting its final indication of interest. Party G-A and Jacobs Engineering each received an update on the Government Solutions Business.

On October 9, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. All of the non-employee members of our Board were present at this meeting. A representative of Blank Rome was also present for this meeting. Messrs. Frumberg and Siegel discussed with the other members of our Board the status of the process to explore the sale of the Commercial Business and indicated that the purchase prices that had been proposed by the parties that submitted indications of interest were significantly lower than expected. Later that day, our Board convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. One or more representatives of our senior management were also present for this meeting. Messrs. Frumberg and Siegel of the Strategy Committee recommended to our Board that, given the disappointing valuations attributed to the Commercial Business by potential buyers, and for the other reasons discussed below, the process to explore the sale of the Commercial Business should be suspended. Following discussion, our Board determined to suspend the process to explore the sale of the Commercial Business.

In deciding to suspend the process to explore the sale of the Commercial Business, our Board considered a number of factors, including, but not limited to, the following:

•	that 61 strategic buyers and 25 financial buyers had been contacted regarding their potential interest in acquiring the Commercial Business;

•	that of the potential buyers contacted, only 4 parties had submitted initial indications of interest;

•	that the price ranges of the submitted initial indications of interest had been in the range of $45 million to $60 million;

•	that our Board believed that, even at the high end of $60 million, the initial indications of interest undervalued the Commercial Business and did not appropriately reflect the future prospects and intrinsic value of the Commercial Business;

•	that, after asking the prospective buyers to increase their proposed valuations, none of the prospective buyers elected to do so;

•	that the process to explore the sale of the Commercial Business, undertaken concurrently with the process to explore the sale of the Government Solutions Business, was consuming a significant amount of management time, attention and focus;

•	that it was increasingly difficult to effectively conduct two parallel exploratory sales processes while simultaneously seeking to successfully manage both businesses;

•	that suspending the process to explore the sale of the Commercial Business might make it more likely that a successful outcome would be achieved with respect to the sale of the Government Solutions Business;

•	that our Board could recommence the process to explore the sale of the Commercial Business at any appropriate time;

•	that the prospective buyers which had submitted initial indications of interest for the Commercial Business had indicated that they would continue to have potential interest in the Commercial Business if the sale process was suspended and would like to be contacted if our Board determined to revisit the possibility of selling the Commercial Business;

•	that completing the process to explore the sale of the Government Solutions Business first could make it easier to later revisit the sale of the Commercial Business since a number of the potential buyers for the Commercial Business either did not want to acquire the Government

Solutions Business or could have faced regulatory approval challenges due to their status as foreign buyers;

•	that it may not have been the optimal time to explore the sale of the Commercial Business; and

•	that suspending the process to explore the sale of the Commercial Business did not preclude our Board from considering any offers that it received for the Commercial Business thereafter.

On October 15, 2009, Party C-A submitted a revised indication of interest for the acquisition of the Commercial Business. Party C-A’s indication of interest contemplated an enterprise value for the Commercial Business, based on the due diligence information that had been reviewed to date and subject to further financial review of the Commercial Business, of between $61.2 million and $67.9 million. Party C-A’s indication of interest made clear that it was not interested in acquiring the Government Solutions Business and, accordingly, its indication of interest provided that its acquisition of the Commercial Business would be conditioned upon TechTeam first selling or otherwise divesting the Government Solutions Business.

On October 23, 2009, our Board convened a meeting to discuss various matters relating to the process to explore the sale of the Government Solutions Business. Representatives of our senior management and legal and financial advisors were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the process to explore the sale of the Government Solutions Business. Mr. Siegel noted that process letters detailing the requirements for the submission of final indications of interest had been sent to potential buyers of the Government Solutions Business and that the deadline for the receipt of such final indications of interest was November 11, 2009. In addition, Mr. Siegel noted that a draft stock purchase agreement had been prepared and it was expected that potential buyers of the Government Solutions Business would provide comments on the draft stock purchase agreement along with their final indications of interest. The representative of Blank Rome reviewed with our Board the draft stock purchase agreement and various provisions thereof, including, but not limited to, those relating to the survival period for the representations and warranties made by TechTeam, the cap on indemnity payments to be made by TechTeam, the definition of “material adverse effect,” the conditions to the parties’ respective obligations to close the transactions contemplated by the stock purchase agreement, the circumstances under which TechTeam would be permitted to terminate the stock purchase agreement to accept a “superior proposal,” and the amount of the termination fee that would be payable in such an event. Following discussion, our Board authorized the distribution of the draft stock purchase agreement to potential buyers of the Government Solutions Business substantially in the form presented to our Board.

On November 2, 2009, in accordance with our Board’s directives, representatives of Houlihan Lokey had a conference call with representatives of Party G-A to discuss the current status of its interest in acquiring the Government Solutions Business.

Also, on November 2, 2009, Party W-B indicated that it would not be submitting a final indication of interest for the Government Solutions Business as it did not believe that it sufficiently understood the sector and believed that the Government Solutions Business would be a difficult first platform for it to enter the sector. While Party W-B indicated that it had a continued interest in acquiring the entirety of the Company or the Commercial Business, Party W-B did not provide an updated indication of interest for the entirety of the Company or any other data with respect to how it currently valued the entirety of the Company or the Commercial Business.

On November 5, 2009, our Board convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. TechTeam’s management was also present for this meeting. Our legal and financial advisors were also present for part of the meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the process to explore the sale of the Government Solutions Business. Mr. Siegel indicated that the Strategy Committee was still expecting final indications of interest to be received by November 11, 2009. At this meeting, Mr. Siegel also discussed with the other members of our Board the indication of interest that had been received from Party C-A contemplating the acquisition of the Commercial Business (subject to the Government Solutions Business first being disposed of) and how best to respond to such indication of interest.

On November 9, 2009, in accordance with our Board’s directives, a representative of Houlihan Lokey sent a letter, on behalf of TechTeam, to a representative of Party C-A acknowledging receipt of Party C-A’s indication of interest dated October 15, 2009 for the Commercial Business and requesting that Party C-A provide any additional information relating to its indication of interest that it believed would be relevant to our Board in its evaluation of such indication of interest.

On November 18, 2009, Jacobs Engineering submitted its final indication of interest proposing the acquisition of the Government Solutions Business for $81 million. The final indication of interest was in the form of a proposed letter of intent and contemplated the execution thereof by both Jacobs Engineering and TechTeam. Jacobs Engineering’s final indication of interest contemplated that its acquisition of the Government Solutions Business would be structured as a stock acquisition by either it or a wholly-owned subsidiary, that the purchase price consideration would be all-cash, that the acquisition of the Government Solutions Business would be on a cash-free, debt-free basis, and the purchase price would be subject to a post-closing net asset adjustment, based on a definition of net assets and a target level of net assets to be agreed upon. In addition, Jacobs Engineering indicated that the purchase price would be paid in cash from internal funds and that there would be no need for any other financing and, accordingly, the acquisition would not be conditioned upon the receipt of any financing. Jacobs Engineering’s final indication of interest also proposed the following additional terms, among others:

•	25% of the purchase price, or $20.25 million, would be placed in an escrow account to secure the indemnification obligations of TechTeam to Jacobs Engineering to be retained until 36 months after the closing date;

•	the escrow would serve as a non-exclusive source of indemnification for Jacobs Engineering under the stock purchase agreement;

•	the representations and warranties made by TechTeam in the stock purchase agreement, including both non-fundamental and fundamental representations and warranties, would survive the closing until 60 days following the expiration of the applicable statute of limitations;

•	the claim-based threshold for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to $25,000;

•	the threshold or “tipping basket” for indemnity claims against TechTeam in respect of non-fundamental representations and warranties would be equal to $150,000;

•	the cap for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to 100% of the purchase price or $81 million;

•	there would be no threshold or cap for:

•	indemnity claims against TechTeam in respect of breaches of fundamental representations and warranties or covenants, or

•	fraud, intentional misrepresentation and willful misconduct;

•	the definition of “fundamental representations and warranties” would include, among others, representations and warranties relating to consents and approvals, government contracts, compliance with laws, title and sufficiency of assets, taxes, no indebtedness, and absence of certain business practices;

•	TechTeam would guarantee the collectability of the accounts receivable acquired by Jacobs Engineering, both billed and unbilled, for work performed prior to the closing date;

•	TechTeam would procure, at its cost and expense, run-off coverage and/or tail insurance having such coverage limits as Jacobs Engineering deems advisable;

•	TechTeam would agree not to compete with the Government Solutions Business or solicit or hire any employee of Jacobs Engineering or the Government Solutions Business for a period of five years following the closing;

•	the stock purchase agreement would provide that all key employees of the Government Solutions Business would enter into employment agreements with Jacobs Engineering (to become effective after the closing) with terms of up to three years after the closing date; and

•	TechTeam would permit Jacobs Engineering and the Government Solutions Business to continue to utilize the name “TechTeam” in connection with the Government Solutions Business for a reasonable period following the closing.

In addition, Jacobs Engineering indicated that its obligation to consummate the acquisition of the Government Solutions Business would be conditioned on there being no “material adverse change” to the Government Solutions Business (as such term would be defined in the stock purchase agreement), including any material adverse change to the “prospects” of the Government Solutions Business. Jacobs Engineering also requested an exclusivity period through December 31, 2009 to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence.

Also, on November 18, 2009, Party G-A submitted its final indication of interest proposing the acquisition of the Government Solutions Business for $52.5 million. Party G-A’s final indication of interest contemplated that its acquisition of the Government Solutions Business would be structured as a stock acquisition by a newly-created entity, that the purchase price consideration would be all-cash, that the acquisition of the Government Solutions Business would be on a cash-free, debt-free basis, and the purchase price would be subject to a post-closing net working capital adjustment based on a definition of closing net working capital and a target level of net working capital to be agreed upon. In addition, Party G-A indicated that, upon the signing of a definitive stock purchase agreement, its obligation to consummate the acquisition of the Government Solutions Business would not be subject to financing. Party G-A’s final indication of interest also proposed the following additional terms, among others:

•	10% of the purchase price, or $5.25 million, would be placed in an escrow account to secure the indemnification obligations of TechTeam to Party G-A to be retained until 15 months after the closing date;

•	the claim-based threshold for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to $50,000;

•	the deductible for indemnity claims against TechTeam in respect of non-fundamental representations and warranties would be equal to 1% of the purchase price or $525,000;

•	the cap for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to 10% of the purchase price or $5.25 million;

•	there would be no threshold, deductible or cap for:

•	indemnity claims against TechTeam in respect of breaches of fundamental representations or covenants, or

•	TechTeam’s tax indemnity;

•	a termination fee would be payable by TechTeam equal to 2% of the purchase price or $1.05 million, and/or the reimbursement by TechTeam of Party G-A’s reasonable expenses (with no cap on such expenses specified), based upon the occurrence of certain agreed-upon events (including post-termination closing of an alternative transaction); and

•	if requested, prior to the closing, TechTeam would make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).

In its final indication of interest, Party G-A indicated that its proposal would expire at the close of business on November 25, 2009.

On November 20, 2009, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s exploration of the sale of the Government Solutions Business. Representatives from our management and legal and financial advisors were also present for this meeting. At this meeting, the representatives from Houlihan Lokey reviewed with the Strategy Committee the final indications of interest that had been received for the Government Solutions Business and the process that had been followed in exploring the possible sale of the Government Solutions Business. It was noted that 55 strategic and 42 financial buyers were contacted regarding their potential interest in acquiring the Government Solutions Business and, of those contacted, 24 strategic and 11 financial buyers decided not to proceed prior to reviewing the various due diligence materials, and 31 strategic and 31 financial buyers had executed confidentiality agreements and received copies of various due diligence materials.

Of the 62 parties that executed confidentiality agreements and received copies of various due diligence materials with respect to the Government Solutions Business, 22 parties submitted non-binding initial indications of interest relating to the sale of the Government Solutions Business. The initial indications of interest proposed material terms and conditions relating to the sale of the Government Solutions Business, including, without limitation, the proposed purchase price for the Government Solutions Business (ranging from $42 million to $95 million) and exclusivity. Most of the parties that submitted initial indications of interest with respect to the Government Solutions Business were invited to visit with our senior management and to receive further information and materials relating to the Government Solutions Business, or participate in one or more conference calls with our senior management to review such information and materials. Each party that participated in these meetings was requested to either confirm its initial indication of interest or to submit a revised non-binding indication of interest relating to the sale of the Government Solutions Business.

Of the 22 parties that submitted initial indications of interest with respect to the Government Solutions Business, no party confirmed its initial indication of interest and only six parties submitted final non-binding indications of interest relating to the sale of the Government Solutions Business. The 16 parties that declined to confirm their initial indications of interest and did not submit final indications of interest indicated that they were not interested in pursuing a purchase of the Government Solutions Business because of the uncertainty of the Government Solutions Business’ short- and long-term prospects as either a stand-alone enterprise or as an integrated business unit of a larger organization, including, but not limited to, its ability to achieve forecasted revenue and EBITDA (particularly as it related to new business), the potential for organizational conflicts of interest, the uncertainty regarding near-term re-competes and the integration challenges that the Government Solutions Business could present for strategic buyers.

The six final indications of interest that were received proposed material terms and conditions relating to the sale of the Government Solutions Business, including, without limitation, proposed purchase prices for the Government Solutions Business (ranging from $45 million to $81 million) and exclusivity.

Jacobs Engineering’s final indication of interest proposing a purchase price of $81 million, the high-end of the range of the final indications of interest, was deemed by the Strategy Committee to represent the most attractive offer for the Government Solutions Business.

On November 25, 2009, Jacobs Engineering was provided with various revisions proposed by TechTeam to the terms and provisions that were included in the initial draft of the letter of intent provided by

Jacobs Engineering on November 18, 2009. The proposed revisions included, but were not limited, to the following:

•	the representations and warranties made by TechTeam in the stock purchase agreement would survive the closing until 18 months following the closing, other than fundamental representations and warranties which would survive the closing until the expiration of the applicable statute of limitations;

•	15% of the proposed purchase price, or $12.15 million, would be placed in an escrow account to secure the indemnification obligations of TechTeam to Jacobs Engineering, with 50% of such amount to be released 12 months after the closing date and the remainder to be released 18 months after the closing date;

•	in lieu of a “tipping basket,” there would be a deductible for indemnity claims against TechTeam in respect of non-fundamental representations and warranties equal to $600,000;

•	the cap for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to 25% of the purchase price or $20.25 million;

•	TechTeam’s maximum liability for breaches of all representations and warranties (including all fundamental representations and warranties) would not exceed 100% of the purchase price of $81 million, except in the case of fraud;

•	TechTeam would agree not to compete with the Government Solutions Business or solicit or hire any employee of Jacobs Engineering or the Government Solutions Business for a period of five years following the closing but such restrictive covenants would terminate upon a change of control of TechTeam;

•	the stock purchase agreement would provide that all key employees of the Government Solutions Business would enter into employment agreements with Jacobs Engineering (to become effective after the closing) with terms of up to two years after the closing date; and

•	the stock purchase agreement would include “fiduciary out” provisions that would allow TechTeam to terminate the stock purchase agreement under certain circumstances.

In addition, the proposed revisions to the draft letter of intent rejected the following proposals of Jacobs Engineering:

•	that TechTeam guarantee the collectability of the accounts receivable acquired by Jacobs Engineering, both billed and unbilled, for work performed prior to the closing date;

•	that TechTeam procure, at its cost and expense, run-off coverage and/or tail insurance having such coverage limits as Jacobs Engineering deems advisable; and

•	that the obligation of Jacobs Engineering to consummate the acquisition of the Government Solutions Business would be conditioned on there being no “material adverse change” to the “Government Solutions business” (as such term would have been defined in the definitive stock purchase agreement), including any material adverse change to the “prospects” of such “Government Solutions business.”

On December 1, 2009, in accordance with our Board’s directives, representatives of Houlihan Lokey held a conference call with representatives of Jacobs Engineering to discuss the initial draft of the letter of intent provided by Jacobs Engineering on November 18, 2009.

On the afternoon of December 3, 2009, TechTeam, together with its legal and financial advisors, held a conference call with Jacobs Engineering and its outside legal counsel, Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”), to discuss the letter of intent that had been proposed by Jacobs Engineering with respect to the acquisition of the Government Solutions Business. Among those participating in this conference call were (i) representing TechTeam, Messrs. Frumberg and Siegel, and (ii) representing Jacobs Engineering, John McLachlan, its Senior Vice President for Acquisitions and Strategy, Jeff Goldfarb, its Vice President and Controller for M&A and Public Sector, and Mike Udovic, its Vice President and Corporate Secretary. During the course of this conference call, TechTeam emphasized the importance of several factors, including that any transaction to sell the Government Solutions Business: (i) not unduly encumber our Board’s ability to explore various strategic alternatives for the Commercial Business, (ii) provide for a “fiduciary out” for TechTeam to consider competing acquisition proposals with respect to the Government Solutions Business as well as the entirety of the Company (including the Government Solutions Business), (iii) have limited conditionality and, accordingly, maximum certainty of closing, and (iv) contemplate an expeditious timeline both for the execution of a definitive acquisition agreement and the closing of the transaction.

On December 4, 2009, Jacobs Engineering circulated a revised draft letter of intent. In its revised letter of intent, Jacobs Engineering proposed the following revisions:

•	the representations and warranties made by TechTeam in the stock purchase agreement would survive the closing until 24 months following the closing, other than fundamental representations and warranties which would survive the closing until sixty days following the expiration of the applicable statute of limitations;

•	15% of the proposed purchase price, or $12.15 million, would be placed in an escrow account to secure the indemnification obligations of TechTeam to Jacobs Engineering to be retained until 24 months after the closing date;

•	the threshold or “tipping basket” for indemnity claims against TechTeam in respect of non-fundamental representations and warranties would be equal to $250,000;

•	the cap for indemnity claims against TechTeam in respect of breaches of non-fundamental representations and warranties would be equal to 50% of the purchase price or $40.5 million;

•	TechTeam’s maximum liability for breaches of all representations and warranties (including all fundamental representations and warranties) would not exceed 100% of the purchase price of $81 million, except in the case of fraud, intentional misrepresentation or willful misconduct;

•	there would be no threshold or cap for indemnity claims against TechTeam in respect of:

•	breaches of any covenants, or

•	fraud, intentional misrepresentation and willful misconduct;

•	TechTeam would agree not to compete with the Government Solutions Business or solicit or hire any employee of Jacobs Engineering or the Government Solutions Business for a period of five years following the closing but such restrictive covenants would terminate upon a change of control of TechTeam;

•	the stock purchase agreement would provide that all key employees of the Government Solutions Business would enter into employment agreements with Jacobs Engineering (to become effective after the closing) with terms of up to two years after the closing date;

•	TechTeam would make an election under Section 338(h)(10) of the Code with respect to the tax treatment of the sale of the Government Solutions Business; and

•	to the extent that TechTeam determines that approval of the sale of the Government Solutions Business is required by its stockholders, the stock purchase agreement would include “fiduciary out” provisions and, related to that, Jacobs Engineering would be entitled to a termination fee equal to 5% of the purchase price, or $4.05 million, and reimbursement of its expenses in the event that the stock purchase agreement is terminated under certain circumstances.

Jacobs Engineering also requested an exclusivity period through January 31, 2010 to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence.

On December 9, 2009, our Board convened a meeting to discuss various matters. Our senior management was also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the process to explore the sale of the Government Solutions Business. Mr. Siegel noted that, of the six final indications of interest that were received, the one submitted by Jacobs Engineering, which proposed a purchase price of $81 million, contemplated the highest purchase price for the Government Solutions Business. Mr. Siegel informed our Board that TechTeam was in the process of negotiating a letter of intent with Jacobs Engineering.

On the afternoon of December 10, 2009, representatives of Blank Rome held a conference call with representatives of Paul Hastings as well as Mr. Udovic to discuss various matters related to the letter of intent that had been proposed by Jacobs Engineering with respect to the acquisition of the Government Solutions Business.

On the morning of December 12, 2009, Mr. Siegel circulated a letter to John McLachlan, the Senior Vice President, Acquisitions and Strategy, for Jacobs Engineering. In his letter, Mr. Siegel indicated to Mr. McLachlan that the letter of intent proposed by Jacobs Engineering contained numerous provisions which were troubling to our Board and raised significant doubt as to whether a transaction with Jacobs Engineering could be completed. As an example of such provisions, Mr. Siegel pointed to Jacobs Engineering’s request to categorize various representations and warranties to be made by TechTeam in the stock purchase agreement as “fundamental representations,” including the representation and warranty with respect to government contracts. The effect of including such a representation and warranty within the definition of “fundamental representations” would have been to provide Jacobs Engineering the right to seek indemnification from TechTeam for up to 100% of the purchase price paid for the Government Solutions Business with respect to indemnification claims arising out of a breach of the government contracts representation. While Mr. Siegel indicated that, based on the framework proposed by Jacobs Engineering, it might be futile for the parties to continue any further discussions, he also indicated that if the “impasse” could be resolved with an in-person meeting, TechTeam and its representatives were prepared to meet as soon as logistically practicable to address the open issues regarding the proposed letter of intent.

On December 15, 2009, Mr. McLachlan requested that the respective representatives of TechTeam and Jacobs Engineering meet on December 18, 2009 to discuss the open issues relating to the letter of intent proposed by Jacobs Engineering.

On December 17, 2009, Party G-A submitted a revised indication of interest for the acquisition of the Government Solutions Business for $60 million, which represented an increase of $7.5 million from its previous indication of interest dated November 18, 2009. Party G-A’s revised indication of interest contained many of the same terms as were contained in its final indication of interest other than (i) the revised purchase price of $60 million, (ii) an escrow deposit of $6 million (as opposed to $5.25 million in its final indication of interest) to secure the indemnification obligations of TechTeam to Party G-A; and (iii) a term of escrow of 12 months after the closing date (as opposed to 15 months in the final indication of interest submitted by Party G-A). In addition, as with its earlier indications of interest, Party G-A indicated that, upon the signing of a definitive stock purchase agreement, its obligation to consummate the acquisition of the Government Solutions Business would not be subject to obtaining financing. In its revised indication of interest, Party G-A indicated that its proposal would expire at the close of business on December 23, 2009.

On the morning of December 18, 2009, the respective representatives of TechTeam and Jacobs Engineering met to discuss the open issues relating to the letter of intent proposed by Jacobs Engineering. Messrs. Frumberg and Siegel attended on behalf of TechTeam as did representatives of our legal and financial advisors. Jacobs Engineering was represented at this meeting by George A. Kunberger, its Executive Vice President, Messrs. Goldfarb and Udovic, and a representative of Paul Hastings. At this meeting, TechTeam and Jacobs Engineering discussed various issues relating to the proposed letter of intent, including, but not limited to:

•	the effect of a transaction between TechTeam and Jacobs Engineering on our Board’s ability to explore various strategic alternatives for the Commercial Business;

•	the ability of Jacobs Engineering to claw-back the purchase price for the Government Solutions Business through indemnification or other provisions;

•	the definition of “fundamental representations and warranties”;

•	the survival period for the representations and warranties that would be made by TechTeam in the stock purchase agreement;

•	whether TechTeam’s indemnification obligations pursuant to a stock purchase agreement with Jacobs Engineering would be limited to the amount held in an escrow account;

•	the extent to which the parties would share the costs of an election made by TechTeam to have the sale of the Government Solutions Business treated as an asset sale under Section 338(h)(10) of the Code;

•	the extent to which TechTeam would be required to guarantee the accounts receivable balance that are recorded on the closing balance sheet of the Government Solutions Business;

•	the extent to which TechTeam would fund retention arrangements with key employees of the Government Solutions Business;

•	whether the execution of employment agreements with key employees of the Government Solutions Business would be a condition to the obligation of Jacobs Engineering to consummate a transaction;

•	the definition of “material adverse effect” and whether the absence of a “material adverse effect” with respect to the Government Solutions Business would be a condition to the obligation of Jacobs Engineering to consummate the acquisition of the Government Solutions Business;

•	other issues affecting certainty of the closing of a transaction with Jacobs Engineering; and

•	the contemplated timeline for the signing of a stock purchase agreement with Jacobs Engineering.

At the conclusion of this day-long meeting, it was the understanding of the parties that, rather than attempt to continue to negotiate a letter of intent, they would focus their efforts on negotiating a stock purchase agreement.

Following the conclusion of the meeting, TechTeam viewed the following points, among others, as having been agreed to in principle:

•	the cap on TechTeam’s indemnification obligations pursuant to the stock purchase agreement would be equal to 25% of the purchase price;

•	the escrow to secure TechTeam’s indemnification obligations pursuant to the stock purchase agreement would be equal to 25% of the purchase price and would be the sole recourse for all indemnification obligations except for taxes and fraud (subject to reaching agreement on the definition of fraud);

•	TechTeam would guarantee the accounts receivable of the Government Solutions Business as they exist on the date of closing of the transaction but such guarantee would fall under the 25% cap on TechTeam’s indemnification obligations discussed above;

•	if Jacobs Engineering requests that TechTeam make an election pursuant to Section 338(h)(10) of the Code, the parties would share equally the incremental costs of such an election; and

•	the purchase price to be paid by Jacobs would be netted against $2 million to fund retention payments that would be made to TTGSI employees by Jacobs following the closing of the Stock Sale.

Among the points that TechTeam viewed as open were the following:

•	the duration of the period during which the representations and warranties of TechTeam would survive the closing of the transaction;

•	the duration of the period during which a portion of the purchase price paid for the Government Solutions Business would be held in escrow; and

•	the extent to which Jacobs Engineering could assert claims for fraud, intentional misrepresentation or similar claims against TechTeam outside of the escrow and in excess of the 25% indemnification cap and how fraud would be defined by the parties in the stock purchase agreement.

On the evening of December 22, 2009, a representative of Paul Hastings circulated to representatives of Blank Rome a revised draft of the stock purchase agreement that had been provided to Jacobs Engineering in October 2009 for review and comment in connection with the solicitation of Jacobs Engineering’s final indication of interest.

On December 23, 2009, representatives of Blank Rome and Paul Hastings held a conference call to discuss various issues relating to the revised draft of the stock purchase agreement, including, but not limited to, the circumstances under which TechTeam could be liable for indemnification claims in excess of the indemnification escrow amount as well as indemnification claims asserted more than three years after the closing of the transaction. In connection with that discussion, the representatives discussed the carve-outs that Jacobs Engineering was seeking to the cap on TechTeam’s obligations to indemnify Jacobs Engineering pursuant to the stock purchase agreement, particularly the carve-outs for fraud, intentional misrepresentation and similar claims, which would have no limit in amount or duration.

Also, on December 23, 2009, TechTeam indicated to Jacobs Engineering its disappointment with the revised draft of the stock purchase agreement and that, given the presence of other parties potentially interested in pursuing the acquisition of the Government Solutions Business, Jacobs Engineering would need to move quickly to resolve the issues presented by its draft stock purchase agreement.

On the evening of December 23, 2009, a representative of Party G-A submitted a draft exclusivity agreement that contemplated TechTeam granting Party G-A an exclusive period of 30 days to negotiate the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence.

On December 24, 2009, Messrs. Frumberg and Siegel held a telephone call with Mr. Kunberger to discuss the status of Jacobs Engineering’s interest in pursuing the acquisition of the Government Solutions Business. Mr. Kunberger indicated that Jacobs Engineering continued to be interested in acquiring the Government Solutions Business. Messrs. Frumberg and Siegel indicated to Mr. Kunberger that the carve-outs that Jacobs Engineering was seeking to the cap on TechTeam’s obligations to indemnify Jacobs Engineering pursuant to the stock purchase agreement, particularly the carve-outs for fraud, intentional misrepresentation and similar claims, which would have no limit in amount of duration, would be difficult for TechTeam to agree to, particularly given their possible effect on TechTeam’s ability to explore strategic alternatives for the Commercial Business. Mr. Kunberger indicated that he would discuss this issue with the other members of his management team.

On the morning of December 29, 2009, Messrs. Frumberg and Siegel held a conference call with a senior representative of Party G-A. Also participating in the conference call were representatives of TechTeam’s and Party G-A’s respective advisors. The conference call focused on various issues related to Party G-A’s potential interest in acquiring the Government Solutions Business, including, but not limited to:

•	the effect of a transaction between TechTeam and Party G-A on our Board’s ability to explore various strategic alternatives for the Commercial Business;

•	the ability of Party G-A to claw-back the purchase price for the Government Solutions Business through indemnification or other provisions;

•	the definition of “fundamental representations and warranties”;

•	the survival period for the representations and warranties that would be made by TechTeam in the stock purchase agreement;

•	that TechTeam’s indemnification obligations pursuant to a stock purchase agreement with Party G-A needed to be limited to the amount held in an escrow account;

•	the definition of “material adverse effect” and whether the absence of a “material adverse effect” with respect to the Government Solutions Business would be a condition to the obligation of Party G-A to consummate the acquisition of the Government Solutions Business;

•	other issues affecting certainty of closing of a transaction with Party G-A; and

•	the contemplated timeline for the signing of a stock purchase agreement with Party G-A.

On December 30, 2009, Mr. Kunberger telephoned Mr. Siegel to inform him that Jacobs Engineering was no longer interested in pursuing the acquisition of the Government Solutions Business.

On January 4, 2010, a representative of Blank Rome circulated to a representative of Party G-A’s legal counsel a revised draft of its proposed exclusivity agreement. The representatives subsequently exchanged various additional revised drafts of the exclusivity agreement that day and held a conference call to negotiate various provisions of the exclusivity agreement, including, but not limited to, that the exclusivity agreement not restrict the ability of TechTeam to encourage, solicit, initiate or engage in discussions or negotiations with any person, or encourage or solicit proposals from any person, with respect to either (a) any purchase, sale or other disposition of the Commercial Business, or (b) any merger, acquisition, consolidation or similar business combination involving the sale of TechTeam subsequent to a sale of the Government Solutions Business to Party G-A.

On January 6, 2010, Party G-A was provided with an update on the Government Solutions Business and, thereafter, held a conference call to discuss such update with a senior management representative of the Government Solutions Business. Following the conference call, the representative from Party G-A expressed concern with the financial outlook for the Government Solutions Business and indicated that it would need time to digest the information provided.

On January 8, 2010, Party G-A submitted a revised indication of interest for the acquisition of the Government Solutions Business for $55 million. Party G-A’s revised indication of interest contained many of the same terms as were contained in its prior indication of interest other than (i) that the revised proposed purchase price would be $55 million, and (ii) the amount of the escrow deposit would be $5 million (as opposed to $6 million in its final indication of interest) to secure the indemnification obligations of TechTeam to Party G-A. In addition, as with its earlier indications of interest, Party G-A indicated that, upon the signing of a definitive stock purchase agreement, its obligation to consummate the acquisition of the Government Solutions Business would not be subject to financing. In its revised indication of interest, Party G-A indicated that its proposal would expire at the close of business on January 11, 2010.

On January 10, 2010, our Board convened a meeting to discuss various matters relating to the process to explore the sale of the Government Solutions Business. TechTeam’s senior management and a representative of Blank Rome were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the process to explore the sale of the Government Solutions Business. Mr. Siegel discussed with our Board the terms of Party G-A’s most recently revised indication of interest which contemplated a purchase price of $55 million for the Government Solutions Business (reflecting a reduction from the $60 million proposed purchase price contained in Party G-A’s previous indication of interest dated December 17, 2009). Mr. Siegel also noted that Party G-A was seeking an exclusivity period of 30 days (ending on February 10, 2010) to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence. Mr. Siegel indicated that, notwithstanding the reduced purchase price, Party G-A’s most recent indication of interest represented the most attractive bid then received to date and not withdrawn for the Government Solutions Business, taking into account:

•	the proposed purchase price;

•	the proposed transaction terms such as escrow amount, indemnification, and the limitations on the ability of Party G-A to make indemnification claims post-closing against the escrowed amount and beyond the escrowed amount;

•	certainty of closing;

•	timing of closing; and

•	the effect that a transaction with Party G-A would have on the ability of our Board to explore various strategic alternatives with respect to the Commercial Business.

Mr. Siegel also informed our Board that the Strategy Committee had requested that Houlihan Lokey confirm with Jacobs Engineering that it was no longer interested in pursuing the acquisition of the Government Solutions Business and that such confirmation would be obtained from Jacobs Engineering prior to executing an exclusivity agreement with Party G-A. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, recommended that our Board authorize TechTeam to enter into the exclusivity agreement as negotiated with Party G-A. Our Board discussed the meaning and consequences of granting exclusivity to Party G-A upon and subject to the terms of the proposed exclusivity agreement. In considering the proposed exclusivity agreement, our Board considered various factors, including, but not limited to:

•	our Board’s understanding that Jacobs Engineering was no longer interested in pursuing the acquisition of the Government Solutions Business (which would be confirmed prior to executing the exclusivity agreement with Party G-A);

•	that Party G-A had indicated that it would not continue discussions and negotiations without an executed exclusivity agreement; and

•	the view of our Board that (assuming Jacobs Engineering was no longer interested in pursuing the acquisition of the Government Solutions Business), and taking into account the competitive process used to explore the sale of the Government Solutions Business, the terms proposed by Party G-A in its most recent indication of interest represented the best transaction attainable with respect to the sale of Government Solutions Business.

Following such discussion, and subject to obtaining the confirmation from Jacobs Engineering that it was no longer interested in pursuing the acquisition of the Government Solutions Business, our Board approved, and authorized TechTeam’s management to execute, an exclusivity agreement with Party G-A as recommended by Messrs. Frumberg and Siegel.

On January 11, 2010, at the request of the Strategy Committee, a representative of Houlihan Lokey held a telephone call with Jeff Goldfarb, Vice-President & Controller for M&A and Public Sector at

Jacobs Engineering. During the course of such call, Mr. Goldfarb confirmed that Jacobs Engineering was no longer interested in pursuing the acquisition of the Government Solutions Business.

Also, on January 11, 2010, at the request of the Strategy Committee, a representative of Houlihan Lokey held a telephone call with a representative of Party W-B to inquire whether Party W-B was still interested in acquiring the entirety of the Company on the terms contained in the indication of interest that it had submitted on July 23, 2009. During the course of that telephone conversation, Party W-B was updated as to the financial condition and outlook of TechTeam since the prior summer. Following such discussion, the representative of Party W-B indicated that, while it may still be interested in exploring the acquisition of the entirety of the Company, given the significant deterioration in TechTeam’s financial condition and outlook, Party W-B would not be willing to reaffirm the proposed purchase price contemplated by its July 23, 2009 indication of interest.

On January 12, 2010, TechTeam and Party G-A executed an exclusivity agreement that granted Party G-A exclusivity through February 10, 2010 to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence.

Also, on January 12, 2010, TechTeam and Party G-A executed an amendment to the confidentiality agreement that the parties had executed on May 27, 2009. The purpose of the amendment, among other things, was to permit Party G-A to share with one of its affiliates certain of the information and materials relating to the Government Solutions Business. TechTeam also executed on this same date a similar amendment to the confidentiality agreement that it had executed with an affiliate of Party G-A on June 2, 2009.

On the afternoon of January 18, 2010, a representative of Party G-A’s legal counsel circulated to a representative of Blank Rome a detailed issues list relating to the draft stock purchase agreement that had been provided to Party G-A in October 2009 for review and comment in connection with the solicitation of Party G-A’s final indication of interest. In the detailed issues list, Party G-A’s legal counsel indicated that Party G-A was not willing to provide an unconditional representation in the stock purchase agreement that it had or would have sufficient funds for the closing, but would only represent that it would have sufficient funds if its third-party financing was consummated in accordance with the terms of a financing commitment letter, a copy of which would be provided to TechTeam prior to the execution of a stock purchase agreement. In addition, Party G-A’s legal counsel indicated in the detailed issues list that if TechTeam terminated the stock purchase agreement because of a material breach by Party G-A, TechTeam would not be able to bring an action against Party G-A for specific performance and the only recourse of TechTeam would be to collect a reverse termination fee in an amount to be determined, as liquidated damages, from an affiliate of Party G-A. The issues list also provided that Party G-A would not be a party to the stock purchase agreement and, except for the obligation to pay a “reverse break-up fee,” the only affiliate of Party G-A that would be a party to the stock purchase agreement would be a newly-formed acquisition subsidiary. In addition to the foregoing, Party G-A’s detailed issues list raised other issues that were of concern to TechTeam, including, but not limited to, the following:

•	that the proposed “fiduciary out” would only apply to a competing transaction proposal that involves a change of control of TechTeam or the entire business of TechTeam but would not apply to offers or proposals to acquire just the Government Solutions Business;

•	that Party G-A was seeking to have TechTeam agree to a worldwide non-compete covenant (the term of which was to be agreed upon) to prevent TechTeam from competing with the Government Solutions Business after it is sold to Party G-A; and

•	that Party G-A had rejected many of the “seller-friendly” carveouts included in TechTeam’s proposed definition of “material adverse effect” and wanted to include, as part of that definition, any adverse changes affecting the “prospects” of the Government Solutions Business.

On January 22, 2010, representatives of Blank Rome met with representatives of Party G-A’s legal counsel at the offices of Party G-A’s legal counsel to review and negotiate various issues related to the stock purchase agreement pursuant to which Party G-A would acquire the Government Solutions Business from TechTeam, including, but not limited to, the issues included on the detailed issues list that had been circulated by Party G-A’s legal counsel on January 18, 2010.

On February 1, 2010, a representative of Party G-A’s legal counsel circulated to a representative of Blank Rome a revised draft of the stock purchase agreement. Also, on February 1, 2010, a representative of Party G-A’s legal counsel circulated to a representative of Blank Rome a letter from Party G-A, contemplated by the exclusivity agreement between TechTeam and Party G-A, confirming to TechTeam that, as of February 1, 2010, Party G-A had not identified any material issues which would alter Party G-A’s intention to continue to move toward executing a definitive acquisition agreement with respect to the sale of the Government Solutions Business at a purchase price of $55 million and the other material terms that were outlined in its most recent indication of interest.

On the afternoon of February 3, 2010, TechTeam held a conference call with representatives of Party C-A, together with the parties’ respective legal and financial advisors, to discuss various matters with respect to a possible sale of the Commercial Business to Party C-A subsequent to the sale of the Government Solutions Business, including, but not limited to:

•	the transaction structure by which the Commercial Business would be sold,

•	whether TechTeam’s indemnification obligations pursuant to a stock purchase agreement with the buyer of the Government Solutions Business would be limited to the amount held in an escrow account, and

•	the extent to which the buyer of the Commercial Business would be liable for contingent liabilities of the Government Solutions Business in excess of the amount held in an escrow account.

On February 5, 2010, a representative of Party G-A circulated a draft amendment to the exclusivity agreement that had been executed by TechTeam and Party G-A which amendment proposed an extension of exclusivity until February 28, 2010.

On February 10, 2010, a representative of Blank Rome circulated to a representative of Party G-A’s legal counsel a revised draft of the stock purchase agreement. Also, on February 10, 2010, the exclusivity agreement that had been executed by TechTeam and Party G-A expired without extension.

On the afternoon of February 10, 2010, TechTeam held a telephone conference with Party W-A, together with the parties’ respective advisors, to discuss various matters with respect to a possible sale of the Commercial Business to Party W-A subsequent to the sale of the Government Solutions Business, including, but not limited to:

•	the transaction structure by which the Commercial Business would be sold;

•	whether TechTeam’s indemnification obligations pursuant to a stock purchase agreement with the buyer of the Government Solutions Business would be limited to the amount held in an escrow account; and

•	the extent to which the buyer of the Commercial Business would be liable for contingent liabilities of the Government Solutions Business in excess of the amount held in an escrow account.

On the evening of February 10, 2010, a representative of Blank Rome held a telephone conference with a representative of Party C-A’s outside legal counsel to further discuss various issues with respect to a possible sale of the Commercial Business to Party C-A subsequent to the sale of the Government Solutions Business, including, but not limited to, the extent to which the buyer of the Commercial Business would be liable for contingent liabilities of the Government Solutions Business in excess of the amount held in an escrow account.

On February 11, 2010, Mr. Hamot circulated a letter to Mr. Kunberger. In his letter, Mr. Hamot informed Mr. Kunberger that TechTeam’s exclusivity agreement with another party had expired the day before and that such party was seeking an extension of exclusivity. Mr. Hamot indicated to Mr. Kunberger that, before TechTeam would agree to such an extension, TechTeam wanted to assess whether Jacobs Engineering would have any interest in resuming negotiations with TechTeam with respect to the possible acquisition of the Government Solutions Business.

On February 12, 2010, Mr. Kunberger circulated an e-mail to Mr. Siegel confirming receipt of Mr. Hamot’s letter. Mr. Kunberger indicated that while Jacobs Engineering would seek to respond later that day to Mr. Hamot’s letter, given that Mr. McLachlan and Rogers Starr, the Jacobs Engineering executive in charge of its government business, were then traveling out of the country, the response may be delayed due to logistical challenges.

On February 15, 2010, Mr. Kunberger circulated an e-mail to Mr. Siegel informing him that Jacobs Engineering was still having logistical challenges in gathering the appropriate individuals at Jacobs Engineering to discuss an appropriate response to Mr. Hamot’s letter.

On the afternoon of February 16, 2010, the respective representatives of TechTeam and Party G-A met to discuss the open issues relating to the acquisition of the Government Solutions Business by Party G-A. Messrs. Frumberg and Siegel attended on behalf of TechTeam as did representatives of our legal and financial advisors. Party G-A was represented at this meeting by, among others, one of its senior executives and two representatives of its outside legal counsel. At this meeting, TechTeam and Party G-A discussed various issues relating to the contemplated acquisition of the Government Solutions Business by Party G-A, including, but not limited to:

•	whether, in the event of a breach of the stock purchase agreement by Party G-A, TechTeam would be permitted to bring an action against Party G-A for specific performance or whether its only recourse would be to collect a “reverse break-up” fee from Party G-A;

•	the amount of the “reverse break-up fee” that Party G-A would be willing to pay to TechTeam under certain circumstances if it was not able to consummate the acquisition of the Government Solutions Business;

•	whether Party G-A would agree to a fiduciary-out that would allow TechTeam to consider competing transaction proposals for the Government Solutions Business in addition to proposals that contemplate the acquisition of the entirety of the Company;

•	the extent to which Party G-A would reimburse TechTeam for the costs of an election made by TechTeam to have the sale of the Government Solutions Business treated as an asset sale under Section 338(h)(10) of the Code;

•	whether Party G-A would be willing to commit to the acquisition of the Government Solutions Business regardless of its ability to obtain financing and the status of Party G-A’s discussions with its financing sources;

•	other issues affecting certainty of closing of a transaction with Party G-A;

•	the contemplated timeline for the signing of a stock purchase agreement with Party G-A; and

•	the contemplated timeline for the closing of sale of the Government Solutions Business to Party G-A.

In addition to the foregoing, the parties discussed whether TechTeam intended to submit the sale of the Government Solutions Business to a vote of its stockholders and, in the absence of such a vote, whether the parties could consider a simultaneous signing of a stock purchase agreement and consummation of the transaction.

Also, on February 16, 2010, Mr. Kunberger circulated to Messrs. Frumberg and Siegel a request for a conference call to be held the following day with him and Mr. McLachlan to discuss the potential interest by Jacobs Engineering in re-initiating negotiations with TechTeam with respect to a potential acquisition of the Government Solutions Business, which request was agreed to later that day by Messrs. Frumberg and Siegel.

On February 17, 2010, Messrs. Frumberg and Siegel participated in a conference call with Messrs. Kunberger and McLachlan to discuss the potential interest by Jacobs Engineering in re-initiating negotiations with TechTeam with respect to a potential acquisition of the Government Solutions Business. Following such conference call, Mr. Frumberg provided Mr. McLachlan with an update on the Government Solutions Business and informed him of the recent departure from the Government Solutions Business of the executive who previously had led its health services industry group.

Also on February 17, 2010, a representative of Blank Rome sent to a representative of Paul Hastings a draft of an exclusivity agreement, which contemplated exclusive negotiations with Jacobs Engineering regarding the sale of the Government Solutions Business until the close of business, Eastern time, on March 12, 2010.

On February 19, 2010, a representative of Party G-A circulated drafts of two commitment letters with financial institutions that it contemplated would participate in the financing of Party G-A’s acquisition of the Government Solutions Business. The draft commitment letters raised a number of issues that were of particular concern to TechTeam including, but not limited to, the following:

•	each commitment letter was only for a partially underwritten financing and each arranger had a syndication “out”;

•	each commitment letter contained a material adverse effect “out” that was tied not only to the Government Solutions Business, but also to the acquiring business;

•	the definition of “material adverse effect” included in the commitment letters was not tied to the definition of “material adverse effect” included in the draft stock purchase agreement;

•	one of the commitment letters contained a market “out” (e.g., disruption in the loan syndication market, etc.);

•	each commitment letter required the lenders to be satisfied with the stock purchase agreement; and

•	each commitment letter contained a due diligence “out.”

On February 22, 2010, Mr. McLachlan circulated to Mr. Frumberg a revised indication of interest proposing the acquisition of the Government Solutions Business for a purchase price ranging from $65 to $70 million. In his letter, Mr. McLachlan indicated that Jacobs Engineering, in revising its purchase price downward from the purchase price of $81 million that was proposed in its indication of interest dated November 18, 2009, was particularly concerned with various recent developments at the Government Solutions Business, including the deterioration in its financial outlook and the departure of a key executive. Subject to being granted exclusivity, Mr. McLachlan indicated that Jacobs Engineering was prepared to recommence negotiations with respect to the draft stock purchase agreement, continue its due diligence review of the Government Solutions Business and take the necessary steps to satisfy itself that the purchase price range proposed by Jacobs Engineering was justified.

Between February 22 and 24, 2010, representatives of Blank Rome and Paul Hastings continued negotiating the terms and conditions of the exclusivity agreement, including, without limitation, the duration of exclusivity and the circumstances in which TechTeam could terminate the exclusivity agreement

(including, without limitation, in the event of a proposal by Jacobs Engineering to reduce the proposed purchase price).

On February 23, 2010, Party G-A was informed that TechTeam was in discussions with another party (Jacobs Engineering) with respect to the sale of the Government Solutions Business and that Party G-A needed to increase its purchase price if it wanted to continue discussions with TechTeam with respect to the sale of the Government Solutions Business. Party G-A declined to increase its proposed purchase price for the Government Solutions Business and, since then, has neither proposed an increased purchase price nor reaffirmed its last proposed purchase price of $55 million. By the close of business on that day, TechTeam terminated Party G-A’s access to the electronic data room that contained materials and documents relating to the Government Solutions Business.

On the morning of February 24, 2010, our Board convened a meeting to discuss various matters relating to the process to explore the sale of the Government Solutions Business. TechTeam’s senior management and a representative of Blank Rome were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the recent discussions that had been held with Jacobs Engineering with respect to its interest in acquiring the Government Solutions Business. Mr. Siegel noted that Jacobs Engineering was seeking an exclusivity period through March 26, 2010 to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, recommended that our Board authorize TechTeam to enter into the exclusivity agreement as negotiated with Jacobs Engineering. Our Board discussed the meaning and consequences of granting exclusivity to Jacobs Engineering upon and subject to the terms of the proposed exclusivity agreement. Following a discussion, our Board approved, and authorized TechTeam’s senior management to execute, the exclusivity agreement with Jacobs Engineering as recommended by Messrs. Frumberg and Siegel.

On February 24, 2010, TechTeam and Jacobs Engineering executed an exclusivity agreement that granted Jacobs Engineering exclusivity through the close of business, Eastern time, on March 26, 2010 to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business and perform any necessary due diligence. Like the exclusivity agreement that TechTeam executed with Party G-A in January 2010, this exclusivity agreement did not restrict the ability of TechTeam to encourage, solicit, initiate or engage in discussions or negotiations with any person, or encourage or solicit proposals from any person, with respect to either (a) any purchase, sale or other disposition of the Commercial Business, or (b) any merger, acquisition, consolidation or similar business combination involving the sale of TechTeam subsequent to a sale of the Government Solutions Business to Jacobs Engineering. Following the execution of this exclusivity agreement by TechTeam and Jacobs Engineering, Jacobs Engineering and its representatives were granted full access to the electronic data room that contained materials and documents relating to the Government Solutions Business.

Also, on February 24, 2010, Mr. McLachlan circulated to Mr. Siegel a list of the principal topics that Jacobs Engineering would be seeking to address in conducting its due diligence review of the Government Solutions Business. Subsequently, also on this date, Mr. Hamot held a telephone call with Mr. Starr to discuss an agenda for an in-person “kick-off” meeting the following week between representatives of the Government Solutions Business and Jacobs Engineering.

On the afternoon of February 25, 2010, representatives of TechTeam, Blank Rome, Jacobs Engineering and Paul Hastings had a conference call to discuss various preliminary matters in connection with the negotiation of a draft stock purchase agreement.

Also, on February 25, 2010, a representative of TechTeam sent to a representative of Party G-A and an affiliate thereof, a letter requesting that, in accordance with the terms of the confidentiality agreement between each of them and TechTeam, they return or destroy all materials that they were provided by TechTeam or its representatives in connection with their evaluation of the Government Solutions Business, and confirm to TechTeam in writing, subject to the terms of such confidentiality agreement, the destruction of such materials.

On the evening of March 1, 2010, a representative of Blank Rome circulated to representatives of Paul Hastings a revised draft of the stock purchase agreement.

On the evening of March 3, 2010, a representative of Blank Rome circulated to representatives of Paul Hastings an initial draft of the voting agreement.

On March 4 and 5, 2010, representatives of Jacobs Engineering met with representatives of TechTeam and the Government Solutions Business and the representatives of Jacobs Engineering were provided with management presentations by various senior executives from the Government Solutions Business.

On the evening of March 5, 2010, a representative of Blank Rome circulated to representatives of Paul Hastings an initial draft of the escrow agreement.

On the evening of March 8, 2010, a representative of Paul Hastings circulated to representatives of Blank Rome a revised draft of the stock purchase agreement.

On March 9, 2010, Marcus A. Williams, Assistant General Counsel of TechTeam, together with a representative of Blank Rome, met with Mr. Udovic and representatives of Paul Hastings to review and negotiate various provisions of the stock purchase agreement for the acquisition by Jacobs Engineering of the Government Solutions Business.

Also, on March 9, 2010, a representative of Party G-A’s legal counsel sent to a representative of Blank Rome certifications confirming that Party G-A and an affiliate thereof had returned or destroyed all materials that they were provided by TechTeam or its representatives in connection with their evaluation of the Government Solutions Business in accordance with the terms of the confidentiality agreement between them and TechTeam.

On March 11, 2010, our Board convened a meeting to discuss various matters relating to the process to explore the sale of the Government Solutions Business. TechTeam’s senior management and a representative of Blank Rome were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the negotiations to sell the Government Solutions Business to Jacobs Engineering and reported that representatives of TechTeam and Jacobs Engineering and their respective outside counsel recently had met in-person to negotiate the terms of the stock purchase agreement. Our Board was also informed that Jacobs Engineering had indicated that its board of directors was not likely to consider formally approving the acquisition of the Government Solutions Business until the following month.

Also, on March 11, 2010, Messrs. Siegel and McLachlan had a telephone call to discuss various issues relating to Jacobs Engineering’s potential interest in acquiring the Government Solutions Business, including, but not limited to, when Jacobs Engineering would be prepared to discuss the purchase price and timing of Jacobs Engineering’s internal approval processes.

On the evening of March 15, 2010, a representative of Blank Rome circulated to representatives of Paul Hastings a revised draft of the stock purchase agreement.

On March 19, 2010, Mr. McLachlan circulated an e-mail to Mr. Siegel informing him that Jacobs Engineering had finished reviewing the current status of its open issues with respect to the acquisition of the Government Solutions Business and intended to provide TechTeam the following week with its “final” acquisition proposal for the Government Solutions Business, including a “final” revised draft of the stock purchase agreement. In his e-mail, Mr. McLachlan indicated that Jacobs Engineering was becoming increasingly concerned about the length of time it was taking to acquire the Government Solutions Business and the effect that the sales process was having on the Government Solutions Business.

On March 24, 2010, Mr. McLachlan circulated an e-mail to Mr. Siegel proposing an in-person meeting with Mr. Siegel on March 29, 2010, and informing him that Jacobs Engineering had almost completed its revised draft of the stock purchase agreement and revised acquisition offer for the

Government Solutions Business. Later that day, Mr. Siegel responded to Mr. McLachlan and indicated that he and Mr. Frumberg would be able to meet with Mr. McLachlan on the morning of March 29, 2010.

Also, on March 24, 2010, Mr. Siegel circulated a letter to Mr. McLachlan, in accordance with the requirements of the exclusivity agreement, notifying Jacobs Engineering that earlier that day TechTeam had received an unsolicited communication from another party inquiring about the status of the process with respect to the review of strategic alternatives for the Government Solutions Business. As noted in the letter to Mr. McLachlan, the communication that TechTeam received from such party did not contain a specific proposal for the acquisition of the Government Solutions Business.

On the morning of March 26, 2010, Mr. McLachlan circulated to Mr. Siegel a revised indication of interest as well as a revised draft of the stock purchase agreement. In the revised indication of interest, Jacobs Engineering indicated that, based on the current state of its due diligence review and its view as to the weakening of the Government Solutions Business and its prospects since December 2009, it was revising its net purchase price for the Government Solutions Business downward to $58 million. In its revised indication of interest, Jacobs Engineering also requested that the exclusivity period (which would expire at the close of business on March 26, 2010) be extended through April 20, 2010 to provide time for Jacobs Engineering to finish its due diligence, finalize the terms of the stock purchase agreement, review and finalize TechTeam’s disclosure schedules relating to the stock purchase agreement and seek approval from the board of directors of Jacobs Engineering.

On March 29, 2010, Messrs. Siegel and Frumberg, accompanied by a representative from Houlihan Lokey, met with Mr. McLachlan to negotiate various aspects of the sale of the Government Solutions Business. During the course of those negotiations, Mr. McLachlan informed Messrs. Siegel and Frumberg that Jacobs Engineering would be willing to agree to the following; (i) revising its net purchase price upward to $59 million, (ii) TechTeam would not be required to make an election pursuant to Section 338(h)(10) of the Code, (iii) the non-compete agreement that would be entered into between TechTeam and Jacobs Engineering would provide that it would terminate upon a change-in-control of TechTeam that occurs subsequent to the sale of the Government Solutions Business, and (iv) the principal stockholders executing voting agreements would not be required to vote for the sale of the Government Solutions Business if our Board withdrew its recommendation for the transaction in a manner adverse to Jacobs Engineering.

Also, on March 29, 2010, following the close of the NASDAQ Stock Market, TechTeam publicly released the 2009 year-end financial results for the Government Solutions Business. These results included a drop in revenue of approximately 14% for the year ended December 31, 2009 compared to the same period in the prior year and a drop in revenue of approximately 29% for the three-months ended December 31, 2009 compared to the same period in the prior year.

On March 31, 2010, Mr. McLachlan circulated a letter to Messrs. Frumberg and Siegel to confirm various matters discussed at their meeting on March 29, 2010, and reiterating the strong interest of Jacobs Engineering in the Government Solutions Business and its goal to complete the transaction as soon as practicable. In addition to confirming such matters, Mr. McLachlan indicated to Messrs. Frumberg and Siegel that it was the expectation of Jacobs Engineering that the contents of the revised indication of interest and accompanying revised draft of the stock purchase agreement were acceptable to TechTeam with the following exceptions: (i) the net purchase price would be $59 million, and (ii) TechTeam would not be required to make an election pursuant to Section 338(h)(10) of the Code. In his letter, Mr. McLachlan also reiterated Jacobs Engineering’s request that it be extended additional exclusivity.

On the morning of April 1, 2010, a senior management representative of the Government Solutions Business and a representative of Party G-A held a conference call to provide Party G-A with an update on the Government Solutions Business.

On April 2, 2010, Messrs. Siegel and Frumberg held a telephone call with Mr. McLachlan to discuss various issues relating to the proposed sale of the Government Solutions Business, including, but not limited to, arranging a time for their respective legal advisors to discuss various open issues relating to the stock purchase agreement. Mr. McLachlan reiterated that Jacobs Engineering needed additional exclusivity through April 20, 2010.

On April 5, 2010, TechTeam’s Board convened a meeting to discuss various matters relating to the possible sale of the Government Solutions Business, including, but not limited to, the request by Jacobs Engineering that it be extended additional exclusivity through the close of business, Eastern time, on April 20, 2010 to perform any necessary additional due diligence on the Government Solutions Business and to continue to negotiate with TechTeam the terms of its proposed acquisition of the Government Solutions Business. TechTeam’s senior management and a representative of Blank Rome were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of recent events related to the possible sale of the Government Solutions Business, including, but not limited to, the status of negotiations with Jacobs Engineering. Our Board was also updated at this meeting on various discussions that were held with Party G-A during the week of March 29, 2010 subsequent to the expiration of the exclusivity agreement with Jacobs Engineering, and was informed that Party G-A had indicated that it was not, at that time, interested in resuming discussions with TechTeam with respect to the acquisition of the Government Solutions Business. Messrs. Frumberg and Siegel recommended that our Board authorize TechTeam to enter into an amended and restated exclusivity agreement in a form substantially similar to that previously executed by the parties but with the exclusivity period expiring at the close of business, Eastern time, on April 16, 2010. Our Board discussed the matter with its senior management and considered various factors, including, but not limited to, the history of the discussions with Party G-A and the absence of any renewed indication of interest from Party G-A or any other indication that it was interested in resuming discussions or negotiations with respect to its acquisition of the Government Solutions Business, and that Jacobs Engineering had indicated that it would not continue discussions and negotiations without an executed amended and restated exclusivity agreement. Following such discussion, our Board approved, and authorized TechTeam’s senior management to execute, the amended and restated exclusivity agreement as recommended by Messrs. Frumberg and Siegel.

Also, on April 5, 2010, a representative of Blank Rome notified a representative of Paul Hastings that our Board had authorized the execution of an amended and restated exclusivity agreement granting Jacobs Engineering exclusivity through the close of business, Eastern time, on April 16, 2010.

On the morning of April 6, 2010, a representative of Blank Rome circulated to a representative of Paul Hastings a draft amended and restated exclusivity agreement granting Jacobs Engineering exclusivity through the close of business, Eastern time, on April 16, 2010.

On April 7 and 8, 2010, Mr. Hamot held a number of telephone calls with Mr. Kunberger to discuss various issues relating to the sale of the Government Solutions Business, including, but not limited to, how Jacobs Engineering contemplated addressing in the stock purchase agreement intercompany balances, the definition of “material adverse effect,” the term of the indemnification escrow, and carveouts to the cap on TechTeam’s liability for indemnification claims. During the course of these conversations, Mr. Kunberger indicated to Mr. Hamot that Jacobs Engineering was currently planning on holding a Board meeting on April 15, 2010 to approve its proposed acquisition of the Government Solutions Business and reiterated Jacobs Engineering’s request for additional exclusivity and indicated that exclusivity through April 16, 2010 would not be sufficient given the time needed to negotiate the stock purchase agreement and related ancillary agreements.

On April 8, 2010, Mr. Williams circulated an e-mail to Mr. Udovic discussing various issues relating to the sale of the Government Solutions Business, including, but not limited to, clarifying that TechTeam was not prepared to accept, with only a few revisions, the draft of the stock purchase agreement that Jacobs Engineering had circulated on March 26, 2010 and, accordingly, the respective in-house and outside legal advisors for TechTeam and Jacobs Engineering should begin coordinating a series of telephone calls so that the parties could negotiate as soon as practicable a mutually acceptable stock purchase agreement and related ancillary agreements.

On April 9, 2010, Mr. Williams circulated to Mr. Udovic a list of various open issues relating to the stock purchase agreement, including, but not limited to, issues relating to representations and warranties sought by Jacobs Engineering, matters for which TechTeam would be required to indemnify Jacobs Engineering, closing conditions, grounds for termination, and the circumstances under which TechTeam would be required to pay Jacobs Engineering a termination fee and its expenses incurred in connection with its proposed acquisition of the Government Solutions Business if TechTeam terminated the stock purchase agreement in connection with pursuing another transaction.

Also on April 9, 2010, Mr. Udovic circulated to Mr. Williams a revised draft of the amended and restated exclusivity agreement with respect to the extension of exclusivity that Jacobs Engineering had requested since the last exclusivity agreement between the parties expired at the close of business, Eastern time, on March 26, 2010.

From April 12 to April 15, 2010, representatives of TechTeam and Jacobs Engineering continued negotiating various terms and conditions of the stock purchase agreement and related documents.

On April 15, 2010, TechTeam and Jacobs Engineering reached an agreement in principle with respect to a number of issues relating to the sale of the Government Solutions Business, including, but not limited to, the following terms:

•	the net purchase price for the Government Solutions Business would be $59 million;

•	the post-closing net tangible book value adjustment would be based upon the March 31, 2010 balance sheet of the Government Solutions Business and would be secured by a separate escrow amount that would need to be negotiated;

•	any notes and accounts payable to TechTeam from the Government Solutions Business would be paid from the proceeds received by TechTeam at the closing of the sale of the Government Solutions Business;

•	the representation and warranty indemnification escrow would be equal to $14.75 million (or 25% of $59 million), would have a term of 36 months, and would be stepped-down by one-third after 24 months;

•	only individual claims over $25,000 could be made against the indemnification escrow, which would be subject to a “tipping basket” or threshold of $250,000;

•	TechTeam’s liability for indemnification claims under the stock purchase agreement would be capped at the amount of the indemnification escrow except for claims for fraud and taxes which would be outside the cap;

•	TechTeam would guarantee the accounts receivable of the Government Solutions Business at the closing of the sale of the Government Solutions Business, but TechTeam could continue collections and cash sweeps through the closing;

•	TechTeam would be required to contribute towards the cost of purchasing an insurance tail and extended reporting period but the amount of such contributions would need to be negotiated;

•	Jacobs Engineering would not ask TechTeam to make an election under Section 338(h)(10) of the Code;

•	TechTeam would agree to reimburse Jacobs Engineering its expenses incurred in connection with its proposed acquisition of the Government Solutions Business if and when a termination fee was also payable but the cap on such expenses would need to be negotiated;

•	the representations and warranties in the stock purchase agreement would remain substantially as reflected in the draft of the stock purchase agreement circulated by Jacobs Engineering on March 26, 2010, but Jacobs Engineering would consider proposed revisions of a technical and/or mechanical nature or as necessary to cause the representation and warranty to be truthful and accurate as of the date of the signing of the stock purchase agreement; and

•	the voting agreements would be revised to reflect that the signatories thereto would not be obligated to vote for the approval and adoption of the stock purchase agreement if our Board revised its recommendation in a manner adverse to Jacobs Engineering.

TechTeam and Jacobs Engineering also agreed in principle that, subject to the approval of our Board, Jacobs Engineering would be extended exclusivity pursuant to an amended and restated exclusivity agreement until the close of business, Eastern time, on May 7, 2010. This amended and restated exclusivity agreement would replace the exclusivity agreement with Jacobs Engineering that expired at the close of business, Eastern time, on March 26, 2010.

On the afternoon of April 15, 2010, the board of directors of Jacobs Engineering approved its proposed acquisition of the Government Solutions Business.

On April 16, 2010, our Board convened a meeting to discuss various matters relating to the possible sale of the Government Solutions Business, including, but not limited to, the request by Jacobs Engineering that it be extended additional exclusivity through the close of business, Eastern time, on May 7, 2010 to perform any necessary additional due diligence on the Government Solutions Business and to continue to negotiate with TechTeam the terms of its acquisition of the Government Solutions Business. Representatives of TechTeam’s senior management and Blank Rome were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of recent events related to the possible sale of the Government Solutions Business, including, but not limited to, the status of negotiations with Jacobs Engineering and the various issues that had been agreed to in principle the day before. Messrs. Frumberg and Siegel recommended that our Board authorize TechTeam to enter into the amended and restated exclusivity agreement as proposed by Jacobs Engineering which would be in a form substantially similar to the previous exclusivity agreement entered into by the parties. Our Board discussed the matter with its senior management and considered various factors, including, but not limited to:

•	the history of the discussions with Party G-A and the continuing absence of any renewed indication of interest from Party G-A or any other indication that it was interested in resuming discussions or negotiations with respect to its acquisition of the Government Solutions Business,

•	that Jacobs Engineering had indicated that it would not continue discussions and negotiations without an executed amended and restated exclusivity agreement,

•	that Jacobs Engineering’s board of directors had conditionally approved its proposed acquisition of the Government Solutions Business;

•	the need to bring the review of strategic alternatives for the Government Solutions Business to conclusion in light of the deterioration of its financial performance; and

•	the view of our Board that the current terms proposed by Jacobs Engineering for the acquisition of the Government Solutions Business represented the best transaction attainable with respect to the sale of Government Solutions Business.

Following such discussion, our Board approved, and authorized our senior management to execute, the amended and restated exclusivity agreement as recommended by Messrs. Frumberg and Siegel.

Also, on April 16, 2010, a representative of Jacobs Engineering circulated an e-mail to a representative of TechTeam to confirm that the board of directors of Jacobs Engineering had on the prior day conditionally approved Jacobs Engineering’s proposed acquisition of the Government Solutions Business.

Later that day, on April 16, 2010, TechTeam and Jacobs Engineering executed an amended and restated exclusivity agreement that granted Jacobs Engineering additional exclusivity through the close of business, Eastern time, on May 7, 2010 to negotiate with TechTeam the terms of its proposed acquisition of the Government Solutions Business and perform any necessary due diligence.

From April 21 to April 27, 2010, representatives of TechTeam and Jacobs Engineering circulated drafts of, and comments to, the stock purchase agreement, the disclosure schedules to the stock purchase agreement and the ancillary agreements, including the transition services agreement, the non-compete agreement, the escrow agreement and the voting agreement, and held numerous telephone conference calls to negotiate the various terms and conditions of the stock purchase agreement and related agreements and documents.

On April 28, 2010, our Board convened a meeting to discuss various matters relating to the possible sale of the Government Solutions Business. Representatives of TechTeam’s senior management and our legal and financial advisors were also present for this meeting. Messrs. Frumberg and Siegel, on behalf of the Strategy Committee, updated our Board on the status of the negotiations with Jacobs Engineering and discussed with our Board and management the significant issues that remained for the parties to negotiate and resolve. Among such issues was the net tangible book value target that would be used to determine the amount of any post-closing purchase price adjustment. At this meeting, a representative from Blank Rome provided our Board with (i) an overview of the various terms and conditions contained in the current form of the proposed stock purchase agreement under negotiation with Jacobs Engineering, and (ii) an overview of their fiduciary duties as Board members. Houlihan Lokey also reviewed with our Board certain financial aspects of the proposed transaction.

Also, on April 28, 2010, a representative of TechTeam sent to representatives of each of Party G-A and an affiliate thereof, a letter requesting that, given the additional materials provided to them subsequent to March 26, 2010 (and prior to April 16, 2010) in connection with their evaluation of the Government Solutions Business, they return or destroy such materials in accordance with the terms of the confidentiality agreement between them and TechTeam, and confirm to TechTeam in writing, subject to the terms of such confidentiality agreement, the destruction of such materials.

On April 30, 2010, a representative of Party G-A’s legal counsel sent to a representative of Blank Rome certifications confirming that Party G-A and an affiliate thereof had returned or destroyed all materials provided by TechTeam or its representatives in connection with their evaluation of the Government Solutions Business in accordance with the terms of the confidentiality agreement between them and TechTeam.

Between May 5 and May 10, 2010, representatives of Paul Hastings and Blank Rome circulated revised drafts of, and comments to, certain ancillary agreements and disclosure schedules.

On May 5, 2010, Mr. Hamot provided to Mr. Kunberger an update on the Government Solutions Business.

On May 7, 2010, the amended and restated exclusivity agreement that TechTeam and Jacobs Engineering executed on April 16, 2010 expired.

On the afternoon of May 10, 2010, Mr. Hamot held a telephone call with Mr. Kunberger to discuss various issues in connection with the possible sale of the Government Solutions Business to Jacobs Engineering. During the course of the telephone call, Mr. Kunberger confirmed to Mr. Hamot that Jacobs Engineering was not contemplating a change in the purchase price for the Government Solutions Business due to the update on the Government Solutions Business that had been provided to Jacobs Engineering the week before. Mr. Kunberger indicated to Mr. Hamot that, as Jacobs Engineering was not seeking to reduce the purchase price, it hoped to be accommodated with respect to a number of the issues that remained open between the parties. Mr. Kunberger further indicated that Mr. Udovic would provide a list of those issues to TechTeam later that afternoon.

Later in the day, on May 10, 2010, Mr. Udovic circulated to Messrs. Hamot and Williams a list of various open issues with respect to the stock purchase agreement, including, but not limited to, the following:

•	which party would have the right to claim the tax benefits of the retention payments being made by Jacobs Engineering to certain employees of the Government Solutions Business;

•	how liability for post-closing taxes related to the Government Solutions Business would be allocated between the parties;

•	how liability for indemnification claims would be offset for tax benefits received by the party seeking indemnification;

•	the terms and limits of the tail and extended reporting insurance coverage to be procured with respect to the Government Solutions Business and the amount that TechTeam would contribute towards the cost thereof;

•	the amount of the purchase price that would be placed in escrow to secure the post-closing purchase price adjustment that would be determined based on the net tangible book value of the Government Solutions Business at closing; and

•	the treatment of inter-company transactions between TechTeam and the Government Solutions Business and how such transactions would be cancelled.

On the morning of May 11, 2010, representatives of TechTeam and Jacobs Engineering, together with their respective counsel from Blank Rome and Paul Hastings, held a conference call to discuss various issues in connection with the stock purchase agreement and related documents, including, but not limited to, the issues that were included in the list circulated by Mr. Udovic to Messrs. Hamot and Williams the previous day.

Between May 12 and May 18, 2010, representatives of Blank Rome and Paul Hastings circulated revised drafts of, and comments to, the proposed stock purchase agreement and related documents, including the disclosure schedules, the escrow agreement, the voting agreement and the non-compete agreement.

On May 13, 2010, representatives of TechTeam, including Messrs. Hamot and Williams and members of senior management of the Government Solutions Business, held a telephone conference call with representatives of Jacobs Engineering, including Messrs. Kunberger, Goldfarb and Udovic, together with their respective legal advisors, to discuss various financial and operational issues in connection with the contemplated acquisition of the Government Solutions Business, including, but not limited to, the financial outlook for the Government Solutions Business.

On the afternoon of May 19, 2010, representatives of TechTeam, including Mr. Williams, held a telephone conference call with representatives of Jacobs Engineering, including Mr. Udovic, together with their respective legal advisors, to discuss various issues related to the stock purchase agreement, including, but not limited to, the method by which the target net tangible book value of the Government Solutions Business would be set for purposes of calculating the post-closing purchase price adjustment. At the conclusion of this conference call, the parties had not yet agreed upon the target net tangible book value amount.

On the evening of May 19, 2010, in order to assist the parties in their discussions with respect to the appropriate target net tangible value amount to be used in the stock purchase agreement for purposes of calculating the post-closing purchase price adjustment, Mr. Williams circulated to Mr. Udovic and another representative of Jacobs Engineering various financial information with respect to the Government Solutions Business.

On the afternoon of May 20, 2010, representatives of TechTeam, including Messrs. Hamot and Williams, held a telephone conference call with representatives of Jacobs Engineering, including Messrs. Kunberger and Mr. Udovic, to discuss various issues related to the stock purchase agreement, including, but not limited to, the target net tangible book value amount that the Government Solutions Business would be expected to have at closing and the method by which such a target net tangible book value would be set. During the course of this conference call, the respective representatives of the parties confirmed that the target net tangible book value amount, to be used for purposes of the post-closing purchase price adjustment, would be set at approximately $12.2 million, which was the amount that was proposed in the last draft of the stock purchase agreement circulated by Blank Rome to Jacobs Engineering and Paul Hastings.

Between May 20 and May 24, 2010, representatives of Blank Rome and Paul Hastings circulated revised drafts of, and comments to, the proposed stock purchase agreement and certain other documents, including the disclosure schedules, the escrow agreement, the non-compete agreement and the transition services agreement. During this period, a representative of Paul Hastings indicated that there were no remaining open issues with respect to the voting agreement.

On the evening of May 20, 2010, Mr. Udovic provided to Mr. Williams forms of employment agreements that Jacobs Engineering would expect eleven current employees of the Government Solutions Business to execute concurrently with the execution of the stock purchase agreement, which agreements would become effective upon the closing of the Stock Sale. Mr. Udovic also provided to Mr. Williams a spreadsheet summarizing the compensation packages that would be offered to each of these employees, including, but not limited to, the retention bonus payments that would be offered to such employees.

On the afternoon of May 24, 2010, Mr. Williams circulated to Mr. Udovic an e-mail inquiring as to whether TechTeam could consider as fully resolved the amount of the target net tangible book value (approximately $12.2 million) and the amount of the purchase price to be placed in escrow (approximately $2.8 million) to secure any post-closing adjustment to the purchase price in favor of Jacobs Engineering with respect to the amount of net tangible book value that the Government Solutions Business has on its closing balance sheet. Mr. Williams similarly sought confirmation that the amount of TechTeam’s contribution for tail and extended reporting insurance that would be purchased for the benefit of Jacobs Engineering would be $235,000. On the evening of May 24, 2010, Mr. Udovic circulated an e-mail to Mr. Williams confirming that TechTeam could consider the net tangible book value and insurance issues as fully resolved.

On the afternoon of May 25, 2010, our Board convened a meeting to discuss various matters relating to the possible sale of the Government Solutions Business. TechTeam’s senior management and Blank Rome were also present for this meeting. Mr. Siegel, on behalf of the Strategy Committee, updated our Board on the status of the negotiations with Jacobs Engineering and discussed with our Board and management the significant issues that remained for the parties to negotiate and resolve. At this meeting, a representative from Blank Rome provided our Board with an update of certain revisions reflected in the current form of the proposed stock purchase agreement under negotiation with Jacobs Engineering, including, but not limited to, the resolution of the net tangible book value adjustment target and related escrow amount, as well as some of the issues that still needed to be resolved.

On the afternoon of May 26, 2010, Mr. Hamot circulated an e-mail to Mr. Kunberger discussing various issues relating to the contemplated sale of the Government Solutions Business to Jacobs Engineering, including, but not limited to (i) the status of the discussions regarding the stock purchase agreement and the related documents and agreements; and (ii) a proposed schedule for reaching final resolution of all open issues, executing the stock purchase agreement, and announcing the proposed transaction.

On May 26 and 27, 2010, representatives of Paul Hastings and Blank Rome circulated revised drafts of and comments to the proposed stock purchase agreement and certain other documents, including an initial draft of the intercompany balances termination letter and revised drafts of the transition services agreement and the schedules to the proposed stock purchase agreement.

On the afternoon of May 27, 2010, the Strategy Committee convened a meeting to discuss various matters in connection with our Board’s consideration of various strategic alternatives to enhance stockholder value. A representative of our management was also present for this meeting as was a representative of Blank Rome. At this meeting, the Strategy Committee discussed the prohibitions that TechTeam would be subject to, with respect to the solicitation of competing transaction proposals, following the execution of the proposed stock purchase agreement with Jacobs, which prohibitions did not then apply given the earlier expiration of the exclusivity agreement with Jacobs Engineering. Given the various indications of interest that TechTeam had received for the entirety of the Company and the Commercial Business over the past year and given the uncertainty as to how competing transaction proposals would be defined (including the extent of the carve-outs thereto) in the final stock purchase agreement, the Strategy Committee determined that it would be appropriate to assess the potential interest of financial and strategic buyers in acquiring either the Commercial Business or the entirety of the Company.

Accordingly, the Strategy Committee requested that our financial advisor take the following actions, on behalf of TechTeam, prior to the execution of the stock purchase agreement with Jacobs:

•	solicit initial written indications of interest from potential financial and strategic buyers of the entirety of the Company whereby the buyer of the entirety of the Company would acquire both the Government Solutions Business and the Commercial Business via a public company type transaction;

•	solicit initial written indications of interest from potential financial and strategic buyers of the Commercial Business not conditioned on the prior closing of the sale of the Government Solutions Business whereby the buyer of the Commercial Business would acquire the entirety of the Company via a public company type transaction and would assume the obligation to sell the Government Solutions Business to Jacobs and, accordingly, would assume contingent liabilities with respect to the Government Solutions Business in accordance with the terms of the stock purchase agreement; and

•	solicit initial written indications of interest from potential financial and strategic buyers of the Commercial Business conditioned on the prior closing of the sale of the Government Solutions Business whereby the buyer of the Commercial Business would acquire the entirety of the Company via a public company type transaction after the sale of the Government Solutions Business to Jacobs was consummated and, accordingly, would assume contingent liabilities with respect to the Government Solutions Business in accordance with the terms of the stock purchase agreement.

On the afternoon of June 1, 2010, Messrs. Hamot and Williams held a telephone conference with Messrs. Kunberger and Udovic to discuss various issues relating to the contemplated sale of the Government Solutions Business to Jacobs Engineering, including, but not limited to: (i) the status of the discussions regarding the stock purchase agreement and the related agreements; and (ii) a proposed schedule for reaching final resolution of all open issues, executing the stock purchase agreement, and announcing the proposed transaction.

Between June 1 and June 3, 2010, representatives of Blank Rome and Paul Hastings circulated revised drafts, and continued to negotiate the remaining open points, of the stock purchase agreement and certain related documents including the transition services agreement, the schedules to the stock purchase agreement, and the intercompany balances termination letter.

Also on June 1, 2010, Mr. Williams and Mr. Udovic held a telephone conference to discuss various matters relating to the contemplated sale of the Government Solutions Business to Jacobs, including, but not limited to, certain unresolved points relating to the stock purchase agreement.

On the evening of June 2, 2010, Mr. Williams circulated to Mr. Udovic a proposal from TechTeam to revise the definition of “Competing Transaction Proposal” that would be contained in the stock purchase agreement. As proposed by TechTeam, the “carve-out” to the definition of “Competing Transaction

Proposal” would be expanded to accommodate a possible sale of the Commercial Business by TechTeam subsequent to the execution of the stock purchase agreement with Jacobs but prior to the closing of the sale of the Government Solutions Business to Jacobs.

Also, on June 2, 2010, Party W-B submitted an indication of interest regarding the potential acquisition of the entirety of the Company. In its indication of interest, Party W-B indicated that, based on its previous diligence and continued review of publicly available documents, it was prepared to discuss an acquisition of the entirety of the Company for a purchase price in a range of $6.75 to $8.00 per outstanding share or for an aggregate consideration in the range of approximately $75.8 million to $89.8 million (based on 11,228,296 shares of Common Stock outstanding on a fully diluted basis as of May 1, 2010). Party W-B also indicated that its valuation was subject to completing confirmatory due diligence. In addition, Party W-B indicated that its offer to acquire the entirety of the Company would not be subject to a financing contingency. While Party W-B’s indication of interest only provided valuation information with respect to an acquisition of the entirety of the Company, it also indicated that it would be willing to consider acquiring solely the Commercial Business.

On the afternoon of June 3, 2010, our Board convened a telephonic meeting to discuss the current proposed terms of the sale of the Government Solutions Business to Jacobs and the proposed definitive stock purchase agreement and related documents. Our senior management and representatives of our legal and financial advisors were also present at this meeting. Prior to discussing the proposed sale of the Government Solutions Business to Jacobs, our Board, with the assistance of our management and legal and financial advisors, reviewed the indication of interest received from Party W-B which had been circulated to all members of our Board prior to the meeting. In deciding not to delay or defer the signing of the stock purchase agreement with Jacobs which, pending approval by our Board, was expected to occur later that day, our Board considered a number of factors, including, but not limited to, the following:

•	that, pending the approval by our Board, the signing of the definitive stock purchase agreement with Jacobs Engineering was imminent;

•	that were TechTeam to delay the execution of the stock purchase agreement with Jacobs by several weeks to pursue negotiations with Party W-B and provide Party W-B with the opportunity to perform due diligence, the sale of the Government Solutions Business to Jacobs could be placed at significant risk;

•	that the terms of the stock purchase agreement with Jacobs would not be likely to preclude Party W-B from submitting a Competing Transaction Proposal;

•	that Party W-B’s indication of interest was not sufficiently compelling to forestall the execution of a definitive agreement with Jacobs;

•	that our Board believed that the purchase price range contemplated by Party W-B’s indication of interest significantly undervalued the intrinsic value of TechTeam’s underlying assets, particularly the Commercial Business; and

•	that, even after the Stock Purchase Agreement was executed, Party W-B would still have the opportunity to (i) submit an indication of interest for the entirety of the Company, which would contemplate that the Government Solutions Business would be sold to Jacobs Technology pursuant to the terms of the Stock Purchase Agreement; or (ii) submit an indication of interest to acquire the Commercial Business.

Although our Board ultimately determined that the valuation and other terms contained in Party W-B’s indication of interest to acquire the entirety of the Company were not compelling to forestall the execution of a definitive agreement with Jacobs, and taking into account the restrictions that would apply to TechTeam following the execution of the stock purchase agreement, it authorized the Strategy Committee to further pursue with Party W-B any interest it might have in either:

•	submitting an indication of interest for the entirety of the Company which would contemplate that the Government Solutions Business be sold to Jacobs pursuant to the terms of the stock purchase agreement; or

•	submitting an indication of interest to acquire the Commercial Business.

After concluding its discussion of Party W-B’s indication of interest, our Board began its discussion of the proposed sale of the Government Solutions Business to Jacobs. A representative of Blank Rome updated our Board with respect to the resolution of the remaining open issues relating to the stock purchase agreement and the related documents, including the status of the ongoing discussions among the parties as to revisions sought by TechTeam to the definition of a “Competing Transaction Proposal” so as to accommodate a possible sale of the Commercial Business subsequent to the execution of a stock purchase agreement with Jacobs but prior to the closing of the Stock Sale. Houlihan Lokey reviewed with our Board its analysis of the $59,000,000 cash consideration to be received by TechTeam as a result of the sale of the Government Solutions Business pursuant to the Stock Sale and rendered to our Board its opinion, which was confirmed by delivery of a written opinion dated June 3, 2010, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in the written opinion, the $59,000,000 cash consideration to be received by TechTeam in connection with the Stock Sale was fair, from a financial point of view, to TechTeam. Following discussion and after receiving the unanimous recommendation of all members of the Strategy Committee that our Board approve the Stock Sale, our Board unanimously determined that the Stock Sale was expedient and in the best interests of TechTeam and its stockholders, unanimously approved the definitive Stock Purchase Agreement and the Stock Sale and unanimously recommended that TechTeam’s stockholders approve and adopt the Stock Purchase Agreement and the Stock Sale.

Later, on the evening of June 3, 2010, TechTeam and Jacobs Engineering continued to discuss TechTeam’s request that the “carve-out” to the definition of “Competing Transaction Proposal” be expanded so as accommodate a possible sale of the Commercial Business by TechTeam subsequent to the execution of the stock purchase agreement with Jacobs and prior to the closing of the sale of the Government Solutions Business to Jacobs. After several discussions, the parties agreed that the definition of “Competing Transaction Proposal” would not include:

•	any purchase, sale or other disposition of the Commercial Business, whether before or subsequent to the closing of the Stock Sale; or

•	any merger, acquisition, consolidation or similar business combination involving the sale of TechTeam, whether before or subsequent to the closing of the Stock Sale, that either:

•	did not include the Government Solutions Business; or

•	contemplated that the Government Solutions Business be sold to Jacobs pursuant to the terms of the stock purchase agreement;

provided that, in the case of any transaction referred to above, neither the execution, delivery and/or performance of any definitive agreement with respect to such transaction, nor the consummation of such transaction, would be reasonably expected to prevent or render impractical, or otherwise frustrate or impede in any material respect, the Stock Sale.

On the evening of June 3, 2010, the Stock Purchase Agreement was executed by TechTeam and Jacobs. Concurrently with the execution of the Stock Purchase Agreement, each of Costa Brava Partnership III L.P. and Emancipation Capital, LLC, which beneficially own in the aggregate approximately 18.3% of the Common Stock, entered into separate voting agreements with Jacobs pursuant to which each agreed, among other things, to vote the TechTeam Common Stock held by them:

•	in favor of the Stock Sale, including the approval and adoption of the Stock Purchase Agreement;

•	against approval or adoption of any competing transaction proposal or any proposal made in opposition to or in competition with the Stock Sale; and

•	against any actions to the extent that such actions are intended, or could reasonably be expected to, in any material respect, impede, interfere with, delay, postpone, discourage or adversely affect the Stock Sale.

In addition, various employees of the Government Solutions Business entered into employment agreements with TTGSI (which upon the consummation of the Stock Sale would become a wholly owned subsidiary of Jacobs Technology), which agreements are conditioned upon the closing of the Stock Sale.

On the morning of June 4, 2010, prior to commencement of trading on NASDAQ, TechTeam and Jacobs Engineering each issued a press release announcing that it had entered into the Stock Purchase Agreement.

On June 7, 2010, TechTeam circulated a letter to Party W-B responding to the indication of interest that was received on June 2, 2010. In its response letter, TechTeam noted that while it regarded the sale of the Government Solutions Business to Jacobs Engineering as an important step toward unlocking the intrinsic value of TechTeam’s underlying assets, it also believed that there continues to exist various strategic alternatives that may have the potential to further enhance value for TechTeam’s stockholders in conjunction with the sale of the Government Solutions Business to Jacobs Engineering. Accordingly, TechTeam indicated that, to the extent that Party W-B submitted a proposal in this regard with respect to the Commercial Business, our Board would carefully review and consider any such proposal.

On June 9, 2010, Party W-B responded to the letter sent by TechTeam on June 7, 2010. In its letter, Party W-B indicated that, taking into account the recent announcement of TechTeam’s execution of the Stock Purchase Agreement with Jacobs Engineering, it was prepared to increase its offer range for the capital stock of TechTeam to $8.00 to $8.50 per outstanding share of Common Stock or for an aggregate consideration in the range of approximately $89.8 million to $95.4 million (based on 11,228,296 shares of Common Stock outstanding on a fully diluted basis as of May 1, 2010 and assuming 100% recovery of the escrowed amounts pursuant to the Stock Purchase Agreement with Jacobs Engineering). Later that day, at the request of TechTeam, Party W-B confirmed that such offer was intended to ultimately result in Party W-B only owning the Commercial Business and assumed that by acquiring the outstanding capital stock of TechTeam and as the new owner of TechTeam, all obligations of both TechTeam and Jacobs Engineering under the terms of the Stock Purchase Agreement would remain unchanged such that Jacobs Engineering would continue to acquire the Government Solutions Business in accordance with the current terms of the Stock Purchase Agreement. In addition, Party W-B indicated that it would not expect its offer to be subject to financing although no further details of how Party W-B expected to finance a transaction were provided.

On June 10, 2010, Party W-A submitted an indication of interest letter expressing its interest in exploring the acquisition of the Commercial Business and in meeting with TechTeam’s senior management to obtain a current assessment of the Commercial Business. Party W-A did not provide any valuation data in its indication of interest but indicated that it would be prepared to submit an updated valuation range for the Commercial Business subsequent to meeting with TechTeam’s senior management.

On June 14, 2010, our Board convened a telephonic meeting to discuss the recent indications of interest that had been received for the Commercial Business and to develop an appropriate process for reviewing such indications of interest and those that might be received in the future. Our senior management and representatives of our legal and financial advisors were also present at these meetings. At this meeting, our Board discussed various structures by which the Commercial Business could be sold that would comply with the terms of the Stock Purchase Agreement with Jacobs Engineering and complement the sale of the Government Solutions Business to Jacobs Technology. Following discussion, our Board directed the Strategy Committee to move forward, with the assistance of TechTeam’s management and legal and financial advisors, to explore the sale of the Commercial Business and to develop transaction structures that would comply with the terms of the Stock Purchase Agreement and complement the sale of the Government Solutions Business to Jacobs Technology pursuant thereto.

However, stockholders are reminded that, other than the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, they are not being asked to consider or approve any strategic proposals, alternatives or transactions at this time. In addition, stockholders are cautioned that there can be no assurance as to whether and when any specific transaction relating to the Commercial Business will be authorized or consummated and that no timetable has been set for the completion of any such transaction.

Recommendation of Our Board of Directors

After careful consideration, our Board has unanimously determined that the Stock Sale is expedient and in the best interests of TechTeam and our stockholders and has unanimously approved the Stock Purchase Agreement and the Stock Sale. As a result, our Board has unanimously recommended to our stockholders that they vote “FOR” the approval of the Stock Sale Proposal at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE STOCK SALE PROPOSAL.

Reasons for Recommending that Stockholders Approve the Stock Sale Proposal

In evaluating the Stock Sale, our Board consulted with our senior management, our outside legal counsel and TechTeam’s financial advisor. Our Board also consulted with outside legal counsel regarding its fiduciary duties, legal due diligence matters and the terms of the Stock Purchase Agreement and related agreements. After carefully considering these consultations and the other factors discussed below, our Board unanimously determined that the Stock Sale was expedient and in the best interests of TechTeam and our stockholders and unanimously recommended that our stockholders approve the Stock Sale Proposal.

The following discussion includes the material reasons and factors (which are not listed in any order of importance) considered by our Board in making its recommendation, but is not, and is not intended to be, exhaustive.

Purchase Price; Cash Consideration; Certainty of Value

Our Board considered the value and the consideration to be received by us pursuant to the terms of the Stock Purchase Agreement, including the fact that we would receive a base purchase price of $59,000,000 in cash at closing, less escrowed amounts and a post-closing adjustment based on the final net tangible book value of the Government Solutions Business at closing, as determined, in each case, pursuant to the terms of the Stock Purchase Agreement. Our Board also considered the form of consideration paid to us in the Stock Sale and the relative certainty of the value of such cash consideration compared to stock or other forms of consideration.

The Short- and Long-Term Prospects of TTGSI, the Government Solutions Business and the Commercial Business

Our Board considered, among other things, the historical, current and projected information concerning TTGSI and the Government Solutions Business, as well as the Commercial Business (which we are not selling in the Stock Sale), including, without limitation:

•	information relating to the financial results, financial condition and operations of each of TTGSI, the Government Solutions Business and our Commercial Business;

•	the cash, sales backlog, geographic reach and operations and customer expansion capabilities of the Government Solutions Business and the Commercial Business;

•	the ongoing capital, investment and resource allocation needs of TTGSI, the Government Solutions Business and the Commercial Business, and how we would need to adjust our operations to meet the needs of both business segments;

•	current industry, economic and market trends and conditions relating to TTGSI, the Government Solutions Business and the Commercial Business;

•	the continued viability of our current strategies for operating the Government Solutions Business;

•	the possibility that the short- and long-term prospects of TTGSI and the Government Solutions Business would continue to decline under our ownership;

•	that the unexpected termination or non-renewal of one or more of TTGSI’s significant contracts could result in significant revenue shortfalls;

•	the effect on the Government Solutions Business of the decision by the U.S. Air National Guard to in-source certain services provided to it by TTGSI and, accordingly, to wind-down its contract with TTGSI;

•	TTGSI’s financial plan and prospects if it were to remain under our ownership, including TTGSI’s current financial plan, and the risks associated with achieving and executing upon TTGSI’s business plans;

•	the presentations and views expressed by our management as to the short- and long-term prospects of the Government Solutions Business and the Commercial Business;

•	our historical focus on our Commercial Business, and thereby, on the Information Technology Outsourcing (“ITO”) and Business Process Outsourcing (“BPO”) marketplaces;

•	the strong reputation of the Commercial Business in the ITO marketplace, as evidenced by evaluations by key industry analysts;

•	the consolidation that has been occurring in the ITO marketplace served by the Commercial Business, facilitating a trend toward the bundling of ITO services and how such consolidation could affect the Commercial Business; and

•	our deep and extensive relationships with our Commercial Business customers, including but not limited to Ford Motor Company, Alcoa and Deere & Company, which provide us with a strong foundation to grow and expand the Commercial Business globally.

Unfavorable Trends in the U.S. Government Information Technology Services Market

Our Board considered, among other things, a number of unfavorable trends in the U.S. government information technology services market, including, without limitation:

•	an increasing trend of the U.S. federal government to award business either to small disadvantaged businesses or to large contractors that can support performance of indefinite delivery, indefinite quantity contracts;

•	an increasing trend of the U.S. federal government to in-source services rather than outsource them, such as services previously performed under the ANG Contract that expired on September 30, 2009;

•	uncertain and changing customer priorities due to budgetary constraints, shifting budget priorities to support the ongoing war effort, and the change in U.S. administrations;

•	longer collection times for accounts receivable and increased administrative burden for billing and collection activities for some of our U.S. federal government contracts;

•	slower ramp-up times and revenue growth relating to existing contracts; and

•	increased pressure for cost savings on new contracts and the renewal of existing contracts.

The Potential Adverse Effect on Our Commercial Business that Could Result from the Continued Ownership of Our Government Solutions Business

Our Board considered the possibility that the continued ownership and management of the Government Solutions Business could impair or otherwise limit TechTeam’s ability to capitalize on the short- and long-term prospects of the Commercial Business. In this regard, our Board noted the following:

•	that the requirements and approaches to the Commercial Business and the Government Solutions Business and their markets and customers are fundamentally different, as the Commercial Business requires a well-focused, repeatable product-oriented approach, while the Government Solutions Business requires a much broader, highly customized customer-oriented approach;

•	that both the Commercial Business and the Government Solutions Business are currently at sizes that are less than optimal and that significant investments would be required in order to grow each to a point where they together can achieve an appropriate level of scale and sustained profitability and growth;

•	that retaining both the Commercial Business and the Government Solutions Business would entail an allocation of resources that either sub-optimizes one business in favor of the other or sub-optimizes both businesses;

•	that the Commercial Business on its own is a simpler business to operate and manage, is more focused and requires less overhead to support;

•	that, faced with the decision of which business to retain, if any, our Board’s belief that the Commercial Business offers better short- and long-term prospects than the Government Solutions Business and has greater opportunity for growth, profitability and increasing stockholder value; and

•	that the Stock Sale would permit us to focus on our service desk and infrastructure support expertise, which provides us with a competitive advantage for global businesses that seek an alternative to the mega-suppliers, and for mega-suppliers who want to integrate our services with theirs to serve a broader customer base.

The Potential for Increased Financial Flexibility After the Stock Sale

Our Board considered, among other things, the following with respect to the possibility that the consummation of the Stock Sale may provide us with increased financial flexibility:

•	that following the Stock Sale and the use of a portion of the net cash proceeds therefrom to repay our outstanding bank debt, we would have increased financial flexibility to focus on and invest in the Commercial Business; and

•	that the Stock Sale would enable us to invest a portion of the net cash proceeds received from the Stock Sale in expanding the capabilities, geographic footprint and scale of the Commercial Business, and to pursue strategic acquisitions as such opportunities may arise from time to time.

Results of Our Board’s Review of Strategic Alternatives

Our Board considered the results of the review of strategic alternatives undertaken by us, with the assistance of our management, legal advisor and financial advisor, which included, but was not limited to, alternatives that contemplated the separation of the Government Solutions Business from the Commercial Business. Our Board further considered the solicitation and bid process which ultimately resulted in Jacobs’ offer to acquire TTGSI. Ninety-seven potential buyers were contacted to solicit their potential interest in acquiring TTGSI, including 56 strategic and 41 financial buyers. Moreover, our Board considered the need to bring its review of strategic alternatives as it pertains to TTGSI to a reasonably prompt conclusion, taking into account:

•	the significant deterioration of the financial performance of the Government Solutions Business since the solicitation and bid process commenced;

•	the departures of a number of senior-level employees from the Government Solutions Business;

•	the effect on the Government Solutions Business of the decision by the U.S. federal government to in-source certain services that TTGSI had previously provided to the U.S. Air National Guard pursuant to the ANG Contract that expired on September 30, 2009, and to wind down this contract with TTGSI; and

•	the significant uncertainty regarding the future prospects of the Government Solutions Business and the possibility that the short- and long-term prospects of the Government Solutions Business would continue to decline under our ownership.

In reaching its recommendation that our stockholders approve the Stock Sale Proposal, our Board noted the history and progress of TechTeam’s discussions with Party G-A and other potential acquirers of TTGSI, including, without limitation:

•	that the last proposal made by Party G-A contemplated the acquisition of TTGSI for $55 million in cash;

•	that, following the expiration of the initial exclusivity period with Jacobs on March 26, 2010, Party G-A did not elect to increase or reaffirm its last offer for the acquisition of TTGSI;

•	Party G-A’s unwillingness to commit to the acquisition of TTGSI regardless of its ability to obtain financing;

•	Party G-A’s unwillingness to agree to a fiduciary out that would allow our Board to consider acquisition proposals for the Government Solutions Business, as well as for the entirety of the Company, including TTGSI, and to terminate the acquisition agreement to accept such a proposal under certain circumstances;

•	the unwillingness of Party G-A to have a party, other than a newly-formed acquisition subsidiary, bound by all of the obligations of the acquisition agreement; and

•	the insistence of Party G-A that, in the event of a breach of the acquisition agreement by Party G-A, we would not be allowed to bring an action against Party G-A for specific performance and that our only recourse would be to collect a “reverse break-up” fee that, as proposed, would have equaled 2% of the purchase price.

Finally, our Board considered the history and progress of our negotiations with Jacobs with respect to the Stock Sale.

Potential Ability to Unlock Value in the Commercial Business

Our Board considered that the Stock Sale could have the potential ability to unlock stockholder value in the Commercial Business, taking into account the following:

•	our Board’s belief that the intrinsic value of TechTeam has been hidden by the juxtaposition of two substantially unrelated, relatively independent and sub-scale businesses which do not have any significant synergies between them; and

•	our Board’s belief that the sale of the Government Solutions Business may enhance interest by potential acquirers of the Commercial Business, as the Commercial Business could potentially be acquired by a company that would no longer be required to address the security concerns of the U.S. federal government associated with foreign ownership of suppliers with top-secret cleared services and facilities.

Our Board also considered the possibility that while the Stock Sale may enhance interest by potential acquirers of the Commercial Business, certain terms of the Stock Purchase Agreement, including, but not limited to, the escrow and indemnification provisions thereof, could adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business by making it difficult for potential acquirers of the Commercial Business to appropriately value the Commercial Business. As noted above, under the Stock Purchase Agreement, TechTeam has agreed to indemnify Jacobs for various matters, including any breach or violation of any representation, warranty, covenant or undertaking made by us in the Stock Purchase Agreement, subject to certain limitations and exceptions. There is significant uncertainty as to the amount, if any, that we will ultimately have to pay to Jacobs to resolve indemnification claims and, accordingly, there is significant uncertainty as to the amount of the indemnification escrow fund that will ultimately be returned to us. These uncertainties may make it difficult for a potential acquirer of the Commercial Business to appropriately value the Commercial Business, including, but not limited to, its contingent liabilities and our interest in the indemnification escrow fund.

Stockholders are reminded that, other than the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, they are not being asked to consider or approve any strategic proposals, alternatives or transactions at this time. In addition, stockholders are cautioned that there can be no assurance as to whether and when any specific transaction relating to the Commercial Business will be authorized or consummated and that no timetable has been set for the completion of any such transaction.

Opinion of TechTeam’s Financial Advisor

Our Board considered the opinion and financial presentation of Houlihan Lokey, dated June 3, 2010, to our Board as to the fairness, from a financial point of view and as of the date of the opinion, to TechTeam of the $59,000,000 cash consideration to be received by TechTeam in the Stock Sale, which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion attached hereto as Exhibit E and as more fully described in “Proposal 1 – Opinion of TechTeam’s Financial Advisor.”

Business Reputation of Jacobs

Our Board considered the business reputation of Jacobs and its management and financial resources, which it believed supported our Board’s conclusion that a transaction with Jacobs could be completed relatively quickly and in an orderly manner.

Use of Proceeds

Our Board considered the fact that the net cash proceeds to be received by us from the Stock Sale would enable us to repay all of our indebtedness currently outstanding under our existing credit facility. The net cash proceeds that we receive from the Stock Sale would also enable our Board to consider, from time to time, repurchasing Common Stock for cash as market and business conditions warrant. Further, the proceeds would enable us to invest in the growth of the Commercial Business, including without limitation, additional capabilities, increased geographic footprint and growth through strategic acquisitions. While we may use some of the net cash proceeds received by us from the Stock Sale to pursue strategic business acquisitions related to the growth of our Commercial Business, no specific acquisition targets have been identified at this time.

Terms of the Stock Purchase Agreement

Our Board considered the specific provisions of the Stock Purchase Agreement, including the respective representations, warranties and covenants and termination rights of the parties and the termination fee payable by us. These provisions included:

Ability to Respond to Certain Unsolicited Acquisition Proposals. Our Board considered the fact that the Stock Purchase Agreement provides our Board with the flexibility to consider, evaluate and accept a Superior Proposal (as defined in the Stock Purchase Agreement) in the period after signing and prior to the closing of the Stock Sale, subject to compliance with the Stock Purchase Agreement, as follows:

•	Subject to compliance with the Stock Purchase Agreement, we may, in response to an unsolicited bona fide written Competing Transaction Proposal (as defined in the Stock Purchase Agreement) from a third party, furnish information to such third party pursuant to a confidentiality agreement and participate in any discussions or negotiations with such third party, if our Board determines in good faith that:

•	after consulting with our outside legal counsel and TechTeam’s financial advisor, such Competing Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal; or

•	after consulting with our outside legal counsel, the failure of our Board to take various actions in response to the Competing Transaction Proposal would be reasonably likely to result in a violation of our Board’s fiduciary duties or other violation of applicable law.

•	At any time prior to the approval by our stockholders of the Stock Sale, our Board may withdraw, or modify in a manner adverse to Jacobs, its recommendation to stockholders to vote “FOR” the Stock Sale Proposal if:

•	a Competing Transaction Proposal is made to us and is not withdrawn;

•	we provide Jacobs with at least five business days’ prior written notice of any meeting of our Board at which our Board will consider and determine whether the Competing Transaction Proposal is a Superior Proposal;

•	our Board determines in good faith after consultation with our financial advisor and outside legal counsel that such Competing Transaction Proposal constitutes or is reasonably likely to constitute a Superior Proposal;

•	our Board determines in good faith after having consulted with our outside legal counsel that, in light of the Competing Transaction Proposal, the withdrawal or modification of our Board’s recommendation of the Stock Sale Proposal is required in order for our Board to comply with its fiduciary obligations to our stockholders under applicable law; and

•	neither we, TTGSI, nor our or TTGSI’s representatives have violated any of the “no negotiation” provisions of the Stock Purchase Agreement.

•	We would be permitted to terminate the Stock Purchase Agreement immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that:

•	we have actually received a Superior Proposal;
•	we are not in breach of the terms of the Stock Purchase Agreement with respect to restrictions on our ability to solicit and enter into negotiations with respect to Competing Transaction Proposals;

•	our Board has authorized us to enter into such definitive agreement for such Superior Proposal;
•	we pay Jacobs a termination fee of $2,360,000, and reimburse Jacobs for up to $750,000 of Jacobs’ reasonable and documented out-of-pocket fees and expenses incurred in connection with the Stock Sale; and
•	immediately following such termination, we enter into such definitive agreement to effect such Superior Proposal.

•	Consents and Approvals. Our Board analyzed the consents and approvals required to consummate the Stock Sale and believed that it was likely that such consents and approvals would be obtained.

•	Termination Fee. Our Board was of the view that the termination fee payable by us to Jacobs, if payment of such termination fee was required upon the termination of the Stock Purchase Agreement for any of the reasons provided therein, was generally comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter the receipt of Competing Transaction Proposals and would not likely be required to be paid unless we entered into or intended to enter into a more favorable Competing Transaction Proposal. See “The Stock Purchase Agreement – Termination Fee and Reimbursement of Expenses.”

•	Conditions to the Consummation of the Stock Sale; Likelihood of Closing. Our Board considered the reasonable likelihood that the Stock Sale would be consummated in light of the conditions to Jacobs’ obligations to consummate the Stock Sale, including, without limitation, that:

•	Jacobs’ obligation to consummate the Stock Sale was not contingent on the ability of Jacobs to secure any third-party financing commitments;

•	the representations of Jacobs in the Stock Purchase Agreement that Jacobs has or will have sufficient funds available to consummate the Stock Sale; and

•	the financial strength of Jacobs.

•	Material Adverse Effect. The Stock Purchase Agreement defines under what circumstances a “Material Adverse Effect” may be deemed to have occurred, which would give Jacobs the right to terminate the Stock Purchase Agreement. Our Board also considered the likelihood of the occurrence of a Material Adverse Effect between the date of the execution of the Stock Purchase Agreement and the closing of the Stock Sale and the likelihood that Jacobs would assert the existence of a Material Adverse Effect in order to be excused from the consummation of the Stock Sale.

•	Parent Guarantee. Our Board considered the willingness of Jacobs Engineering, the parent of Jacobs Technology, to guarantee the performance by Jacobs Technology of all of its obligations under the Stock Purchase Agreement and the other agreements, documents, certificates and instruments required to be executed and delivered by Jacobs Technology pursuant to the Stock Purchase Agreement. See “The Stock Purchase Agreement – Parent Guarantee.”

Support of the Stock Sale by Two of Our Largest Stockholders

Our Board considered the willingness of two of our largest stockholders, Costa Brava Partnership III L.P. and Emancipation Capital, LLC, and their respective affiliates, who together beneficially own approximately 18% of the outstanding Common Stock, to execute voting agreements with Jacobs obligating such stockholders, subject to the terms of the voting agreements, to vote their shares of Common Stock in favor of the approval of the Stock Sale Proposal and against approval of any Competing Transaction Proposal or any proposal made in opposition to or in competition with the Stock Sale Proposal, unless the recommendation of our Board with respect thereto has been withdrawn or modified in a manner adverse to Jacobs.

Risks of the Stock Sale

Our Board considered a variety of risks and other potentially negative factors concerning the Stock Purchase Agreement and the Stock Sale, including the following:

•	the restrictions on the conduct of the Government Solutions Business prior to completion of the Stock Sale, which require us to conduct the Government Solutions Business only in the ordinary course, subject to specific exceptions or obtaining Jacobs’ prior consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Stock Sale;

•	the restrictions on our Board’s ability to solicit or engage in discussions or negotiations with, or to provide information to, a third party regarding alternative transactions involving the Government Solutions Business;

•	the limitation on our ability to terminate the Stock Purchase Agreement and our obligation to pay to Jacobs a $2,360,000 termination fee and to reimburse Jacobs for up to $750,000 of its reasonable, documented out-of-pocket expenses in the event the Stock Purchase Agreement is terminated under certain circumstances;

•	the fact that the terms of the Stock Purchase Agreement and the representations and warranties and indemnification provisions contained therein, may expose us to potentially significant contingent liabilities;

•	the payment of a portion of the purchase price for TTGSI into escrow to secure potential indemnification claims that may be made by Jacobs and the net tangible book value purchase price adjustment, and the possibility that some or all of such escrowed portion of the purchase price may not be eventually released to us;

•	that certain indemnification claims may not be limited in time or limited to the amounts placed in escrow and that the aggregate limitation on our potential indemnification liability under the Stock Purchase Agreement could equal the full purchase price;

•	that the non-compete agreement would, if executed, prevent us, in the absence of experiencing a change of control subsequent to the closing of the Stock Sale, from competing with the Government Solutions Business for a five-year period;

•	that certain terms of the Stock Purchase Agreement, including, but not limited to, the escrow and indemnification provisions thereof, could adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business by making it difficult for potential acquirers of the Commercial Business to appropriately value the Commercial Business, including, but not limited to, its contingent liabilities and our interest in the indemnification escrow fund;

•	the possibility that stockholder approval of the Stock Sale Proposal might not be obtained, causing the recognition of significant transaction costs incurred in connection with the Stock Sale and the related solicitation and bid process without the commensurate benefit thereof;

•	the ability of Jacobs to terminate the Stock Purchase Agreement at any time after October 1, 2010 if the conditions to Jacobs’ obligation to consummate the Stock Sale are not satisfied prior to such date, and the possibility that such conditions may not be satisfied as of such date;

•	that the Stock Sale will leave us as a significantly smaller public company, with fewer revenue-producing assets and a less diversified business;

•	the risk that we will not be able to satisfy some or all of the conditions to Jacobs’ obligation to consummate the Stock Sale;

•	the possibility that the Stock Sale might not be consummated, or might not be consummated in a timely manner, and in such case:

•	our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Stock Sale;

•	we will have incurred significant transaction costs; and

•	the perception of our continuing business could potentially result in a loss of customers, business partners and employees;

•	the effect of the public announcement of the execution of the Stock Purchase Agreement and the pendency of the Stock Sale, including the effects on our business, revenues, financial condition, customer and reseller relationships, operating results, stock price, and our ability to attract and retain key management and sales and marketing personnel;

•	the possibility that new or existing customers may prefer to enter into agreements with TTGSI’s competitors who have not expressed an intention to sell their business because such customers may perceive that such other relationships are likely to be more stable;

•	the possibility that employees of the Government Solutions Business may become concerned about the future of the Government Solutions Business and may seek other employment;

•	uncertainties about whether it is currently the optimal time to sell the Government Solutions Business;

•	that our stockholders will not participate in any future earnings or growth of the Government Solutions Business if it is sold to Jacobs;

•	that, after the completion of the Stock Sale, we will retain most of our public company costs and that it may no longer be optimal for us to continue to be a public reporting company;

•	that we may not find appropriate new client targets to pursue to enable us to grow the Commercial Business sufficiently to absorb the infrastructure costs previously allocated to the Government Solutions Business;

•	uncertainties related to our proposed disposition strategy, including our inability to successfully operate the Commercial Business after the Stock Sale on a stand-alone basis;

•	uncertainties as to the amount, if any, of our cash that our stockholders may receive in the future;

•	uncertainties as to the implementation of our strategic repositioning and market acceptance of our refocused strategy, including our ability to embark on significant cost-cutting initiatives to reduce our infrastructure, which initiatives may not occur as rapidly as anticipated;

•	quarterly fluctuations in our financial results;

•	our ability to exploit fully the value of our help desk services;

•	delays in the implementation of our business strategy or the development of new service offerings;

•	changes in our customers’ business or requirements thereof;

•	difficulties in providing service solutions for our customers;

•	the global economic recession and financial crisis;

•	the performance of our contracts by suppliers, customers and partners;

•	the difficulty of aligning expense levels with revenue changes;

•	complexities of global, national, regional and local political and economic developments; and

•	other risks that are described herein, including but not limited to the items discussed in “Cautionary Statements Concerning Forward–Looking Information,” “Material Considerations Relating to the Stock Sale Proposal” and “Item 1A – Risk Factors” of the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement.

The foregoing discussion summarizes the material factors considered by our Board in its consideration of the Stock Sale. After carefully considering these factors, our Board concluded that the positive factors relating to the Stock Sale outweighed the potential negative factors. In view of the wide variety of factors considered by our Board, and the complexity of these matters, our Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board may have assigned different weights to various factors. Our Board unanimously approved the Stock Sale and unanimously recommended that stockholders vote “FOR” the approval of the Stock Sale Proposal based upon the totality of the information presented to and considered by it.

Opinion of TechTeam’s Financial Advisor

TechTeam engaged Houlihan Lokey as its financial advisor in connection with various potential transactions involving TechTeam, including the proposed Stock Sale. In connection with this engagement, our Board requested that Houlihan Lokey evaluate the fairness, from a financial point of view and as of the date of the opinion, to TechTeam of the $59,000,000 cash consideration to be received in the Stock Sale by TechTeam. On June 3, 2010, at a meeting of our Board held to evaluate the Stock Sale, Houlihan Lokey rendered to our Board an oral opinion, which was confirmed by delivery of a written opinion dated June 3, 2010, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations in the review undertaken and other matters considered by Houlihan Lokey in the preparation of its opinion, the $59,000,000 cash consideration to be received in the Stock Sale by TechTeam was fair, from a financial point of view, to TechTeam.

Houlihan Lokey’s opinion was furnished for the use and benefit of our Board (in its capacity as such) in connection with its evaluation of the $59,000,000 cash consideration, only addressed the fairness, from a financial point of view, to TechTeam of such consideration and does not address any other aspect or implication of the Stock Sale. The summary of Houlihan Lokey’s opinion in the Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached hereto as Exhibit E. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to our Board, any securityholder or any other person as to how to act or vote with respect to any matter relating to the Stock Sale.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft, dated June 1, 2010, of the Stock Purchase Agreement;

•	reviewed certain publicly available business and financial information relating to TTGSI that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of TTGSI made available to Houlihan Lokey by TechTeam, including financial projections (and adjustments thereto) prepared by or discussed with the managements of TechTeam and TTGSI for the fiscal years ending December 31, 2010 through December 31, 2016;

•	spoke with certain members of the managements of TechTeam and TTGSI and certain of their representatives and advisors regarding the operations, financial condition, past performance relative to projected performance and trends in the financial results and prospects of TTGSI and regarding the Stock Sale and related matters;

•	compared the financial and operating performance of TTGSI with that of public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	considered the results of the third-party solicitation process conducted by TechTeam, with Houlihan Lokey’s assistance, with respect to a possible sale of TTGSI; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the managements of TechTeam and TTGSI advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of TTGSI, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change to TTGSI or its assets, liabilities, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or opinion, that the financial projections relating to TTGSI reviewed by Houlihan Lokey reflected all assets and liabilities to be sold and assumed in the Stock Sale and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey also assumed, at TechTeam’s direction, that any adjustments to the $59,000,000 cash consideration pursuant to the Stock Purchase Agreement, and payments, if any, made to Jacobs or its indemnitees from the portion of the consideration to be held in escrow in accordance with the terms of the Stock Purchase Agreement, would not in any respect be material to Houlihan Lokey’s analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the Stock Purchase Agreement and all other related documents and instruments referred to in such documents will be true and correct;

•	each party to the Stock Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party;

•	all conditions to the consummation of the Stock Sale would be satisfied without waiver; and

•	the Stock Sale would be consummated in a timely manner in accordance with the terms described in the Stock Purchase Agreement and such other related documents and instruments, without any amendments or modifications.

Houlihan Lokey also relied upon and assumed, without independent verification, that:

•	the Stock Sale would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations;

•	all governmental, regulatory, and other consents and approvals necessary for the consummation of the Stock Sale would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on TTGSI, TechTeam or the Stock Sale that would be material to Houlihan Lokey’s analyses or opinion; and

•	the final form of the Stock Purchase Agreement would not differ in any respect from the draft of the Stock Purchase Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of TechTeam (including, without limitation, TTGSI) or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of TTGSI or any entity. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TechTeam (including, without limitation, those relating to TTGSI) is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TechTeam (including, without limitation, those relating to TTGSI) is or may be a party or is or may be subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, June 3, 2010. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after June 3, 2010.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things:

•	the underlying business decision of TechTeam, its securityholders or any other party to proceed with or effect the Stock Sale;

•	the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Stock Sale or otherwise (other than the $59,000,000 cash consideration to the extent expressly specified in Houlihan Lokey’s opinion), including, without limitation, any terms or aspects of any stockholder voting agreement, retention agreement (or related payments) or escrow, indemnity, guarantee or licensing arrangements entered into in connection with, or any tax implications of, the Stock Sale;

•	the fairness of any portion or aspect of the Stock Sale to the holders of any class of securities, creditors or other constituencies of TechTeam, or to any other party, except if and only to the extent expressly set forth in Houlihan Lokey’s opinion;

•	the relative merits of the Stock Sale as compared to any alternative business strategies relating to, or that might exist for, TTGSI, TechTeam or any other party or the effect of any other transaction involving TTGSI or in which TechTeam or any other party might engage;

•	the fairness of any portion or aspect of the Stock Sale to any one class or group of TechTeam’s or any other party’s securityholders or other constituents vis-à-vis any other class or group of TechTeam’s or such other party’s securityholders or other constituents (including, without limitation, the allocation of any consideration among or within such classes or groups of securityholders or other constituents);

•	whether or not TechTeam, its securityholders or any other party is receiving or paying reasonably equivalent value in the Stock Sale;

•	the solvency, creditworthiness or fair value of TechTeam (including, without limitation, TTGSI) or any other participant in the Stock Sale, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

•	the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Stock Sale, any class of such persons or any other party, relative to the cash consideration or otherwise.

Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with TechTeam’s consent, on the assessments by TechTeam and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to TTGSI, TechTeam and the Stock Sale. The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature. Except as described above, TechTeam imposed no other instructions or limitations on Houlihan Lokey with respect to the investigations made or the procedures followed by it in rendering its opinion.

In preparing its opinion to our Board, Houlihan Lokey performed a variety of analyses, including those described below. This summary is not a complete description of Houlihan Lokey’s opinion or the financial analyses performed and factors considered by Houlihan Lokey in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of those methods to the particular facts and circumstances presented. Therefore, a financial opinion and its underlying analyses are not readily susceptible to summary description. Houlihan Lokey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors or focusing on information presented in tabular format, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, June 3, 2010, many of which are beyond TechTeam’s control. Accordingly, the information may not reflect current or future market conditions. No company, business or transaction used in the analyses for comparative purposes is identical to TTGSI or the Stock Sale, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations, judgments, and assumptions concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Houlihan Lokey believes that mathematical derivations (such as determining an average or median) of financial data are not by themselves meaningful and should be considered together with judgments and informed assumptions. The assumptions and estimates contained in Houlihan Lokey’s analyses and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and financial analysis provided to our Board in connection with its evaluation of the cash consideration, from a financial point of view, to TechTeam were only one of many factors considered by our Board in its evaluation of the Stock Sale and should not be viewed as determinative of the views of our Board or management with respect to the Stock Sale or the consideration payable in the Stock Sale. Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the Stock Sale. The type and amount of consideration payable in the Stock Sale was determined through negotiation between TechTeam and Jacobs, and the decision to enter into the Stock Sale was solely that of our Board.

The following is a summary of the material financial analyses reviewed by Houlihan Lokey with our Board in connection with Houlihan Lokey’s opinion dated June 3, 2010. The order of analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The financial analyses summarized below include information presented in tabular format. In order to fully understand Houlihan Lokey’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying and the qualifications and evaluations affecting the analyses, could create a misleading or incomplete view of Houlihan Lokey’s financial analyses.

TTGSI Selected Companies Analysis

Houlihan Lokey reviewed financial information of TTGSI and financial and stock market information for the following eight selected publicly held companies with operations in the government information technology and professional services industry, which is the industry in which TTGSI operates:

•	CACI International Inc.
•	Dynamics Research Corporation
•	ICF International, Inc.
•	ManTech International Corporation
•	NCI, Inc.
•	SAIC, Inc.
•	SRA International, Inc.
•	VSE Corporation

Houlihan Lokey reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on reported fully-diluted common shares outstanding and closing stock prices on June 2, 2010, plus debt outstanding and preferred stock, less cash and cash equivalents, as a multiple of one fiscal year forward and two fiscal years forward estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, as adjusted for non-recurring items, referred to as adjusted EBITDA. Houlihan Lokey then applied a range of selected multiples of one fiscal year forward and two fiscal years forward estimated adjusted EBITDA derived from the selected companies to TTGSI’s fiscal year 2010 and 2011 estimated adjusted EBITDA. Financial data for TTGSI were based on internal estimates of TechTeam’s and TTGSI’s managements. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following implied enterprise value reference ranges for TTGSI, as compared to the cash consideration to be received by TechTeam:

Implied Total Enterprise Value
Reference Ranges based on:
2010E Adjusted EBITDA	2011E Adjusted EBITDA	Cash Consideration

$50.3 million - $58.1 million	$50.4 million - $59.6 million	$59.0 million

TTGSI Selected Transactions Analysis

Houlihan Lokey reviewed transaction values of the following 24 acquisition transactions of controlling interests announced between January 1, 2008 and June 2, 2010 involving companies with operations in the government information technology and professional services industry, which is the industry in which TTGSI operates:

Acquirer	Target

• CGI Group Inc.	• Stanley, Inc.
• Cerberus Capital Management, L.P.	• DynCorp International Inc.
• ManTech International Corporation	• Sensor Technologies, Inc.
• ICF International, Inc.	• Jacob & Sundstrom Inc.
• Harris Corporation	• Patriot Technologies, LLC
• General Atlantic LLC, Kohlberg, Kravis Roberts & Co.	• TASC, Inc.
• Ernst & Young LLP	• Capital City Technologies
• Snow Phipps Group, LLC	• ITSolutions, LLC
• MCR, LLC	• Aerodyne Incorporated
• Court Square Capital Partners	• Wyle Laboratories Inc.
• ICF International, Inc.	• Macro International Inc.
• US Investigations Services, Inc.	• Labat-Anderson Incorporated
• Preferred Systems Solutions, Inc.	• Integrated Network Services Incorporated
• Deloitte Consulting LLP	• BearingPoint, Inc. (Public Services Business)
• Kforce Inc.	• dNovus RDI
• New Mountain Capital, LLC	• Camber Corporation
• Kratos Defense & Security Solutions, Inc.	• Digital Fusion Solutions, Inc.
• The Veritas Capital Fund III LP	• CherryRoad GT Inc.
• Serco Inc.	• SI International, Inc.
• Dynamics Research Corporation	• Kadix Systems, LLC
• AEA Technology plc	• Project Performance Corporation
• Netstar-1, Incorporated	• Aviel Systems, Inc.
• VSE Corporation	• G&B Solutions, Inc.
• Excellere Partners	• Acquisitions Solutions, Inc.

Houlihan Lokey reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt outstanding and preferred stock, less cash and cash equivalents, as a multiple, to the extent publicly available, of such target companies’ latest 12 months EBITDA. Houlihan Lokey then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to TTGSI’s latest 12 months (as of March 31, 2010) adjusted EBITDA. Financial data for TTGSI were based on internal estimates of the managements of TechTeam and TTGSI. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied enterprise value reference range for TTGSI, as compared to the cash consideration to be received by TechTeam:

Implied Total Enterprise Value
Reference Range	Cash Consideration

$50.4 million - $57.6 million	$59.0 million

TTGSI Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of TTGSI by calculating the estimated net present value of the unlevered, after-tax free cash flows that TTGSI was forecasted to generate through fiscal year 2014 based on internal estimates of TechTeam’s and TTGSI’s managements. Houlihan Lokey calculated terminal values for TTGSI by applying a range of terminal value EBITDA multiples of 6.5x to 7.5x to TTGSI’s fiscal year 2014 estimated EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 14.0%. This analysis indicated the following implied enterprise value reference range for TTGSI, as compared to the cash consideration to be received by TechTeam:

Implied Total Enterprise Value
Reference Range	Cash Consideration

$60.8 million - $76.8 million	$59.0 million

Miscellaneous

TechTeam has agreed to pay Houlihan Lokey for its financial advisory services an aggregate fee currently estimated to be approximately $1.4 million, a portion of which was payable for rendering its opinion, which was not contingent upon the successful completion of the Stock Sale or the conclusion contained in its opinion, and a substantial portion of which is contingent upon the consummation of the Stock Sale. TechTeam also has agreed to reimburse certain of Houlihan Lokey’s expenses, including the fees and expenses of Houlihan Lokey’s legal counsel, and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities, including liabilities under the federal securities laws, relating to, or arising out of, Houlihan Lokey’s engagement.

TechTeam selected Houlihan Lokey to act as its financial advisor in connection with various potential transactions involving TechTeam, including the proposed Stock Sale, based on Houlihan Lokey’s reputation and experience. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings and financial restructurings.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which such affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, TechTeam, Jacobs or any other party that may be involved in the Stock Sale and their respective affiliates or any currency or commodity that may be involved in the Stock Sale.

Houlihan Lokey and certain of its affiliates in the past provided investment banking, financial advisory and other financial services to Jacobs and/or certain of its affiliates, for which Houlihan Lokey and such affiliates received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to TechTeam, Jacobs, other participants in the Stock Sale or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and such affiliates’ respective employees may have committed to invest in private equity or other investment funds managed or advised by certain affiliates or securityholders of TechTeam or other participants in the Stock Sale, and in portfolio companies of such funds, and may have co-invested with certain affiliates or securityholders of TechTeam or other participants in the Stock Sale, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, certain affiliates or securityholders of TechTeam or other participants in the Stock Sale, for which advice and services Houlihan Lokey and such affiliates received and may receive compensation.

Vote Required to Approve the Stock Sale Proposal

Our Board has not made any determination as to whether stockholder approval of the Stock Sale Proposal is required by applicable Delaware law, and such approval is not required by our Certificate of Incorporation, as amended, our Amended and Restated Bylaws or other governing documents. However, the parties to the Stock Purchase Agreement have agreed that, as a condition to the consummation of the Stock Sale, our stockholders must approve the Stock Sale Proposal to the same extent as if stockholder approval of the Stock Sale Proposal was required by applicable Delaware law.

Under the terms of the Stock Purchase Agreement, the approval of the Stock Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. In determining whether the Stock Sale Proposal has received the requisite number of affirmative votes under applicable Delaware law, abstentions and broker non-votes (if any) will be considered present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal.

Projected Financial Information

In connection with Jacobs’ due diligence review, we provided to Jacobs certain projected financial information concerning TTGSI that were prepared solely by us and TTGSI. We also provided the same information to TechTeam’s financial advisor. These internal financial projections are not being included in this Proxy Statement to influence any stockholder’s voting decision on the Stock Sale Proposal, but only because we made these internal financial projections available to Jacobs. These projections should be evaluated, if at all, in conjunction with our historical and pro forma consolidated financial statements and the unaudited consolidated financial statements of TTGSI contained elsewhere in this Proxy Statement. In light of the factors described herein and the uncertainties inherent in these projections, and given that these internal financial projections are being included in this Proxy Statement only because we made these internal financial projections available to Jacobs, stockholders are cautioned not to rely on the projections included in this Proxy Statement as being a prediction of future operating results.

These internal financial projections were prepared solely by us and TTGSI for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Ernst & Young LLP, our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Ernst & Young LLP’s report, included in the 2009 Form 10-K, a copy of which is reproduced as Exhibit F to this Proxy Statement, relates to the Company’s historical consolidated financial statements. It does not extend to any projected financial information regarding TTGSI and should not be read to do so.

These financial projections reflect numerous estimates and assumptions made by us and TTGSI with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to TTGSI’s business, all of which are uncertain and difficult to predict, and many of which are beyond our control. The projected financial information was also based upon expectations of our and TTGSI’s management at the time the projected financial information was prepared. As a result, such information may prove not to be reflective of actual results. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including, but not limited to, TTGSI’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks and uncertainties set forth in this Proxy Statement and our other reports filed with the SEC.

There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less predictive with each successive year.

In addition, the projected financial information will be affected by our and TTGSI’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our and TTGSI’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. Such projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that we, TTGSI, Jacobs, or anyone who received this information then considered, or now considers it to be a guarantee of future operating results, and this information should not be relied upon as such. We and our affiliates disclaim any obligation to update or revise such projections in the future.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement and pendency of the proposed Stock Sale. There can be no assurance that the announcement of the Stock Sale will not cause TTGSI’s customers to delay or cancel purchases of its services pending the consummation of the Stock Sale or the clarification of Jacobs’ intentions with respect to the conduct of TTGSI thereafter. Any such delay or cancellation of customer sales is likely to adversely affect TTGSI’s ability to achieve the results reflected in such financial projections. The projected financial information does not take into account any changes in TTGSI’s operations, business, financial condition or results of operations which may result from the Stock Sale, including without limitation any cost savings or other benefits. Further, the financial projections do not take into account the effect of any failure to complete the Stock Sale. The inclusion of the financial projections herein should not be deemed an admission or representation by us or TTGSI that they are viewed by us or TTGSI as material information with respect to us or TTGSI, and in fact we and TTGSI do not view the financial projections as material because of the inherent risks and uncertainties associated with such projections.

These projections assume flat revenue in 2010 compared to 2009, which takes into consideration the loss of several large contracts and continued contract erosion which occurred during the last half of 2009. Our 2010 projections also include slightly lower margins, which reflect the loss of some higher margin business during 2009 and a more competitive business environment as the global economy recovers. Our 2011 projections assume a 19% increase in revenue and a 0.8% increase in margins, which reflect revenues from contracts that have been delayed over the course of 2009 and 2010, new business and contract expansions and a better overall business environment as the global economy recovers. Beyond 2011, we assumed a growth rate of approximately 5%, which we believe reflects the projected growth rate of the markets in which TTGSI is active.

Important factors that may affect actual results and result in the forecasted results contained therein not being achieved include, but are not limited to:

•	the inherently unpredictable nature of projections and the fact that they do not reflect a final approved strategic plan of our Board;

•	our failure to maintain our relationships with significant customers and to develop new customer relationships;

•	factors affecting the pricing of our services;

•	fluctuations in demand for our services;

•	the failure to retain key management and technical personnel;

•	adverse reactions to the proposed Stock Sale by our clients, suppliers and strategic partners; and

•	the other risks and uncertainties described in the 2009 Form 10-K, in this Proxy Statement and our other filings with the SEC.

TTGSI Projected Financial Information – Remainder of 2010 Fiscal Year

	2nd Quarter 2010	3rd Quarter 2010	4th Quarter 2010	Total 2010
(in thousands)	Forecast	Forecast	Forecast	Forecast

Total revenue	$17,040	$21,424	$22,049	$75,669
Cost of sales	12,625	15,729	16,190	56,668

Gross profit	4,415	5,695	5,859	19,001

Selling, general and administrative expenses	3,930	3,776	3,863	15,785

Operating income	485	1,919	1,996	3,216
Restructuring expense	--	--	--	139
Other expense	--	--	--	178

Income before income taxes	485	1,919	1,996	2,899
Income tax provision	189	748	778	1,138

Net income	$296	$1,171	$1,218	$1,761

EBITDA (1)	$1,093	$2,519	$2,596	$5,497
Adjusted EBITDA (2)	$1,575	$2,953	$3,088	$7,903

(1)	As used in the table above, EBITDA is defined as our consolidated net income, plus interest expense, provision for income taxes, depreciation and amortization. The following table presents a reconciliation of net income, which is our most directly comparable operating performance measure under U.S. generally accepted accounting principles, or GAAP, to EBITDA for each of the periods presented above:

	2nd Quarter 2010	3rd Quarter 2010	4th Quarter 2010	Total 2010
(in thousands)	Forecast	Forecast	Forecast	Forecast

Net income	$296	$1,171	$1,218	$1,761
Add income tax provision	189	748	778	1,138
Add interest expense	--	--	--	178
Add depreciation	88	80	80	341
Add amortization	520	520	520	2,079

EBITDA	$1,093	$2,519	$2,596	$5,497

(2)	As used in the table above, “adjusted EBITDA” is equal to EBITDA, plus corporate overhead allocation, minus stand-alone overhead costs, plus stock-based compensation expense, plus International Organization for Standardization, or ISO, registration costs. The following table presents a reconciliation of EBITDA to adjusted EBITDA. EBITDA has been previously reconciled to net income in the table provided above in footnote (1).

	2nd Quarter 2010	3rd Quarter 2010	4th Quarter 2010	Total 2010
(in thousands)	Forecast	Forecast	Forecast	Forecast

EBITDA	$1,093	$2,519	$2,596	$5,497
Add corporate overhead allocation	572	523	581	2,690
Subtract stand-alone overhead costs	(168)	(167)	(167)	(670)
Add stock-based compensation expense	78	78	78	297
Add ISO registration costs	--	--	--	89

Adjusted EBITDA	$1,575	$2,953	$3,088	$7,903

TTGSI Projected Financial Information – Fiscal Years 2011 Through 2016

	Fiscal Year	Fiscal Year	Fiscal	Fiscal Year	Fiscal Year	Fiscal Year
	2011	2012	Year 2013	2014	2015	2016
(in thousands)	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

Total revenue	$86,916	$91,262	$95,825	$100,616	$105,647	$110,929
Cost of sales (excluding depreciation)	64,407	67,536	70,817	74,258	77,865	81,647

Gross profit	22,509	23,726	25,008	26,358	27,782	29,282
Selling, general and administrative expenses	13,337	13,913	14,513	15,138	15,789	16,468
Depreciation	225	236	248	260	273	287
Amortization	2,240	1,259	337	--	--	--

Operating income	6,707	8,318	9,910	10,960	11,720	12,527
Income tax provision	2,616	3,244	3,865	4,274	4,571	4,886

Net income	$4,091	$5,074	$6,045	$6,686	$7,149	$7,641

EBITDA (1)	$9,172	$9,813	$10,495	$11,220	$11,993	$12,814
EBIT (1)	$6,707	$8,318	$9,910	$10,960	$11,720	$12,527

(1)	As used in the table above, EBITDA is defined as our consolidated net income, plus interest expense, provision for income taxes, depreciation and amortization. EBIT is defined as our consolidated net income, plus interest expense and provision for income taxes. The following table presents a reconciliation of net income, which is our most directly comparable GAAP operating performance measure, to EBITDA and EBIT for each of the periods presented above:

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2011	2012	2013	2014	2015	2016
(in thousands)	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

Net income	$4,091	$5,074	$6,045	$6,686	$7,149	$7,641
Add income tax provision	2,616	3,244	3,865	4,274	4,571	4,886
Add interest expense	--	--	--	--	--	--

EBIT	6,707	8,318	9,910	10,960	11,720	12,527

Add depreciation	225	236	248	260	273	287
Add amortization	2,240	1,259	337	--	--	--

EBITDA	$9,172	$9,813	$10,495	$11,220	$11,993	$12,814

We believe the non-GAAP financial measures set forth above provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting our business and results of operations.

These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income prepared on a GAAP basis. Management strongly encourages investors to review our consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures having same or similar names. In addition, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from a non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Purpose of the Stock Sale

We currently operate two principal business segments, the Government Solutions Business and the Commercial Business. The Government Solutions Business is comprised of our government technology services business operated by TTGSI and its wholly-owned subsidiaries. The Commercial Business focuses primarily on providing IT outsourcing services, IT consulting and systems integration services and technical staffing and learning services to Fortune 1000 and multinational companies as well as small to mid-sized companies.

The purpose of the Stock Sale is to separate the Government Solutions Business from the Commercial Business, realize the maximum value of the Government Solutions Business and thereby enable us to focus our resources on the Commercial Business which we believe has the greater opportunity for growth, profitability and increasing stockholder value. The Stock Sale, if approved by our stockholders and consummated, would result in the Government Solutions Business being sold to Jacobs Technology.

The Stock Sale is the result of our Board’s review over the past year of various strategic alternatives to enhance stockholder value and position TechTeam for stability and growth. In connection with this review by our Board, we recognized that TechTeam consists of two substantially unrelated, relatively independent and sub-scale businesses, which do not have any significant synergies between them and that both require significant investment to succeed, grow and thrive. We also recognized that TechTeam does not have the financial flexibility or capital resources to appropriately invest in and grow both the Commercial Business and the Government Solutions Business and that retaining both business segments would entail an allocation of resources that either sub-optimizes one business in favor of the other or sub-optimizes both businesses.

The Government Solutions Business is adversely affected by a number of unfavorable conditions in the U.S. government information technology services market, including a trend of the U.S. government to in-source certain information technology services and the challenge of competing against small disadvantaged businesses and large contractors for the award of new business. In addition, our Board believes it is possible that the short- and long-term prospects of the Government Solutions Business could continue to decline under the ownership of TechTeam and that TechTeam’s continued ownership and management of the Government Solutions Business could impair or otherwise limit TechTeam’s ability to realize the short- and long-term prospects of the Commercial Business.

Faced with the decision of which business to retain, if any, we believe that the Commercial Business offers better short- and long-term prospects than the Government Solutions Business and has greater opportunity for growth, profitability and increasing stockholder value based on, but not limited to, the following factors, among others:

•	that the Commercial Business on its own is a simpler business to operate and manage, is more focused and requires less overhead to support;

•	our historical focus on the Commercial Business and, through such business segment, the ITO and BPO marketplaces;

•	the strong reputation of the Commercial Business in the ITO marketplace, as evidenced by evaluations by key industry analysts;

•	the consolidation that has been occurring in the ITO marketplace, facilitating a trend toward the bundling of ITO services and how such consolidation would affect the Commercial Business;

•	that the Stock Sale would permit us to focus on our service desk and infrastructure support expertise, which provides us with a competitive advantage for global businesses that seek an alternative to the mega-suppliers, and for mega-suppliers who want to integrate our services with theirs to serve a broader customer base;

•	our deep and extensive relationships with our Commercial Business customers, including but not limited to Ford Motor Company, Alcoa and Deere & Company, which provide TechTeam with a strong foundation to grow and expand the Commercial Business globally;

•	the increased financial flexibility after the completion of the Stock Sale to focus on and invest in the Commercial Business;

•	that the Stock Sale would enable TechTeam to invest a portion of the net cash proceeds received therefrom in expanding the capabilities, geographic footprint and scale of the Commercial Business, and to pursue strategic acquisitions as such opportunities may arise from time to time; and

•	the competitive strengths of the Commercial Business discussed below.

Post-Closing Strategies

We believe that the intrinsic value of TechTeam has been hidden by the juxtaposition of two substantially unrelated, relatively independent and sub-scale businesses which do not have any significant synergies between them. While we believe that the sale of the Government Solutions Business to Jacobs Technology is an important step toward unlocking the intrinsic value of the Commercial Business, we believe that there may exist various strategic alternatives that, in conjunction with the Stock Sale, may have the potential to further enhance value for our stockholders. We are committed to evaluating all such potentially attractive strategic alternatives that come to our attention consistent with our ongoing commitment to enhance value for all TechTeam stockholders. Our Board believes that the Stock Sale may enhance interest by potential acquirers in the Commercial Business, as the Commercial Business could potentially be acquired by a company that would no longer be required to address the security concerns of the U.S. federal government associated with foreign ownership of suppliers with top-secret cleared services and facilities.

Notwithstanding any enhanced interest that potential acquirers may have in the Commercial Business due to the Stock Sale, certain terms of the Stock Purchase Agreement, including, but not limited to, the indemnification and escrow provisions, may adversely affect our ability to explore various strategic alternatives with respect to our Commercial Business. Under the Stock Purchase Agreement, TechTeam has agreed to indemnify Jacobs for various matters, including any breach or violation of any representation, warranty, covenant or undertaking made by us in the Stock Purchase Agreement or any related agreement, subject to certain limitations and exceptions. There is significant uncertainty as to the amount, if any, that we will ultimately have to pay to Jacobs to resolve indemnification claims and, accordingly, there is significant uncertainty as to the amount, if any, of the indemnification escrow fund that will ultimately be returned to us. These uncertainties may make it difficult for a potential acquirer of the Commercial Business to appropriately value the Commercial Business, including, but not limited to, its contingent liabilities and our interest in the indemnification escrow fund.

Due to the possibility that the Stock Sale could enhance interest by potential acquirers in the Commercial Business, TechTeam has prepared for either of two potential alternatives: the continued operation of the Commercial Business as an independent, publicly-traded company; or a sale or other disposition of the Commercial Business. However, stockholders are reminded that, other than the sale of the Government Solutions Business to Jacobs Technology pursuant to the Stock Sale, they are not being asked to consider or approve any strategic proposals, alternatives or transactions at this time. In addition, stockholders are cautioned that there can be no assurance as to whether and when any specific transaction relating to the Commercial Business will be authorized or consummated and that no timetable has been set for the completion of any such transaction.

In the event that TechTeam continues to own and operate the Commercial Business, our Board believes that TechTeam is poised to capitalize on the strengths of the Commercial Business for the following reasons:

Competitive Strengths

The competitive strengths of our Commercial Business are:

•	Focused, High-Value Services. We maintain a primary focus on our service desk and desktop/distributed infrastructure outsourcing solutions.

•	Global, Multilingual Platform. Our global infrastructure and multilingual capabilities fit an ongoing trend of companies seeking to operate and expand their operations worldwide and to adopt a standardized process for their international IT operations. Our “Best Shore” global delivery model is designed for us to provide service from whatever global location best meets the objectives of our customers, and it enables us to meet the diverse language needs of our customers while permitting them to leverage lower-cost service delivery locations.

•	Agility and Responsiveness. Our customers value our flexible and responsive approach to delivering IT infrastructure support services. We believe that our agility, reflected in our lean organizational design, smaller relative size and corporate culture, permits us to deliver to our customers an efficient, customer-focused alternative to the IT services provided by some of our larger competitors.

•	Culture Based upon Quality Execution. TechTeam’s strength lies in its culture of operational and service excellence.

•	Deep Relationships with Blue-Chip Clients. Given our 30 years as an innovative provider of IT outsourcing services, we have developed deep relationships with a number of large, well-known clients. We believe these relationships establish our credibility in the marketplace and help to substantiate our value proposition to new clients. For example, for past 12 years, Ford Motor Company has continually asked us to redesign and implement our help desk services to meet their changing global needs.

Attractive Marketplace

If the Stock Sale is completed, we believe that our remaining Commercial Business will ultimately benefit from more streamlined operations focused exclusively on the ITO and BPO marketplaces, allowing us to strengthen and grow our operations. Our objective in this regard is to:

•	Capitalize on Favorable Underlying Trends. According to Gartner, Inc., the infrastructure outsourcing services market is expected to grow at a compound annual growth rate, or CAGR, of approximately 3.9%, from $203 billion in 2009 to $245 billion by 2014. Likewise, the customer retention and support business process outsourcing market is predicted by Gartner to increase from $19.3 billion in 2009 to $24.6 billion in 2014, a 5.0% CAGR. We are well positioned to capitalize on these trends given our growing geographic coverage, broad multilingual support and continued investment in expanded capabilities.

•	Leverage Unique Positioning to Attract New Clients. Our reputation and industry recognition belies our size, as we are the smallest company positioned in the Gartner Leaders Quadrant in both the Magic Quadrant for Help Desk Outsourcing, North America, and the Magic Quadrant for Desktop Outsourcing Services, North America. As customers look for independent global service partners, TechTeam is well positioned to earn an opportunity for new and expanded business.

•	Increase Levels of Work and Business with Existing Clients. Our Fortune 1000 and multinational client base includes, without limitation, companies such as Ford Motor Company, Deere & Company, Phillip Morris International, Alcoa and Essilor International. We have over time built strong relationships with our clients, developing our relationships with them by offering expertise, capability and flexible solutions to meet their changing needs.

•	Expand Our Geographic Reach. With the strength of our relationships and delivery expertise, we are often asked to expand our services in new countries or regions. As we expand our global reach in providing services to our existing customers, we are also expanding our platform to provide global services to other current and new customers. We believe that this global platform is unique among companies our size.

•	Expand Capabilities, Geographic Coverage and Total Scale through Strategic Acquisitions. One option that may be available to TechTeam after the Stock Sale is to grow the Commercial Business by acquisition. As of March 31, 2010, on a pro forma basis assuming the completion of the Stock Sale, we would have had $52.8 million in cash on hand and $14.2 million of availability under our existing credit facility. Following the closing of the Stock Sale, we will have the financial strength and flexibility to enable us to grow both organically and through strategic acquisitions. Our financial position will also allow us to seek to be a more complete provider of solutions for our customers.

Scalable Business

If the Stock Sale Proposal is approved by our stockholders, TechTeam will focus on the growth of the Commercial Business. Recognizing that the revenue from the Government Solutions Business covered a substantial portion of TechTeam’s selling, general and administrative expenses, TechTeam took action in the first quarter of 2010 to reduce the expense structure of its Commercial Business to become better aligned with TechTeam’s expected post-closing revenue. Based upon the nature of the cost required to operate the Commercial Business, ranging from IT and telephony infrastructure, to administrative and management overhead, TechTeam believes that it could continue to add incremental business without necessarily incurring a commensurate increase in the cost of providing the service.

Effects of the Stock Sale and of Not Consummating the Stock Sale

Effects of the Stock Sale

If the Stock Sale Proposal is approved by our stockholders and the Stock Sale is consummated, we expect to focus our operations and business exclusively on our Commercial Business.

The Commercial Business constituted approximately 63.8% and 65.9% of our revenues for the 2009 and 2008 fiscal years, respectively, and approximately 68.4% and 64.0% of our revenues for the three months ended March 31, 2010 and 2009, respectively. The Government Solutions Business contributed $(17.8) million and $5.9 million of income (loss) before income taxes in fiscal 2009 and 2008, respectively, and $(1.5) million and $1.3 million of income (loss) before income taxes for the three months ended March 31, 2010 and 2009, respectively. Following the Stock Sale, our ability to produce the level of total revenue and net income in the short-term that we produced prior to the Stock Sale will be reduced.

Recognizing that the revenue from the Government Solutions Business covered a portion of TechTeam’s selling, general and administrative expenses, TechTeam took action in the first quarter of 2010 to reduce the expense structure of its Commercial Business to become better aligned with TechTeam’s expected post-closing revenue. However, uncertainty remains regarding TechTeam’s future performance, including, but not necessarily limited to:

•	TechTeam’s ability to continue to generate new business from new and existing customers;

•	TechTeam’s ability to maintain existing revenue from current customers; and

•	the costs of continuing to be a public reporting company, which will not be significantly reduced in either the short-term or long-term.

In addition, under the Stock Purchase Agreement, we have agreed to indemnify Jacobs for a period of up to 36 months after the closing for losses resulting from the breach of our representations, warranties and covenants and various other specified matters contained in the Stock Purchase Agreement. We have also agreed to indemnify Jacobs for losses resulting from specified matters, such as for taxes, fraud and intentional misrepresentation, for periods that continue after the expiration of the 36-month period described above. These indemnification obligations could cause us to be liable to Jacobs under certain circumstances, which could decrease the cash available for distribution to us from the escrow account used to secure the payment of certain indemnification claims that may be made by Jacobs during such 36-month period, as well as our general cash on hand and other corporate assets.

Effects if the Stock Sale is Not Consummated

There are serious risks to both the Government Solutions Business and the Commercial Business if the Stock Sale Proposal is not approved by our stockholders and the Stock Sale is therefore not consummated. These risks include the following:

•	TechTeam would continue to own two sub-scale businesses and would lack the financial flexibility or capital resources to appropriately invest in and grow both, thereby requiring an allocation of resources that would either sub-optimize one business in favor of the other or sub-optimize both businesses.

•	The Government Solutions Business could continue to be adversely affected by a number of unfavorable conditions in the U.S. government information technology services market, including a trend of the U.S. government to in-source certain information technology services and the challenge of competing against small disadvantaged businesses and large contractors for the award of new business.

•	The short- and long-term prospects of the Government Solutions Business could continue to decline under the ownership of TechTeam and that TechTeam’s continued ownership and management of the Government Solutions Business could impair or otherwise limit TechTeam’s ability to realize the short- and long-term prospects of the Commercial Business.

•	Management’s focus would be divided between two substantially unrelated, relatively independent and sub-scale businesses, which do not have any significant synergies between them and which require significant investment to succeed, grow and thrive.

•	TechTeam may not be able to fully take advantage of the opportunities available to the Commercial Business.

•	The purchase price attainable for the Government Solutions Business in the future could be significantly less than that proposed in the Stock Sale, if performance of the Government Solutions Business does not improve from its performance over the past year, and our ability to sell the Government Solutions Business on terms and conditions that are attractive may be adversely affected.

•	The other strategic alternatives that are available to TechTeam, including, but not limited to, any possible sale of the Commercial Business, could be adversely affected.

•	TechTeam would likely not be able to retire its remaining debt, and it will remain subject to its existing credit facility. With TechTeam’s recent performance and the costs of this transaction that have been incurred and that will in the future be incurred, TechTeam may not be able to maintain its compliance with certain of its debt covenants, which could result in an event of default under its credit facility.

•	After exploring the sale of the Government Solutions Business for over a year, if the Stock Sale is not approved now, there could be substantial uncertainty regarding the direction and prospects for each of TechTeam’s business units. This uncertainty could:

•	make it more difficult to retain and hire quality workforce members required for the successful financial performance of each business unit of TechTeam; and

•	cause TechTeam to be at a competitive disadvantage in acquiring new customers and expanding work for existing customers because, in a highly competitive market, there may exist fewer companies that are willing to take a risk on the uncertain future of TechTeam.

Use of Proceeds of the Stock Sale

We estimate that the net cash proceeds to be received by us from the Stock Sale at closing will be approximately $38.6 million, after deducting the amounts to be paid into escrow and estimated fees and expenses payable by us related to the Stock Sale. We intend to use the net cash proceeds from the Stock Sale for, among other things, to pay off our current outstanding indebtedness under our existing credit facility of approximately $12.7 million. The net cash proceeds that we receive from the Stock Sale would also enable our Board to consider, from time to time, repurchasing Common Stock for cash as market and business conditions warrant. Further, the remaining net cash proceeds of the Stock Sale will be used for working capital, general corporate purposes and to selectively invest in the growth of our Commercial Business. While we may use some of the net cash proceeds received by us from the Stock Sale to pursue strategic business acquisitions related to the growth of our Commercial Business, no specific acquisition targets have been identified at this time. See “Proposal 1 – Post-Closing Strategies.”

Interests of Certain Persons in the Stock Sale

In considering the recommendation of our Board that you should vote “FOR” the approval of the Stock Sale Proposal, you should be aware that some of our directors and executive officers have personal interests in the Stock Sale that are, or may be, different from, or in addition to, your interests. These interests, to the extent material, are described below. Our Board was aware of the interests described below and considered them, among other matters, in evaluating the Stock Purchase Agreement and the Stock Sale.

Where applicable, and for illustrative purposes only, the information herein has been presented as if the Stock Sale would constitute a “change of control,” a “sale of all or substantially all of the assets” or “a sale of the majority of the assets” with respect to TechTeam or TTGSI (or events of similar nature), as defined under the applicable change of control provisions in certain of the agreements and arrangements described below (each, a “Change of Control”). However, our Board has not made any specific determination or finding, and has not otherwise concluded, that the consummation of the Stock Sale would in fact trigger any specific change of control provision with respect to, or constitute a “change of control,” “sale of all or substantially all of the assets” or “sale of a majority of the assets” of, TechTeam under any applicable law or any of these agreements and arrangements. Furthermore, our Board may ultimately determine, find or conclude that the Stock Sale does not trigger any Change of Control provision described in this section with respect to TechTeam and otherwise does not result in a “change of control,” “sale of all or substantially all of the assets” or “sale of a majority of the assets” of TechTeam under applicable law or these agreements and arrangements. Nothing in this section should be viewed as precluding our Board from making or reaching any such determination, finding or conclusion.

Agreements Related to Change of Control

Each of Kevin P. Burke, Gary J. Cotshott, Christopher E. Donohue, David A. Kriegman, Margaret M. Loebl, Armin Pressler and Michael A. Sosin, has previously entered into an employment, non-competition, retention or change of control agreement (each, as it may be amended, a “Change of Control Agreement”) with TechTeam, and, in the case of Mr. Kriegman, with TTGSI (as applicable, the “Acquired Company”). Generally speaking, these Change of Control Agreements provide that for one year following a Change of Control of the Acquired Company (two years for Mr. Cotshott), the executive officer may invoke the Change of Control Agreement to terminate the executive officer’s employment if, among other things:

•	generally speaking, the executive officer suffers a diminution in such executive officer’s authority, duties or responsibilities after the effective date of the Change of Control;

•	the executive officer is required to be based at any office or location other than that specified in the Change of Control Agreement or in which the executive officer had been located at the date of the Change of Control Agreement, other than short-term assignments where travel and temporary relocation expenses are paid for by the Company; or

•	as to Messrs. Burke, Donohue, Kriegman and Sosin:

•	the Acquired Company fails to cause any successor to assume and perform its obligations under the Change of Control Agreement, or such successor fails to do so on at least 10 days prior written notice from the Acquired Company or the executive officer; or

•	the Acquired Company terminates the executive officer’s employment without “Cause” (as defined in each respective Change of Control Agreement).

The table below summarizes the types of severance and benefits that each executive officer may be entitled to receive if the Stock Sale is consummated, the Stock Sale constitutes a Change of Control under each respective Change of Control Agreement, and any of the events giving rise to termination of employment pursuant to the provisions of the Change of Control Agreement occur as noted above.

Change of Control Benefit	Executive Officer(s)	Description

Post-Change of Control Protection of Salary and Benefits	All named above
For a one-year period commencing on the “effective date” of the Change of Control (as defined under the agreement), each executive is entitled to receive:

•   annual base salary at least equal to 12 times the highest monthly base salary paid during the 12 months prior to the Change of Control;

•   eligibility to participate in any bonus program that is in force on the effective date or otherwise adopted by the Acquired Company;

•   eligibility to participate in all savings and retirement plans and arrangements applicable generally to other peer executives of the Acquired Company; and

•   benefits under all welfare benefit plans and programs provided by the Acquired Company.

Change of Control Benefit	Executive Officer(s)	Description

Lump-Sum Cash Payment	All named above
The executive is entitled to receive a lump sum cash payment, as follows:

•   with respect to Messrs. Burke, Donohue, Kriegman and Sosin, unpaid annual base salary through the termination date;

•   an amount equal to the executive’s annual base salary as of the termination date;

•   accrued but unpaid vacation pay;

•   an amount equal to the current year’s annual bonus as if earned at the target level, and, in the case of Mr. Pressler, pro rated for the length of time remaining until the end of the year; and

•   in the case of Mr. Cotshott, a $20,000 payment for his medical insurance premiums or healthcare expenses.

Vesting of Equity Awards	Kevin P. Burke Christopher E. Donohue David A. Kriegman Margaret M. Loebl Michael A. Sosin
Except as to Mr. Kriegman, immediately upon termination, all options and restricted stock granted to the executive will vest, and the executive will have six months (12 months in the case of Ms. Loebl) to exercise any such options.

In the case of Mr. Kriegman, only those options and restricted stock that have been granted to him more than one year prior to the termination date will vest. Mr. Kriegman would have six months to exercise any such options, but no option will be exercisable beyond the end of its original term. Upon the sale of 51% or more of the outstanding voting securities of TTGSI or the consummation of the sale or other disposition of all or substantially all of TTGSI’s assets or operations, outstanding restricted stock awards granted under our 2006 Incentive Stock and Awards Plan, including shares of restricted stock granted in March 2009 and June 2009 (but not any performance share awards granted), shall vest in full.

Change of Control Benefit	Executive Officer(s)	Description

Outplacement Services	All named above
All executives are entitled to receive reasonable outplacement services through a recognized outplacement provider agreed to by the Acquired Company and the executive, for up to the following lengths of time:

•   with respect to Messrs. Burke, Cotshott, Donohue, Kriegman and Sosin, 12 months;

•   with respect to Ms. Loebl, nine months; and

•   with respect Mr. Pressler, six months.

Extension of Benefits	All named above	For a period of 12 months, the Acquired Company must continue to provide welfare benefits to the executive and his or her family in an amount at least equal to that which would have been provided if the executive’s employment had not been terminated.
Interest on Payment of Severance	All named above
With respect to Messrs. Cotshott and Pressler and Ms. Loebl, the Acquired Company must pay the severance payment and any unearned bonus, and, in the case of Mr. Cotshott, his healthcare payments, only upon a “separation from service” as defined in Section 409A of the Code. If the executive is deemed to be a “specified employee” under Section 409A of the Code, then the payments will be made to the executive, with interest, six months and one business day after the “separation from service” under Section 409A.

With respect to Messrs. Burke, Donohue, Kriegman and Sosin, to the extent the executive is a “specified employee” under Section 409A of the Code and the severance payments exceed the lesser of two times (i) the executive’s annual base salary for the prior calendar year or (ii) the dollar limitation under Section 401(a)(17) of the Code for the year in which the termination occurs, then such excess will be paid, with interest, six months and one business day after the termination date. With respect to Mr. Burke, only the annual salary and bonus payments are considered to be “severance payments.”

Based on a hypothetical closing date as of July 1, 2010, the tables below describe the quantifiable severance benefits and other payments that would be payable to each executive officer upon consummation of the Stock Sale in accordance with the terms of each executive officer’s Change of Control Agreement or arrangement, as applicable, described above, assuming that the executive officer’s termination of employment occurred effective as of such date. These tables assume that, to the extent necessary, the executive officer’s employment has been subsequently terminated as of the beginning of the pay period by us without cause or by the executive officer for good reason as described hereinabove following the Stock Sale.

	Kevin P.	Gary J.		Christopher	David A.
	Burke	Cotshott		E. Donohue	Kriegman
	($) (1)	($)		($) (1)	($) (1)

Base Salary	$240,000	$350,000		$237,500	$275,000
Bonus	108,000	210,000		118,750	123,750
Accrued and Unpaid Vacation Pay	9,231	16,827		9,135	10,577
Medical Benefits Payment	—	20,000		—	—
Fair Market Value of Accelerated Equity Compensation (2)	195,535	—	(3)	213,129	199,920

Outplacement Services (4)	10,000	10,000		10,000	10,000

Extension of Benefits (5)	9,350	—		9,350	—
Interest on Payment of Severance (6)	—	3,538		—	—

Total	$572,116	$610,365		$597,864	$619,247

(1)	Should the executive officer be a “disqualified individual” within the meaning of Section 280G of the Code, the total amount of payments to such executive officer will be limited to an amount that is $1.00 less than the aggregate amount that would otherwise cause any such payments to be considered a “parachute payment” within the meaning of such Code section.
(2)	Equal to the product of (i) $5.95, the closing market price of a share of Common Stock on July 1, 2010 (the “Assumed Equity Price”), and (ii) the number of shares of restricted stock subject to forfeiture as of July 1, 2010. Excludes outstanding options owned by each executive officer, as all such options have an exercise price greater than the Assumed Equity Price.
(3)	Assumes that the Compensation Committee of our Board determines that the Stock Sale does not constitute a “change of control” under our 2006 Incentive Stock and Awards Plan.
(4)	Equal to the value of reasonable outplacement services through a recognized outplacement provider, as determined by us as of July 1, 2010.
(5)	Equal to the value of welfare plan benefits to be provided for a period of 12 months.
(6)	Assumes an interest rate of 0.61%, which is equal to the applicable federal rate provided for under the terms of each Change of Control Agreement.

	Margaret	Armin		Michael A.
	M. Loebl	Pressler		Sosin
	($)	($)		($) (1)

Base Salary	$300,000	$240,000		$200,000
Bonus	150,000	53,556		80,000
Accrued and Unpaid Vacation Pay	11,538	9,231		7,692
Fair Market Value of Accelerated Equity Compensation (2)	208,220	—	(3)	94,561
Outplacement Services (4)	10,000	7,500		10,000
Extension of Benefits (5)	3,233	9,137		195
Interest on Payment of Severance (6)	2,745	2,123		—

Total	$685,736	$321,547		$392,448

(1)	Should the executive officer be a “disqualified individual” within the meaning of Section 280G of the Code, the total amount of payments to such executive officer will be limited to an amount that is $1.00 less than the aggregate amount that would otherwise cause any such payments to be considered a “parachute payment” within the meaning of such Code section.
(2)	Equal to the product of (i) the Assumed Equity Price, and (ii) the number of shares of restricted stock subject to forfeiture as of July 1, 2010. Excludes outstanding options owned by each executive officer, as all such options have an exercise price greater than the Assumed Equity Price.
(3)	Assumes that the Compensation Committee of our Board determines that the Stock Sale does not constitute a “change of control” under our 2006 Incentive Stock and Awards Plan.
(4)	Equal to the value of services for reasonable outplacement services through a recognized outplacement provider, as determined by us as of July 1, 2010.
(5)	Equal to the value of welfare plan benefits to be provided for a period of 12 months.
(6)	Assumes an interest rate of 0.61%, which is equal to the applicable federal rate provided for under the terms of each Change of Control Agreement.

Retention of David A. Kriegman as President of TTGSI

Under the terms of the Stock Purchase Agreement, Jacobs intends to cause TTGSI to initially continue to employ David A. Kriegman, President of TTGSI, and the other employees of TTGSI, with salaries, annual target bonus amounts and benefits that are substantially comparable in the aggregate to the compensation and benefits available to such employees as of the date of the Stock Purchase Agreement.

TTGSI has entered into a two-year employment agreement with Mr. Kriegman, whereby, upon the completion of the Stock Sale, Mr. Kriegman will receive a base salary of $300,000 per year, an increase from his present base salary of $275,000 per year. As a further inducement for Mr. Kriegman to remain a full-time employee of TTGSI or Jacobs Technology or one of their affiliates for the entire term of the employment agreement, TTGSI will pay Mr. Kriegman a retention bonus of $300,000. Mr. Kriegman may earn the retention bonus:

•	by remaining employed by TTGSI, Jacobs Technology, or one of their affiliates, through the entire term of the employment agreement;

•	upon the termination of his employment by TTGSI, Jacobs Technology, or one of their affiliates, without cause (as defined in the employment agreement);

•	by terminating his employment under the employment agreement for good reason (as defined in the employment agreement); or

•	upon Mr. Kriegman’s death or disability while employed by TTGSI, Jacobs Technology, or one of their affiliates pursuant to the terms of the employment agreement.

If Mr. Kriegman’s employment is terminated without cause or he terminates his employment for good reason within one year after the closing of the Stock Sale, in addition to the retention bonus, Mr. Kriegman will be entitled to receive:

•	his salary to the date of termination plus any accrued vacation pay to the extent not already paid;

•	his annual bonus as if earned at the target level;

•	one year of base salary, as in effect at the time of termination;

•	reasonable executive outplacement services for up to 12 months after the date of termination; and

•	for a period of 12 months after the date of termination, continued health and welfare benefits for Mr. Kriegman and his family equal to those which would have been provided in accordance with Jacobs Technology’s plans, programs, practices and policies as if no termination had occurred.

If Mr. Kriegman’s employment is terminated without cause or he terminates his employment for good reason after the expiration of this one-year period, in addition to the retention bonus, Mr. Kriegman will be entitled to receive the unpaid amount of salary he would have received had he remained an employee of TechTeam through the term of the employment agreement, based upon his base salary in effect at the time of termination.

Further, the employment agreement will provide Mr. Kriegman with the following additional benefits:

•	nomination for a one-time grant of 5,000 shares of Jacobs Engineering’s restricted stock in accordance with the terms and conditions of the 1999 Jacobs Engineering Group Inc. Stock Incentive Plan, which shares will vest in five equal annual installments from the date of grant;

•	paid time off accruing at the rate of five weeks per year;

•	participation in Jacobs’ Incentive Bonus Plan for Officers and Key Managers and all of the usual and customary benefits provided to staff employees of Jacobs Technology, including but not limited to, disability and life insurance, dental and health insurance, participation in a 401(k) plan and other benefits that may be offered from time to time, in accordance with their respective terms and conditions; and

•	full credit for all prior service time with TTGSI prior to closing of the Stock Sale for purposes of eligibility, vesting and seniority or credited service under any benefit plan, including with respect to paid time off accruals.

Strategy Committee and Board Fees

Each of Messrs. Frumberg, Siegel and Lynch, as members of the Strategy Committee, received a fee of $1,000 for each in-person meeting and $500 for each telephonic meeting, plus reimbursement of expenses incurred in attending Strategy Committee meetings, for their services as members of the Strategy Committee. Each of Messrs. Frumberg and Siegel received an additional monthly fee of $500 for serving as co-Chairman of the Strategy Committee. The fees received by the Strategy Committee members discussed above are in addition to the annual fees received by such directors for their services as a member of our Board and other committees thereof.

For each Board meeting with respect to the Stock Sale, each of our directors other than Mr. Hamot received a fee paid in 100 shares of Common Stock for each in-person meeting attended and 50 shares of Common Stock for each telephonic meeting attended, plus reimbursement of expenses incurred in attending such Board meetings. Mr. Hamot does not receive any compensation for his service as Chairman of the Board.

Indemnification of Directors and Officers; Insurance

The Stock Purchase Agreement requires us to pay up to $235,000 towards the procurement by Jacobs of professional liability “tail” insurance with minimum coverage of up to $30,000,000, with a deductible of $100,000 and for a minimum coverage period of three years after the closing, and extended reporting period/run-off coverage for employment practices liability insurance, directors’ and officers’ liability insurance and fiduciary liability insurance, with minimum coverage of $3,000,000, $10,000,000 and $5,000,000, respectively, and for a minimum coverage period of six years. We must also use our best efforts to cooperate with Jacobs in accessing our historic occurrence-based insurance coverage applicable to TTGSI, although Jacobs will be responsible for all reasonable out-of-pocket costs and expenses that we may incur in attempting to access such insurance, unless Jacobs or another Jacobs-related person is entitled to indemnification under the Stock Purchase Agreement without taking into account any associated indemnification limitations or thresholds.

We have also entered into indemnification agreements dated December 10, 2009 with each of Messrs. Cotshott, Sosin and Kriegman pursuant to which we have agreed to hold harmless and indemnify each such executive officer from and against any and all expenses and liabilities to the fullest extent permitted by Delaware law with respect to any proceedings to which the executive officer may be subject by reason of his official capacity with us or any of our affiliates, or any other entity of which we are a creditor or owner. Until we assume the defense of any proceeding, or after the employment of separate counsel as permitted under the indemnification agreement, we must advance to each such executive officer his expenses in defending or responding to a proceeding in advance of the final disposition of such proceeding. We must also pay the entire amount of any judgment or settlement of a proceeding without requiring the executive officer to contribute to such payment, and we waive any right of contribution we may have against him. We have also agreed to indemnify the executive officer against any claims of contribution which may be brought by our officers, directors or employees other than the executive officer.

For so long as the executive officer remains in such capacity with us, and thereafter for so long as he is subject to any possible proceeding related thereto, we will purchase and maintain at our expense directors’ and officers’ liability insurance providing coverage at least comparable to that provided on the date of the indemnification agreement. The rights to indemnity and advancement of expenses under these agreements are not exclusive of any other rights of indemnification or advancement to which the executive officers may be otherwise entitled under applicable law, other agreement, our governing documents, a vote of stockholders or disinterested directors, insurance policy or otherwise. We must require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of our business or assets expressly to assume and agree to perform under these agreements in the same manner and to the same extent that we would be required to do so if no succession had taken place.

The Stock Purchase Agreement provides that our directors and officers will be held harmless and indemnified by Jacobs in respect of certain liabilities and claims specified therein. See “The Stock Purchase Agreement – Indemnification; Survival of Indemnification Obligations.”

The foregoing is a summary of selected terms contained in the agreements, plans and other documents referenced above. The summary of specific terms of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement reproduced in Exhibit A attached hereto.

Appraisal Rights

You will not experience any change in your rights as a stockholder as a result of the Stock Sale. Delaware law, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws do not provide for appraisal or other similar rights for dissenting stockholders in connection with the Stock Sale, and we do not intend to independently provide stockholders with any such rights. Accordingly, you will have no right to dissent and seek an appraisal of the fair value of your shares of Common Stock and obtain payment of such fair value in connection with the Stock Sale. As of the closing of the Stock Sale, the Common Stock will continue to remain quoted on the NASDAQ Global Market under the ticker symbol “TEAM” and we will continue to be required to file annual, quarterly and current reports with the SEC.

Accounting Treatment of the Stock Sale

If the Stock Sale is consummated, it is expected to be accounted for as a sale of stock transaction, pursuant to accounting principles generally accepted in the United States. At the closing of the Stock Sale, any excess in the purchase price received by TechTeam, less transaction expenses, over the carrying value of the TTGSI stock will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the presentation of TTGSI for current and prior years, including the gain on sale of its stock, will be presented in TechTeam’s financial statements as a discontinued operation for financial accounting purposes.

Source and Amount of Funds

The Stock Sale is not conditioned on Jacobs’ ability to obtain financing. We anticipate that, at the closing of the Stock Sale, Jacobs will fund the purchase price from its cash on hand and other sources of liquidity.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to us of the proposed sale of the stock of TechTeam Government Solutions, Inc. to Jacobs Technology pursuant to the Stock Purchase Agreement.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service, or IRS, could adopt a position contrary to that presented in the following discussion. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed transaction to us. We have not sought, nor do we intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. Accordingly, we can provide no assurance that the IRS will agree with such statements and conclusions or, if the IRS were to challenge any such statements or conclusions, that a court would not agree with the IRS. This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or, except as discussed below, any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to any particular circumstances or to persons that may be subject to special U.S. federal income tax rules.

As a result of the Stock Sale, we will sell all of the capital stock of TechTeam Government Solutions, Inc. to Jacobs Technology in exchange for aggregate consideration of $59,000,000 in cash. We will realize taxable gain or loss on the sale measured by the difference between the proceeds received by us on such sale and our adjusted tax basis in the stock sold. For purposes of calculating gain, the proceeds received by us will include the cash we receive and any other consideration we receive in the transaction.

The sale of the stock of TechTeam Government Solutions, Inc. will not result in any direct U.S. federal income tax consequences to our stockholders.

Tax matters are complex, and the tax consequences of the sale and their effect on you will depend on the facts of your particular situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences.

Regulatory Matters

Under the Federal Acquisition Regulations applicable to contracts with the U.S. government, generally no new agreement involving the U.S. government is necessary when a change in the ownership of a contractor occurs as a result of a stock purchase with no legal change in the contracting party, and when that contracting party remains in control of the assets and is the party performing the contract. However, even where there is a stock purchase, the contracting officer with respect to a particular contract retains significant discretion to require a formal agreement between the contractor and the U.S. government, even where a new agreement is not required by law. As a result, if after the closing of the Stock Sale the contracting officer were to require a new agreement, and Jacobs and the U.S. government were not able to enter into such an agreement, the contracting officer could take a number of actions that may be detrimental to the contractor, including terminating the agreement or refusing to pay any amounts due under the contract. In such a case, Jacobs could seek indemnification from us for any loss it suffers as a result.

TTGSI maintains a Top Secret facility clearance that permits it to maintain personnel security clearances needed to perform contracts requiring personnel to access classified information or classified facilities. TTGSI may not take custody of classified material at its own facilities. Pursuant to the National Industrial Security Program Operating Manual, TTGSI is required to report to the DSS any change of ownership, including stock transfers that affect control of TTGSI. TTGSI must also disclose any change to the information previously submitted for key management personnel including, as appropriate, the names of the individuals it is replacing. In the event key management personnel are not cleared, TTGSI must report whether such personnel have been excluded from access, or temporarily excluded from access pending the granting of their clearance.

Past Contacts, Transactions or Negotiations

General John P. Jumper (USAF Retired), who has been a member of the board of directors of Jacobs Engineering since February 2007, had previously served on our Board from June 2006 until his resignation in May 2009. However, Mr. Jumper did not serve on our Board at the time of any material transactions, contacts or negotiations between us and Jacobs relating to the Stock Purchase Agreement or the Stock Sale. Furthermore, Mr. Jumper has not been an active participant in any of the negotiations, transactions or material contacts between us and Jacobs with respect to the Stock Purchase Agreement or the Stock Sale.

Since January 1, 2008, TTGSI has entered into a total of seven project subcontracts with Jacobs as prime contractor, which subcontracts form a part of the Government Solutions Business. These subcontracts had an aggregate maximum project value of approximately $6.2 million. We recognized cumulative project revenue of approximately $5.6 million during 2008, 2009 and through March 21, 2010 from these contracts. Six of these government services projects ended through March 21, 2010, leaving only one current ongoing project with Jacobs as of the end of that period.

Other than as disclosed or described elsewhere in this Proxy Statement, since January 1, 2007, there have been no:

•	negotiations, transactions or material contacts among the parties and any of their respective affiliates concerning the Stock Sale or any other merger, consolidation, acquisition, tender offer for or other acquisition of our securities, election of our directors or sale or other transfer of a material amount of our assets; or

•	material agreements, arrangements, understandings or relationships that have existed or have been proposed among the parties or any of their respective affiliates.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the Stock Purchase Agreement. This summary does not purport to describe all the terms of the Stock Purchase Agreement and is qualified by reference to the complete Stock Purchase Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. We urge you to read the Stock Purchase Agreement carefully and in its entirety because it, and not this Proxy Statement, is the legal document that governs the Stock Sale.

The terms of the Stock Purchase Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Stock Sale. The Stock Purchase Agreement contains representations and warranties that TechTeam, on the one hand, and Jacobs, on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the Stock Sale and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, certain representations and warranties relate to information that is not known currently by either party and have been negotiated such that the risk that such representations or warranties are ultimately shown to not be true is allocated between the parties.

In addition, such representations and warranties are qualified by information in confidential disclosure schedules that TechTeam provided to Jacobs in connection with the signing of the Stock Purchase Agreement. While TechTeam does not believe that the disclosure schedules contain information which has not been previously publicly disclosed and that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain certain information that has been included in our prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Purchase Price; Escrow

Aggregate Purchase Price to be Paid by Jacobs at Closing

Under the terms of the Stock Purchase Agreement, Jacobs has agreed to purchase all of the outstanding shares of capital stock of TTGSI from us. In exchange for the sale of all of the stock of TTGSI, we will be paid a net purchase price of $59,000,000, consisting of a base cash payment of $41,479,706 to be received at closing, plus a cash payment of $17,520,294 to be placed in escrow, each subject to such additions, subtractions and other adjustments provided for by, and the other terms and provisions set forth in, the Stock Purchase Agreement and the Escrow Agreement.

Escrow Payment

From the aggregate cash amount to be paid by Jacobs at closing as described above, a cash payment of $17,520,294 will be deposited by Jacobs into an escrow account pursuant to the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement. Of this amount deposited into escrow, $14,750,000 (the “Indemnification Escrow Fund”) will be allocated to secure the payment by us of any indemnification claims that may be made by Jacobs against us during the 36-month period after the closing date, subject to the limitations and exclusions contained in the Stock Purchase Agreement, and $2,770,294 (the “Net Tangible Book Value Adjustment Fund”) will be allocated to secure the payment from us to Jacobs of any post-closing adjustment to the purchase price to the extent that the closing net tangible book value of the Government Solutions Business as of the closing is less than the target net tangible book value amount, which is $12,189,759. All amounts deposited into escrow shall be held, invested and distributed as provided in the Escrow Agreement. See “The Stock Purchase Agreement – Potential Post-Closing Adjustment to the Purchase Price,” “The Stock Purchase Agreement – Other Covenants and Agreements – Escrow Agreement” and “The Stock Purchase Agreement – Indemnification; Survival of Indemnification Obligations.”

Potential Post-Closing Adjustment to the Purchase Price

The aggregate cash purchase price to be paid by Jacobs at the closing of the Stock Sale, as described above, may be adjusted after the closing as provided below.

The aggregate cash purchase price paid by Jacobs in the Stock Sale may be adjusted based upon the difference, if any, between the final closing net tangible book value of the Government Solutions Business as of the close of business on the closing date of the Stock Sale (the “Closing Net Tangible Book Value”) and the target net tangible book value amount, which is $12,189,759. For purposes of the Stock Purchase Agreement and computing the Closing Net Tangible Book Value, the “net tangible book value” of the Government Solutions Business shall mean the net book value of all of the assets of the Government Solutions Business (excluding goodwill and intangibles), minus the liabilities of the Government Solutions Business. The calculation of net tangible book value will also eliminate all intercompany balances between TTGSI and TechTeam and its affiliates as contemplated by the Stock Purchase Agreement and exclude (i) certain deferred tax assets and liabilities and (ii) the amount of any liability for income taxes required to be included for financial reporting purposes under ASC Topic 740 Income Taxes or Topic 805 Business Combinations (formerly, Financial Accounting Standards Board Interpretation No. 48).

Within 90 days after the closing date or such other time as mutually agreed by the parties, Jacobs will prepare an unaudited balance sheet of the Government Solutions Business as of the close of business on the closing date, including a preliminary unaudited statement of the Closing Net Tangible Book Value. If we disagree with any aspect of Jacobs’ closing balance sheet or the Closing Net Tangible Book Value calculation, we must deliver to Jacobs during the 30-day period after we receive the closing balance sheet an explanation of our disagreement, including our calculation of the Closing Net Tangible Book Value. During the 30-day period after we deliver notice of our disagreement, we and Jacobs will use good faith efforts to resolve the disputed items. If we and Jacobs are unable to resolve the disputed items within such time period, then the disputed matters shall be referred for definitive resolution to Grant Thornton LLP or any other accounting firm of national standing agreed upon by the parties that is not the principal independent auditor for either the Company or Jacobs and is otherwise neutral and impartial. Such accounting firm will review each of the determinations of Closing Net Tangible Book Value and shall promptly select one of the two original computations that more closely reflects the closing net tangible book value of the Government Solutions Business as determined under the Stock Purchase Agreement, which determination shall be binding on the parties. The fees and expenses of any such accounting firm engaged for this purpose shall be paid for equally between us and Jacobs.

Once a Closing Net Tangible Book Value has been determined, if such Closing Net Tangible Book Value exceeds the target net tangible book value amount, which is $12,189,759, the resulting excess, if any, will be paid by Jacobs to us, and the parties will instruct the escrow agent to immediately release all amounts in the Net Tangible Book Value Adjustment Fund to us. However, if such Closing Net Tangible Book Value is less than $12,189,759, the parties will submit joint written instructions to the escrow agent, directing that the amount of such resulting shortfall be paid to Jacobs from the Net Tangible Book Value Adjustment Fund, with the balance thereof, if any, to be paid to us. Should the shortfall exceed the aggregate amount in the Net Tangible Book Value Adjustment Fund, we will pay Jacobs the amount of such excess. The amount of any such payment shall be treated as an adjustment to the aggregate purchase price. Due to the uncertainty relating to the ultimate amount of the Net Tangible Book Value Adjustment, we cannot currently predict the exact amount of the purchase price or the net cash proceeds that we will receive in connection with the Stock Sale.

Parent Guarantee

Jacobs Engineering, the parent of Jacobs Technology, has agreed to guarantee the performance by Jacobs Technology of all of its obligations under the Stock Purchase Agreement and all other agreements, documents, certificates and instruments required to be executed and delivered by Jacobs Technology pursuant to the Stock Purchase Agreement.

Closing

The closing of the Stock Sale under the Stock Purchase Agreement will occur on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties under the Stock Purchase Agreement, including the approval by our stockholders of the Stock Sale Proposal as required by the Stock Purchase Agreement.

Representations and Warranties

The Stock Purchase Agreement requires TechTeam to make a number of representations and warranties, relating to, among other things:

•	the corporate organization, existence and good standing of TTGSI;

•	corporate power and authority of TechTeam to enter into the Stock Purchase Agreement and the other agreements, instruments and certificates contemplated thereby to which it is a party, and to consummate the Stock Sale;

•	valid execution, delivery and enforceability of the Stock Purchase Agreement;

•	conflicts or violations under the organizational documents of TechTeam or TTGSI;

•	breaches, violations, defaults or termination rights under any of TTGSI’s material contracts, government contracts or permits;

•	compliance with applicable laws;

•	liens or taxes created or imposed as a result of the Stock Sale;

•	required consents, approvals and filings with respect to the Stock Purchase Agreement and the consummation of the Stock Sale;

•	capitalization and ownership of stock in TTGSI and its subsidiaries;

•	TTGSI’s consolidated financial statements and the information contained therein;

•	internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	the absence of certain changes or events related to the Government Solutions Business since March 31, 2010, including the absence of any Material Adverse Effect related to the Government Solutions Business;

•	real property of TTGSI;

•	absence of certain orders involving, or proceedings against, TTGSI, its assets or the Government Solutions Business;

•	compliance by TTGSI with laws, orders and permits;

•	filings made or required to be made by TTGSI;

•	absence of certain business practices and foreign activities;

•	TTGSI’s intellectual property;

•	title to and sufficiency of TTGSI’s assets;

•	TTGSI’s material contracts;

•	TTGSI’s contracts with government authorities;

•	insurance coverage;

•	environmental matters;

•	employee benefit plans and labor matters;

•	taxes;

•	brokers and finders fees;

•	related party transactions;

•	services shared between TTGSI and TechTeam;

•	absence of TTGSI indebtedness;

•	accounts receivable;

•	TechTeam’s guarantees of or liability for certain of TTGSI’s obligations;

•	TTGSI’s corporate records;

•	warranties;

•	relationships with suppliers and clients;

•	restrictions on TTGSI’s business activities;

•	backlog;

•	bank accounts;

•	off-balance sheet liabilities; and

•	the accuracy of our representations and warranties.

In addition, we will specifically make extensive representations and warranties regarding TTGSI’s contracts with government authorities, including:

•	identification of active government contracts and government bids, and the dollar amount of backlog relating thereto;

•	TTGSI’s compliance with the terms and conditions of these government contracts;

•	TTGSI’s current and historic relationships with their government customers;

•	past performance evaluations received from government customers;

•	the accuracy of invoices and claims submitted to government customers;

•	compliance with government contract accounting and internal controls requirements;

•	the absence of fraud or the use of fraudulent certifications in obtaining any government contracts, and the absence of any reasonable basis for any fraud claims in connection with any government contract or government bid;

•	the creation of organizational conflicts of interest as a result of the execution of the Stock Purchase Agreement or the consummation of the Stock Sale;

•	TTGSI’s compliance with applicable laws relating to government contracts and government bids, and the absence of notice of any breach or violation thereof by TechTeam or TTGSI;

•	findings of non-compliance, non-responsibility or ineligibility for contracting with any governmental authority, or other related unlawful conduct;

•	current, proposed or threatened government contract suspension, debarment or exclusion claims or proceedings;

•	the accuracy of all cost or pricing data submitted to any governmental authority;

•	dispute claims or proceedings asserted or initiated against TTGSI by any governmental authority, prime contractor, subcontractor, vendor or other third party with respect to a government contract or government bid;

•	negative determinations of responsibility issued against TTGSI;

•	security clearances held by TTGSI, and their compliance therewith;

•	identification of government contracts under which TTGSI has manufactured or exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals;

•	the use of intellectual property rights developed under government contracts; and

•	whether TTGSI has assigned, transferred, conveyed to another party, or granted any other party a security interest in, any accounts receivable or other rights relating to any government contract.

The Stock Purchase Agreement also contains a number of customary representations and warranties applicable to Jacobs, subject in some cases to customary qualifications, relating to, among other things:

•	the corporate organization, existence and good standing of Jacobs;

•	corporate power and authority of Jacobs to enter into the Stock Purchase Agreement and the other agreements, documents, instruments and certificates contemplated thereby to which it is a party, and to consummate the Stock Sale;

•	valid execution, delivery and enforceability of the Stock Purchase Agreement;

•	conflicts or violations under Jacobs’ organizational documents;

•	breaches, violations, defaults or termination rights under any of Jacobs’ material contracts;

•	compliance with applicable law and material orders;

•	required consents, approvals and filings with respect to the Stock Purchase Agreement and the consummation of the Stock Sale;

•	the absence of outstanding orders or proceedings that could not prevent, enjoin, alter or materially delay the consummation of the Stock Sale;

•	investment representations with respect to the purchase of the capital stock of TTGSI;

•	available funds;

• the absence of brokers’ or finders’ fees;

•	insurance;

•	information supplied by Jacobs for inclusion in this Proxy Statement;

•	the lack of foreign status of Jacobs or any affiliate;

•	Jacobs’ eligibility to bid on government contracts; and

•	Jacobs’ independent investigation and review of the Government Solutions Business and various materials delivered to Jacobs in connection with the Stock Sale.

Agreements Related to the Interim Conduct of the Government Solutions Business

Under the Stock Purchase Agreement, we have agreed that, except as otherwise contemplated by the Stock Purchase Agreement and subject to certain other exceptions, between June 3, 2010 and the closing of the Stock Sale, we will conduct the Government Solutions Business, and will cause TTGSI to conduct the Government Solutions Business, in the ordinary course of business consistent in all material respects with past practice and custom. During this period, subject to such exceptions, we have also agreed to use best efforts to preserve intact, in all material respects, the present business organization and assets of the Government Solutions Business, and further, we have agreed not to, among other things:

•	transfer, issue, sell, encumber or dispose of any equity interests of TTGSI or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of or any stock appreciation, phantom stock or other similar right with respect to TTGSI;

•	effect any recapitalization, reclassification or any other change in the capitalization of TTGSI;

•	adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to TTGSI;

•	amend the organizational documents of TTGSI;

•	except as permitted by the Stock Purchase Agreement, hire any new senior-level employees into TTGSI or, except in the ordinary course of business:

•	increase compensation, bonus or any other benefits of any director or employee of TTGSI;

•	grant or increase any direct or indirect compensation to any director or employee of TTGSI; or

•	other than to comply with applicable law, enter into, establish, amend or terminate any employment, consulting, retention, change of control, labor or collective bargaining, bonus or other incentive compensation, profit sharing, health or welfare, stock option or other equity, pension, retirement, vacation, severance or deferred compensation, non-competition or similar agreement, or any other plan, agreement, program, policy or arrangement constituting an employee benefit plan, to which TTGSI would be a party or otherwise would have any liability or potential liability;

•	change accounting methods or practices, except:

•	as required by concurrent changes in U.S. generally accepted accounting principles;

•	as agreed to by our independent public accountants; or

•	as required by applicable law or government order;

•	permit TTGSI to enter into or agree to enter into any merger or consolidation, or acquire any business or securities of any person;

•	create or permit to be created any liens with respect to the Government Solutions Business and assets of TTGSI, other than liens permitted under the Stock Purchase Agreement;

•	sell or otherwise dispose of any portion of the Government Solutions Business or the assets of TTGSI reflected on its March 31, 2010 balance sheet, or enter into any contract to do so, other than in the ordinary course of business consistent in all material respects with past custom and practice;

•	subject to certain exceptions, enter into any contract which:

•	imposes any restriction upon the ability of TTGSI to compete in any business activity or within a certain geographic area;

•	grants any exclusive license, supply or distribution agreement or other exclusive rights, except for certain teaming or similar contracts entered into in the ordinary course of business and except for government contracts or government bids entered into in the ordinary course of business;

•	grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or intellectual property right;

•	requires the purchase of all or substantially all or a given portion of the Government Solutions Business’ requirements from a given third party; or

•	would have any of the foregoing effects on Jacobs or any of its affiliates after the closing.

•	incur, assume, guarantee or extend any indebtedness, except (i) in the ordinary course of business consistent in all material respects with past custom and practice, (ii) indebtedness that will be reflected as an intercompany balance, or (iii) indebtedness owed to us or our affiliates and that will be eliminated at closing;

•	implement any plant closing or layoff of employees that could be reasonably expected to implicate the WARN Act and the rules and regulations thereunder;

•	make, amend or change any tax election, change an annual accounting period, adopt or change any accounting method, make a request for a tax ruling or surrender any right to claim a refund of taxes to TTGSI;

•	file any amended tax return or any amendment to any previously filed tax returns, which may adversely affect Jacobs, TTGSI or any of their respective affiliates for any period ending after closing; or

•	subject to certain exceptions, enter into any closing agreement or settle or compromise any tax liability, claim or assessment, which may adversely affect Jacobs, TTGSI or any of their affiliates for any period ending after closing;

•	take any action that would cause any of our representations and warranties with respect to the absence of certain changes with respect to TTGSI and the Government Solutions Business to be untrue as of the closing;

•	take any action or omit to take any action that would cause any insurance policy or coverage applicable to TTGSI to lapse or not be renewed; or

•	enter into any contract or letter of intent to do anything prohibited by the foregoing.

However, notwithstanding the foregoing or any other provision of the Stock Purchase Agreement to the contrary, we and TTGSI may, prior to the closing of the Stock Sale, use all or any portion of TTGSI’s cash to repay any TTGSI indebtedness or make distributions to us in the ordinary course of business, consistent in all material respects with past custom and practice.

Access; Notice of Certain Events

Between June 3, 2010 and the closing, subject to certain limitations and exceptions, we have agreed to, and to cause TTGSI to:

•	provide Jacobs and their representatives with reasonable access, at reasonable times and during normal business hours, to the offices, personnel, properties, books and records of TTGSI and to our books and records relating to TTGSI and the Government Solutions Business;

•	furnish to Jacobs and their representatives such financial and operating data and other information relating to TTGSI and the Government Solutions Business as they may reasonably request; and

•	cooperate with Jacobs’ reasonable requests in its investigation of TTGSI and the Government Solutions Business, which investigation shall be carried out in a manner that will not interfere unreasonably with the conduct of the Government Solutions Business.

Between June 3, 2010 and the closing, we have agreed to, and to cause TTGSI to, promptly notify Jacobs of the following:

•	any written notice or, to our knowledge, other communication from any person alleging that the person’s consent is or may be required in connection with Stock Sale, except for certain consents disclosed pursuant to the Stock Purchase Agreement;

•	any notice, or, to our knowledge, other communication from any governmental authority in connection with the Stock Sale;

•	any proceeding commenced, or to our knowledge, threatened against, relating to or involving or otherwise affecting us or TTGSI that, if pending on June 3, 2010, would have been required to have been disclosed pursuant to the relevant representations and warranties in the Stock Purchase Agreement, or that relates to the Stock Sale, or any material development to any such proceeding;

•	any written notice or, to our knowledge, other communication, received by us or our affiliates that any of the ten largest customers of TTGSI on the basis of revenue for 2009 has ceased, or will or intends to cease, to use the goods or services of TTGSI, or has substantially reduced, or will or intends to substantially reduce, the use of such goods or services;

•	any written notice or, to our knowledge, other communication, received by us or our affiliates that any of the ten largest suppliers of TTGSI on the basis of expenses incurred during 2009 has ceased, or will or intends to cease, selling raw materials, supplies, merchandise, other goods or services to TTGSI, or has substantially reduced, or will or intends to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services at any time, in each case on terms and conditions substantially similar to those used in such suppliers’ current sales to TTGSI;

•	the occurrence of any breach by us of any representation, warranty, covenant or agreement included in the Stock Purchase Agreement, promptly after we become aware of such breach; and

•	the entering into by TechTeam or TTGSI of any teaming or similar contract which (i) imposes any restriction on the ability of TTGSI to compete in any business or activity within a certain geographic area, (ii) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (iii) grants a “most favored nation” right, right of first refusal, right of first negotiation or similar rights, with respect to any product, service or intellectual property right.

Other Covenants and Agreements

Escrow Agreement

In connection with the Stock Purchase Agreement and as a condition to the consummation of the Stock Sale, we, Jacobs and JPMorgan Chase Bank, National Association, as escrow agent, will enter into the Escrow Agreement at the closing of the Stock Sale. Under the Escrow Agreement, upon closing of the Stock Sale, the escrow agent will receive from Jacobs an aggregate amount of $17,520,294, to be held in two distinct and segregated accounts. In accordance with the Escrow Agreement and the Stock Purchase Agreement, the escrowed funds will serve as security for our indemnification obligations pursuant to the Stock Purchase Agreement and our payment obligations to Jacobs to the extent that the Closing Net Tangible Book Value of the Government Solutions Business may be less than the target net tangible book value amount, which is $12,189,759. Subject to the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement, this amount shall be allocated among the two segregated accounts as follows:

•	$14,750,000 will comprise the Indemnification Escrow Fund; and

•	$2,770,294 will comprise the Net Tangible Book Value Adjustment Fund.

Amounts in the Indemnification Escrow Fund will be released to Jacobs as required by the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement with respect to our indemnification obligations. See “The Stock Purchase Agreement – Indemnification; Survival of Indemnification Obligations.” On the first business day following the 24-month anniversary of the closing, the escrow agent will distribute to us an amount equal to $4,916,667, reduced by all amounts previously paid out of the Indemnification Escrow Fund with respect to indemnity claims and reduced by the amount of pending escrow claims. On the first business day following the 36-month anniversary of the closing, the escrow agent shall distribute to us an amount, if any, equal to the sum of the amount remaining in the Indemnification Escrow Fund minus the amount of all pending escrow claims.

Amounts in the Post-Closing Adjustment Fund will be paid upon determination of the net tangible book value adjustment to the purchase price. See “The Stock Purchase Agreement – Potential Post-Closing Adjustment to the Purchase Price.”

Amounts held in escrow will be invested in a money market deposit account or as otherwise determined by us and Jacobs. The escrow agent shall disburse to Jacobs 40% of the taxable investment income from the escrow funds on an annual basis, in order to satisfy tax liabilities attributable to any such investment income. Upon distribution of any amount from the escrow funds, the respective party to whom the amount is being distributed shall also receive all investment income attributable to such distributed amount, less the amount of investment income previously distributed to Jacobs as described above.

The foregoing summary of the material terms of the form of Escrow Agreement does not purport to describe all the terms of the Escrow Agreement and is qualified by reference to the complete text of the form of the Escrow Agreement, a copy of which is attached as Exhibit B to this Proxy Statement.

Non-Compete Agreement

At or prior to the closing of the Stock Sale, we will execute a Non-Compete Agreement with TTGSI and Jacobs (the “Non-Compete Agreement”). The Non-Compete Agreement provides that until the earlier of the fifth anniversary of the closing of the Stock Sale or such time thereafter when we may undergo a change of control, other than the Stock Sale, we will not, and will cause our affiliates not to:

•	participate or engage in the Government Solutions Business anywhere in the United States or acquire, own, invest or provide credit or other financial accommodation (other than to our customers in the ordinary course of business) to any person other than Jacobs or TTGSI that engages in the Government Solutions Business anywhere in the United States;

•	directly or indirectly solicit employees or customers of the Government Solutions Business or otherwise interfere in the relationship between TTGSI and such employees or customers for so long as they maintain their relationship with the Government Solutions Business, provided that we shall not be prohibited from placing general solicitations for employees not targeted specifically at employees of the Government Solutions Business;

•	hire any former employee of the Government Solutions Business within six months of the termination of such employee’s relationship with the Government Solutions Business; or

•	interfere in the relationship between the Government Solutions Business and any supplier of the Government Solutions Business.

The Non-Compete Agreement provides that a “change of control” includes any transaction or series of related transactions that results in the following:

•	a person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all affiliates of such person, of more than 50% of TechTeam’s then issued and outstanding voting stock or other voting equity or ownership interests;

•	the sale or other disposition of all or substantially all of TechTeam’s operating assets (excluding cash and cash equivalents) to another person or persons (other than any of our affiliates or any person 50% or more of the total combined voting power of which is directly or indirectly beneficially owned by our stockholders immediately before the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction); or

•	the consolidation or merger of TechTeam with or into another person or persons wherein our stockholders immediately before the transaction do not retain, immediately after the transaction, in substantially the same proportions as their ownership of shares of our voting stock immediately before the transaction, direct or indirect, beneficial ownership of at least 50% of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of us or any successor by consolidation or merger.

Ownership by us, as a passive investor, of less than 5% of the outstanding capital stock of any entity listed on a national securities exchange or publicly traded in the over-the-counter market will not breach any of the foregoing obligations. The restrictions contained in the Non-Compete Agreement are not applicable to any of the non-employee members of our Board or any of their respective affiliates (other than TechTeam).

The Non-Compete Agreement further provides that subject to customary exceptions, we will not disclose any non-public or proprietary information of TTGSI and the Government Solutions Business, except to an authorized representative of Jacobs.

The foregoing summary of the material terms of the form of Non-Compete Agreement does not purport to describe all the terms of the Non-Compete Agreement and is qualified by reference to the complete text of the form of the Non-Compete Agreement, a copy of which is attached as Exhibit C to this Proxy Statement.

Voting Agreements

In connection with the Stock Purchase Agreement, Costa Brava Partnership III L.P. and Emancipation Capital, LLC have each entered into separate voting agreements (each, a “Voting Agreement”) with Jacobs. As of June 3, 2010, these stockholders beneficially owned, in the aggregate, approximately 18.3% of the Common Stock.

Under the terms of each Voting Agreement, the stockholder that is a party thereto has agreed to, among other things, vote all of the shares of Common Stock beneficially owned by the stockholder

(including shares beneficially owned after the date of the Voting Agreement) at the Special Meeting or any action or approval by written consent in lieu thereof:

•	in favor of the approval of the Stock Sale Proposal;

•	against approval of any Competing Transaction Proposal (as defined in “ – No Negotiations”) or any proposal made in opposition to or in competition with the Stock Sale Proposal; and

•	against actions that are intended to, or could reasonably be expected to, in any material respect, impede, interfere with, delay, postpone, discourage or adversely affect the Stock Sale.

Each stockholder has also agreed not to enter into any agreement or understanding with any other person to vote or give instructions in any manner that is inconsistent with the stockholder’s agreement to vote its shares as outlined above.

Prior to the expiration date of the Voting Agreements, each such stockholder has agreed that it shall not, except as contemplated by the Voting Agreement, transfer any shares of Common Stock unless each person to which any of such shares, or any interest in any of such shares, is or may be transferred shall have executed a counterpart of the Voting Agreement and agreed in writing to hold such shares (or interest in such shares) subject to all of the terms and provisions of the Voting Agreement.

Prior to the expiration date of the Voting Agreements, except as otherwise permitted thereby or except as prohibited by order of a court of competent jurisdiction, each such stockholder will not commit any act that could restrict or otherwise limit such stockholder’s legal power, authority and right to vote all of the shares then owned of record or beneficially owned by such stockholder. Without limiting the generality of the foregoing, except for the Voting Agreement, prior to the expiration date of the Voting Agreement, each such stockholder will not enter into any voting agreement with any person with respect to any of the shares, grant any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the shares, deposit any of the shares in a voting trust or otherwise enter into any agreement or arrangement with any person restricting or limiting such stockholder’s legal power, authority or right to vote the shares in favor of the approval of the Stock Sale. Each such stockholder has agreed to appear or cause the record holder of its shares to appear at the Special Meeting or otherwise cause the shares to be counted as present at the Special Meeting for quorum purposes.

The Voting Agreements will expire on the earliest to occur of:

•	the termination of the Stock Purchase Agreement;

•	the consummation of the Stock Sale;

•	such date and time as the recommendation of our Board with respect to the Stock Sale is withdrawn or modified in a manner adverse to Jacobs as provided in the Stock Purchase Agreement; or

•	such date and time as any waiver, amendment or other change to the Stock Purchase Agreement is effected without each such stockholder’s written consent, which:

•	decreases the purchase price;

•	changes the form of consideration in whole or in part;

•	delays the timing of the payment of the purchase price;

•	extends the termination date of the Stock Purchase Agreement; or

•	otherwise materially and adversely affects the interests of such stockholder.

Transition Services Agreement

At or prior to the closing of the Stock Sale, we will execute a Transition Services Agreement with Jacobs Technology (the “Transition Services Agreement”). Pursuant to the Transition Services Agreement, we will provide Jacobs Technology:

•	for periods ranging from 90 to 365 days after the closing, certain IT and telecommunications infrastructure, hardware and software services necessary to operate the Government Solutions Business;

•	for a period of up to 180 days after the closing, assistance with questions relating to certain financial and accounting matters, including collections, mail services, receipts, contract administration, billing and accounts receivable collection, supplier and landlord related ordering, and accounts payable administration;

•	for a period of up to 180 days after the closing, assistance with treasury matters, including bank account management, processing of electronic fund transfers, cash management, cash controls, customer deposits, online treasury platform access management, administration of credit card accounts, administration of state and local taxes and other tax management;

•	for a period of up to 180 days after the closing, payroll processing and services, including assistance in transitioning the payroll processing to Jacobs’ payroll processing provider;

•	for a period of up to 180 days after the closing, responses to human resources questions related to the payment and benefits of transferred employees, and assistance to transferred employees in enrolling such employees into Jacobs’ benefit plans; and

•	for a period of up to 30 days after the closing, reasonable assistance in transferring TTGSI’s ISO 9001 certification and permission to utilize certain services currently used in the Government Solutions Business.

Jacobs will reimburse us for all reasonable documented out-of-pocket fees and expenses incurred by us or any of our affiliates in providing Jacobs the transition services described above.

Additionally, for a period of up to 60 days after the closing, if requested by Jacobs, we will provide each of the transferred employees (and their dependents and other individuals covered through them) with the group, medical, dental, and vision coverage they enjoyed immediately prior to the Closing. We will charge each such transferred employee the same monthly premium as currently charged to each such transferred employee. With respect such welfare benefits services, Jacobs must pay to us the difference between the monthly COBRA rate (based on the COBRA rates in effect on May 1, 2010) and the amount charged to the transferred employees for each full month of such coverage, commencing with the first day of the first month following the closing.

The foregoing summary of the material terms of the form of Transition Services Agreement does not purport to describe all the terms of the Transition Services Agreement and is qualified by reference to the complete text of the form of the Transition Services Agreement, a copy of which is attached as Exhibit D to this Proxy Statement.

Procurement of Insurance

At or prior to the closing, Jacobs will obtain, at our expense:

•	professional liability “tail” insurance with minimum coverage of up to $30,000,000, a deductible of $100,000 and for a minimum coverage period of three years after the closing; and

•	extended reporting period/run-off coverage for employment practices liability insurance, directors and officers liability insurance, and fiduciary liability insurance, with minimum coverages of $3,000,000, $10,000,000 and $5,000,000, respectively and for a minimum coverage period of six years after the closing.

The maximum premium payable by us for this insurance shall not exceed $235,000 in the aggregate.

TechTeam must use best efforts to cooperate with Jacobs in accessing our historic occurrence-based insurance coverage applicable to TTGSI. Jacobs will be responsible for all reasonable out-of-pocket costs and expenses that we may incur in attempting to access such insurance, unless Jacobs and certain related parties are entitled to be indemnified under the Stock Purchase Agreement for such costs and expenses, without taking into account any limitations or thresholds associated with such indemnity.

Post-Closing Employment and Benefits

Jacobs intends to offer employment to, cause one of its affiliates to offer employment to, or cause TTGSI to initially continue to employ all employees that were employed by TTGSI as of the closing date, including David A. Kriegman, TTGSI’s President and Chief Executive Officer, with initial salaries, annual target bonus amounts and benefits substantially comparable in the aggregate to the salaries, annual target bonus amounts and benefits available to those employees as of June 3, 2010. See “The Stock Sale – Interests of Certain Persons in the Stock Sale – Retention of David A. Kriegman as President of TTGSI.” Neither Jacobs nor any other entity is required to employ any such employees for any specified period of time after the closing, and the Stock Purchase Agreement does not provide any current or former TTGSI employee with any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment. TechTeam will cause certain of its employees to be terminated as of the date prior to the closing and will be responsible for all liabilities with respect thereto.

Prior to closing, we and TTGSI have agreed to make, or cause to be made, all contributions and pay all premiums under each employee benefit plan of TTGSI with respect to periods ending on or prior to the closing such that no additional contributions shall be due or required on or after the closing. We and TTGSI must also take all actions necessary in order to terminate the TTGSI 401(k) plan or to merge it into our 401(k) plan, fully vest all participants in the 401(k) plan and freeze contributions with respect to employees of TTGSI, all effective at least one day before the closing date.

Prior to closing, and subject to certain exceptions, we and TTGSI will take or cause to be taken any actions necessary to pay all benefits due participants in the TTGSI employee plans and to have TTGSI transfer to us all employee plans and the liabilities associated therewith. Except as otherwise expressly provided for in the Stock Purchase Agreement, as of the closing, the participation of each employee and their spouses, dependents and beneficiaries under each TTGSI employee plan shall cease. Except as otherwise provided in the Stock Purchase Agreement, none of such plans will be transferred to Jacobs after the closing.

After the closing, Jacobs will cause TTGSI to assume and discharge all liabilities with respect to the TTGSI employees hired by Jacobs under the Worker Adjustment and Retraining Notification Act or any similar state or local law arising as a result of actions taken by Jacobs with respect to such employees after the closing.

Tax Matters

We and Jacobs have each agreed to pay one-half of all sales, use, value added, documentary, stamp duty, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees. We and Jacobs have also agreed to cooperate with each other on various tax matters both before and after the closing. We will be permitted to retain all tax refunds and credits of taxes for any tax period ending on or prior to the closing date, and, with respect to any tax period that includes but does not end on the closing date, the portion of such period ending on the closing date.

Non-Solicitation of Employees and Contractors

The parties agreed that, except as otherwise provided in the Stock Purchase Agreement, for a period of one year after the closing, neither TechTeam nor its affiliates, on the one hand, and neither Jacobs, TTGSI, nor any of their affiliates, on the other hand, will, directly or indirectly, solicit, hire or employ, or cause any person to solicit, hire or employ, any employee or contractor then retained by the other or who was retained by the other during the one-year period preceding such solicitation, hiring or employment.

Other Covenants

Subject to the terms and conditions of the Stock Purchase Agreement, the parties agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the Stock Sale, including without limitation, with respect to preparing and making all necessary filings with governmental authorities and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the Stock Sale. The parties have also agreed to consult with each other concerning the means by which employees, customers, suppliers and others having dealings with TTGSI are informed of the Stock Purchase Agreement and the transactions contemplated thereby. We have also agreed to eliminate all intercompany account balances in a manner which will not result in any tax liability to TTGSI.

We have agreed with Jacobs to take certain other actions between June 3, 2010 and the closing date, including to:

•	have each officer or member of the board of directors of TTGSI that is an employee or other officer of TechTeam resign as of the closing date, except as otherwise requested by Jacobs;

•	cause the release of all liens on the shares of TTGSI capital stock and on the assets of TTGSI pursuant to any of our or our affiliates’ indebtedness; and

•	update the disclosure schedules to the Stock Purchase Agreement as needed to correct any inaccuracy therein.

Jacobs has agreed to use its best efforts to cause it to be substituted for us in all respects, effective as of the closing, in respect of all of our and our affiliates’ obligations under certain guarantees described in the Stock Purchase Agreement (the “Seller Guarantees”). Following the closing, with respect to any Seller Guarantee for which no such substitution is effected, Jacobs shall, and shall cause TTGSI to, indemnify us and our affiliates against any loss (as defined below) incurred under any such Seller Guarantee.

We have agreed to guarantee the collectability within 18 months of the closing date of all accounts receivable of TTGSI, net of allowances for doubtful accounts, which are included in the finally determined Closing Net Tangible Book Value. To the extent any such receivables are uncollected at the end of the 18-month period, we have agreed to indemnify Jacobs for such uncollected amounts.

TechTeam has agreed to grant to Jacobs Technology a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license to use, reproduce, create derivative works of, distribute, display, and perform know-how owned by TechTeam or its affiliates on the closing date that is used both in the operation of the Government Solutions Business and the Commercial Business prior to the closing date. Such license is granted solely for the operation of the Government Solutions Business.

Jacobs Technology has agreed to grant TechTeam a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license to use, reproduce, create derivative works of, distribute, display, and perform the know-how owned by TTGSI on the closing date that is used both in the operation of the Government Solutions Business and the operation of the Commercial Business on or prior to the closing date. Both the license TechTeam has agreed to grant Jacobs Technology and the license Jacobs Technology has agreed to grant TechTeam may be sublicensed in accordance with the terms of the Stock Purchase Agreement.

No Negotiations

The Stock Purchase Agreement provides that from June 3, 2010 until the closing date, except as specifically provided for therein, we will not, nor will we permit TTGSI or any representative to, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal (as defined below) from any third party (other than Jacobs) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal;

•	furnish any information regarding TTGSI or the Government Solutions Business to any third party (other than Jacobs) in connection with or in response to a Competing Transaction Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Competing Transaction Proposal;

•	engage in or continue any discussions or negotiations with any third party (other than Jacobs) with respect to any Competing Transaction Proposal;

•	approve, endorse or recommend any Competing Transaction Proposal; or

•	enter into a letter of intent or similar document or contract contemplating or otherwise relating to any Competing Transaction Proposal.

However, in response to an unsolicited bona fide written Competing Transaction Proposal obtained from a third party prior to the date that our stockholders approve the Stock Sale and not obtained in violation of the restrictions described above, we may furnish information to such third party and participate in discussions or negotiations with such third party regarding a Competing Transaction Proposal if:

•	after consulting with outside legal counsel or a nationally recognized financial advisor, it is determined that such Competing Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined below) or we are advised by such outside legal counsel that the failure to take such actions would reasonably likely violate our Board’s fiduciary duties to our stockholders or applicable law;

•	at least two business days prior to taking such actions, we provide Jacobs with written notice of the identity of such third party and of our intention to furnish nonpublic information to or enter into discussions or negotiations with such party;

•	we enter into a customary confidentiality agreement with such third party with terms no less favorable in any material respect than the confidentiality agreement we entered into with Jacobs with respect to the Stock Sale; and

•	at least two business days prior to furnishing any nonpublic information to such third party, we furnish such information to Jacobs to the extent it has not been previously furnished.

We are required to promptly (and no later than 24 hours thereafter) advise Jacobs if we receive any Competing Transaction Proposal, any inquiry or indication of interest that could lead to a Competing Transaction Proposal or any request for nonpublic information relating to TTGSI that is made prior to closing. We must keep Jacobs fully informed with respect to the status of any such Competing Transaction Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

Concurrently with the execution of the Stock Purchase Agreement, we have agreed to take the following actions:

•	We will immediately cease any existing discussions with any third party related to any Competing Transaction Proposal.

•	We will request of each third party that had executed a confidentiality agreement with respect to a Competing Transaction Proposal within the previous 12 months to return or destroy all confidential information relating to TTGSI and the Government Solutions Business previously furnished to them.

•	We will cause any data room containing such confidential information to no longer be accessible to or by any third party (other then Jacobs and its representatives).

We have agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which TechTeam or TTGSI is a party, and, at Jacobs’ request, we agree to use our commercially reasonable efforts to enforce or cause to be enforced each such agreement related to the Government Solutions Business or TTGSI (or relating to TechTeam in any manner which includes the Government Solutions Business or TTGSI). We may waive or release any third party from, or waive any provision of, a confidentiality or “standstill” provision to which we are a party if our Board determines in good faith, after having taken into account the advice of outside legal counsel, that such action is required for our Board to comply with its fiduciary obligations to TechTeam’s stockholders or other applicable law.

At any time prior to the approval by our stockholders of the Stock Sale, our Board may withdraw, or modify in a manner adverse to Jacobs, its recommendation to stockholders to vote “FOR” the approval of the Stock Sale Proposal if:

•	a Competing Transaction Proposal (as defined below) is made to us and is not withdrawn;

•	we provide Jacobs with at least five business days’ prior written notice of any meeting of our Board at which our Board will consider and determine whether the Competing Transaction Proposal is a Superior Proposal (as defined below);

•	our Board determines in good faith after consultation with our financial advisor and outside legal counsel, that such Competing Transaction Proposal constitutes or is reasonably likely to constitute a Superior Proposal;

•	our Board determines in good faith after having consulted with our outside legal counsel that, in light of the Competing Transaction Proposal, the withdrawal or modification of our Board’s recommendation of the Stock Sale Proposal is required in order for our Board to comply with its fiduciary obligations to our stockholders under applicable law; and

•	neither we, TTGSI, nor our or TTGSI’s representatives have violated any of the “no negotiation” provisions of the Stock Purchase Agreement.

Subject to compliance with the Stock Purchase Agreement, we and our Board of Directors are permitted to take and disclose to our stockholders a position with respect to any tender offer or make any disclosure to our stockholders required by applicable law or if, in the opinion of our outside legal counsel, the failure to do so would reasonably likely result in a violation of our Board’s fiduciary duties or applicable law.

The term “Competing Transaction Proposal” means any inquiry, proposal, indication of interest or offer from any third party (other than Jacobs) contemplating or otherwise relating to any transaction or series of transactions involving:

•	a merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction; or

•	any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), or acquisition or disposition of assets;

in each case directly or indirectly involving the Government Solutions Business or TTGSI or their assets (including any such transaction involving TechTeam that would include the Government Solutions Business, TTGSI or their assets).

The term “Superior Proposal” means an unsolicited, bona fide written Competing Transaction Proposal (in the absence of any violation of the provisions of the Stock Purchase Agreement described in this section) that our Board determines, in good faith:

•	after consulting with outside legal counsel and TechTeam’s financial advisor, to be more favorable from a financial point of view to TechTeam’s stockholders than the terms of the Stock Purchase Agreement or, if applicable, any written proposal by Jacobs to amend the terms of the Stock Purchase Agreement, taking into account all the terms and conditions of such proposal and the Stock Purchase Agreement, including the timing and the likelihood of consummation of such Competing Transaction Proposal and any governmental, regulatory and other approval requirements; and

•	to be reasonably capable of being consummated.

Nonetheless, any offer described above will not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by the third party.

The Stock Purchase Agreement does not restrict our or our representatives’ ability to encourage, solicit, initiate or engage in discussions or negotiations with any person, or encourage or solicit proposals from any person, with respect to:

•	any purchase, sale or other disposition of our Commercial Business, whether before or subsequent to the closing of the Stock Sale; or

•	any merger, acquisition, consolidation or similar business combination involving the sale of TechTeam, whether before or subsequent to the closing of the Stock Sale, that either does not include TTGSI or the assets of the Government Solutions Business or contemplates that TTGSI will be sold to Jacobs pursuant to the Stock Purchase Agreement;

provided that, in the case of any such transaction, neither the execution, delivery or performance of a definitive agreement with respect to the transaction, nor the consummation of the transaction, would reasonably be expected to prevent or render impractical, or otherwise frustrate or impede in any material respect, the Stock Sale.

Furthermore, no inquiry, proposal, indication of interest or offer from any person with respect to any of the transactions referred to above shall be deemed to be a Competing Transaction Proposal.

If we enter into an agreement with any third party with respect to a Superior Proposal in compliance with the terms of the Stock Purchase Agreement, we will be required to pay Jacobs the termination fee of $2,360,000, and to reimburse Jacobs for up to $750,000 of its reasonable and documented expenses incurred by or on behalf of Jacobs in connection with the negotiation of the Stock Sale. See “The Stock Purchase Agreement — Termination Fee and Reimbursement of Expenses.”

Conditions to Completion of the Stock Sale

Our and Jacobs’ obligations to complete the Stock Sale are subject to the satisfaction or waiver of the following conditions:

•	the absence of any applicable law in effect which would restrain, enjoin, prohibit or make illegal the consummation of the Stock Sale;

•	the absence of any pending or threatened proceeding (other than one brought or threatened by Jacobs or its affiliates) which challenges or seeks to restrain, enjoin or prohibit the Stock Sale;

•	the approval by our stockholders of the Stock Sale Proposal;

•	each of our representations and warranties contained in the Stock Purchase Agreement being true and correct in all material respects when made and as of the closing date (except those representations and warranties which relate to a particular date or period, which need only be true and correct as of such date or for such period); and

•	neither TechTeam nor Jacobs becoming aware of any “organizational conflict of interest,” as defined under the Federal Acquisition Regulations, or similar impact on TTGSI or Jacobs, that would result from the consummation of the Stock Sale, which term means that, because of other activities or relationships with other persons:

•	TTGSI or Jacobs has become unable or potentially unable to render impartial assistance or advice to the government;

•	TTGSI’s or Jacobs’ objectivity in performing contract work is or might be otherwise impaired; or

•	TTGSI or Jacobs has an unfair competitive advantage.

In addition, the obligations of Jacobs Technology to complete the Stock Sale are subject to our satisfaction (or Jacobs Technology’s waiver) of specified conditions, including the following:

•	our making all of our closing deliveries, and otherwise performing and complying in all material respects with all of our other covenants and obligations under the Stock Purchase Agreement;

•	receiving all consents and governmental approvals to the Stock Sale required to be obtained under the Stock Purchase Agreement;

•	no Material Adverse Effect shall have occurred with respect to the Government Solutions Business, the Company or Jacobs;

•	no proceeding shall be pending or threatened which:

•	could reasonably be expected to have a Material Adverse Effect on us or the Government Solutions Business; or

•	could reasonably be expected to materially and adversely affect the Government Solutions Business, TTGSI or Jacobs, including any proceeding that relates to any alleged material violation of or non-compliance with applicable law, or to fraud or intentional misrepresentation;

•	Jacobs shall have received reasonably satisfactory evidence that all non-permitted liens on the assets and properties of TTGSI have been paid, satisfied or discharged;

•	TTGSI shall not have entered into any teaming agreement or similar contract or government bid which:

•	imposes any restriction on the ability of TTGSI to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing;

•	grants any exclusive license, supply or distribution agreement or other exclusive rights; or

•	grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or intellectual property right and which Jacobs reasonably believes would materially and adversely affect Jacobs, its affiliates or TTGSI following the consummation of the Stock Sale; and

•	none of the employees identified in the Stock Purchase Agreement shall have ceased to be employed by TTGSI or shall have indicated an intent not to remain employed by TTGSI or Jacobs after the closing pursuant to the terms of the employee’s employment agreement.

Furthermore, our obligations to complete the Stock Sale are subject to the satisfaction by Jacobs (or our waiver) of specified conditions, including the following:

•	each of Jacobs’ representations and warranties contained in the Stock Purchase Agreement being true and correct in all material respects as of the closing date (except those representations and warranties which relate to a particular date, which need only be true and correct as of such date), and except for such breaches or inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Jacobs;

•	Jacobs making all of its closing deliveries and performing and complying in all material respects with each of its other covenants and obligations under the Stock Purchase Agreement; and

•	no Material Adverse Effect having occurred with respect to Jacobs, us or the Government Solutions Business.

Subsequent to the signing of the Stock Purchase Agreement, two employees of TTGSI, who were included in the schedules to the Stock Purchase Agreement as being among those employees of TTGSI who needed to remain with TTGSI following the closing of the Stock Sale, notified us that they were resigning from TTGSI to pursue other opportunities. Accordingly, at least one of the conditions to the obligations of Jacobs Technology to complete the Stock Sale will not be satisfied at the closing and, in the absence of Jacobs Technology executing a waiver of this condition as it relates to these resignations, Jacobs Technology has both the right not to consummate the Stock Sale, and the right, at any time, to terminate the Stock Purchase Agreement. As of the date of this Proxy Statement, while we have requested such a waiver from Jacobs Technology, no such waiver has been granted and no assurances can be given as to whether Jacobs Technology will ultimately agree to waive this condition.

Consents and Approvals

The consummation of Stock Sale will require us to obtain the prior consent of various third parties, including:

•	the lenders under our Credit Agreement, dated as of June 1, 2007, as amended, by and among us, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders set forth therein;

•	certain secured parties under the Pledge and Security Agreement dated June 1, 2007 among us, TTGSI and JPMorgan Chase Bank, N.A., as administrative agent;

•	lessors under various office and equipment leases for property used in the Government Solutions Business; and

•	counterparties under joint venture agreements, various government contracts and task orders, as well as under subcontracts issued to us under prime government and commercial contracts.

We do not believe that we will be prevented or materially delayed from obtaining any of these consents prior to closing.

Use of “TechTeam” Name and Trademarks

The acquisition of TTGSI will not result in the sale or license to Jacobs of any right, title or interest in or to the name “TechTeam” or any variation thereof, or in or to any of our other trademarks, except as discussed below. As soon as practicable after the closing of the Stock Sale, Jacobs will cause the certificate of incorporation of TTGSI to be amended such that its name will be changed in a manner deleting the name “TechTeam”. Upon the closing date, all prior license agreements with TTGSI with respect to our trademarks will be automatically revoked and cancelled. After closing, Jacobs will be permitted to use previously printed stationery, signage, invoices, packaging, shipping, advertising, promotional and similar materials used or held for use by TTGSI with the “TechTeam” name and our other trademarks for a period of two years after the closing. During such period, we will grant Jacobs a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free license to use our trademarks in the conduct of the Government Solutions Business. However, as soon as reasonably practicable, but not later than one year after the consummation of the Stock Sale, Jacobs shall take certain actions to distinguish the existing inventory from the materials used by us prior to the consummation of the Stock Sale. We also have agreed that, during such two-year period, we will not use or license for use our trademarks for use in the conduct of any business, which provides, whether as a prime contractor, subcontractor or otherwise, information technology-based and other professional services to governmental authorities.

After the closing, TTGSI may continue to use “TechTeam” in its name with respect to any government contract to which it is a party until a change of name agreement with respect that contract has been accepted and signed by the governmental party to the contract. If a government authority does not have a specific change of name process, Jacobs must use its best efforts to discontinue the use of the “TechTeam” name or our other trademarks in connection therewith as soon as practicable after the closing date. TTGSI may also continue to use “TechTeam” in its name with respect to any non-government contract to which it is a party until the contract is amended or otherwise modified to reflect the name change. Jacobs will make a submission for the change of the name of any government contract and send written notice of the change of TTGSI’s name with respect to any non-government contract, in each case within 30 days after the closing of the Stock Sale.

Indemnification; Survival of Indemnification Obligations

Survival of Representations and Warranties

The representations and warranties of the parties under the Stock Purchase Agreement or under any other agreement, certificate or instrument delivered in connection therewith will continue and survive the closing of the Stock Sale for a period of 36 months thereafter. However, representations and warranties with respect to taxes will survive until the expiration of the applicable statutes of limitation, and any claims or losses based on our fraud or intentional misrepresentation that is finally determined by a governmental authority to have been committed will survive the closing indefinitely or for the maximum period permitted by applicable law. No action for a breach of a representation or warranty may be brought after the expiration of the survival period, except to the extent that a party received a notice in writing before expiration setting forth in reasonable detail the basis for such claim, in which case the representation and warranty will survive until the claims are resolved, but only to the extent of the claim. The representations and warranties of any party to the Stock Purchase Agreement shall not be affected, limited or compromised by any due diligence inquiry of any other party. The covenants or agreements contained in the Stock Purchase Agreement that by their terms are to be performed after the closing of the Stock Sale shall continue until fully discharged.

Indemnification by the Company

After the closing of the Stock Sale, we have agreed to indemnify and hold Jacobs, its affiliates and each of their respective officers, directors, stockholders, employees and agents (collectively, the “Jacobs Indemnitees”) harmless from any loss or claim arising out of, among other things:

•	any breach of a representation or warranty by us in the Stock Purchase Agreement;

•	any breach or non-fulfillment by us of any covenant or undertaking contained in the Stock Purchase Agreement or any ancillary document;

•	any third party claim arising out of, connected with or related to any act, error, omission or conduct of the Government Solutions Business prior to the closing of the Stock Sale except as included in the closing date balance sheet;

•	any claim arising out of, connected with or related to TTGSI violating or not complying with the provisions of any applicable law prior to the closing of the Stock Sale;

•	any liability for any taxes owed by TTGSI for periods prior to the closing;

•	any failure by Jacobs to collect any accounts receivable of TTGSI for which TechTeam has guaranteed collectability under the Stock Purchase Agreement; and

•	any claim arising out of, connected with, incident or relating to our annual incentive plan or TTGSI’s government incentive plan.

In general, we are not obligated to make any Jacobs Indemnitee whole for any losses:

•	to the extent that such losses represent lost profits for periods after the closing of the Stock Sale, diminution in value, restitution, mental or emotional distress, or exemplary, special or punitive damages, except to the extent that any of the foregoing are finally determined to be required to be paid by a Jacobs Indemnitee to a third party that is not an affiliate of any Jacobs Indemnitee, in connection with a claim asserted by such third party;

•	reserved, accrued or provided for by TTGSI in its financial statements prior to the closing date or are included in the computation of net tangible book value or otherwise paid or provided for by us or any of our affiliates;

•	that arise as a result of any breach of the Stock Purchase Agreement by Jacobs or any of its affiliates on or after the closing date;

•	that arise from any change in accounting principles, practices or methodologies adopted or required to be adopted after closing;

•	that are suffered as a result of any breach of our representations and warranties (other than our representations and warranties with respect to organization and good standing, authorization and validity of the Stock Purchase Agreement, capitalization of TTGSI, brokers’ and finders’ fees, and the absence of indebtedness), until:

•	the Jacobs Indemnitees suffer aggregate losses in excess of $25,000 with respect to any individual claim or series of related claims; and
•	the aggregate amount of all losses suffered or incurred by all Jacobs Indemnitees exceeds $250,000, inclusive of the claims described in the immediately preceding bullet, in which case Jacobs will be entitled to recover the full amount of all such claims.

In addition, except as otherwise provided in the next paragraph below, our liability for any claim for indemnification brought by a Jacobs Indemnitee is limited to:

•	$14,750,000 for the first 24 months following the closing date; and

•	$9,833,333 for the period beginning on the first day of the 25th month until the last day of the 36th month after the closing (less the amount of claims in excess of $4,916,667 applied against the foregoing cap within the first 24 months after the closing).

Except for claims based on our fraud or intentional misrepresentation that is finally determined by a governmental authority to have been committed, our obligations with respect to the indemnification provisions of the Stock Purchase Agreement terminate on the date that is 36 months after the closing date, or in connection with breaches of our representations and warranties with respect to taxes, upon the expiration of the applicable statutes of limitation, unless a claim notice shall have been delivered to us prior to such date, in which event the applicable indemnification obligation under the Stock Purchase Agreement shall survive until the claims set forth in the claim notice are resolved, but only to the extent the indemnification obligation relates to such claims.

As to claims based upon our breaches of representations and warranties relating to taxes, the obligation to pay pre-closing taxes or fraud or intentional misrepresentation that is finally determined by a government authority to have been committed by us, we are obligated to indemnify the Jacobs Indemnitees for all losses, without regard to any thresholds and caps set forth above, subject to a maximum recovery equal to the purchase price for the Stock Sale after all deductions and adjustments specified under the Stock Purchase Agreement have been taken into account. Except with respect to TechTeam fraud or intentional misrepresentation, the purchase price adjustment and a suit by Jacobs under the Stock Purchase Agreement for specific performance, Jacobs’ remedy for any claims relating to breaches of representations, warranties, covenants and undertakings contained in the Stock Purchase Agreement is limited to the indemnification provisions thereof.

Pursuant to the Stock Purchase Agreement, $14,750,000 of the cash payment to be made by Jacobs to us at the closing of the Stock Sale will be deposited into the Indemnification Escrow Fund to secure the payment of any claims which may be made by any Jacobs Indemnitee pursuant to these indemnification provisions. See “The Stock Purchase Agreement – Other Covenants and Agreements – Escrow Agreement.”

Indemnification by Jacobs

The Stock Purchase Agreement provides that we, and our affiliates, directors, officers, stockholders, employees and agents will be held harmless and indemnified by Jacobs and TTGSI for losses incurred in respect of:

•	any breach of any representation or warranty of Jacobs contained in the Stock Purchase Agreement;

•	any breach or non-fulfillment of any covenant or undertaking of Jacobs in the Stock Purchase Agreement or in any ancillary agreement;

•	except for matters covered by our indemnification obligations (without regard to any thresholds), any claim arising out of the operation of TTGSI after the closing date; and

•	any of the Seller Guarantees as to which Jacobs has not been substituted for TechTeam in all respects effective as of the closing date.

Termination

We and Jacobs may by mutual written consent terminate the Stock Purchase Agreement at any time prior to the closing date of the Stock Sale. In addition, upon providing written notice, the Stock Purchase Agreement may be terminated:

•	by us or Jacobs, if the Stock Sale has not been completed on or before October 1, 2010, unless the failure to complete the Stock Sale by such date is attributable to the terminating party’s failure to perform any material obligation under the Stock Purchase Agreement at or prior to closing;

•	by us or Jacobs, if a governmental authority of competent jurisdiction has issued a final, non-appealable order, or has taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the Stock Sale, unless the order was primarily due to the terminating party’s failure to perform any obligation under the Stock Purchase Agreement;

•	by us or Jacobs, if any event occurs that makes it impossible to satisfy a condition precedent to the terminating party’s obligations under the Stock Purchase Agreement, unless the occurrence of the event is due to the failure of the terminating party to perform or comply with any agreement, covenant or condition in the Stock Purchase Agreement to be performed or complied with by the terminating party at or prior to the closing;

•	by Jacobs, if a Material Adverse Effect (as described below) has occurred with respect to the Government Solutions Business or any event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect with respect to the Government Solutions Business or us;

•	by us, if a Material Adverse Effect has occurred with respect to Jacobs, us or the Government Solutions Business, or any event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect with respect to Jacobs, us or the Government Solutions Business;

•	by Jacobs, if (i) any of our representations and warranties shall have been inaccurate as of June 3, 2010, or (ii) any of our representations and warranties shall have been inaccurate as of a date subsequent to June 3, 2010 (as if made on such subsequent date) and the inaccuracy has not been cured by us within five business days after we receive written notice thereof and remains uncured at the time notice of termination is given, in each case such that the closing condition with respect thereto would not be satisfied;

•	by Jacobs, if we breach any of our covenants such that the closing condition with respect thereto would not be satisfied;

•	by Jacobs, if TTGSI enters into any teaming or similar contract, government contract or government bid that:

•	imposes any restriction on TTGSI to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing with any person;

•	grants any exclusive license, supply or distribution agreement or other exclusive rights; or

•	grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, with respect to any product, service or intellectual property right of TTGSI;

and which Jacobs reasonably believes would, individually or in the aggregate, materially and adversely affect Jacobs Technology, its affiliates, or TTGSI after the closing;

•	by Jacobs, if any proceeding shall be initiated, threatened or pending which could reasonably be expected to materially and adversely affect the Government Solutions Business, TTGSI or Jacobs (including, without limitation, any such proceeding relating to any alleged violation of, or non-compliance with, any applicable law or any allegation of fraud or intentional misrepresentation); or

•	by us, if:

•	any of Jacobs’ representations and warranties shall have been inaccurate as of the date of the Stock Purchase Agreement;

•	any of our representations and warranties become inaccurate after June 3, 2010 (as if made on such subsequent date);

•	any of Jacobs’ representations and warranties become inaccurate after June 3, 2010 (as if made on such subsequent date) and the inaccuracy has not been cured by Jacobs within five business days after it receives written notice thereof and remains uncured at the time notice of termination is given; or

•	any of Jacobs’ covenants contained in the Stock Purchase Agreement shall have been breached;

and, in each case above, such that the closing condition with respect thereto would not be satisfied.

The Stock Purchase Agreement may be terminated by us or Jacobs, upon providing written notice, if we hold the Special Meeting, such Special Meeting has been completed, and our stockholders shall have voted on the Stock Sale Proposal but do not approve it. Under such circumstances, we would be required to reimburse Jacobs for its reasonable documented out-of-pocket fees and expenses as described in “The Stock Purchase Agreement – Termination Fee and Reimbursement of Expenses” below.

In addition, the Stock Purchase Agreement may be terminated by us or Jacobs, as the case may be, upon providing written notice in each of the following circumstances, if we pay Jacobs the termination fee and reimburse Jacobs for its out-of-pocket expenses as described in “The Stock Purchase Agreement – Termination Fee and Reimbursement of Expenses” below:

•	by us, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that:

•	we have received a Superior Proposal;

•	we have not breached or violated the “no negotiation” provisions of the Stock Purchase Agreement;

•	our Board has authorized us to enter into such definitive agreement for such Superior Proposal; and

•	immediately following the termination of this Agreement, we enter into such definitive agreement to effect such Superior Proposal;

•	by Jacobs if any of the following events have occurred (each, a “Seller Triggering Event”):

•	our Board fails to recommend that our stockholders vote to adopt and approve the Stock Purchase Agreement and to consummate the Stock Sale;

•	our Board withdraws or modifies its recommendation as to the Stock Sale Proposal in a manner adverse to Jacobs;

•	our Board or any of our directors takes any other action that is or becomes disclosed publicly or to a third party, which can reasonably be interpreted to indicate that the Board or the director does not support the Stock Sale or that the Stock Sale is not in the best interests of our stockholders;

•	we fail to hold the Special Meeting as required by the Stock Purchase Agreement;

•	our Board fails to reaffirm, unanimously and without qualification, its recommendation with respect to the approval of the Stock Sale Proposal, or fails to publicly state, unanimously and without qualification, that the consummation of the Stock Sale is in the best interests of our stockholders, within five business days after Jacobs requests in writing that such action be taken;

•	our Board approves, endorses or recommends a Competing Transaction Proposal;

•	we, TTGSI or any of our or its representatives fail to comply with our or its obligations regarding Competing Transaction Proposals;

•	a tender or exchange offer relating to our securities has been commenced, which tender or exchange offer contemplates that TTGSI or the Government Solutions Business shall remain with us or be sold to another person other than Jacobs as a part thereof, and we have not have sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

•	we have entered into a letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, asset or stock purchase agreement, option agreement, share exchange agreement, or other similar agreement related to any Competing Transaction Proposal or our Board resolves or agrees to take any such action; or

•	a Competing Transaction Proposal is publicly announced, and we fail to issue a press release announcing our opposition to such Competing Transaction Proposal within five business days after such proposal is announced;

•	by us as a result of any of our representations and warranties becoming inaccurate as of a date subsequent to the date of the Stock Purchase Agreement (as if made on such subsequent date) such that the closing condition with respect thereto would not be satisfied, and we enter into a definitive agreement with respect to a Superior Proposal on or before October 1, 2010;

•	by us, if a Material Adverse Effect has occurred with respect to us or the Government Solutions Business, or if any event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect with respect to us or the Government Solutions Business, and we enter into a definitive agreement with respect to a Superior Proposal on or before October 1, 2010; or

•	if the closing of the Stock Sale does not occur on or before October 1, 2010 for any reason, in each case concurrently with or following the occurrence of a change of control of TechTeam (as defined in the Stock Purchase Agreement), except in cases where the Stock Purchase Agreement is terminated or the closing of the Stock Sale does not occur as a result of a failure on the part of Jacobs to perform a material obligation to be performed by Jacobs at or prior to the closing of the Stock Sale.

Subsequent to the signing of the Stock Purchase Agreement, two employees of TTGSI, who were included in the schedules to the Stock Purchase Agreement as being among those employees of TTGSI who needed to remain with TTGSI following the closing of the Stock Sale, notified us that they were resigning from TTGSI to pursue other opportunities. Accordingly, at least one of the conditions to the obligations of Jacobs Technology to complete the Stock Sale will not be satisfied at the closing and, in the absence of Jacobs Technology executing a waiver of this condition as it relates to these resignations, Jacobs Technology has both the right not to consummate the Stock Sale, and the right, at any time, to terminate the Stock Purchase Agreement. As of the date of this Proxy Statement, while we have requested such a waiver from Jacobs Technology, no such waiver has been granted and no assurances can be given as to whether Jacobs Technology will ultimately agree to waive this condition.

For purposes of the Stock Purchase Agreement, a “Material Adverse Effect” means, with respect to the Government Solutions Business, any change, effect, development, circumstance, condition, event, occurrence, state of facts or worsening thereof (collectively, “Effects”) that, individually or when taken together with all other Effects has, or could reasonably be expected to have or give rise to, a material adverse effect on the Government Solutions Business or the financial condition, earnings, results of operations, backlog, assets or liabilities of the Government Solutions Business or TTGSI, taken as a whole. Notwithstanding the foregoing, no Effects resulting from, relating to or arising out of the following shall be deemed to constitute a Material Adverse Effect or will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to exist:

•	conditions or changes in any industry or industries in which TTGSI operates to the extent that such Effects do not have a disproportionate effect on TTGSI taken as a whole, relative to competitors of TTGSI in such industry or industries;

•	changes in general economic, financial or political conditions in the United States, to the extent such Effects do not have a disproportionate effect on TTGSI, taken as a whole, relative to their competitors in such industry or industries;

•	any change in the Federal Acquisition Regulations or U.S. generally accepted accounting principles or the interpretation thereof to the extent that such Effects do not have a disproportionate effect on TTGSI, taken as a whole, relative to other companies of comparable size to TTGSI operating in such industry or industries;

•	Effects arising out of acts of terrorism or war or the escalation or worsening thereof, weather conditions or other force majeure events;

•	the announcement or execution of, and compliance with the terms of, the Stock Purchase Agreement and the Stock Sale; and

•	any actions taken, or failure to take action, to which Jacobs has consented or requested in writing.

Also, a Material Adverse Effect means, with respect to us or Jacobs, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which is or would reasonably be expected to be materially adverse to the ability of such party to consummate the Stock Sale.

Termination Fee and Reimbursement of Expenses

If the Stock Purchase Agreement is terminated following the failure to obtain our stockholders’ approval of the Stock Sale Proposal, after convening and completing the Special Meeting, we will pay Jacobs up to $750,000 of all reasonable documented out-of-pocket fees and expenses, including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees, that have been paid or that may become payable by Jacobs or on its behalf in connection with the preparation and negotiation of the Stock Purchase Agreement and otherwise in connection with the Stock Sale. We must make this reimbursement payment to Jacobs two business days after we are provided with the supporting documentation and itemized detail regarding such expenses.

We must pay to Jacobs, in addition to the reimbursement of expenses as described in the preceding paragraph, a termination fee of $2,360,000 if the Stock Purchase Agreement is terminated as described in the immediately preceding section.

If we fail to pay when due any amount payable to Jacobs pursuant to the termination provisions of the Stock Purchase Agreement, then we must reimburse Jacobs for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Jacobs of its rights under such provisions. We must also pay to Jacobs interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Jacobs in full) at a rate of 3% plus the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Upon payment of the termination fee and the reimbursement of Jacobs’ expenses as described above, except to the extent otherwise provided in the Stock Purchase Agreement (including, without limitation, with respect to intentional breaches of the Stock Purchase Agreement), the Stock Purchase Agreement provides that no person (including Jacobs) shall have any rights or claims against us and our former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, under the Stock Purchase Agreement, and none of such persons shall have any further liability or obligation pursuant to the Stock Purchase Agreement.

Other Fees and Expenses

All costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby have been or will be paid by the party incurring the expenses, except as described above in “The Stock Purchase Agreement – Termination Fee and Reimbursement of Expenses.” Our costs and expenses directly attributable to the Stock Sale are estimated to be approximately $3.9 million. The actual amount of costs and expenses directly attributable to the Stock Sale will vary from this estimate.

Amendments

The Stock Purchase Agreement may be amended or modified by the parties in writing, but after approval of the Stock Purchase Agreement by our stockholders, no amendment may be made without further stockholder approval, if the amendment would require stockholder approval under applicable law or stock exchange rule.

Remedies

We and Jacobs are entitled to seek an injunction to prevent violations of the Stock Purchase Agreement by the other party, without proof of actual damages, and to enforce specifically the terms of the Stock Purchase Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE STOCK SALE PROPOSAL.

PROPOSAL 2 -- THE ADJOURNMENT PROPOSAL

Our Amended and Restated Bylaws permit a Special Meeting of stockholders to be adjourned from time to time by a vote of a majority of the shares present at the Special Meeting in person or by proxy. Under this provision, if the Special Meeting is convened and a quorum is present but there are not sufficient votes to approve the Stock Sale Proposal, we have the authority to ask our stockholders to vote only upon the Adjournment Proposal, as described below, and not upon the Stock Sale Proposal described in Proposal 1, so that the Special Meeting could be adjourned in order to enable our Board to solicit additional proxies. We currently do not intend to propose to adjourn the Special Meeting if there are sufficient votes to approve the Stock Sale Proposal.

For this reason, the Company is asking its stockholders to authorize the holder of any proxy solicited by our Board to vote “FOR” granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting from time to time to another time and place, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal. For example, if the stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies (including the solicitation of proxies from stockholders that have previously voted), representing additional votes in favor of the approval of the Stock Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes to defeat the Stock Sale Proposal, the Company could adjourn the Special Meeting without a vote on the Stock Sale Proposal and seek to convince its stockholders to change their votes in favor of such proposal.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless the adjournment is for more than 30 days or a new record date is fixed with respect to such adjourned meeting. If our Board fixes a new record date for stockholders entitled to vote at the adjourned meeting, it must fix a new record date for notice of such adjourned meeting. At the adjourned meeting, only such business shall be transacted as might have been transacted at the original meeting.

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of shares of the Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. Under applicable Delaware law, in determining whether the Adjournment Proposal has received the requisite number of affirmative votes, abstentions on this proposal will be considered present at the Special Meeting and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes (if any) will be considered present at the Special Meeting but will otherwise be disregarded and will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 1, 2010 (except as otherwise noted in the table), with respect to the beneficial ownership of Common Stock by:

•	any persons who have reported or are known by the Company to be the beneficial owners of more than 5% of the Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

As of July 1, 2010, there were 11,200,053 shares of Common Stock outstanding. The number of shares beneficially owned by each stockholder is determined under rules and regulations promulgated by the SEC, and does not necessarily indicate beneficial ownership for any other purpose. The same shares may be beneficially owned by more than one person.

In computing the number of shares beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Common Stock subject to options, warrants or other convertible securities or rights held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of July 1, 2010, are deemed to be presently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

Unless otherwise noted below:

•	each person has sole voting and investment power with respect to the shares beneficially owned by such person;

•	the address of each person is c/o 27335 West 11 Mile Road, Southfield, Michigan 48033; and

•	subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by that person.

		Percentage of
	Number of Shares	Outstanding
Name	Beneficially Owned	Common Stock

Greater-than-5% Stockholders:
Costa Brava Partnership III L.P. (1)	1,319,274	11.8%
420 Boylston Street Boston, MA 02116
Heartland Advisors, Inc. (2)	1,162,773	10.4%
789 North Water Street Milwaukee, WI 53202
Dimensional Fund Advisors, Inc. (3)	890,582	8.0%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Emancipation Capital, LLC (4)	737,035	6.6%
825 Third Avenue New York, NY 10022

Named Executive Officers and Directors:
Kevin Burke (5)	69,903	**
Gary J. Cotshott (6)	298,583	2.7%
Christopher E. Donohue (7)	83,190	**
Charles Frumberg (4)	744,369	6.6%
Seth W. Hamot (1)	1,319,274	11.8%
David A. Kriegman (8)	101,119	**
Margaret M. Loebl (9)	81,712	**
James A. Lynch (10)	76,676	**
Christoph A. Neut (11)	26,797	**
Dov H. Scherzer (12)	8,036	**
Andrew R. Siegel (13)	106,526	**
Richard R. Widgren (14)	72,528	**
Current directors and executive officers as a group (14 persons)	3,119,915	27.9%

**	Less than 1%.

(1)	Based solely on Amendment No. 9 to Schedule 13D filed with the SEC on June 8, 2010. Each of Costa Brava Partnership III L.P. (“Costa Brava”), Roark, Rearden & Hamot, LLC (“RRH”) and Seth W. Hamot has the shared power to vote or to direct the vote and to dispose or direct the disposition of 1,319,274 shares. The shares held by Costa Brava Partnership III L.P. have been included in the calculation of the percentage of the holdings of current directors, nominees and named executive officers as a group.

(2)	Based solely on Amendment No. 5 to Schedule 13G/A filed with the SEC on February 10, 2010.

(3)	Based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 8, 2010.

(4)	Based solely on Amendment No. 2 to Schedule 13D filed with the SEC on June 9, 2010. Emancipation Capital, LLC, Emancipation Capital, LP, Emancipation Capital Master, Ltd. and Charles Frumberg have filed a joint Schedule 13D in which Emancipation Capital, LLC, Emancipation Capital, LP and Emancipation Capital Master, Ltd. have the shared power to vote or to direct the vote and dispose or direct the disposition of 737,035 shares. Mr. Frumberg is Managing General Partner of Emancipation Capital, LLC and has the shared power to vote or direct the vote and dispose or direct the disposition of 744,369 shares, including 4,875 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(5)	Includes 35,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(6)	Includes 187,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(7)	Includes 37,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(8)	Includes 60,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(9)	Includes 37,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(10)	Includes 5,250 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(11)	Consists of shares owned directly as of November 16, 2009 (the termination date of his employment). The percentage outstanding has been calculated based on the number of shares issued and outstanding as of July 1, 2010, and assumes that there has been no change in Mr. Neut’s beneficial ownership since November 16, 2009.

(12)	Includes 6,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(13)	Includes 47,375 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

(14)	Includes 48,875 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2010.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement with respect to the 2011 annual meeting of stockholders and presented at such annual meeting will be included in the Company’s proxy statement and related proxy card if it was received by the Company no later than January 10, 2011 (120 calendar days prior to the anniversary of the mailing date of our 2010 proxy statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2011 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2011 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be proposed at annual meetings but where the stockholder proposal is not intended to be included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not more than 120 days or less than 90 days prior to June 4, 2011 (the anniversary of this year’s annual meeting date) unless the 2011 annual meeting is not held within 30 days of June 4, 2011. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. Stockholders are advised to review the Company’s Amended and Restated Bylaws for a complete discussion of the requirements that must be complied with by stockholders intending to present proposals at the 2011 annual meeting, but not intending to have such proposals included in the Company’s proxy statement.

OTHER MATTERS

On the date we filed this Proxy Statement with the SEC, our Board did not know of any other matter to be raised at the Special Meeting. If any other matters properly come before our stockholders at the Special Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, statements and other information that we file electronically with SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.techteam.com/investors. You may also read and copy any document we file with the SEC at its Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT (INCLUDING THE EXHIBITS HERETO) TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT, AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF SUCH DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT (OR SUCH OTHER DATE INDICATED), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By order of the Board of Directors

Michael A. Sosin
Corporate Vice President, General Counsel and
Secretary

July 30, 2010
Southfield, Michigan

EXHIBIT A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
dated as of
June 3, 2010
among
TECHTEAM GLOBAL, INC.,
and
JACOBS ENGINEERING GROUP INC.
and
JACOBS TECHNOLOGY INC.
relating to the purchase and sale
of
100% of the Capital Stock
of
TECHTEAM GOVERNMENT SOLUTIONS, INC.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of June 3, 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), and Jacobs Technology Inc., a Tennessee corporation (“Buyer”). Each of Seller, Buyer Parent and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, TechTeam Government Solutions, Inc, a Virginia corporation (the “Company”), and the other Acquired Companies are engaged in the Business;

WHEREAS, Seller is the record and beneficial owner of 92,472.95 shares (the “Shares”) of common stock, no par value per share, of the Company, which constitute all of the issued and outstanding shares of Capital Stock of the Company;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller Board (as defined below) has, in light of, and subject to the terms and conditions hereof: (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the stockholders of Seller; and (ii) resolved to recommend that the stockholders of Seller vote their shares of Seller Common Stock in favor of the approval and adoption of this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting; and

WHEREAS, concurrently with the execution of this Agreement, in order to induce Buyer and Buyer Parent to enter into this Agreement, the Supporting Stockholders are entering into stockholder voting agreements (the “Stockholder Voting Agreements”), whereby the Supporting Stockholders have agreed, subject to the terms and conditions set forth therein, to vote their shares of Seller Common Stock in favor of the approval and adoption of this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01:

“2009 Top Customer” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“2009 Top Supplier” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“401(k) Plan” means the TechTeam Government Solutions 401(k) Plan maintained by the Company for the benefit of the Employees of the Acquired Companies.

“Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Section 5.07(g)(i) of this Agreement.

“Accounts Receivable” means all accounts, both billed and unbilled, owned or acquired by each of the Acquired Companies, including accounts receivable, notes, notes receivable, other receivables,

book debts and other forms of obligations to each of the Acquired Companies that relate to, or otherwise arise out of, the conduct of the Business.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquired Company Registered IP” has the meaning ascribed thereto in Section 3.12(d) of this Agreement.

“Acquisition Transaction” has the meaning ascribed thereto in Section 5.07(g)(ii) of this Agreement.

“Active Government Contract” means a Government Contract for which, as of the date hereof, (i) performance obligations under the Contract have not been completed, or (ii) for cost reimbursement type contracts, performance obligations under the Contract have been completed within the last 10 years, and with respect to both (i) and (ii) the Contract has not been closed-out under the procedures of the Governmental Authority responsible for administering the Government Contract.

“Adjusted Cap” has the meaning ascribed thereto in Section 9.02(d) of this Agreement.

“Adjustment Escrow Amount” means Two Million Seven Hundred Seventy Thousand Two Hundred Ninety-Four Dollars ($2,770,294).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Intercompany Balances Termination Letter and all other agreements, documents, certificates and instruments required to be delivered by any Party pursuant to this Agreement.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (including, without limitation, 49 C.F.R. Part 17, Intergovernmental Review of Department of Transportation (DOT) Programs and Activities; 49 C.F.R. Part 18, Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments; 49 C.F.R. Part 19, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations; 49 C.F.R. Part 20, New Restrictions on Lobbying; 49 C.F.R. Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964; 49 C.F.R. Part 26, New Disadvantaged Business Enterprise (DBE) Program; 49 C.F.R. Part 29, Governmentwide Debarment and Suspension (non-procurement); 49 C.F.R. Part 32, Governmentwide Requirements for Drug-Free Workplace (Financial Assistance); DOT Order 4600.17A—Financial Assistance Management Requirements; Office of Management and Budget (OMB) Circular A-102, Grants and Cooperative Agreements with State & Local Governments; 2 C.F.R. Part 225, Cost Principles for State, Local and Indian Tribal Governments (OMB Circular A-87); the Truth in Negotiations Act of 1962, as amended; the Service Contract Act of 1965, as amended; the Contract Disputes Act of 1978, as amended; the Office of Federal Procurement Policy Act, as amended; the General Services Administration Acquisition Regulation Price Reductions clause; the Cost Accounting Standards, 48 C.F.R. Volume 7; the False Claims Act, 31 U.S.C. 3729 – 3733; Arms Export Control Act, 22 U.S.C. 2778; the International Traffic in Arms Regulations (ITAR), 22 C.F.R. 120-130; the Export Administration Act of 1979, as amended, 50 U.S.C. 2401-2420; the Export Administration Regulations (EAR), 15 C.F.R. 730-774; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.; the FAR and any applicable agency supplement thereto; the FCPA; Close the Contractor Fraud Loophole Act, P.L. 110-252; Organizational Conflicts of

Interest, P.L. 100-463; Trade Agreements Act, 19 U.S.C. 2501 et. seq.; Buy American Act, 41 U.S.C. 10a – 10d and E.O. 10582; American Recovery and Reinvestment Act, P.L. 111-5; Espionage Act of 1917, 18 U.S.C. 2388; NISPOM DoD 5220.22-M; Procurement Integrity Act, 41 U.S.C. 423; Lobbying Disclosure Act, P.L. 104-65; Honest Leadership and Open Government Act, P.L. 110-81; and Employment Wage and Hour Acts (FLSA), 29 C.F.R. Chapter V), as applicable to such Person or any of its Affiliates or any of their respective properties, assets, stockholders, officers, directors, members, managers, partners, employees, consultants or agents (in connection with such stockholder’s, officer’s, director’s, member’s, manager’s, partner’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assets” has the meaning ascribed thereto in Section 3.13(a) of this Agreement.

“Balance Sheet Date” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“Best Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Business” means the business of the Company and its Subsidiaries, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise information technology-based and other professional services to (i) Governmental Authorities, and (ii) the commercial customers of the Acquired Companies.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Know-How” means business secrets, trade secrets, formulas, know-how, data, designs, inventions, recipes, processes, production methods, development documentation, specifications, enhancements, technology, discoveries and improvements, information, drawings, manuals, reports, software, recorded knowledge, performance and other standards, catalogues, confidential and proprietary information and other proprietary and intellectual property rights, but not including patents, patent applications, trademark registrations, trademark applications and registered copyrights.

“Buyer” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 9.02(a) of this Agreement.

“Buyer Parent” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Buyer Parties” means, collectively, Buyer and Buyer Parent.

“Buyer Plan” has the meaning ascribed thereto in Section 7.05(e) of this Agreement.

“Buyer Reimbursable Expenses” has the meaning ascribed thereto in Section 10.04(a) of this Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation) including membership interests, partnership interests and joint venture interests.

“Certification” means a written document delivered under this Agreement or any Ancillary Agreement by any officer of any Party, attesting to the existence or non-existence of any fact or circumstance or otherwise providing a certification to any Party, it being understood that such certification shall be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer in his or her individual capacity.

“Claim Notice” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Closing” has the meaning ascribed thereto in Section 2.03 of this Agreement.

“Closing Balance Sheet” has the meaning ascribed thereto in Section 2.07(b) of this Agreement.

“Closing Date” has the meaning ascribed thereto in Section 2.03 of this Agreement.

“Closing NTBV” has the meaning ascribed thereto in Section 2.07(a)(i) of this Agreement.

“Closing NTBV Statement” has the meaning ascribed thereto in Section 2.07(b) of this Agreement.

“Closing Reimbursement Requests” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Closing Withholding” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“COBRA Continuation Coverage” has the meaning ascribed thereto in Section 7.05(f) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning ascribed thereto in the Recitals of this Agreement.

“Company Bank Accounts” has the meaning ascribed thereto in Section 3.33 of this Agreement.

“Company Intellectual Property Rights” has the meaning ascribed thereto in Section 3.12(a) of this Agreement.

“Company Software” has the meaning ascribed thereto in Section 3.12(i) of this Agreement.

“Competing Transaction Proposal” has the meaning ascribed thereto in Section 5.07(g)(iii) of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 15, 2009, by and between Seller and Buyer Parent, as such agreement may be amended from time to time with the written consent of all parties thereto.

“Consents” means any agreement, approval, consent, waiver, ratification or other authorization from the third-parties to those Real Property Leases and Material Contracts (other than Government Contracts) which by their terms terminate, are modified, have payments or other obligations which may be accelerated or require consent of such third-parties upon a changing of control of the Company pursuant to the Contemplated Transactions, which Consents are set forth on Schedule 3.03(ii)(a) and Schedule 3.03(ii)(b), respectively.

“Contemplated Transactions” means the consummation of transactions contemplated by this Agreement and the Ancillary Agreements.

“Contest” has the meaning ascribed thereto in Section 7.08(d) of this Agreement.

“Contract” means any Lease, license, agreement, contract, instrument, understanding, arrangement, commitment, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Current Balance Sheet” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“Current Balance Sheet Receivables” has the meaning ascribed thereto in Section 7.13(a) of this Agreement.

“DDTC” has the meaning ascribed thereto in Section 3.15(m) of this Agreement.

“DFSA Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, or any successor law.

“Disclosure Schedules” means (i) the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement that are referenced in Article III, and (ii) unless otherwise stated, “Schedule” means (x) when referenced in Article III, a schedule forming a part of the Disclosure Schedules and (y) when referenced elsewhere in this Agreement, means a schedule to this Agreement.

“Dispute Notice” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Disputed Matters” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Effect” has the meaning ascribed thereto in this Section 1.01 in the definition of “Material Adverse Effect.”

“Employee” means any current, former, or retired employee, officer, consultant, independent contractor, or director of the Acquired Companies or any ERISA Affiliate.

“Employee Agreement” means any (whether or not in writing) plan, program, policy or other arrangement, contract or agreement involving direct, indirect, incentive or deferred incentive, or deferred compensation (other than workers’ compensation, unemployment compensation and other governmental programs), employment, consulting, disability, life, accident, or insurance benefits, supplemental unemployment benefits, vacation (or any other form of paid time off such as sick leave) benefits, severance, termination or retention, bonus, change of control, retirement, profit-sharing, savings, retirement (including early and supplemental retirement), post-retirement welfare benefits, stock options, stock appreciation rights, stock purchase, or other equity-related compensation, or other benefits (including fringe, welfare, or other employee benefits) administered, entered into, maintained or contributed to, or that is required to be entered into, maintained, or administered by the Acquired Companies or any Person that, together with the Acquired Companies, would be deemed a “single employer” (within the meaning of Sections 414(b), (c), (m) and (o) of the Code (“ERISA Affiliates”)), for the benefit of Employees of the Acquired Companies or any of their dependants, spouses, family members, or beneficiaries in respect of the Business, or with respect to which the Acquired Companies could have any Liability.

“Employee Benefit Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, or any other plan that is subject to Section 302 of ERISA or Section 412 or 430 of the Code, other than a Multiemployer Plan.

“Employee Benefit Plans” means an employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) administered, entered into, maintained or contributed to, or that is required to be entered into, maintained, or administered by the Acquired Companies or any ERISA Affiliate, for the benefit of Employees of the Acquired Companies or any of their dependants, spouses, family members, or beneficiaries in respect of the Business, or with respect to which the Acquired Companies could have any Liability.

“Employee Plans” has the meaning ascribed thereto in Section 3.18(a) of this Agreement.

“Employment Agreements” means the Employment Agreements between Buyer, on the one hand, and each of the current employees of the Acquired Companies listed on Schedule 8.02(f), on the other hand.

“Enterprise Value” means Sixty-One Million Dollars $(61,000,000).

“Environmental Laws” means any Applicable Laws or Permits relating to (i) the protection, investigation, remediation or restoration of the environment, wildlife or natural resources, (ii) the manufacture, handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance, (iii) the creation of a cause of action for damages to Persons or property due to noise, odor, pollution or contamination, or (iv) the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any corporation or trade or business, whether not incorporated, which is treated as a single employer with any of the Acquired Companies pursuant to Subsections (b), (c), (m), or (o) of Section 414 of the Code and the regulations thereunder.

“Escrow Account” has the meaning ascribed thereto in Section 2.04(b).

“Escrow Agent” means the escrow services division of JPMorgan Chase & Co. or its successor or permitted assigns, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into concurrently with the Closing by and among Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit A, as amended, supplemented or otherwise modified from time to time after the Closing Date with the written consent of all parties thereto.

“Escrow Amount” means the Adjustment Escrow Amount plus the Indemnification Escrow Amount.

“Evaluation Material” means (i) any information, documents or materials regarding the Acquired Companies or the Business furnished or made available by or on behalf of Seller or the Company to the Buyer Parties and their Representatives in any “data rooms” or “virtual data rooms,” and (ii) any written management presentations, in either case, in expectation of, or in connection with, the Contemplated Transactions, including, but not limited to, any descriptive memorandum, forecasts or projections relating to the Acquired Companies or the Business provided by any Representatives of Seller or the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Existing Inventory” has the meaning ascribed thereto in Section 6.03 of this Agreement.

“FAR” means the Federal Acquisition Regulations and related agency supplements including but not limited to the Defense Federal Acquisition Regulation Supplement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Finally Determined” means (i) with respect to any claim for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (w) has been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise), (x) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (y) has been finally determined in accordance with the procedures set forth in Section 2.07; (ii) with respect to any claim for indemnification, payment or reimbursement by the Seller Indemnitees, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (w) has been consented to in writing by Buyer (whether pursuant to a settlement agreement or otherwise), (x) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (y) has been finally determined in accordance with the procedures set forth in Section 2.07(d); and (iii) with respect to Seller Fraud means a final, non-appealable judgment or other similar determination of a court of competent jurisdiction or any other Governmental Authority.

“Financial Statements” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“FINSA” means the Foreign Investment and National Security Act of 2007 as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“First Escrow Release Amount” has the meaning ascribed thereto in Section 2.08(c) of this Agreement.

“First Scheduled Escrow Release Date” has the meaning ascribed thereto in Section 2.08(c) of this Agreement.

“FSA Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“GIP” has the meaning ascribed thereto in Section 3.18(o).

“Government Bid” means any quotation, bid, proposal or offer, solicited or unsolicited made by an Acquired Company prior to the Closing Date which, if accepted or awarded, would result in a Government Contract. The term “Government Bid” shall exclude task execution plans, delivery order proposals and EBUY submissions and any response requested under previously awarded indefinite quantity contracts or blanket purchase agreements.

“Government Contract” means any Contract for the delivery of goods or services between an Acquired Company, on the one hand, and any Governmental Authority, on the other hand. The term “Government Contract” also includes any subcontract (at any tier) of any Acquired Company (i) with another entity under a prime contract held by such Acquired Company valued at $250,000 or more and/or (ii) with another entity that holds either a prime contract with a Governmental Authority or a subcontract (at any tier) under such a prime contract, in each case, including any task orders or delivery orders issued under, or any modifications to, any such prime contract or subcontract, whether currently active or subject to an open audit period.

“Government Contract Consents” means those Consents that are necessary under the Government Contracts (whether from a Governmental Authority, prime contractor, subcontractor, vendor or other third party) to assure that the execution of this Agreement by the Parties and the consummation of the Contemplated Transactions (including the change of control of the Company) will not, directly or indirectly, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled, under any of the terms, conditions or provisions of any Government Contract. The Government Contract Consents are set forth on Schedule 3.03(ii)(b).

“Government Contracting Officer” shall have the meaning set forth in FAR § 2.101 and shall, by extension, also mean the person or organization of a prime contractor performing similar activities where an Acquired Company is performing services as a subcontractor.

“Governmental Approvals” means, collectively, the Consents (other than the Government Contract Consents) which are required from any Governmental Authority and the filings contemplated under Section 7.11(a) with respect to the Proxy Statement.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum.

“Hazardous Substance” means any substance, material or waste that is: (i) listed, classified or regulated in any concentration pursuant to any applicable Environmental Law; (ii) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, mold or microbial matter; or (iii) any other substance, material or waste which may be the subject of regulatory action by any Governmental Authority pursuant to any applicable Environmental Law.

“HMO” has the meaning ascribed thereto in Section 3.18(j) of this Agreement.

“Houlihan Lokey” means the investment banking firm of Houlihan Lokey Howard & Zukin Capital, Inc.

“Indebtedness” means, with respect to any Person, whether or not contingent but without duplication (i) all obligations of such Person in respect of borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person in respect of any deferred purchase price for property or services, except for trade accounts payable arising in the Ordinary Course of Business; (v) all obligations of such Person under any hedging or swap obligation or other similar arrangement; (vi) all obligations of such Person as lessee which are required to be capitalized in accordance with GAAP; (vii) all guaranties by such Person of any of the foregoing obligations of any other Person; (viii) all obligations secured by a Lien on the assets or properties of such Person, whether or not such obligations are assumed by, or are otherwise an obligation of, such Person; (ix) all other debt like Liabilities and (x) all obligations of such Person for principal and interest, fees, expenses, prepayment premiums and charges related to any of the items set forth in clauses (i) through (viii). For the avoidance of doubt, office equipment Leases, and current Liabilities incurred, and product warranties made, in the Ordinary Course of Business shall not be included as “Indebtedness”.

“Indemnification Escrow Amount” means Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000).

“Indemnified Party” has the meaning ascribed thereto in Section 9.06(a) of this Agreement.

“Indemnifying Party” has the meaning ascribed thereto in Section 9.06(a) of this Agreement.

“Independent Accounting Firm” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Initial Cap” has the meaning ascribed thereto in Section 9.02(d) of this Agreement.

“Initial Cash Amount” means the Pre-Adjustment Purchase Price minus the Escrow Amount.

“Intellectual Property Rights” means all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations and renewals thereof and applications for registration therefor (including all goodwill associated therewith); (ii) all published and unpublished works of authorship, copyrights (registered or unregistered), copyright registrations, mask works and mask work registrations, computer programs and software, including all source code, object code, executable code (including all machine readable code, printed listings of code, documentation and related property and information, whether embodied in software, firmware or otherwise) and all media on which any of the foregoing is recorded, and any applications registrations therefor or renewals thereof and all other rights corresponding thereto throughout the world; (iii) Business Know-How and customer and supplier lists; (iv) patents, design patents, utility patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable and whether or not reduced to practice); (v) development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names registrations and all applications and renewals thereof; and (vi) databases and data collections.

“Intercompany Balances” means all intercompany account balances between the Acquired Companies, on the one hand, and Seller and/or any of its Affiliates (other than the Acquired Companies), on the other hand, all of which shall, to the extent not previously repaid or cancelled, be cancelled as of the Closing Date pursuant to Section 7.03, in a manner which shall not result in any Tax Liabilities for the Acquired Companies. Intercompany Balances shall include, without limitation, notes payable, accounts payable and accrued payables owed by or to any of the Acquired Companies, on the one hand, or by or to, Seller and/or any of its Affiliates (other than the Acquired Companies), on the other hand.

“Intercompany Balances Termination Letter” means the Intercompany Balances Termination Letter to be delivered at the Closing by Seller to the Acquired Companies and the Buyer Parties, substantially in the form attached hereto as Exhibit B.

“IP Contract” has the meaning ascribed thereto in Section 3.14(o).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (together with all associated documentation) owned by any Acquired Company, licensed or leased by any Acquired Company, or which any Acquired Company otherwise has the right to use, in each case pursuant to a Contract (excluding any public networks).

“Knowledge of Seller” or any similar phrase shall mean the knowledge of each of the following individuals: Gary J. Cotshott, Margaret M. Loebl, David A. Kriegman, Robert Burleson, J. David Ault, Michael Sosin, Marcus Williams, William Donahue, Bill James, Gary Mears, David McKeever, Paul Rishty, Paul Barboza, Mary Kay Rau and Linda Heinrichs, after reasonable investigation and reasonable inquiry by such Person.

“Lease” means any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement.

“Leased Premises” has the meaning ascribed thereto in Section 3.08(a) of this Agreement.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person or is set forth in the Disclosure Schedules.

“Lien” means any mortgage, lien, pledge, charge, security interest, equity, assessment, deed of trust, claim, lease, sub-lease, option, right of first refusal, easement, right of way, servitude, covenant, condition, hypothecation, restriction (whether voting, transfer or otherwise), title defect or objection, encumbrance or other third-party right of any kind in respect of property or assets.

“Losses” has the meaning ascribed thereto in Section 9.02(a) of this Agreement.

“Material Adverse Effect” means: (A) with respect to the Business, any change, effect, development, circumstance, condition, event, occurrence, state of facts or worsening thereof (each,

an “Effect” and, collectively, “Effects”) that individually or when taken together with all other Effects has, or could reasonably be expected to have or give rise to, a material adverse effect on the Business or the financial condition, earnings, results of operations, backlog, assets or liabilities of the Business or the Acquired Companies, taken as a whole; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be, constitute or give rise to a Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate to the extent that such Effects do not have a disproportionate effect on the Acquired Companies, taken as a whole, relative to their competitors in such industry or industries, (ii) changes in general economic, financial or political conditions in the United States, to the extent such Effects do not have a disproportionate effect on the Acquired Companies, taken as a whole, relative to their competitors in such industry or industries, (iii) any change in GAAP or the FAR or any change in the interpretation of GAAP or the FAR to the extent that such Effects do no have a disproportionate Effect on the Acquired Companies taken as a whole relative to other companies of comparable size to the Company operating in the same industry or industries as the Company; (iv) Effects arising out of acts of terrorism or war or the escalation or worsening thereof, weather conditions or other force majeure events, (v) the announcement or the execution of this Agreement and the Contemplated Transactions, (vi) compliance with the terms of this Agreement or the Ancillary Agreements, and (vii) Effects arising out of or related to any actions taken, or failure to take action, to which Buyer has consented to or requested in writing; and (B) with respect to Buyer or Seller, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which is or would reasonably be expected to be materially adverse to the ability of such Party to consummate the Contemplated Transactions.

“Material Contract” has the meaning ascribed thereto in Section 3.14 of this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

“Net Tangible Book Value” or “NTBV” has the meaning ascribed thereto in Section 2.07(a)(ii) of this Agreement.

“Non-Compete Agreement” means the Non-Compete Agreement in the form attached hereto as Exhibit C to be entered into by Seller concurrently with the Closing for the benefit of the Acquired Companies and Buyer.

“Notice of Disagreement” has the meaning ascribed thereto in Section 2.07(c) of this Agreement.

“NTBV Excess” has the meaning ascribed thereto in Section 2.07(a)(iii) of this Agreement.

“NTBV Shortfall” has the meaning ascribed thereto in Section 2.07(a)(iv) of this Agreement.

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator, except for decisions related to matters of routine contract administration by a contracting agency.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice and custom.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Outside Date” means one hundred twenty (120) calendar days following the date of execution of this Agreement.

“Outside Legal Counsel of National Repute” has the meaning ascribed thereto in Section 5.07(g)(iv) of this Agreement.

“Party” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Parties” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Permits” means all licenses, franchises, permits, exemptions, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (or any other Person) which are necessary for the conduct of the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies or affecting or relating in any way to the Business.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals or reserves in accordance with GAAP on the Financial Statements), (ii) mechanic’s, workmen’s, repairmen’s, materialman’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or which are being contested in good faith (and for which there are adequate accruals or reserves in accordance with GAAP on the Financial Statements), and (iii) statutory and contractual landlord liens under any Real Property Lease which is not in default (but in the case of clauses (i) and (ii), excluding any Liens arising under Section 412 or 430 of the Code or ERISA or otherwise with respect to any Employee Benefit Plan).

“Person” means any individual, corporation (including any non-profit corporation), professional corporation, general or limited partnership, professional limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Post-Closing Tax Period” has the meaning ascribed thereto in Section 7.08(g)(iii) of this Agreement.

“Post-Closing Taxes” has the meaning ascribed thereto in Section 7.08(g)(v) of this Agreement.

“Pre-Adjustment Purchase Price” has the meaning ascribed thereto in Section 2.02 of this Agreement.

“Pre-Closing Tax Period” has the meaning ascribed thereto in Section 7.08(g)(i) of this Agreement.

“Pre-Closing Tax Return” has the meaning ascribed thereto in Section 7.08(g)(ii) of this Agreement.

“Pre-Closing Taxes” has the meaning ascribed thereto in Section 7.08(g)(iv) of this Agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proxy Statement” means the proxy statement filed by Seller with the SEC relating to the Seller Stockholder Meeting and which will be disseminated to the stockholders of Seller in connection with the Seller Board’s solicitation of the Seller Stockholder Approval.

“Purchase Price” has the meaning ascribed thereto in Section 2.02 of this Agreement.

“Purchase Price Adjustment” has the meaning ascribed thereto in Section 2.07(g) of this Agreement.

“Real Property Leases” has the meaning ascribed thereto in Section 3.08(a) of this Agreement.

“Recoverable Claims” has the meaning ascribed thereto in Section 9.02(c) of this Agreement.

“Reduced Taxes” has the meaning ascribed thereto in Section 7.08(m) of this Agreement.

“Referral Program” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Remaining Accounts Receivable” has the meaning ascribed thereto in Section 7.13(c) of this Agreement.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Business” has the meaning ascribed thereto in Section 7.12(b)(iii) of this Agreement.

“Retained Business Know-How” has the meaning ascribed thereto in Section 7.12(a)(ii) of this Agreement.

“Retention Payment Amount” means $2,000,000.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Second Scheduled Escrow Release Date” has the meaning ascribed thereto in Section 2.08(d) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Selected NTBV” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Seller” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” has the meaning ascribed thereto in Section 7.11(a) of this Agreement.

“Seller Change of Control” means any transaction or series of related transactions (collectively, an “Ownership Change Event”) (i) that results in any Person (or group of Persons acting in concert) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all Affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such Person or Persons, of more than fifty percent (50%) of the then issued and outstanding equity or ownership interest of Seller, (ii) that results in the sale, lease or other disposition of all or substantially all of Seller’s assets to a Person (or group of Persons acting in concert), (iii) that results in the consolidation or merger of Seller with or into another Person or any other reorganization wherein the stockholders of Seller immediately before the Ownership Change Event do not retain, immediately after the Ownership Change Event, in substantially the same proportions as their ownership of shares of Seller’s voting stock immediately before the Ownership Change Event, direct or indirect beneficial ownership of at least fifty percent (50%) of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of Seller or any successor by consolidation, merger or reorganization, or (iv) that would constitute a “change of control” or words of similar meaning under any equity incentive or similar plan of Seller.

“Seller Common Stock” means the common stock, $0.01 par value per share, of Seller.

“Seller Credit Agreement” has the meaning ascribed thereto in Section 5.05 of this Agreement.

“Seller Financial Advisor” has the meaning ascribed thereto in Section 5.07(b) of this Agreement.

“Seller Fraud” means fraud or intentional misrepresentation that Seller is Finally Determined to have committed.

“Seller Guaranty” has the meaning ascribed thereto in Section 3.26 of this Agreement.

“Seller Indemnitees” has the meaning ascribed thereto in Section 9.03 of this Agreement.

“Seller Parties” has the meaning ascribed thereto in Section 10.04(e) of this Agreement.

“Seller Stockholder Approval” means the approval and adoption of this Agreement and the Contemplated Transactions by a majority of the outstanding shares of Seller’s Common Stock entitled to vote thereon at the Seller Stockholder Meeting.

“Seller Stockholder Meeting” has the meaning ascribed thereto in Section 7.11(b) of this Agreement.

“Seller Termination Fee” has the meaning ascribed thereto in Section 10.04(b) of this Agreement.

“Seller Triggering Event” shall mean: (i) the failure of the Seller Board to recommend that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions, or the withdrawal or modification of the Seller Board Recommendation in a manner adverse to Buyer, or any other action taken by the Seller Board or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the Seller Board or such member does not support the Contemplated Transactions or that the Contemplated Transactions are not in the best interests of Seller’s stockholders; (ii) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or Seller shall have failed to provide notice with respect to and hold the Seller Stockholder Meeting in accordance with the penultimate sentence of Section 7.11(b); (iii) the Seller Board fails to reaffirm, unanimously and without qualification, the Seller Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Contemplated Transactions are in the best interests of Seller’s stockholders, within five (5) Business Days after Buyer requests in writing that such action be taken; (iv) the Seller Board shall have approved, endorsed or recommended any Competing Transaction Proposal; (v) Seller, any of the Acquired Companies or any of Seller’s or Acquired Companies’ respective Representatives shall have failed to comply with Section 5.07; (vi) a tender or exchange offer relating to securities of Seller shall have been commenced, which tender or exchange offer shall contemplate that the Acquired Companies or the Business shall remain with Seller or be sold to another Person other than Buyer pursuant to this Agreement pursuant to, or as part of, such tender or exchange offer, and Seller shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Seller Board recommends rejection of such tender or exchange offer; (vii) Seller shall have entered into a letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, asset or stock purchase agreement, option agreement, share exchange agreement, or other similar agreement related to any Competing Transaction Proposal or the Seller Board shall have resolved or Seller shall have agreed to take any such action, or (viii) a Competing Transaction Proposal is publicly announced, and Seller fails to issue a press release announcing its opposition to such Competing Transaction Proposal within five (5) Business Days after such Competing Transaction Proposal is announced.

“Seller’s Consolidated Tax Returns” has the meaning ascribed thereto in Section 7.08(b) of this Agreement.

“Seller’s Trademarks” has the meaning ascribed thereto in Section 6.03 of this Agreement.

“Shared Agreements” has the meaning ascribed thereto in Section 6.05(c) of this Agreement.

“Shared Services” has the meaning ascribed thereto in Section 3.23 of this Agreement.

“Shares” has the meaning ascribed thereto in the Recitals of this Agreement.

“Software” means any and all computer software (including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces and data, in any form or format, however fixed and all associated documentation).

“Stockholder Voting Agreements” has the meaning ascribed thereto in the Recitals of this Agreement.

“Straddle Period” has the meaning ascribed thereto in Section 7.08(g)(vi) of this Agreement.

“Straddle Period Tax Return” has the meaning ascribed thereto in Section 7.08(g)(vii) of this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” has the meaning ascribed thereto in Section 5.07(g)(v) of this Agreement.

“Supporting Stockholders” means Costa Brava Partnership III L.P., Roark, Rearden & Hamot, LLC, Seth W. Hamot, Emancipation Capital, LLC and Charles Frumberg.

“Tail Insurance” has the meaning ascribed thereto in Section 7.14 of this Agreement.

“Target NTBV” has the meaning ascribed thereto in Section 2.07(a)(v) of this Agreement.

“Tax Return” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Tax Sharing Agreement” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Taxes” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Third Party” has the meaning ascribed thereto in Section 5.07(a) of this Agreement.

“Third-Party Proceeding” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Threshold” has the meaning ascribed thereto in Section 9.02(c) of this Agreement.

“Top Customer” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“Top Supplier” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“Trademarks” means trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

“Transferred Business Know-How” has the meaning ascribed thereto in Section 7.12(b)(ii) of this Agreement.

“Transferred Employees” has the meaning ascribed thereto in Section 7.05(d) of this Agreement.

“Transfer Taxes” has the meaning ascribed thereto in Section 7.08(a) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit D to be entered into by and between Seller and Buyer concurrently with the Closing.

“Transitional Period” has the meaning ascribed thereto in Section 6.03(a) of this Agreement.

“Tuition Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Unsatisfied Escrow Claims” means as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of this Agreement which either (i) were asserted in writing, in good faith, prior to, and are pending on, such date or (ii) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Escrow Account as of such date.

“Updated Disclosure Schedules” has the meaning ascribed thereto in Section 5.08 of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

ARTICLE II

PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.03 hereof), Seller hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, the Shares, free and clear of all Liens.

Section 2.02.  Purchase Price.  In connection with the purchase of the Shares, Buyer shall deliver or cause to be delivered to Seller aggregate consideration consisting of: (i) the Enterprise Value, minus (ii) the Retention Payment Amount (the aggregate amount calculated in accordance with clauses (i) and (ii) of this sentence is referred to herein as the “Pre-Adjustment Purchase Price”), plus (iii) the NTBV Excess, if any, minus (iv) the NTBV Shortfall, if any, (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.04 and Section 2.07 (as applicable).

Section 2.03.  Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place on the third (3rd) Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII of this Agreement (excluding those conditions which by their nature are to be satisfied as part of the Closing) at 10:00 a.m., Washington, D.C. time, at the offices of Blank Rome LLP, Watergate 600 New Hampshire Avenue, Washington, DC 20037, or at such other place, time or date as the Parties hereto may agree (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed to be effective as of the close of business Eastern Time on the Closing Date.

Section 2.04.  Deliveries by Buyer.

(a)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)    payment of the Initial Cash Amount in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which notice shall be delivered at least two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

(ii)    copies, accompanied by a Certification, in form and substance reasonably satisfactory to Seller, by a proper officer of Buyer, of the resolutions of its Board of Directors authorizing Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance of the Contemplated Transactions by Buyer;

(iii)    copies, accompanied by a Certification, in form and substance reasonably satisfactory to Seller, by a proper officer of Buyer Parent, of the resolutions of its Board of Directors authorizing Buyer Parent’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer Parent is a party and the performance of the Contemplated Transactions by Buyer Parent;

(iv)    duly executed counterparts for each of the Ancillary Agreements to which Buyer is a party; and

(v)    a Certification executed by a duly authorized officer of Buyer certifying to the matters set forth in Sections 8.03(a) and 8.03(b).

(b)    At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds pursuant to written instructions delivered to Buyer prior to the Closing for deposit into an escrow account (the “Escrow Account”) established in accordance with, and subject to the terms and conditions of, the Escrow Agreement.

Section 2.05.  Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)    a receipt for the Initial Cash Amount;

(b)    a Certification by a proper officer of Seller, in form and substance reasonably satisfactory to Buyer, (i) certifying that Seller has taken all action necessary in accordance with the DGCL, Seller’s Organizational Documents and Applicable Law to duly call, give notice of, convene and hold the Seller Stockholder Meeting and that the Seller Stockholder Approval was obtained at the Seller Stockholder Meeting, and (ii) certifying and attaching copies of the resolutions of the Seller Board authorizing Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the performance of the Contemplated Transactions by Seller;

(c)    certificates representing the Shares duly endorsed in blank or accompanied by stock powers or such other sufficient instruments of transfer as the Buyer reasonably deems necessary or appropriate to vest in Buyer all right, title and interest in and to the Shares, free and clear of all Liens, other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities;

(d)    counterparts of the Ancillary Agreements duly executed by Seller and any of the Acquired Companies that are a party thereto;

(e)    a Certification executed by a duly authorized officer of Seller certifying to the matters set forth in Sections 8.01(d), 8.02(a) and 8.02(b);

(f)    certificates of good standing with respect to each Acquired Company, and a copy of the Certificate of Incorporation and all amendments thereto (or equivalent document) of each Acquired Company, in each case certified by the Secretary of State of the jurisdiction of incorporation of each such entity, each dated as of a date within five (5) days prior to the Closing Date;

(g)    resignations and releases of each director and officer of each Acquired Company that is an employee or officer of Seller, effective as of the Closing Date, other than those Persons whom Buyer specifies to Seller at least seven (7) days prior the Closing Date;

(h)    Constructive possession of the records of the Acquired Companies, including, without limitation, minute books, stock ledgers, all keys or articles required for access thereto and the combination for all safes, vaults and all other places of safe keeping or storage of the Acquired Companies;

(i)    a Certification executed by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code, or the purchase is otherwise exempt from withholding under Section 1445 of the Code; and

(j)    an assignment assigning the Office Building Lease dated May 18, 2006 between Elizabethan Court Associates Limited Partnership and Seller to the Company prior to the Closing duly executed by the landlord of such lease.

Section 2.06.  Intentionally Left Blank.

Section 2.07.  Purchase Price Adjustment.

(a)    As used herein, the following terms shall have the definitions set forth below:

(i)    The term “Closing NTBV” shall mean the Net Tangible Book Value as of the close of business Eastern Time on the Closing Date.

(ii)    The term “Net Tangible Book Value” or “NTBV” shall mean the net book value of all assets of the Business (excluding goodwill, intangibles and Intercompany Balances) minus the liabilities of the Business (excluding Intercompany Balances). The calculation of Net Tangible Book Value shall not include (A) any deferred Tax assets or deferred Tax liabilities established to reflect timing differences between book and tax income or (B) any amounts required to be shown as a liability pursuant to Financial Accounting Standards Board Interpretation No. 48. For purposes of calculating the accrued liabilities or any claim for refund or credit of Taxes, the Closing Date shall be treated as the last day of the Acquired Companies’ taxable year. In determining assets and liabilities hereunder, (x) all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected, (y) all known proper adjustments shall be made, and (z) appropriate reserves for all liabilities for which reserves are appropriate in accordance with GAAP shall be included in the calculation.

(iii)    The term “NTBV Excess” shall mean the amount, if any, by which the Closing NTBV, as Finally Determined pursuant to Section 2.07(c) below, is more than the Target NTBV.

(iv)    The term “NTBV Shortfall” shall mean the amount, if any, by which the Closing NTBV, as Finally Determined pursuant to Section 2.07(c) below, is less than the Target NTBV.

(v)    The term “Target NTBV” shall mean Twelve Million One Hundred Eighty-Nine Thousand Seven Hundred Fifty-Nine Dollars ($12,189,759).

(b)    Within ninety (90) calendar days after the Closing Date or such other time as is mutually agreed by the Parties, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller an unaudited balance sheet of the Business as of the close of business Eastern Time on the Closing Date without giving effect to the Contemplated Transactions (the “Closing Balance Sheet”), including a preliminary unaudited statement of the Closing NTBV (the “Closing NTBV Statement”). The Closing Balance Sheet shall be prepared as if the close of business Eastern Time on the Closing Date was the Company’s formal year end and shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements (as hereinafter defined). The Closing NTBV shall be derived from the Closing Balance Sheet. Buyer will, within ten (10) Business Days of a reasonable request by Seller, make available to Seller all books and records reasonably requested of Buyer related to the Closing Balance Sheet in order for Seller to be able to evaluate Buyer’s calculations and methodology in creating the Closing Balance Sheet, subject to customary confidentiality and indemnity agreements.

(c)    The Closing Balance Sheet and calculation of the Closing NTBV shall become final and binding upon the Parties on the earlier of (i) the date Seller notifies Buyer of its acceptance of the Closing Balance Sheet and calculation of the Closing NTBV or (ii) the thirtieth (30th) calendar day following Seller’s receipt of the Closing Balance Sheet, unless Seller notifies Buyer in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Closing NTBV (a “Notice of Disagreement”). The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including Seller’s own calculation of Closing NTBV. If a Notice of Disagreement is received by Buyer within thirty (30) calendar days after Seller’s receipt of the Closing NTBV Statement, then (x) the Closing NTBV amount shall become final and binding only upon the earlier of (A) the date that Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (B) the date any disputed matters are Finally Determined, and (y) the final and binding Closing NTBV amount shall be deemed to be the amount agreed to by Buyer and Seller, or the resolution as determined by accounting arbitration, as the case may be.

(d)    If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 2.07(c), Buyer and Seller shall, during the thirty (30) days following such delivery, negotiate in good faith in respect of the disputed items. If Seller and Buyer are unable to resolve any such dispute during such period, then all such matters specified in the Notice of Disagreement with respect to which an agreement has not been reached (the “Disputed Matters”) shall be referred for definitive resolution to Grant Thornton LLP or any other accounting firm of national standing agreed upon by Seller and Buyer that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, that if Seller and Buyer are unable to select such other accounting firm within thirty (30) days after delivery of a Notice of Disagreement to Buyer, either party may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience (in either case, the “Independent Accounting Firm”). Following such selection, the Independent Accounting Firm will be provided each of Buyer’s and Seller’s computation of the Closing NTBV and shall promptly notify the parties of its selection of one of the two original determinations of the Closing NTBV (the “Selected NTBV”), which Selected NTBV shall be chosen by the Independent Accounting Firm based on its determination that the Selected NTBV more closely reflects the Closing NTBV (determined in accordance with this Agreement and the definition of “Closing NTBV” as contained herein) than the other original determination. The Independent Accounting Firm shall act promptly, and the Selected NTBV shall be deemed to be the Closing NTBV and shall be final and binding upon the parties hereto. The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(e)    Each Party shall make available to the other Party its (and shall use its Best Efforts to cause its accountants’) work papers, schedules and other supporting data as may reasonably be requested by such Party to enable such Party to verify the calculations of Closing NTBV as set forth in the Closing Balance Sheet, subject to customary confidentiality and indemnity agreements.

(f)    Within ten (10) Business Days after the Closing NTBV amount becomes final and binding:

(i)    If a NTBV Shortfall exists, then Seller and Buyer shall cause the Escrow Agent to pay Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer the amount of the NTBV Shortfall up to the Adjustment Escrow Amount in accordance with the Escrow Agreement. Seller shall be liable for any amount by which the NTBV Shortfall exceeds the Adjustment Escrow Amount, and Seller shall pay such amount, if any, to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer. If any portion of Adjustment Escrow Amount remains after deducting any amount to be paid to Buyer from the Adjustment Escrow Amount pursuant to this Section 2.07(f)(i), Seller and Buyer shall cause the Escrow Agent to pay such amount to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in accordance with the Escrow Agreement; or

(ii)    if a NTBV Excess exists, Buyer shall pay the NTBV Excess to Seller by wire transfer of immediately available funds to one or more accounts designated by Seller and Seller and Buyer shall cause the Escrow Agent to pay Seller by wire transfer of immediately available funds to an account designated by Seller the Adjustment Escrow Amount.

(g)    Any payments pursuant to Section 2.07(f) shall be treated for all purposes as an adjustment to the Purchase Price (the “Purchase Price Adjustment”). Buyer’s and Seller’s rights to indemnification pursuant to Article IX hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyer’s or Seller’s rights to a full Purchase Price adjustment pursuant to this Section 2.07; provided, however, that to the extent either Party receives a Purchase Price adjustment pursuant to this Section 2.07, such Party shall not be entitled to indemnification with respect to the matter that resulted in such adjustment to the extent specified in the last sentence of Section 9.04.

Section 2.08.  Escrow Arrangements.

(a)    The Escrow Amount shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article II and Article IX hereof.

(b)    As more fully set forth in the Escrow Agreement, distributions from the Escrow Account of dividends, interest, distributions and other income on balances in the Escrow Account and that have been deposited therein shall be made net of any losses on investments on balances in the Escrow Account, pursuant to the applicable provisions of the Escrow Agreement.

(c)    On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Scheduled Escrow Release Date”), Seller and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, from the Escrow Account to Seller an amount (if such amount is greater than zero) equal to the difference of (x) Four Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven Dollars $4,916,667 (the “First Escrow Release Amount”), minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees from the Indemnification Escrow Amount, plus (B) the aggregate amount of all Unsatisfied Escrow Claims.

(d)    On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (such Business Day, the “Second Scheduled Escrow Release Date”), Seller and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, from the Escrow Account to Seller an amount (if such amount is greater than zero) equal to the difference of (x) the amount remaining in the Escrow Account on such date, minus (y) the aggregate amount of all Unsatisfied Escrow Claims.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (subject to the immediately following sentence) prepared by Seller and delivered to Buyer simultaneously with the execution of this Agreement, Seller represents and warrants to Buyer that all of the statements contained in this Article III are true and correct as of the date hereof, or if made as of a specified date, as of such date. The Parties acknowledge and agree that each disclosure in the Disclosure Schedules are exceptions and qualifications only to the representations and warranties contained in the Section or Subsection of this Article III to which such Schedule is numbered or lettered to correspond.

Section 3.01.  Organization and Good Standing.

(a)    Schedule 3.01(a) sets forth a true and complete list of the Company’s Subsidiaries. Such list sets forth, for each such Subsidiary, (i) the jurisdiction of incorporation of such Subsidiary, (ii) the amount of its authorized Capital Stock, (iii) the amount of its outstanding Capital Stock, and (iv) the record and beneficial owners of its outstanding Capital Stock, including the number of shares owned by each record and beneficial owner. All outstanding shares of Capital Stock of each such Subsidiary, (i) are duly authorized, validly issued, fully paid and non assessable and (ii) are owned as set forth on Schedule 3.01(a) free and clear of all Liens, except for those Liens identified on Schedule 3.01(a). There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued Capital Stock of any such Subsidiary, or otherwise obligating Seller, the Company or any such Subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such Capital Stock. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. Except as set forth on Schedule 3.01(a), each of the Acquired Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not in the aggregate be reasonably likely to have a Material Adverse Effect on the Business.

(b)    Seller has heretofore made available to Buyer true and complete copies of the Organizational Documents of each Acquired Company as currently in full force and effect.

Section 3.02.  Authorization; Validity of Agreement.  Seller has the full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation of the Contemplated Transactions, have been duly and validly authorized by the Seller Board. Except for the Seller Stockholder Approval, no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance by Seller of this Agreement or any Ancillary Agreement or to consummate the Contemplated Transactions. This Agreement has been (and the Ancillary Agreements will be) duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement constitutes (and the Ancillary Agreements, when executed and delivered will constitute) the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity). The Seller Board, at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of Seller’s stockholders and (ii) approved and adopted this Agreement and the Contemplated Transactions and unanimously resolved to recommend that Seller’s stockholders approve and adopt this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting.

Section 3.03.  Consents and Approvals; No Violations.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Contemplated Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), (i) violate, contravene or conflict with any provision of any Organizational Documents of Seller or any Acquired Company; (ii) assuming all Consents set forth on Schedule 3.03(ii)(a) and Government Contract Consents set forth on Schedule 3.03(ii)(b) are obtained, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled, under any of the terms, conditions or provisions of any Material Contract, Government Contract or Permit; (iii) contravene or conflict with or constitute a violation of any Applicable Law; (iv) except for the Governmental Approvals set forth on Schedule 3.03(iv)(a) and except as set forth on Schedule 3.03(iv)(b), require any action by, filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (v) result in the creation or imposition of any Lien or Tax on any of the property or assets of any of the Acquired Companies or the Shares, except for Permitted Liens. To the Knowledge of Seller, there are no facts relating to the identity or circumstances of Seller or any of the Acquired Companies that would prevent or materially delay obtaining any Governmental Approvals, Consents or Government Contract Consents.

Section 3.04.  Capitalization.  The authorized Capital Stock of the Company consists of 200,000 shares of common stock, no par value per share, of which 92,472.95 shares are issued and outstanding and constitute all of the Shares. The Company (A) has not agreed to issue any share of Capital Stock and (B) has not issued or agreed to issue (i) any option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of Capital Stock, (ii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of the other Acquired Companies or other equity equivalent or equity-based award or right, or (iii) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Seller is, and will be on the Closing Date, the record and beneficial owner and holder of the Shares, free and clear of all Liens, other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities and except as set forth on Schedule 3.04. With the exception of the Shares (all of which are owned by Seller), all of the outstanding Capital Stock of each Acquired Company is owned of record and beneficially by one or more of the Acquired Companies and at Closing such Capital Stock and the Shares will be free and clear of all Liens (other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities) and no legend or other reference to any purported Lien (other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities) will appear upon any certificate representing the Capital Stock of any Acquired Company. All of the outstanding shares of Capital Stock of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the aforesaid shares have been offered, sold, delivered or issued in violation of any rights, agreements, arrangements or commitments or Applicable Law (including, without limitation, applicable federal and state securities laws), the Organizational Documents of the Acquired Companies or any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound. Except for this Agreement, there are no Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound to issue, sell, transfer, repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Capital Stock of the Acquired Companies. Except as set forth on Schedule 3.04, no Acquired Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for, any such equity, partnership, membership or similar interest, or has any Contract to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability of, any Person.

Section 3.05.  Financial Statements.

(a)    Attached hereto as Schedule 3.05(a) are true and complete copies of the following financial statements of the Acquired Companies: (1) unaudited consolidated balance sheets of the Acquired Companies as of December 31 in each of the years 2007, 2008 and 2009, and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, and (2) an unaudited interim consolidated balance sheet (the “Current Balance Sheet”) of the Acquired Companies as of March 31, 2010 (the “Balance Sheet Date”) and the related unaudited interim consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended, including, in each case the notes thereto. The financial statements described in the preceding sentence are referred to herein collectively as the “Financial Statements.”

(b)    Except as set forth on Schedule 3.05(b), each of the Financial Statements and notes thereto: (i) has been prepared based on the books and records of the Acquired Companies in accordance with GAAP, and fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity, and cash flow of the Business and the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that if presented, would not differ materially from those included in the Current Balance Sheet), (ii) contains and reflects all adjustments, accruals (including, without limitation, accruals for incentive based compensation), provisions and allowances necessary for a fair presentation of the consolidated financial condition and the results of operations of the Business and the Acquired Companies for the periods covered by such Financial Statement in accordance with GAAP, (iii) to the extent applicable, contains and reflects adequate provisions for all reasonably anticipated Liabilities for all Taxes with respect to the periods covered by such Financial Statement and all prior periods in accordance with GAAP, (iv) with respect to contracts and commitments for the sale of goods or the provision of services by the Acquired Companies: (A) contains and reflects adequate reserves for all reasonably anticipated Losses and costs and expenses in excess of expected receipts in accordance with GAAP and (B) for contracts in progress, includes estimates of profits actually earned as of the date of each of the Financial Statements in accordance with GAAP, and (v) reflects the consistent application of GAAP in all material respects throughout the periods covered, except as disclosed in the notes to such financial statements, if any.

(c)    Except as set forth on Schedule 3.05(c), the Acquired Companies have, in all material respects, discharged their respective accounts payable and other current liabilities and obligations relating to the Business in the Ordinary Course of Business, but in any event in all cases before materially past due.

(d)    The Acquired Companies have made adequate provisions for Losses on Contracts in accordance with past practice, and the provisions in respect thereof have been determined in accordance with GAAP.

(e)    No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(f)    Neither Seller nor any Acquired Company, nor, to the Knowledge of Seller, any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or any of its internal accounting controls, including any complaint, allegation, assertion or claim that any Acquired Company has engaged in questionable accounting or auditing practices.

(g)    The records, systems, controls, data and information of the Acquired Companies are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Acquired Companies (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Acquired Companies have established and maintain a system of internal controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the timely preparation and reliability of financial statements in accordance with GAAP. Seller has designed disclosure controls and procedures to ensure that material information relating to Seller (including the Acquired Companies) is made known to the management of Seller by others within the Acquired Companies.

(h)    Except as set forth on Schedule 3.05(h), there are no significant deficiencies, including material weaknesses, in the design or operation of Seller’s internal controls that adversely affect Seller’s abilities to record, process, summarize, and report financial data. The officers of Seller have identified for Seller’s auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other Employees who have a significant role in Seller’s internal controls. Seller has made available to Buyer a summary of any such disclosures that have been made by management to Seller’s auditors since January 1, 2006.

Section 3.06.  No Undisclosed Liabilities.  Except as set forth on Schedule 3.06 and except (i) as set forth in the Current Balance Sheet, (ii) for liabilities and obligations incurred by an Acquired Company in the Ordinary Course of Business since the date of the Current Balance Sheet, (iii) for liabilities incurred in connection with this Agreement and the Contemplated Transactions, and (iv) for liabilities and obligations incurred at the written request or with the written consent of Buyer, no Acquired Company has any Liabilities, of the kind required to be disclosed in financial statements prepared in accordance with GAAP. Except as set forth on Schedule 3.06 or as set forth in the Current Balance Sheet, none of the Acquired Companies has any Liabilities (i) under any Contract pursuant to which Seller or any of the Acquired Companies acquired any capital stock of any of the Acquired Companies or the Assets, or (ii) to any of the counterparties to any such Contracts.

Section 3.07.  Absence of Certain Changes.  Except as set forth on Schedule 3.07, since the Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, and there has not been:

(a)    any Effect that has had, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business;

(b)    except for distributions of cash to Seller in the Ordinary Course of Business, any declaration, setting aside or payments of any dividend or other distribution, payable in cash, stock, property or otherwise, or any other payment on or with respect to any of the Capital Stock of any of the Acquired Companies, except for dividends by any direct or indirect wholly-owned Subsidiary of the Company to the Company;

(c)    any purchase or other acquisition of any assets or securities from any other Person, or any acquisition, sale, lease, license or transfer of any material asset, property, equity, security or right of any of the Acquired Companies other than in the Ordinary Course of Business;

(d)    any new joint venture, partnership, variable interest entity, teaming agreement (exclusive of subcontractor or subconsultant Contracts entered into in the Ordinary Course of Business), strategic alliance, exclusive dealing, non-competition or similar Contract;

(e)    any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies, or other altering of any of the Acquired Companies’ corporate structure;

(f)    any creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the Current Balance Sheet or on the Capital Stock of any of the Acquired Companies, other than Permitted Liens;

(g)    any issuances or sale by any of the Acquired Companies of any of their respective shares of Capital Stock, or securities exchangeable, convertible or exercisable therefor, or any arrangement or contract with respect to the issue and sale of Capital Stock of any of the Acquired Companies, or any other changes in the capital structure of any of the Acquired Companies;

(h)    any damage to or loss of any asset or property used in the Business with a value (based on the cost of repair or replacement) in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollard ($250,000) in the aggregate, whether or not covered by insurance, or any action or failure to take any action if such action or inaction would have materially adversely affected the applicability of any insurance in effect that covers all or any of the assets of any of the Acquired Companies;

(i)    any transaction or Contract entered into by any of the Acquired Companies relating to their respective assets or the Business (including the acquisition or disposition of any assets) which involves a total commitment by or to any Acquired Company in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(j)    except for bad debt in the Ordinary Course of Business, any loss or relinquishment by any of the Acquired Companies of any Contract or other right, which involves a total commitment by or to any Acquired Company in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(k)    any commencement or written notice of or, to the Knowledge of Seller, any threat of the commencement of, any Proceeding involving any of the Acquired Companies;

(l)    any amendment or change to the Organizational Documents of any of the Acquired Companies that affects the Business or the Contemplated Transactions;

(m)    any change by any of the Acquired Companies in their accounting principles, methods or practices or in the manner they keep their books and records (including, without limitation, any change in their practices with regards to sales, receivables, payables or accrued expenses), except as required by GAAP, consistently applied for all relevant periods;

(n)    except as set forth on Schedule 3.07(n) and other than as contemplated by this Agreement, any change in the terms of any Employee Benefit Plan or any increase in (or commitment, oral or written, to increase) compensation or benefits payable under any Employee Benefit Plan (including, without limitation the acceleration of the right to receive benefits or payment thereunder), or any increase in the rate of compensation of Employees or directors;

(o)    other than as contemplated by this Agreement, any adoption of (or commitment, oral or written, to adopt) a new Employee Benefit Plan or any termination of (or commitment, oral or written, to terminate) any existing Employee Plan;

(p)    any entering into or agreement to enter into a collective bargaining agreement by any of the Acquired Companies or ERISA Affiliates.

(q)    any loan to, or guarantee or assumption of any loan or obligation on behalf of, any stockholder or Employee.

(r)    any change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the Business or a material negative effect on the relationships between the Employees and the management of any Acquired Company;

(s)    any notification by any 2009 Top Customer (as defined below) indicating any intention to stop, or materially decrease the rate of, buying goods or services from any of the Acquired Companies or to change its current business relationship with any of the Acquired Companies;

(t)    any election or change in any election in respect of Taxes, any closing agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any extension or any waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(u)    any creation or provision of any guarantee, indemnity, counter-indemnity, letter of comfort or other similar agreement to secure an obligation of a third party;

(v)    any written or, to the Knowledge of Seller, verbal notification by any Governmental Authority of any alleged non-compliance with the terms and conditions of any Contract (including, without limitation, any Government Contract) or any Applicable Law; or

(w)    any notification by any Governmental Authority of any alleged Tax deficiency, claim or intention to initiate an audit or administrative review of any Tax Return; or

(x)    any agreement or, to the Knowledge of Seller, negotiation by or on behalf of any of the Acquired Companies to do any of the things described in this Section 3.07.

Section 3.08.  Real Property.

(a)    No Acquired Company owns any real property. Schedule 3.08(a)(i) sets forth a true and complete list of all real property leased by any Acquired Company, and Schedule 3.08(a)(ii) sets forth a true and complete list of all real property leased by Seller which is used in connection with the Business (the real properties listed in Schedules 3.08(a)(i) and (ii) are referred to herein collectively, as the “Leased Premises”). Seller has made available to Buyer true and complete copies of all Leases relating to the Leased Premises (the “Real Property Leases”), which Real Property Leases are in full force and effect and have not been amended or modified (except as disclosed in Schedules 3.08(a)(i)and (ii)). Other than as set forth on Schedule 3.08(a)(iii), there are no contractual or legal restrictions that preclude or restrict the ability to use any of the Leased Premises by the Acquired Companies for the current or contemplated use of such Leased Premises and neither Seller nor any Acquired Company has entered into any sublease, license, option, right, concession or other agreement or arrangement granting to any Person (other than any Acquired Company) the right to use or occupy such Leased Premises or any portion thereof or interest therein. To the Knowledge of Seller, there are no material latent defects or material adverse physical conditions affecting the Leased Premises and all Leased Premises are adequately maintained and are in good operating repair for the requirements of the Business as currently conducted. The Acquired Companies have all material Permits required under Applicable Law for the current use and operation of each Leased Premises, each Acquired Company, as applicable, has fully complied with all conditions of such Permits and no default or violation, or event that with or without the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(b)    An Acquired Company has a valid leasehold interest in all Leased Premises (except the Leased Premises set forth on Schedule 3.08(a)(ii)), in each case, free and clear of all Liens, except Permitted Liens or Liens set forth on Schedule 3.08(b) that will be removed at or prior to the Closing. Seller has a valid leasehold interest in the Leased Premises set forth on Schedule 3.08(a)(ii), in each case, free and clear of all Liens except Permitted Liens or Liens set forth on Schedule 3.08(b) that will be removed at or prior to the Closing. With respect to each Real Property Lease, (i) such Real Property Lease is a valid and binding obligation of the applicable Acquired Company or, in the case of any Real Property Lease set forth on Schedule 3.08(a)(ii), the Seller, and, to the Knowledge of Seller, each other party to such Real Property Lease, and is in full force and effect, (ii) neither Seller nor any Acquired Company and, to the Knowledge of Seller, no other party to any Real Property Lease, is in breach or default in any respect under the terms of such Real Property Lease and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iii) except as set forth on Schedule 3.08(b), neither Seller nor the applicable Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold of any Real Property Lease, and (iv) neither Seller nor any Acquired Company has received any written notice that any Leased Premises is subject to any Proceeding or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the Knowledge of Seller has any such condemnation, expropriation or taking been proposed or threatened. Except as set forth on Schedule 3.08(b), there are no parties (other than Seller or the applicable Acquired Company) in possession of each Leased Premises. Neither Seller nor any Acquired Company has received written notice that any lessor under the Real Property Leases has or intends to terminate any Real Property Lease before the expiration date specified in such Real Property Lease, nor to the Knowledge of Seller, has any lessor under any Real Property Lease taken any action to or threatened to terminate any Real Property Lease before the expiration date specified in such Real Property Lease.

(c)    Schedule 3.08(c) sets forth each Real Property Lease requiring a Consent as a result of the Contemplated Transactions. Assuming receipt of the Consents for each Real Property Lease set forth on Schedule 3.08(c), all Real Property Leases shall remain valid and binding in accordance with their terms following the Closing.

Section 3.09.  Actions and Proceedings.  Except as set forth on Schedule 3.09, there are no (a) outstanding Orders relating to or involving any Acquired Company, any of their respective assets or the Business, or (b) Proceedings pending by or against, or to the Knowledge of Seller, threatened against, affecting, relating to, or involving, any Acquired Company, any of their respective assets or the Business, which could reasonably be expected to result in Losses in excess of Seventy-Five Thousand Dollars ($75,000) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions. To the Knowledge of Seller, no event has occurred and no circumstance, matter or set of facts exists which could constitute a valid basis for the assertion by any Person of any Proceeding, other than those set forth in Schedule 3.09, which could reasonably be expected to result in Losses in excess of Seventy-Five Thousand Dollars ($75,000) or which could constitute a valid basis for the assertion by any Person of any Proceeding involving bodily injury or property damage. Schedule 3.09 sets forth a general description of the damages or other relief sought in all Proceedings described therein.

Section 3.10.  Compliance with Laws and Court Orders; Permits; and Filings.

(a)    Except as set forth on Schedule 3.10(a), none of the Acquired Companies is in violation of any Applicable Law, and no Acquired Company has received any written notice of or been charged with any violation of any Applicable Law.

(b)    The Acquired Companies hold all Permits. Schedule 3.10(b) sets forth a list of all Permits, other than Environmental Permits that are separately addressed in Section 3.17. Each Permit is valid and in full force and effect. The Business is being conducted in compliance with the terms and conditions of all such Permits, in each case as presently conducted. Neither Seller nor any Acquired Company has received any written notice of a violation or breach of, and, to the Knowledge of Seller, no event has occurred which would constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending or, to the Knowledge of Seller, threatened, relating to any terms and conditions of any Permit. None of the Permits will be terminated or become terminable or impaired, in whole or in part, as a direct result of the Contemplated Transactions. To the Knowledge of Seller, no Governmental Authority has threatened, or indicated that it intends, not to renew any Permit.

(c)    Except as set forth on Schedule 3.10(c), all certificates, filings and other documents and materials required by any Governmental Authority to be filed or submitted by any of the Acquired Companies therewith have been so filed or submitted, and such certificates, filings or other documents (i) were true, complete and correct as of the time of filing or submission, and (ii) did not set forth any exception or other exclusion therefrom, other than as permitted by Applicable Law.

Section 3.11.  Absence of Certain Business Practices; Foreign Activities.  No Acquired Company nor, to the Knowledge of Seller, any of their respective Affiliates or present or former directors, officers, employees or agents or any other Person acting on behalf of them, has, directly or indirectly: (i) used any funds or assets for unlawful or improper contributions, gifts, entertainment, the establishment of any concealed fund or concealed bank account or other unlawful expenses in connection with the Business, (ii) made any unlawful or improper payment or contribution, or given any unlawful or improper gift, or similar benefit or item of value, to any client, supplier, governmental official or employee, person elected to a public office or running as a candidate for any public office or any representative of a political party, any Person who is or may be in a position to help or hinder the Acquired

Companies or the Business (or assist the Acquired Companies in connection with any actual or proposed transaction), any employees of any school or Governmental Authority, any charitable or non-profit Person, or to any other Person or to any voter initiatives, bond campaigns or similar efforts by any Governmental Authority to raise funds or change laws or regulations or to influence an official act, or for or because of any official act, (iii) made, offered or promised any unlawful or improper payment, contribution or gift, or given any other similar benefit or item of value to any prime contractor, prime contractor employee, subcontractor, or subcontractor employee or other person for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract, (iv) solicited, accepted, or attempted to accept any unlawful or improper payment, contribution, gift, or any other similar benefit or item of value from any subcontractor or subcontractor employee for the purpose of improperly providing favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract, (v) been, at any time, the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority or (vi) violated in any respect any applicable export control, trade embargo, import control, money laundering or anti-terrorism law or regulation, the FCPA or any Applicable Law relating to public procurement. None of the Acquired Companies or any of their present or former directors, officers, employees or agents or any other Person acting on behalf of any of the Acquired Companies, have performed any service or sold any product, or has agreed or contracted or is otherwise obligated to perform any service or sell any product in the future (in each case on behalf of an Acquired Company) outside of the United States of America and its territories.

Section 3.12.  Intellectual Property.

(a)    The Acquired Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are used in the conduct of the Business (the “Company Intellectual Property Rights”). Except as set forth on Schedule 3.12(a), no claims are pending against Seller or any Acquired Company, nor to the Knowledge of Seller, are there any claims threatened, (i) to the effect that the conduct of the Business by the Acquired Companies infringes on, misappropriates or otherwise violates the Intellectual Property Rights of any third party, (ii) challenging the ownership, possession or use by an Acquired Company of its rights to any Company Intellectual Property Rights, or (iii) challenging the validity or enforceability of any Intellectual Property Rights of the Acquired Companies.

(b)    The operation of the Business as currently conducted by the Acquired Companies and as currently proposed to be conducted by Seller and the Acquired Companies does not infringe or misappropriate any Intellectual Property Rights of any third party or violate any other right of any third party (including any right to privacy or publicity).

(c)    Except as set forth on Schedule 3.12(c), there are no Liens (except Permitted Liens) on the Company Intellectual Property Rights owned by any of the Acquired Companies and none of the Intellectual Property owned by any of the Acquired Companies used in the Business is subject to any outstanding Order restricting any use thereof by any Acquired Company.

(d)    Schedule 3.12(d) sets forth a complete list of the Acquired Company Registered IP. For the purposes of this Agreement, “Acquired Company Registered IP” means all Intellectual Property Rights registered to the Acquired Companies (or the subject of a pending application for registration) in the United States or any foreign country. The Acquired Companies own the Acquired Company Registered IP and, except as set forth on Schedule 3.12(d), there are no Liens (except Permitted Liens) on the Acquired Company Registered IP and none of the Acquired Company Registered IP is subject to any outstanding Order restricting in any manner the use thereof by any Acquired Company. Except as set forth on Schedule 3.12(d), all such Acquired Company Registered IP has been duly filed in the United States Patent and Trademark Office or U.S. Copyright Office, or their foreign equivalents and has been properly maintained or renewed in accordance with all applicable provisions of Applicable Law.

(e)    The Acquired Companies have used their Best Efforts in accordance with normal industry practice to maintain the confidentiality of their Intellectual Property Rights to the extent the value thereof is contingent upon maintaining confidentiality.

(f)    The IT Assets operate and perform in a manner that permits the Acquired Companies to conduct the Business as currently conducted and as currently proposed to be conducted by Seller and the Acquired Companies, and, to the Knowledge of Seller, are free from all material defects. To the Knowledge of Seller, no Person has gained unauthorized access to the IT Assets.

(g)    To the Knowledge of Seller, no present or former Employee (i) has violated any proprietary rights or assignment of invention agreements between Employee and Seller or the Acquired Companies, or (ii) has violated any provisions of any confidentiality agreement that such Person may have with any third party in connection with the development, manufacture or sale of any product or proposed product of the Business or the development or sale of any service or proposed service of the Business.

(h)    Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property Right owned by any of the Acquired Companies; (ii) the termination or breach of any IP Contract (as defined below); (iii) the release, disclosure, or delivery of any Company Intellectual Property Right owned by any of the Acquired Companies by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property Right owned by any of the Acquired Companies.

(i)    Except as set forth on Schedule 3.12(i), no proprietary Software developed by or for Acquired Companies (“Company Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute the Company Software.

Section 3.13.  Title and Sufficiency of Assets.

(a)    Except as set forth on Schedule 3.13(a), the Acquired Companies have good and valid title, or in the case of leased properties or assets, valid leasehold interests in such properties and assets, to all of their respective properties, interests in properties and assets, real and personal, reflected on the Current Balance Sheet (all such properties and assets, the “Assets”), in each case free and clear of all Liens except Permitted Liens. Except as set forth on Schedule 3.13(a), the Assets constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, owned or used by the Acquired Companies and which are necessary to operate the Business as currently conducted and as currently proposed to be conducted by Seller and the Acquired Companies.

(b)    All tangible Assets have been maintained in all material respects in accordance with generally accepted industry practices and are in all material respects in good operating condition and repair (subject to ordinary wear and tear) and are fit for their particular purpose and are usable in the Ordinary Course of Business.

(c)    Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.13 shall not apply to Company Intellectual Property Rights. All representations and warranties relating to title to any Company Intellectual Property Rights are set forth in Section 3.12 hereof.

Section 3.14.  Material Contracts.  Schedule 3.14 contains a true and complete list of all of the following executory Contracts and Government Contracts to which any Acquired Company is a party or is bound:

(a)    each Contract providing for the sale by the Acquired Companies of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Acquired Companies of $250,000 or more;

(b)    each Contract for the purchase, lease or sublease of materials, supplies, goods, services, facilities, equipment or other assets providing for aggregate payments by the Acquired Companies of $250,000 or more;

(c)    each Contract with a customer or client with respect to which there is a reasonable probability that the direct costs (including fringe benefits) related to the Contract will exceed the revenue for the Contract by at least $250,000;

(d)    performance bonds, completion bonds, bid bonds, suretyship agreements, guarantees, bank guarantees and similar instruments and agreements and any letters of credit and the related reimbursement agreements issued with respect to the foregoing;

(e)    each Contract relating to, or evidencing, or guaranteeing, or providing security (other than Permitted Liens) for, Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(f)    each Contract providing a guaranty of or indemnity for any other Person’s obligations;

(g)    each Employee Agreement, or other similar agreements (in all cases currently in effect) with any current or former officer, director, employee, consultant agent or other representative and any Employee Benefit Plan;

(h)    each Contract to lease or sublease (whether of real or personal property) that requires aggregate payments by or to the Acquired Companies of $250,000 or more;

(i)    each Contract for the acquisition or other disposition of a business or a material amount of assets;

(j)    each Contract relating to, or consisting of, (i) a joint venture, a teaming, a strategic alliance, a partnership or similar arrangement with any other Person currently in effect or under which there are any residual obligations of any of the Acquired Companies or any guarantee issued by any of the Acquired Companies guaranting the obligations or performance of any other Person, and (ii) a sharing with any Person of profits, losses, costs or Liabilities of the business activities of any other Person by an Acquired Company with such Person;

(k)    each Contract which contains a right of first refusal with respect to the sale of any assets of the Business or any equity interest in any Acquired Company;

(l)    each distribution, commission, agency, dealer, sales representative, marketing, franchise, technical assistance Contract or other similar Contract relating to or providing for the marketing and/or sale of products or services by which any of the Acquired Companies is bound;

(m)    each consulting arrangement and each similar agreement related to lobbying or fundraising activities;

(n)    each Contract that limits or restricts, or purports to limit or restrict or otherwise affects, the freedom or ability of an Acquired Company or any of its Affiliates, or Buyer or any of its Affiliates, to compete in any line of business (including, without limitation, the Business) or with any Person or in any area or jurisdiction;

(o)    each Contract pursuant to which any Intellectual Property Rights are or have been assigned or licensed by or to any Acquired Company, any Intellectual Property Rights are or have been developed by or for any Acquired Company, or any covenant not to sue is or has been granted by or to any Acquired Company (each an “IP Contract” and, collectively, the “IP Contracts”), except for any of the foregoing relating to the use of generally available computer software;

(p)    each Contract, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company;

(q)    each Contract that is a warranty, product or service guarantee or indemnity agreement or other similar undertaking with respect to contractual performance extended by any Acquired Company currently in effect with respect to any of the services heretofore rendered or products heretofore sold by any of the Acquired Companies;

(r)    each Contract for the purchase or sale of inventory, equipment or third party services that contains an escalation, renegotiation or redetermination clause or which cannot be canceled without Liability, premium or penalty if written notice is given thirty (30) days prior to the effective date of the notice;

(s)    each Contract between any Acquired Company and (A) Seller or any Affiliate of Seller, (B) any Person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Affiliate of Seller, (C) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any Affiliate of Seller, (D) any director or officer of Seller or any Affiliate of Seller or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer, or (E) any director or officer of an Acquired Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(t)    each Contract relating to or evidencing the settlement of any litigation related to the Business which imposes ongoing obligations on the Business or the Acquired Companies;

(u)    each Contract providing for an express undertaking by any Acquired Company to be responsible for consequential, incidental, exemplary, punitive and other special damages;

(v)    each other Contract not made in the Ordinary Course of Business that is material to the Acquired Companies, taken as a whole, or the loss of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Business;

(w)    each Contract to enter into any of the foregoing; and

(x)    each amendment, supplement, and modification in respect of any of the foregoing.

All of the foregoing Contracts set forth on Schedule 3.14, or required to be disclosed pursuant to Section 3.14, including all amendments and modifications thereto, are referred to herein as “Material Contracts.” Seller has heretofore made available to Buyer true and complete copies of the documents constituting all of the Material Contracts. Except as otherwise set forth on Schedule 3.14, each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of Seller, of each other party(ies) thereto, enforceable against such party(ies) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity). Except as set forth on Schedule 3.14, each Acquired Company has performed all obligations required to be performed by it under the Material Contracts to which it is a party, and neither such Acquired Company nor Seller (as applicable) nor, to the Knowledge of Seller, any other party(ies) to such Material Contracts, is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, nor has such Acquired Company or Seller received written notice that it is in breach or default thereunder. Except as set forth on Schedule 3.14, neither Seller nor any Acquired Company has received written notice that any other party to a Material Contract intends, nor to the Knowledge of Seller does any other party to a Material Contract intend, (i) to terminate or amend the terms thereof or (ii) with respect to any Material Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Material Contract upon expiration of its term. None of the Acquired Companies is currently paying liquidated damages in lieu of performance under any Material Contract.

Section 3.15.  Government Contracts.

(a)    Schedule 3.15(a)(i) contains a correct and complete list of all Active Government Contracts, including contract name; contract number; contracting agency or prime contractor (as applicable); contract award date; basis of payment and the dollar amount of backlog of the Acquired Companies as of March 31, 2010 (calculated by the Acquired Companies consistent with past practice). Schedule 3.15(a)(ii) contains a correct and complete list of all Government Bids for which an award has not been made prior to the date hereof. A true, correct and complete copy of each Government Bid for which an award has not been made prior to the date hereof and each Active Government Contract, and all amendments thereto, has been made available to the Buyer. Except as set forth on Schedule 3.15(a)(iii), (i) all of the Active Government Contracts are legal, valid, binding, enforceable and in full force and effect against the applicable Acquired Company and, to the Knowledge of Seller, the other parties thereto; (ii) the Active Government Contracts and Government Bids for which an award has not been made prior to the date hereof are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Seller, no Government Contracts or Government Bids are reasonably likely to become the subject of bid or award protest proceedings as a result of the Contemplated Transactions or otherwise; (iii) no Person has notified the Acquired Companies, Seller or any Affiliate of Seller, either in writing or, to the Knowledge of Seller, orally, that any Governmental Authority intends to seek agreement from an Acquired Company to lower rates under any of the Active Government Contracts or any Government Bid for which an award has not been made prior to the date hereof; (iv) each Active Government Contract was entered into in the Ordinary Course of Business and based upon assumptions by management of the Acquired Companies believed to be reasonable and, subject to such assumptions being fulfilled, would be capable of performance in accordance with the terms and conditions of such Active Government Contract by the Acquired Companies without a total program loss; and (v) no Active Government Contract or Government Bid for which an award has not been made prior to the date hereof is based on any Acquired Company having a Section 8(a) status, small business status, small disadvantaged business status, protégé status or other preferential status afforded by Applicable Law. Except as set forth on Schedule 3.15(a)(iv), during the last six (6) years, no Government Contracting Officer has disallowed any costs or charges under any Government Contract, and no costs or charges incurred on any Government Contract are subject to a withhold, decrement or set-off of any Governmental Authority in excess of $125,000 in any one year or $250,000 in the aggregate. None of the Acquired Companies and, to the Knowledge of Seller, no other Person who is a party to any Active Government Contract is in breach or default under any Active Government Contract (with or without the lapse of time, or the giving of notice, or both). The Acquired Companies have not sent or received any written notice of breach, termination or cure with respect to any Active Governmental Contract that is not currently resolved. Except as set forth on Schedule 3.15(a)(v), the Acquired Companies are not aware of any intent by any party to any Active Government Contract (i) to terminate or amend the terms thereof or (ii) with respect to any Active Government Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Active Government Contract upon expiration of its term. Except as set forth on Schedule 3.15(a)(vi), the Company is not currently paying liquidated damages in lieu of performance under any Government Contract, and no event has occurred and no circumstance, matter or set of facts exists which could reasonably be expected to result in the payment of liquidated damages under any Government Contract as a result of the Contemplated Transactions or otherwise.

(b)    Except as set forth in Schedule 3.15(b), with respect to every Government Contract and Government Bid: (i) each Acquired Company has complied with all terms and conditions of each Government Contract and Government Bid to which it is or was a party, and has performed all obligations required to be performed by it thereunder; (ii) all statements, representations, warranties and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid or in any exhibit or amendment thereto or in any certificate, statement list, schedule or other document submitted or furnished to any Governmental Authority in connection with any Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Company has complied with all such statements, representations, warranties and certifications and no subsequent event has occurred which would make any such statement, representation, warranty or certification untrue as of the date hereof (to the extent they are required to remain true) and copies of all such written statements, representations, warranties and certifications made in the last six (6) years have been made available to the Buyer, (iii) no termination for default, termination for convenience, cure notice, show cause notice or other similar notice has been issued and remains unresolved with respect to any Government Contract, and to the Knowledge of Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iv) no past performance evaluation received by any Acquired Company with respect to any Government Contract has set forth a default or other failure to perform thereunder; (v) except as set forth on Schedule 3.15(b)(ii), during the last six (6) years, no money due to an Acquired Company pertaining to any Government Contract or Government Bid has been withheld or set-off nor has there been any attempt to withhold or set-off any money due under any Government Contract in excess of $125,000 in any one year or $250,000 in the aggregate; and (vi) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were accurate as of their submission date.

(c)    Except as set forth on Schedule 3.15(c), the Acquired Companies are not a party to any litigation, and have not taken any action, and no event has occurred and no circumstance, matter or set of facts exists, which could reasonably be expected to result in or give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.

(d)    Except as set forth in Schedule 3.15(d), (i) no Government Contract has been terminated for default in the past ten (10) years; and (ii) none of the Acquired Companies, Seller or any of their respective Affiliates has received any written or, to the Knowledge of Seller, oral notice terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(e)    To the extent applicable, with respect to every Government Contract and every Government Bid:

(i)    except as set forth on Schedule 3.15(e)(i), all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments, submitted by any of the Acquired Companies during the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in connection with all Government Contracts that are not Active Government Contracts were and continue to be accurate in the amounts charged as of their respective submission dates, other than inaccuracies that do not exceed, in the aggregate, $250,000, and all such invoices and claims submitted by any of the Acquired Companies during the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in connection with each Active Government Contract were and continue to be accurate as of their respective submission dates, taking into account any corrections made thereto prior to the date hereof;

(ii)    the Acquired Companies maintain systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems,

billing systems and management systems) that are in compliance with all requirements of the Government Contracts and Applicable Law and no such systems of internal controls have been determined by any Government Contracting Officer or other Governmental Authority to be in noncompliance with any such requirement and, without limiting the foregoing, the practices and procedures used in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance with all applicable provisions of Part 31 (Cost Principles) of the FAR and FAR Part 99 (Cost Accounting Standards);

(iii)    no fraud or fraudulent certifications were used in obtaining any Government Contract and no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract or Government Bid under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other Applicable Laws;

(iv)    Except as set forth on Schedule 3.15(e)(iv), none of the Acquired Companies have had access to confidential or non public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create an Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, with respect to the work performed under any such Government Contract or any proposed Government Contract in connection with a Government Bid except to the extent any Organizational Conflict of Interest has been mitigated pursuant to a mitigation plan approved by a Government Contracting Officer;

(v)    Except as set forth on Schedule 3.15(e)(v), to the Knowledge of Seller, (i) no Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, will result from the execution of this Agreement by the Parties or the consummation of the Contemplated Transactions, and (ii) no provision of any Government Contract or Government Bid to which any Acquired Company is a party (including, without limitation, any omnibus prohibition or similar clause prohibiting, restricting or limiting awards or renewals of Government Contracts (e.g., restricting multiple contracts at the same facility or location or with the same Governmental Authority or with respect to the same program)) would, as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, have a similar impact on any Acquired Company or the Buyer as an Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, or would otherwise prohibit any Acquired Company or the Buyer from being awarded any Government Contract, cause any Governmental Authority to terminate, amend or modify the terms of any Government Contract or modify the procedures for bidding for future awards of any Active Government Contract or with respect to any Active Government Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Active Government Contract upon expiration of its term or prohibit any Acquired Company or the Buyer from submitting any Government Bid.

(vi)    the Acquired Companies have complied with all, and have not violated or breached any, Applicable Laws, Government Contracts or any agreements with any Governmental Authority pertaining to any Government Contract or Government Bid (including, without limitation, 49 C.F.R. Part 17, Intergovernmental Review of Department of Transportation (DOT) Programs and Activities; 49 C.F.R. Part 18, Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments; 49 C.F.R. Part 19, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations; 49 C.F.R. Part 20, New Restrictions on Lobbying; 49 C.F.R. Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964; 49 C.F.R. Part 26, New Disadvantaged Business Enterprise (DBE) Program; 49 C.F.R. Part 29, Governmentwide Debarment and Suspension (non-procurement); 49 C.F.R. Part 32, Governmentwide Requirements for Drug-Free Workplace (Financial Assistance); DOT Order 4600.17A—Financial Assistance Management Requirements; Office of Management and Budget (OMB) Circular A-102, Grants and Cooperative Agreements with State &

Local Governments; 2 C.F.R. Part 225, Cost Principles for State, Local and Indian Tribal Governments (OMB Circular A-87); the Truth in Negotiations Act of 1962, as amended; the Service Contract Act of 1965, as amended; the Contract Disputes Act of 1978, as amended; the Office of Federal Procurement Policy Act, as amended; the General Services Administration Acquisition Regulation Price Reductions clause; the Cost Accounting Standards, 48 C.F.R. Volume 7; the False Claims Act, 31 U.S.C. 3729–3733; Arms Export Control Act, 22 U.S.C. 2778; the International Traffic in Arms Regulations (ITAR), 22 C.F.R. 120-130; the Export Administration Act of 1979, as amended, 50 U.S.C. 2401-2420; the Export Administration Regulations (EAR), 15 C.F.R. 730-774; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.; the FAR and any applicable agency supplement thereto; the FCPA; Close the Contractor Fraud Loophole Act, P.L. 110-252; Organizational Conflicts of Interest, P.L. 100-463; Trade Agreements Act, 19 U.S.C. 2501 et. seq.; Buy American Act, 41 U.S.C. 10a – 10d and E.O. 10582; American Recovery and Reinvestment Act, P.L. 111-5; Espionage Act of 1917, 18 U.S.C. 2388; NISPOM DoD 5220.22-M; Procurement Integrity Act, 41 U.S.C. 423; Lobbying Disclosure Act, P.L. 104-65; Honest Leadership and Open Government Act, P.L. 110-81; and Employment Wage and Hour Acts (FLSA), 29 C.F.R. Chapter V).

(f)    Except as set forth on Schedule 3.15(f), no Governmental Authority and no prime contractor, subcontractor or vendor or other third party has notified the Seller or any Acquired Company in writing that Seller or any Acquired Company has breached or violated, or is alleged to have breached or violated, any Applicable Law pertaining to any Government Contract or Government Bid;

(g)    Except as set forth on Schedule 3.15(g), (i) none of the Acquired Companies nor any of their respective Affiliates, directors, officers, employees, agents, consultants or representatives, and no director, officer, employee, agent, consultant or representative, of any Affiliate of any Acquired Company, is (or for the last six (6) years has been) under administrative, civil or criminal investigation (including as a result of a qui tam or similar action brought under the Civil False Claims Act or any other Applicable Law), indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid or is (or for the last six (6) years has been) the subject of a finding of non-compliance, non-responsibility or ineligibility for contracting with any Governmental Authority or is (or for the last six (6) years has been) in violation of any Applicable Law relative to any Government Contract or Government Bid or responsibility or eligibility for contracting with any Governmental Authority, and (ii) no Acquired Company nor any of their respective Affiliates has made a mandatory disclosure under Section 52.203-13(b)(3)(i) of the FAR or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and no event has occurred and no circumstance, matter or set of facts exists, that has led or which could reasonably be expected to lead, either before or after the date hereof, to any of the consequences set forth in clause (i) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost. No facts or circumstances presently exist that would require mandatory disclosure under Section 52.203-13(b)(3)(i) of the FAR.

(h)    Except as set forth on Schedule 3.15(h), all cost or pricing data, including cost or pricing data supporting any advance agreements and forward pricing rate agreements, submitted, either actually or by specific identification in writing, to any Governmental Authority in the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in support of any Government Contract or Government Bid were accurate, complete and current as of the date submitted. Except as set forth on Schedule 3.15(h), the Acquired Companies have not, on all Active Government Contracts, individually or collectively, incurred or currently project annual cost overruns in excess of price in an amount greater than $250,000. The as sold GSA rates of the Acquired Companies were and are in every case less than comparable rates charged by the Acquired Companies to commercial customers.

(i)    Except as set forth on Schedule 3.15(i), No Governmental Authority, prime contractor, subcontractor, vendor or other third party has asserted any claim or initiated any dispute proceeding (including, without limitation, under the Contract Disputes Act or any other Applicable Law) against the Company with respect to any claim, and the Company has not asserted any claim or initiated any dispute proceedings, directly or indirectly against any such party, concerning (in each case) any Government Contract or Government Bid. None of the Acquired Companies have any interest in any pending or potential claim under the Contract Disputes Act against any Governmental Authority, prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid.

(j)    None of the Acquired Companies and none of their respective directors, officers, employees, consultants, agents or representatives, has ever been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs. No suspension, debarment or exclusion Proceeding with respect to Government Contracts has been commenced or threatened (whether orally or in writing) against any of the Acquired Companies or any of their respective directors, officers, employees, consultants, agents or representatives. No circumstances exist that would warrant the institution of suspension or debarment Proceedings against any of the Acquired Companies or any of their respective directors, officers, employees, consultants, agents or representatives. The Acquired Companies will not, as a result of the consummation of the Contemplated Transactions, be suspended or debarred from bidding on Government Contracts and to the Knowledge of Seller, such suspension or debarment has not been threatened. Except as set forth on Schedule 3.15(j), the Acquired Companies have not been nor are any of them currently being audited, except in the Ordinary Course of Business or as is customary in the industry or as provided by the FAR or, to the Knowledge of Seller, investigated by any Governmental Authority nor to the Knowledge of Seller, has such audit or investigation been threatened. Except as set forth on Schedule 3.15(j), no audit of any Acquired Company has resulted in costs being challenged by any Governmental Authority or auditor in an amount greater than $250,000. There is no valid basis for any Acquired Company’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority and there is no valid basis for a claim for any Acquired Company’s suspension or debarment pursuant to an audit or investigation by any Governmental Authority, or any prime contractor with any such Governmental Authority. Except as set forth on Schedule 3.15(j), none of the Acquired Companies has had a contract or subcontract terminated for default and none of the Acquired Companies has been determined to be nonresponsible by any Governmental Authority.

(k)    Except as set forth on Schedule 3.15(k), no negative determination of responsibility has been issued against any Acquired Company, and no event has occurred and no circumstance, matter or set of facts exists which could reasonably be expected to result in the issuance of a negative determination of responsibility against any Acquired Company, with respect to any Government Bid.

(l)    Schedule 3.15(l) sets forth a complete and correct list of all facility security clearances held by the Acquired Companies and all personnel security clearances held by the Acquired Companies or any of their respective officers, directors or employees (listed by category only). The security clearances set forth on Schedule 3.15(l) are all of the facility and personnel security clearances reasonably necessary to conduct the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies. The Acquired Companies and their respective officers, directors and employees who hold security clearances are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof. Other than routine audits by the Defense Security Service, there has been no audit relating to the Acquired Companies’ compliance with the requirements of the National Industrial Security Program that resulted in adverse findings against any Acquired Company.

(m)    Schedule 3.15(m) sets forth a correct and complete list of the Government Contracts under which, during the six (6) year period ending on the date hereof, any Acquired Company has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 C.F.R. 120.6, 120.9 and 120.10, respectively. Seller has caused each Acquired Company which is currently, or at any time in the past has been, engaged in the business of furnishing defense services as defined in 22 CFR 120 – 130 to (1) register with the Defense Trade Controls (the “DDTC”) as required by 22 CFR § 122.1 and (2) file a voluntary disclosure as required by 22 CFR § 127.12 relating to such Acquired Company’s failure to previously register with the DDTC.

(n)    Except as set forth on Schedule 3.15(n), no Acquired Company is using any Intellectual Property Right developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Authority involved.

(o)    Except as set forth on Schedule 3.15(o), no Acquired Company has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any Account Receivable or other right of such Acquired Company arising under any Government Contract. No Acquired Company is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

Section 3.16.  Insurance Coverage.  Schedule 3.16 sets forth a true and complete list of all insurance policies, bonds, letters of credit and other surety arrangements maintained now or at any time since January 1, 2005 by or for the benefit of Seller or Acquired Companies (which list shall designate which policies, bonds, letters of credit and other surety arrangements are currently maintained) relating to the Business or the Assets, employees, officers or directors of the Acquired Companies and all claims made or incurred under such insurance policies, bonds, letters of credit and other surety arrangements since January 1, 2005. All insurance policies, bonds, letters of credit and other surety arrangements listed as currently maintained by or for the benefit of Seller or the Acquired Companies on Schedule 3.16 are in full force and effect and neither Seller nor any Acquired Company has received any written notice of any cancellation or, to the Knowledge of Seller, threat of cancellation of such insurance policies, bonds, letters of credit and other surety arrangements. Seller or each Acquired Company, as applicable, has given notice to the applicable insurer of all claims that may be insured under any insurance policy, bond, letter of credit or other surety arrangement maintained by or for the benefit of Seller or the Acquired Companies, including, without limitation, those certain employment related claims listed on Schedule 3.19(f). There is no claim by an Acquired Company pending under any such insurance policies, bonds, letters of credit and other surety arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies, bonds, letters of credit and other surety arrangements or in respect of which such underwriters have reserved their rights. In addition, there exist no claims nor any facts or circumstances that could reasonably be expected to result in a claim under such insurance policies, bonds, letters of credit and other surety arrangements that have not been properly notified to all underwriters of applicable insurance policies, bonds, letters of credit, and other surety arrangements. All premiums payable under all such insurance policies, bonds, letters of credit and other surety arrangements have been timely paid, and Seller or the Acquired Companies, as the case may be, have otherwise complied with the terms and conditions of all such policies and bonds. The insurance policies, bonds, letters of credit and surety arrangements maintained by or for the benefit of Seller or the Acquired Companies relating to the Business, or the Assets, employees, officers or directors of the Acquired Companies are of the type and in amounts and with such deductibles as are customarily carried by Persons conducting businesses similar to those conducted by the Acquired Companies. Since January 1, 2005, none of the Acquired Companies has been refused insurance coverage by any insurer from which Seller or any Acquired Company has sought coverage. Each of the Acquired Companies has, at all times, been in compliance with all Applicable Laws and contractual obligations requiring such Acquired Company to purchase and maintain any insurance policies, bonds, letters of credit or surety arrangements.

Section 3.17.  Environmental Matters.  Schedule 3.17 sets forth a true and complete list of all Permits issued under any Environmental Law applicable to the Business or the Acquired Companies. Except as set forth on Schedule 3.17, (a) the Business is, and has been, conducted in compliance with all applicable Environmental Laws, (b) the Acquired Companies have obtained or caused to be obtained all environmental Permits necessary for the operation of the Business to comply with all applicable Environmental Laws, and the Acquired Companies are in compliance with the terms of such Permits, (c) the Acquired Companies are in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws applicable to the Business or the Acquired Companies, and (d) neither the Acquired Companies nor Seller have received any written notice, demand, letter, claim or request for information relating to any of the Leased Premises or any other facilities currently or formerly owned, leased or operated by the Acquired Companies of any Proceedings asserting any Liability against or violation by any Acquired Company or the Business under any Environmental Law and there are no pending, or to the Knowledge of Seller, threatened, Proceedings relating to any Liability against or violation by any Acquired Company or the Business under any Environmental Law. There are no present, nor have there been any past, events, conditions, circumstances, incidents, actions or omissions, relating to or in any way affecting the Business or any of the Acquired Companies or any facilities or real property currently or formerly owned, operated or leased by any of the Acquired Companies that violate any Environmental Law applicable to the Business or the Acquired Companies and that would give rise to any environmental Liability or otherwise form the basis of any Proceeding under (i) any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance or (iii) resulting from exposure to workplace hazards, including mold or other microbial matter. Seller or the Acquired Companies have made available to Buyer all environmental documents, studies, audits and written reports that are in the possession of Seller or any of the Acquired Companies (i) with respect to the Leased Premises or any other facilities currently or formerly owned, leased or operated by the Acquired Companies, or (ii) with respect to a Liability under Environmental Law of any of the Acquired Companies or the Business. There are no, nor, to the Knowledge of Seller, have there ever been any, underground storage tanks, asbestos-containing materials or polychlorinated biphenyls located on property currently, or formerly, owned, operated or leased by any of the Acquired Companies.

Section 3.18.  Employee Plans.

(a)    Schedule 3.18(a) sets forth a true and complete list of all (i) Employee Agreements and (ii) Employee Benefit Plans (other than the Employee Agreements identified in response to Clause (i)) (collectively, together with the Employee Agreements, the “Employee Plans”), and sets forth a true and complete description or summary of each material provision of each such Employee Plan that is not in writing, and separately identifies any current ERISA Affiliate and any Person that has been an ERISA Affiliate at any time since January 1, 2003. Notwithstanding the foregoing, the Parties acknowledge and agree that no employment agreement or retention payment agreement to be entered into between Buyer and any Transferred Employee shall be deemed to be an Employee Plan for purposes of this Agreement. With respect to each Employee Plan (as applicable), the Company has made available to Buyer true and complete copies of (i) the most recent three (3) years’ annual reports on Form 5500, including all schedules thereto, and plan financial statements and actuarial reports, if applicable; (ii) the most recent determination, notification, advisory or opinion letter from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code (as applicable); (iii) the current plan documents and summary plan descriptions, if any, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents related to funding arrangements, if any; (v) any notices or other material correspondence to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Authority relating to any such Employee Plan within the past three (3) years; (vi) any valuations performed within the past 3 years; (vii) any minutes, notes, or resolutions relating to any meeting of the plan fiduciaries or administrators; (viii) any internal or external investigations or audits relating to any such plan within the past three (3) years; (ix) all nondiscrimination and coverage tests for the three (3) most recent plan years; and (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan.

(b)    None of the Acquired Companies nor any ERISA Affiliate sponsors, maintains, contributes to, administers, has an obligation to contribute to, or has any Liability or has, at any time, sponsored, maintained, contributed to, or incurred an obligation to contribute to, incurred any Liability with respect to, or administered, any Employee Pension Benefit Plan. None of the Acquired Companies nor any ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, incurred any Liability with respect to, or administered, any Multiemployer Plan, any Multiple Employer Plan or any “multiple employer welfare arrangement” (as defined in ERISA) or any voluntary employees’ beneficiary association. No Employee Plan is subject to the Applicable Laws of any jurisdiction other than those of the United States.

(c)    Except as set forth on Schedule 3.18(c), Seller and the Acquired Companies have not made any written or verbal commitments to any Employee with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 3.18(c), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any, Employee; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) result in the forgiveness of any obligation of any Employee. Except as set forth on Schedule 3.18(c), Seller and the Acquired Companies are not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any of the Acquired Companies, in the payment of any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(d)    Each Employee Plan has been maintained, by its terms and in operation, in accordance with Applicable Law, and the form of each Employee Plan materially complies with all Applicable Laws, and there has been no violation of any reporting or disclosure requirement imposed by Applicable Law. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued on the Financial Statements in accordance with GAAP, Applicable Law and the terms of such Employee Plan. Seller and the Acquired Companies do not have any unfunded Liability under (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA and whether or not qualified under Section 401 of the Code) including, but not limited to, any Employee Benefit Pension Plan or (ii) any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA).

(e)    Except as set forth on Schedule 3.18(e) and except as specifically prohibited by Applicable Law, each Employee Plan can be amended or terminated at any time, without consent from any other party, by its sponsor subject to any and all reasonable notification periods as set forth in the Employee Plan (where applicable) with each such notification period identified on Schedule 3.18(e), without Liability other than for benefits accrued as of the date of such amendment or termination.

(f)    Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and in which any Employee of the Acquired Companies participates or is eligible to participate, is identified as such on Schedule 3.18(f). Since October 3, 2004, each plan, program, arrangement or agreement there identified has complied with, and has been operated and maintained in accordance with, Section 409A of the Code.

(g)    Other than routine claims, there is no Proceeding pending or, to the Knowledge of Seller, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or, with respect to any Employee Plan, the plan sponsor, plan administrator or any fiduciary of any Employee Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which the Employee Plans or any of the Acquired Companies could be subject to any Liability (other than routine claims for benefits) under ERISA, the Code, or any other Applicable Law.

(h)    No fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, which would result in a Liability to the Acquired Companies. With respect to any Employee Plan, (i) none of the Acquired Companies, nor any of the ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA nor is there a basis for any such claim, and (ii) no fiduciary has committed a breach of any fiduciary responsibility or obligation imposed by ERISA or the terms of any such Employee Plan. The transactions contemplated by this Agreement will not trigger any taxes under Section 4978 of the Code.

(i)    Except as set forth on Schedule 3.18(i), no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) provides benefits to former employees (or their dependents) of any of the Acquired Companies or any ERISA Affiliate, other than pursuant to Section 4980B of the Code or any similar state Applicable Law. The Acquired Companies and the ERISA Affiliates have complied in all respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code. Schedule 3.18(i) accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from an Acquired Company or otherwise) relating to such former Employee’s employment with any Acquired Company, and Schedule 3.18(i) accurately sets forth such benefits.

(j)    With respect to each Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims for which any Acquired Company has any Liability are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.

(k)    Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS and is the subject of a favorable determination, notification, advisory, or opinion letter (as applicable) covering all Applicable Laws with respect to which such a letter can be issued. Since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or could adversely affect such qualified status.

(l)    There has been no amendment to, written interpretation of, or announcement by any Acquired Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(m)    Except as would not result in a Liability to any Acquired Company, none of the Acquired Companies has announced or entered into any plan or binding commitment (whether express or implied) to (i) create or cause to exist any additional Employee Plan; (ii) enter into any Contract to provide compensation or benefits to any individual (including any Employee Agreement); or (iii) adopt, amend, or terminate any Employee Plan, other than any amendment required by Applicable Law or as contemplated by this Agreement.

(n)    Except as set forth in Section 7.05(b), on and after the Closing, no facts or circumstances shall exist that could result in any Liability to any of the Acquired Companies or the Buyer or any of its Affiliates with respect to any Employee Plan.

(o)    No facts or circumstances exist that would give rise to any Liability with respect to the TechTeam Government Solutions, Inc. Government Incentive Plan (“GIP”) and no Person has been designated as eligible for participation or is eligible for participation in the GIP.

Section 3.19.  Labor Matters.

(a)    The records of the Acquired Companies, and as set forth on Schedule 3.19(a), accurately reflect in all material respects the employment or service histories of its employees. Except as set forth on Schedule 3.19(a), the Acquired Companies do not utilize the services of any “PEO”, staffing agency, or loan-out agency or any entity that provides temporary or long-term staffing services. Each person who predominantly provides employment-related services to the Business is employed by one of the Acquired Companies.

(b)    Set forth on Schedule 3.19(b) is a true and complete list of all officers, directors and employees of the Acquired Companies as of April 30, 2010 (which Schedule shall be updated to list all officers, directors and employees of the Acquired Companies as of the date which is two Business Days prior to Closing) including those individuals on leave of absence or layoff status or temporary military recall (and, with respect to such individual, the type of absence and the expected return to work date and, with respect to any protected leave, the last day of statutory or contractual protection), together with (i) their date of employment and current employer, (ii) to the extent known, those who have received notice of military recall, (iii) citizenship status (whether such officer or employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such Employee is working for the Acquired Companies and the dates of issuance and expiration of such visa or other similar permit, (iv) titles, (v) principal location, and (vi) annual base salary, commission, and any other cash compensation or bonus opportunity (including targets), and the wage rates for current, non-salaried Employees (by classification).

(c)    A true and complete copy of each of the Acquired Companies’ current employee handbook has been made available to Buyer. Except as set forth on Schedule 3.19(c), none of the Acquired Companies has entered into any Contract with any Person entitling such Person to a bonus or other payment upon the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.19(c), none of the Acquired Companies is a party to any employment Contract with any employee that cannot be terminated by such Acquired Company at will, and without Liability to any Acquired Company for such termination other than payment for services rendered through the termination date.

(d)    The Company has made available to Buyer copies of all affirmative action plans and material correspondence with any Governmental Authorities relating to affirmative action plans or other employment-related matters (e.g., OFCCP compliance evaluations, closure letters and conciliation agreements).

(e)    No collective bargaining agreement or similar labor agreement exists that is binding on any of the Acquired Companies or any other entity with respect to the Business and, to the Knowledge of Seller, no petition has been filed or threatened to be filed or proceedings instituted or threatened to be instituted by an Employee or group of Employees with any labor relations board or similar authority under Applicable Law seeking recognition of a bargaining representatives. Schedule 3.19(e) sets forth any organizational effort that, to the Knowledge of Seller, is currently being made or threatened or has been made since January 1, 2009 by or on behalf of any labor union to organize any employees of the Acquired Companies.

(f)    (i) There is no labor strike, slow down or stoppage pending or, to the Knowledge of Seller, threatened, against or directly affecting the Acquired Companies, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar labor agreement is pending, and, to the Knowledge of Seller, no claims therefor exist and (iii) except as set forth on Schedule 3.19(f), none of the Acquired Companies has received any written notice, nor to the Knowledge of Seller is there of any threatened labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or discrimination complaint or charge or action with respect to claims of, or obligations to, any Employee or group of Employees.

(g)    Except as set forth on Schedule 3.19(g), the Acquired Companies have complied in all respects with all Applicable Laws relating to the employment of labor and those relating to hours, wages, workers’ compensation, safety, insurance, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities. All persons classified as non employees and all individuals classified as exempt from overtime requirements were at all times properly classified as such. All accruals for unpaid vacation pay, premiums for employment insurance, health tax premiums, Employee Plan premiums, accrued vacation (and other forms of paid time off, such as sick leave), wages, salaries, bonuses, commissions and other compensation have been reflected in the Financial Statements. The Company has made available to the Buyer a copy of all employee handbooks and policies covering or applicable to the Employees including the policy of each Acquired Company for providing leaves of absence under the Family Medical Leave Act (or similar state Applicable Law) and its Family Medical Leave Act (and similar state Applicable Law) notices. Each Acquired Company has paid or accrued all current assessments under workers’ compensation legislation, and none of the Acquired Companies has been subject to any special or penalty assessment under such legislation that has not been paid.

(h)    Except as set forth on Schedule 3.19(h), in the three (3) years prior to the date hereof, the Acquired Companies have not engaged in layoffs, terminations or relocations sufficient in number to trigger application of the WARN Act, or any similar state, local or foreign Applicable Law or regulation requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any Employee, Employee representative or Governmental Authority. None of the Acquired Companies have caused any of the Employees at any site of employment of facility to suffer an “employment loss” (as defined in the WARN Act) or similar event during the 180 days preceding the date of this Agreement that, when aggregated with enough similar other events, would result in any obligation on behalf of any of the Acquired Companies, or Buyer under the WARN Act.

Section 3.20.  Taxes.

(a)    Except as set forth on Schedule 3.20(a), all Tax Returns required to be filed by or with respect to any Acquired Company have been timely filed in accordance with Applicable Laws, and each such Tax Return is true and complete in all material respects. Except as set forth on Schedule 3.20(a), all Taxes due by or with respect to any Acquired Company have been timely paid (whether or not shown on any Tax Return). Except as set forth on Schedule 3.20(a), no claim has been made in writing by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to Tax by that jurisdiction. No Acquired Company has requested nor is the beneficiary of an extension of time within which to file any Tax Return, which Tax Return has not since been filed within the period of such extension. Except as set forth on Schedule 3.20(a), no Acquired Company and no member of any affiliated, consolidated, combined or unitary group of which an Acquired Company is or has been a member has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. All Tax Returns filed with respect to Tax years of the Acquired Companies through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(b)    As used herein, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, alternative or add-on minimum, windfall profit, gross income, gross receipts, property, sales,

use, transfer, severance, production, franchise, registration, corporate, capital, net worth, ad valorem, value-added, stamp, environmental, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax of any kind whatsoever, goods and services, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed or required to be withheld by any Governmental Authority and any Liability for any of the foregoing as transferee, (ii) in the case of any Acquired Company, Liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability of the Acquired Company to a taxing authority is determined or taken into account with reference to any activities, assets or other attributes of any other Person, and (iii) Liability of any Acquired Company for the payment of any amount as a result of being a party to any Tax Sharing Agreement or of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement), any Applicable Law, rule or regulation or of being a transferee or successor; “Tax Return” means any return, report, election, statement, form or similar document required to be filed or filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax, and “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any Acquired Company that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(c)    The Financial Statements have been established in a manner consistent with the past practices of the Acquired Companies in all material respects and reflects adequate reserves in accordance with GAAP (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Liabilities for Taxes accrued by any Acquired Company but not yet paid for all Tax periods and portions thereof through the date of the Closing Date and for Taxes which the Acquired Companies are disputing in good faith.

(d)    No Acquired Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e)    Except as set forth on Schedule 3.20(e), there has not been any action, suit, proceeding, investigation, audit, claim, collection or assessment pending, being conducted or proposed or, to the Knowledge of Seller threatened, with respect to any Tax Return or Taxes with respect to any Acquired Company. There are no Liens for Taxes upon any of the Assets except Liens relating to current Taxes not yet due. Except as set forth on Schedule 3.20(e), all Taxes which any Acquired Company is required by Applicable Law to withhold or to collect have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Acquired Companies have complied with all information reporting and withholding requirements, in connection with amounts paid or owing to any employee, independent contractor, or other third party. There have not been any requests for rulings or determinations in respect of any Tax between any Acquired Company and any Governmental Authority. Except as set forth on Schedule 3.20(e), none of Seller, its Affiliates, or the Acquired Companies has received a written tax opinion with respect to any transaction relating to any Acquired Company, other than a transaction in the Ordinary Course of Business. There are no agreements or arrangements (including any claim agreements or offers in compromise) with any Governmental Authority with regard to the Tax Liability of any Acquired Company.

(f)    No Acquired Company is a party to, or is bound by, any tax indemnity agreement or Tax Sharing Agreement and no Acquired Company has assumed the Tax Liability of any other Person under contract.

(g)    No Acquired Company has engaged, or been deemed to have engaged, in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h)    Seller has made available to Buyer correct and complete copies of all Tax Returns filed with respect to, and examination reports, and statements of deficiencies assessed against or agreed to by, any Acquired Company which were filed or received after 2005.

(i)    Except as set forth on Schedule 3.20(i), no Acquired Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law), as a transferee or successor, by contract, or otherwise, or (iii) has made a claim for indemnity related to Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law).

(j)    Except as set forth on Schedule 3.20(j), no Acquired Company is a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any Acquired Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any similar provision of state, local, or foreign Applicable Law) or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code (or any similar provision of state, local, or foreign Applicable Law).

(k)    Neither the Company nor any of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)    No Acquired Company has a permanent establishment, office, or other fixed place of business in any jurisdiction outside the United States or its territories.

(m)    Except as set forth on Schedule 3.20(m), no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Applicable Law) executed on or prior to the Closing Date;

(iii)    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Applicable Law);

(iv)    installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)    prepaid amount received on or prior to the Closing Date.

Section 3.21.  Brokers’ or Finders’ Fees.  Except for Houlihan Lokey, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Acquired Companies who would or might be entitled to any fee or commission in connection with the consummation of the Contemplated Transactions.

Section 3.22.  Related Party Transactions.  Except (i) for the Intercompany Balances, all of which will be handled in accordance with Section 7.03 below, and (ii) as otherwise set forth on Schedule 3.22 or Schedule 3.23, neither Seller nor any of its Affiliates, has borrowed any monies from or has outstanding any Indebtedness or other similar obligations to the Acquired Companies. None of the Acquired Companies, nor, to the Knowledge of Seller, any of the officers, directors or employees of the Acquired Companies (or any family member of any such officer, director or employee), now has, or at any time subsequent to January 1, 2007, either directly or indirectly, had a material interest in:

(a)    any Person which furnishes or sells or during such period furnished or sold services or products to any of the Acquired Companies or purchases or during such period purchased from any of the Acquired Companies any goods or services, or otherwise does or during such period did business with any of the Acquired Companies; or

(b)    any Contract to which any of the Acquired Companies is or during such period was a party or under which it is or was obligated or bound or to which any of its properties may be or may have been subject, other than as an employee of any such Acquired Company.

Section 3.23. Shared Services.  Schedule 3.23 contains a summary of the support services (e.g., administration, data processing, accounting, tax, treasury, insurance, banking, personnel, legal, and communications) (collectively, the “Shared Services”) (i) provided by Seller or any of its Affiliates (other than an Acquired Company) to the Acquired Companies as of the date hereof, and (ii) provided by Acquired Companies to Seller or any of its Affiliates (other than the Acquired Companies).

Section 3.24.  No Indebtedness.  As of the Closing, no Acquired Companies shall have any outstanding Indebtedness.

Section 3.25.  Accounts Receivable.  Schedule 3.25 sets forth a list of all Accounts Receivable of the Acquired Companies as of the date not more than two (2) days prior to the date of this Agreement along with a range of days elapsed since the original invoice date. All Accounts Receivable of the Acquired Companies are reflected on the books and records of the Acquired Companies (under and in accordance with GAAP) and are valid and enforceable obligations arising from bona fide transactions in the Ordinary Course of Business. Except as set forth on Schedule 3.25, the Accounts Receivable of the Acquired Companies are subject to no defenses, claims or rights of setoff. The Accounts Receivable are appropriately reserved in accordance with GAAP. As of the date of this Agreement and except as set forth on Schedule 3.25, (i) no account debtor has, to the Knowledge of Seller, refused or threatened to refuse to pay its obligations for any reason, (ii) no account debtor is, to the Knowledge of Seller, insolvent or bankrupt and (iii) no Account Receivable has been pledged to any third party. With respect to unbilled Accounts Receivables, such unbilled Accounts Receivable are reflected on the books and records of the Acquired Companies (in accordance with GAAP) and, to the Knowledge of Seller, there are no facts that would prohibit or restrict the billing of any such unbilled Accounts Receivable in the Ordinary Course of Business.

Section 3.26.  Seller Guarantees.  Schedule 3.26 lists all Contracts, arrangements, guarantees, bonds, letters of credit, letters of comfort or other understandings (each, a “Seller Guaranty”) entered into by Seller or an Affiliate (other than the Acquired Companies) for the benefit of the Acquired Companies which imposes any Liability, upon Seller or its Affiliates (other than the Acquired Companies).

Section 3.27.  Corporate Records.  The minute books, transfer books and stock ledgers of the Acquired Companies are true and complete in all material respects and contain true and complete records of all material actions previously taken by the board of directors and any committees of the board of directors and the stockholders of each of the Acquired Companies. Each of the Acquired Companies has maintained (and made available to Buyer and its Representatives access to) its books, records and accounts, which are true and complete in all material respects and accurately reflect in all material respects the activities of the Acquired Companies, and which have been kept in accordance with sound business practices.

Section 3.28.  Warranties.  All products and services sold, provided or delivered by the Acquired Companies to their customers conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards. There are no (i) pending and threatened Liabilities of the Acquired Companies based on any personal injury, damage to property or products liability resulting from any product manufactured or sold or services provided by the Acquired Companies on or before the Closing Date, (ii) pending and threatened Liabilities of the Acquired Companies based on any breach of any express or implied product warranty, product recalls, or any similar claim resulting from any product manufactured or sold or services provided by the Acquired Companies on or before the Closing Date or (iii) basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Acquired Companies with respect to any Liability described in clauses (i) or (ii). No product or service sold, provided or delivered by the Acquired Companies to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, copies of which are set forth on Schedule 3.28.

Section 3.29.  Relationships with Suppliers and Clients.  Schedule 3.29(a) lists the ten (10) largest customers (or in the case of U.S. government customers, the ten (10) largest Government Contracts) of the Acquired Companies, on the basis of revenues during the 12-month periods ended December 31, 2009 (each a “2009 Top Customer”) and December 31, 2008 and 2007 (together with the 2009 Top Customers, each a “Top Customer”), and the ten (10) largest suppliers or vendors of the Acquired Companies, on the basis of expenses incurred during the 12-month periods ended December 31, 2009 (each a “2009 Top Supplier”) and December 31, 2008 and 2007 (together with the 2009 Top Suppliers, each, a “Top Supplier”). Except as set forth on Schedule 3.29(b), (i) no 2009 Top Customer has ceased or threatened to cease, to acquire the goods or services of the Acquired Companies, has substantially reduced, or has threatened to substantially reduce, the acquisition of such goods or services, has otherwise terminated, canceled, elected not to renew any Contract with any Acquired Company (or otherwise threatened or indicated an intent to do so), or elected not to exercise any option to extend any Contract with any Acquired Company that contains an option to extend (or otherwise threatened or indicated an intent to do so), in each case whether as a result of the Contemplated Transactions or otherwise, and (ii) no 2009 Top Supplier has ceased, or has threatened to cease, selling raw materials, supplies, merchandise, other goods or services (including utilities) to the Acquired Companies, or has substantially reduced, or has threatened to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services, or has otherwise terminated, canceled, elected not to renew any Contract with any Acquired Company (or otherwise threatened to do so), or elected not to exercise any option to extend any Contract with any Acquired Company that contains an option to extend, in each case whether as a result of the Contemplated Transactions or otherwise; and (iii) the Acquired Companies have not been, and are not currently, engaged in any dispute with any Top Customer or Top Supplier. The Acquired Companies’ relationships with the 2009 Top Customers and 2009 Top Suppliers and, to the Knowledge of Seller, the relationships of each such supplier with its suppliers, are good, and neither Seller nor any of the Acquired Companies is aware of anything that would lead it to conclude that any such relationship may be in jeopardy. To the Knowledge of Seller, no supplier has made any assignment of its Accounts Receivable due from any of the Acquired Companies to a third party or made any other similar factoring arrangement.

Section 3.30.  Restrictions on Business Activities.  Except as set forth on Schedule 3.30, the Acquired Companies are not subject to any Order or a party to or otherwise bound by any Contract, including but not limited to exclusivity and non-competition agreements, that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice or activities of any of the Acquired Companies or any lease, license or acquisition of any assets or property (tangible or intangible) by any of the Acquired Companies or the conduct of the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies.

Section 3.31.  Client List.  Seller has made available to Buyer a true and complete list of all clients of the Acquired Companies since January 1, 2007 to the extent Seller or the Acquired Companies currently possesses or has access to such information.

Section 3.32.  Backlog.  The Company has made available to Buyer a true and complete list of all unfilled orders for products or services as of March 31, 2010, setting forth the date of such order and the current status.

Section 3.33.  Bank Accounts.  Schedule 3.33 contains a true and complete list of all deposit and disbursement accounts titled in the name of any of the Acquired Companies with any bank, brokerage house or other financial institution (collectively, the “Company Bank Accounts”), including for each such account the name and address of the financial institution, the nature of the account, the names of each person with authority to draw on such account or to have access to such account or to change the persons authorized to draw on the account. The Buyer Parties acknowledge and agree that the Acquired Companies are not transferring any Company Bank Account to Buyer or Buyer Parent pursuant to the terms of this Agreement or any Ancillary Agreement.

Section 3.34.  Off-Balance Sheet Liabilities.  Schedule 3.34 sets forth a true and complete list of all transactions, arrangements and other relationships between and/or among any of the Acquired Companies and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Acquired Companies, other than those transactions, arrangements or other relationships that are separately addressed in Section 3.14.

Section 3.35.  Accuracy of Representations.  No representation, warranty or schedule furnished by Seller to Buyer in connection with the Contemplated Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Section 3.36.  No Additional Representations.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither Seller nor any of its directors, officers, employees, stockholders, agents, Affiliates or Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Acquired Companies or the Business. All such other representations and warranties are expressly disclaimed by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent represent and warrant to Seller that all of the statements contained in this Article IV are true and correct as of the date hereof, or if made as of a specified date, as of such date:

Section 4.01.  Organization.  Buyer is a Tennessee corporation validly existing and in good standing under the laws of Tennessee. Buyer Parent is a Delaware corporation validly existing and in good standing under the laws of Delaware. Each of Buyer and Buyer Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Buyer and Buyer Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Buyer’s ability to consummate the Contemplated Transactions or to perform its obligations hereunder.

Section 4.02.  Authorization; Validity of Agreement.  Each of Buyer and Buyer Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly and validly authorized by its Board of Directors, respectively, and no other corporate action on the part of either Buyer or Buyer Parent is necessary to authorize the execution, delivery or performance by Buyer or Buyer Parent (as applicable) of this Agreement or any Ancillary Agreements and the consummation by it of the Contemplated Transactions. This Agreement has been (and the Ancillary Agreements will be) duly executed and delivered by each of Buyer and Buyer Parent, and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement constitutes (and the Ancillary Agreements when executed and delivered will constitute) the legal, valid and binding obligation of each of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity).

Section 4.03.  Consents and Approvals; No Violations.  The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of Buyer and Buyer Parent of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time or both), (i) violate, contravene or conflict with any provision of the certificate of incorporation of Buyer or Buyer Parent (as applicable); (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their properties or assets may be bound; (iii) violate any material Order or Applicable Law with respect to Buyer or Buyer Parent or any of their properties or assets; or (iv) require on the part of Buyer or Buyer Parent any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, including any foreign Governmental Authority, other than, in each case, such violations, breaches, defaults, or failures to file or register that would not have, or could not reasonably be expected to have, a Material Adverse Effect on Buyer or Buyer Parent.

Section 4.04.  Actions and Proceedings.  There are no (i) outstanding Orders against Buyer or (ii) Proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer or Buyer Parent, except in each case as could not prevent, enjoin, alter or materially delay the Contemplated Transactions.

Section 4.05.  Purchase for Investment.

(a)    Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.

(b)    The Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act. Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to any of the Shares.

(c)    Buyer’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in its Shares.

(d)    Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

(e)    Buyer and Buyer Parent acknowledge that the Shares have not been registered under the Securities Act or under any state or foreign securities laws.

Section 4.06.  Financing.

(a)    The Buyer has, and will have on the Closing Date, immediately available cash on hand from the Buyer’s available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the Contemplated Transactions and to perform its obligations hereunder.

(b)    Buyer expressly acknowledges and agrees that its obligations hereunder are not subject to any conditions, express or implied, regarding Buyer’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer) for the consummation of the Contemplated Transactions.

Section 4.07.  Brokers or Finders.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or Buyer Parent who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 4.08.  Insurance.  Except as otherwise provided in Section 7.14 of this Agreement, each of Buyer and Buyer Parent acknowledge that, as of the Closing Date, the Acquired Companies will cease to be entitled to the benefit of insurance arrangements that, prior to the Closing Date, were extended to it as a Subsidiary of Seller.

Section 4.09.  Information Supplied for Proxy Statement.  None of the information supplied or to be supplied by Buyer or Buyer Parent for inclusion or incorporation by reference in the Proxy Statement, and any amendment thereof or supplement thereto, will, at the date the Proxy Statement is first disseminated to the stockholders of Seller and at the time of Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(a)    No Foreign Status.  None of Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent or any intended transferee or assignee from Buyer or Buyer Parent of the Business, the Acquired Companies or rights hereunder is a “foreign person” and no aspect of Buyer’s organization, structure, ownership, financing, operation or otherwise is capable of causing the Contemplated Transactions to be deemed a “covered transaction” as that term is defined in FINSA, and this Agreement does not trigger a voluntary notification to the Committee on Foreign Investments in the United States. For purposes of the foregoing, a “foreign person” is any foreign national (i.e., an individual who is not a U.S. national), foreign government, or foreign Person, or any Person over which control is exercised or exercisable by a foreign national, foreign government, or any other foreign Person.

Section 4.10.  Independent Investigation By Buyer and Buyer Parent; No Reliance.

(a)    The Buyer Parties have conducted their own independent review and analysis of the Evaluation Materials, the Acquired Companies, the Business and the assets, liabilities, results of operations and financial condition of the Acquired Companies, and acknowledges that the Buyer Parties have been provided access to the personnel, properties, premises and records of the Acquired Companies for such purpose and that the Buyer Parties and their Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Acquired Companies and Seller and to acquire such additional information about the Business and the financial condition of the Acquired Companies as the Buyer Parties and their Representatives have requested; provided, that nothing in this Section 4.10(a) shall be deemed to modify any of the representations and warranties of Seller set forth in this Agreement or in any Ancillary Agreement.

(b)    The Buyer Parties acknowledge and agree that neither Seller nor any Acquired Company, nor any of their respective Representatives, is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in this Agreement or in any Ancillary Agreement. Any claims which any of the Buyer Parties may have for breach of a representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement or any Ancillary Agreement.

(c)    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement will operate to limit the common law liability of Seller for Seller Fraud.

Section 4.11.  No Additional Representations.    Except for the representations and warranties contained in this Agreement or any Ancillary Agreement, neither Buyer, Buyer Parent nor any of their directors, officers, employees, stockholders, agents, Affiliates or Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Seller, express or implied, at law or in equity. All such other representations and warranties are expressly disclaimed by Buyer and Buyer Parent.

ARTICLE V

COVENANTS OF SELLER

Section 5.01.  Conduct of the Business Pending the Closing.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (A) as set forth on Schedule 5.01, (B) as required by Applicable Law, (C) as otherwise contemplated by this Agreement or the Ancillary Agreements (including Section 5.06 hereof) or (D) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller (1) shall conduct the Business, and shall cause each Acquired Company to conduct the Business in the Ordinary Course of Business, shall use its Best Efforts to preserve intact, in all material respects, the present business organization and assets of the Business, and (2) shall not:

(a)    transfer, issue, sell, encumber or dispose of any equity interests of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of or any stock appreciation, phantom stock or other similar right with respect to any Acquired Company;

(b)    effect any recapitalization, reclassification or any other change in the capitalization of any Acquired Company;

(c)    adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to any Acquired Company;

(d)    amend the Organizational Documents of any Acquired Company (whether by merger, consolidation or otherwise);

(e)    except after obtaining Buyer’s written consent, hire any new senior-level employees into any Acquired Company or, except in the Ordinary Course of Business, (A) increase the annual level of compensation, bonus or any other benefits payable or to become payable by any Acquired Company to any of its directors or employees; (B) grant or increase any bonus, severance, termination pay, benefit or other direct or indirect compensation to any director or employee; or (C) other than to comply with Applicable Law, enter into, establish, amend or terminate any employment, consulting, retention, change of control, labor or collective bargaining, bonus or other incentive compensation, profit sharing, health or welfare, stock option or other equity, pension, retirement, vacation, severance or deferred compensation, non-competition or similar agreement, or any other plan, agreement, program, policy or arrangement for the benefit of Employees that would constitute an Employee Benefit Plan, to which any Acquired Company would be a party or otherwise would have any Liability or potential Liability;

(f)    make any change in any method of accounting or accounting practice, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants, or as required by the FAR or other Applicable Law or Order of any Governmental Authority including but not limited to the Defense Contract Audit Agency;

(g)    permit any Acquired Company to enter into or agree to enter into any merger or consolidation with any corporation or other Person, or acquire any business or the securities of any other Person (whether by merger, stock purchase, asset purchase or otherwise);

(h)    create or permit to be created any Liens with respect to the Business or the Assets, other than Permitted Liens;

(i)    sell or otherwise dispose of any portion of the Business or the Assets or enter into any Contract to do so, not in the Ordinary Course of Business;

(j)    enter into any Contract which (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, except for teaming or similar Contracts entered into in the Ordinary Course of Business, (B) which grants any exclusive license, supply or distribution agreement or other exclusive rights, except for teaming or similar Contracts entered into in the Ordinary Course of Business and except for Government Contracts or Government Bids entered into in the Ordinary Course of Business, (C) which grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, except for teaming or similar Contracts entered into in the Ordinary Course of Business and except for Government Contracts or Government Bids entered into in the Ordinary Course of Business, (D) requires the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party, or (E) would have any of the foregoing effects on Buyer or any of its Affiliates after the Closing;

(k)    incur, assume, guarantee or extend any Indebtedness, except in the Ordinary Course of Business or which will be reflected as an Intercompany Balance or any debt owed to Seller or its Affiliates which will be eliminated at Closing;

(l)    implement any plant closing or layoff of employee that could be reasonably expected to implicate the WARN Act;

(m)    make, amend or change any Tax election, change an annual accounting period, adopt or change any accounting method, make a request for a tax ruling or surrender any right to claim a refund of Taxes to any of the Acquired Companies, file any amended Tax Return or any amendment to any previously filed Tax returns (which may adversely affect any of Buyer, the Acquired Companies or any of their respective Affiliates for any period ending after the Closing Date), or enter into any closing agreement or settle or compromise any Tax liability, claim or assessment (which may adversely affect any of Buyer, the Acquired Companies or any of their Affiliates for any period ending after the Closing Date);

(n)    except, in the case of Section 3.07(d), for teaming agreements entered into in the Ordinary Course of Business, take any action that would cause the representations of Section 3.07 to be untrue as of the Closing;

(o)    take any action or omit to take any action that would cause any insurance policy or coverage applicable to the Acquired Companies, the Assets or the Business to lapse or not be renewed; or

(p)    enter into any Contract or letter of intent to do anything prohibited by this Section 5.01.

provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller and/or the Acquired Companies may, prior to the Closing, use all or any portion of the cash of the Acquired Companies to (i) repay any Indebtedness of the Acquired Companies, or (ii) make distributions to Seller in the Ordinary Course of Business.

Section 5.02.  Access to Information.  From the date hereof until the Closing Date, Seller will (i) give, and will cause the Acquired Companies to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, at reasonable times and during normal business hours, to the offices, personnel, properties, books and records of the Acquired Companies and to the books and records of Seller relating to the Acquired Companies and the Business, (ii) furnish, and cause the Acquired Companies to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies and the Business as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Seller and the Acquired Companies to cooperate with Buyer’s reasonable requests in its investigation of the Acquired Companies and the Business; provided, that any investigation pursuant to this Section 5.02 shall be conducted only upon reasonable notice by Buyer to Seller and the Acquired Companies in such manner as not to interfere unreasonably with the conduct of the Business; and provided, further, that without the prior written consent of Seller, Buyer and its Representatives shall not be entitled to any such access, information or documents (a) as to which, pursuant to the advice of Seller’s counsel, the attorney-client privilege or attorney work-product doctrine applies, (b) the disclosure of which is restricted by any Applicable Law or Order applicable to Seller or any Acquired Company, (c) the disclosure to Buyer would cause significant competitive harm to Seller, the Acquired Companies or an Affiliate of Seller if the Contemplated Transactions are not consummated, or (d) the disclosure of which contravenes any Contract entered into prior to the date of this Agreement (including any confidentiality agreement) to which Seller, the Acquired Companies or any Affiliate of Seller is a party. In the event that Seller determines not to provide any access, information or documents to Buyer or any of its Representatives by reason of clauses (a), (b), (c) or (d) of the immediately preceding sentence, Seller shall provide Buyer with prompt written notice of such determination, which notice shall include a description of the access, information or documents that Seller has determined not to provide.

Section 5.03.  Notices of Certain Events.  From the date hereof through the Closing Date, Seller shall, and shall cause the Acquired Companies to, promptly notify Buyer of:

(a)    any written notice or, to the Knowledge of Seller, other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, except for those consents set forth on Schedule 3.03(ii)(a) and Schedule 3.03(ii)(b);

(b)    any notice or, to the Knowledge of Seller, other communication from any Governmental Authority in connection with the Contemplated Transactions;

(c)    any Proceedings commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting a Seller or the Acquired Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relate to the consummation of the Contemplated Transactions, or any material developments to any such Proceedings;

(d)    any written notice (or, to the Knowledge of Seller, other communication) received by Seller or its Affiliates that any of the 2009 Top Customers has ceased, or will or intends to cease, to use the goods or services of the Acquired Companies, or has substantially reduced, or will or intends to substantially reduce, the use of such goods or services at any time, in each case whether as a result of the transactions contemplated hereby or otherwise;

(e)    any written notice (or, to the Knowledge of Seller, other communication) received by Seller or its Affiliates that any of the 2009 Top Suppliers has ceased, or will or intends to cease, selling raw materials, supplies, merchandise, other goods or services to the Acquired Companies, or has substantially reduced, or will or intends to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services at any time, in each case on terms and conditions substantially similar to those used in its current sales to the Acquired Companies, and in each case whether as a result of the transactions contemplated hereby or otherwise;

(f)    the occurrence of any breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement, promptly after Seller becomes aware of any such breach; and

(g)    the entering into by Seller or any of the Acquired Companies of any teaming or similar Contract, Government Contract or Government Bid which (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (B) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (C) grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right.

Section 5.04.  Resignations.  Seller shall cause each officer or member of the respective board of directors of any Acquired Company that is an employee or officer of Seller to submit his or her resignation as an officer or a member of such board of directors, effective as of the Closing Date, other than those Persons whom Buyer specifies to Seller at least seven (7) days prior the Closing Date.

Section 5.05.  Credit Agreement and Liens.  On or prior to the Closing, Seller shall cause the release of any and all Liens on the Shares and any of the assets of the Acquired Companies (except Permitted Liens), including any Liens that are securing any Indebtedness issued pursuant to any Credit Agreement to which any Acquired Company, Seller or any Affiliate of Seller is a party (“Seller Credit Agreement”).

Section 5.06.  Employee Plans.  Prior to the Closing, the Company shall have taken all required action to fully vest all participants in the 401(k) Plan.

Section 5.07.  Acquisition Proposals.

(a)    From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement pursuant to Article X hereof, Seller will not, and will not authorize or permit any Acquired Company or any Representative of Seller or any Acquired Company to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal from any Person (other than Buyer or Buyer Parent, for purposes of this Section 5.07, a “Third Party”) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal, (ii) furnish any information regarding any Acquired Company or the Business to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Competing Transaction Proposal, (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal, (iv) approve, endorse or recommend any Competing Transaction Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

(b)    Notwithstanding anything to the contrary in Section 5.07(a) or any other provision of this Agreement, if, at any time prior to the Seller Stockholder Approval, (i) none of Seller, the Acquired Companies or any of Seller’s or Acquired Companies’ respective Representatives shall have violated any of the restrictions set forth in this Section 5.07, and (ii) Seller receives an unsolicited bona fide written Competing Transaction Proposal from a Third Party and the Seller Board determines in good faith (A) after consulting with Outside Legal Counsel of National Repute and a financial advisor of nationally recognized reputation selected by the Seller Board (the “Seller Financial Advisor”) that such Competing Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, or (B) after consulting with and receiving the advice of Outside Legal Counsel of National Repute that the failure to take the actions referred to in clause (x) and (y) below is reasonably likely to result in a violation of the Seller Board’s fiduciary duties to Seller’s stockholders or other violation of Applicable Law, Seller may (x) furnish information with respect to Seller and its Subsidiaries (including, but not limited to, the Acquired Companies and the Business) to such Third Party, and (y) enter into, maintain and participate in discussions or negotiations with such Third Party (on a non-exclusive basis) regarding such Competing Transaction Proposal (including by requesting that such Third Party amend the terms of such Competing Transaction Proposal so that it may be a Superior Proposal); provided, that prior to taking any of the actions specified in the preceding clauses (x) or (y), (i) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Third Party, Seller provided Buyer with written notice of the identity of such Third Party and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (ii) Seller receives from such Third Party an Acceptable Confidentiality Agreement, and (iii) at least two (2) Business Days prior to furnishing any such nonpublic information to such Third Party, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of Seller or any Acquired Company, whether or not such Representative is purporting to act on behalf of Seller or any Acquired Company, shall be deemed to constitute a breach of this Section 5.07 by Seller.

(c)    Seller shall promptly (and in no event later than twenty-four (24) hours after receipt of any Competing Transaction Proposal, any inquiry or indication of interest that could lead to a Competing Transaction Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Competing Transaction Proposal, any inquiry or indication of interest that could lead to a Competing Transaction Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Competing Transaction Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Seller shall keep Buyer fully informed with respect to the status of any such Competing Transaction Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(d)    Concurrently with the execution of this Agreement, Seller shall (i) immediately cease and cause to be terminated any existing discussions with any Person that relate to any Competing Transaction Proposal; (ii) as soon as practicable request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Competing Transaction Proposal to return or destroy all confidential information relating to the Business or any of the Acquired Companies heretofore furnished to such Person by or on behalf of Seller or any of the Acquired Companies, subject to whatever rights, if any, that such Person has to retain any such information or avoid any demand for its return or destruction pursuant to the terms of the confidentiality agreement between such Person and Seller or any of the Acquired Companies; and (iii) cause any physical or virtual data room containing any such information to no longer be accessible to or by any Person other than Buyer and its Representatives.

(e)    Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Seller or any of the Acquired Companies is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement relating to the Business or any of the Acquired Companies (or relating to Seller in any manner which includes the Business or Acquired Companies) at the request of Buyer; provided, however, that Seller may release any third party from, or waive any provision of, a confidentiality or “standstill” provision to which it is a party if the Seller Board determines in good faith, after having taken into account the advice of its Outside Legal Counsel of National Repute, that such action is required in order for the Seller Board to comply with its fiduciary obligations to Seller’s stockholders or other Applicable Law.

(f)    Nothing in this Agreement shall prohibit or restrict Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Seller Board, after having taken into account the advice of its Outside Legal

Counsel of National Repute, the failure to take such action or make such disclosure would be reasonably likely to result in a violation of the Seller Board’s fiduciary duties to Seller’s stockholders, or would otherwise violate Applicable Law.

(g)    For purposes of this Agreement:

(i)    “Acceptable Confidentiality Agreement” means an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Seller or any Acquired Company and containing terms no less favorable in any material respect to Seller in the aggregate than those set forth in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision providing for any exclusive right to negotiate with Seller or any of the Acquired Companies or having the effect of prohibiting Seller from satisfying its obligations under this Agreement).

(ii)    “Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction; or (b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of assets.

(iii)    “Competing Transaction Proposal” means any inquiry, proposal, indication of interest or offer from any Third Party contemplating or otherwise relating to any Acquisition Transaction directly or indirectly involving the Business or any Acquired Company or assets of the Business or any Acquired Company (including, without limitation, any Acquisition Transaction involving Seller that would include the Business, any of the Acquired Companies or any assets of the Business or any Acquired Company ). Notwithstanding the foregoing and anything contained in this Agreement to the contrary, nothing in this Agreement shall be deemed to restrict in any way the ability of Seller or its Representatives to encourage, solicit, initiate or engage in discussions or negotiations with any person, or encourage or solicit proposals from any person, with respect to either (a) any purchase, sale or other disposition of Seller’s commercial business (which, for the avoidance of doubt, does not include any of the current operations of the Acquired Companies or any of its Subsidiaries), whether before or subsequent to the consummation of the Contemplated Transactions, or (b) any merger, acquisition, consolidation or similar business combination involving the sale of Seller, whether before or subsequent to the consummation of the Contemplated Transactions, that either (i) does not include any of the Acquired Companies or the Assets or (ii) contemplates that the Acquired Companies be sold to Buyer pursuant hereto, provided that, in the case of any transaction referred to in clause (a) or (b) above, neither the execution, delivery and/or performance of any definitive agreement with respect to such transaction, nor the consummation of such transaction, would be reasonably expected to prevent or render impractical, or otherwise frustrate or impede in any material respect, the Contemplated Transactions. No inquiry, proposal, indication of interest or offer from any Person with respect to any of the transactions referred to in clauses (a) and (b) of the preceding sentence (as limited by the proviso set forth in the preceding sentence) shall be deemed to be a Competing Transaction Proposal.

(iv)    “Outside Legal Counsel of National Repute” means any of the law firms that prior to the date hereof have been involved in representing Seller or any Committee of the Board of Directors of Seller in connection with the Contemplated Transactions and shall also include any law firm included in the “AmLaw 100” ranking as published by Incisive Media.

(v)    “Superior Proposal” shall mean an unsolicited, bona fide written Competing Transaction Proposal (in the absence of any violation of this Section 5.07) that the Seller Board determines, in good faith, (i) after consulting with Outside Legal Counsel of National Repute and the Seller Financial Advisor, to be more favorable from a financial point of view to Seller’s stockholders than the terms of this Agreement or, if applicable, any written proposal by Buyer to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation and any governmental, regulatory and other approval requirements) and (ii) to be reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such Third Party.

Section 5.08.  Disclosure Schedule Supplements.  From time to time prior to the Closing, Seller will supplement, modify or update the Disclosure Schedules by delivery of the Disclosure Schedules to Buyer (as so supplemented, modified or updated, each, an “Updated Disclosure Schedule”) with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Seller which has been rendered inaccurate thereby. Any such supplements, modifications and updates set forth in the Updated Disclosure Schedules shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article IX hereof and will not be deemed to have cured any such breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Sections 8.01 or 8.02 have been satisfied.

ARTICLE VI

COVENANTS OF THE BUYER PARTIES

The Buyer Parties agree that:

Section 6.01.  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their respective Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all documents and information concerning the Acquired Companies, Seller or any of their respective Affiliates furnished to Buyer or its Affiliates in connection with the Contemplated Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or any of its Affiliates or (iii) later lawfully acquired by Buyer from sources other than Seller or the Acquired Companies, which sources are not, to Buyer’s knowledge, subject to any legally binding obligation to the Acquired Companies to keep such information confidential; provided, that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Contemplated Transactions and to its lenders or other Persons in connection with obtaining the financing for the Contemplated Transactions so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, (x) Buyer and its Affiliates will, and will use their respective Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and their lenders and such other Persons to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Acquired Companies in connection with this Agreement that are subject to such confidence and (y) Buyer shall certify in writing to Seller that all documents and other materials subject to the confidentiality restrictions of this Section 6.01 shall have been destroyed or returned to Seller or Acquired Companies, as the case may be.

Section 6.02.  Access.  On and after the Closing Date, during normal business hours, Buyer shall, and shall cause each of the Acquired Companies and its other Affiliates to, afford promptly to Seller and its Representatives reasonable access to their properties, books of account, financial and other records (including, without limitation, accountants’ work papers), employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation or other reasonable business purpose relating to Seller’s rights or obligations under this Agreement or any of the Ancillary Agreements or otherwise in connection with the Contemplated Transactions or to determine any matter relating to any period ending on or before the Closing Date; provided, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer and its Subsidiaries.

Section 6.03.  Use of Seller’s Name.

(a)    The Buyer Parties acknowledge that they are not purchasing or licensing any right, title or interest in and to the name “TechTeam,” or any variation thereof, or any other Trademarks of Seller (collectively, “Seller’s Trademarks”) except as expressly set forth herein; provided, that the term Seller’s Trademarks shall exclude domain names. Effective as of the Closing Date, any license agreement pursuant to which Seller or any Affiliate has granted to the Acquired Companies the right to use any of Seller’s Trademarks shall be deemed cancelled and of no further force or effect. Buyer shall have the right to use any and all previously printed stationery, signage, invoices, packaging, advertising and promotional materials, packing and shipping materials and other similar materials used or held for use by the Acquired Companies and bearing Seller’s Trademarks as of the Closing Date (“Existing Inventory”) until the second anniversary of the Closing Date (the “Transitional Period”). During the Transitional Period, Seller hereby grants to Buyer a limited, non-exclusive (subject to the immediately following sentence), non-sublicensable, non-transferable, royalty-free license to use Seller’s Trademarks in the conduct of the Business; provided, that as soon as reasonably practicable but not later than one (1) year after the Closing Date, to distinguish the Existing Inventory from the materials used by Seller prior to the Closing Date, Buyer shall institute a procedure whereby a stamp or other indelible identifying mark is affixed to the Existing Inventory in order to substitute Buyer’s corporate identification for Seller’s Trademarks, which stamp or mark shall (i) use the name “TechTeam” in the form “Formerly part of TechTeam,” but which shall not use Seller’s Trademarks in any other form or manner; and (ii) appear more prominently than Seller’s Trademarks on all such materials. Notwithstanding the non-exclusive nature of the license granted to Buyer pursuant to the immediately preceding sentence, Seller agrees, during the Transitional Period, not to use or license for use Seller’s Trademarks for use in the conduct of any business, which provides, whether as a prime contractor, subcontractor or otherwise information technology-based and other professional services to Governmental Authorities. In addition and notwithstanding the expiration of the Transitional Period, following the Closing, (i) in the case of each Government Contract to which an Acquired Company is a party and in which such Acquired Company uses any of Seller’s Trademarks as part of such Acquired Company’s current or former name, such Acquired Company may continue to use such Seller’s Trademarks in such Government Contract (and in any related task orders, purchase orders or delivery orders or other documents or correspondence) until the change of name agreement that is required with respect to such Government Contract is submitted by such Acquired Company to the applicable Governmental Authority and such agreement is accepted and countersigned by the applicable Governmental Authority and delivered to such Acquired Company and becomes effective (and Buyer shall cause such Acquired Company to make such submission within thirty (30) days following the Closing Date); (ii) in the case of each other Contract to which an Acquired Company is a party and in which such Acquired Company uses any of Seller’s Trademarks as part of such Acquired Company’s current or former name, such Acquired Company may continue to use such Seller’s Trademarks in such Contract (and in any related documents or correspondence) until such Contract is amended or otherwise modified to reflect such name change (and Buyer shall cause such Acquired Company to provide written notice of its name change to the other parties to such Contract within thirty (30) days following the Closing Date); (iii) each Acquired Company may continue to use any of Seller’s Trademarks (to the extent part of such Acquired Company’s current or former name) in any documents or correspondence related to its filings to qualify to do business or other regulatory filings until such qualifications or filings are amended or otherwise modified to reflect such name change (and Buyer shall cause such Acquired Company to file such amendments or modifications within thirty (30) days following the Closing Date); and (iv) each Acquired Company (to the extent that its former name includes any of Seller’s Trademarks) may indicate that it was formerly known by such name. Notwithstanding anything in this Section 6.03 to the contrary, to the extent that there is no specific change of name process with respect to a Government Contract, Buyer shall use its Best Efforts to discontinue use of Seller’s Trademarks, as used in connection with such Government Contract, as soon as reasonably practicable after the Closing Date.

(b)    During the Transitional Period, Buyer shall maintain the Business in connection with which Seller’s Trademarks are used at a level of quality equal to or greater than the level of quality maintained by Seller as of the Closing Date. Buyer agrees that immediately upon termination of the Transitional Period, Buyer shall cease all further use of Seller’s Trademarks. Buyer shall use its Best Efforts to fully correct and remedy, or cause to be corrected and remedied, any deficiencies in its use of Seller’s Trademarks, the quality of the products and services associated with the Business using Seller’s Trademarks, and the advertising and promotion thereof, upon notice from Seller.

(c)    Buyer agrees that neither Buyer, nor any of its Affiliates (including the Acquired Companies) shall use, directly or indirectly, Seller’s Trademarks or any marks similar thereto, as part of Buyer’s or any of its Affiliates own trade names or in any other way that suggests that there is any relation or affiliation between Seller or any of Seller’s Affiliates and Buyer, or any of Buyer’s Affiliates, or as a trademark, service mark or trade name for any other business, product, or service. Buyer and its Affiliates shall have no rights to use Seller’s Trademarks except as expressly provided in Section 6.03(a) hereof and shall not claim any other rights therein. All rights not expressly granted in this Agreement or herein are reserved to Seller and Seller’s Affiliates.

(d)    Neither Buyer nor any of its Affiliates shall directly or indirectly, contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Seller’s rights or goodwill in Seller’s Trademarks (including attempting to register any of Seller’s Trademarks or any mark confusingly similar thereto).

(e)    All rights and goodwill arising from the use of Seller’s Trademarks shall inure solely to Seller’s benefit and Buyer agrees to assign to Seller and does hereby assign to Seller all rights that Buyer, the Acquired Companies or any other Affiliates of Buyer may acquire, if any, by operation of law or otherwise, in any of Seller’s Trademarks, along with the goodwill associated therewith.

(f)    Buyer will, effective at the Closing Date or as soon thereafter as reasonably practicable, cause an amendment to the Certificate of Incorporation of each Acquired Company to become effective changing the name of such entity to delete the name “TechTeam” to the extent such Acquired Company’s name contains the word “TechTeam.”

(g)    Buyer acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach by it of this Section 6.03 and that such actual or threatened breach by it may result in immediate, irreparable and continuing injury to Seller and that a remedy at law for any such actual or threatened breach may be inadequate. Accordingly, Buyer agrees that Seller, in its sole discretion and in addition to any other remedies it may have at law or in equity, shall be entitled to seek temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual or threatened breach (without the necessity of actual injury being proved).

(h)    Buyer’s rights under the transitional license provided for in this Section 6.03 are personal and may not be sublicensed, assigned, encumbered, pledged or otherwise transferred.

Section 6.04.  Contact with Customers and Suppliers.  Prior to the Closing, Buyer shall not, and shall cause its advisors, agents and Affiliates and any employees, directors or officers thereof, not to, contact and communicate with the employees, consultants, customers, suppliers, licensors or other Persons having a business or commercial relationship with any of the Acquired Companies in connection with the transactions contemplated hereby without the prior written consent of Seller, which consent may be conditioned upon a representative of Seller being present at any such meeting or conference.

Section 6.05.  Release of Obligations.

(a)    Buyer or Buyer Parent shall use their Best Efforts to cause Buyer or Buyer Parent to be substituted for Seller in all respects, effective as of the Closing, in respect of all obligations of Seller and its Affiliates (other than the Acquired Companies) under any Seller Guaranty. Following the Closing, with respect to any Seller Guaranty for which no such substitution is effected, Buyer shall, and shall cause the Acquired Companies to, indemnify Seller and its Affiliates against any Loss (as defined below) incurred under any such Seller Guaranty.

(b)    To the extent Seller and its Affiliates are not released from all obligations and liabilities under a Seller Guaranty, Buyer shall not renew or extend any obligation or agreement to which any such Seller Guaranties relate or amend the same in any way that would increase Seller’s or its Affiliate’s potential liability or obligations thereunder without first obtaining and delivering to Seller or its Affiliate a written release by the beneficiary thereof of all liability of Seller or its Affiliate with respect thereto, in form and substance reasonably satisfactory to Seller and its counsel.

(c)    To the extent that Seller or Affiliate of Seller is party to any agreement that is used both by an Acquired Company or primarily in the Business and in the businesses of Seller or any Affiliate of Seller, which agreements are set forth on Schedule 6.05(c) (the “Shared Agreements”), Seller and any applicable Affiliate of Seller shall use their respective Best Efforts to amend any Shared Agreement so that it no longer covers any Acquired Company or the Business, and Buyer and any applicable Affiliate of Buyer shall use their respective Best Efforts to negotiate and execute separate agreements (and Seller shall cooperate in such efforts that do not require the payment of money or the undertaking of any obligation) to be entered into by an Acquired Company, Buyer or an Affiliate of Buyer on the one hand and the third party to the Shared Agreement on the other, on or prior to the Closing Date. If any Shared Agreement continues to cover an Acquired Company or the Business after the Closing Date, then Buyer shall indemnify and hold harmless Seller, in accordance with Section 9.03, from and against all Losses related to or arising out of the Business or the Acquired Companies under any such Shared Agreement other than any Losses that arise out of Seller’s or an Affiliate of Seller’s failure to comply with the terms of such Shared Agreement (provided, that the applicable Acquired Company is in compliance with the terms of such Shared Agreement as it relates to such Acquired Company or the Business).

(d)    If Seller or any applicable Affiliate of Seller are unable to amend any Shared Agreement so that it does not cover any Acquired Company or the Business, or Buyer or its applicable Affiliate is unable to negotiate and execute a separate agreement to be entered into by an Acquired Company, Buyer or an applicable Affiliate of Buyer on the one hand and the third party to the Shared Agreement on the other, notwithstanding Buyer’s or its applicable Affiliate’s and Seller’s or it’s applicable Affiliate’s commercially reasonable efforts, Seller or its applicable Affiliate shall use its Best Efforts to sublicense, sublease or assign in part to an Acquired Company effective as of the Closing Date any such Shared Agreement in a manner sufficient for such Acquired Company to continue to use such Shared Agreement to the extent used prior to the Closing Date. Buyer shall indemnify and hold harmless Seller, in accordance with Section 9.03, from and against all Losses related to or arising out of any such sublicense, sublease or assignment of a Shared Agreement other than any Losses that arise out of Seller’s or its Affiliate’s failure to comply with the terms of such sublicense, sublease or assignment of a Shared Agreement (provided, that the applicable Acquired Company is in compliance with the terms of such sublicense, sublease or assignment of a Shared Agreement as it relates to such Acquired Company or the Business).

Section 6.06.  Acknowledgment of Discontinuation of Services.  Buyer acknowledges and agrees that, except as provided for in the Transition Services Agreement, from and after the Closing, Seller and its Affiliates will not be providing any Shared Services (including, but not limited to, administration, data processing, accounting, tax, treasury, insurance, banking, personnel, legal, and communications) to the Acquired Companies or the Business, any agreements or understandings (written or oral) with respect thereto shall terminate on the Closing Date, and Buyer shall be obligated, at its own cost and expense, to arrange for or otherwise procure replacement services for the Shared Services.

Section 6.07.  Guarantee by Buyer Parent.    Buyer Parent hereby guarantees the performance by Buyer of all of Buyer’s obligations under this Agreement and the Ancillary Agreements to which Buyer is a party; provided, that Seller shall have first followed the procedures set forth in Section 9.06.

ARTICLE VII

OTHER COVENANTS OF THE BUYER PARTIES AND SELLER

The Buyer Parties and Seller agree that:

Section 7.01.  Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Buyer Parties and Seller will use their respective Best Efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the Contemplated Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Contemplated Transactions; provided, that none of the Buyer Parties or any of their respective Affiliates or Representatives shall have any communication with any Governmental Authority regarding any Material Contract without the prior express written consent of Seller.

(a)    Except as otherwise prohibited by Applicable Law, each Party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Contemplated Transactions. If any Party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(b)    Seller and the Buyer Parties shall, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties hereto to consummate the Contemplated Transactions, use their respective Best Efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(c)    Seller and the Buyer Parties agree, and Seller, prior to the Closing, and the Buyer Parties, after the Closing, agree to cause the Acquired Companies, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions.

Section 7.02.  Certain Filings.

(a)    Seller and the Buyer Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or Government Contracts, in connection with the consummation of the Contemplated Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)    Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 7.02 shall require, or be deemed to require, any Party to enter into any settlement, undertaking, consent decree, stipulation, or agreement with any Governmental Authority in connection with the Contemplated Transactions or divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Affiliates, Business, assets or properties.

Section 7.03.  Intercompany Balances.    Buyer and Seller acknowledge and agree that, as of the Closing Date, all Intercompany Balances shall be eliminated, either through the capitalization, dividend and/or cancellation of such Intercompany Balances but in any case in a manner which shall not result in any Tax Liabilities for any of the Acquired Companies, such that, as of the Closing Date and thereafter, no amounts shall be payable (a) by any of the Acquired Companies to any Person in respect of any Intercompany Balances or (b) to any of the Acquired Companies by Seller or any of its Affiliates in respect of any Intercompany Balances, as the case may be. For the avoidance of doubt, any Taxes of any of the Acquired Companies arising from such elimination shall be for the account of and paid by Seller. At least five (5) Business Days prior to the elimination of the Intercompany Balances as described in this Section 7.03, Seller shall notify Buyer in writing, in reasonable detail, as to the manner in which such elimination of the Intercompany Balances is to occur, which shall be reasonably satisfactory to Buyer.

Section 7.04.  Public Announcements.

(a)    Set forth as Exhibit E hereto is a form of press release with respect to the execution of this Agreement which has been approved for issuance by Buyer Parties and set forth as Exhibit F hereto is a form of press release with respect to the execution of this Agreement which has been approved for issuance by Seller. Seller and the Buyer Parties shall not issue any other press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto (which approval will not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of Seller or Buyer, as applicable, disclosure (including disclosures provided in securities filings made by Buyer, Buyer’s Affiliates, Seller or Seller’s Affiliates) is otherwise required by Applicable Law (including the United States securities laws) or the rules and regulations of any stock exchange on which the securities of such Party (or an Affiliate of such Party) may be listed or traded; provided, that, to the extent any such disclosure is required by Applicable Law or the rules and regulations of any such stock exchange, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other Party with respect to the content and timing of any such disclosure before such disclosure is made.

(b)    Seller and the Buyer Parties will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of this Agreement and the transactions contemplated hereby, and Seller and the Acquired Companies will have the right to be present for any such communication.

(c)    The restrictions contained in this Section 7.04 shall not apply to any Seller communications regarding (i) a Competing Transaction Proposal that the Seller Board determines in good faith (after consultation with outside counsel and the Seller Financial Advisor) constitutes or is reasonably likely to lead to a Superior Proposal, (ii) the determination by the Seller Board to withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Contemplated Transactions, or (iii) as otherwise contemplated by this Agreement, including, but not limited to, Sections 5.07 and 7.11 hereof.

Section 7.05.  Post-Closing Employment and Benefits.

(a)    401(k) Plan.  Prior to the Closing, the Acquired Companies and the Seller shall make, or cause to be made, all contributions and pay all premiums under each Employee Plan with respect to periods ending on or prior to the Closing (such that no additional contributions shall be due or required on or after the Closing). At least one (1) Business Day prior to the Closing, the Acquired Companies shall transfer to Seller (i) “sponsorship” of the 401(k) Plan and (ii) all of their obligations with respect to the 401(k) Plan and all trusts relating to the 401(k) Plan. At least one (1) Business Day prior to the Closing but after the occurrence of the transfers referenced above, the Seller or the Acquired Companies shall take or cause to be taken any actions (and obtain from Buyer advance written approval of such actions (which approval shall not be unreasonably conditioned, withheld or delayed)) that are necessary in order to (including, but not limited to, adopting Board of Director resolutions of the 401(k) Plan sponsor necessary to accomplish the following) (A) terminate the 401(k) Plan or to merge the 401(k) Plan into Seller’s 401(k) plan; (B) fully vest all participants in the 401(k) Plan; and (C) freeze contributions with respect to employees of the Acquired Companies, all effective as of the day before the Closing Date. If Seller elects to terminate the 401(k) Plan, it shall promptly file for a final determination letter with respect to the 401(k) Plan on IRS form 5310 and, once such determination letter is received, promptly process terminal 401(k) Plan distributions. If Seller elects to merge the 401(k) Plan into its 401(k) plan, if it eventually elects to terminate such 401(k) plan, it shall promptly file for a final determination letter with respect to such 401(k) plan on IRS form 5310 and, once such determination letter is received, promptly process terminal 401(k) plan distributions.

(b)    Other Employee Plans.  Prior to the Closing, and except for (i) accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet; (ii) the TechTeam Government Solutions, Inc. Health Flexible Spending Account Plan; (iii) the TechTeam Government Solutions, Inc. Dependent Care Flexible Spending Account Plan; (iv) the TechTeam Government Solutions Tuition Reimbursement Plan; and (v) the TechTeam Government Solutions Employee Referral Bonus Program, the Acquired Companies and the Seller shall take or cause to be taken any actions that are necessary in order to (A) pay all benefits due participants in the Employee Plans and (B) transfer to the Seller (1) each of the Employee Plans and (2) all Liabilities associated with the Employee Plans. With respect to the TechTeam Government Solutions, Inc. Health Flexible Spending Account Plan (“FSA Plan”) and the TechTeam Government Solutions, Inc. Dependent Care Flexible Spending Account Plan (“DFSA Plan”), Seller shall cause the Closing Balance Sheet to include as a liability the aggregate amount of all “negative account balances” in excess of Twenty-Five Thousand Dollars ($25,000). For the purposes of this Agreement, the term “negative account balances” shall mean, with respect to each participant in the FSA Plan or the DFSA Plan who has, as of the Closing and with respect to the current relevant plan year, submitted reimbursement requests (“Closing Reimbursement Requests”) in excess of the amount withheld from such individual’s pay as of the Closing with respect to the FSA or the DFSA (determined under each of the FSA and DFSA individually) (“Closing Withholdings”), the excess of the Closing Reimbursement Requests over the Closing Withholdings. If Buyer recoups more than Twenty-Five Thousand Dollars ($25,000) of the FSA and DCAP negative account balances that exist at the Closing (through deductions from the pay of such individuals having negative account balances) between the Closing and the end of the calendar year in which the Closing occurs, Buyer shall pay Seller an amount equal to the amount so recouped in excess of Twenty-Five Thousand Dollars ($25,000). With respect to the TechTeam Government Solutions Employee Referral Bonus Program (“Referral Program”), prior to the Closing, Seller shall pay or cause to be paid the full amount of all referral bonuses that become due or payable under the Referral Program on or prior to the Closing (for purposes of this Agreement, the 90-day employment anniversary of the referred employee is deemed to be the date on which such payments are due and payable under the Referral Program). Buyer shall cause to be paid the full amount of all referral bonuses that become due or payable to any Transferred Employee under the Referral Program after the Closing, limited to the amounts set forth with respect to each such Transferred Employee on Schedule 7.05(b)(i). With respect to the TechTeam Government Solutions Tuition Reimbursement Plan (“Tuition Plan”), prior to the Closing, Seller shall pay or cause to be paid the full amount of all reimbursements that become due or payable under the Tuition Plan on or prior to the Closing (for purposes of this Agreement, the date on which each such employee successfully completes any relevant course is deemed to be the date on which such reimbursements are due and payable under the Tuition Plan). Buyer shall cause to be paid the full amount of all reimbursements that become due or payable to any Transferred Employee under the Tuition

Plan after the Closing, limited to the amounts set forth with respect to each such Transferred Employee on Schedule 7.05(b)(ii).

(c)    TechTeam Government Solutions, Inc. Government Incentive Plan.  The Company shall continue to sponsor the GIP immediately after the Closing. Buyer shall not and shall ensure that the Company does not designate any Person as eligible for participation in the GIP.

(d)    Post-Closing Employment.  Except as set forth on Schedule 7.05(d)(i), on the Closing Date, Buyer intends to offer employment to, cause one of its Affiliates to offer employment to, or cause the Acquired Companies to initially continue to employ all Employees employed by any Acquired Company as of the Closing Date with initial salaries, annual target bonus amounts and benefits that are substantially comparable in the aggregate to the salaries, annual target bonus amounts and benefits available to such Employees as of the date hereof. The Employees listed on Schedule 7.05(d)(ii) as updated through the Closing Date to reflect the termination of employment of any Employees or the hiring of any new employees pursuant to Section 5.01(e), who accept offers of employment from, and commence employment with, Buyer, one of its Affiliates, or otherwise remain employed with any of the Acquired Companies are referred to herein as the “Transferred Employees.” Notwithstanding anything else in this Agreement, nothing herein shall require Buyer or any other entity to employ any of the Transferred Employees for any specified period of time following the Closing Date. Seller shall cause the employer of each individual listed on Schedule 7.05(d)(i) to be terminated on the day prior to the Closing and shall be solely responsible for any and all Liabilities (including, but not limited to, Liabilities for compensation, benefits and severance) with respect to such individuals.

(e)    Employee Plans. Except as otherwise expressly set forth herein or except as set forth on Schedule 7.05(e), effective as of the Closing Date, the participation of each Employee and the spouse, former spouse, domestic partner, dependent and beneficiary of any Employee, and all service credits and benefit accruals under the Employee Plans with respect to any of such persons, shall cease. Transferred Employees shall be given credit for all service with an Acquired Company, Seller or Seller’s Affiliates, as applicable, (or to any predecessors thereof) under the applicable benefit plans of Buyer, for purposes of eligibility to participate, vesting and, as to welfare and benefit plans and vacation benefits, future benefit accruals under those employee benefit plans to the same extent as such service was credited for such purpose under any of the applicable similar Employee Plans, except that no such service shall be required to be credited for purposes of determining benefit accruals under any defined benefit plan. In addition, Buyer shall assume all accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet as well as the liabilities set forth on Schedule 7.05(e). In addition, with respect to the then-current plan year of the Buyer, Buyer shall use commercially reasonable efforts to (A) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to employees under any group health, dental or vision plan that is made available to Transferred Employees following the Closing Date (each, a “Buyer Plan”), and (B) subject to agreement from any applicable insurance carrier or third party administrator to allow such credits, provide credit to Transferred Employees under each Buyer Plan for any (i) deductibles and out-of-pocket expenses paid by such Transferred Employees under the group health, dental and vision plans in which they participated immediately prior to the Closing Date and (ii) health care and dependent care flexible spending account balances of Transferred Employees such that Transferred Employees will be treated as if their participation had been continuous from the beginning of the then-current plan year, provided that Buyer’s obligation under this subsection (B) shall be conditioned on Seller providing (within 5 business of the Closing) each such Buyer Plan with accurate written information relating to the amount each Transferred Employee paid for deductibles and out-of-pocket expenses during the then-current plan year, separately with respect to each group health, dental, and vision plan in which such Transferred Employee participated immediately prior to the Closing credits as well as current health and dependent care flexible spending account balances for each such Transferred Employee. For purposes of Buyer providing the credits described in subsection (B) of the immediately preceding sentence, Seller shall deliver to Buyer within thirty (30) business days after the Closing Date a supplement to the written information required by such subsection that will account for the period beginning on the first day of the then-current plan year and ending on the Closing Date.

(f)    COBRA Obligations.  For the sake of clarity, in accordance with Treasury Regulation § 54.4980B-9, Q&A 7, the Seller shall be and is solely responsible for providing continuation coverage under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”) to all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4) with respect all Employee Benefit Plans (including, but not limited to, any “cafeteria plan”). Seller shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA Continuation Coverage period for each M&A qualified beneficiary, to ensure that such COBRA Continuation Coverage is available to such individuals and to ensure that the provisions of Treasury Regulation § 54.4980B-9, Q&A 8 do not become applicable at any time to require Buyer or the Buyer Plans (or Buyer’s Affiliates or their benefit plans) to provide COBRA Continuation Coverage to such M&A Qualified Beneficiaries, and shall take such other steps as may be necessary to prevent Buyer from becoming by operation of such regulation section or otherwise, a “successor employer” for purposes of COBRA Continuation Coverage. For purposes hereof, “qualified beneficiary”, “M&A qualified beneficiaries”, “group health plan” and “qualifying event” shall have the meanings ascribed thereto in Section 4980B of the Code and the related regulations. Seller shall also comply with the group health care continuation requirements described in the Transition Services Agreement.

(g)    Non-Availability of Employee Plans Following Closing; Employee Plan Liabilities.  Buyer acknowledges that, except as set forth in Sections 7.05(b) and 7.05(c), none of the Employee Plans will be transferred to Buyer or the Acquired Companies by Seller or its Affiliates. Except for accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet and except as set forth in Section 7.05(b), Seller shall assume, retain and be solely responsible for all Liabilities with respect to the Employee Plans whether arising before, on or after the Closing Date.

(h)    Employment Termination Liabilities; Severance.  Following the Closing Date, Buyer shall cause the Acquired Companies to assume and discharge all Liabilities with respect to the Transferred Employees under the WARN Act or any similar state or local Applicable Law arising as a result of actions taken by Buyer with respect to the Transferred Employees after the Closing.

(i)    No Amendment; No Limitation on Amendment; No Right to Employment; No Third-Party Beneficiaries.  No provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including any Transferred Employee) any rights as a third party beneficiary.

Section 7.06.  Preservation of Records.  Seller and Buyer agree that each of them shall preserve and keep the records held by them relating to the Business or the Acquired Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such Party in connection with, among other things, any federal securities disclosure, Tax audits, any insurance claims by or legal proceedings against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. The requesting Party or its Representatives shall be permitted to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either Party to make such records available to the other (or to require a Party to make any employees or auditors available to the other) to the extent that the resulting disclosure would (a) jeopardize any attorney-client or other legal privilege, (b) contravene any Applicable Law or Order, or (c) contravene any Contract entered into prior to the Closing Date (including any confidentiality agreement) (provided, that, in the case of each of clauses (a) through (c) above, the applicability of such prohibitions shall be determined after taking into account any reasonable proposals made by the requesting Party or its Representative, and reasonably acceptable to the Party responsible for preserving and keeping such records or making such employees or auditors available (or causing such records to be preserved and kept or such employees or auditors to be made available), to limit or restrict access to such records (or the contents thereof) or such disclosures by such employees or auditors, or the use thereof, or to treat any such records (or the contents thereof), or such disclosures by such employees or auditors, as confidential, or to enter into a joint defense agreement, in order to avoid jeopardizing such privilege or status, violating such restrictions under such Applicable Law or Order, or contravening such Contract).

Section 7.07.  Mail and Communications.  Except as otherwise required by Applicable Law, Seller shall promptly remit to Buyer any mail or other communications of the Acquired Companies received by Seller from and after the Closing Date. Buyer shall cause the Acquired Companies to promptly remit to Seller any mail or other communications of Seller received by the Acquired Companies from and after the Closing Date.

Section 7.08.  Tax Matters.

(a)    Seller and Buyer shall each pay, in a due and timely manner, one-half of all sales, use, value added, documentary, stamp duty, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (“Transfer Taxes”) arising out of or in connection with or attributable to the Contemplated Transactions. Buyer and Seller may agree in writing that one Party bears a specific Transfer Tax. Seller shall prepare all Tax Returns in respect of Transfer Taxes; provided, however, that any such Tax Returns shall be delivered to Buyer no later than twenty (20) Business Days before filing for approval by Buyer, which approval shall not be unreasonably withheld or delayed. Seller shall file all such Tax Returns. Buyer shall reasonably cooperate with Seller in connection with their obligations under this Section 7.08(a).

(b)    Within five (5) months of the Closing, Buyer will provide to Seller any items as Seller may reasonably request in writing for the preparation of an income Tax Return for the Pre-Closing Tax Period. Seller will prepare, in a manner consistent with past practice and at its own cost, and file in a due and timely basis all Tax Returns with respect to the Acquired Companies that (i) relate to an affiliated, consolidated, combined or unitary group which includes both Seller and an Acquired Company (“Seller’s Consolidated Tax Returns”) or (ii) do not include any period after the Closing Date. Seller shall deliver copies of each such Pre-Closing Tax Return (and the portion of any such Seller’s Consolidated Tax Return relating to any of the Acquired Companies) to Buyer no later than twenty (20) calendar days before filing for Buyer’s review, comment and approval, which approval shall not be unreasonably withheld or delayed, along with payment for any Tax due on such Tax Return that have not been reserved or accrued for by the Acquired Companies for purposes of calculating the Closing NTBV. Seller shall within twenty (20) Business Days provide to Buyer copies of any Pre-Closing Tax Return (and the portion of Seller’s Consolidated Tax Return relating to any of the Acquired Companies) filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(c)    Buyer shall prepare and file in a due and timely basis all other Straddle Period Tax Returns (which Tax Returns shall be prepared in a manner consistent with the historic tax accounting practices of the Acquired Companies, except as otherwise required under Applicable Law). Seller shall provide to Buyer any items as Buyer may reasonably request in writing for the preparation of the Straddle Period Tax Returns. Buyer shall deliver to Seller copies of such Tax Returns (other than any such Tax Returns that are filed on a monthly basis) no later than twenty (20) calendar days (taking into consideration applicable extension periods) before filing for approval by Seller, which approval shall not be unreasonably withheld or delayed. Seller shall pay Buyer the amount representing the liability for Pre-Closing Taxes on such Straddle Period Tax Returns that have not been reserved or accrued for by the Acquired Companies for purposes of calculating the Closing NTBV or any Pre-Closing Tax Return promptly after such approval is given, but in no event later than the due date (taking into consideration applicable extension periods) for filing such Tax Returns. Buyer shall within ten (10) Business Days provide to Seller copies of any Straddle Period Tax Return filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(d)    Seller shall notify Buyer of any audit, claim for refund or other Tax proceedings (any such audit, claim for refund or other Tax proceedings being referred to herein as a “Contest”) of any Seller’s Consolidated Tax Return within ten (10) Business Days of receipt and reasonably allow the applicable Acquired Company and its counsel to participate in that portion of the Contest that relates to such Acquired Company. Seller shall not settle any Contest of any of its consolidated, combined or unitary income Tax Returns to the extent that such Contest relates to any Acquired Company in a manner that would adversely affect any Acquired Company after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. To the extent reasonably practical, Seller shall regularly consult with Buyer regarding the status and defense of any such Contest.

(e)    In the case of a Contest that relates to a Pre-Closing Tax Period that ends on or before the Closing Date, Seller shall be entitled to control such Contest. Seller shall notify Buyer of such Contest within ten (10) Business Days of receipt and reasonably allow the applicable Acquired Company and its counsel to participate in that portion of the Contest that relates to such Acquired Company. Seller shall not settle any Contest under this Section 7.08(e) to the extent that such settlement would adversely affect any Acquired Company for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. To the extent reasonably practical, Seller shall regularly consult with Buyer regarding the status and defense of any such Contest.

(f)    In the case of a Contest that relates to a Straddle Period, Buyer shall be entitled to control such Contest. Seller shall have the right to participate in any portion of such Contest that relates to a period ending on the Closing Date at its own expense. Notwithstanding the foregoing, Buyer shall not settle any Contest that relates to a Straddle Period of any Acquired Company to the extent that such settlement would adversely affect any Acquired Company for any Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(g)    As used in this Agreement, the following definitions shall apply:

(i)    “Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date and the portion of a Straddle Period ending as of the close of business Eastern Time on the Closing Date.

(ii)    “Pre-Closing Tax Return” shall mean a Tax Return with respect to any Pre-Closing Tax Period.

(iii)    “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

(iv)    “Pre-Closing Taxes” shall mean (i) all Liability for Taxes of any of the Acquired Companies for Pre-Closing Tax Periods (including for a Straddle Period, as allocated to a Pre-Closing Tax Period in accordance with Section 7.08(g)(vi) below), (ii) all Liability resulting by reason of the liability of the Acquired Companies pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Applicable Law or regulation, or by reason of an Acquired Company having been on or prior to the Closing Date a member of any affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Acquired Company is determined or taken into account with reference to the activities, assets or other attributes of any other person or that relates to any Pre-Closing Tax Period, and (iii) all Liability for Taxes described in clause (iii) of the definition of Tax.

(v)    “Post-Closing Taxes” shall mean Taxes of the Acquired Companies for any Post-Closing Tax Period.

(vi)    “Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date. With respect to any Straddle Period, Taxes attributable to the Post-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Post-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be equal to the amount of Tax which would be payable for the portion of the Straddle Period beginning after the Closing Date if such portion were a complete Tax period and the Pre-Closing Tax Period ended on and included the Closing Date (determined based on an interim closing of the books as of the close of business Eastern Time on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Acquired Companies holds a beneficial interest shall be deemed to terminate at such time)). All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Acquired Companies (unless otherwise required by Applicable Law). All other Taxes with respect to a Straddle Period shall be attributable to the Pre-Closing Tax Period.

(vii)    “Straddle Period Tax Return” shall mean a Tax Return filed with respect to a Straddle Period.

(h)    Buyer shall not file any amended Tax Return for any period relating to any Pre-Closing Tax Period without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

(i)    Without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, none of Seller, Affiliates of Seller and the Acquired Companies shall, to the extent it relates to the Acquired Companies, make or change any Tax election, amend or change any Tax Return, change any annual Tax accounting period, request a Tax ruling, adopt or change any method of Tax accounting if any such action or omission would have the effect of increasing the Tax Liability of any Acquired Company, Buyer or any Affiliate of Buyer.

(j)    Seller shall cause any and all existing Tax Sharing Agreements with respect to or involving any of the Acquired Companies to be terminated as of the Closing, such that after the Closing, none of the Acquired Companies shall have any further rights or Liabilities thereunder.

(k)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(l)    Buyer and Seller further agree, upon request, to use their respective Best Efforts to obtain any certificate or other document from any Governmental Authority or customer of the Acquired Companies or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(m)    Seller shall be entitled to retain, or receive immediate payment from the Buyer or any of the Acquired Companies of, (i) any Tax refund (including, without limitation, refunds arising by reason of amended Tax Returns filed after the Closing Date) or (ii) credit of any Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Acquired

Companies, for any Pre-Closing Tax Period for which Seller is responsible pursuant to this Agreement or has otherwise paid or caused to be paid, but only to the extent that such Tax refund or Tax credit has not been included as an asset in the Net Closing Book Value Calculation. In addition, any reduction of Taxes (“Reduced Taxes”) due with respect to the assets or business of the Acquired Companies for any period or partial period ending after the Closing Date that is attributable to an adjustment as a result of a Contest by a taxing authority requiring the Acquired Companies to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax Return as originally filed during Pre-Closing Tax Periods or portions of the Straddle Tax Period ending on the Closing Date, as the case may be, shall be credited to Seller, and the Buyer shall pay over such Reduced Taxes to Seller promptly after the receipt of any refund of Taxes attributable thereto or the payment of any Reduced Tax or the reporting of any Tax liability in an amount reflecting such Reduced Taxes, less the reasonable expenses incurred by the Buyer, if any, to amend any Tax Returns in order to pursue such refund; provided, however, that Buyer shall not pay over to Seller any Reduced Taxes that Buyer recognizes (by Tax refund or as a deduction which reduces Taxes otherwise payable) in any taxable year ending after December 31, 2012. The Buyer shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Acquired Companies. The Buyer and Seller shall cooperate, and the Buyer shall cause the Acquired Companies, to cooperate with Seller, with respect to Seller’s reasonable requests to claim any refund or credit referred to in this Section 7.08(m), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund.

Section 7.09.  Intentionally Left Blank.

Section 7.10.  Nonsolicitation of Employees.  For a period commencing upon the Closing and ending on the first (1st) anniversary of the Closing, neither Seller nor any Affiliate thereof, on the one hand, nor Buyer, the Acquired Companies nor any Affiliate thereof, on the other hand, shall, directly or indirectly, solicit, hire or employ, or cause any other Person to solicit, hire or employ any employee or contractor then retained or employed by the other or retained or employed by the other within the one-year period immediately prior to such solicitation, hiring or employment; provided, that the foregoing prohibition shall not (i) apply to any employment or consulting arrangement entered into with an individual who has responded to a general solicitation (such as an advertisement) not specifically targeted at such individual or with an individual who has approached the applicable employer without having been initially solicited by the other or (ii) prohibit Buyer or any Acquired Company from hiring any Employee. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing herein shall be deemed to limit Seller’s obligations under the Non-Compete Agreement.

Section 7.11.  Preparation of Proxy Statement; Stockholders’ Meeting.

(a)    Seller shall prepare and file the preliminary form of the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, but in any event within forty-five (45) days of the date hereof. All documents required to be filed with the SEC by Seller in connection with the Contemplated Transactions will comply as to form and substance with the applicable requirements of the Exchange Act. Subject to Applicable Laws, to the extent required to complete the Proxy Statement, Buyer shall, upon request by Seller, furnish Seller with information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Proxy Statement. Seller and Buyer each agrees to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. Seller shall promptly notify Buyer of the receipt of any comments (written or oral) of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information that may be received by Seller or its counsel from the SEC or its staff, and shall provide to Buyer promptly copies of all correspondence between Seller or its counsel and the SEC with respect to the Proxy Statement. Seller shall give Buyer and its counsel a reasonable opportunity to review, and comment on, the Proxy Statement and all responses to requests for additional information by and replies to comments (written or oral) of the SEC before their being filed with, or sent to, the SEC.

Seller shall give reasonable and good faith consideration to any comments made by Buyer and its counsel. Seller agrees to use its Best Efforts, after consultation with the Buyer, to respond promptly to all such comments of and requests by the SEC and Seller agrees to cause the Proxy Statement to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholder Meeting at the earliest practicable time. Subject to Section 7.11(d): (i) the Proxy Statement shall include a statement to the effect that the Seller Board unanimously recommends that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting (the unanimous recommendation of the Seller Board that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions shall be referred to in this Agreement as the “Seller Board Recommendation”), and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the Seller Board or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

(b)    Seller shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and under all Applicable Laws to duly call, give notice of, convene and hold a meeting of its stockholders to vote on a proposal to approve and adopt this Agreement and the Contemplated Transactions (such meeting or any adjournment or postponement thereof, the “Seller Stockholder Meeting”), and shall submit such proposal to Seller’s stockholders at the Seller Stockholder Meeting. Seller shall ensure that all proxies solicited in connection with the Seller Stockholder Meeting are solicited in compliance with all Applicable Laws. The Seller Stockholder Meeting shall be held (on a date selected by Seller in consultation with Buyer) as promptly as practicable subject to Applicable Law after the date on which the Proxy Statement is first mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholder Meeting, but not later than forty-five (45) days after the later of (i) if comments are received from the SEC pertaining to the Proxy Statement, the date Seller shall have cleared all such comments, or (ii) the tenth (10th) day after the date the preliminary proxy statement was first filed with the SEC if no SEC comments are received (and the SEC does not otherwise notify Seller (whether orally or in writing) that SEC comments are forthcoming) within such ten (10) days. Without limiting the generality of the foregoing, expect as otherwise provided in this Agreement, Seller’s obligation pursuant to this Section 7.11(b) shall not be affected by: (i) the commencement, public proposal, public disclosure or communication to Seller of any Competing Transaction Proposal, or (ii) any withdrawal or modification of the Seller Board Recommendation in accordance with Section 7.11(d).

(c)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Seller Stockholder Meeting if this Agreement is terminated prior to such meeting pursuant to Section 10.01.

(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the Seller Stockholder Approval, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Buyer if: (i) a Competing Acquisition Proposal is made to Seller and is not withdrawn, (ii) Seller provides Buyer with at least five (5) Business Days prior written notice of any meeting of the Seller Board at which the Seller Board will consider and determine whether such Competing Acquisition Proposal is a Superior Proposal, (iii) the Seller Board determines in good faith (after consultation with the Seller Financial Advisor and Seller’s Outside Legal Counsel of National Repute) that such Competing Transaction Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (iv) the Seller Board determines in good faith, after having consulted with Seller’s Outside Legal Counsel of National Repute, that, in light of such Competing Acquisition Proposal, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law, and (v) none of Seller, the Acquired Companies or Seller’s or the Acquired Companies respective Representatives shall have violated any of the restrictions set forth in Section 5.07.

Section 7.12.  Cross License of Business Know-How.

(a)    License to Buyer

(i)    Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license, with the right to sublicense in accordance with Section 7.12(a)(iii) below, to use, reproduce, create derivative works of, distribute, display, and perform the Retained Business Know-How solely for purposes of operating the Business.

(ii)    As used herein, “Retained Business Know-How” means Business Know-How owned by Seller or its Affiliates on the Closing Date that is used both in the operation of the Business and the operation of the Retained Business prior to the Closing Date.

(iii)    Buyer’s right to sublicense the Retained Business Know-How pursuant to Section 7.12(a)(i) is subject to the requirements that (A) Buyer shall be permitted to sublicense the rights hereunder solely in connection with the operation of the Business to (1) Affiliates, (2) third party service providers acting under the direction of Buyer, and for the exclusive interests of Buyer, or (3) third parties purchasing any portion of the Business, and (B) Buyer shall enter into a written agreement with each permitted third party sublicensee containing provisions at least as protective of Seller as the terms and conditions of this Agreement, including without limitation, the confidentiality provisions set forth in Section 6.01.

(iv)    The license granted to Buyer shall not be transferable or assignable without the prior written consent of Seller except to the extent such assignment or transfer occurs in connection with the sale or transfer by Buyer of substantially all of the Business or substantially all of the assets of the Business, and any attempted assignment or transfer in violation of the Section 7.12(a)(iv) shall be null and void.

(b)    License to Seller

(i)    Buyer hereby grants to Seller, and Seller hereby accepts, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license, with the right to sublicense in accordance with Section 7.12(b)(iv) below, to use, reproduce, create derivative works of, distribute, display, and perform the Transferred Business Know-How solely for purposes of operating the Retained Business.

(ii)    As used herein, “Transferred Business Know-How” means Business Know-How owned by any Acquired Company on the Closing Date that is used both in the operation of the Business and the operation of the Retained Business on or prior to the Closing Date.

(iii)    As used herein, “Retained Business” means the business and operations of Seller, excluding the Business.

(iv)    Seller’s right to sublicense the Transferred Business Know-How pursuant to Section 7.12(b)(i) is subject to the requirements that: (A) Seller shall be permitted to sublicense the rights hereunder solely in connection with the operation of the Retained Business to (1) Affiliates, (2) third party service providers acting under the direction of Seller, and for the exclusive interests of Seller, or (3) third parties purchasing any portion of the Retained Business, and (B) Seller shall enter into a written agreement with each permitted third party sublicensee containing provisions at least as protective of Buyer as the terms and conditions of this Agreement.

(v)    The license granted to Seller shall not be transferable or assignable without the prior written consent of Buyer except to the extent such assignment or transfer occurs in connection with the sale or transfer by Seller of substantially all of the Retained Business or substantially all of the assets of the Retained Business, and any attempted assignment or transfer in violation of the Section 7.12(b)(v) shall be null and void.

Section 7.13.  Accounts Receivable Guarantee.

(a)    Subject to this Section 7.13, Seller hereby guarantees the collectability of all of the Accounts Receivable of the Acquired Companies, both billed and unbilled, included in the Closing NTBV as Finally Determined (net of allowances for doubtful accounts included in the Closing NTBV as Finally Determined) (the “Current Balance Sheet Receivables”) within eighteen (18) months of the Closing Date. The Accounts Receivable guaranteed hereunder shall be net of any amounts collected within eighteen (18) months of the Closing Date with respect to Accounts Receivable that had previously been included in the allowances for doubtful accounts.

(b)    Buyer shall attempt (in a manner consistent with its existing practices for its own accounts receivables) to collect the Current Balance Sheet Receivables. Buyer shall provide Seller with such status updates with respect to the collection of such Current Balance Sheet Receivables as Seller may reasonably request from time to time. To the extent that Buyer is having difficulty collecting any such Current Balance Sheet Receivables, the Buyer may notify Seller and Seller shall cooperate in collecting such Current Balance Sheet Receivable jointly with Buyer. Payments received from customers who are account debtors with respect to Current Balance Sheet Receivables shall be credited to such invoices as such customers may specify in writing (including notations on checks or wire transfers) or, if not so specified, to the oldest outstanding invoice of such customer.

(c)    In the event any Current Balance Sheet Receivables remain outstanding following the expiration of the of the eighteen (18) month anniversary of the Closing Date (the “Remaining Accounts Receivable”), Seller shall indemnify Buyer for the amount of the Remaining Accounts Receivable pursuant to Article IX and subject to the limitations thereof (including, without limitation, the limitations set forth in Section 9.02(b) and the Initial Cap and Adjusted Cap specified in Section 9.02(d)).

Section 7.14.  Procurement of Insurance.  At or prior to the Closing, Buyer shall procure, at Seller’s cost (subject to the proviso hereto), (collectively, the “Tail Insurance”) (a) professional liability tail insurance with minimum coverage of $30,000,000, with a deductible of $100,000 and for a minimum coverage period of three (3) years following the Closing, and (b) extended reporting period/run-off coverage for employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance with minimum coverages of $3,000,000, $10,000,000 and $5,000,000 respectively, and for a minimum coverage period of six (6) year; provided, that Seller shall not be required pursuant to this Section 7.14 to pay any premiums in excess of $235,000 in the aggregate for such insurance coverage. Following the Closing, Seller shall use its Best Efforts to cooperate with Buyer in accessing Seller’s historic occurrence-based insurance coverage applicable to the Acquired Companies; provided, that Buyer shall be responsible for all reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) that Seller may incur in attempting to access such occurrence-based insurance coverage, unless and to the extent that any Buyer Indemnitee is entitled to be indemnified pursuant to Article IX of this Agreement for such costs and expenses (without taking into account any limitations or thresholds).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01.  Conditions to Obligations of Buyer and Seller.  The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:

(a)    No Applicable Law shall be in effect which would restrain, enjoin, prohibit or make illegal the consummation of any of the Contemplated Transactions;

(b)    No Proceeding shall be pending or threatened (other than any Proceeding brought or threatened by Buyer or any of its Affiliates) which challenges or seeks to restrain, enjoin or prohibit any of the Contemplated Transactions;

(c)    The Seller Stockholder Approval shall have been obtained;

(d)    Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects (other than representations which are qualified by materiality or by Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties relate to a particular date or time period (in which case such representations and warranties shall be true and correct on and as of such date or for such time period); and

(e)    Neither Buyer nor Seller shall have become aware of any Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, or similar impact on any Acquired Company or the Buyer, that would result from the consummation of the Contemplated Transactions.

Section 8.02.  Conditions to Obligation of Buyer.  In addition to the conditions set forth in Section 8.01 above, the obligations of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:

(a)    Seller shall have performed and complied in all respects with all covenants and obligations under Section 2.05 of this Agreement required to be performed and complied with by it as of the Closing Date and Seller shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date;

(b)    All Consents and Government Contract Consents set forth on Schedule 8.02(b)(i), all notices set forth on Schedule 8.02(b)(ii) and all Governmental Approvals shall have been obtained, made or given (as applicable);

(c)    There shall have been no Material Adverse Effect with respect to the Business, Seller or Buyer;

(d)    No Proceeding shall be pending or threatened which (i) could reasonably be expected to result in a Material Adverse Effect with respect to the Business or Seller, or (ii) could reasonably be expected to materially and adversely affect the Business, the Acquired Companies, Buyer or Buyer Parent (including, without limitation, any such Proceeding relating to any alleged violation of, or non-compliance with, any Applicable Law, or any allegation of fraud or intentional misrepresentation);

(e)    Buyer shall have received evidence reasonably satisfactory to it that all Liens, other than Permitted Liens, on the assets and properties of the Acquired Companies have been paid, satisfied or otherwise discharged;

(f)    None of the Employees listed on Schedule 8.02(f) shall have ceased to be employed by the Acquired Companies or indicated any intent not to remain employed by the Acquired Companies or Buyer following the Closing pursuant to the terms of such employee’s Employment Agreement; and

(g)    None of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid which (i) (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (B) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (C) grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, and (ii) Buyer reasonably believes would, individually or in the aggregate, materially and adversely affect Buyer, its Affiliates or any of the Acquired Companies following the Closing.

Section 8.03.  Conditions to Obligation of Seller.  In addition to the conditions set forth in Section 8.01 above, the obligations of Seller to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver by Seller, on or prior to the Closing Date, of each of the following further conditions:

(a)    Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except for such breaches or inaccuracies of the representations and warranties of Buyer that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer;

(b)    Buyer shall have performed and complied in all respects with all covenants and obligations under Section 2.04 of this Agreement required to be performed and complied with by it as of the Closing Date and Buyer shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date; and

(c)    There shall have been no Material Adverse Effect with respect to Buyer, Seller or the Business.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.01.  Survival.  The representations and warranties of the Parties under this Agreement or in any agreement, certificate or instrument delivered by the Parties pursuant to this Agreement shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any Party or its Representatives for a period of thirty-six (36) months after the Closing Date; provided, however, that notwithstanding the foregoing, (a) the representations and warranties set forth in Section 3.20 (Taxes) shall survive until the expiration of the applicable statute of limitations, and (b) any claims or Losses based on Seller Fraud shall survive in perpetuity or for the maximum period of time permitted by Applicable Law. No action for a breach of any representation or warranty contained herein shall be brought after the expiration of the survival of such representation or warranty, except to the extent a Party has received written notification prior thereto setting forth in reasonable detail the basis for such claim, in which event the applicable representations and warranties shall survive until such claims are resolved but only to the extent the representations and warranties relate to the matters subject to the claim. The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue until fully discharged. This Section 9.01 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing, provided, that nothing herein shall restrict a Party’s right to commence any claim with respect to such covenant or agreement following the Closing. The representations, warranties, covenants and agreements made by any Party in this Agreement shall not be affected, limited or compromised in any respect by any due diligence investigation or any other inquiries or investigations by any other Party, regardless of the results thereof.

Section 9.02.  Indemnification by Seller.

(a)    From and after the Closing Date, subject to the restrictions and limitations in this Article IX, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors,

stockholders, employees and agents (collectively, “Buyer Indemnitees”) against and hold them harmless from any claim, loss, lost profit, damage, judgment, penalty, interest, Liability, Tax, cost or expense (including reasonable legal, accounting and consulting fees and expenses and any expenses incurred in connection with investigating, defending against or settling any claims or related causes of action) (collectively, “Losses”) sustained, suffered or incurred by any of the Buyer Indemnitees, or to which any of the Buyer Indemnitees may be subjected, arising from:

(i)    any breach of any representation or warranty of Seller contained in this Agreement;

(ii)    any breach or non-fulfillment of any covenant or undertaking of Seller contained in this Agreement or any Ancillary Agreement;

(iii)    all third party claims arising out of, connected with, incident to or relating to the Acquired Companies from any acts, errors, omissions or conduct of the Business (including work performed) prior to the Closing (except to the extent already included in the Closing Balance Sheet);

(iv)    all claims arising out of, connected with, incident to or relating to the Acquired Companies from any violation of, or non compliance with, any Applicable Law prior to the Closing;

(v)    all Pre-Closing Taxes, except to the extent that a breach by Buyer of its obligations contained in Section 7.08(b) results in Losses but only to the extent that such breach increases such Losses;

(vi)    the Accounts Receivable guarantee contained in Section 7.13; and

(vii)    all claims and Losses arising out of, connected with, incident to or relating to the GIP (except to the extent that a breach by Buyer of its obligations contained in Section 7.05(c) results in Losses but only to the extent that such breach increases such Losses) or the TechTeam Global, Inc. Annual Incentive Plan.

(b)    Notwithstanding the foregoing, the Buyer Indemnitees shall not be entitled to indemnification for (A) those portions of any Losses that represent lost profits for any period after the Closing, diminution in value, restitution, mental or emotional distress, exemplary, special or punitive damages, except to the extent that any of the same are Finally Determined to be required to be paid by a Buyer Indemnitee to a third party that is not an Affiliate of any Buyer Indemnitee in connection with a claim asserted by such third party; or (B) those portions of any Losses (i) reserved, accrued or provided for by any Acquired Company in the Financial Statements prior to the Closing Date or are included in the computation of Net Tangible Book Value or otherwise paid or provided for by Seller or any of its Affiliates, or (ii) that have arisen as a result of any breach of this Agreement by Buyer or any of its Affiliates on or after the Closing Date or arising from any change in accounting principles, practices or methodologies adopted or required to be adopted after the Closing.

(c)    Notwithstanding anything to the contrary herein, no Buyer Indemnitee shall be entitled to reimbursement or indemnification from Seller with respect to any inaccuracies in or breaches of the representations and warranties made by Seller hereunder (other than Section 3.01 (Organization; Good Standing), Section 3.02 (Authorization; Validity of Agreement), Section 3.04 (Capitalization), Section 3.21 (Brokers’ or Finders’ Fees) and Section 3.24 (No Indebtedness)) unless and until (1) the sum of all Losses suffered or incurred by Buyer Indemnitees related to each individual claim, or series of related claims, exceeds Twenty-Five Thousand Dollars ($25,000) (such Losses are referred to herein as “Recoverable Claims”), and (2) the aggregate amount of all Losses suffered or incurred by all Buyer Indemnitees exceeds an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold”), inclusive of Recoverable Claims, in which case Buyer Indemnitees shall be entitled to be indemnified for the full amount of any and all Losses including any Recoverable Claims and the Threshold amount.

(d)    Notwithstanding anything to the contrary herein (other than Section 9.02(e) below), Seller’s aggregate liability under Section 9.02(a) shall not exceed: (i) during the period beginning on the Closing Date and ending on the last day of the twenty-fourth (24th) month following the Closing, an amount equal to Fourteen Million Seven Hundred and Fifty Thousand Dollars ($14,750,000) (the “Initial Cap”), and (ii) during the period beginning on the first day of the twenty-fifth (25th) month following the Closing and ending on the last day of the thirty-sixth (36th) month following the Closing, an amount equal to Nine Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($9,833,333)(minus the amount of claims in excess of Four Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven Dollars $4,916,667 applied against the Initial Cap within the first twenty-four (24) months after the Closing) (the “Adjusted Cap”). Notwithstanding anything to the contrary herein, except for claims or Losses based on Seller Fraud, Seller’s obligations under Section 9.02(a) shall terminate on the date that is thirty-six (36) months after the Closing Date or, in the case of Seller’s obligations under Section 9.02(a)(v) or any breach of the representations and warranties set forth in Section 3.20 (Taxes), following the expiration of the applicable statute of limitations, unless a Claim Notice shall have been delivered to Seller on or prior to such date, in which event the applicable indemnification obligation under Section 9.02(a) shall survive until the claims set forth in the Claim Notice are resolved in accordance with this Article IX, but only to the extent the indemnification obligation relates to such claims.

(e)    Notwithstanding anything herein to the contrary, the limitations on Recoverable Claims, the Threshold and the Initial Cap or Adjusted Cap, as applicable, shall not apply to Seller’s obligations under Section 9.02(a)(v) or any Losses sustained, suffered or incurred by any of the Buyer Indemnitees, or to which Buyer Indemnitees may be subjected, arising from (i) any breach of the representations and warranties set forth in Section 3.20 (Taxes) or (ii) any Seller Fraud; provided, that Seller’s aggregate liability under Section 9.02(a) shall not exceed the Purchase Price.

(f)    “Material Adverse Effect” and other materiality qualifications or any similar qualifications contained in any representation, warranty, covenant or undertaking contained in this Agreement shall be disregarded for purposes of determining the amount of any Losses arising from or relating to any indemnifiable breach of such representation, warranty, covenant or undertaking but shall not be disregarded for purposes of determining whether any such representation, warranty, covenant or undertaking has been breached.

Section 9.03.  Indemnification by Buyer.  From and after the Closing Date, to the extent provided in this Article IX, Buyer shall indemnify, and shall cause the Acquired Companies to indemnify, jointly and severally, Seller and its Affiliates, officers, directors, shareholders. employees and agents (“Seller Indemnitees”) against and hold them harmless from any Losses sustained, suffered or incurred by any of the Seller Indemnitees, or to which any of the Seller Indemnitees may be subjected, arising from:

(a)    any breach of any representation or warranty of Buyer contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant or undertaking of Buyer contained in this Agreement or any Ancillary Agreement;

(c)    except with respect to any matter for which Buyer would be entitled to be indemnified under Section 9.02 herein (without taking into account any limitations or thresholds), the operation of the Acquired Companies and its Business from and after the Closing Date, including any and all amounts accruing from and after the Closing Date under the Real Property Leases set forth on Schedule 3.08(a)(i); and

(d)    any obligations of Buyer under Section 6.05(a).

Section 9.04.  Single Recovery. Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation to indemnify any Buyer Indemnitee for the amount of any Loss if and to the extent the Buyer has already recovered such amount as a result of the Purchase Price adjustment pursuant to Section 2.07 or such amount was reflected as a liability in the final determination of the Closing NTBV.

Section 9.05.  Exclusive Remedy.  Except as otherwise provided in Section 2.07 (Purchase Price Adjustment), Section 11.18 (Specific Performance) and except for Seller Fraud, Buyer and Seller each acknowledge and agree, for themselves and on behalf of their respective Affiliates, that, following the Closing, the sole and exclusive remedy for any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.

Section 9.06.  Indemnification Procedures.  If there occurs an event or occurrence (including any claim asserted or action or proceeding commenced by a third party) which a Party (an “Indemnified Party”) asserts constitutes an indemnifiable event pursuant to Sections 9.02 or 9.03, the Indemnified Party shall provide written notice (a “Claim Notice”) to the Party obligated to provide indemnification hereunder (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder. The Indemnified Party shall give such written notice to the Indemnifying Party, with respect to third party claims, promptly after it becomes aware of the existence of any such event or occurrence and, with respect to all claims that are not third party claims, promptly after determining in good faith that Indemnified Party intends to assert a claim for indemnification hereunder; provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure actually, materially, irreparably and adversely prejudices the Indemnifying Party hereunder. If a Party receives written notice under this Article IX and does not agree that it is required to indemnify the Party giving such notice, it shall give notice of the same (a “Dispute Notice”) within thirty (30) calendar days of receipt of a Claim Notice. In the event that the Parties cannot agree whether such claim is indemnified hereunder within ten (10) calendar days after receipt of the Dispute Notice, then the Parties shall be free to pursue other available legal remedies to resolve such dispute. If no Dispute Notice is received within such thirty (30) calendar day period, the Party receiving a Claim Notice shall be deemed to have acknowledged liability for the relevant claim. In case any third-party action shall be brought against any Indemnified Party (a “Third-Party Proceeding”) and it shall notify the Indemnifying Party of the commencement thereof and its claim for indemnification with respect thereto pursuant to Section 9.02 or Section 9.03, the Indemnified Party shall be entitled to retain control of the defense of such claim with counsel selected by it (and the Indemnifying Party shall be entitled only to participate in the defense of such claim at its sole cost and expense through counsel of its own choice). The Indemnified Party shall act in good faith and shall conduct the defense of the Third-Party Proceeding in substantially the same manner in which it conducts claims made by other third-parties whether or not it has indemnification rights with respect thereto. The Indemnifying Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnified Party and its counsel in the defense of any such asserted claim. No Indemnified Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of an express, complete and unconditional release from all liability in respect to such claim. No Indemnifying Party shall be liable under this Article IX for any settlement, compromise or discharge of any claim effected without its written consent, which shall not be unreasonably withheld or delayed. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such third-party claim and (ii) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to such claim.

Section 9.07.  Adjustments for Insurance and Payments by Others.  Each Loss which an Indemnifying Party is required to pay pursuant to this Article IX shall be reduced by any amounts actually recovered by, or paid to, such Indemnified Party under applicable insurance policies held by Seller or the Acquired Companies prior to the Closing or under the Tail Insurance Policies, or from any other Person alleged to be responsible for such Loss, with respect to such Loss (it being understood that each Indemnified Party shall be required to use its Best Efforts to pursue all available insurance recoveries from insurance policies held by Seller or the Acquired Companies prior to the Closing or the Tail Insurance Policies in connection with any indemnification claim hereunder), in each case net of any out-of-pocket expenses incurred by the Indemnified Party in connection with the recovery of such amount. If the Indemnified Party receives any amounts under applicable insurance policies held by Seller or the Acquired Companies prior to the Closing or under the Tail Insurance Policies, or from any other Person alleged to be responsible for any Loss, pursuant to the preceding sentence, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 9.08.  Indemnification Escrow Amount.  Except for items excepted from the Initial Cap and Adjusted Cap pursuant to Section 9.02(e), the aggregate Liability of Seller under this Article IX for all Losses for which it would otherwise be liable under this Agreement shall not exceed the Indemnification Escrow Amount. Any amounts owing from Seller to any Buyer Indemnitees for all Losses shall be paid, to the extent possible, first from the Indemnification Escrow Account.

Section 9.09.  Treatment of Indemnity Claims.  Any indemnification payment made by a Party pursuant to this Article IX shall be treated as an adjustment to the Purchase Price hereunder.

ARTICLE X

TERMINATION

Section 10.01.  Grounds for Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:

(a)    by the mutual written agreement of Seller and Buyer;

(b)    by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if the Closing has not occurred on or prior to the Outside Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Buyer to perform any material obligation to be performed by Buyer pursuant to this Agreement at or prior to the Closing;

(c)    by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection) if the Closing has not occurred on or prior to the Outside Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Seller to perform any material obligation required to be performed by Seller pursuant to this Agreement at or prior to the Closing;

(d)    by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(e)    by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party at or prior to the Closing;

(f)    by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if (i) the Seller Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller’s stockholders shall have voted on a proposal to approve and adopt this Agreement and the Contemplated Transactions, and (ii) Seller shall not have obtained the Seller Stockholder Approval;

(g)    by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if a Seller Triggering Event shall have occurred;

(h)    by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection), immediately prior to entering into a definitive agreement with respect to a Superior Proposal; provided that (i) Seller received such Superior Proposal, (ii) Seller has not breached or violated the terms of Section 5.07 hereof, (iii) the Seller Board has authorized Seller to enter into such definitive agreement for such Superior Proposal, (iv) prior to such termination, Seller pays Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee in accordance with Section 10.04, and (v) immediately following the termination of this Agreement, Seller enters into such definitive agreement to effect such Superior Proposal;

(i)    by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Business, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to the Business or Seller;

(j)    by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Seller’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.01(d) would not be satisfied, (ii) (A) any of Seller’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.01(d) would not be satisfied and (B) such inaccuracy has not been cured by Seller within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, (iii) any of Seller’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.02(a) would not be satisfied, (iv) any of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid, such that the condition set forth in Section 8.02(g) would not be satisfied, or (v) any Proceeding shall be initiated, threatened or pending which could reasonably be expected to materially and adversely affect the Business, the Acquired Companies, Buyer or Buyer Parent (including, without limitation, any such Proceeding relating to any alleged violation of, or non compliance with, any Applicable Law or any allegation of fraud or intentional misrepresentation);

(k)    by Seller (by written notice of termination from Seller to Buyer, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Buyer’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.03(a) would not be satisfied, (ii) any of Seller’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.01(d) would not be satisfied, (iii)

(A) any of Buyer’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would not be satisfied and (B) such inaccuracy has not been cured by Buyer within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iv) any of the Buyer’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.03(b) would not be satisfied; and

(l)    by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection, specifying the nature of the Material Adverse Effect) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect with respect to Buyer, Seller or the Business, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to Buyer, Seller or the Business.

Section 10.02.  Procedure and Effect of Termination.  In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to the other Party. If this Agreement is terminated and the Contemplated Transactions are abandoned as provided herein:

(a)    Each Party will redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel;

(b)    All confidential information received by any Party hereto with respect to the business of any other Party or its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

(c)    All filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn by such Party from such Person.

Section 10.03. Effect of Termination.

(a)    If this Agreement is terminated and the Contemplated Transactions are abandoned pursuant to Section 10.01, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Article XI, (ii) Section 7.04 relating to publicity, (iii) Sections 3.21 and 4.07 relating to finders’ fees and brokers’ fees or commissions, (iv) Section 6.01 relating to confidentiality, (v) Section 10.02, this Section 10.03 and Section 10.04, and (vi) the Confidentiality Agreement.

(b)    Subject to Section 10.03(a) but notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated and the Contemplated Transactions are abandoned pursuant to Section 10.01, no Party shall have any Liability hereunder (including, without limitation, with respect to any and all fees and expenses that have been paid or that may become payable by or on behalf of any other Party in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Contemplated Transactions or with respect to any other Losses sustained, suffered or incurred by any Person arising from or relating to the termination of this Agreement); provided, however, that nothing in this Section 10.03(b) shall relieve (i) any Party from any Liability for any intentional breach of this Agreement by such Party prior to such termination, or (ii) Seller of the obligation to pay Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee pursuant to Section 10.04, if applicable.

Section 10.04. Expenses; Termination Fee.

(a)    If Seller terminates this Agreement pursuant to Section 10.01(f) or 10.01(h), or Buyer terminates this Agreement pursuant to Sections 10.01(f) or 10.01(g), then (without limiting any obligation of Seller to pay any Seller Termination Fee payable pursuant to Section 10.04(b)), Seller shall make a nonrefundable cash payment to Buyer, at the time specified in Section 10.04(d), in an amount equal to the aggregate amount of all reasonable out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees), which fees and expenses are documented and itemized in reasonable detail, that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Contemplated Transactions provided that such expense reimbursement amount shall not exceed Seven Hundred Fifty Thousand Dollars $750,000 in the aggregate (the “Buyer Reimbursable Expenses”). Additionally, Seller shall pay Buyer the Buyer Reimbursable Expenses if (i) Seller terminates this Agreement pursuant to Section 10.01(k) because the condition in Section 8.01(d) would not be satisfied or pursuant to Section 10.01(l) in connection with a Material Adverse Effect relating to Seller or the Business, and (ii) enters into a definitive agreement with respect to a Superior Proposal on or before the Outside Date, in which case, the Buyer Reimbursable Expenses shall be paid to Buyer concurrently with the execution of such definitive agreement. Notwithstanding anything to the contrary contained in this Section 10.04, Seller shall not be required to pay the Buyer Reimbursable Expenses until two (2) Business Days after it is provided with the supporting documentation and itemized detail referred to in the preceding sentence.

(b)    If Seller terminates this Agreement pursuant to Section 10.01(h), or Buyer terminates this Agreement pursuant to Sections 10.01(g), then Seller shall pay to Buyer a nonrefundable termination fee equal to four percent (4%) of the Pre-Adjustment Purchase Price (the “Seller Termination Fee”) at the time specified in Section 10.04(d) below. Additionally, Seller shall pay Buyer the Seller Termination Fee if (i) Seller terminates this Agreement pursuant to Section 10.01(k) because the condition in Section 8.01(d) would not be satisfied or pursuant to Section 10.01(l) in connection with a Material Adverse Effect relating to Seller or the Business, and (ii) enters into a definitive agreement with respect to a Superior Proposal on or before the Outside Date, in which case, the Seller Termination Fee shall be paid to Buyer concurrently with the execution of such definitive agreement. Any Seller Termination Fee payable under this Section 10.04(b) shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated in the circumstances set forth in Sections 10.01(g) or 10.01(h) (or 10.01(k) or 10.01(l) but only under the circumstances set forth in the immediately preceding sentence), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Seller Termination Fee to be paid pursuant to this Section 10.04(b) represents liquidated damages and not a penalty.

(c)    Notwithstanding any other provision of this Agreement to the contrary, in the event that, either concurrently with or following a Seller Change of Control, (i) this Agreement is terminated for any reason, or (ii) the Closing has not occurred on or before the Outside Date (in the case of both clauses (i) and (ii), other than as a result of a failure on the part of Buyer to perform a material obligation to be performed by Buyer pursuant to this Agreement at or prior to the Closing), then Seller shall pay Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee within two (2) Business Days of such termination or the Outside Date, as applicable, by wire transfer of immediately available funds to an account designated in writing by Buyer. Any Seller Termination Fee payable under this Section 10.04(c) shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated or the Closing shall not have occurred on or prior to the Outside Date, which damages cannot be determined with reasonable certainty. It is specifically agreed that any Seller Termination Fee to be paid pursuant to this Section 10.04(c) represents liquidated damages and not a penalty. Under no circumstances shall Buyer be entitled to the Seller Termination Fee pursuant to this Section 10.04(c) if Buyer is otherwise entitled to the Seller Termination Fee pursuant to Section 10.04(b) and under no circumstances shall Buyer be entitled to the Buyer Reimbursable Expenses pursuant to this Section 10.04(c) if Buyer is otherwise entitled to the Buyer Reimbursable Expenses pursuant to Section 10.04(a).

(d)    The Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid at the time specified in the next sentence (unless otherwise provided in Section 10.01(b) or 10.04(c)) by wire transfer of immediately available funds to an account designated in writing by Buyer. In the case of a termination of this Agreement by Seller pursuant to Section 10.01(f), the Buyer Reimbursable Expenses shall be paid by Seller prior such termination; in the case of a termination of this Agreement by Seller pursuant to Section 10.01(h), the Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid by Seller prior to such termination; in the case of a termination of this Agreement by Buyer pursuant to Section 10.01(f), the Buyer Reimbursable Expenses shall be paid by Seller within two (2) Business Days after such termination; and, in the case of a termination of this Agreement by Buyer pursuant to Section 10.01(g), the Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid by Seller within two (2) Business Days after such termination. If Seller fails to pay when due any amount payable under this Section 10.04, then (i) Seller shall reimburse Buyer for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Buyer of its rights under this Section 10.04, and (ii) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid or, if less, the maximum rate permitted by Applicable Law.

(e)    If Seller terminates this Agreement pursuant to Section 10.01(h) (or 10.01(k) or 10.01(l) but only under the circumstances set forth in Section 10.04(b)), or Buyer terminates this Agreement pursuant to Sections 10.01(g) or Buyer is paid the Buyer Reimbursable Expenses and the Seller Termination Fee pursuant to Section 10.04(c), upon payment of the Seller Termination Fee in accordance with Section 10.04(b) or 10.04(c) and the reimbursement of the Buyer Reimbursable Expenses in accordance with Section 10.04(a) or 10.04(c), except to the extent otherwise specified in Section 10.03(b) and notwithstanding any other provision contained in this Agreement to the contrary, (i) no Person, including, but not limited to, Buyer and Buyer Parent, shall have any rights or claims against Seller and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Seller Parties”) pursuant to this Agreement (including this Section 10.04).

ARTICLE XI

GENERAL

Section 11.01. Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address or fax number for such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice, provided, however, that the day any notice of change of address or telecopier number shall be effective only upon receipt):

(a)    if to Seller, to:

TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI 48033
Facsimile No.: (248) 357-2570
Attention: Michael A. Sosin, Esq.
MSosin@techteam.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
Watergate 600 New Hampshire Avenue
Washington, DC 20037
Facsimile No.: (202) 572-1434
Attention: Keith E. Gottfried, Esq.
Email: Gottfried@Blankrome.com

(b)    if to Buyer or Buyer Parent, to:

Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California 91105
(for personal delivery and overnight courier)
P.O. Box 7084
Pasadena, California 91109-7084
(for U.S. Mail)
Attention: Mike Udovic, Esq.
Facsimile: (626) 568-7144
Email: Mike.Udovic@jacobs.com
with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street
Los Angeles, California 90071
Attention: Robert A. Miller, Esq.
Facsimile: (213) 996-3254
Email: RobertMiller@Paulhastings.com

Section 11.02. Amendments and Modifications. Any provision of this Agreement may be amended or modified only by a written instrument signed by all of the Parties hereto; provided, however, that, after any approval of this Agreement by the stockholders of Seller, no amendment may be made without further stockholder approval which, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.

Section 11.03. Waiver.  No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.04. Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by either Party, then the breaching Party will reimburse the other Party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

Section 11.05. Disclosure Schedule References.  No disclosure on any Schedule relating to a possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 11.06. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the transactions contemplated hereby, and the consummation of the transactions contemplated hereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby are consummated (a) of Seller or any of its Affiliates (including, for costs incurred prior to the Closing, the Acquired Companies) shall be paid by Seller, and (b) of Buyer or any of its Affiliates (including, for costs incurred following the Closing, the Acquired Companies) shall be paid by Buyer.

Section 11.07. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Seller, (i) to any Affiliate of Buyer (unless to do so would restrict or delay the consummation of the transactions contemplated hereby), (ii) at any time after the Closing, to any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or the Business or (iii) to any of Buyer’s financing sources as collateral; provided, that, in the case of each of clauses (i)-(iii), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

Section 11.08. Parties in Interest.  This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns and, except as otherwise provided herein with respect to the Seller Indemnitees and the Buyer Indemnitees, shall not inure to the benefit of any other Persons.

Section 11.09. Governing Law.  This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 11.10. Jurisdiction.

(a)    Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to any dispute arising under Section 2.07, which shall be governed by the procedure specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that, except for the enforcement of any judgment entered by any of the aforesaid courts arising from any such action or proceeding, it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts.

(b)    Subject to the provisions of Section 2.07 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve notice in accordance with Section 11.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.11. Service of Process.  The Parties agree that the delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 hereof, or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

Section 11.12. Waiver of Jury Trial.

(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.12(a) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions or the other agreements or documents referred to herein, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13. Relationship of the Parties.  The Parties agree that the Contemplated Transactions are arm’s length transactions in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement and the Ancillary Agreements. Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between Seller and Buyer.

Section 11.14. Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.15. Third Party Beneficiaries.

(a)    Except as otherwise provided herein with respect to the Seller Indemnitees and the Buyer Indemnities, the representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon.

(b)    No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document, unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program, or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 11.16. Entire Agreement.  This Agreement (including the Ancillary Agreements and other documents and instruments contemplated hereby and being executed in connection with the Contemplated Transactions), the Confidentiality Agreement and the schedules attached hereto sets forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 11.17. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.18. Specific Performance.  Each of Seller and the Buyer acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement was breached. It is accordingly agreed that Seller and the Buyer shall each be entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.19. Representation by Counsel.  Each Party hereto acknowledges to the other that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

Section 11.20. Rules of Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.21. Headings.  Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 11.22. Inconsistencies with Other Agreements.    In the event of any inconsistency between the provisions in the body of this Agreement and those in the Ancillary Agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 11.23. Obligations of the Parties.  Whenever this Agreement requires a Subsidiary of Seller to take any action, that requirement shall be deemed to include an undertaking on the part of Seller to cause that Subsidiary to take that action. Whenever this Agreement requires a Subsidiary of Buyer or Buyer Parent to take any action, that requirement shall be deemed to include an undertaking on the part of Buyer or Buyer Parent, as applicable, to cause that Subsidiary to take that action.

Section 11.24. Interpretation.

(a)    An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)    The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement (in which “this Agreement” is defined).

(c)    Any reference in this Agreement to a date (or the concluding date with respect to any period of time), which date does not fall on a Business Day, shall be construed to mean the immediately subsequent Business Day to such date. For purposes of computing any time period referenced in this Agreement, the day upon which the time period commences shall be the day immediately following the date of the event that causes the period to commence.

(d)    The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)    References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(f)    All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth fully herein.

(g)    Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

(h)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(i)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(j)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)    References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

(l)    References to any Person include the successors and permitted assigns of that Person.

(m)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(n)    References to “law”, “laws” or to a particular statute or law shall be deemed to refer to such statute or law as amended from time to time, and to the rules and regulations promulgated thereunder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TECHTEAM GLOBAL, INC.

By:	/s/ Gary Cotshott
Gary Cotshott
President and Chief Executive
Officer

JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Executive Vice President, Finance
and Administration and Treasurer

JACOBS TECHNOLOGY INC.

By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Treasurer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of [                      ], 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), Jacobs Technology Inc., a Tennessee corporation and wholly-owned subsidiary of Buyer Parent (“Buyer” and together with Seller and Buyer Parent, sometimes referred to herein individually as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Stock Purchase Agreement, dated as of June 3, 2010, among Seller, Buyer, and Buyer Parent (the “Stock Purchase Agreement”).

WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, one hundred percent (100%) of the Capital Stock of TechTeam Government Solutions, Inc., a Virginia corporation, and wholly-owned subsidiary of Seller.

WHEREAS, Section 2.04(b) of the Stock Purchase Agreement provides that, at the Closing, Buyer shall deliver to the Escrow Agent an aggregate amount equal to Seventeen Million Five Hundred Twenty Thousand Two Hundred Ninety-Four Dollars ($17,520,294) (the “Escrow Amount”) to be held in accordance with this Agreement as security for (i) the indemnification obligations of Seller pursuant to Article IX of the Stock Purchase Agreement (the “Indemnification Obligations”); and (ii) the payment obligations of Seller with respect to any NTBV Shortfall pursuant to the Stock Purchase Agreement (the “NTBVA Obligations”).

WHEREAS, Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) of the Escrow Amount is solely with respect to the Indemnification Obligations and shall constitute the “Indemnification Escrow Fund,” and (ii) Two Million Seven Hundred Seventy Thousand Two Hundred Ninety-Four Dollars ($2,770,294) of the Escrow Amount is solely with respect to the NTBVA Obligations and shall constitute the “NTBVA Escrow Fund.”

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Buyer Parent, Buyer and the Escrow Agent, intending to be legally bound hereby, agree as follows:

1.    Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Fund.  At the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount. The Escrow Agent shall hold, subject to the terms and conditions hereof, the Indemnification Escrow Fund and the NTBA Escrow Fund in two separate and distinct segregated accounts. The Escrow Agent shall hold the Escrow Amount and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Amount and all earnings, interest and income thereon (the “Fund”) as directed in Section 3. For the avoidance of doubt, the Buyer and Seller acknowledge and agree that, notwithstanding any other provision of this Agreement or the Stock Purchase Agreement to the contrary, the NTBVA Escrow Fund shall relate solely to the NTBVA Obligations and shall not be available to satisfy any Claims (as defined below) relating to or arising out of Indemnification Obligations.

3.    Investment of Fund.  During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Seller and as shall be acceptable to the Escrow Agent. MMDA have rates of compensation that may vary from time to time based upon market conditions. Instructions to make any other investment (“Alternative Investment”) must be made jointly by Buyer and Seller in writing and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund, except to the extent that such loss arises from the Escrow Agent’s gross negligence, bad faith or willful misconduct. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall provide Buyer and Seller monthly and annual statements of assets and transactions for the Fund. In addition, the Escrow Agent shall respond to reasonable telephone requests for account balances during normal business hours.

4.    Disposition and Termination.

(a)   Term of Fund. Unless released earlier pursuant to this Agreement, the Fund shall be held by the Escrow Agent and disbursed in accordance with the following:

(i)   Within ten (10) Business days after the Closing NTBV is Finally Determined in accordance with the Section 2.07 of the Stock Purchase Agreement, Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse the NTBVA Escrow Fund to Buyer and/or Seller, as applicable, in accordance with Section 2.07(f) of the Stock Purchase Agreement.

(ii)   On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) $4,916,667, minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees (and to third parties at the direction of Buyer) from the Indemnification Escrow Fund, plus (B) the aggregate amount of all Unsatisfied Escrow Claims (as defined below).

(iii)   On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (such Business Day, the “Second Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) the amount remaining in the Indemnification Escrow Fund on such date, minus (y) the aggregate amount of all Unsatisfied Escrow Claims.

(iv)   Following the Second Release Date, the amount of any Unsatisfied Escrow Claim which is Finally Determined, in whole or in part, in favor of Buyer (or any other Buyer Indemnitee) or Seller, as applicable, shall be paid to Buyer (or to the applicable third party, if so directed by Buyer) or Seller, as applicable, within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer or Seller, as applicable, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller, applicable; provided, that the amount of any Unsatisfied Escrow Claim to be distributed to Seller pursuant to the foregoing shall be reduced, if at all, to the extent (and only to the extent) that the amounts remaining in the Indemnification Escrow Fund would be less than the amount of any then outstanding Unsatisfied Escrow Claim(s). When no Unsatisfied Escrow Claims remain following the Second Release Date, the Escrow Agent shall promptly disburse to Seller the amounts remaining in the Indemnification Escrow Fund. Upon disbursement by the Escrow Agent of all amounts remaining in the Fund, this Agreement shall terminate.

For purposes of this Agreement (x) the term “Unsatisfied Escrow Claim” shall mean, as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement which either (A) were asserted in writing, in good faith, prior to, and are pending on, such date or (B) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Indemnification Escrow Fund as of such date; and (y) “Finally Determined” shall mean, (i) with respect to any claim for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement, the amount of such claim the entitlement to which by such Buyer Indemnitee(s) (A) has been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise), or (B) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, and (ii) with respect to the determination of Closing NTBV, has been finally determined in accordance with Section 2.07 of the Stock Purchase Agreement.

(b)   Claims for Payment from the Indemnification Escrow Fund.

(i)   Subject to the provisions of the Stock Purchase Agreement, if at any time on or before the Second Release Date, Buyer (A) believes that it (or any other Buyer Indemnitee) is entitled to payment, or that payment should be made to a third party, pursuant to the terms of Article IX of the Stock Purchase Agreement, and (B) desires to make a claim for payment from the Indemnification Escrow Fund (a “Claim”) in connection therewith, then Buyer shall give written notice of such Claim (a “Claim Notice”) to Seller and the Escrow Agent, specifying in reasonable detail the nature of the Claim, the basis for indemnification under the Stock Purchase Agreement, and the amount (to the extent reasonably determinable) of such Claim.

(ii)   Within thirty (30) days after the date of delivery of a Claim Notice (the “Response Period”), Seller may deliver to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which Seller (A) agrees that the full amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, (B) agrees that part, but not all, of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, or (C) indicates that no part of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer. The amount of the subject Claim that Seller indicates may not be released to Buyer under the Response Notice shall be deemed a “Disputed Claim.” If no Response Notice is delivered to Buyer and the Escrow Agent within the Response Period, the Claim set forth in the Claim Notice shall be paid to Buyer, or the applicable third party (if directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the end of the Response Period.

(iii)   In the event that a Response Notice with respect to the subject Claim is delivered to Buyer and the Escrow Agent within the Response Period, the Escrow Agent shall pay Buyer, or the applicable third party (if so directed by Buyer), from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of the Response Notice, the amount of the Claim not in dispute, if any, and shall retain the amount of the Disputed Claim. Buyer and Seller shall attempt in good faith to resolve such Disputed Claim and, if they are able to do so in whole or in part, shall jointly instruct the Escrow Agent in writing as to the full or partial resolution of such Disputed Claim and the amount of the Disputed Claim allowed, if any. To the extent a Disputed Claim is resolved in whole or in part, the allowed amount of the Disputed Claim, if any, shall be paid to Buyer, or the applicable third party (if so directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller to the Escrow Agent regarding such resolution. Except to the extent that the amount remaining in the Indemnification Escrow Fund at any time is insufficient to satisfy other Claims that are either undisputed or have been resolved in whole or in part in favor of Buyer, the Escrow Agent shall not pay out any portion of the Indemnification Escrow Fund with respect to the amount of a Disputed Claim which continues to be in dispute until (A) jointly instructed in writing by Buyer and Seller, or (B) the Escrow Agent receives a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller. In the event that a previously Disputed Claim is resolved in whole or in part, in favor of Buyer (or any other Buyer Indemnitee), the amount which is Finally Determined in favor of Buyer (or any other Buyer Indemnitee) shall be paid to Buyer or to the applicable third party (if so directed by Buyer), within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer.

(c)   Interest.  Except as otherwise provided in this Section 4(c), all earnings, interest and other income, if any, resulting from the investment of the Fund (or any income on or additions to the Fund) by the Escrow Agent (“Investment Income”) shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Fund. The Escrow Agent shall disburse to Buyer forty percent (40%) of the taxable Investment Income on an annual basis, in order to satisfy tax liabilities attributable to any such Investment Income. Upon distribution of any amount from the Escrow Fund, the respective Party to whom the amount is being distributed shall also receive all Investment Income attributable to such distributed amount, less the amount of Investment Income previously distributed to Buyer to cover taxes due on such Investment Income in accordance with this Section 4(c).

(d)   No Other Disbursements.  The Escrow Agent shall not distribute or release any of the Fund except in accordance with the express terms and conditions of this Agreement.

5.    Escrow Agent.

(a)   The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement (except with respect to capitalized terms that are used herein as defined in the Stock Purchase Agreement), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Stock Purchase Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. Notwithstanding the foregoing, as between the Parties, to the extent any terms and provisions of this Agreement are in any way inconsistent with or conflict with any term, condition or provision of the Stock Purchase Agreement, the Stock Purchase Agreement shall govern and control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Agreement. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)   The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any loss to any Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent reasonably practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall not be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, unless such special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever, shall have been finally adjudicated to have been caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent.

6.    Succession.

(a)   The Escrow Agent may resign from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date (which date shall be at least thirty (30) days after the Parties’ receipt of such notice) when such resignation shall take effect, and the Parties may remove the Escrow Agent by giving the Escrow Agent thirty (30) days advance notice in writing of such removal to the Escrow Agent specifying a date (which date shall be at least thirty (30) days after the Escrow Agent’s receipt of such notice). If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

(b)   Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.    Compensation and Reimbursement.  Each of Buyer and Seller agree severally, and not jointly, to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed to in writing by Buyer and Seller shall be as described in Schedule 2 attached hereto and shall be intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement, and (b) pay or reimburse the Escrow Agent upon request for one-half of all reasonable, necessary and documented out-of-pocket expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8.    Indemnity.

(a)   Each of Buyer and Seller severally, and not jointly, indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against such Party’s one-half of any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all documented out-of-pocket expense of document location, duplication and shipment)(collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, bad faith or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

(b)   The Escrow Agent hereby waives any and all rights to offset that it may have against the Fund, including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that the Escrow Agent may be entitled to collect from any party to this Escrow Agreement.

9.    Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)    Patriot Act Disclosure.    Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)    Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties acknowledge and agree that the Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and Seller shall not be treated as having received any portion of the Escrow Amount or any Investment Income until such amounts are actually released to Seller, and no Party shall take any action or filing position inconsistent with such characterization. The Parties acknowledge and agree that Buyer will be deemed to be the owner of the Fund for income tax purposes, and will report all Investment Income as the income of Buyer in the taxable year or years, in which such Investment Income is properly includible and pay any taxes attributable thereto. To the extent required by law, the Escrow Agent shall report such Investment Income to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by the Buyer whether or not said Investment Income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of an United States Real

Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement.

10.    Notices.  All notices, consents and other communications hereunder, except for notices, consents and other communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or fax number for such party set forth below (or at such other address or fax number for a party as shall be specified by like notice, provided, however, that the day any notice of change of address or fax number shall be effective only upon receipt).

If to Buyer	Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California 91105
(for personal delivery and overnight courier)
P.O. Box 7084
Pasadena, California 91109-7084
(for U.S. Mail)
Attention: Mike Udovic, Esq.
Facsimile: (626) 568-7144
Email: Mike.Udovic@jacobs.com

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP 515 S. Flower Street Los Angeles, California 90071 Attention: Robert A. Miller, Esq. Facsimile: (213) 996-3254 Email: RobertMiller@Paulhastings.com

If to Seller	TechTeam Global, Inc. 27335 West 11 Mile Road Southfield, MI 48033 Facsimile No.: (248) 357-2570 Attention: Michael A. Sosin, Esq. MSosin@techteam.com with a copy (which shall not constitute notice) to:

Blank Rome LLP Watergate 600 New Hampshire Avenue Washington, DC 20037 Facsimile No.: (202) 572-1434 Attention: Keith E. Gottfried, Esq. Email: Gottfried@Blankrome.com

If to the Escrow Agent	JPMorgan Chase Bank, N.A. Escrow Services (street address) (City, state [country], zip [postal code]) Attention: Fax No.:

11.   Security Procedures.  Notwithstanding anything to the contrary set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(a)   In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Buyer or Seller’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of [          ], as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Seller to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(b)   Buyer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Buyer’s Bank account information:	Bank name: Bank Address: ABA number: Account name: Account number:

(c)   Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:	Bank name: Bank Address: ABA number: Account name: Account number:

(d)   In addition to their respective funds transfer instructions as set forth in Section 11(b) above, Buyer and Seller acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries of Buyer or Seller where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Buyer and Seller shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each of their respective beneficiaries as set forth in Schedule 1, by facsimile in accordance with this Section 11. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, Seller and Buyer agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Buyer or Seller, as applicable, without requiring a verifying call-back as set forth in Section 11(a), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(e)   The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.   Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.   Miscellaneous.  Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER
JACOBS TECHNOLOGY INC.

By:

Name:

Title:

BUYER PARENT
JACOBS ENGINEERING GROUP INC.

By:

Name:

Title:

SELLER
TECHTEAM GLOBAL, INC.

By:

Name:

Title:

ESCROW AGENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

EXHIBIT A-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Buyer.

Name / Title	Specimen Signature

John W. Prosser, Jr.

Name	Signature

Executive Vice President, Finance and Administration and Treasurer

Title
Michael S. Udovic

Name	Signature

Vice President and Corporate Secretary

Title

Name	Signature

Title

EXHIBIT A-2

Certificate as to Authorized Signatures

The specimen signature shown below is the specimen signature of            (the “Representative”), who is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Seller.

Name	Specimen Signature

Name	Signature

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number	Signature

1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number

1.

2.

3.

If from Seller:

	Name	Telephone Number

1.

2.

3.

Line Sheet for Standing Settlement Instructions

[Beneficiary’s] Bank account information:	Bank name:
Bank Address:
ABA number:
Account name:
Account number:

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

[Seller or Buyer] agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and [Seller or Buyer] may agree.

SCHEDULE 2

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$1,500
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$0
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.

Disclosure & Assumptions

•	Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•	The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•	The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

EXHIBIT C

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”) is entered into as of [                      ], 2010, by and among TechTeam Government Solutions, Inc., a Virginia corporation (the “Company”), Jacobs Technology Inc., a Tennessee corporation (the “Buyer”), and TechTeam Global, Inc., a Delaware corporation (the “Seller”). The Company, Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock of the Company (the “Capital Stock”);

WHEREAS, Buyer, Seller and Jacobs Engineering Group, Inc., a Delaware corporation (“Buyer Parent”) have entered into that certain Stock Purchase Agreement, dated as of June 3, 2010 (the “Stock Purchase Agreement”) whereby Buyer will purchase all of the Capital Stock from Seller;

WHEREAS, as a result of the consummation of the Contemplated Transactions, Buyer will own all of the Capital Stock and will own and control, directly or indirectly, the Company and each of its subsidiaries (collectively, the “Acquired Companies”); and

WHEREAS, as a condition and inducement for Buyer and Buyer Parent to enter into the Stock Purchase Agreement and consummate the Contemplated Transactions, Seller has agreed to enter into this Agreement in connection with the Closing of the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.    During the Term (as defined below), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, participate or engage in the Business, or acquire, own, invest in, provide credit or other financial accommodations (other than credit or other financial accommodations provided by Seller to its customers in the ordinary course of business) to, or otherwise assist, any Person (other than any of the Acquired Companies, Buyer or Buyer Parent) anywhere in the United States that engages in the Business (as defined below). During the Term, with respect to the employees of the Business (the “Employees”) and any of the customers of the Business (such customers, together with the Employees, the “Company Contacts”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without Buyer’s prior written consent, solicit or otherwise interfere with the relationship between any of the Acquired Companies and any Company Contact, for as long as such Company Contact maintains its relationship with the Business; provided, that the foregoing prohibition with respect to the solicitation of Employees shall not prohibit Seller or its Affiliates from placing any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that are not targeted specifically at any Employee or Employees (a “General Solicitation”). In addition, Seller shall not, and shall cause its Affiliates not to, during the Term, without Buyer’s prior written consent, hire any Employee formerly employed in the Business within six (6) months of the termination of such Employee’s relationship with the Business. Additionally, during the Term, Seller shall not, and shall cause its Affiliates not to, interfere with the relationship between any of the Acquired Companies and any supplier of the Business. Ownership by Seller, as a passive investment, of less than 5% of the outstanding shares of capital stock of any entity listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 1. Notwithstanding anything contained in this Agreement to the contrary, none of the restrictions contained in this Agreement shall be applicable to any of the non-employee members of the Board of Directors of Seller or any of their respective Affiliates (other than Seller), including, but not limited to, Costa Brava Partnership III, L.P., Roark, Reardon & Hamot, LLC, and Emancipation Capital LLC.

For purposes of this Agreement, the following terms shall have the indicated meanings:

“Business” shall mean the business of the Acquired Companies as conducted by the Acquired Companies on the date hereof, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise, information technology-based and other professional services to (i) Governmental Authorities and (ii) the commercial customers set forth on Schedule 3.14 to the Stock Purchase Agreement, which such schedule is incorporated herein by reference as if fully set forth herein.

“Seller Change of Control” shall mean any transaction or series of related transactions (collectively, an “Ownership Change Event”) (i) that results in any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all Affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such Person, of more than fifty percent (50%) of the then issued and outstanding voting stock or other voting equity or ownership interest of Seller, (ii) that results in the sale or other disposition of all or substantially all of Seller’s operating assets (excluding cash and cash equivalents) to another Person or Persons (other than any Affiliate of Seller or any Person or Persons fifty percent (50%) or more of the total combined voting power of which is directly or indirectly beneficially owned by the stockholders of Seller immediately before the Ownership Change Event in substantially the same proportion as their ownership of Seller’s voting stock immediately before the Ownership Change Event) or (iii) that results in the consolidation or merger of Seller with or into another Person or Persons wherein the stockholders of Seller immediately before the Ownership Change Event do not retain, immediately after the Ownership Change Event, in substantially the same proportions as their ownership of shares of Seller’s voting stock immediately before the Ownership Change Event, direct or indirect, beneficial ownership of at least fifty percent (50%) of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of Seller or any successor by consolidation or merger.

“Term” shall mean the period beginning on the Closing Date and ending upon the earlier of (i) the fifth (5th) anniversary of the Closing Date, or (ii) a Seller Change of Control (other than the Contemplated Transactions).

2.    Seller shall not, at any time after the Closing Date, disclose any Confidential Information to anyone other than to Representatives of Buyer or in the interest and benefit of the Acquired Companies in connection with services provided by Seller to any of the Acquired Companies post-Closing (except for any such Confidential Information which is required to be disclosed by Seller in connection with any Proceeding or pursuant to any Applicable Law, and then only after Seller has given written notice to Buyer of the intention so to disclose such Confidential Information (unless prohibited by Applicable Law) and has given Buyer a reasonable opportunity to contest the need for such disclosure (unless prohibited by Applicable Law), and Seller shall reasonably cooperate with Buyer, at Buyer’s expense, in connection with any such contest). For purposes hereof, “Confidential Information” shall mean all non-public and all proprietary information relating to the Business of the Acquired Companies, their customers and products and services, including, without limitation, the following: (i) all information and records concerning products or services provided to customers of any of the Acquired Companies; (ii) all information concerning pricing and cost policies of any of the Acquired Companies, the prices charged by any Acquired Company to its customers, the volume or orders of such customers and other information concerning the transactions of any of the Acquired Companies with its customers or proposed customers; (iii) the customer lists of the Acquired Companies; (iv) financial information concerning the Acquired Companies; (v) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of any of the Acquired Companies; (vi) information concerning the marketing programs or strategies of any of the Acquired Companies; and

(vii) confidential information of other Persons which any of the Acquired Companies is required to maintain in confidence. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (x) is or becomes in the public domain without any violation by Seller of this Agreement or any other contractual obligation between Seller and Buyer or (y) is furnished to Seller by another Person or Persons without restriction on disclosure; provided that such Person is not or Persons are not, to Seller’s knowledge (without any duty of investigation), bound by a confidentiality agreement or similar contractual obligation of confidentiality with respect to such information.

3.    This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to the principles or rules of conflict of laws thereof or of any other jurisdiction to the extent that any such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

4.    It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under all Applicable Laws and public policies, but that the unenforceability or the modification to conform with such Applicable Laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. The covenants in this Agreement with respect to the duration, scope or area restrictions shall be deemed to be separate covenants, and should any court of competent jurisdiction conclude or find that this Agreement or any portion hereof is not enforceable with respect to the duration, scope or area restrictions, such conclusion or finding shall in no way render invalid or unenforceable this Agreement, and the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area in order to render the same valid and enforceable. Seller acknowledges that the type, period and scope of such restrictions are fair and reasonable and are reasonably required to protect the Business, the Buyer, the Acquired Companies and their respective Affiliates.

5.    Any breach of this Agreement may result in irreparable damage to the Acquired Companies and Buyer for which the Acquired Companies and Buyer will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Seller further acknowledges and agrees that any of the Acquired Companies and Buyer shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement without any requirement to post a bond or other security.

6.    Seller represents and warrants that: (i) it has full power and authority to enter into, execute, deliver and perform its obligations under this Agreement; and (ii) the execution, delivery and performance by Seller of its obligations under this Agreement does not conflict with or violate or constitute a default under (a) any Applicable Laws, (b) any Organizational Documents of Seller or (c) any Material Contract, Government Contract or Permit.

7.    If an action is instituted to enforce any of the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover the prevailing Party’s reasonable attorneys’ fees and costs from the losing Party.

8.    This Agreement may only be modified or terminated by a writing signed by all of the Parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the Party to be charged.

9.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.    This Agreement and the Stock Purchase Agreement constitute the entire agreement among the Parties relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the Parties (whether oral or written) with respect to the subject matter hereof are merged herein and made a part hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

JACOBS TECHNOLOGY INC.

By:

Name:

Title:

COMPANY:

TECHTEAM GOVERNMENT SOLUTIONS, INC.

By:

Name:

Title:

SELLER:

TECHTEAM GLOBAL, INC.

By:

Name:

Title:

[Signature Page to Non-Compete Agreement]

EXHIBIT D

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [ ], 2010, is made and entered into by and between TechTeam Global, Inc., a Delaware corporation (the “Seller”), and Jacobs Technology Inc., a Tennessee corporation (the “Buyer”). Buyer and Seller are referred to herein collectively as the “Parties” and each, a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of June 3, 2010, by and among Seller, Jacobs Engineering Group Inc. and Buyer (the “Stock Purchase Agreement”), Seller will sell to Buyer the Shares of the Acquired Companies, through which Seller conducts the Business (the Business subsequent to such sale, the “Transferred Business”);

WHEREAS, in connection with the Stock Purchase Agreement, and as a condition to Closing, the Parties are required to enter into this Agreement;

WHEREAS, Buyer desires that Seller, or one or more of its Affiliates, continue to provide certain services to the Transferred Business following the Closing; and

WHEREAS, Seller has agreed to perform and to cause one or more of its Affiliates to perform the Transition Services (defined below) for the Transferred Business on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Services. Under the terms and conditions of this Agreement, Seller shall, or shall cause one or more of its Affiliates to, provide to Buyer for the Transferred Business each of the services set forth on Exhibit A hereto (each a “Transition Service” and collectively, the “Transition Services”) for the period set forth opposite each such Transition Service on Exhibit A (which period shall run from the Closing Date) or, if earlier, until the termination of such Transition Service pursuant to Section 1.3, or the expiration or termination of this Agreement, whichever occurs first.

Section 1.2 Standard of Performance. Subject to the terms of this Agreement, Seller shall use reasonable diligence and care in performing the Transition Services and shall perform the Transition Services in a manner that is substantially consistent in all material respects, in terms of quality, service levels and time schedules, and using no less than that degree of effort, diligence, and care, that it or any of its Affiliates have used in performing the Transition Services on behalf of the Transferred Business prior to Closing. Seller shall not perform a Transition Service if the provision of such Transition Service conflicts with or violates Applicable Law, any Contract to which Seller is a party or the rights of any third party with respect thereto. Seller represents and warrants to Buyer that, to the Knowledge of Seller, Seller’s performance of the Transition Services as contemplated herein will not conflict with, or result in the violation of, any Applicable Law or Contract to which Seller is a party or the rights of any third party with respect thereto. Seller shall not, without Buyer’s prior written consent, knowingly perform any Transition Service in a manner that would reasonably be expected to result in Buyer and/or any of its

Subsidiaries and Affiliates incurring any Liability in tort or for the breach of any Contract. Nothing in this Agreement shall require Seller to favor the Transferred Business over its own businesses or those of any of its Affiliates. Seller may subcontract the performance of the Transition Services to any Affiliate of Seller, or, with Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), any Person that is not its Affiliate, provided that (i) Seller subcontracts the performance of the same services provided for itself or its Affiliates, and (ii) Seller shall remain responsible for compliance of such subcontractor in accordance with the terms and conditions of this Agreement. Seller shall not be required to provide Buyer with extraordinary levels of Transition Services, special studies, training, or the like or the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Closing Date by Seller, unless such systems, equipment, facilities, training or improvements are being procured, obtained or made after the Closing Date in order to replace any items reasonably necessary for the Transition Services.

Section 1.3 Discontinuation of Services.

(a) Buyer may discontinue any or all Transition Services by giving Seller at least thirty (30) days’ prior written notice (except where a shorter notice is set forth on Exhibit A or agreed to in writing by the Parties), which notice shall identify the particular Transition Service to be discontinued and the effective date as of which any such Transition Services indicated in such notice shall be discontinued. The discontinuance by Buyer pursuant to this Section 1.3 of a Transition Service or group of Transition Services will not relieve Seller of its obligations to continue to provide the other Transition Services.

(b) Upon discontinuation of a Transition Service with respect to which Seller holds books, records, files, databases, confidential information, computer software or hardware (including, but not limited to, current and archived copies of computer files) or other property owned or leased by Buyer and used in connection with the provision of the Transition Service (the “Materials”), Seller shall promptly deliver the Materials to Buyer at Buyer’s sole cost and expense or, upon Buyer’s written request, Seller shall destroy and certify the destruction of all such Materials.

Section 1.4 Independent Contractor. For all purposes hereof, Seller shall at all times act as an independent contractor and shall have no authority to represent Buyer or any of its Subsidiaries or Affiliates in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of Buyer or any of its Subsidiaries or Affiliates. Neither the Parties, nor or any of their Subsidiaries or Affiliates or their respective Representatives shall declare or represent to any Person that Seller or any of its Subsidiaries or Affiliates or their respective Representatives shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of Buyer or any of its Subsidiaries or Affiliates in any way whatsoever. At all times during the Term, all Persons (including, without limitation, the personnel of Seller and the personnel of its Subsidiaries and Affiliates) performing the Transition Services hereunder shall be construed as independent contractors with respect to Buyer and shall not be construed as agents or employees of Buyer or any Subsidiary or Affiliate of Buyer thereof by virtue of performing such Transition Services and no such Persons shall be entitled to any of the benefits provided by Buyer, its Subsidiaries or Affiliates to any of their respective employees or agents.

Section 1.5 Sufficient Access. To the extent necessary in connection with the provision of the Transition Services upon reasonable advance notice, Buyer shall give, or cause to be given, Seller and its Representatives reasonable access during normal business hours (or, in the event that Seller reasonably determines that emergency maintenance is necessary, at such other times as are reasonably appropriate under the circumstances) to the properties, systems, computer programs, products and equipment of the Transferred Business as necessary from time to time for reasons of modification or preventative or emergency maintenance.

Section 1.6 Change in Services. The Parties acknowledge the transitional and dynamic nature of the Transition Services and agree that Seller may make reasonably necessary changes from time to time in the manner of performing the Transition Services, subject in all cases to Section 1.2 above and the other terms of this Agreement, including, without limitation, that Seller may modify or change the specifications of any Transition Services involving systems and associated computer programs, products, equipment and services to the extent reasonably necessary to prevent damage to the systems or other assets of Seller or Buyer. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such modifications and changes. Seller may suspend the provision of Transition Services (or any part thereof) to the extent reasonably necessary for reasons of preventative or emergency maintenance, provided that Seller shall not discriminate against Buyer in such suspension. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such suspension and to limit the time period of any such suspension.

Section 1.7 Service Coordinators. Seller and Buyer shall each nominate a representative to act as the primary contact person with respect to the performance of the services contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinator will be Cynthia Del Papa for Seller and Ward Johnson for Buyer. Unless Seller and Buyer otherwise agree, all communications relating to this Agreement and the schedule of Transition Services on Exhibit A hereto will be directed to the Service Coordinators. The Parties will cause their respective Service Coordinator to keep the other Service Coordinator informed and updated as to the status and performance of the Transition Services hereunder and the requirements of each Party so as to facilitate a mutual cooperation so as to provide the Transition Services in an orderly fashion and work towards the establishment of such services by Buyer independent of Seller.

Section 1.8 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer may request in writing that Seller provide to Buyer for the Transferred Business additional services of a type and nature not specifically contemplated by Exhibit A (each an “Additional Transition Service” and collectively, the “Additional Transition Services”) . To the extent that Seller determines to provide such Additional Transition Services, the Parties shall mutually agree on the scope of such Additional Transition Services and the fees, costs and expenses to be paid by Buyer in exchange for such Additional Transition Services.

ARTICLE II

SERVICE CHARGES

Section 2.1 Fees and Expenses During the Term. Buyer shall reimburse Seller for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Notwithstanding anything to the contrary contained herein, the obligation in the immediately preceding sentence shall not apply to the Transition Services described in Section 1.F. (Welfare Benefits) and Buyer’s sole obligation with respect to the Transition Services described in Section 1.F. (Welfare Benefits) shall be to pay the amounts specified in Section II.G. Any travel-related expenses incurred by Seller in performing the applicable Transition Services hereunder shall be incurred, documented and charged to Buyer in accordance with Seller’s then applicable business travel policies; provided, however, that Buyer shall not be obligated to reimburse Seller for any travel-related expenses unless such travel was approved in writing in advance by Buyer. Buyer shall pay all of its costs related to Migration Services (as defined below). Buyer shall pay all of Seller’s reasonable documented out-of-pocket costs related to Migration Services.

Section 2.2 Taxes. In accordance with Section 3.1, Buyer shall reimburse Seller for any sales tax, use tax, transfer tax, value-added tax, goods and services tax, consumption tax or similar tax (“Taxes”) (but excluding any Tax based upon the income of Seller, which shall be paid by Seller) payable with respect to the provision of Transition Services, which shall be separately stated on the relevant invoice. Seller shall be responsible for filing all necessary returns and information with, and paying any such Taxes to, the appropriate taxing authority.

ARTICLE III

PAYMENT

Section 3.1 Payment. For Transition Services provided, Seller shall invoice Buyer for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Buyer shall remit payment for such reasonable out-of-pocket fees and expenses by wire transfer of immediately available funds in U.S. Dollars, to the account specified in such invoice within ten (10) Business Days after receipt of the invoice. Each invoice shall set forth the period covered by such invoice and the reasonable documented out-of-pocket expenses required to be reimbursed pursuant to Section 2.1 relating to Transition Services performed during such period. Buyer shall not withhold, set-off or deduct any payments due to Seller under this Agreement from any amounts otherwise due to Buyer from Seller under any other agreement, notwithstanding any dispute that may be pending between them. Promptly following the expiration of the Term or the earlier termination of this Agreement pursuant to Section 6.2, Seller shall refund to Buyer the amount of the excess, if any, of the payments made by Buyer hereunder over the amounts to which Seller is entitled hereunder.

Section 3.2 Disputes. If Buyer shall dispute any invoice or shall in any way object to the manner in which any of the Transition Services are provided or otherwise allege that the Transition Services are not being provided in a timely manner and in accordance with this Agreement, then prior to taking any other action, Buyer’s Service Coordinator shall promptly notify Seller’s Service Coordinator in writing of the objection and/or claim. Each Party shall cause its Service Coordinator to promptly investigate the objection and/or claim and cause the Service Coordinators to use their Best Efforts to obtain the relevant facts and, if possible, resolve and/or correct the objection or claim. If and to the extent possible, the Service Coordinators shall execute a writing evidencing the resolution of such matter and the Parties shall be bound thereby. It is the intention of the Parties to amicably resolve their disputes in rendering the Transition Services hereunder.

ARTICLE IV

TRANSITION

Section 4.1 System Migration. Seller agrees to use its commercially reasonable efforts to assist Buyer in connection with the transition from the performance of the Transition Services by Seller to the performance of such services by Buyer (including the migration of Buyer’s systems and other services related to the transfer of a function rather than the ongoing performance of such function) (collectively, the “Migration Services”), taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the Parties hereto. It is the intention of the Parties that Seller transfer to Buyer and provide reasonable information to Buyer relating to the design, configuration, system start-up and hardware and software set-up currently used by the Transferred Business; provided, that Seller will not provide recommendations or advice with respect to any design, configuration, system start-up or hardware or software set-up in relation to the Transferred Business or otherwise. The Parties shall keep each other reasonably informed on a regular basis of the status of the performance of Transition Services, the Transition Services that will be required and the timing thereof and the estimated dates for termination of such Transition Services. The Parties shall communicate by telephone, e-mail and other forms of communication to have an open working relationship to support the Transition Services and smooth the transition of the Transition Services to Buyer independently. The Parties shall work together to shorten, to the extent reasonably practicable, the period of migration and thereby the Term of this Agreement.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.1 Title to Intellectual Property. The Parties agree that any Intellectual Property Rights of Buyer or its Subsidiaries and its Affiliates (including, without limitation, the Acquired Companies) made available to Seller, its Subsidiaries or Affiliates in connection with the Transition Services and any derivative works, additions, modifications or enhancements thereof shall remain the sole property of Buyer and its Subsidiaries and Affiliates. To the extent that Seller, its Subsidiaries or Affiliates use their own or third-party Intellectual Property Rights in connection with providing the Transition Services, such Intellectual Property Rights, and any derivative works, additions, modifications or enhancements thereof created during the Term shall remain the sole property of Seller, its Subsidiaries or its Affiliates or the third party, as the case may be.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term.  Unless earlier terminated in accordance with Section 6.2, the term of this Agreement shall commence on the Closing Date and end on the last day of the seventh (7th) month following the Closing Date (the “Term”). Notwithstanding the foregoing, if all Transition Services to be provided hereunder are discontinued pursuant to Section 1.3 prior to the end of the Term, the Term shall end on the date on which the last such Transition Service is discontinued.

Section 6.2 Termination for Cause.   Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;

(b) the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and

(c) an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.

Section 6.3 Survival.   The following sections shall survive any termination of this Agreement: Article II (Service Charges) (to the extent of amounts incurred prior to termination or expiration of the Term); Section 3.1 (Payment) (to the extent of amounts accrued prior to termination or owing to Buyer after the expiration of the Term); Section 5.1 (Title to Intellectual Property); this Section 6.3 (Survival); Article VII (Confidentiality; Systems Security); Section 8.1 (Indemnity); and Article IX (Miscellaneous).

ARTICLE VII

CONFIDENTIALITY; SYSTEMS SECURITY

Section 7.1 Confidentiality.

(a) Except as otherwise provided in this Agreement, (i) Seller shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Buyer and its Subsidiaries and Affiliates, including all information relating to the Transferred Business, whether known before the date of this Agreement or disclosed in the course of performing the Transition Services, and (ii) Buyer shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Seller or any of its Subsidiaries or Affiliates that Buyer or any Subsidiary or Affiliate thereof receives in connection with the performance of the Transition Services, other than any information solely related to the Transferred Business, Buyer, its Subsidiaries or Affiliates or their respective assets.

(b) The provisions of this Section 7.1 shall not apply to the disclosure by any Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, except in the case of information relating to the Transferred Business, the non-disclosing Party shall include both Buyer and Seller, (iii) required by Applicable Law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Stock Purchase Agreement; provided, that in the case of clauses (iii) and (iv), the Person intending to make disclosure of confidential information shall promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.

(c) With regard to confidential information concerning the software of third parties with which Seller conducts business that is included in or related to the Transition Services, to the extent required by such third parties, Buyer agrees to execute and deliver any other reasonable documents or take any reasonable actions that are reasonably required by any vendor or licensor of such software in order for Buyer to access and use such vendor’s software, including abiding by the terms and conditions of any such software license agreements.

Section 7.2 Systems Security. If Buyer shall receive access to any of Seller’s computer facilities, system(s), networks (voice or data) or software (“Systems”) in connection with performance of the Transition Services, Buyer shall comply with all system security policies, procedures and requirements that may be provided by Seller to Buyer in writing from time to time (the “Security Regulations”) and shall not tamper with, compromise or circumvent any security or audit measures employed by Seller. Any employee of Buyer or any of its Subsidiaries or Affiliates that is expected to have access to Seller’s Systems or that accesses Seller’s Systems shall be required to execute a separate system access agreement. Buyer shall ensure that only those employees of Buyer who are specifically authorized to gain access to Seller’s Systems and no other employees of Buyer will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein by employees of Buyer. If at any time Seller determines that any personnel of Buyer of any of its Subsidiaries or Affiliates has sought to circumvent or has circumvented Seller’s Security Regulations or that an unauthorized Person has accessed or may access Seller’s Systems or a Person has engaged in activities that led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software, Seller may immediately terminate any such Person’s access to the Systems and shall promptly notify Buyer. In addition, a material failure by any employee of Buyer or any of its Subsidiaries or Affiliates to comply with Seller’s Security Regulations shall be a breach of this Agreement, in which case, Seller shall notify Buyer and such Parties, through their Service Coordinators, who shall work together to remediate the cause of said breach. Notwithstanding the foregoing, if such breach is reasonably likely to have a material adverse affect on Seller’s computer facilities, systems, networks or software, Seller shall be entitled to immediately terminate the Transition Services to which the breach relates by written notice to Buyer.

ARTICLE VIII

INDEMNITY; LIMITATION OF LIABILITY

Section 8.1 Indemnity.

(a) Buyer shall indemnify, hold harmless and, at Seller’s option, defend Seller and its Affiliates and each of their respective officers, directors, employees and Representatives against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and costs of litigation) (“Losses”) to the extent arising from (i) any material breach of this Agreement by Buyer or any Affiliate thereof, (ii) the performance by Seller or any Affiliate thereof of any Transition Service (except to the extent that such Losses arise from the gross negligence or willful misconduct of Seller or any Affiliate thereof or a material breach of this Agreement by Seller or any Affiliate thereof), or (iii) the gross negligence or willful misconduct of Buyer or any of its Subsidiaries or Affiliates in its performance of this Agreement. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Seller more than one (1) year after Seller first has knowledge of the basis for the action or claim.

(b) Seller shall indemnify and hold harmless and, at Buyer’s option, defend Buyer and its officers, directors, employees and Representatives, against all Losses arising from (i) any material breach by Seller or any Affiliate thereof of the terms of this Agreement or (ii) the gross negligence or willful misconduct of Seller or any Affiliate thereof in its performance of the Transition Services. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Buyer more than one (1) year after Buyer first has knowledge of the basis for the action or claim.

(c) The rights of any Party to indemnification under this Section 8.1 for any Losses incurred by such Party shall be reduced by the net amount such Party recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and such Party shall use its Best Efforts to effect any such recovery.

Section 8.2 Limitation of Liability; Certain Waivers.

TO THE EXTENT PERMITTED UNDER APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 8.1(b) HEREOF, SELLER AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO BUYER OR BUYER’S AFFILIATES RESULTING FROM OR ARISING OUT OF THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICES HEREUNDER. THE AGGREGATE CUMULATIVE LIABILITY OF SELLER AND ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, TORT (INCLUDING CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, SHALL NOT EXCEED A MAXIMUM OF $250,000, EXCEPT TO THE EXTENT THAT ANY SUCH LIABILITY ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY AFFILIATE THEREOF.

THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR SIMILAR LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION LOSSES OR DAMAGES IN CONNECTION WITH OR RELATING TO, LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS, HOWEVER CAUSED, IN ANY ARBITRATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR THE

PERFORMANCE OR NON PERFORMANCE OF OBLIGATIONS HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

Section 8.3 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES AS A RESULT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived only in writing by the Party entitled to the benefits thereof.

Section 9.2 Entire Agreement. This Agreement, including Exhibit A (which constitutes an integral part of this Agreement), together with the Stock Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, Representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the Parties hereby expressly reaffirm. In the event of a conflict between the terms and conditions of this Agreement and the Stock Purchase Agreement, the Stock Purchase Agreement shall govern.

Section 9.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby. Seller shall use commercially reasonable efforts to obtain, and Buyer agrees to provide reasonable assistance at the request of Seller in obtaining, any waivers, permits, consents or sublicenses (including, without limitation, any license fees to third-party vendors) (each, a “Consent”) that Seller determines, in its sole discretion, after consultation with Buyer, may be required with respect to any existing agreement with any third party in order to provide any of the Transition Services hereunder; provided, that (i) Buyer shall, at the exclusive option of Seller, pay, or reimburse Seller for, any and all costs related to obtaining any such Consent, and

(ii) Seller shall not be under any obligation to provide any Transition Service hereunder if it is unable, after using commercially reasonable efforts, to obtain such Consent necessary to provide such Transition Service; provided, that if such Consent cannot be obtained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of obtaining such Transition Service.

Section 9.4 Notices.  All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 11.01 of the Stock Purchase Agreement with a copy to the other Party’s Service Coordinator.

Section 9.5 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any Party without the prior written consent of each other Party (except in connection with a business combination of Seller) and any purported assignment or other transfer in violation of the foregoing without such consent shall be void and unenforceable, except that Seller may assign this Agreement to any of its Affiliates without the consent of Buyer; provided, that no such assignment shall in any way affect the obligations or liabilities of Seller under this Agreement, which obligations and liabilities shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.

Section 9.6 Use and Resale.  The Transition Services provided hereunder shall be used only by Buyer and its Subsidiaries and Affiliates solely in connection with the operation of the Transferred Business and no recipient shall resell, license the use of or otherwise permit the use by others of any such Transition Services except as permitted hereunder.

Section 9.7 Headings; Counterparts.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party.

Section 9.8 Facsimile.  This Agreement, to the extent signed and delivered by means of facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, and each Party forever waives any such claim or defense.

Section 9.9 Governing Law; Consent to Jurisdiction.  This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Stock Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

Section 9.10 No Breach; Force Majeure.  Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller shall not provide any Services hereunder if the provision thereof would result in the violation of any Applicable Law or Order to which any Seller or any of its Affiliates or its or their properties is a party or otherwise bound or subject and (ii) no Party shall be liable for a failure or delay in the performance of any of its obligations under this Agreement where such failure or delay is (A) the result of fire, flood, or other natural disaster, act of God, war, act of war, terrorist act, rebellion, embargo, riot, strike, lockout or other labor dispute, unavailability of communication facilities including any delay or failure in communications or electronic data transmission as a result of excessive or extraordinary traffic caused by extraordinary market occurrences or circumstances; the acts or failure of performance of third party landlords or other third party vendors, other than the Affiliates of Seller, or the intervention of any Governmental Authority or other causes beyond the control of such Party and (B) not due to such Party’s own gross negligence or willful misconduct; provided, that the Party failing in or delaying its performance promptly notifies the other Party of its inability to perform and states the reason for such inability and remedies such failure or delay as soon as practicable.

Section 9.11 Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.

Section 9.12 No Third Party Beneficiaries.  Except as provided herein, nothing in this Agreement shall confer any rights upon any Person (other than the Acquired Companies) that is not a Party or a successor or permitted assignee of a Party.

Section 9.13 Interpretation.  The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TECHTEAM GLOBAL, INC.

By
Name:

Title:

JACOBS ENGINEERING GROUP INC.

By
Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICE AGREEMENT]

Exhibit A

EXHIBIT A

TRANSITION SERVICES AND FEES

I.    Services

A.    IT Services.

1	Seller shall maintain for the benefit of Buyer the following IT and telecommunications infrastructure, hardware and software services necessary to operate the Business as existing on the Closing Date: telephone conferencing lines and related services, website hosting, website access for customer support, website applications (including eTuition), Microsoft SharePoint access, eDoc access, helpdesk support, hardware and associated software related to card reader access for the Chantilly and Bethesda offices, administrative access to the Acquired Companies’ enterprise devices, implementation support for issues regarding the Acquired Companies’ IT infrastructure, VPN connectivity, VPN keys for network access, Microsoft software, PeopleSoft software, Gateway Anti-Virus software, Active Directory, the domain names <techteam-us.com>, <techteamgwac.com>, <techteamgov.com>, <techteamgovt.com>, and all financial reporting systems, in each case, which shall be maintained by Seller with procedures and controls reasonably comparable to those provided to Seller’s retained business.

2	Seller shall provide Buyer with the use of one server to be designated for the use of the domain names identified in Paragraph I.A.1 above.

3	Seller shall allow the Transferred Employees to send and receive emails related to Buyer’s business on Seller’s email accounts until such employees receive email accounts with Buyer, provided that Buyer shall use its Best Efforts to coordinate and facilitate such transfer as soon as possible following the Closing Date.

4	Seller shall provide email and voice mail forwarding as reasonably requested by Buyer, provided that Buyer shall use its Best Efforts to notify third parties doing business with Seller of the new email addresses and phone numbers.

5	Seller shall reasonably assist Buyer and the Transferred Employees in porting cellular phone and voice mail numbers to Buyer’s service as time reasonably permits.

6	Duration: Up to 180 days for the IT Services described in Sections I.A.1 and 2, up to 90 days for the IT Services described in Sections I.A.3 and 5, and up to 365 days for the IT Services described in Section I.A.4; provided, however, that the IT Services described in Section I.A. (other than I.A.4) with respect to any applications integrated with Active Directory Authentication shall be provided for a period of up to 210 days.

B.    Financial/Accounting Services.

1	Seller’s financial and accounting staff will be reasonably accessible to assist Buyer with questions relating to the following financial/accounting matters: collections, mail services, receipts, contract administration, billing and accounts receivable collection, supplier and landlord related ordering, and accounts payable administration. Except as otherwise set forth herein or as otherwise provided for in the Stock Purchase Agreement, Seller shall not be required to prepare financial statements, make ledger entries, or prepare or file tax returns.

2	Duration: Up to 180 days.

C.    Treasury Services.

1	Seller’s treasury staff will be reasonably accessible to assist Buyer with the following treasury matters: bank account management, processing of electronic fund transfers, cash management, cash controls, customer deposits, online treasury platform access management, administration of credit card accounts, administration of state and local taxes and other tax management; provided that Buyer shall remain fully responsible for managing its own treasury services.

2	Duration: Up to 180 days.

D.    Payroll Services.

1	Seller shall provide to Buyer payroll processing and services, either directly or through a payroll processing company, for the Transferred Employees.

2	Seller shall assist Buyer in transitioning the payroll processing to Buyer’s payroll processing provider.

3	Duration: Up to 180 days.

E.    Human Resources Services.

1	Seller’s human resources staff will be reasonably accessible to respond to questions of Buyer related to the payment and benefits of the Transferred Employees, and will assist the Transferred Employees in enrollment of such employees into Buyer’s plans.

2	Duration: Up to 180 days.

F.    Welfare Benefits.

1.	If requested by Buyer, Seller shall provide each of the Transferred Employees (and their dependents and other individuals covered through them) with the group, medical, dental, and vision coverage they enjoyed immediately prior to the Closing and shall charge each such Transferred Employee the same monthly premium as currently charged to each such Transferred Employee.

2.	Duration: Up to 60 days.

G.    Miscellaneous

1.	Seller shall provide to Buyer reasonable assistance in transitioning the Acquired Companies’ ISO 9001 certification.

2.	Seller shall permit Buyer to utilize the services currently used in the Transferred Business pursuant to Seller’s Boscobel, Monster, and Dell agreements (each as more fully described in Schedule 6.05(c) of the Schedules to the Stock Purchase Agreement).

3.	Duration: Up to 30 days.

II.    Fees

A.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of IT services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Orange Conferencing, Microsoft, Orion, Dell, Gateway, PeopleSoft. Buyer shall furthermore be responsible for procuring at its expense any additional equipment, networking equipment or software to be used on the designated server described in Section 1.A.

B.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Financial/Accounting Services for the Business, including without limitation costs of the following third party providers: JPMorgan Chase.

C.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of the Treasury Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Bank of Newport.

D.	All payroll amounts shall be paid by Buyer and using Buyer’s federal employer identification number. Buyer shall furthermore be responsible for the payment of all out of pocket costs directly related to the provision of the Payroll Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: ADP.

E.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Human Resources Services for the Business for the benefit of Buyer.

F.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision or utilization of the Miscellaneous Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: BSI Management Systems, Boscobel, Monster, and Dell.

G.	Buyer shall furthermore be responsible for the payment of the difference between the monthly COBRA rate (based on the COBRA rates in effect on May 1, 2010) and the amount charged to the Transferred Employees for each full month of such coverage, commencing with the first day of the first month following the Closing.

EXHIBIT E

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.]

June 3, 2010

TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, Michigan 48033
Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that TechTeam Global, Inc. (“TechTeam”), Jacobs Engineering Group Inc. (“Jacobs”) and Jacobs Technology Inc., a wholly owned subsidiary of Jacobs (“Jacobs Sub”), propose to enter into an Agreement (as defined below) pursuant to which TechTeam will sell to Jacobs Sub all of the outstanding shares of the common stock of TechTeam Government Solutions, Inc., a wholly owned subsidiary of TechTeam, that conducts TechTeam’s business of providing information technology-based and other professional services to governmental authorities and other commercial customers (the “Business” and, such sale, the “Transaction”), for aggregate consideration consisting of (i) $61 million in cash, less (ii) $2 million in cash to be paid as retention payments, resulting in consideration to be received by TechTeam of $59 million in cash (such resulting consideration amount, the “Consideration”), subject to certain adjustments and an escrow arrangement as provided for in the Agreement.

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by TechTeam in the Transaction is fair to TechTeam from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated June 1, 2010, of the Stock Purchase Agreement to be entered into among TechTeam, a Delaware corporation, Jacobs, a Delaware corporation, and Jacobs Sub, a Tennessee corporation (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Business that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Business made available to us by TechTeam, including financial projections (and adjustments thereto) prepared by or discussed with the managements of TechTeam and the Business for the fiscal years ending December 31, 2010 through December 31, 2016;

4.	spoken with certain members of the managements of TechTeam and the Business and certain of their representatives and advisors regarding the operations, financial condition, past performance relative to projected performance and trends in the financial results and prospects of the Business, the Transaction and related matters;

5.	compared the financial and operating performance of the Business with that of public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

TechTeam Global, Inc.

June 3, 2010

7.	considered the results of the third-party solicitation process conducted by TechTeam, with our assistance, with respect to a possible sale of the Business; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of TechTeam and the Business have advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Business, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the Business or its assets, liabilities, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, that the financial projections relating to the Business reviewed by us reflect all assets and liabilities to be sold and assumed in the Transaction and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We also have assumed, at the direction of TechTeam, that any adjustments to the Consideration pursuant to the Agreement, and payments, if any, made to Jacobs or its indemnitees from the portion of the Consideration to be held in escrow in accordance with the terms of the Agreement, will not in any respect be material to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Business, TechTeam or the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of TechTeam (including, without limitation, the Business) or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Business or any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TechTeam (including, without limitation, those relating to the Business) is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TechTeam (including, without limitation, those relating to the Business) is or may be a party or is or may be subject.

TechTeam Global, Inc.

June 3, 2010

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors of TechTeam (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of TechTeam, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, TechTeam, Jacobs or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates in the past have provided investment banking, financial advisory and other financial services to Jacobs and/or certain of its affiliates, for which Houlihan Lokey and such affiliates have received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to TechTeam, Jacobs, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by certain affiliates or securityholders of TechTeam or other participants in the Transaction, and in portfolio companies of such funds, and may have co-invested with certain affiliates or securityholders of TechTeam or other participants in the Transaction, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, certain affiliates or securityholders of TechTeam or other participants in the Transaction, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has acted as financial advisor to TechTeam in connection with the Transaction and has received and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. TechTeam has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of TechTeam, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein),

TechTeam Global, Inc.

June 3, 2010

including, without limitation, any terms or aspects of any stockholder voting agreement, retention agreement (or payments related thereto) or escrow, indemnity, guarantee or licensing arrangements to be entered into in connection with, or any tax implications of, the Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of TechTeam, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies relating to, or that might exist for, the Business, TechTeam or any other party or the effect of any other transaction involving the Business or in which TechTeam or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of TechTeam’s or any other party’s security holders or other constituents vis-à-vis any other class or group of TechTeam’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not TechTeam, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of TechTeam (including, without limitation, the Business) or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by TechTeam and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Business, TechTeam and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by TechTeam in the Transaction is fair to TechTeam from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Capital, Inc.
HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

EXHIBIT F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2009

Commission File Number: 0-16284

TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-2774613
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

27335 West 11 Mile Road, Southfield, MI 48033
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 357-2866

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each exchange on which registered
Common Stock, $.01 par value	NASDAQ® Global Market
Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ■

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ■

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ■     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☐     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ■	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ■

The aggregate market value of the Registrant’s common stock held by non-affiliates of the registrant as of June 30, 2009 was approximately $55,795,000 (based on the June 30, 2009 closing sales price of $6.54 of the Registrant’s common stock, as reported on the NASDAQ® Global Market). For the sole purpose of making this calculation, the term “non-affiliates” has been interpreted to exclude directors and executive officers of the Company. Such interpretation is not intended to be, and should not be construed to be, an admission by TechTeam Global, Inc. or such directors or executive officers of the Company that such directors and executive officers of the Company are “affiliates” of TechTeam Global, Inc., as that term is defined under the Securities Exchange Act of 1934.

The number of shares outstanding of the registrant’s common stock as of March 1, 2010 was 11,140,704.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant’s definitive Proxy Statement, to be filed on or before April 30, 2010, are incorporated by reference into Items 10, 11, 12, 13 and 14 of Part III of this report.

TECHTEAM GLOBAL, INC.

FORM 10-K

Forward-Looking Statements

This Annual Report on Form 10-K, including “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations or beliefs concerning future events, including projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; estimates of synergies; sufficiency of cash flows for future liquidity and capital resource needs; our plans, strategies, and objectives for future operations; developments or performance relating to our services; and future economic conditions or performance. We caution that although forward-looking statements reflect our good faith beliefs and reasonable judgment based upon current information, these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, because of risks, uncertainties, and factors including, but not limited to, the continuing effects of the U.S. recession and global credit environment, other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, new business solicitation efforts, currency fluctuations, and other risks that are described herein, including but not limited to the items discussed in “Item 1A — Risk Factors” of this report, and that are otherwise described from time to time in the Company’s reports filed with the United States Securities and Exchange Commission. The forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

PART I

Item 1.    BUSINESS

General

TechTeam Global, Inc. (including its consolidated subsidiaries, “TechTeam,” the “Company” or “we”) is a leading provider of information technology (“IT”) outsourcing and business process outsourcing services to large and medium sized businesses, as well as government organizations. The Company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Our business consists of two main components — our Commercial business and our Government business. Together, our IT Outsourcing Services segment, IT Consulting and Systems Integration segment and Other Services segment comprise our Commercial business. Our Government Technology Services segment comprises our Government business. In addition to managing our Commercial business by service line, we also manage our business by geographic markets — the Americas (defined as North America excluding our government-based subsidiaries), Europe and Latin America and Asia. Our periodic reports and current reports filed with the United States (“U.S.”) Securities and Exchange Commission are available free of charge on our Web site, www.techteam.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

TechTeam Global, Inc. was incorporated under the laws of the State of Delaware in 1987. Our common stock is traded on the NASDAQ® Global Market under the symbol “TEAM.” Our client base includes, but is not limited to, Ford Motor Company, Deere & Company, Essilor International, Alcoa, Inc., PLLC and Phillip Morris International, as well as U.S. Federal Government departments and agencies and local government entities, such as the U.S. Air National Guard, National Institutes of Health (“NIH”), Department of Defense, Department of Homeland Security and Department of Health and Human Services.

Services and Information about Operating Segments

We provide services to our customers in four operating segments — IT Outsourcing Services, IT Consulting and Systems Integration, Government Technology Services and Other Services. IT Outsourcing Services, IT Consulting

and Systems Integration, and Other Services comprise our Commercial business segments, and Government Technology Services is our Government business segment. Information with respect to each of our segments is included in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 15 of the Notes to Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplementary Data.”

1.	Commercial Business

a.	IT Outsourcing Services

Our IT Outsourcing Services segment provides global service desk and IT infrastructure support around-the-clock (24x7x365) for our clients, their end-users and other constituencies. We maintain and support a full range of our clients’ IT and business process infrastructures from network environments to computing systems, and from shrink-wrapped applications to advanced proprietary and acquired application systems. We also provide technical support and in multiple languages for our customers’ products in the marketplace. The two primary elements of this business segment are Enterprise Support Services and Business Process Outsourcing (“BPO Services”), which are supported by a global IT outsourcing delivery model for service desk services as discussed below.

Enterprise Support Services

A company’s IT infrastructure provides essential tools necessary for the effective delivery of its product(s) or services to its customers. Over the years, the process-based best practices for managing and controlling IT infrastructure set forth in the Information Technology Infrastructure Library (“ITIL”) is becoming the dominate methodology for the delivery of IT infrastructure support to enterprises (“IT Service Management”). IT Service Management is intended to align IT services with the current and future needs of the business and its customers, while improving quality of services and reducing the long-term cost of delivery. Historically, TechTeam’s core focus has been on service operation.

TechTeam’s operation delivery model is primarily based upon a “single point of contact” (“SPOC”) “service desk” delivery model designed to enable our clients to consolidate their incident resolution support functions into a centralized service desk, thereby reducing costs by standardizing responses to incidents, reducing unnecessary labor costs and reducing the number of incidents that need to be escalated to a higher-level support function. Our service desk technicians are trained in the client’s IT infrastructure and applications to enable them to efficiently diagnose and solve the end-user’s problems and answer technical questions.

From this SPOC service desk model, TechTeam continues to transform its service desk function into a platform for IT service management through its Lean ITIL initiative, which utilizes Lean Six Sigma methodologies to reduce waste within an IT infrastructure. TechTeam uses ITIL processes to monitor and identify where inefficiencies arise. For example, within service operations, a focus on the information derived from “incident management”, “problem management” and “event management” could provide insight into ways to resolve problems within the customer’s IT environment more quickly. As ITIL best practices and lean principles are integrated, the Company assists its customers in the reduction of support requests within their customer’s IT environment.

TechTeam is selectively extending its ITIL expertise into other areas of infrastructure support services including, but not limited to, desk side support, remote management, asset management, security administration, and network monitoring. By integrating these services with our service desk, we are able to effectively and efficiently provide standardized infrastructure support services to our customers. We generally provide these services on a managed service basis, with the customer paying for the service on a per-incident, per-seat or volume basis. Our performance is generally measured through service level agreements negotiated with our customers.

Historically, we have provided these services to large enterprises with a need for international multilingual support. For example, under the Ford Motor Company (“Ford”) Global SPOC Program (“SPOC Program”), we provide a single point of contact service desk for Ford that integrates desk side support. After we have begun to provide service to a customer, we are regularly able to expand the scope of our services to that customer because an increased volume of business allows us to obtain a higher utilization of resources and increased efficiency for the customer. We believe that we will continue to see growth in our multilingual enterprise support for large businesses. We also provide support services for smaller businesses. Our enterprise support services provide these businesses with a more economical and higher level of service desk, desk side support and network management services than they can provide themselves internally. Our flexible solution design and pricing models enable these businesses to select the level of support their organization requires, whether from dedicated or shared resources.

We are focused on expanding the markets for our enterprise support service model globally. Our customers continue to request us to expand our support for them to new countries. As a result, we continue to logically expand our global footprint to deliver the multilingual support these clients need. For example, we continued our expansion into the Philippines in 2009, and we are currently expanding our services to provide support for our customers from Latin America.

In order to deliver ITIL-based services to our customer’s efficiently, the Company is working with CA, Inc. (formerly known as Computer Associates) to deliver ITIL-based software IT service management tools to our customers. With this arrangement, our customers are able to obtain our services that leverage the use of CA technology. We believe the combination of our integrated infrastructure support and CA technology provides a differentiated service solution to the market, and the availability of CA technology increases demand for our services. While Company revenue related to CA software is not material, the Company anticipates the importance of the CA technology to the Company’s performance will continue to grow.

Business Processing Outsourcing (“BPO”) Services

Our BPO Services provide our clients with a centralized multilingual service desk. Our clients primarily outsource the technical support aspect of their customer service business process to us, such as providing support for our client’s applications sold to or provided to their customers. For example, we provide technical support for video editing software and global distribution system software for certain customers in the travel industry. Where we can create a niche, we also provide a fuller range of services to our customers. For example, we manage the set-up, shipping and support of the hardware and software used in e-clinical trials around the world for certain of our pharmaceutical industry customers. We also provide limited non-technical customer service support for our clients, such as customer enrollments and marketing promotion support.

Global IT Outsourcing Delivery Model

We continue to expand our global IT outsourcing delivery model. In 2008, we established our service desk delivery presence in Asia-Pacific through the acquisition of Onvaio, LLC and the delivery partnership with Rainmaker Systems, Inc. Accordingly, our service desk services for enterprise support and BPO services are now delivered from our facilities in the United States (Southfield, Michigan; and Davenport, Iowa), our facilities in Europe (Brussels, Belgium; Bucharest and Sibiu, Romania; and Stockholm, Sweden), Rainmaker’s facilities in the Philippines (Manila) and from our customers’ facilities. Utilizing a client-specific solution that blends the advantages of each location, we have provided cost-effective service in over 32 languages.

As our business becomes more global, our service delivery grows in complexity. To address the complexity we use data analytics, business process improvement methodology, daily productivity/profitability metrics and call center management tools to manage the variables that drive a project’s efficiency and profitability. Each delivery site has different costs, available skills and labor laws, which we often need to coordinate together to deliver a customized solution for our customers.

With delivery sites around the world, we are dependent upon technology to assist in maximizing the overall value and utilization of our technicians. We are in the process of upgrading our phone switch technology globally to fully enable voice over internet protocol (VoiP) and the dynamic routing of calls to the available international resources. Further, we continue to enhance the ability of our customer’s end users to obtain resolution to their problems from multiple channels of communication.

b.	IT Consulting and Systems Integration

During 2008, the Company decided to de-emphasize the IT Consulting and Systems Integration business segment. Accordingly, on October 31, 2008, we sold TechTeam A.N.E. NV/SA, which provided $7.2 million of revenue in this business segment in the first ten months of 2008. While we continue to provide limited services within this business segment to customers who need IT infrastructure design, development, technology deployment, application development and implementation services, we are narrowing our future focus on delivering these services to enhance our IT Outsourcing business segment. For example, we are growing our ability to assist customers in implementing CA’s Service Desk software suite.

The Company offers deployment, technical support and training services to companies in the hospitality, retail and food service industries throughout the United States. Our employees provide on-site services to implement technology and train our customers’ personnel in the use of point-of-sale and property management software. We also offer application development and application maintenance services from Romania.

c.	Other Services

We also provide, on a limited basis, technical staffing services and learning services. We provide on-site technical support services including service desk technicians, software developers and network support technicians. Most of our technical staffing placements are long-term assignments. However, in difficult economic environments, contract workers are generally terminated before a customer’s employees.

2.	Government Technology Services

Our Government Technology Services are delivered by TechTeam Government Solutions, Inc. (“TTGSI”) and its wholly-owned subsidiary, Sytel, Inc. TTGSI provides life-cycle support to the U.S. Government, in which the thought leadership of its Vector Research Center for Enterprise Performance division (“Vector Research”, formerly known as NewVectors), in business process improvement and organizational change management, is integrated with our operational IT-related delivery capabilities to create a tailored, flexible and innovative solution for our customer’s requirements. The types of IT support services provided in this business segment are similar to the services offered in our other primary business segments, but are more heavily focused on supporting the customers’ IT network. We provide these services to various departments and agencies of the U.S. Federal Government including, but not limited to, the U.S. Air National Guard, NIH, Department of Defense, Department of Homeland Security, and Department of Health and Human Services, and to local governmental entities in the United States (see information included in “Risks inherent in the provision of technology services to governmental entities” located in “Item 1A — Risk Factors”).

The majority of our revenue from this business segment is earned through long-term contracts under which we provide either managed network services for a monthly fee or services on a time and materials basis, except for revenue from Vector Research, over one-half of which is derived from short-term consulting projects. For additional information regarding the Company’s revenue recognition for Government contract, please see Critical Accounting Policies and Estimates, Revenue Recognition. For our managed network services customers, we provide complete life cycle support for a customer’s IT infrastructure ranging from their desktops to their data and voice networks. We provide design, implementation, operation and maintenance (service desk and desk side support) services. For example, TTGSI provides systems administration support, network design, database administration, engineering support and other IT technical support services to the NIH.

Over the past few years in the U.S. Federal Government IT services market, two trends have had a significant effect on our business: (a) an increasing bias toward the award of business to small disadvantaged businesses and large contractors, and (b) uncertain and changing customer priorities due to budgetary constraints and the change in administrations. We expect these trends to continue in the near term, as the Obama Administration adjusts the U.S. Federal Government priorities and acquisition policies. As a result, we anticipate unpredictable IT spending by the U.S. Federal Government for the foreseeable future.

In 2007, TTGSI acquired our Vector Research division, a provider of consultative services in agent-based modeling, operations analysis, program management and supply chain engineering. Vector Research is recognized as a thought leader in providing subject matter expertise, analytical skills and process improvement methodologies to support business transformation initiatives, particularly in the Department of Defense. In addition to providing important critical mass to our Government business, these capabilities provide the Company with the ability to improve the profitability of its service offerings and expand its service offerings by transforming the Company’s Commercial best practices to fit the needs of the U.S. Federal Government.

We continue to focus our new business development: (a) in areas where we can utilize our considerable expertise to serve the mission-critical IT needs of the U.S. Federal Government; (b) in further developing access to government-wide acquisition contracts (framework contracts entered into by the government without committing to any actual business with the contract holder, or “GWACs”) under which we can sell task-order-based work; (c) in strengthening our relationships with other government contractors who have GWACs and other attractive contracting vehicles; and (d) in developing opportunities to leverage our considerable commercial sector expertise to provide enterprise support services through a managed service to the U.S. Federal Government. We are recognizing a trend toward consolidation in the U.S. Federal Government IT services market, both in the increased utilization of GWACs and in the number and size of competitors in that market. As this trend continues, we believe our competitive position in the marketplace will be enhanced because we are large and have critical mass to justify reliance upon us by our government clients, yet we are small and creative and able to offer highly efficient, customized solutions to their needs. In this regard, we have won two task orders under the USA Contact GWAC contract based in large part on our commercial sector expertise with call centers, contact centers and service desks.

Impact of Business with Major Clients

We conduct business under multiple contracts with various entities within the Ford organization and with various agencies and departments of the U.S. Federal Government. Ford accounted for 14.3% of our total revenue in 2009, as compared to 15.9% in 2008 and 20.1% in 2007. The U.S. Federal Government accounted for 31.7% of our total revenue in 2009, as compared to 29.7% in 2008 and 27.1% in 2007. Agencies within the U.S Department of Defense, in the aggregate, accounted for approximately 17.9% of our total revenue in 2009, as compared to 18.7% in 2008 and 15.9% in 2007.

Ford Motor Company

Our business with Ford consists of service desk and desk side services, technical staffing, and network management. Revenue generated through our business with Ford decreased to $30.3 million in 2009, from $41.2 million in 2008 and $44.6 million in 2007. The decline in revenue is attributable to a number of factors, including: (a) seat count and volume declines within the Ford environment; (b) the effects of the entry into the three-year renewal of the Global Single Point of Contact (“SPOC”) contract, which resulted in a change of the service delivery and pricing model as discussed below; (c) the divestiture of Jaguar Land Rover (“JLR”) from the Ford family of companies (we continue to provide services to JLR under a direct contract); (d) the termination of the Company’s contract with Dell, Inc. under which the Company provided systems integration services to Ford as a subcontractor to Dell; (e) the impact of exchange rates; and (f) the separation of Volvo Car Corporation from the global Ford IT programs, including the SPOC contract on November 1, 2009.

On December 23, 2008, the Company executed a new SPOC contract, under which TechTeam provides support services to Ford’s information technology infrastructure. Under the SPOC contract, TechTeam provides service desk, deskside support, service management, infrastructure management, and identity and access management services to Ford in North America, Western Europe, and Asia. The contract renewal provides for a significant change in the service delivery model. These changes include the transition and centralization of service for English speaking Ford personnel to our operations in the Philippines, the transition of service for German speaking Ford personnel to Romania, and an enhanced centralized remote deskside support management function. This transition was completed in 2009.

Under the existing SPOC contract, we provide these infrastructure support services under specific service level metrics, and we invoice Ford based upon the number of seats we support. The number of seats supported is determined bi-annually on February 1 and August 1 of each year. If certain contractual conditions are met, Ford and TechTeam have the right during each six month period to request one out-of-cycle seat adjustment. We do not believe the revenue decline will continue in 2010, as we believe that we are well-positioned to expand the SPOC program into Latin America, Canada and Asia during 2010.

As of December 31, 2009, Ford owed the Company $2.3 million in the Americas and $1.6 million in Europe. Ford amended its North American standard purchase order terms to increase its payment terms from 30 days to 60 days from receipt of the invoice. Under the terms of the SPOC contract, the change in North American payment terms took effect December 1, 2009, and, after that date, we anticipate that there will be an increase in the aggregate accounts receivable. We do not believe that Ford’s financial condition will otherwise affect our business with Ford or the collectability of our accounts receivable from Ford; however, any failure to retain a significant amount of business with Ford, a bankruptcy filing or major restructuring by Ford, could have a material adverse effect on our operating results and liquidity.

U.S. Federal Government

We conduct business under multiple contracts with various agencies and departments of the U.S. Federal Government. Revenue generated through our business with the U.S. Federal Government was $66.9 million in 2009, $77.3 million in 2008 and $60.3 million in 2007.

The results of our Government business have been impacted by the difficult government contracting environment created by the budget constraints our customers faced. As a result of this environment, many customers have delayed procurement actions. In turn, we have experienced delays in our expected new business development. Despite being informed that we were not selected as prime contractor for the Business Transformation Agency (“BTA”) of the Department of Defense, we continue to provide service to the BTA as a subcontractor. In 2009 and 2008, we earned $3.3 million and $8.9 million, respectively, in revenue from the BTA.

As previously reported, our contract for the Air National Guard (“ANG”) ended on September 30, 2009. ANG in-sourced the majority of the work performed under the expiring contract. ANG did award a new contract to Harris Corporation, with the Company as a subcontractor, which covered the work under the expiring contract that was not in-sourced and additional positions. Accordingly, the new contract will produce significantly less revenue and gross margin than the expiring contract. Specifically, had the Company been delivering service under the new contract for the year ended December 31, 2009, total U.S. Federal Government revenue would have been reduced on a net basis by approximately 11.7%.

Competition

In our Commercial business, there are many companies that provide services similar to ours, but no one company dominates our industry. We compete with global IT outsourcing companies (such as IBM, HP and Computer Science Corporation), our potential customers’ internal staff and regional service providers. The markets for our services have been under significant price pressure as customers scrutinize their IT spending and globalization increases the number of providers able to provide similar services. Our large competitors typically provide a significantly wider range of services through a global network of service providers and have stronger brand recognition.

We compete with a strong combination of quality, responsiveness and attentiveness to customers’ needs, flexibility, competitive pricing, and consistently high levels of client satisfaction. We compete on our service desk offerings based on price, experience and reputation in the industry, technological capabilities, broad multilingual expertise, and responsiveness to client needs and referrals from existing clients. By integrating a range of IT infrastructure services into one service desk project, we are able to compete based on improved resource utilization. Gartner reaffirmed TechTeam’s position in the Leaders Quadrant in both the Magic Quadrant for Help Desk Outsourcing, North America and Magic Quadrant for Desktop Outsourcing Services, North America reports. Further, the Black Book of Outsourcing 2009 Rankings recognized the Company as number one globally in Help Desk Outsourcing across Tier 1 (customers with over $1 billion in revenue) and Mid Tier (customers with between $500 million and $1 billion in revenue) customers and number one globally in IT Infrastructure Outsourcing for Mid Tier customers.

In our Government business, the industry is comprised of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations with a major presence throughout the U.S. Federal Government. Because of the diverse requirements of U.S. Federal Government customers and the highly competitive nature of large U.S. federal contracting initiatives, corporations frequently form teams to pursue contract opportunities. Prime contractors leading large proposal efforts select team members on the basis of their relevant capabilities and experience particular to each opportunity. As a result of these circumstances, companies that are competitors for one opportunity may be team members for another opportunity.

We have been successful in ensuring our presence on GWAC’s and Government Service Administration (“GSA”) schedule contracts as either a prime contractor or subcontractor. Competition then takes place at the task order level, where knowledge of the customer and its procurement requirements and environment are keys to winning the business. We have deep relationships with our customers, particularly the Department of Defense, the National Institutes of Health, and throughout our Vector Research customer base, and are focusing increased attention on competing for work where our relationships create a sustainable competitive advantage. Through the various contractual vehicles at our disposal, as either a prime contractor or subcontractor, we have the ability to market our services to many federal agencies. Our “mid-tier” size in the market may be disadvantageous because we are not a small or disadvantaged business, and we are at a scale disadvantage relative to the large government contractors; however, as a result of our experience in providing services to federal departments and agencies, we have first-hand knowledge of our customers and their goals, problems and challenges. We believe this knowledge gives us a competitive advantage in competing for tasks and positions us well for future growth.

Sales and Marketing

Our sales and marketing objective in our Commercial business is to leverage our expertise, multilingual capabilities and global presence to develop long-term relationships with existing and potential clients internationally. Our initiatives are designed to build stronger brand identity within our current vertical markets and the overall IT outsourcing marketplace. We believe that our client base provides excellent opportunities for further marketing and cross-selling of our services. Our plans for increasing our visibility include market-focused advertising, consultative personal visits with potential and existing clients, participation in market specific trade shows and seminars, speaking engagements, articles and white papers and our Web site. Further, we intend to invest in establishing and growing our network of channel and alliance partners, such as our relationships with CA and Orange Business Services, who are able to sell our services in a cooperative and mutually beneficial way. Our sales force is focused on new customer acquisitions and our customer services management is focused on growth of business at our existing accounts.

Within our Government Technology Services business segment, we are focusing our new business development (a) in areas where we can utilize our considerable expertise to serve the mission-critical IT needs of the U.S. Federal Government; (b) in further developing access to GWACs under which we can sell task-order-based work; (c) in strengthening our relationships with other government contractors who have GWACs and other attractive contracting vehicles; and (d) in developing opportunities to leverage our considerable commercial sector expertise to provide enterprise support services through a managed service to the U.S. Federal Government.

Seasonality

There is limited seasonality to our business. Historically, our third quarter tends to be slower than the other quarters in our Commercial business due to the summer holiday season in Europe. The third quarter in our Government business tends to be positively impacted by the U.S. Federal Government agencies awarding extra tasks or completing other contract actions in the weeks before their September 30 fiscal year end to avoid the loss of unexpended fiscal year funds. The fourth quarter may be negatively affected by the seasonal holidays. Further, we can experience significant month-to-month variations in our revenue and gross margin given that we invoice approximately 54% of our revenue on: (1) a time and materials basis in which there are variations in revenue based on the number of billable days during a quarter; or (2) a per-incident or per-call-handled basis in which revenue variations are caused by variations in call volumes and incidents handled.

Intellectual Property

We rely upon a combination of contract provisions and trade secret laws to protect our proprietary technology. We also rely on a combination of copyright and trade secret laws to protect our proprietary software. We attempt to further protect our trade secrets and other proprietary information through agreements with employees and consultants. Our Vector Research division of TechTeam Government Solutions, Inc. has certain patents and patent applications pending, which are not material to our business. There can be no assurance that the steps we have taken to protect our proprietary technology will be adequate to deter misappropriation of our proprietary rights or third-party development of similar proprietary software. We hold a registered trademark for TechTeam®.

Employees

We employed a total of 2,285 employees worldwide as of December 31, 2009, comprised of 2,134 technicians, engineers and operational staff, 39 sales and marketing employees and 112 administrative employees. Our employees, with the exception of approximately 282 employees in Europe, are not represented by a labor union, and we have never suffered an interruption of business as a result of a labor dispute. We consider our relations with our employees generally to be solid.

European Operations

We service our clients in Europe through 12, wholly-owned subsidiaries: TechTeam Global Ltd., TechTeam Global NV/SA, TechTeam Global GmbH, TechTeam Global AB, TechTeam SQM AB (wholly-owned by TechTeam Global AB), TechTeam Global Denmark (a branch of TechTeam Global AB), TechTeam Global Sp. z o.o., TechTeam Global SRL, TechTeam Akela SRL, TechTeam Global SAS, TechTeam Global Sàrl, and TTG Portugal, Lda. We offer services from each of our business segments in Europe except Government Technology Services; however, the majority of our European revenue has historically been generated in our IT Outsourcing Services segment.

TechTeam Global Ltd., TechTeam Global GmbH and TechTeam Global AB provide Ford and its subsidiaries with IT Outsourcing Services and Technical Staffing. TechTeam Global NV/SA and TechTeam Global SRL provide our clients with primarily multilingual IT Outsourcing Services.

A summary of our international revenue and long-lived assets is set forth in Note 15 of the Notes to Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplementary Data.”

Our international business is subject to risks typically encountered in foreign operations, including changes in a specific country’s or region’s political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements and natural disasters. We are also exposed to foreign currency exchange rate risk inherent in our sales commitments, anticipated sales, and assets and liabilities denominated in currencies other than the U.S. dollar or the local currency of the subsidiary delivering the service; however, the majority of our revenue is received in the same currency in which we pay our expenses. While these risks are believed to be manageable, no assurances can be provided in this regard.

Asia/Pacific Operations

We service our clients in Asia/Pacific through: (a) two, wholly owned subsidiaries: Onvaio Asia Services (wholly-owned by Onvaio LLC and TechTeam Australia Pty Limited; and (b) our service contract with Rainmaker Systems, Inc.

Item 1A.  RISK FACTORS

You should carefully consider each of the risks and uncertainties described below and elsewhere in this Annual Report on Form 10-K, as well as any amendments or updates reflected in subsequent filings with the SEC. The Company believes these risks and uncertainties, individually or in the aggregate, could cause its actual results to differ materially from expected and historical results and could materially and adversely affect our business operations, results of operations, financial condition and liquidity.

While we describe each risk separately, some of these risks are interrelated and it is possible that certain risks could trigger the applicability of other risks described below. Also, the risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could also potentially impair our business, financial condition and operating results.

The recent global economic and financial market crisis has had and may continue to have a negative effect on our business and operations.

The global economic and financial market crisis of 2008 and 2009 has caused, among other things, a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending, all of which has had and may continue to have a negative effect on our business, results of operations, financial condition and liquidity. The economic crisis has affected the financial health and stability of many of our customers, and, if the downturn trend continues, the impact to our customers may be severe. Most significantly, the economic turmoil had serious repercussions on the automotive industry, with the bankruptcy of automobile manufacturers or their suppliers. While the Company has reduced its reliance on revenue from the automotive industry over the past few years, it still earned approximately 18% of its revenue from this industry in 2009.

Moreover, we may continue to see erosion in our revenue from our current customers, as these customers seek cost savings, scale back their operations and reduce their workforce. Given the extended economic uncertainty, we are unable to predict the full impact of this pressure on our revenue; however, it could have a material impact on the Company’s business, financial condition and/or results of operations. The downturn may also lead to reduced gross margins and increased customer payment delays, defaults and/or increases in accounts receivable write-offs and our reserves for doubtful accounts. We are limited in our ability to reduce costs to offset the results of a prolonged or severe economic downturn given certain fixed costs associated with our operations and our long-term business approach that necessitates we remain in position to respond when market conditions improve.

Inasmuch as we provide potential customers with an effective means of reducing the cost of their IT support and/or making their IT support costs variable based upon utilization, our business is partially counter-cyclical. However, we have observed that certain current and prospective customers have slowed or stopped their outsourcing decision-making process. Further, potential customers are looking for immediate significant savings on the current cost of their IT support. While the Company may provide new customers with significant savings over the long-term, new customers have generally not been willing to pay all of the cost to transition their business to the Company. In light of transition costs, the ability of the Company to obtain new business and/or maintain its gross margin may be impaired. As a result of these factors, there are no assurances that the Company will be able to off-set the loss of revenue with new business.

The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not continue to be materially and adversely affected. Such conditions make it very difficult to forecast operating results, make business decisions and identify and address material business risks. The foregoing conditions in the fourth quarter did and may in the future impact the valuation of certain long-lived or intangible assets that are subject to impairment testing, potentially resulting in impairment charges which may be material to our financial condition or results of operations. See risk factors below for a discussion of additional risks to our liquidity resulting from the current crisis.

The competitive pressures we face could harm our revenue, gross margin and business prospects.

We face intense competition in all of our markets and for all of our services. Many competitors have a significant scale advantage over us, including more locations, greater financial resources, a larger client base, and greater name and brand recognition. These competitors may be willing to provide the same services that we provide at a loss or at a lower gross margin in order to attain other, more lucrative business from our customers. Over the course of 2009, a number of our customers terminated contracts with the Company in order to enter into service agreements with new suppliers that bundled a wider range of services than the Company was able to provide. Due to this competition, it may be difficult for us to retain our current customers or grow our revenue.

The intense competition we face may result in our customers demanding reduced pricing from us in order for us to remain a preferred vendor. These pressures are likely to continue to increase due to the trend to move outsourcing services offshore to countries with lower labor costs, such as India and the Philippines. In response to these pressures, we acquired Onvaio Services Asia to provide services from Manila, the Philippines. We are also utilizing the services of Rainmaker Systems, Inc. to provide personnel, training and infrastructure to support our ITO business with Ford Motor Company, Visteon Corporation, and Deere & Company until we have established a larger facility. Our inability to continue to execute upon this strategy to address the globalization of the support services market could have a material adverse impact on our ability to maintain and grow our customer base.

In certain markets from where we provide our services, there is excess call center capacity, with high availability of labor. This excess capacity places additional price pressure for our services, as our competitors may be willing to lower their price for services below our standard margins in order to win business to fill the excess capacity. Accordingly, we may have to continue to lower the prices of our services to stay competitive, while at the same time trying to maintain or improve quality, revenue and gross margin. If we cannot proportionately decrease our cost structure on a timely basis in response to competitive price pressures, our gross margin, and therefore our profitability, could be adversely affected. Any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

Moreover, the process to win new business tends to be long. Our IT Outsourcing Services business models require significant changes to our customers’ business processes, and each customer may have significant internal political difficulties with local regions surrendering decentralized control of the support function. The decision makers are rarely involved in the early details of the selection process so there are often multiple sales efforts — initially to the team charged with selection and then to the Chief Information Officer/Chief Executive Officer/Board — that have to occur. Our results are dependent on our ability to successfully manage the sales process and strong competition in these markets.

We are subject to contract risks inherent in our business.

The great majority of our contracts, including our Ford Global SPOC contract, may be terminated without cause on short notice, often upon as little as 90-days notice. Terminations and non-renewals of major contracts could have a material adverse impact upon our business, financial condition and results of operations.

A portion of our IT Outsourcing Services business is billed on a managed service basis (in which the fee is fixed to perform specified services) as opposed to a time and materials basis. The onset of problems in our customers’ infrastructure, such as computer viruses, may require us to deploy additional resources to solve these problems. In many instances, we would not receive any additional revenue for the work performed, thereby adversely impacting our profitability.

To the extent we provide service on a per-incident, per-call or per-minute basis, our financial performance is dependent upon the volume of service requests that we receive on the project. Some of our contracts do not contain minimum guaranteed volume, so we may not receive enough volume during a month to pay for our costs relating to a specific contract. The global economic downturn is making this problem more pronounced as our customers are not receiving their historical volume of service requests or the volume that they expected. Even where volume guarantees exist, we may not receive enough volume to make our expected profit for the month when we enforce the guarantee.

Many of our contracts contain financial penalties for our failure to meet the contractual performance service levels. For many potential reasons, including volume changes higher than anticipated, we may not be able to meet the service levels. In the United States, we are able to manage this risk through changes in our staffing, but our European entities do not have as much flexibility in staffing largely due to labor laws. As the complexity of our service delivery increases and we provide services to a single customer from multiple locations, our ability to manage service levels becomes more difficult.

Due to the competitive market, we often must agree to a price for providing service based primarily on information provided to us by our prospective customer. Sometimes this information is not correct, and it is difficult to either properly design the project to meet service levels or increase our price to account for the incorrect information. Our inability to accurately estimate the resources and related expenses required for a project, or our failure to complete our contractual obligations in a manner consistent with their terms, could materially and adversely affect our business, financial condition and results of operations.

We are subject to risks inherent in the provision of technology services to governmental entities.

We derive a significant amount of our revenue from U.S. Federal Government contracts that typically are awarded through competitive processes and span a one-year base period and one or more option years. When the U.S. Federal Government budget is under pressure, as it is at the present time, it may be difficult to develop business with new customers and grow or maintain contracts with existing customers. The unexpected termination or non-renewal of one or more of our significant contracts could result in significant revenue shortfalls. Our clients generally have the right not to exercise the option periods. In addition, our contracts typically contain provisions permitting an agency to terminate the contract on short notice, with or without cause. Following the expiration of the contract term, if the client requires further services of the type provided in the contract, there is frequently a competitive re-bidding process. We may not win any particular re-bid or be able to successfully bid on new contracts to replace those that have been terminated.

Many of the systems we support involve managing and protecting information involved in the U.S. Department of Defense and other sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other governmental clients. Losses that we could incur from such a security breach could exceed the policy limits that we have for “errors and omissions” insurance or coverage may not apply.

Some of our U.S. Federal Government contracts require us, and certain of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular engagement, we may not derive the revenue anticipated from the engagement, which could negatively impact our operating results.

U.S. Federal Government agencies routinely audit government contracts. These agencies review a contractor’s performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. An audit could result in an adjustment to our revenue because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. Federal Government agencies. In addition, we could suffer harm to our reputation if allegations of impropriety were made against us.

We must comply with and are affected by U.S. Federal Government regulations relating to the formation, administration and performance of government contracts. These regulations affect how we do business with our clients and subcontractors, including mandating the percentage of business contracted to us that we must subcontract to small and minority businesses. These regulations may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the U.S. Federal Government. Further, the U.S. Federal

Government may reform its procurement practices or adopt new contracting methods relating to the General Services Administration schedule or other government-wide contract vehicles. To the extent that we are unable to successfully comply with these regulations, our Government Technology Services business could be negatively impacted.

If we lose key personnel or are unable to recruit additional qualified personnel, our business, financial condition and results of operations could be adversely affected.

Our success is highly dependent upon the efforts, direction and guidance of our executive leadership team. The loss of key management personnel or our inability to attract, retain or replace key management personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

Our inability to attract and retain qualified employees could have a material adverse effect on our business, financial condition and results of operations.

Our business involves the delivery of professional services and is very labor intensive. Our success depends in large part upon our ability to attract, develop, motivate and retain highly skilled technical, clerical and administrative employees. We can experience high turnover of our personnel and are often required to recruit and train replacement personnel as a result of a changing and expanding work force. Qualified personnel, especially in Washington, D.C., are in high demand. Accordingly, we may experience increased compensation costs due to the need to improve compensation or the need to train new staff as a result of turnover. These increased costs may not be offset through either increased productivity or higher customer pricing. Moreover, no assurances can be given that we will be able to attract and retain sufficient numbers of qualified employees in the future, especially when we need to expand our services in a short time period. While we attempt to implement a career path model where our service desks are located, thereby enabling our employees to move to new jobs that require higher skill levels and increased pay, this objective is difficult to achieve. Our inability to attract and retain qualified personnel, or increases in wages or other costs of attracting, training or retaining qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.

Our inability to attract and retain qualified sales and customer service management personnel could have an adverse effect on our ability to meet our organic growth targets.

Our business involves the delivery of complex services over a distributed IT environment. It takes time to train new sales people in our business and for them to build a pipeline of opportunities. In November 2009, the Company reorganized its Americas and EMEA sales forces into a global sales force. To the extent the Company replaces members of its current sales force; the Company anticipates that the new sales persons will have limited effectiveness during 2010. Inasmuch as we strive to grow existing accounts by expanding our services to new locations or adding new services to our solution, we rely heavily on our client service managers to grow our revenue. In the past year, we have been working to add customer service management personnel. Our inability to find the right personnel and train them quickly may have an adverse effect on our ability to appropriately manage our customers and meet our organic growth targets.

Our revenue and gross profit may suffer if we are not able to maintain our relationship with significant customers for whom we have contracts up for renewal or we are unable to replace revenue lost as a result of recent contract losses.

During 2010, we have a significant volume of contracts pending renewal that comprise approximately 11.8% of our 2009 revenue. We believe that we are well-positioned to renew most of these contracts due to our overall value proposition and customer relationships, but there can be no assurance in this regard. Any significant loss of business as a result of these renewals or failure to replace revenue lost for contract non-renewals could have a material adverse effect on our business, financial condition and operating results. See also our discussion below of risks inherent in providing Government Technology Services.

Capital markets are currently experiencing a period of dislocation and instability, which has had and could continue to have a negative impact on the availability and cost of capital.

The general disruption in the U.S. capital markets has impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole. These conditions could persist for a prolonged period of time or worsen in the future. Our ability to access the capital markets (or any other source of funds) may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition, results of operations and our ability to obtain and manage our liquidity. In addition, the cost of debt financing and the proceeds of equity financing may be materially adversely impacted by these market conditions.

The Company’s economic condition and/or credit market developments may reduce availability of credit under our credit agreement.

Due to the current volatile state of the credit markets, there is risk that lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by a credit facility, allowing access to additional credit features and otherwise accessing capital and/or honoring loan commitments. If our lender(s) fail to honor their legal commitments under our credit facility, it could be difficult in the current environment to replace our credit facility on similar terms.

As a result of the economic downturn, the Company’s economic performance has declined, and this decline may affect the Company’s ability to maintain its compliance with the financial covenants set forth in accessing the credit agreement. As a result of the goodwill impairment taken by the Company in the fourth quarter of 2009, the Company was no longer in compliance with its financial covenants, and it was required to renegotiate the terms of its credit agreement. As a result of this renegotiation, its cost of borrowing increased and the size of its facility decreased. To the extent that the Company would like to access the credit facility for purposes other than working capital or is further unable to meet the amended financial covenants, the Company anticipates that its banks will renegotiate the terms of the loan. Further, our credit agreement has terms favorable to the Company, and any renegotiation of the financial covenants will further reduce the Company’s flexibility under the credit agreement. Although we believe that our operating cash flow, access to capital markets and existing credit facilities will give us the ability to satisfy our liquidity needs for at least the next 12 months, the failure of the lender under our credit facility may impact our ability to finance our operating or investing activities.

Implementation of our strategy to grow through complementary business acquisitions is subject to numerous risks and difficulties.

Our business strategy includes seeking to make complementary business acquisitions. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions, complete and pay for these transactions and fully integrate them into our ongoing operations. Due to the tightening capital markets, our strategy may be delayed or changed. Moreover, integration issues are complex, time-consuming and potentially expensive and, without proper planning and implementation, could significantly disrupt our business. Integration issues include, but are not limited to, the diversion of management’s attention, the loss of key business and/or personnel from the acquired company, unanticipated events, legal liabilities, dilutive effect of the issuance of additional securities and possible impairment of acquired intangible assets. Moreover, the financial risks of acquisitions continue after the integration of the acquired company. If the implicit value of the business declines, there could be a non-cash, partial or full write-off of the acquired intangible assets, including goodwill, attributed to the acquisition. Acquisitions also may result in significant costs and expenses and charges to earnings, including those related to severance pay, early retirement costs, employee benefit costs, charges from the elimination of duplicative facilities and contracts, in-process research and development charges, inventory adjustments, legal, accounting and financial advisory fees, and required payments to executive officers and key employees under retention plans. Any of these possible difficulties associated with acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Inasmuch as the Company has a market capitalization lower than its current book value, the Company will need to continue to perform interim impairment testing under Accounting Standards Codification 350, “Intangibles – Goodwill and Other”, (“ASC 350”), which may require the Company to record a goodwill impairment charge.

During the years ended December 31, 2009 and 2008, we performed our annual goodwill impairment test as of October 1 of each year. Additionally during the year ended December 31, 2008, as a result of recent economic events, coupled with the conclusion of certain customer contracts, and the decline in our stock price, we updated our annual goodwill impairment testing from October 1, 2008 to perform an interim impairment test as of December 31, 2008. During our 2009 impairment test, we determined that goodwill was impaired for our Government Solutions and SQM reporting units. We did not incur an impairment charge relating to our goodwill impairment test as of October 1, 2008 or December 31, 2008. If future results for the Company’s other assets for which it holds goodwill are not consistent with our current assumptions and estimates, we may be required to record additional goodwill impairment charges at a later date. Please see Note 4 — Goodwill and Other Intangible Assets for further information.

We are subject to numerous risks relating to our international operations.

We operate businesses in many countries outside the United States, located throughout Europe and Asia. As part of our business strategy, we will continue to expand our global reach, to deliver services from additional locations in the Asia Pacific region and from Central and South America. As a result, we expect to continue expansion through start-up operations and acquisitions in additional countries. Expansion of our existing international operations and entry into additional countries will require management attention and financial resources.

Our future revenue, gross margin, expenses and financial condition also could suffer due to a variety of international factors, including the following:

•	changes in a country’s or region’s economic or political conditions, including inflation, recession, interest rate fluctuations, terrorism and religious extremism and unanticipated military conflicts;

•	currency fluctuations, particularly in the European euro, which contribute to variations in the sale of services in impacted jurisdictions and also affect our reported results expressed in U.S. dollars;

•	longer accounts receivable cycles and financial instability among customers;

•	local labor conditions and regulations;

•	differences in cultures and languages, which can impair our ability to work as an effective global team;

•	differing political and social systems;

•	changes in the regulatory or legal environment;

•	differing technology standards or customer requirements;

•	difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner;

•	changes in tax laws in international jurisdictions; and

•	natural and man-made disasters.

To the extent we are not able to manage our international operations successfully, our business could be adversely affected and revenue or earnings could be reduced.

There are substantial risks associated with expanding our labor force into offshore markets.

The outsourcing industry trend to move business toward offshore markets could result in excess operating capacity in the United States and Belgium. Moreover, there are no assurances that we will be able to successfully expand into and conduct business in offshore markets. The success of any offshore operation is subject to numerous contingencies, some of which are beyond management control, including general and regional economic conditions, prices for our services, competition, changes in regulation and other risks. Any failure in our strategy could have a material adverse effect on our business, financial condition and results of operations. See the discussion above regarding the risks associated with international operations.

When a number of service providers enter these offshore locations, the competition for employees increases, causing turnover and increasing labor costs. In these circumstances, we bear the risk of inflation, especially labor inflation, which could result in our costs increasing faster than we can improve technician productivity. While the economic downturn has reduced potential wage inflation, the competitive trend may accelerate when economic conditions recover.

Several of our customers are attracted to the reduction in the cost of our services that they may obtain as a result of delivery from an offshore location. They also wish to enter into contracts that tend to provide them with predictable costs, while shifting the risk of volume fluctuations to us. Accordingly, we enter into long-term contracts to provide monthly services with a price that does not adjust significantly with inflation. Our inability to manage these risks could have a material adverse effect on our business, financial condition and results of operations.

We are subject to currency risks as a result of our international operations.

We serve an increasing number of our U.S.-based customers using service desks in Europe. Some of these contracts are priced in U.S. dollars, while a substantial portion of our costs are incurred in Romanian ron or the European euro. In this way, we are subject to “operational” foreign currency exchange risk. Although we enter into foreign exchange contracts from time to time to limit potential foreign currency exposure, we do not fully hedge this exposure. As a result, unfavorable shifts in exchange rates may reduce our gross profit on these contracts. In addition, we are subject to “financing” foreign currency exchange risk. In the normal course of our business, our operating subsidiaries will loan funds to each other. This creates a natural foreign currency gain or loss for the financing counterparty subsidiary which operates in a currency different from that in which the loan is denominated. This gain or loss is necessarily realized in our financial statements in unpredictable character (gain or loss) and amount.

Our inability to properly manage projects and capacity could have a material adverse effect on our business, financial condition and results of operations.

Our ability to profit from the global trend toward outsourcing depends in part on how effectively we manage our service desk capacity. There are several factors and trends that have intensified the challenge of resource management. In order to either create the additional capacity necessary to accommodate new or expanded outsourcing projects or to manage the risk of labor inflation, we must consider opening new service desk facilities. The opening or expansion of a service desk facility may result, at least in the short term, in idle capacity until any new or expanded program is fully implemented. We periodically assess the expected long-term capacity utilization of our service desk facilities. As a result, we may, if deemed necessary, consolidate, close or partially close under-performing service desk facilities in order to maintain or improve targeted utilization and margins. There can be no assurance that we will be able to achieve or maintain optimal utilization of our service desk capacity. If we do not effectively manage our capacity, our business, financial condition and results of operations could be adversely affected.

With the addition of our Philippines service desk facility; we continue to increase the amount of business that we are performing for the same customer from more than one location. Multisite and multilingual delivery increases the complexity of the service provided including, but not limited to, managing call volume and resources. Our inability to manage the different cultures and personnel to deliver consistent quality from different sites could have a material adverse effect on our business, financial condition and results of operations.

Our customers often ask us to expand our geographic footprint and the languages that we support, while reducing the cost of our support. However, as our profitability is dependent on managing the utilization of resources, the addition of languages or additional locations can impair our profitability. Moreover, in order for us to keep our costs in line with the marketplace, our future success will be dependent upon our ability to find cost-effective locations in which to operate internationally. There is no assurance that we will be able to find cost-effective locations, obtain favorable lease terms, develop subcontractor relationships, establish facilities and train a workforce in a timely or economic manner.

Further, our work in the IT Consulting and Systems Integration business segment requires the efficient management of human resources. There is a risk that we may not have sold new business to replace projects as they are completed. Because we may not be able to maintain a steady or increasing demand for our services, we could suffer fluctuations in our revenue, the number of employees and results of operations.

We are increasingly selling our services through channel partners and our inability to effectively manage a channel partner or customer relationship may have an adverse affect on our business, financial condition and results of operations.

We are focused on developing relationships with channel partners to help us sell our services. These channel and alliance partners may be large companies with complementary services that may hire us to provide services to their customers. In these relationships, we generally do not control the customer relationship. Accordingly, we are dependent upon the prime contractor to appropriately manage our service delivery for the end customer. The failure of the prime contractor to do so can lead to situations where projects are delayed, modified or terminated for reasons outside our control. The channel partners may be in a different business or we may be their customer, and therefore we must balance our interest in obtaining new business with the best value for our purchases. Our inability to manage these relationships could have a negative effect on our business, financial conditions and results of operations.

Our inability to effectively manage our regional subcontractors who provide service to our customers may have an adverse affect on our business, financial condition and results of operations.

In order to meet the global needs of our customers, the Company currently subcontracts service to Rainmaker Systems, Inc. in the Philippines, and it anticipates providing support to its customers by subcontracting services from one or more other vendors in South America. In this way, we are able to expand globally, without the risk and expense of launching operations in new locations. The subcontractors are providing support to major customers of the Company, including Ford Motor Company, Deere & Company and Visteon Corporation. However by relying upon subcontractors, our contract risk with our customers is heightened. We lose some control over the performance of the services because the customer is being serviced by employees of another company. The company selected to serve as subcontractor does not necessarily have interests aligned with the interests of the Company. For example, the subcontractors often provide the same type of services as TechTeam, and we often compete for the same customers. To the extent the size of the business subcontracted is small, the subcontractor may not place enough emphasis on providing quality service. Accordingly, managing the business interests of the respective companies is one of the risks of implementing a business strategy relying on subcontractors. Our inability to manage these relationships could have a negative effect on our business, financial conditions and results of operations.

We are highly dependent upon technology, and our inability to keep pace with technological advances in our industry, or our failure or inability to protect and maintain our existing systems, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends in part on our ability to develop IT solutions that keep pace with continuing changes in the IT industry, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. We need to continually make significant investments, with ever increasing regularity, in sophisticated and specialized communications and computer technology to meet our clients’ needs. We anticipate that it will be necessary to continue to invest in and develop new and enhanced technology in shorter intervals and on a timely basis to maintain our competitiveness. Significant capital expenditures may be required to keep our technology up-to-date. There can be no assurance that any of our information systems will be adequate to meet our future needs or that we will be able to incorporate new technology to enhance and develop our existing services. Moreover, investments in technology, including future investments in upgrades and enhancements to software, may not necessarily maintain our competitiveness. Our future success will also depend in part on our ability to anticipate and develop information technology solutions that keep pace with evolving industry standards and changing client demands. Our inability to effectively keep pace with continuing changes in the IT industry could have a material adverse effect on our business, financial condition and results of operations.

Moreover, experienced computer programmers and hackers may be able to penetrate our network security, or that of our customers, and misappropriate confidential information, create system disruptions or cause shutdowns. If this were to occur, we could incur significant expenses in addressing problems created by security breaches of our network. Moreover, we could lose existing or potential customers for information technology outsourcing services or other information technology solutions, or incur significant expenses in connection with our customers’ system failures. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design and manufacture, including “bugs” and other problems that can unexpectedly interfere with the operation of our systems. The costs to eliminate or alleviate security problems, viruses, worms and bugs could be significant, and the efforts to address these problems could result in interruptions, delays or cessation of service.

Our operations are dependent upon our ability to protect our service desk facilities and our information databases against damages that may be caused by fire and other disasters, power failures, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. The temporary or permanent loss of such systems could have a material adverse effect on our business, financial condition and results of operations. Notwithstanding precautions we have taken to protect ourselves and our clients from events that could interrupt delivery of our services, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, computer virus, firewall breach or other event would not result in a prolonged interruption in our ability to provide support services to our clients. Moreover, as we deliver services from offshore locations, the risks related to interruption of telecommunications increases. The loss of a critical supplier due to the current economic crisis or any interruption to our data or voice telecommunications networks could have a material adverse effect on our business, financial condition and results of operations.

Our financial results may be adversely affected by increases in business costs.

Health care and other benefit costs continue to increase. Our business is labor intensive, and therefore we have exposure to these increasing health care and other benefit costs. While we attempt to compensate for these escalating costs in our business cost models and customer pricing and have passed along some of these increased costs to our employees, we generally have long-term, fixed-price pricing agreements with our customers. Accordingly, no assurances can be given that we will be able to recover increases in our costs through increased service fees.

We may be subject to risks associated with terrorist acts or other events beyond our control.

Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to TechTeam, our employees, facilities, partners, suppliers, distributors, resellers or customers, which could adversely impact our business, financial condition and results of operations.

We are subject to risks associated with our use of intellectual property.

We rely upon a combination of nondisclosure and other contractual arrangements and trade secrets, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees, customers and suppliers and limit distribution of proprietary information. There can be no assurance, however, that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use of such information and take appropriate steps to enforce our intellectual property rights. Our ability to enforce our trademarks, copyrights, software licenses, and other intellectual property rights is subject to general litigation risks. In some cases, the ownership or scope of an entity’s or person’s rights is unclear and may also change over time, including through changes in U.S. or international intellectual property laws or regulations or through court decisions or decisions by agencies or regulatory boards that manage such rights. Our intellectual property may be subject to even greater risk in foreign jurisdictions, as it is often more difficult and costly to enforce our rights in foreign jurisdictions. Moreover, the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States and intellectual property developed for us by our employees or contractors in foreign jurisdictions may not be as protected as if created in the United States.

Although we believe our services and/or software do not infringe upon the intellectual property rights of others and that we have all of the rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums of money in litigation, pay damages, develop non-infringing intellectual property or acquire licenses of the intellectual property that may be the subject of asserted infringement.

We may experience volatility in our stock price that could affect your investment.

The price of our common stock has been, and may continue to be, highly volatile in response to various factors, many of which are beyond our control including, but not limited to:

•	the depth and liquidity of the trading market for our common stock;

•	general economic conditions;

•	developments in the industries or markets in which we operate;

•	acquisitions and divestitures;

•	announcements by competitors;

•	actual or anticipated variations in quarterly or annual operating results;

•	speculation in the press or investment community;

•	sales of large blocks of our common stock or sales of our common stock by insiders;

•	any dilutive effect from stock offerings;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	regulatory actions or litigation; and

•	departures of our key personnel.

The market price of our common stock may also be affected by our inability to meet analyst and investor expectations or failure to achieve projected financial results. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our common stock to decline. Volatility in our stock price may result in your inability to sell your shares at or above the price at which you purchased them.

In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies’ securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Item 1B.    UNRESOLVED STAFF COMMENTS

None.

Item 2.    PROPERTIES

Our world headquarters and principal executive offices are located in Southfield, Michigan. The following table sets forth certain information regarding the principal properties used by TechTeam as of March 1, 2010, all of which are leased:

		Lease Term Beginning	Square
Location	Function	and End (mm/dd/yr)	Footage

Southfield, MI	World Headquarters and Service Desk Facility	11/01/93 – 08/31/16	73,622
Brussels, Belgium	European Headquarters and Service Desk Facility	08/01/97 – 06/30/18	32,842
Bucharest, Romania	Service Desk Facility	09/01/04 – 05/13/15	30,140
Ann Arbor, MI	Sales and Administrative Office	05/31/07 – 03/31/13	17,766
Chantilly, VA	Headquarters of TechTeam Government Solutions, Inc.	06/12/04 – 05/31/11	17,957
Davenport, IA	Service Desk Facility	10/15/99 – 08/31/14	18,339
Bucharest, Romania	Headquarters of TechTeam Akela SRL	10/01/06 – 06/30/14	10,065
Stockholm, Sweden	Headquarters of TechTeam SQM AB	02/14/07 – 12/31/13	6,598
Dresden, Germany	Service Desk Facility	04/01/08 – 07/31/16	5,748
Bethesda, MD	Sales and Administrative Office	06/01/01 – 10/31/13	5,428
Alexandria, VA	Sales and Administrative Office	05/31/07 – 05/30/11	5,258
Portsmouth, RI	Sales and Administrative Office	06/01/01 – 05/31/12	4,200
Sibiu, Romania	Service Desk Facility	03/07/08 – 03/17/11	3,659
Alexandria, VA	Sales and Administrative Office	04/01/08 – 03/31/13	3,142
San Diego, CA	Sales and Administrative Office	05/31/07 – 04/30/13	2,350
Galati, Romania	Sales and Administrative Office	05/01/07 – 09/30/10	861
Manila, Philippines	Service Desk Facility	05/01/08 – 11/30/10	3,003

Other than its service desk facility in Bucharest, Romania, the Company believes the facilities it occupies are well maintained and in good operating condition. The Company’s Bucharest, Romania service desk facility has structural defects, which the landlord has not remedied. Accordingly, the Company is evaluating the suitability of this facility for its long-term needs. While not ideal, the facility does meet the Company’s short-term requirements. Although the Company also believes these locations are adequate to meet its needs for the foreseeable future, the Company is continually evaluating its facility requirements in light of its need to provide cost effective global support with specific IT and language skills. These facilities include general office space. Because some of its services are performed at client sites, the cost of maintaining multiple offices is minimized.

Item 3.    LEGAL PROCEEDINGS

From time to time we are involved in various litigation matters arising in the ordinary course of business. None of these matters, individually or in the aggregate, currently is material.

PART II

Item 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock trades on the NASDAQ® Global Market under the symbol “TEAM.” The following table sets forth the reported high and low sales prices of our common stock for the quarters indicated as reported by the NASDAQ® Global Market.

Year and Quarter	High	Low

2009
First Quarter	$6.45	$3.50
Second Quarter	7.10	4.44
Third Quarter	9.79	5.41
Fourth Quarter	8.47	6.40

2008
First Quarter	$12.60	$7.80
Second Quarter	10.85	8.45
Third Quarter	10.65	7.15
Fourth Quarter	7.31	3.34

The Company has historically not paid dividends on its common stock and is restricted from doing so under its current credit agreement between the Company, JPMorgan Chase Bank, N.A and Bank of America, N.A. (“Credit Agreement”). Any future decision regarding the payment of dividends will be made at the discretion of our Board of Directors and will depend upon our earnings, financial position, capital requirements, existing credit agreements and such other factors as the Board of Directors deems relevant. The Company does not currently have plans to pay cash dividends in the foreseeable future.

TechTeam had approximately 338 shareholders of record as of March 1, 2010. A substantially greater number of holders are beneficial owners whose shares are held of record by banks, brokers and other financial institutions.

On October 30, 2008, the Board of Directors authorized a stock repurchase program. Under the program, the Company was authorized to repurchase up to one million shares of its common stock as the Company deems appropriate. The Company is limited under its current credit agreement with an annual limitation of $3.0 million per year on the repurchase of its common stock. The stock repurchase program expires on December 31, 2011. The Company did not repurchase any shares in 2009. The maximum number of shares that may yet be purchased under the program is 987,742.

Performance Graph

Set forth below is a graph comparing the cumulative total return on TechTeam’s common stock from January 1, 2004 through December 31, 2009, with that of the NASDAQ Stock Market — U.S. Index (the “NASDAQ U.S. Index”) and the NASDAQ Computer & Data Processing Services Stocks Index (the “NASDAQ Computer Index”) over the same period. The graph assumes that the value of the investment in TechTeam’s common stock, the NASDAQ U.S. Index and the NASDAQ Computer Index was $100 on January 1, 2004, and that all dividends were reinvested.

The graph displayed below is presented in accordance with U.S. Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects TechTeam’s forecast of future financial performance.

	Total Return Index
	Dec 2004	Dec 2005	Dec 2006	Dec 2007	Dec 2008	Dec 2009

NASDAQ U.S.	$100	$102	$112	$122	$59	$85

NASDAQ Computer	$100	$103	$116	$142	$82	$133

TechTeam Global	$100	$99	$111	$124	$58	$75

Item 6.    SELECTED FINANCIAL DATA

The following table presents information derived from our consolidated financial statements for each of the five years ended December 31, 2009. This information should be read in conjunction with “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8 — Financial Statements and Supplementary Data.” The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

	Year Ended December 31,
Statements of Operations Data	2009	2008		2007		2006		2005
	(In thousands, except per share data)

Revenue
Commercial
IT Outsourcing Services	$106,229	$120,166		$104,659		$86,461		$76,845
IT Consulting and Systems Integration	12,755	27,064		28,064		24,013		24,483
Other Services	15,817	24,110		20,219		9,497		9,010

Total Commercial	134,801	171,340	(b)	152,942	(d)	119,971		110,338	(f)
Government Technology Services	76,440	88,615		69,254	(e)	47,393		56,159	(g)

Total revenue	$211,241	$259,955		$222,196		$167,364		$166,497

Impairment charges	$27,453 (a)	$—		$—		$—		$—
Restructuring charges, net	411	5,719	(c)	—		—		—
(Loss) income before income taxes	(21,894)	7,150		9,639		2,750	(h)	7,796
Income tax (benefit) provision	(3,261)	4,182		3,343		873		2,402

(Loss) income from continuing operations	(18,633)	2,968		6,296		1,877		5,394
(Loss) income from discontinued operations	—	—		—		(43)		74

Net (loss) income	$(18,633)	$2,968		$6,296		$1,834		$5,468

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$(1.75)	$0.28		$0.60		$0.18		$0.54
Income (loss) from discontinued operations	—	—		—		—		0.01

Net income (loss) per share	$(1.75)	$0.28		$0.60		$0.18		$0.54

Weighted average common shares and common share equivalents outstanding	10,618	10,555		10,506		10,176	(i)	9,832	(i)

Weighted average preferred shares outstanding	—	—		—		—	(i)	244	(i)

(a)	As part of the Company’s annual impairment test it was determined that the goodwill for Government Solutions and SQM reporting units were impaired. The Company also recorded an impairment charge for certain intangible assets at these reporting units.

(b)	On May 30, 2008, the Company acquired 100% of the outstanding stock of Onvaio LLC. On October 31, 2008, the Company completed the sale of TechTeam A.N.E NV/SA, the results of which were included in continuing operations through the date of the sale.

(c)	On May 28, 2008 and December 30, 2008, the Company announced corporate-wide restructuring actions.

(d)	On February 9, 2007, the Company acquired 100% of the outstanding stock of SQM Sverige AB.

(e)	On May 31, 2007, the Company acquired 100% of the membership interest in NewVectors LLC, and on August 31, 2007, we acquired 100% of the outstanding stock of RL Phillips, Inc.

(f)	On October 3, 2005, the Company acquired 100% of the outstanding stock of Akela Informatique SRL.

(g)	On January 3, 2005, the Company acquired 100% of the outstanding stock of Sytel, Inc.

(h)	During 2006, the Company recorded expenses totaling $1.4 million for legal and professional fees associated with a proxy contest initiated by a shareholder, an asset impairment charge of $580,000 related to a software asset and $650,000 for the settlement of claims against the Company by certain former Company officers.

(i)	In May 2005, the holder of our preferred stock converted all of the preferred shares into 689,656 shares of common stock.

	As of December 31,
Balance Sheet Data	2009(a)	2008 (b)	2007 (c)	2006	2005 (d)
	(In thousands)

Total assets	$122,520	$167,363	$182,169	$117,930	$123,010
Long-term obligations	11,796	30,156	33,963	5,426	14,115
Total shareholders’ equity	$83,629	$98,733	$97,031	$86,308	$78,240	(e)

(a)	As part of the Company’s annual impairment test it was determined that the goodwill for Government Solutions and SQM reporting units was impaired. The Company also recorded an impairment charge for certain intangibles assets at these reporting units.

(b)	On May 30, 2008, we acquired 100% of the outstanding stock of Onvaio LLC. On October 31, 2008, the Company completed the sale of TechTeam A.N.E NV/SA.

(c)	On February 9, 2007, we acquired 100% of the outstanding stock of SQM Sverige AB. On May 31, 2007, we acquired 100% of the membership interest in NewVectors LLC. On August 31, 2007, we acquired 100% of the outstanding stock of RL Phillips, Inc.

(d)	On October 3, 2005, we acquired 100% of the outstanding stock of Akela Informatique SRL. On January 3, 2005, we acquired 100% of the outstanding stock of Sytel, Inc.

(e)	In May 2005, the holder of our preferred stock converted all outstanding shares of preferred stock into 689,656 shares of common stock.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

Overview

TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium business, as well as government organizations. The Company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Our business consists of two main components — our Commercial business and our Government business. Together, our IT Outsourcing Services segment, IT Consulting and Systems Integration segment and Other Services segment comprise our Commercial business. In addition to managing our commercial business by service line, we also manage it by geographic markets — the Americas (defined as North America excluding our government-based subsidiaries), Europe and Latin America/Asia. Our Government Technology Services segment comprises our Government business.

As with most businesses, 2009 was a year of significant challenges for TechTeam, as its customers felt the effects of the worst economic downturn since the Great Depression. The Company’s results from operations reflect these challenges:

•	As a result of the difficult economy, conditions in the markets we serve and our customer’s reactions to their financial circumstances, we experienced significant price, volume and account erosion. Our revenues declined by $48.7 million or 18.7% from 2008, across all of our business segments and regions. In the third quarter and fourth quarter of 2009, contracts to provide services to certain customers ended, steepening the revenue decline. While we have launched significant new business to off-set some of this revenue decline, the revenue decline will likely affect the Company’s results in the first half of 2010.

•	During 2009, our gross margins improved to 23.9% from 23.2%. In spite of revenue declines during the period, we responded to the need to adjust our service delivery cost structure to meet the needs of our business.

•	However, as a result of poor economic conditions and staffing contract losses in Sweden, we anticipate reductions in expected future cash flows from our 2007 acquisition of TechTeam SQM AB. In addition, the insourcing of the Air National Guard contract by the U.S. Federal Government and reduced demand for certain other contracts at our TechTeam Government Solutions, Inc. subsidiary will also reduce our expected future cash flows. Based upon these reductions in anticipated cash flow, we have concluded that goodwill was impaired in our Government Solutions and SQM reporting units. Accordingly, we recorded a $20.8 million and $4.4 million pretax impairment charge in the fourth quarter of 2009 to reflect the implied fair value of goodwill for Government Solutions and SQM reporting units, respectively. Further, we recorded a $0.5 million and $1.8 million pretax impairment charge in the fourth quarter of 2009 to reflect the fair value of certain intangible assets relating to Government Solutions and SQM reporting units, respectively. The reduction in the value of intangibles assets will reduce the rate of amortization for these acquisitions in 2010.

•	As a result of the impairment, as of December 31, 2009, the Company was no longer in compliance with the financial covenants in its secured credit agreement with JPMorgan Chase Bank, N.A. (“Credit Agreement”). Accordingly, the Company renegotiated the terms of the Credit Agreement and entered into the third amendment of the Credit Agreement on March 26, 2010. See Note 18 – Subsequent Event.

•	As a result of lower revenues, our SG&A expense during 2009 increased as percentage of revenue by 2.3 percentage points to 20.3% in 2009. Rather than reduce investments in marketing and sales on a short run basis, we chose to continue our investment in sales and marketing to increase our backlog of new business. We reorganized our sales and solution design organizations to better serve our global customers, which resulted in a minor restructuring of our European business in the fourth quarter 2009.

Despite these challenging results, the Company managed capital conservatively in 2009. Cash provided by operations for the twelve months ended December 31, 2009 increased by 130% to $20.2 million over the $8.8 million in cash provided by operations during the same period in 2008, driven by improvements in working capital management. For the full year 2009, the Company retired a total of $20.1 million in outstanding debt, eliminating approximately 57% of its outstanding debt during the twelve months ended December 31, 2009. The Company made significant progress in 2009 toward its transformation into a truly global IT service provider with significant revenue diversification from its government business.

•	Our Lean ITIL (Information Technology Infrastructure Library) business model demonstrates an improvement in our operational excellence, which is the foundation of our business. Our gross margin improved in our commercial business in both the Americas and Europe.

•	We believe the focused development of our Lean ITIL-based service desk expertise positions the Company well in the enterprise support services market, as the implementation of ITIL and Lean principles into our customer’s environment improves quality and lowers cost. It provides us with an avenue to drive value into our customer engagement with higher margin value-added services, including remote infrastructure management and security administration.

•	We have extended our global reach by expanding into important, targeted geographies and by leveraging the strong relationships that we have with current global clients to provide services to them across geographies and in new markets.

•	For a company of our size, we have a superb customer base and impressive capability to deliver standardized, cost-effective services globally. In this way, we believe we have made significant strides in the establishment of TechTeam as a brand leader in our chosen service offerings.

In the first quarter of fiscal 2009, management changed its methodology for evaluation of the performance of the Company’s outsourcing services. As a result of this change, certain costs that were previously included in Selling, general and administrative expense were re-characterized in Cost of revenue in the Company’s Condensed Consolidated Statements of Operations because they are directly related to revenue. The Company’s financial statements for fiscal year 2008 and 2007 have been revised, for all periods presented, to conform to the current year presentation. This re-categorization of costs did not change net income or earnings per share, for all periods presented. There was no cumulative effect to retained earnings as a result of this re-categorization, and there was no change to the carrying amount of assets and liabilities in fiscal 2008.

Results of Operations
Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Revenue

	Year Ended December 31,		Increase	%
	2009	2008	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial Business
IT Outsourcing Services	$106,229	$120,166	$(13,937)	(11.6)%
IT Consulting and Systems Integration	12,755	27,064	(14,309)	(52.9)%
Other Services	15,817	24,110	(8,293)	(34.4)%

Total Commercial	134,801	171,340	(36,539)	(21.3)%
Government Technology Services	76,440	88,615	(12,175)	(13.7)%

Total revenue	$211,241	$259,955	$(48,714)	(18.7)%

Total Company revenue decreased $48.7 million, or 18.7%, to $211.2 million in 2009 from $259.9 million in 2008. The revenue decrease was across all segments and was driven primarily by approximately $7.6 million negative impact of exchange rates on Europe revenue, $7.2 million lower revenues from the divestiture of ANE on October 31, 2008, the conclusion of customer contracts in the IT Outsourcing Services and Government Technology Services segments and a decrease in project based work due to the difficult economic environment. This decrease in revenue was partially offset by new customer contracts in the Americas and the acquisition of Onvaio that was completed on May 30, 2008. The foreign currency impact was calculated as if revenue generated in Europe was translated into U.S. dollars at the average exchange rates in effect for 2008. We are unable to predict the effect fluctuations in international currencies will have on revenue, but given the uncertain effect of the global economic environment on the U.S. dollar, there could be noteworthy revenue volatility in 2010. Excluding the impact of exchange rates on revenue and the revenue from the acquisition of Onvaio and the divestiture of ANE, revenue decreased approximately $34.5 million, or 13.7%.

IT Outsourcing Services

Revenue from IT Outsourcing Services decreased $13.9 million, or 11.6%, to $106.2 million in 2009, from $120.1 million in 2008. The revenue decrease was primarily the result of the impact of exchange rates on revenue, the conclusion of customer contracts in Europe and the Americas and lower revenue from Ford, which was partially offset by an increase in revenue in the Americas from new customer contracts. The foreign currency impact was approximately $5.1 million and was calculated as if IT Outsourcing Services revenue in Europe was translated into U.S. dollars at the average exchange rates in effect for 2008.

IT Outsourcing Services revenue generated from Ford globally decreased $8.8 million, or 25.0%, to $26.2 million in 2009 compared to $35.0 million in 2008. Revenue from Ford declined 8.9% in the Americas and 41.3% in Europe as a result of a decline in seats supported from a reduction in Ford’s workforce, the impact of exchange rates, the lower price in the contract renewal, the separation of Jaguar Land Rover from the Ford SPOC contract and the separation of Volvo Car Corporation from the global Ford IT programs, including the SPOC contract in November 2009. However, the Company still provides services to Jaguar Land Rover under a direct contract. Please refer to our discussion of Ford in the “Impact of Business with Major Clients” section of MD&A.

IT Consulting and Systems Integration

Revenue from IT Consulting and Systems Integration decreased $14.3 million, or 52.9%, to $12.8 million in 2009, from $27.1 million in 2008. Revenue decreased in Europe mainly due to the divestiture of ANE, a decrease in project-based work due to a difficult economy and the elimination of projects. In the Americas, revenue decreased primarily from the wind-down of certain systems implementation and training projects in our hospitality business and our business with Dell through Ford. Excluding revenue from the divestiture of ANE, IT Consulting and Systems Integration revenue decreased $7.1 million, or 35.8%, to $12.8 million in 2009 from $19.9 million in 2008.

Government Technology Services

Revenue from Government Technology Services decreased $12.2 million, or 13.7%, to $76.4 million in 2009, from $88.6 million in 2008, primarily due to a reduction in business with the BTA of the Department of Defense, where we now work as a subcontractor after being a prime contractor, and the conclusion of the Company’s ANG contract on September 30, 2009. The work performed under the ANG contract was in-sourced to be performed by U.S. Federal Government employees. The Company continues to provide service to ANG as a subcontractor to Harris Corporation who was awarded the work under the expiring contract that was not in-sourced and added some other positions. Accordingly, the new contract will produce significantly less revenue and gross margin than the expiring contract. Please refer to our discussion of the U.S. Federal Government in the “Impact of Business with Major Clients” section of MD&A.

Gross Profit and Gross Margin

	Year Ended December 31,
	2009		2008
		Gross		Gross	Increase	%
	Amount	Margin %	Amount	Margin %	(Decrease)	Change
	(In thousands, except percentages)

Gross Profit
Commercial
IT Outsourcing Services	$23,330	22.0%	$24,350	20.3%	$(1,020)	(4.2)%
IT Consulting and Systems Integration	2,865	22.5%	6,427	23.7%	(3,562)	(55.4)%
Other Services	3,854	24.4%	5,427	22.5%	(1,573)	(29.0)%

Total Commercial	30,049	22.3%	36,204	21.1%	(6,155)	(17.0)%
Government Technology Services	20,437	26.7%	24,232	27.3%	(3,795)	(15.7)%

Total gross profit	$50,486	23.9%	$60,436	23.2%	$(9,950)	(16.5)%

Gross profit decreased $9.9 million, or 16.5%, to $50.5 million in 2009 from $60.4 million in 2008. In contrast, gross margin improved to 23.9% in 2009 from 23.2% in 2008. The decrease in gross profit was driven mainly by severance costs and lower revenue related to the conclusion of customer contracts in the IT Outsourcing Services and Government Technology Services segments. The acquisition of Onvaio and the divestiture of ANE had a slight impact on 2009 gross profit and gross margin. The improvement in gross margin was driven by new customer contracts in the Americas, elimination of lower margin projects, successful execution of restructurings announced and completed in 2008 and enhanced operational efficiencies. Excluding gross profit contributed by the acquisition of Onvaio and the divestiture of ANE, total gross profit decreased $9.3 million, or 15.7%, and gross margin decreased to 23.0% in 2009 from 23.5% in 2008.

IT Outsourcing Services

Gross profit from IT Outsourcing Services decreased 4.2% to $23.3 million in 2009, from $24.4 million in 2008, while gross margin increased to 22.0% from 20.3%. Gross profit decreased mainly due to severance costs and lower revenue related to the conclusion of customer contracts. Gross margin improved primarily due to operational improvements on certain existing accounts and the successful execution of restructurings announced and completed in 2008. Gross profit and gross margin in the Americas was also positively impacted by new customer contracts and the acquisition of Onvaio.

IT Consulting and Systems Integration

Gross profit from IT Consulting and Systems Integration decreased 55.4% to $2.9 million in 2009 from $6.4 million in 2008, and gross margin decreased to 22.5% from 23.7% in 2008. Gross profit in Europe decreased due to the divestiture of ANE on October 31, 2008 and a reduction in project-based IT Consulting work due to economic pressures. Gross profit in the Americas decreased mainly due to the wind-down of certain systems implementation and training projects in our hospitality business and our business with Dell through Ford.

Government Technology Services

Gross profit from our Government Technology Services segment decreased 15.7% to $20.4 million in 2009 from $24.2 million in 2008, and gross margin decreased to 26.7% from 27.3%. The decrease in gross profit and gross margin was due to the decrease in revenue from becoming a subcontractor with the BTA and the loss of the ANG contract as of September 30, 2009. Please refer to our discussion of the U.S. Federal Government in the “Impact of Business with Major Clients” section of MD&A.

Geographic Market Discussion

	Year Ended December 31,		Increase	%
	2009	2008	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial
Americas	$65,836	$72,375	$(6,539)	(9.0)%
Europe	68,965	98,965	(30,000)	(30.3)%

Total Commercial	134,801	171,340	(36,539)	(21.3)%
Government	76,440	88,615	(12,175)	(13.7)%

Total revenue	$211,241	$259,955	$(48,714)	(18.7)%

Gross Margin
Commercial
Americas	20.0%	19.8%
Europe	24.3%	22.1%

Total Commercial	22.3%	21.1%
Government	26.7%	27.3%

Total Gross Margin	23.9%	23.2%

Americas

Revenue generated in the Americas decreased $6.6 million, or 9.0%, to $65.8 million in 2009, from $72.4 million in 2008. Revenue from IT Outsourcing Services grew as a result of new customers and growth in existing customers that was partially offset by a decline in revenue earned from Ford. Revenue in IT Consulting and Systems Integration decreased mainly due to the wind-down of certain systems implementation and training projects in our hospitality business and our business with Dell through Ford. The Other Services segment also experienced a decrease in revenue from technical staffing projects primarily due to the Company’s decision to exit low margin work. Gross margin from the Americas increased to 20.0% in 2009 from 19.8% in 2008 primarily due to new customers in IT Outsourcing Services, the acquisition of Onvaio and improved operating efficiencies.

Europe

Revenue generated in Europe decreased $30.0 million, or 30.3%, to $69.0 million in 2009 from $99.0 million in 2008, due to the impact of exchange rates on revenue, the conclusion of customer contracts in the IT Outsourcing Services segment, the divestiture of ANE and a decrease in our staffing business at SQM and Akela. The foreign currency impact accounted for approximately $7.6 million of the decline and was calculated as if revenue in Europe in 2009 were translated into U.S. dollars at the average exchange rates in effect for 2008. Excluding the impact of exchange rates on revenue and the divestiture of ANE, revenue decreased approximately $15.2 million, or 16.6%, to $76.6 million in 2009 from $91.8 million in 2008. Gross margin from Europe increased to 24.3% in 2009, from 22.1% in 2008, primarily due to divesting of certain lower margin IT Consulting and Systems Integration projects at ANE and throughout Europe and improved operating efficiencies in our IT Outsourcing business.

Operating Expenses and Other

	Year Ended December 31,		Increase	%
	2009	2008	(Decrease)	Change
	(In thousands, except percentages)

Operating Expenses and Other
Selling, general and administrative expense	$42,823	$46,920	$(4,097)	(8.7)%
Impairment charges	$27,453	$—	$27,453	NM
Restructuring charges, net	$411	$5,719	$(5,308)	(92.8)%
Net interest expense	$1,018	$1,712	$(694)	(40.5)%
Foreign currency transaction (loss) gain	$(675)	$910	$(1,585)	NM
Other income, net	$—	$155	$155	(100.0)%
Income tax (benefit) provision	$(3,261)	$4,182	$(7,443)	(178.0)%

SG&A expense decreased $4.1 million, or 8.7%, to $42.8 million in 2009 from $46.9 million in 2008. The decrease resulted primarily from a reduction in payroll related costs driven by lower administrative headcount from the restructuring actions taken in 2008 and a decrease in amortization expense, partially offset by an increase in professional fees. SG&A expense increased to 20.3% of total revenue in 2009, from 18.0% of total revenue in 2008 primarily to the decline in revenue and the inability of the Company to adequately reduce SG&A costs, in 2009, in response to the decline in revenue.

In connection with the decision between the Board of Directors and the Company’s former President and Chief Executive Officer, William C. Brown, not to renew Mr. Brown’s contract upon its completion in February 2009, Mr. Brown’s Employment and Noncompetition Agreement was amended. Under the terms of the amendment all outstanding, stock-based awards were accelerated and the period in which the stock options may be exercised was extended in February 2008. These actions resulted in additional non-cash compensation expense of $254,000 in 2008.

The Company performed its annual impairment of goodwill test on October 1, 2009 and recorded a $20.8 million and $4.4 million pretax impairment charge in the Government Solutions and SQM reporting units, respectively. The Company reviewed its other intangible assets, primarily customer relationships, for impairment in accordance with ASC 360, “Property, Plant and Equipment”. The Company concluded, based on this comparison, that the intangible assets were impaired at its Government Solutions and SQM reporting units. The Company recorded a $0.5 million and $1.8 million pretax impairment charge to reflect the fair value of those intangible assets for Government Solutions and SQM reporting units, respectively. The goodwill and intangible impairment charges are reported in the impairment charges line item of the Condensed Consolidated Statement of Operations. Please see Note 4 – Goodwill and Other Intangible Assets for further details.

In 2009, the Company restructured its global leadership team to improve global management consistency. The 2009 pre-tax restructuring charge amounted to $1.2 million and was primarily related to separation costs for one employee in Belgium. In 2008, the Company announced corporate-wide organizational realignment and restructuring actions to improve operating efficiency, achieve greater global consistency and drive improved financial performance. The 2008 pre-tax restructuring charges amounted to $5.7 million and were primarily related to separation costs for approximately 80 employees and reductions in excess leased facility capacity. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded restructuring related reserves of $756,000 were reversed in 2009 primarily from the Company favorably amending a lease for facilities in Europe to eliminate its obligation to pay for leased space that was vacated and expensed as part of the 2008 restructuring.

Net interest expense was $1.0 million in 2009, compared to $1.7 million in 2008, a result of lower average outstanding long-term debt offset by lower interest income from lower average invested cash equivalents and lower interest rates.

The consolidated effective tax rate was 14.9% in 2009. This rate differs from the statutory rate of 34% primarily due to the effects of an impairment charge of $27.5 million, of which $12.6 million was not tax deductible. Excluding impairment and restructuring charges, the effective tax rate for the year ended December 31, 2009 was 39.3%. The effective tax rate excluding the impairment and restructuring charge differs from the statutory tax rate of 34.0% primarily due to foreign operating losses for which a tax benefit is not recorded, nondeductible expenses and state income taxes.

The consolidated effective tax rate was 58.5% in 2008. This rate differs from the statutory tax rate of 34.0% primarily due to foreign operating losses for which a tax benefit is not recorded and nondeductible expenses. The level of foreign operating losses increased during the second quarter of 2008 because a significant portion of the Company’s restructuring charges was incurred in countries with historical operating losses.

Results of Operations
Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenue

	Year Ended December 31,		Increase	%
	2008	2007	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial Business
IT Outsourcing Services	$120,166	$104,659	$15,507	14.8%
IT Consulting and Systems Integration	27,064	28,064	(1,000)	(3.6)%
Other Services	24,110	20,219	3,891	19.2%

Total Commercial	171,340	152,942	18,398	12.0%
Government Technology Services	88,615	69,254	19,361	28.0%

Total revenue	$259,955	$222,196	$37,759	17.0%

Total Company revenue increased 17.0% to $259.9 million for 2008, through a combination of acquisitions completed in 2008 and 2007 along with organic growth across most product lines. Excluding revenue from acquisitions that affect year-over-year comparability, revenue increased 9.1% to $242.5 million for 2008. Revenue in 2008 was also positively impacted by fluctuations in the international currencies in which we do business. If revenue generated in Europe were translated into U.S. dollars at the average exchange rates in effect for 2007, reported revenue would have decreased by approximately $4.3 million for 2008.

IT Outsourcing Services

Revenue from IT Outsourcing Services increased 14.8%, or $15.5 million, to $120.2 million for 2008, from $104.7 million for 2007, primarily as a result of $14.2 million of revenue growth in Europe. The majority of revenue growth occurred in existing accounts, including existing clients of the Americas to whom we have expanded our service delivery to include parts of Europe. Revenue also increased $1.3 million in the Americas due to new customer contracts in the later part of 2008. Revenue growth occurred in 2008 despite a reduction in revenue from two projects, comprising about 4% of IT Outsourcing Services revenue for 2007, that concluded. The related contracts were not renewed at the end of March 2008.

IT Outsourcing Services revenue generated from Ford globally decreased to $35.0 million for 2008 compared to $36.6 million for 2007. Revenue from Ford declined 19.1% in the Americas as a result of a decline in seats supported from a reduction in Ford’s workforce, while revenue in Europe increased from expansion of the SPOC Program resulting in aggregate growth in Europe of 16.6%.

IT Outsourcing revenue in 2008 was positively impacted by fluctuations in the international currencies in which we do business. If IT Outsourcing revenue in Europe was translated into U.S. dollars at the average exchange rates in effect for 2007, reported revenue would have decreased by approximately $2.9 million for 2008. Since most of our international operating expenses are also incurred in the same foreign currencies in which the associated revenue is denominated, the net impact of exchange rate fluctuations on gross profit is considerably less than the estimated impact on revenue.

IT Consulting and Systems Integration

Revenue from IT Consulting and Systems Integration decreased 3.6% to $27.1 million for 2008, from $28.1 million for 2007, due primarily to a decrease in Europe from the divestiture of ANE and a decrease in project based work due to a difficult economy and de-scoping or elimination of projects in Europe partially offset by an increase in revenue growth in the Americas. Revenue in the Americas increased from growth in the Company’s hospitality business and organic growth through existing customers in our IT Outsourcing Services segment. The increase in the Americas was partially offset by a decrease in our business with Dell.

Government Technology Services

Revenue from Government Technology Services increased 28.0% to $88.6 million for 2008, from $69.3 million for 2007, primarily due to our acquisitions of NewVectors and RL Phillips in 2007. Excluding revenue from these acquisitions, revenue increased 5.9% to $73.4 million for 2008 due to growth in existing customer programs and, to a lesser extent, new customer contracts.

Gross Profit and Gross Margin

	Year Ended December 31,
	2008		2007
		Gross		Gross	Increase	%
	Amount	Margin %	Amount	Margin %	(Decrease)	Change
	(In thousands, except percentages)

Gross Profit
Commercial
IT Outsourcing Services	$24,350	20.3%	$19,927	19.0%	$4,423	22.2%
IT Consulting and Systems Integration	6,427	23.7%	6,187	22.0%	240	3.9%
Other Services	5,427	22.5%	4,789	23.7%	638	13.3%

Total Commercial	36,204	21.1%	30,903	20.2%	5,301	17.2%
Government Technology Services	24,232	27.3%	18,867	27.2%	5,365	28.4%

Total gross profit	$60,436	23.2%	$49,770	22.4%	$10,666	21.4%

Consistent with revenue, the increase in gross profit was attributed to a combination of acquisitions completed in 2008 and 2007 and organic growth from IT Outsourcing Services, Government Technology Services and Other Services. Excluding gross profit contributed by acquisitions that affect year-over-year comparability, total gross profit increased 11.1% to $55.3 million and gross margin increased to 22.8% for 2008 from 22.4% for the same period in 2007.

IT Outsourcing Services

Gross profit from IT Outsourcing Services increased 22.2% to $24.4 million for 2008, from $19.9 million in 2007, and gross margin increased to 20.3% from 19.0%. In the Americas, gross margin improved primarily due to margin improvements on certain existing accounts, the acquisition of Onvaio and new customer contracts in the later part of 2008. This improvement in the Americas was partially offset by a decrease in gross margin from the revenue decrease with Ford due to a reduction in their workforce.

IT Consulting and Systems Integration

Gross profit from IT Consulting and Systems Integration increased 3.9% to $6.4 million for 2008 from $6.2 million in 2007, and gross margin increased to 23.7% from 22.0% in 2007. Gross margin increased in the Americas from new project-based work in the Company’s hospitality business, partially offset by a decline in gross margin in business with Dell. In Europe, gross margin declined primarily due to challenges from the competitive environment in our application development business in Romania and from less project-based IT Consulting work over the rest of Europe due to economic pressures across Europe.

Government Technology Services

Gross profit from our Government Technology Services segment increased 28.4% to $24.2 million for 2008, from $18.9 million in 2007, and gross margin increased slightly to 27.3% from 27.2%. The increase in gross profit was primarily due to our acquisition of NewVectors in 2007. Excluding gross profit contributed by acquisitions that affect year-over-year comparability, gross profit increased 6.3% to $20.0 million and gross margin increased to 27.3% for 2008. The increase in gross margin was due to various factors, most notably an increased requirement for the Company to use subcontracted resources on several programs.

Geographic Market Discussion

	Year Ended December 31,		Increase	%
	2008	2007	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial
Americas	$72,375	$68,022	$4,353	6.4%
Europe	98,965	84,920	14,045	16.5%

Total Commercial	171,340	152,942	18,398	12.0%
Government	88,615	69,254	19,361	28.0%

Total revenue	$259,955	$222,196	$37,759	17.0%

Gross Margin
Commercial
Americas	19.8%	17.5%
Europe	22.1%	22.4%

Total Commercial	21.1%	20.2%
Government	27.3%	27.2%

Total Gross Margin	23.2%	22.4%

Americas

Revenue generated in the Americas increased 6.4% to $72.4 million for 2008, from $68.0 million in 2007 across all services lines, due primarily to new customers and projects. Revenue from IT Outsourcing Services experienced a significant increase in growth from new customers and growth in existing customers that was partially offset by a decline in revenue from Ford. Revenue in IT Consulting and Systems Integration increased due to new project-based work in the Company’s hospitality business. The Other Services segment also experienced an increase in revenue from an increase in technical staffing growth. Gross margin from the Americas increased to 19.8% for 2008, from 17.5% in 2007, as a result of gross margin improvement across all service lines.

Europe

Revenue generated in Europe increased 16.5% to $99.0 million for 2008, from $84.9 million in 2007, due to solid revenue growth in the IT Outsourcing Services and Other Services segments, the acquisition of SQM and the weakening of the U.S. dollar against the currencies in which the Company does business. If revenue in Europe were translated into U.S. dollars at the average exchange rates in effect for 2007, reported revenue would have decreased by approximately $4.3 million for 2008. Gross margin from Europe decreased to 22.1% for 2008, from 22.4% in 2007, primarily due to expanding IT Outsourcing Services delivery capabilities with the establishment of new locations in Dresden, Germany; Sibiu, Romania; and Stockholm, Sweden. These facilities had some excess capacity that negatively impacted gross margin in 2008.

Operating Expenses and Other

	Year Ended December 31,		Increase	%
	2008	2007	(Decrease)	Change
	(In thousands, except percentages)

Operating Expenses and Other
Selling, general and administrative expense	$46,920	$39,475	$7,445	18.9%
Restructuring charges	$5,719	$—	$5,719	NM	%
Net interest expense	$1,712	$572	$1,140	NM	%
Foreign currency transaction gain (loss)	$910	$(84)	$994	NM	%
Other income, net	$155	$—	$155	NM	%
Income tax provision	$4,182	$3,343	$839	25.1%

Selling, general, and administrative (“SG&A”) expense increased slightly to 18.0% of total revenue for 2008, from 17.8% of total revenue in 2007. As the Company’s revenue has grown, we have achieved greater leverage in our SG&A spending, yet we incurred greater expenses related to expansion of service delivery locations in Europe, amortization expense in connection with acquisitions, marketing expenses and travel expenses. SG&A expense also increased due to the weakening of the U.S. dollar against the currencies in the foreign jurisdictions in which we operate.

In connection with the decision between the Board of Directors and the Company’s former President and Chief Executive Officer, William C. Brown, not to renew Mr. Brown’s contract upon its completion in February 2009, Mr. Brown’s Employment and Noncompetition Agreement was amended. Under the terms of the amendment all outstanding, stock-based awards were accelerated and the period in which the stock options may be exercised was extended in February 2008. These actions resulted in additional non-cash compensation expense of $254,000 in 2008.

During 2008, the Company announced corporate-wide organizational realignment and restructuring actions to improve operating efficiency, achieve greater global consistency and drive improved financial performance. The restructuring plans were approved by the Company’s Board of Directors on December 23, 2008 and May 21, 2008. The 2008 pre-tax restructuring charges amounted to $5,719,000, and were primarily related to separation costs for approximately 80 employees and reductions in excess leased facility capacity.

Net interest expense was $1.7 million for 2008, compared to $572,000 for 2007, as a result of interest expense on long-term debt issued in connection with acquisitions and lower interest income from lower average invested cash equivalents.

For 2008, the consolidated effective tax rate of 58.5% differs from the statutory corporate tax rate of 34.0% in the United States primarily due to foreign operating losses for which a tax benefit is not recorded and other nondeductible expenses. The level of foreign operating losses was increased during 2008 because a significant portion of the Company’s restructuring charge was incurred in countries with historical operating losses. Further, the Company recorded State of Michigan income tax expense of $241,000 for 2008. Prior to 2008, the State of Michigan had a value-added tax called the Single Business Tax that was not considered an income tax and was, therefore, included in SG&A expense. Single Business Tax included in SG&A expense totaled $423,500 for 2007. For 2007, the consolidated effective tax rate of 34.7% differs from the statutory corporate tax rate of 34.0% in the United States primarily due to state income taxes and nondeductible expenses, which were partially offset by the tax benefit of tax rates in certain foreign countries that are lower than 34%.

Impact of Business with Major Clients

We conduct business under multiple contracts with various entities within the Ford organization and with various agencies and departments of the U.S. Federal Government. Ford accounted for 14.3% of our total revenue in 2009, as compared to 15.9% in 2008 and 20.1% in 2007. The U.S. Federal Government accounted for 31.7% of our total revenue in 2009, as compared to 29.7% in 2008 and 27.1% in 2007. Agencies within the U.S. Department of Defense, in the aggregate, accounted for approximately 17.9% of our total revenue in 2009, as compared to 18.7% in 2008 and 15.9% in 2007.

Ford Motor Company

Our business with Ford consists of service desk and desk side services, technical staffing, and network management. Revenue generated through our business with Ford decreased to $30.3 million in 2009, from $41.2 million in 2008 and $44.6 million in 2007. The decline in revenue is attributable to a number of factors, including (a) seat count and volume declines within the Ford environment; (b) the effects of the entry into three-year renewal of the Global Single Point of Contact (“SPOC”) contract, which resulted in a change of service delivery and pricing model as discussed below; (c) the divestiture of Jaguar Land Rover (“JLR”) from the Ford family of companies (we continue to provide service to JLR under a direct contract); (d) the termination of the Company’s contract with Dell, Inc. under which the Company provided systems integration services to Ford as a subcontractor to Dell; (e) the impact of exchange rates; and (f) the separation of Volvo Car Corporation from the global Ford IT programs, including the SPOC contract in November 2009.

On December 23, 2008, the Company executed a new SPOC contract, under which TechTeam provides support services to Ford’s information technology infrastructure. Under the SPOC contract, TechTeam provides service desk, deskside support, service management, infrastructure management, and identity and access management services to Ford in North America, Western Europe, and Asia. The contract renewal provides for a significant change in the service delivery model. These changes include the transition and centralization of service for English speaking Ford personnel to our operations in the Philippines, the transition of service for German speaking Ford personnel to Romania, and an enhanced centralized remote deskside support management function. This transition was completed in 2009.

Under the existing SPOC contract, we provide these infrastructure support services under specific service level metrics, and we invoice Ford based upon the number of seats we support. The number of seats supported is determined bi-annually on February 1 and August 1 of each year. If certain contractual conditions are met, Ford and TechTeam have the right during each six month period to request one out-of-cycle seat adjustment. We do not believe the revenue decline will continue in 2010, as we believe that we are well-positioned to expand the SPOC program into Latin America, Canada and Asia during 2010.

At the end of December 2009, Ford owed the Company $2.3 million in the Americas and $1.6 million in Europe. We do not believe that Ford’s financial condition will otherwise affect our business with Ford or the collectability of our accounts receivable from Ford; however, any failure to retain a significant amount of business with Ford, a bankruptcy filing or major restructuring by Ford, could have a material adverse effect on our operating results and liquidity.

U.S. Federal Government

We conduct business under multiple contracts with various agencies and departments of the U.S. Federal Government. Revenue generated through our business with the U.S. Federal Government decreased to $66.9 million in 2009, from $77.3 million in 2008 and $60.3 million in 2007.

The results of our Government business have been impacted by the difficult government contracting environment created by the budget constraints our customers faced. As a result of this environment, many customers have delayed procurement actions. In turn, we have experienced delays in our expected new business development. Despite being informed that we were not selected as prime contractor for the BTA of the Department of Defense, we continue to provide service to the BTA as a subcontractor. In 2009 and 2008, we earned $3.3 million and $8.9 million, respectively, in revenue from the BTA.

As previously reported, our contract for the ANG ended on September 30, 2009. ANG in-sourced the majority of the work performed under the expiring contract. ANG did award a new contract to Harris Corporation, with the Company as a subcontractor, which covered the work under the expiring contract that was not in-sourced and additional positions. Accordingly, the new contract will produce significantly less revenue and gross margin than the expiring contract. Specifically, had the Company been delivering service under the new contract for the year ended December 31, 2009, total U.S. Federal Government revenue would have been reduced on a net basis by approximately 11.7%.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASC 105, “Accounting Standards Codification and the Hierarchy of GAAP” (“ASC 105”). ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. ASC 105 is now the source of authoritative Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. ASC 105 was not intended to change or alter existing GAAP, did not have a material impact on our consolidated financial statements and only impacts references for accounting guidance.

During the second quarter of 2009, the Company adopted the provisions of ASC 855, “Subsequent Events” (“ASC 855”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of ASC 855 did not have a material impact on our consolidated financial position or results of operations.

On January 1, 2009, the Company adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) related to nonfinancial assets and liabilities on a prospective basis. ASC 820 establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. On January 1, 2008, the Company adopted the provisions of ASC 820 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis. The adoption of the provisions of ASC 820 did not affect the Company’s historical consolidated financial statements. For more information, see Note 5 – Fair Value Measurements. In April 2009, the FASB issued additional provisions of ASC 820 that extends the disclosure requirements of ASC 820 to interim financial statements. This provision was effective for financial statements issued for interim periods ending after June 15, 2009. The adoption of this provision did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

On January 1, 2009, the Company adopted the provisions of ASC 815 “Derivatives and Hedging” (“ASC 815”) on a prospective basis. The provision amended and expanded the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items were accounted for previously and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of these provisions did not have a material impact on the Company’s consolidated financial statements.

In December 2007 the FASB issued ASC 805, “Business Combinations”. Under ASC 805, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs are recognized separately from the acquisition and expensed as incurred, restructuring costs generally expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. The adoption of ASC 805 changed the accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009. The impact of adopting ASC 805 will depend on the nature and terms of future acquisitions.

In December 2007 the FASB issued ASC 810, “Consolidation”. ASC 810 changes the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. ASC 810 was effective on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. The Company does not have any minority interests; therefore the adoption of this statement did not have an impact on the Company’s consolidated financial statements.

Liquidity and Capital Resources

Cash and cash equivalents were $16.0 million at December 31, 2009, compared to $16.9 million at December 31, 2008. Cash and cash equivalents decreased $900,000 for year ended December 31, 2009, as a result of $20.2 million in net cash provided by operating activities and the positive impact of $900,000 related to exchange rates, offset by $20.1 million in cash used for the repayment of long-term debt and $1.3 million in cash used for capital expenditures.

Net cash provided by operating activities for 2009 and 2008 was $20.2 million and $8.8 million, respectively. Net cash provided from operations for 2009 was primarily due to a net loss of $18.6 million, adjusted for non-cash impairment charges of $27.5 million, depreciation/amortization expense of $6.5 million and non-cash stock based compensation expense of $1.9 million. This was partially offset by an increase in our deferred tax position of $6.2 million which resulted from tax benefits related to the impairment charges. Net changes in operating assets and liabilities of $8.4 million also contributed to cash provided by operating activities. The net changes in operating assets and liabilities as of December 31, 2009 were primarily related to a reduction in accounts receivable of $15.2 million, principally driven by reduction in overall sales and a focused effort on cash collections; and an increase in deferred revenue of $1.8 million principally driven by the timing of new customer payments; partially offset by a reduction in accrued expenses of $2.5 million primarily due to the reversal in accrued restructuring and a decrease in accrued liabilities related to subcontractor and consultant expense; and a decrease in accrued payroll of $4.1 million, primarily due to the decrease in headcount. The cash generated from these operating cash flow improvements was primarily used to pay down debt.

Cash provided by operations for 2008 was primarily due to net income of $3.0 million, adjusted for depreciation/amortization expense and non-cash stock based compensation expense of $7.9 million and $2.3 million, respectively, partially offset by a use of cash due to net changes in operating assets and liabilities of $4.6 million. The net changes in operating assets and liabilities as of December 31, 2008 were primarily related to a decrease in accounts payable of $13.8 million; partially offset by a reduction in accounts receivable of $6.6 million, an increase in accrued taxes of $1.4 million and an increase in accrued expenses of $1.3 million. The decrease in accounts payable was primarily driven by payments made under certain contracts with the U.S. Department of Homeland Security (“DHS”). Sytel serves as the prime contractor and Electronic Data Systems Corporation (“EDS”) serves as its subcontractor. EDS performs in excess of 95% of the work under the contract and creates the invoices, which Sytel forwards to the DHS. Under the subcontract agreement between Sytel and EDS, Sytel does not pay EDS’ invoices until Sytel receives payment from the DHS. As a result, there were sizable swings in our accounts receivable and accounts payable with a minimal impact on cash flow in the future.

Net cash used in investing activities was $1.8 million and $7.6 million for 2009 and 2008, respectively. Net cash used in investing activities in 2009 was used to purchase equipment and software and to make payments to the selling shareholders of prior acquisitions for achieving financial performance targets, while net cash used in investing activities in 2008 was related to the Onvaio acquisition and to purchases of equipment and software. Capital expenditures were at $1.3 million and $2.5 million for 2009 and 2008, respectively.

Net cash used in financing activities for 2009 and 2008 was $20.2 million and $1.6 million, respectively, and was primarily used to pay down debt.

Long-term cash requirements, other than for normal operating expenses, are anticipated for continued global expansion, enhancements of existing technologies, possible repurchases of our common stock and the possible acquisition of businesses complementary to our existing businesses. As December 31, 2009, the Company was not in compliance with its financial covenants in its Credit Agreement. As set forth in Note 18 – Subsequent Event, the Company has entered into the third amendment to Credit Agreement. In light of the Company’s cash flow and the amendment to the Credit Agreement, we believe that cash flows from operations, together with existing cash balances and the existing credit facility, will continue to be sufficient to meet our ongoing operational requirements for the next twelve months and foreseeable future. We have historically not paid dividends, and we are restricted from doing so under our Credit Agreement. The current financing market conditions may limit our sources of funds available, and the terms of such financings for these activities to the extent financing is desirable or necessary.

Material Commitments

Following are material contractual obligations outstanding at December 31, 2009:

		Operating
Maturities of Material Contractual Obligations	Debt	Leases
	(In thousands)

Less than one year	$4,074	$4,178
1-3 years	11,051	7,524
4-5 years	—	2,834
Thereafter	—	698

Total	$15,125	$15,234

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with United States GAAP. The preparation of these consolidated financial statements under GAAP requires management to make estimates and judgments that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. On an ongoing basis, management evaluates its estimates including those related to uncollectible accounts receivable, contingent liabilities, revenue recognition, goodwill and other intangible assets. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions. Management believes that our critical accounting policies that require more significant judgments and estimates in the preparation of our consolidated financial statements are revenue recognition, deferred income taxes, accounts receivable, goodwill impairment, long-lived assets and identifiable intangible asset impairment, and business combinations.

Revenue Recognition

Under all situations, revenue is not recognized until earned, which is when persuasive evidence of an arrangement exists, services have been provided, the revenue terms are fixed and determinable, and collectability is reasonably assured.

We earn revenue under our IT Outsourcing Services segment under one of the following four models: (1) time and material contracts under which we bill an agreed rate for each service desk agent based on the number of units (i.e., hours or days) the individual agent worked during the month; (2) per-transaction contracts under which we bill an agreed rate per incident or call handled during a month or per minute for the length of the telephone call for the incident; (3) fixed monthly fee contracts under which we agree to provide all of the agreed-upon scheduled services on a monthly basis for a fixed monthly fee; and (4) per-seat contracts under which we agree to provide agreed-upon scheduled services for a monthly fee that is determined by multiplying the number of users supported at the customer by the monthly per-seat fee. Within the IT Outsourcing Services segment, greater than 98% of our services are delivered as a “monthly service” and not over multiple periods. We also refer to our fixed-fee and per-seat contracts as “managed service” contracts. Many of our contracts that we bill on a per-transaction basis contain a minimum monthly fee, which is derived by multiplying the agreed-upon forecast of anticipated incidents by an agreed-upon minimum percentage. Under this arrangement, we receive a minimum revenue amount for having committed to provide a specific level of staff to support the services projected during a month. Since we invoice the customer for the minimum fee and do not reduce future billings, we recognize the minimum fee as revenue in the month in which the incidents are below the customer’s minimum forecast. Incident resolution usually occurs in the same month that incidents are reported. Under our managed service contracts, we generally do not incur material costs in a future month to complete a service obligation that arose in a prior month. In those instances where our service obligation is not complete for a month and we expect to incur more than immaterial costs in a future month, we will defer an amount of revenue that represents the fair value of that service obligation.

Revenue from all other services that we provide under our other operating segments — Government Technology Services, IT Consulting and Systems Integration, and Other Services — may be categorized into two primary types: time and material, and fixed price. For the year ended December 31, 2009, approximately 74% of our revenue in these business segments was time and material and 24% was fixed price (a substantial majority of which were fixed price level of effort contracts). Revenue is recognized under time and materials contracts as time is spent at hourly rates, which are negotiated with the customer, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue is recognized under the majority of fixed price contracts, which are predominantly level of effort contracts, using the cost-to-cost method for all services provided. In addition, we evaluate contracts for multiple deliverables, which may require the segmentation of each deliverable into separate accounting units for proper revenue recognition.

The Company has several types of contracts with the federal government, including firm fixed-price, time and materials, and cost reimbursable contracts. The firm fixed-price contracts are those in which the Company’s revenue under the contract is fixed when the contract is executed, either on a per unit basis or over the life of the contract. These contracts accounted for 31.5% of federal government related revenue (10.0% of the Company’s total revenue) for the fiscal year ended December 31, 2009. Time and materials (“T&M”) contracts are those in which the federal government pays the Company based on the number of labor hours worked and the cost of materials necessary to complete the work. Total revenue under T&M contracts is not fixed when the contract is executed. For the fiscal year ended December 31, 2009, T&M contracts accounted for 65.3% of federal government related revenue (20.7% of the Company’s total revenue). Cost reimbursable contracts are those in which the federal government pays the Company based on the actual cost of direct labor, indirect costs and the number of labor hours worked. Total revenue under cost reimbursable contracts is not fixed when the contract is executed. For the fiscal year ended December 31, 2009, cost reimbursable contracts accounted for 3.2% of federal government related revenue (1.0% of the Company’s total revenue).

All three of these contract types are available under most Government-wide Acquisition Contracts (“GWACs”). GWACs are defined in the Federal Acquisition Regulation (“FAR”) as task order or delivery order contracts for Information Technology (“IT”) established by one agency for government-wide use. For the fiscal year ended December 31, 2009, GWACs accounted for 29.3% of federal government related revenue (9.3% of the Company’s total revenue).

The advantage of GWACs is that multiple government agencies can issue task orders under them, so the potential to significantly increase revenue exists. The advantage of T&M and cost reimbursable contracts is that revenue under them is not fixed, and accordingly, the Company’s gross profit earned from these contracts is generally consistent. Since costs related to firm fixed-price contracts are difficult to predict into the future, the Company’s gross profit may fluctuate positively or negatively based upon the Company’s ability to accurately price the cost of contract performance in the Company’s bid.

Our contracts with agencies of the U.S. Federal Government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. From time to time, we may proceed with work and recognize revenue on unfunded portions of existing contracts based on customer direction pending finalization and signing of formal funding documents. In evaluating the probability of funding being received, we consider our previous experience with the customer, communications with the customer regarding funding status, and our knowledge of available funding for the contract or program. If funding is not assessed as probable, revenue is deferred and is not recognized.

We recognize revenue under cost-based U.S. Federal Government contracts based on allowable contract costs, as mandated by the U.S. Federal Government’s cost accounting standards. The costs we incur under U.S. Federal Government contracts are subject to regulation and audit by certain agencies of the U.S. Federal Government. Contract cost disallowances, resulting from government audits, have not historically been significant.

Deferred Income Taxes

Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. Realization of deferred tax assets depends upon sufficient levels of future taxable income. If at any time we believe that current or future taxable income does not support the realization of deferred tax assets, a valuation allowance is provided.

Based on historical losses in Belgium and Romania, we have provided a valuation allowance against the deferred tax asset related to our net operating loss carryforward in these countries. We anticipate providing a valuation allowance for any future losses incurred in Belgium and Romania. No valuation allowance has been recognized against other deferred tax assets, which are in the United States, as we believe it is more likely than not that these deferred tax assets will be realized based on estimates of future taxable income, which have considered, among other factors, the future benefits of our recent acquisitions.

Accounts Receivable

We periodically review our accounts receivable balances for collectability based on a combination of historical experience and existing economic conditions. The definition of “delinquent accounts” is based on the governing contractual terms. Delinquent accounts and balances are reserved when we determine they are more likely than not to become uncollectible. We generally do not require collateral and do not charge interest on past due balances.

We generally continue to be able to collect from our customers and currently do not know of any large accounts which will become uncollectible in the future; however, the credit rating of at least Ford and several automotive component companies have declined. These downgrades have not negatively affected our relationship with these customers or the collectability of our accounts receivable from these customers at this time; however, any bankruptcy filing by Ford would have a material adverse impact on the collectability of our accounts receivable from Ford and our operating results and liquidity. Additionally, there could be concern with other automotive industry customers related to a Ford bankruptcy and/or depressed industry.

Goodwill Impairment

Goodwill relating to our acquisitions represents the excess of cost over the fair value of net tangible and separately identifiable intangible assets acquired, and has a carrying amount of approximately $40.5 million and $65.2 million at December 31, 2009 and 2008, respectively.

During 2009, we performed our annual goodwill impairment test as of October 1, 2009. The Company encountered adverse changes in the business climate including a weak U.S. and global economy which resulted in a reduction in demand for services. As a result of these factors and related decrease in future cash flow expectations, our step one calculations for the annual impairment test indicated a carrying value in excess of fair value for our Government Solutions and SQM reporting units. Because of this, we applied the second step of the annual impairment test and determined that the fair value of our goodwill at the Government Solutions and SQM reporting units was less than the amount reflected in the balance sheet for these reporting units. As a result, we recorded a $20.8 million and $4.4 million pretax impairment charge in the fourth quarter of 2009 to reflect the implied fair value of goodwill for our Government Solutions and SQM reporting units, respectively.

During the year ended December 31, 2008, we performed our annual goodwill impairment test as of October 1, 2008 and, due to adverse economic events during 2008, combined with the conclusion of customer contracts and a significant decline in our stock price, we updated our annual goodwill impairment testing as of December 31, 2008. We did not incur an impairment charge relating to our goodwill impairment tests as of October 1, 2008 or December 31, 2008.

If future results for our other assets for which we hold goodwill are not consistent with our current assumptions and estimates, we may be required to record additional goodwill impairment charges at a later date. Please see Note 4 – Goodwill and Other Intangibles Assets and Note 5 - Fair Value Measurements for further information.

Long-Lived Assets and Identifiable Intangible Asset Impairment

The carrying amount of long-lived assets and identifiable intangible assets was approximately $14.0 million and $21.3 million at December 31, 2009 and 2008, respectively.

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived and identifiable intangible assets may warrant revision or that the remaining balances may not be recoverable. When factors or events indicate that such costs should be evaluated for possible impairment, we estimate the undiscounted cash flows of the assets over their remaining lives to evaluate whether the costs are recoverable. Such events could include, but are not limited to, the loss of a significant customer or contract, decreases in U.S. Federal Government funding of certain programs, or other similar events.

Based on adverse changes in the business climate, we reviewed our long-lived assets and identifiable intangible assets, primarily customer relationships, for impairment in accordance with ASC 360. We estimated the fair value of our customer relationships using a discounted cash flow analysis and compared those values to the carrying value of each identifiable intangible asset. We concluded, based on this comparison, that the intangible assets were impaired at our Government Solutions and SQM reporting units. As a result, we recorded a $0.5 million and $1.8 million impairment charge in the fourth quarter of 2009 to reflect the fair value of those intangible assets for our Government Solutions and SQM reporting units, respectively. There were no other impairment charges at any other reporting units. We did not record an impairment loss in any other period presented.

Business Combinations

We apply the provisions of ASC 805, “Business Combinations,” whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves significant estimates and management judgment that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date. Beginning in 2009, costs incurred for business combinations are expensed in the periods in which the costs are incurred and the services are received. Prior to 2009, costs incurred related to successful business combinations were capitalized as costs of business combinations, while costs incurred by the Company for unsuccessful or terminated acquisition opportunities were expensed when it was determined that such opportunities will no longer be pursued. Costs incurred related to probable business combinations were deferred.

Item 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

On June 1, 2007, the Company entered into a Credit Agreement that provides for long-term borrowings at variable rates of interest based upon either the London Interbank Offered Rate (“LIBOR”), the bank’s prime rate or the federal funds rate, each of which having an applicable interest margin added. Upon entering into the agreement, the Company borrowed $35.0 million to finance part of the acquisition of NewVectors. On June 4, 2007, the Company entered into an interest rate swap agreement with a notional amount of $30.0 million to hedge the variable rate of interest on the Company borrowings. For the year ended December 31, 2009 and 2008, the Company recorded a loss of approximately $769,000 and $591,000, respectively, as interest expense on the interest rate swap. The Company has recorded a liability of $449,000 and $1.1 million for the fair value of the interest rate swap at December 31, 2009 and 2008, respectively, for which the corresponding offset has been recorded as an unrealized gain (loss) within other comprehensive income.

On June 5, 2008, the Company and the banks amended the Credit Agreement to permit borrowings up to $55.0 million. In addition, the Applicable Margin on a LIBOR-based loan was modified from a range of 0.75%-1.5% to a range of 0.95%-1.45%, and the unused commitment fee increased from a range of 0.1%-0.25% to a range of 0.15%-0.25%. Borrowings under the Credit Agreement are currently secured by substantially all domestic assets of the Company and 65% of its interests in the majority of its foreign subsidiaries. The Credit Agreement terminates on May 31, 2012.

Our exposure to market risk relates to the interest rate risk associated with the outstanding loan under the Credit Agreement. The market exposure for the variable interest rate on the loan is mitigated by the interest rate swap with a notional amount of $11.9 million and $19.4 million at December 31, 2009 and 2008, respectively. Assuming a 100 basis point increase in interest rates on our variable rate debt and assuming the debt was outstanding since January 1, 2009, interest expense would have increased approximately $100,000 in 2009. The estimated increase in interest expense was based on the portion of our variable interest debt that was not offset by the interest rate swap agreement and assumes no changes in the volume or composition of the debt.

In the normal course of business, we are subject to market exposure from changes in foreign currency exchange rates due to our global operations as we provide services in the United States and Europe. As a result, our financial results and position could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which we provide services. Our operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies. As currency exchange rates change, translation of the statements of operations of our international subsidiaries into U.S. dollars affects year-over-year comparability of operating results. We do not hedge operating translation risks because cash flows from international operations are generally reinvested locally.

Also, certain of our trade receivables at our international subsidiaries are denominated in currencies other than the local currency of the TechTeam entity that delivers the service. As currency exchange rates change, our operating results will be affected by foreign currency transaction gains or losses on the receivable balance until it is collected. We generally do not enter into derivatives or similar instruments to manage our exposure to fluctuations in exchange rates related to trade receivables. From time to time, we enter into foreign currency option or forward contracts to manage our exposure to fluctuations in the exchange rate between the U.S. dollar and European euro. No derivatives, options contracts or similar instruments were outstanding on foreign currency at December 31, 2009 or 2008. We do not enter into derivatives or similar instruments for trading or speculative purposes.

At December 31, 2009 and 2008, our net current assets (defined as current assets less current liabilities) subject to foreign currency translation risk were $22.4 million and $21.5 million, respectively. The potential decrease in net current assets from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be $2.2 million at December 31, 2009 and 2008. Approximately $966,000 and $1.4 million of our trade receivables at our international subsidiaries at December 31, 2009 and 2008, respectively, are denominated in currencies other than the local currency of the TechTeam entity that delivers the service. The potential loss on trade receivables from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be $97,000 and $140,000 at December 31, 2009 and 2008, respectively. The sensitivity analysis presented assumes a parallel shift in foreign currency exchange rates yet exchange rates rarely move in the same direction. This assumption may overstate the impact of changing exchange rates on individual assets and liabilities denominated in a foreign currency.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following consolidated financial statements of TechTeam Global, Inc. and Subsidiaries are included in this Item 8:

The following financial statement schedule of TechTeam Global, Inc. and Subsidiaries is included pursuant to the requirements of Item 15:

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2009, 2008 and 2007

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission and for which the information is not already included in the financial statements are not required under the related instructions or are not applicable and, therefore, have been omitted.

Management Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Our management, with the participation of our chief executive officer and chief financial officer, assessed the effectiveness of our internal control over financial reporting based on the framework in “Internal Control—Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO Framework”). Based on our assessment under the COSO Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2009.

Our independent registered public accounting firm, Ernst & Young LLP, issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2009, which appears below.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of TechTeam Global, Inc.

We have audited TechTeam Global, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). TechTeam Global, Inc’s (the Company) management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, TechTeam Global, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of TechTeam Global, Inc as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009 of TechTeam Global, Inc. and our report dated March 30, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan
March 30, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders TechTeam Global, Inc.

We have audited the accompanying consolidated balance sheets of TechTeam Global, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TechTeam Global, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TechTeam Global, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 30, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan
March 30, 2010

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007

Revenue
Commercial
IT Outsourcing Services	$106,229	$120,166	$104,659
IT Consulting and Systems Integration	12,755	27,064	28,064
Other Services	15,817	24,110	20,219

Total Commercial	134,801	171,340	152,942
Government Technology Services	76,440	88,615	69,254

Total revenue	211,241	259,955	222,196

Cost of revenue
Commercial
IT Outsourcing Services	82,899	95,816	84,732
IT Consulting and Systems Integration	9,890	20,637	21,877
Other Services	11,963	18,683	15,430

Total Commercial	104,752	135,136	122,039
Government Technology Services	56,003	64,383	50,387

Total cost of revenue	160,755	199,519	172,426

Gross profit
Commercial	30,049	36,204	30,903
Government Technology Services	20,437	24,232	18,867

Total gross profit	50,486	60,436	49,770
Selling, general and administrative expense	42,823	46,920	39,475
Impairment charges	27,453	—	—
Restructuring charges, net	411	5,719	—

Operating (loss) income	(20,201)	7,797	10,295
Net interest expense	(1,018)	(1,712)	(572)
Foreign currency transaction (loss) gain	(675)	910	(84)
Other income, net	—	155	—

(Loss) income before income taxes	(21,894)	7,150	9,639
Income tax (benefit) provision	(3,261)	4,182	3,343

Net (loss) income	$(18,633)	$2,968	$6,296

Basic (loss) earnings per common share	$(1.75)	$0.28	$0.61

Diluted (loss) earnings per common share	$(1.75)	$0.28	$0.60

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,618	10,529	10,355
Diluted—common	10,618	10,555	10,506

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2009	2008	2007

Net (loss) income, as set forth in the consolidated statements of operations	$(18,633)	$2,968	$6,296

Other comprehensive (loss) income
Foreign currency translation adjustment	1,079	(3,525)	1,487
Unrealized gain (loss) on derivative instrument	625	(318)	(755)

Comprehensive (loss) income	$(16,929)	$(875)	$7,028

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$15,969	$16,881
Accounts receivable (less allowance of $1,315 at December 31, 2009 and $986 at December 31, 2008)	44,314	59,705
Prepaid expenses and other current assets	3,766	4,315

Total current assets	64,049	80,901

Property, equipment and software, net	6,231	8,327
Goodwill and other intangible assets, net	47,270	77,361
Deferred income taxes	3,940	—
Other assets	1,030	774

Total assets	$122,520	$167,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,074	$7,987
Accounts payable	5,130	6,340
Accrued payroll and related taxes	8,486	12,477
Accrued expenses	5,237	9,054
Deferred revenue	3,213	1,435
Other current liabilities	955	1,181

Total current liabilities	27,095	38,474

Long-term liabilities
Long-term debt, less current portion	11,051	27,202
Deferred income taxes	—	1,966
Other long-term liabilities	745	988

Total long-term liabilities	11,796	30,156

Shareholders’ equity
Preferred stock, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 11,118,309 and 10,884,998 shares issued and outstanding at December 31, 2009 and 2008, respectively	111	109
Additional paid-in capital	79,762	77,939
Retained earnings	2,726	21,359
Accumulated other comprehensive income (loss)	1,030	(674)

Total shareholders’ equity	83,629	98,733

Total liabilities and shareholders’ equity	$122,520	$167,363

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

				Accumulated
				Other	Total
	Common	Additional	Retained	Comprehensive	Shareholders’
	Stock	Paid-in Capital	Earnings	Income (Loss)	Equity

Balance at January 1, 2007	$104	$71,672	$12,095	$2,437	$86,308
Proceeds from issuance of shares under stock option plans	1	1,093	—	—	1,094
Common stock issued to directors	—	219	—	—	219
Issuance of restricted stock	2	(2)	—	—	—
Shares issued in connection with acquisitions	—	300	—	—	300
Share-based compensation	—	1,521	—	—	1,521
Net income for 2007	—	—	6,296	—	6,296
Unrealized loss on derivative instrument	—	—	—	(755)	(755)
Foreign currency translation adjustment	—	—	—	1,487	1,487
Other	—	561	—	—	561

Balance at December 31, 2007	107	75,364	18,391	3,169	97,031
Proceeds from issuance of shares under stock option plans	1	408	—	—	409
Common stock issued to directors	—	160	—	—	160
Purchase of common stock	—	(61)	—	—	(61)
Issuance of restricted stock	1	(1)	—	—	—
Share-based compensation	—	2,157	—	—	2,157
Net income for 2008	—	—	2,968	—	2,968
Unrealized loss on derivative instrument	—	—	—	(318)	(318)
Foreign currency translation adjustment	—	—	—	(3,525)	(3,525)
Other	—	(88)	—	—	(88)

Balance at December 31, 2008	109	77,939	21,359	(674)	98,733
Common stock issued to directors	—	148	—	—	148
Issuance of restricted stock	2	(2)	—	—	—
Share-based compensation	—	1,776	—	—	1,776
Net loss for 2009	—	—	(18,633)	—	(18,633)
Unrealized gain on derivative instrument	—	—	—	625	625
Foreign currency translation adjustment	—	—	—	1,079	1,079
Other	—	(99)	—	—	(99)

Balance at December 31, 2009	$111	$79,762	$2,726	$1,030	$83,629

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008	2007

Operating activities
Net (loss) income	$(18,633)	$2,968	$6,296
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	3,344	4,076	3,383
Amortization	3,138	3,859	3,623
Impairment charge	27,453	—	—
Non-cash expense related to stock options and issuance of common stock and restricted common stock	1,924	2,317	1,387
Gain on disposition of business	—	(155)	—
Deferred income taxes	(6,201)	(187)	(1,148)
Provision for uncollectible accounts	614	479	145
Other	66	(21)	8
Changes in assets and liabilities, net of acquisitions —
Accounts receivable	15,216	6,595	(18,329)
Prepaid expenses and other assets	604	379	1,259
Accounts payable	(1,228)	(13,840)	11,059
Accrued payroll and related taxes	(4,127)	(477)	(1,084)
Income taxes receivable and accrued income taxes	(1,243)	1,442	721
Deferred revenue	1,765	37	(415)
Accrued expenses and other liabilities	(2,504)	1,336	(974)
Net operating cash flow from discontinued operations	—	—	(3)

Net cash provided by operating activities	20,188	8,808	5,928

Investing activities
Disposition of business, net of cash disposed	—	953	—
Purchases of property, equipment and software	(1,317)	(2,475)	(3,882)
Cash paid for acquisitions, net of cash acquired	(501)	(6,084)	(47,160)

Net cash used in investing activities	(1,818)	(7,606)	(51,042)

Financing activities
Proceeds from issuance of long-term debt	—	5,000	38,900
Proceeds from issuance of common stock	—	348	1,085
Purchase of common stock	—	(61)	—
Other	(99)	(28)	570
Payments on long-term debt	(20,064)	(6,873)	(6,299)

Net cash (used in) provided by financing activities	(20,163)	(1,614)	34,256

Effect of exchange rate changes on cash and cash equivalents	881	(2,138)	207

Decrease in cash and cash equivalents	(912)	(2,550)	(10,651)
Cash and cash equivalents at beginning of year	16,881	19,431	30,082

Cash and cash equivalents at end of year	$15,969	$16,881	$19,431

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Note 1 — Summary of Significant Accounting Policies

Nature of Business and Basis of Presentation

TechTeam Global, Inc. (“TechTeam” or the “Company”) is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The Company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets.

TechTeam provides support services globally through its wholly-owned subsidiaries: TechTeam Global NV/SA (Brussels, Belgium), TechTeam Global Ltd. (United Kingdom); TechTeam Global GmbH (Germany); TechTeam Global AB (Sweden), with its subsidiary TechTeam SQM AB (Sweden); TechTeam Denmark (a branch of TechTeam Global AB); TechTeam Global SRL (Bucharest, Romania); TechTeam Akela SRL (Bucharest, Romania); TechTeam Global Sp. z o.o. (Poland); TechTeam Global Canada, Inc.; TechTeam Global SAS (France); TechTeam Global Sàrl (Switzerland); TTG Portugal, Lda; TechTeam Government Solutions, Inc. (formerly known as Digital Support Corporation, Chantilly, Virginia), with its subsidiary Sytel, Inc., (Bethesda, Maryland); TechTeam Cyntergy, L.L.C. (Southfield, Michigan); Onvaio LLC (Los Gatos, California), with its subsidiary Onvaio Asia Services (Manila, Philippines) and TechTeam Australia Pty Limited. TechTeam’s other wholly-owned subsidiary is TechTeam Capital Group, L.L.C. (“Capital Group”), an equipment leasing business that ceased operations in 2004.

The consolidated financial statements include TechTeam Global, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates. Significant estimates include realization of deferred tax assets, reserves for uncollectible accounts receivable and assumptions used in testing goodwill and other long-lived assets for impairment.

Cash and Cash Equivalents

Cash includes both interest-bearing and non-interest-bearing deposits, which are available on demand. Cash equivalents include all liquid investments with maturities of three months or less when purchased and are primarily comprised of time deposits and certificates of deposit. The Company’s cash equivalents are subject to credit risk. The Company mitigates credit risk by investing only in investment grade securities.

Accounts Receivable

Accounts receivable balances are periodically reviewed for collectability based on a combination of historical experience and existing economic conditions. The definition of “delinquent accounts” is based on the governing contractual terms. Delinquent accounts and balances are reserved when it is determined they are more likely than not to become uncollectible. Generally, no collateral is required and no interest is charged on past due balances.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

Property, Equipment and Software

Property, equipment and software are stated at cost. Computer equipment, office furniture and transportation equipment are depreciated using the straight-line method over their estimated useful lives, ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the improvements or the term of the lease. Software is amortized over three to seven years.

Long-lived assets are evaluated for impairment when events occur or circumstances indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. When this occurs, an estimate of undiscounted cash flows is used to determine if the remaining balances are recoverable.

Goodwill and Other Intangible Assets

Under ASC 350, “Intangibles – Goodwill and Other,” the Company is required to perform annual impairment tests of its goodwill at least annually or more frequently if impairment indicators are present. The Company has elected to test for goodwill impairment on October 1st each year. In the first step of the goodwill impairment test, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to these reporting units. In performing the first step, the Company determines the estimated fair value of each reporting unit using a combination of a discounted cash flow (“DCF”) analysis and a market-based approach.

Cash flows in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates of growth rates. Discount rates used in the DCF analyses are intended to reflect risks inherent in the future cash flows of the respective reporting units. Future cash flows in the DCF analyses are based on forecasted revenues, gross profit margins and operating margins, anticipated future cash flows, current industry and economic conditions, market data, historical results and inflation. The market-based approach utilizes comparable company public trading values, research analyst estimates and, where available, values observed in private market transactions.

Determining fair value requires significant judgment, including judgment about appropriate discount rates, perpetual growth rates, amount and timing of expected future cash flows as well as relevant comparable company earnings and revenue multiples used with market-based approaches. If the carrying value of a reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test must be performed.

The second step of the goodwill impairment calculation requires allocation of the estimated fair value of the reporting unit to all of the assets and liabilities of that reporting unit as if the reporting unit had been acquired in a business combination. The excess of fair value as determined in step 1 over the fair value of the assets and liabilities of the reporting unit is the implied value of goodwill. The carrying value of goodwill is then compared to the implied value of goodwill and any excess of carrying value of goodwill over implied value of goodwill must be recognized as a goodwill impairment.

During the years ended December 31, 2009 and 2008, The Company performed its annual impairment test as of October 1. Additionally, as a result of unfavorable economic events coupled with the conclusion of certain customer contracts and a decline in our stock price, the Company performed an interim impairment test as of December 31, 2008. The Company determined that no goodwill impairment charge was required as a result of the testing at October 1, 2008 and December 31, 2008. However, its test as of October 1, 2009 revealed that the carrying amount of its Government Solutions and SQM reporting units exceeded their estimated fair values. To the extent the carrying amount of a reporting unit exceeds the fair value of a reporting unit the Company is required to perform the second step of the impairment test. In the second step, the Company determined that the carrying value of goodwill

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

was in excess of the implied value of goodwill at its Government Solutions and SQM reporting units and therefore an impairment charge was necessary. Please refer to Note 4 – Goodwill and Other Intangible Assets for further information.

Deferred Income Taxes

Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. Realization of deferred tax assets depends upon sufficient levels of future taxable income. If at any time the Company believes that current or future taxable income does not support the realization of deferred tax assets, a valuation allowance is provided.

No provision has been made with respect to approximately $6,802,000 and $12,503,000 of undistributed earnings of foreign subsidiaries at December 31, 2009 and 2008, respectively, since these earnings are considered to be permanently reinvested.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries are translated into U.S. dollars based on the prevailing exchange rate at each respective balance sheet date. Revenue and expenses are translated into U.S. dollars based on the average exchange rate for the period. Cumulative translation adjustments are included as a separate component of shareholders’ equity as accumulated other comprehensive income (loss). Currency transaction gains or losses are generally derived from cash, receivables and payables that are stated in a currency other than the local currency, and are recognized as income or expense in the accompanying consolidated statements of operations.

Revenue Recognition

Under all situations, revenue is not recognized until earned, which is when persuasive evidence of an arrangement exists, services have been provided, the revenue terms are fixed and determinable, and collectability is reasonably assured.

The Company earns revenue under the IT Outsourcing Services segment under one of the following four models: (1) time and material contracts that are billed at an agreed rate for each help desk agent based on the number of units (i.e., hours or days) the individual agent worked during the month; (2) per-transaction contracts that are billed at an agreed rate per incident or call handled during a month or per minute for the length of the telephone call for the incident; (3) fixed monthly fee contracts that are billed a fixed fee monthly for agreed-upon scheduled services; and (4) per-seat contracts under which agreed-upon scheduled services are provided for a monthly fee that is determined by multiplying the number of users supported at the customer by the monthly per-seat fee.

Within the IT Outsourcing Services segment, greater than 98% of services are delivered as a “monthly service” and not over multiple periods. The Company refers to fixed-fee and per-seat contracts as “managed service” contracts. Many contracts that are billed on a per-transaction basis contain a minimum monthly fee, which is derived by multiplying the agreed-upon forecast of anticipated incidents by an agreed-upon minimum percentage. Under this arrangement, the Company receives a minimum revenue amount for having committed to provide a specific level of staff to support the services projected during a month. Since the customer is invoiced for the minimum fee without reducing future billings, the minimum fee is recognized as revenue in the month in which the incidents are below the customer’s minimum forecast. Incident resolution usually occurs in the same month that incidents are reported. Under managed service contracts, material costs are generally not incurred in a future month to complete a service obligation that arose in a prior month. In those instances where the Company’s service obligation is not complete

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

and more costs are expected to be incurred in future months, revenue that represents the fair value of that service obligation is deferred.

Revenue from all other services provided under other operating segments — Government Technology Services, IT Consulting and Systems Integration and Other Services — may be categorized into two primary types: time and material and fixed price. For the year ended December 31, 2009, approximately 74% of the Company’s revenue in these business segments were time and material and 24% were fixed price (a substantial majority of which are fixed price level of effort contracts). Revenue is recognized under time and materials contracts as time is spent at hourly rates, which are negotiated with the customer, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue is recognized under the majority of fixed price contracts, which are predominantly level of effort contracts, using the cost-to-cost method for all services provided. In addition, contracts for multiple deliverables are evaluated and may require the segmentation of each deliverable into separate accounting units for proper revenue recognition.

The Company has several types of contracts with the federal government, including firm fixed-price, time and materials, and cost reimbursable contracts. The firm fixed-price contracts are those in which the Company’s revenue under the contract is fixed when the contract is executed, either on a per unit basis or over the life of the contract. These contracts accounted for 31.5% of federal government related revenue (10.0% of the Company’s total revenue) for the fiscal year ended December 31, 2009. Time and materials (“T&M”) contracts are those in which the federal government pays the Company based on the number of labor hours worked and the cost of materials necessary to complete the work. Total revenue under T&M contracts is not fixed when the contract is executed. For the fiscal year ended December 31, 2009, T&M contracts accounted for 65.3% of federal government related revenue (20.7% of the Company’s total revenue). Cost reimbursable contracts are those in which the federal government pays the Company based on the actual cost of direct labor, indirect costs and the number of labor hours worked. Total revenue under cost reimbursable contracts is not fixed when the contract is executed. For the fiscal year ended December 31, 2009, cost reimbursable contracts accounted for 3.2% of federal government related revenue (1.0% of the Company’s total revenue).

All three of these contract types are available under most Government-wide Acquisition Contracts (“GWACs”). GWACs are defined in the Federal Acquisition Regulation (“FAR”) as task order or delivery order contracts for Information Technology (“IT”) established by one agency for government-wide use. For the fiscal year ended December 31, 2009, GWACs accounted for 29.3% of federal government related revenue (9.3% of the Company’s total revenue).

The advantage of GWACs is that multiple government agencies can issue task orders under them, so the potential to significantly increase revenue exists. The advantage of T&M and cost reimbursable contracts is that revenue under them is not fixed, and accordingly, the Company’s gross profit earned from these contracts is generally consistent. Since costs related to firm fixed-price contracts are difficult to predict into the future, the Company’s gross profit may fluctuate positively or negatively based upon the Company’s ability to accurately price the cost of contract performance in the Company’s bid.

Contracts with agencies of the U.S. Federal Government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. From time to time, the Company may proceed with work and recognize revenue on unfunded portions of existing contracts based on customer direction pending finalization and signing of formal funding documents. In evaluating the probability of funding being received, the Company considers previous experience with the customer, communications with the customer regarding funding status, and the Company’s knowledge of available funding for the contract or program. If funding is not assessed as probable, revenue is deferred and not recognized.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

Revenue is recognized under cost-based U.S. Federal Government contracts based on allowable contract costs, as mandated by the U.S. Federal Government’s cost accounting standards. The costs the Company incurs under U.S. Federal Government contracts are subject to regulation and audit by certain agencies of the U.S. Federal Government. Contract cost disallowances, resulting from government audits, have not been significant.

Fair Value of Financial Instruments

At December 31, 2009, the Company’s financial instruments consist of accounts receivable, accounts payable and long-term debt. The carrying values of accounts receivable and accounts payable approximate their fair values due to their short maturity periods. The fair value of the Company’s debt approximates its carrying value based on the variable nature of the interest rates and current market rates available to the Company.

Supplemental Disclosure of Cash Flow Information

Cash paid for interest expense totaled $1,279,000 in 2009, $2,163,000 in 2008, and $1,212,000 in 2007. Cash paid for income taxes totaled $4,677,000 in 2009, $4,365,000 in 2008, and $3,506,000 in 2007.

Derivatives

Certain trade receivables are denominated in currencies other than the local currency of the TechTeam entity that delivers the service. The Company also has outstanding debt that bears interest at variable rates. From time to time, the Company enters into foreign currency options or forward contracts to manage the Company’s exposure to fluctuations in the exchange rate between the U.S. dollar and European euro and enters into interest rate swaps to manage interest costs and the risk associated with variable-rate debt. At December 31, 2009 and 2008, the Company had an interest rate swap agreement outstanding but had no foreign currency options or forward contracts outstanding.

The Company recognizes derivative instruments as either assets or liabilities and measures those instruments at fair value in accordance with ASC 815 “Derivatives and Hedging.” (“ASC 815”) The Company enters into derivative financial instrument contracts only for hedging purposes in order to minimize the variability of cash flows associated with the anticipated transactions being hedged. The Company does not hold or issue derivative instruments for trading purposes.

For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. There were no significant gains or losses recognized in earnings for hedge ineffectiveness in 2009, 2008 and 2007.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees, non-employee directors and non-employees. The Company measures stock-based compensation based on the estimated fair value of the award on the grant date. Stock-based compensation is recognized as expense on a straight-line basis over the requisite service period. The Company estimates the fair value of stock options using the Black-Scholes valuation model.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

Restructuring

The costs contained within “Restructuring expense, net” in the Company’s Consolidated Statement of Operations are comprised of two types: employee costs (principally termination benefits) and facility closure costs. Termination benefits are accounted for in accordance with ASC 712, “Compensation – Nonretirement Postemployment Benefits” (“ASC 712”), and are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are accounted for in accordance with ASC 420, “Exit or Disposal Cost Obligations” (“ASC 420”), and are recorded when the liability is incurred.

Reclassifications

In the first quarter of fiscal 2009, management changed its methodology for evaluation of the performance of the Company’s outsourcing services. As a result of this change, certain costs that were previously included in Selling, general and administrative expense are now being included in Cost of revenue in the Company’s Condensed Consolidated Statements of Operations because they are directly related to revenue. The Company’s financial statements for fiscal year 2008 and 2007 have been revised, for all periods presented, to conform to the current year presentation.

The Company’s fiscal years 2008 and 2007 financial statements were impacted as follows as a result of this change in classification:

	Year Ended
	December 31,
	2008	2007
	(In thousands)

Cost of revenue increase	$5,854	$7,073
Gross profit decrease	(5,854)	(7,073)
Selling, general, and administrative expense decrease	(5,854)	(7,073)
Net income	—	—
Earnings per share	—	—

This re-categorization of costs did not change net income (loss) or earnings per share, for all periods presented. There was no cumulative effect to retained earnings as a result of this re-categorization, and there was no change to the carrying amount of assets and liabilities in fiscal 2008.

Recently Issued Accounting Pronouncements

In June 2009, FASB issued ASC 105, “Accounting Standards Codification and the Hierarchy of GAAP” (“ASC 105”). ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. ASC 105 is now the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. ASC 105 was not intended to change or alter existing GAAP and had no impact on our consolidated financial statements and only impacts references for accounting guidance.

During the second quarter of 2009, the Company adopted the provisions of ASC 855, “Subsequent Events” (“ASC 855”), which establishes general standards of accounting for and disclosure of events that occur after the

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 1 — Summary of Significant Accounting Policies (continued)

balance sheet date but before financial statements are issued. The adoption of ASC 855 did not have a material impact on our consolidated financial position or results of operations.

In April 2009, the FASB issued additional provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) that extends the disclosure requirements of ASC 820 to interim financial statements. This provision was effective for financial statements issued for interim periods ending after June 15, 2009. The adoption of this provision did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

On January 1, 2009, the Company adopted the provisions of ASC 820 related to nonfinancial assets and liabilities on a prospective basis. ASC 820 establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. On January 1, 2008, the Company adopted the provisions of ASC 820 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis. The adoption of the provisions of ASC 820 did not have a material impact on the Company’s consolidated financial statements. For more information, see Note 5 – Fair Value Measurements.

On January 1, 2009, the Company adopted the provisions of ASC 815 “Derivatives and Hedging” (“ASC 815”) on a prospective basis. The provision amended and expanded the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items were accounted for previously and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of these provisions requires prospective disclosures and accordingly did not affect the Company’s historical consolidated financial statements.

In December 2007 the FASB issued ASC 805, “Business Combinations”. Under ASC 805, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs are recognized separately from the acquisition and expensed as incurred, restructuring costs generally expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. The adoption of ASC 805 changed the accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009. The impact of adopting ASC 805 will depend on the nature and terms of future acquisitions.

In December 2007 the FASB issued ASC 810, “Consolidation”. ASC 810 changes the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. ASC 810 was effective on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. The Company does not have any minority interests; therefore the adoption of this statement did not have an impact on the Company’s consolidated financial statements.

Note 2 — Earnings (Loss) Per Share

Earnings (loss) per share for common stock is computed using the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of stock options, unvested restricted stock issued to employees and shares held in escrow in connection with the Company’s acquisition of RL Phillips.

During 2009, 2,043,592 stock options were excluded from the computation of diluted earnings per common share due to the net loss for the period. During 2008 and 2007, 1,766,474 and 370,900 stock options, respectively, were

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 2 — Earnings (Loss) Per Share (continued)

excluded from the computation of diluted earnings per common share because the exercise prices of the options were higher than the average market price of the Company’s common stock for the respective year.

The following table reconciles the numerators and denominators of the basic and diluted (loss) earnings per common share computations for net (loss) income:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Net (loss) income	$(18,633)	$2,968	$6,296

Basic weighted average common shares	10,618	10,529	10,355
Common stock equivalents	—	26	151

Diluted weighted average common shares	10,618	10,555	10,506

(Loss) earnings per share:
Basic (loss) earnings per common share	$(1.75)	$0.28	$0.61
Diluted (loss) earnings per common share	$(1.75)	$0.28	$0.60

Note 3 — Restructuring

In 2009, the Company implemented a restructuring plan to improve global management consistency. The Company globalized its sales and solution design functions across all geographies. This created a redundancy of a senior executive in Europe. The 2009 pre-tax restructuring charge related to this action was $1,167,000 and was primarily for separation costs for one employee. The total 2009 restructuring charge relates to the selling, general and administrative expenses line item on the Consolidated Statement of Operation.

The following table summarizes the accrued charges related to the 2009 restructuring plan:

	Accrued			Accrued
	Restructuring	Adjustments		Restructuring
	Charges at	to Accrued		Charges at
	December 31,	Restructuring	Cash	December 31,
	2008	Charges	Payments	2009
	(In thousands)

Workforce reductions	$—	$1,167	$(1,005)	$162

During 2008, the Company announced corporate-wide organizational realignment and restructuring actions to improve operating efficiency, achieve greater global consistency and drive improved financial performance. The restructuring plans were approved by the Company’s Board of Directors on December 23, 2008 and May 21, 2008. The 2008 pre-tax restructuring charges amounted to $5,719,000, and were primarily related to separation costs for approximately 80 employees and reductions in excess leased facility capacity around the world.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, the Company reversed $756,000 of previously recorded liabilities in 2009 from the 2008 restructuring plan. This reversal resulted from a change in the estimated amounts to terminate facility leases which lowered the expected exit costs.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 3 — Restructuring (continued)

The following table summarizes the accrued charges related to the 2008 restructuring plans:

	Accrued			Accrued
	Restructuring	Adjustments		Restructuring
	Charges at	to Accrued		Charges at
	December 31,	Restructuring	Cash	December 31,
	2008	Charges	Payments	2009
	(In thousands)

Workforce reductions	$359	$(43)	$(316)	$—
Other	1,387	(713)	(518)	156

Total	$1,746	$(756)	$(834)	$156

The following table summarizes the 2008 restructuring charges by operating segment:

	Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2008	Charges	Payments	December 31, 2009
	(In thousands)

Restructuring charges
Commercial —
IT Outsourcing Services	$40	$(26)	$(14)	$—
IT Consulting and Systems Integration	50	—	(50)	—
Other Services	80	—	(80)	—

Total Commercial	170	(26)	(144)	—
Government Technology Services	367	—	(216)	151
Selling, general and administrative expense	1,209	(730)	(474)	5

Total restructuring charges	$1,746	$(756)	$(834)	$156

Note 4 – Goodwill and Other Intangible Assets

Impairments

During 2009, the Company encountered adverse changes in the business climate including a weak U.S. and global economy which resulted in a reduction in demand for services. As a result of these factors, management revised its future cash flow expectations during the fourth quarter of 2009, which lowered the fair value estimates of certain reporting units. The Company determined under the second step of its annual test that the fair value of goodwill at its Government Solutions and SQM reporting units was less than the carrying value for these reporting units. The Company recorded a $20.8 million and $4.4 million impairment charge in the fourth quarter of 2009 to reflect the implied fair value of goodwill for Government Solutions and SQM reporting units, respectively.

In addition, the Company also reviewed its other intangible assets, primarily customer relationships, for impairment in accordance with ASC 360. The Company estimated the fair value of its customer relationships using a discounted cash flow analysis and compared those values to the carrying value of the asset. The Company concluded, based on this comparison, that certain intangible assets were impaired at its Government Solutions and SQM reporting units.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 4 – Goodwill and Other Intangible Assets (continued)

The Company recorded a $0.5 million and $1.8 million pretax impairment charge in the fourth quarter of 2009 to reflect the fair value of those intangible assets for Government Solutions and SQM reporting units, respectively.

Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill consist of the following:

			IT
			Consulting
	IT	Government	and
	Outsourcing	Technology	Systems	Other
	Services	Services	Integration	Services	Total
	(In thousands)

Balance as of January 1, 2007	$371	$19,670	$2,417	$—	$22,458
Goodwill acquired	875	34,133	995	3,062	39,065

Balance as of December 31, 2007	1,246	53,803	3,412	3,062	61,523
Goodwill acquired	4,216	146	23	5	4,390
Disposition of business	—	—	(742)	—	(742)

Balance as of December 31, 2008	5,462	53,949	2,693	3,067	65,171
Goodwill impairment	(877)	(20,766)	(439)	(3,067)	(25,149)
Goodwill acquired	501	—	—	—	501

Balance as of December 31, 2009	$5,086	$33,183	$2,254	$—	$40,523

Other intangible assets consist of the following:

			Weighted			Weighted
	December 31, 2009		Average	December 31, 2008		Average
		Accumulated	Amortization		Accumulated	Amortization
	Cost	Amortization	Period	Cost	Amortization	Period
	(In thousands)			(In thousands)

Customer-related assets	$12,461	$5,833	6.6 years	$22,407	$10,533	7.3 years
Noncompete agreement	1,175	1,056	3.8 years	1,175	907	3.8 years
Trademark and other	384	384	3.9 years	443	395	4.1 years

	$14,020	$7,273		$24,025	$11,835

Intangible assets acquired in a business combination are recognized only if such assets arise from a contractual or other legal right and are separable, that is, capable of being sold, transferred, licensed, rented or exchanged. Intangible assets acquired in a business combination that do not meet these criteria are considered a component of goodwill. The useful life of amortizable intangible assets is determined based on the period from which cash flows are expected to be realized from these assets and considers, among other items, ability and cost to renew contracts with similar terms and conditions and historical customer retention rates.

Expected amortization expense for intangible assets held at December 31, 2009 is as follows: $2,665,000 in 2010, $2,604,000 in 2011, $1,045,000 in 2012 and $433,000 in 2013.

Note 5 – Fair Value Measurements

On January 1, 2009, the Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) related to nonfinancial assets and liabilities on a prospective basis. ASC 820 establishes the

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 5 – Fair Value Measurements (continued)

authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. On January 1, 2008, the Company adopted the provisions of ASC 820 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis. The valuation techniques required by ASC 820 are based on observable and unobservable inputs using the following hierarchy:

Level 1 —	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 —	Unobservable inputs that reflect the reporting entity’s own assumptions.

Financial Assets and Liabilities

The following tables summarize the basis used to measure certain financial assets and financial liabilities at fair value on a recurring basis in the balance sheet:

Fair Value as of December 31, 2009 (In thousands)
	Total	Level 1	Level 2	Level 3

Interest rate swap	$ (449)	N/A	$ (449)	N/A

Fair Value as of December 31, 2008 (In thousands)
	Total	Level 1	Level 2	Level 3

Interest rate swap	$ (1,074)	N/A	$ (1,074)	N/A

On June 4, 2007, the Company entered into an interest rate swap agreement with a notional amount of $30,000,000. Under the swap agreement, the notional amount will be reduced by $625,000 on a monthly basis and will mature on June 3, 2011. The purpose of the interest rate swap, which is designated as a cash flow hedge, is to manage interest costs and the risk associated with variable-rate debt. The Company does not hold or issue derivative instruments for trading purposes. The swap effectively converts a portion of the Company’s variable-rate debt under the Credit Agreement to a fixed rate. Under this agreement, the Company receives a floating rate based on LIBOR and pays a fixed rate of 5.55% on the outstanding notional amount. The fair value of these interest rate derivatives are based on quoted prices for similar instruments from a commercial bank and, therefore, the interest rate derivative is considered a level 2 item.

For the years ended December 31, 2009 and 2008, losses recognized in other comprehensive income (loss) on derivatives were $144,000 and $909,000, respectively and losses reclassified from other comprehensive income (loss) into interest expense upon settlement amounted to $769,000 and $591,000, for the years ended December 31, 2009 and 2008, respectively. The liability associated with the interest rate swap is included in other current liabilities and other long-term liabilities on the consolidated balance sheet in the amounts of $394,000 and $55,000, respectively, at December 31, 2009 and $679,000 and $395,000, respectively, at December 31, 2008.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 5 – Fair Value Measurements (continued)

Non-financial Assets and Liabilities

The following table summarizes the basis used to measure certain non-financial assets and non-financial liabilities at fair value on a nonrecurring basis in the balance sheet:

	Fair Value as of December 31, 2009 (In thousands)
	Total	Level 1	Level 2	Level 3

Goodwill	$40,523	N/A	N/A	$40,523
Customer Relationships	$6,628	N/A	N/A	$6,628
Non-compete	$119	N/A	N/A	$119

During 2009 the Company performed its annual goodwill impairment test as of October 1, 2009. The Company encountered adverse changes in the business climate including a weak U.S. and global economy which resulted in a reduction in demand for services. As a result of these factors and related future cash flow expectations, step one calculations of the annual impairment test indicated a carrying value in excess of estimated fair value for the Government Solutions and SQM reporting units. The Company applied the second step of its annual test and determined that the fair value of its goodwill at the Government Solutions and SQM reporting units was less than the amount reflected in the balance sheet for these reporting units. The Company recorded a $20.8 million and $4.4 million pretax impairment charge in the fourth quarter of 2009 to reflect the implied fair value of goodwill for the Government Solutions and SQM reporting units, respectively. The total fair value of the reporting units plus components of the business which have no goodwill was reconciled to end of year market capitalization.

The estimation of factors such as future performance, market conditions, perceived risk associated with business operations and the views of other market participants is highly subjective, and fair value is heavily dependent on various assumptions and estimates. No assurance can be given that future results or values will be in line with our estimates of fair value.

For purposes of the first step of the goodwill impairment test for Government Solutions, the Company considered a wide range of variables and assumptions in conducting a discounted cash flow valuation. For the analysis, future revenue growth was based on current contracts and renewals and long-term sales projections that averaged 5% per annum for years 2011 through 2016. The financial and credit market volatility directly impacts fair value measurement through the weighted average cost of capital that the Company used to determine the Company’s discount rate. The Company uses a discount rate in the present value calculation which is updated annually and which the Company considers appropriate for the country where the reporting unit is providing services. Discount rates of 11% to 17% were considered and the Company used 14% to determine the fair value of Government Solutions. Terminal value exit multiples of 5 times to 8 times EBITDA were considered reasonable for purposes of the fair value calculation of Government Solutions and the Company used an exit multiple of 6 times 2016 EBITDA to calculate a terminal value discounted to present value using 14% discount rate.

For purposes of the first step of the goodwill impairment test for SQM, the Company considered a wide range of variables and assumptions. Future revenue growth was based on current contracts and renewals and long-term sales projections that averaged 3% per annum for years 2011 through 2016. Discount rates of 14% to 20% were considered reasonable and the Company used 17% to determine the fair value of SQM. The exit multiples are not relevant due to the projected losses at SQM.

In addition, the Company also reviewed its other intangible assets, primarily customer relationships, for impairment in accordance with ASC 360. The Company estimated the fair value of its customer relationships using a discounted cash flow analysis and compared those values to the carrying value of the asset. The Company concluded, based on this comparison, that the intangible assets were impaired at its Government Solutions and SQM reporting units. The

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 5 – Fair Value Measurements (continued)

Company recorded a $0.5 million and $1.8 million impairment charge in the fourth quarter of 2009 to reflect the fair value of those intangible assets for Government Solutions and SQM reporting units, respectively. Due to the lack of observable market quotes for the Companies intangible assets, the Company utilized valuation models that rely exclusively on Level 3 inputs including those that are based on expected cash flow streams. The expected cash flow streams are based on the specific intangible asset (i.e. customer contracts) and discounted using discount rates that reflect an estimated cost of capital. The valuation of the Company’s intangible assets is subject to uncertainties that are difficult to predict.

At December 31, 2009, the Company’s financial instruments consist of accounts receivable, accounts payable and long-term debt. The carrying values of accounts receivable and accounts payable approximate their fair values due to their short maturity periods. The fair value of the Company’s debt approximates its carrying value based on the variable nature of the interest rates and current market rates available to the Company.

Note 6 — Acquisitions and Dispositions

Onvaio LLC

On May 30, 2008, TechTeam Global, Inc. completed the acquisition of Onvaio LLC (“Onvaio”), a California limited liability company. Onvaio is a provider of technical support outsourcing services for clients globally through its wholly-owned subsidiary, Onvaio Asia Services, Inc., based in Manila, Philippines. The initial purchase price totaled $4,787,000 and included acquisition costs of $400,000. In addition to the initial purchase price paid at closing, an additional $1,500,000 was placed into an escrow account and is payable in increments of $125,000 on the last day of each fiscal quarter provided that Onvaio is still providing services to its largest customer in substantially the same form and content as provided at closing. As of December 31, 2009, $750,000 was released from escrow and paid to the selling shareholders. This additional amount is being recorded as goodwill as it is earned. The acquisition was accounted for as a non-taxable transaction; therefore, the Company will not be entitled to a tax deduction for the amortization of goodwill and other intangible assets for tax purposes.

RL Phillips, Inc.

On August 31, 2007, TechTeam Global, Inc., through its wholly-owned subsidiary TechTeam Government Solutions, Inc., completed the acquisition of all of the outstanding common stock of RL Phillips, Inc. (“RL Phillips”), a provider of information technology, network engineering and information assurance services to both government and Commercial entities. The total purchase price of approximately $2,150,000 consisted of initial cash consideration paid by the Company of $1,750,000, shares of TechTeam common stock equal to $300,000 and future cash payments totaling $100,000. All of the stock consideration was placed into escrow to the extent it is necessary to reimburse the Company for any claims for indemnity or breach of representations and warranties. The stock consideration of $300,000 will be released from escrow on September 30, 2010, if there are no claims for indemnity or breach of representations and warranties. The future cash payments of $100,000 can also be used to offset any claims for indemnity or breach of representations and warranties. The future cash payments are due in $50,000 installments on the first and second anniversary of the date of acquisition. On August 31, 2008, the first installment of $50,000 was paid to the selling shareholders. The installment due on August 31, 2009 was held back due to the Company’s claim for indemnity under the Stock Purchase Agreement for taxation matters. The Company has been informed that their tax matter has been resolved favorably, but it is awaiting documentation from the IRS prior to the releasing the final cash payment. The acquisition was accounted for as a non-taxable transaction; therefore, the Company will not be entitled to a tax deduction for the amortization of goodwill and other intangible assets for tax purposes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 6 — Acquisitions and Dispositions (continued)

NewVectors LLC

On May 31, 2007, TechTeam Global, Inc., through its wholly-owned subsidiary TechTeam Government Solutions, Inc., completed the acquisition of all of the outstanding membership interest in NewVectors LLC (“NewVectors”), a provider of business transformation, logistics modernization, and modeling and simulation services primarily to the Department of Defense. The purchase price totaled approximately $40,586,000 and included acquisition costs of $274,000. Of the total purchase price, $4,000,000 was placed into escrow for a period of one year after closing to reimburse the Company for any claims for indemnity or breach of representation and warranties. On May 31, 2008, the amount held in escrow was released in its entirety. The acquisition was accounted for as a taxable transaction; therefore, the Company is entitled to a tax deduction for the amortization of goodwill and other intangible assets for tax purposes over a period of 15 years.

SQM Sverige AB

On February 9, 2007, TechTeam Global, Inc., through its wholly-owned subsidiary TechTeam Global AB, completed the acquisition of all of the outstanding stock of SQM Sverige AB (“SQM”), a provider of technical staffing solutions, IT infrastructure support solutions and management consulting related to corporate IT support operations headquartered in Stockholm, Sweden. The purchase price totaled SEK 37,032,000 ($5,300,000 at the acquisition date) and included acquisition costs of $117,000. In connection with the acquisition, the selling shareholders had the potential to receive SEK 4,200,000 (equal to $600,000 at the acquisition date), subject to SQM’s achievement of a defined revenue target for the 2007 calendar year. The selling shareholders received SEK 4,200,000 (equal to $660,000 on the date of payment) in April 2008 as a result of achieving the revenue target. The additional consideration was recorded as goodwill when it was earned in 2007. Of the total purchase price, SEK 5,700,000 ($800,000) was placed into escrow for a period of one year after closing to reimburse the Company for any claims for indemnity or breach of representations and warranties and was paid to the selling shareholders in February 2008. The acquisition was accounted for as a non-taxable transaction; therefore, the Company will not be entitled to a tax deduction for the amortization of goodwill and other intangible assets for tax purposes.

Summary of Acquisition Purchase Price

The following table summarizes the allocation of the cumulative purchase price and net cash used for the acquisitions of Onvaio, RL Phillips, NewVectors, and SQM through December 31, 2009, including additional payments earned and accrued during 2009:

	Onvaio	RL Phillips	NewVectors	SQM
	(In thousands)

Goodwill	$4,714	$1,604	$32,675	$4,382
Amortizable intangible assets	1,225	162	6,230	2,936
Property, equipment and software	27	—	386	86
Other current and non-current assets, net of cash acquired	42	993	7,458	2,232
Accounts payable and accrued liabilities assumed	(470)	(389)	(6,176)	(4,436)
Accrued purchase price	—	(50)	—	—
Notes payable assumed	—	—	—	(95)
Issuance of equity instruments	—	(300)	—	—

Net cash used	$5,538	$2,020	$40,573	$5,105

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 6 — Acquisitions and Dispositions (continued)

Disposition of TechTeam A.N.E. NV/SA

On October 31, 2008, the Company completed the sale of TechTeam A.N.E NV/SA (“ANE”), the results of which were included in continuing operations through the date of the sale. This disposition was completed as the Company’s determined that this business unit was not core to the Company’s long-term growth strategy. This business included in the IT Consulting and Systems Integration segment had net sales of $7.2 million and a net operating loss of $76,000 for 2008 through the date of the sale. For the year ending December 31, 2007, the business had net sales of $7.6 million and operating income of $12,000. Total gross proceeds from the sale were 1.1 million euro ($1.4 million at the disposition date); the Company recognized a net gain of $155,000, which is included in other income in the Consolidated Statement of Operations, related to the sale of the business for the year ended December 31, 2008.

Pro Forma Results of Operations

The unaudited pro forma condensed combined results of operations are presented below as though NewVectors had been acquired on January 1 of each period presented. The pro forma results of operations for the acquisitions of Onvaio, RL Phillips and SQM and disposition of ANE are not materially different than reported results and are not presented. There was no material effect on 2009 or 2008 operating results related to acquisitions or dispositions:

Year Ended
December 31,
2007
(In thousands,
except per share
data)

Revenue
As reported	$222,196
Pro forma	$236,327
Income from continuing operations
As reported	$6,296
Pro forma	$6,761
Net income
As reported	$6,296
Pro forma	$6,761
Diluted earnings per common share
As reported	$0.60
Pro forma	$0.64

Note 7 — Notes Payable and Line of Credit

Long-Term Debt Agreement

On June 1, 2007, the Company entered into a five-year, secured credit agreement (“Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as Administrative Agent and participating lender, whereby the Company may borrow up to $40,000,000 for the issuance of letters of credit and loans. On July 3, 2007, LaSalle Bank Midwest, N.A., now known as Bank of America, N.A. (“Bank of America”), joined as a participating lender under the Credit Agreement through the assignment of a participation share of $15,000,000, or 37.5%. On June 5,

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 7 — Notes Payable and Line of Credit (continued)

2008, the Company and the banks amended the Credit Agreement to permit borrowings up to $55,000,000. Borrowings under the Credit Agreement are currently secured by substantially all domestic assets of the Company and 65% of its interests in the majority of its foreign subsidiaries. The Credit Agreement terminates on May 31, 2012. As of December 31, 2009, the Company had $15,008,000 outstanding under the Credit Agreement, of which $4,000,000 is included in current portion of long-term debt and $11,008,000 is included in long-term debt on the accompanying consolidated balance sheets.

As of December 31, 2007, at the Company’s option, each loan under the Credit Agreement incurred interest at a rate equal to either (1) the London Interbank Offered Rate (“LIBOR”), as defined, plus an “Applicable Margin” ranging from 0.75% to 1.5% based upon the Company’s leverage ratio, as defined, or (2) the Alternate Base Rate, which is the higher of (a) the JPMorgan Chase prime rate or (b) the federal funds rate plus an Applicable Margin ranging from 0% to 0.5% based upon the Company’s leverage ratio. The Company is also required to pay an unused commitment fee on the unused portion of the facility ranging from 0.1% to 0.25% based upon the Company’s leverage ratio. In connection with the June 5, 2008 amendment to the Credit Agreement the Applicable Margin on a LIBOR-based loan was modified from a range of 0.75%-1.5% to a range of 0.95%-1.45%, and the unused commitment fee increased from a range of 0.1%-0.25% to a range of 0.15%-0.25%.

The Credit Agreement contains various financial and non-financial covenants, the most restrictive of which limit the Company’s ability to incur additional indebtedness and pay dividends. The financial covenants require that the Company maintain certain leverage ratios and fixed charge coverage ratios, as defined therein.

On October 28, 2008, the Company completed the second amendment to its five-year, secured credit agreement (“Credit Agreement”) with JPMorgan Chase Bank, N.A. and Bank of America. The Credit Agreement was amended in order to provide the Company the ability to enter into a stock repurchase program through 2011 (with an annual limitation of $3.0 million per year) and to increase the Company’s ability to execute capital lease transactions from $1.0 million to $2.0 million.

On March 26, 2010, the Company completed the third amendment to the Credit Agreement. Please see Note 18 — Subsequent Event.

Interest Rate Swap Agreement

On June 4, 2007, the Company entered into an interest rate swap agreement with a notional amount of $30 million. Under the swap agreement, the notional amount will be reduced by $625,000 on a monthly basis and will mature on June 3, 2011. The notional amount under the swap agreement was $11,875,000 as of December 31, 2009. The purpose of the interest rate swap, which is designated as a cash flow hedge, is to manage interest costs and the risk associated with variable-rate debt. The Company does not hold or issue derivative instruments for trading purposes. The swap effectively converts a portion of the Company’s variable-rate debt under the Credit Agreement to a fixed rate. Under this agreement, the Company receives a floating rate based on LIBOR and pays a fixed rate of 5.55% on the outstanding notional amount. For the years ended December 31, 2009 and 2008, the Company recorded a loss of approximately $769,000 and $591,000, respectively, as interest expense on the interest rate swap. The Company has recorded a liability of $449,000 and $1,074,000 for the fair value of the interest rate swap at December 31, 2009 and 2008, respectively, for which the corresponding offset has been recorded as an unrealized loss within other comprehensive income (loss).

Interest expense was $1,224,000 in 2009, $2,109,000 in 2008 and $1,417,000 in 2007.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 8 – Property, Equipment and Software

Property, equipment and software consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Computer equipment and office furniture	$31,384	$30,575
Software	15,512	15,187
Leasehold improvements	6,618	6,495
Transportation equipment	331	373

	53,845	52,630
Less — Accumulated depreciation and amortization	(47,614)	(44,303)

Net property, equipment and software	$6,231	$8,327

Note 9 — Income Taxes

The income tax (benefit) provision consisted of the following:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Current:
U.S. federal	$1,898	$1,498	$1,568
State	498	695	365
Foreign	533	1,386	1,710

Total current provision	2,929	3,579	3,643
Deferred	(6,190)	603	(300)

Total income tax (benefit) provision	$(3,261)	$4,182	$3,343

The income tax (benefit) provision was calculated based on the following components of income (loss) before income taxes:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Domestic (loss) income	$(16,595)	$7,730	$3,984
Foreign (loss) income	(5,299)	(580)	5,655

(Loss) income before income taxes (benefit)	$(21,894)	$7,150	$9,639

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 9 — Income Taxes (continued)

A reconciliation of the income tax (benefit) provision and the amount computed by applying the federal statutory income tax rate to income from continuing operations before income taxes is as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Income tax (benefit) provision at federal statutory rate of 34%	$(7,444)	$2,431	$3,277
State taxes, net of federal benefit	(243)	459	241
Permanent differences	4,373	84	75
Foreign operating losses not benefited/valuation allowance	(476)	1,083	274
Effect of foreign tax rates	632	(76)	(487)
Other	(103)	201	(37)

Total income tax (benefit) provision	$(3,261)	$4,182	$3,343

The principal components of deferred income taxes were as follows:

	As of December 31,
	2009		2008
	Assets	Liabilities	Assets	Liabilities
	(In thousands)

Net operating loss carryforwards	$1,183	$—	$1,756	$—
Accruals and reserves	594	—	466	—
Accelerated tax depreciation	27	—	—	75
Intangible assets	2,314	—	—	3,357
Prepaid expenses	—	301	—	320
Other	1,698	—	1,331	—

Total deferred income taxes	5,816	301	3,553	3,752
Less — Valuation allowance	(1,163)	—	(1,639)	—

Net deferred income taxes	$4,653	$301	$1,914	$3,752

At December 31, 2009 and 2008, the Company had available pre-tax net operating loss carryforwards of approximately $5,398,000 and $5,590,000, respectively, in Europe, which may be used to offset future taxable income in the jurisdiction in which the loss originated. The loss carryforward in Belgium does not expire. The loss carryforward in Romania expires after five years. Based on the historical losses in Belgium and Romania and the uncertainty surrounding the Company’s ability to make use of them, a valuation allowance has been provided against the deferred tax asset related to the net operating loss carryforwards in these countries.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s 2004 U.S. federal income tax return in the first quarter of 2007,

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 9 — Income Taxes (continued)

which was completed in the second quarter of 2008. The following table summarizes tax years that remain subject to examination by major tax jurisdictions:

Major Jurisdiction	Open Years

U.S. Federal income taxes	2005 through 2009
U.S. State income taxes	2005 through 2009
Foreign income taxes	2003 through 2009

The Company adopted the provisions of ASC 740 “Income Taxes”, (“ASC 740”) on January 1, 2007. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. ASC 740 also provides guidance regarding subsequent reversal of a tax position, balance sheet classification, accounting in interim periods, disclosure and transition. The Company did not adjust its liability for unrecognized tax benefits upon adoption of ASC 740.

A reconciliation of the beginning and ending unrecognized tax benefits is as follows:

	December 31,
	2009	2008

Balance at beginning of period	$107,100	$52,000
Additions for tax positions of prior years	6,000	77,100
Settlements	—	(22,000)

Balance at end of period	$113,100	$107,100

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. During the year ended December 31, 2009 and 2008, the Company recognized approximately $1,000 and $29,000 in interest and penalties, respectively, related to income taxes. The Company has no material accruals for the payment of interest and penalties at December 31, 2009 and 2008, respectively.

Note 10 — Employee Retirement Plans

At December 31, 2009, TechTeam Global, Inc. and its domestic subsidiaries together have two 401(k) retirement savings plans that cover substantially all U.S.-based employees. Under the provisions of the plans, the Company may make discretionary employer matching contributions. Matching contributions under all plans totaled $1,136,000 in 2009, $1,824,000 in 2008 and $1,525,000 in 2007. Matching contributions for the plan of TechTeam Global, Inc. are made only with Company common stock and are credited to the TechTeam Global Stock Fund for the benefit of each participant. During 2009, the Company suspended matching contributions under the TechTeam Global, Inc. Plan for all employees effective April 27, 2009. Matching contributions for the plan of the Company’s government-based subsidiaries are made in cash. During 2007, the Company merged together the two plans of its government-based subsidiaries into one plan.

Note 11 — Leases

The Company leases its service desk facilities, corporate and other offices, and certain office equipment under various operating and month-to-month leases. These leases are renewable with various options and terms. Total rental expense was $5,547,000 in 2009, $6,895,000 in 2008 and $5,351,000 in 2007. The Company subleased a

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 11 — Leases (continued)

portion of its facilities to third parties. Sublease income recorded in 2009, 2008 and 2007 was $15,000, $0 and $8,000, respectively.

Minimum future payments and receipts under noncancelable operating leases and subleases with initial terms of one year or more at December 31, 2009, are as follows:

	Lease	Sublease
Year	Payments	Receipts

	(In thousands)

2010	$4,178	$93
2011	3,169	97
2012	2,521	101
2013	1,834	26
2014	1,580	—
2015 and thereafter	1,952	—

Total	$15,234	$317

Certain facilities leases include periods of free rent or rent payments that increase over the life of the lease. For these leases, total rent expense for the entire lease is recorded on a straight-line basis over the life of the lease and a deferred asset or liability is recorded, as appropriate. At December 31, 2009 and 2008, long-term liabilities include a deferred lease liability of $690,000 and $592,000, respectively, for these leases.

Note 12 — Stock-Based Compensation

The Company accounts for its stock-based compensation under the provisions of ASC 718 “Compensation – Stock Compensation” (“ASC 718”) which requires companies to measure and recognize compensation expense for all stock-based payment awards to employees and directors based on the estimated fair value of the award. Compensation expense is recognized over the period during which an employee or director is required to provide service in exchange for the award. Stock-based compensation expense recognized in each period is based on the value of the portion of the share-based award that is ultimately expected to vest during the period. The Company’s outstanding stock-based awards consist of stock options and restricted stock.

As of December 31, 2009, the Company had stock options and restricted stock outstanding under two plans – the 2006 Incentive Stock and Awards Plan (“2006 Plan”) and the 2004 Incentive Stock and Awards Plan (“2004 Plan”). Stock-based awards may no longer be granted under the 2004 Plan.

Under the 2006 Plan, the Compensation Committee of the Board of Directors may issue stock options, performance stock and restricted stock to employees, non-employee directors of the Company’s Board and consultants representing up to 2,300,000 shares of the Company’s common stock. In addition, non-employee directors receive up to 100 shares of common stock for attendance at each Board meeting and are required to receive a portion of their cash compensation from serving as a director in shares of common stock, and such shares are funded by the 2006 Plan.

Stock Options

Under the 2006 Plan, stock options may be granted with terms up to ten years and must have an exercise price that is equal to or greater than the fair market value of the Company’s common stock on the date of the grant. Options

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 12 — Stock-Based Compensation (continued)

outstanding under the 2004 Plan have expiration terms of ten years and become exercisable ratably over periods ranging from zero to four years.

The Company recorded compensation expense totaling $1,108,000 in 2009, $1,160,000 in 2008 and $798,000 in 2007 related to outstanding options. As of December 31, 2009, unrecognized compensation cost related to stock options totaled $1,866,000, which is expected to be recognized over a weighted-average period of approximately two years.

Compensation expense reported above includes the expense associated with 110,000 stock options that were granted to directors on June 23, 2006, and approved by shareholders on May 16, 2007. This award was accounted for as a liability award under a share-based payment arrangement and, therefore, the fair value of the award was remeasured at each reporting date until the date of settlement on May 16, 2007, when the final amount of compensation expense was measured. The Company recorded compensation expense of approximately $366,000 in 2007 for this stock option award. No compensation expense for this stock option award was recorded in 2009 or 2008. Compensation expense for 2008 included $254,000 of expense related to the accelerated vesting of all non-vested restricted stock awards and modification of the exercise period of vested stock options granted to the Company’s former President and Chief Executive Officer, William C. Brown, in accordance with Mr. Brown’s amended Employment and Noncompetition Agreement.

The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes valuation model. The Company uses historical data among other factors to estimate the expected price volatility, the expected option term and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant for the expected term of the option.

The following assumptions were used to estimate the fair value of options granted:

	Year Ended December 31,

	2009	2008	2007

Expected dividend yield	0.0%	0.0%	0.0%
Weighted average volatility	61%	37%	35%
Risk free interest rate	1.4%	1.2-3.4%	3.4-5.0%
Expected term (in years)	3.0	3.1	3.0

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 12 — Stock-Based Compensation (continued)

A summary of stock option activity under the above plans and related information is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic
	Shares	Share	Term	Value

Outstanding at January 1, 2007	933,967	$9.71
Granted	884,000	$11.98
Exercised	(127,767)	$8.53
Canceled	(178,600)	$10.67

Outstanding at December 31, 2007	1,511,600	$11.02
Granted	981,500	$8.73
Exercised	(45,500)	$8.98
Canceled	(205,626)	$11.80

Outstanding at December 31, 2008	2,241,974	$9.99
Granted	76,000	$5.95
Exercised	—	$0.00
Canceled	(274,382)	$10.29

Outstanding at December 31, 2009	2,043,592	$9.74	6.6 Years	$247,305

Vested and expected to vest in the future at December 31, 2009	2,043,592	$9.74	6.3 Years	$247,305

Exercisable at December 31, 2009	1,190,183	$10.13	5.3 Years	$47,807

The weighted average grant-date fair value of options issued under all plans was $2.47 in 2009, $2.50 in 2008 and $3.85 in 2007. The total intrinsic value of options exercised under all plans was $53,000 in 2008 and $468,000 in 2007. No options were exercised during 2009. The intrinsic values were determined as of the date of exercise.

No cash was received from option exercises under any plan in 2009. Cash received from option exercises under all plans was $408,000 in 2008 and $1,094,000 in 2007.

Restricted Common Stock

General

Under the 2006 Plan, the Compensation Committee of the Board of Directors may grant shares of performance stock and restricted stock to employees, directors and consultants representing up to 800,000 shares of the Company’s common stock. Performance stock and restricted stock awards may be granted subject to such terms and conditions as the Compensation Committee deems appropriate, including a condition that one or more performance goals be achieved for the participant to realize all or a portion of the award. As a result of the adoption of the 2006 Plan in May 2007, restricted stock may no longer be granted under the 2004 Plan.

The Company issued 298,372, 178,388 and 132,915 shares of restricted stock to employees and directors in 2009, 2008 and 2007, respectively. No performance stock was granted during any period presented.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 12 — Stock-Based Compensation (continued)

Executive Long-Term Incentive Plan

In January 2004, the Board of Directors approved the Executive Long-Term Incentive Plan (“Long-Term Incentive Plan”) in which awards may be issued under: (1) a restricted stock program that focuses on retaining high performing executives over a longer period of time, (2) a performance stock program that focuses on rewarding extraordinary performing executives and (3) a non-qualified stock option program that focuses on the long-term retention of key executives. Prior to the approval of the 2006 Plan, the awards under these programs were administered in conjunction with the 2004 Plan whereby shares available for issuance were funded by the shares available for issuance under the 2004 Plan. With the approval of the 2006 Plan, the Long-Term Incentive Plan will now be administered and funded by the shares available for issuance under the 2006 Plan. Under the Long-Term Incentive Plan, certain members of management are entitled to an award of restricted stock equal to a percentage of the participant’s salary if certain operating targets are met on a rolling three-year basis.

During January 2007, the Long-Term Incentive Plan was modified to change the vesting period of existing and future restricted stock grants such that restricted grants will vest ratably over four years. Previously, restricted stock grants became 100% vested at the end of five years from the date of grant (cliff vesting). Grants awarded on March 15, 2005, were modified to vest ratably over the four-year period from January 1, 2007, through January 1, 2011, and grants awarded on March 15, 2006, were modified to vest ratably over the four-year period from January 1, 2008, through January 1, 2012.

The Company granted 22,388 and 13,568 shares of restricted stock to certain employees under the Long-Term Incentive Plan during 2008 and 2007, respectively, for performance during the years ended December 31, 2007, and 2006. No shares of restricted stock were granted under the Long-Term Incentive Plan during 2009 for performance during the year ended December 31, 2008.

Compensation expense related to all restricted stock under all plans is recorded on a straight-line basis over the vesting period. The Company recorded compensation expense related to outstanding shares of restricted stock under all plans totaling $668,000 in 2009, $997,000 in 2008 and $464,000 in 2007. The weighted average grant-date fair value of restricted stock granted under all plans was $5.29 in 2009, $8.61 in 2008 and $12.95 in 2007. The fair value of restricted stock awards granted under all plans was determined based on the closing trading price of the Company’s common stock on the grant date.

At December 31, 2009 and 2008, there was approximately $2,280,000 and $2,241,000, respectively, of total unrecognized compensation expense related to nonvested shares of restricted stock. Unrecognized compensation expense at December 31, 2009 is expected to be recognized over a weighted average period of three years.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 12 — Stock-Based Compensation (continued)

A summary of restricted share activity under the above plans and related information is as follows:

		Weighted
		Average
	Number of	Grant-Date
Restricted Shares	Shares	Fair Value

Nonvested at January 1, 2007	96,220	$10.50
Granted	146,483	$12.95
Vested	(9,000)	$8.47
Forfeited	(11,500)	$8.88

Nonvested at December 31, 2007	222,203	$12.20
Granted	178,388	$8.61
Vested	(78,919)	$11.05
Forfeited	(36,107)	$12.09

Nonvested at December 31, 2008	285,565	$10.01
Granted	298,372	$5.29
Vested	(58,159)	$9.71
Forfeited	(83,281)	$10.72

Nonvested at December 31, 2009	442,497	$6.79

Note 13 — Common Stock

The Company has reserved for issuance shares of common stock necessary to affect the exercise of all outstanding and ungranted stock options.

On October 30, 2008, the Board of Directors authorized a stock repurchase program. Under the program, the Company is authorized to repurchase up to 1 million shares of its common stock on the open market as the Company deems appropriate. During 2008, we purchased and retired 12,258 shares of common stock for $61,000, inclusive of commission expense, under this program. No purchases occurred in 2009. The stock repurchase program expires on December 31, 2011.

Note 14 — Preferred Stock

The Company’s preferred stock may be issued from time to time in one or more series. The Company’s Board of Directors is authorized to fix the dividend rights and dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation.

Note 15 — Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group is the Executive Leadership Team, which is comprised of the President and Chief Executive Officer, the Chief Financial Officer, the Vice President of Global Sales, the President of TechTeam Government Solutions, the

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 15 — Segment Reporting (continued)

Vice Presidents of Service Delivery, Chief Information Officer, General Counsel and the Vice Presidents of Human Resources. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different services. Reportable operating segments currently include the following:

IT Outsourcing Services — this segment provides corporations with around-the-clock (24x7x365) technical support for their end-users and other constituencies. The Company supports the full range of a client’s information technology (“IT”) and business process infrastructure. The Company also provides technical support to customers of the Company’s client’s products and software.

Government Technology Services — this segment provides services that are more heavily focused on supporting the customer’s IT network with complete life cycle support for a customer’s IT infrastructure ranging from their desktops to their data and voice networks. The Company also provides consultative services in agent-based modeling, operations analysis, program management and supply chain engineering and assists customers in the design, development and implementation of enterprise-level technology solutions.

IT Consulting and Systems Integration — this segment provides IT infrastructure support to commercial customers through systems integration, technology deployment, application development and implementation services from project planning to full-scale network, server and workstation installations and maintenance. The Company offers a wide range of IT services including technology consulting, security, network monitoring and application integration and storage. The Company also provides full-service IT staff and consulting services to companies to help manage their IT infrastructure.

Other Services — this segment maintains a staff of trained technical personnel, which are placed at client facilities to provide technical support services including help desk technicians, software developers and network support. This segment also provides custom training and documentation solutions. The Company provides customized training programs for many customers’ proprietary applications.

The accounting policies of the operating segments are the same as those described in Note 1. The Company evaluates segment performance based on segment gross profit. Assets are not allocated to operating segments, but certain amounts of depreciation and amortization expense are allocated to operating segments.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 15 — Segment Reporting (continued)

Financial information for the Company’s operating segments is as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Revenue
Commercial
IT Outsourcing Services	$106,229	$120,166	$104,659
IT Consulting and Systems Integration	12,755	27,064	28,064
Other Services	15,817	24,110	20,219

Total Commercial	134,801	171,340	152,942
Government Technology Services	76,440	88,615	69,254

Total revenue	$211,241	$259,955	$222,196

Gross Profit
Commercial
IT Outsourcing Services	$23,330	$24,350	$19,927
IT Consulting and Systems Integration	2,865	6,427	6,187
Other Services	3,854	5,427	4,789

Total Commercial	30,049	36,204	30,903
Government Technology Services	20,437	24,232	18,867

Total gross profit	50,486	60,436	49,770
Selling, general and administrative expense	(42,823)	(46,920)	(39,475)
Impairment charges	(27,453)	—	—
Restructuring charges, net	(411)	(5,719)	—
Net interest expense	(1,018)	(1,712)	(572)
Foreign currency transaction (loss) gain	(675)	910	(84)
Other income, net	—	155	—

(Loss) income before income taxes	$(21,894)	$7,150	$9,639

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Depreciation and Amortization
IT Outsourcing Services	$1,726	$2,265	$1,914
IT Consulting and Systems Integration	—	173	158
Government Technology Services	—	—	34
Other Services	70	42	1
Unallocated depreciation and amortization	4,686	5,455	4,899

Total depreciation and amortization	$6,482	$7,935	$7,006

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 15 — Segment Reporting (continued)

The Company attributes revenue to different geographic areas on the basis of the location providing the services to the customer. Revenue and long-lived assets by geographic area is presented below:

	Geographic Information
	2009		2008		2007
		Long-Lived		Long-Lived		Long-Lived
	Revenue	Assets	Revenue	Assets	Revenue	Assets
	(In thousands)

United States	$142,276	$48,641	$160,990	$72,629	$137,276	$71,497
Europe:
Belgium	32,597	1,514	43,557	1,928	44,272	3,697
Rest of Europe	36,368	4,376	55,408	11,905	40,648	12,627

Total Europe	68,965	5,890	98,965	13,833	84,920	16,324

Total	$211,241	$54,531	$259,955	$86,462	$222,196	$87,821

Corporate services for major companies are provided on an international scale. Revenue from customers that comprise 10% or greater of total revenue in any period presented are as follows:

	Year Ended December 31,
	2009	2008	2007

U.S. Federal Government	31.7%	29.7%	27.1%
Ford Motor Company	14.3%	15.9%	20.1%

Total	46.0%	45.6%	47.2%

We conduct business under multiple contracts with various entities within the Ford Motor Company organization and with various agencies and departments of the U.S. Federal Government. In the aggregate, approximately 17.9%, 18.7% and 15.9% of our total revenue in 2009, 2008 and 2007, respectively, was derived from agencies within the U.S. Department of Defense.

Revenue from Ford is earned in the IT Outsourcing Services, IT Consulting and Systems Integration, and Other Services operating segments. All revenue from the U.S. Federal Government is earned in the Government Technology Services operating segment.

Amounts due from the U.S. Federal Government and Ford Motor Company accounted for 23.3% and 8.8% of total accounts receivable at December 31, 2009, respectively, and 36.7% and 13.1%, at December 31, 2008, respectively.

Note 16 — Related Party Transactions

On May 22, 2008, the Company established service desk operations in Manila, Philippines through an agreement with Rainmaker Asia, Inc., a wholly-owned subsidiary of Rainmaker Systems, Inc. One of the Company’s former directors, Alok Mohan, is also an independent director and Chairman of Rainmaker Systems, Inc. The amount of the transaction with Rainmaker Systems, Inc. did not have a material impact on our consolidated financial position or results of operations The Company’s Board of Directors and Audit Committee independently approved this transaction.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 17 — Contingencies

From time to time the Company is involved in various litigation matters arising in the ordinary course of its business. None of these matters, individually or in the aggregate, currently is material to the Company.

Note 18 — Subsequent Event

During the second quarter of 2009, the Company adopted the provisions of ASC 855, “Subsequent Events” (ASC 855”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Credit Agreement Amendment

On March 26, 2010, the Company amended its existing Credit Agreement with JPMorgan Chase Bank, N.A. and Bank of America, N.A. The Amendment reduced the Company’s borrowing limit from $55,000,000 to $28,000,000. Bank of America, N.A. has been paid in full and is no longer a participating lender.

The Amendment also increased the interest rate applicable to borrowings under the Credit Agreement. The interest rate is equal to the Eurocurrency rate for U.S. dollars plus a factor determined with reference to the Company’s Leverage Ratio. The Amendment increased the range for this factor from a range of 0.95%—1.45% to a range of 1.50%—2.00%. The unused commitment fee was also increased from a range of 0.15%—0.25% to a range of 0.25%—0.35% and is also based on the Company’s Leverage Ratio.

The Amendment permits the Company to maintain: (a) a rolling four-quarter Leverage Ratio as of the fiscal quarters ending March 31, 2010 and June 30, 2010 of 3.25 to 1 (up from 3.0 to 1), and 3.0 to 1 for fiscal quarters thereafter; and (b) a rolling four-quarter Fixed Charge Coverage Ratio as of fiscal quarters ending March 31, 2010 and June 30, 2010 of 1.0 to 1.0 (down from 1.25 to 1.0), and 1.25 to 1.0 for fiscal quarters thereafter.

Finally, the Amendment also modified the definition of “Consolidated Adjusted EBITDA” to allow the Company to exclude: (a) non-cash goodwill and intangible impairment charges for fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010; and (b) amounts related to cash restructuring charges for fiscal quarters ended March 31, 2010 and June 30, 2010.

Restructuring

On March 29, 2010 the Company announced a restructuring plan to achieve global management consistency. The restructuring plan was approved by the Company’s Board of Directors on March 23, 2010. The 2010 first quarter estimated pre-tax restructuring charge related to this action includes separation costs for employees and facilities costs. The company currently estimates that the total pre-tax charges resulting from the restructuring will be between $2.7 million and $3.4 million.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Note 19 — Selected Quarterly Financial Data (Unaudited)

Quarterly condensed consolidated results of operations are summarized as follows:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)

2009
Revenue	$56,105	$54,327	$52,348	$48,461
Gross profit	13,928	13,346	12,042	11,170
Net income (loss)	$1,650	$1,290	$862	$(22,434)
Earnings (loss) per share:
Basic per common	$0.16	$0.12	$0.08	$(2.11)
Diluted per common	$0.16	$0.12	$0.08	$(2.11)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)

2008
Revenue	$65,964	$67,876	$64,184	$61,930
Gross profit	14,778	15,588	14,807	15,262
Net income (loss)	$1,691	$(1,838)	$1,909	$1,207
Earnings (loss) per share:
Basic per common	$0.16	$(0.17)	$0.18	$0.11
Diluted per common	$0.16	$(0.17)	$0.18	$0.11

Item 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in accountants, disagreements, or other events requiring reporting under this Item.

Item 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e)) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

In accordance with Exchange Act Rule 13a-15(b), our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of the Company’s disclosure controls and procedures as of the end of the fiscal quarter covered by this Quarterly Report. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective, as of December 31, 2009, to provide reasonable assurance that information required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure.

Management’s Annual Report on Internal Control over Financial Reporting

Management’s Annual Report on Internal Control over Financial Reporting accompanies the Company’s financial statements included in Item 8 of this Form 10-K and is incorporated herein by reference.

Report of the Independent Registered Public Accounting Firm

The report issued by the Company’s independent registered public accounting firm, Ernst & Young LLP, accompanies the Company’s financial statements included in Item 8 of this Form 10-K and is incorporated herein by reference.

Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the quarter ended December 31, 2009, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	OTHER INFORMATION

None.

PART III

Item 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Information relating to our Board of Directors will be found in our Proxy Statement to be dated on or about April 30, 2010 (the “Proxy Statement”) under “Proposal 1. Election of Directors” and is incorporated in this report by reference.

Information relating to our executive officers will be found in our Proxy Statement under “Executive Officers of the Company.” In addition, information relating to certain filing obligations of directors and executive officers under the federal securities laws will be found in the Proxy Statement under “Section 16(a) Beneficial Ownership Reporting Compliance.” That information is incorporated in this report by reference.

Code of Ethics

We have adopted a code of ethics as set forth in our Code of Business Conduct, which is available on our Web site at http://www.techteam.com/investors/corporate-governance.

In the event of any amendments to, or waivers from, a provision of the code affecting the chief executive officer, chief financial officer, controller or persons performing similar functions, we intend to post on the above Web site within four business days after the event a description of the amendment or waiver as required under applicable U.S. Securities and Exchange Commission rules. We will maintain that information on our Web site for at least 12 months. Paper copies of these documents are available free of charge upon request to the Company’s secretary at the address on the front of this Form 10-K.

Corporate Governance

In our proxy statements, we describe the procedures by which shareholders can recommend nominees to our board of directors. There have been no changes in those procedures since they were last published in our proxy statement of March 30, 2009.

The Board of Directors has determined that the Audit Committee consists entirely of independent directors in accordance with applicable U.S. Securities and Exchange Commission and Nasdaq® Global Market rules for audit committees. The members of the committee are James A. Lynch, Andrew R. Siegel and Richard R. Widgren (Chairman). The Board of Directors has determined that Mr. Widgren is an audit committee financial expert as defined in the U.S. Securities and Exchange Commission rules.

Item 11.	EXECUTIVE COMPENSATION

Information on director compensation, executive compensation and compensation committee matters will be provided in the Proxy Statement under “Directors’ Compensation,” “Executive Compensation” (which includes the Report of the Compensation Committee) and “Compensation Committee Interlocks and Insider Participation.” That information is incorporated in this report by reference.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Information relating to ownership of the Company’s common stock by management and by persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of common stock will be found in the Proxy Statement under “Ownership of Company Stock.” That information is incorporated in this report by reference.

The following table presents information as of December 31, 2009, regarding our compensation plans under which shares of our common stock have been authorized for issuance.

	Equity Compensation Plan Information
	(a)	(b)	(c)
			Number of securities
	Number of securities		remaining available for future
	to be issued upon	Weighted-average	issuance under equity
	exercise of outstanding	exercise price of	compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights (1)	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	1,593,592	$10.34	661,062
Equity compensation plans not approved by security holders (2)	450,000	$7.62	—

Total	2,043,592	$9.74	661,062

(1)	Represents options to purchase shares of the Company’s common stock.

(2)	Represents grants made to Gary J. Cotshott and Margaret M. Loebl as inducement for them to enter into employment with the Company. In February 2008, Mr. Cotshott received an option to purchase 300,000 shares of the Company’s common stock. In October 2008, Ms. Loebl received an option to purchase 150,000 shares of the Company’s common stock. The options awarded to Mr. Cotshott have an exercise price equal to the market price on the date of grant ($7.99), a ten-year term and vest in 16 equal installments over four years. The options awarded to Ms. Loebl have an exercise price equal to the market price on the date of the grant ($6.89), a ten-year term and vest in four equal installments over four years.

Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information to be set forth under the caption “Compensation of Executive Officers — Certain Relationships and Related Transactions” in the Proxy Statement is incorporated herein by reference.

Director Independence

Information relating to director independence will be found in the Proxy Statement under “Director Independence” and is incorporated in this report by reference.

Related Party Transactions

Information relating to transactions with related parties can be found in the Proxy Statement under “Certain Relationships and Related Transactions” and information relating to the Board of Director’s policies and procedures for approval of related party transactions can be found in the Proxy Statement under “Board Matters — Audit Committee.” That information is incorporated in this report by reference.

Item 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information to be set forth under the caption “Fees of the Independent Auditors for 2009 and 2008” in the Proxy Statement is incorporated herein by reference.

PART IV

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a) Certain documents are filed as part of this Report on Form 10-K.

(1) See “Item 8 — Financial Statements and Supplementary Data” beginning at page 44.

(2) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2009, 2008 and 2007

(3) Exhibits.

Exhibit
Number	Exhibit	Reference *

2.1	Share Purchase Agreement between TechTeam Global AB and SQM Nordic AB dated January 19, 2007.	*8

2.2	First Amendment of Share Purchase Agreement between TechTeam Global AB and SQM Nordic AB dated as of February 9, 2007.	*8

2.3	Membership Interest Purchase Agreement between TechTeam Government Solutions, Inc., NewVectors Holding LLC, Altarum Supporting Organization, Inc. and Altarum Institute dated May 23, 2007.	*10

3.1	Certification of Incorporation of TechTeam Global, Inc. filed with the Delaware Secretary of State on September 14, 1987.	*4

3.2	Certificate of Amendment dated November 27, 1987 to our Certificate of Incorporation.	*4

3.3	Certificate of Amendment dated May 8, 2002 to Certificate of Incorporation.	*4

3.4	Bylaws of TechTeam Global, Inc. as Amended and Restated December 9, 2009.	*19

10.1	Lease Agreement for office space in Southfield, Michigan known as the Cumberland Tech Center between the Company and Eleven Inkster Associates dated September 27, 1993.	*2

10.2	Seventh Amendment dated August 24, 2006 to the Lease Agreement for office space in Southfield, Michigan between Eleven Inkster L.L.C. and the Company.	*7

10.3	Lease Agreement for office space in Davenport, Iowa known as the 1010 Shopping Center between the Company and Partnership 1010, L.L.P. dated August 28, 1999.	*3

10.4	Office Lease Agreement by and between FJ Dulles Business Park II, L.L.C., as Landlord, and TechTeam Government Solutions, Inc., (formerly known as Digital Support Corporation) as Tenant, dated December 21, 2000.	*5

10.5	Office Building Lease between Elizabethean Court Associates III L.P., as landlord, and TechTeam Global, Inc., as tenant, dated May 18, 2006.	*9

10.6	Lease Agreement for office space in Bucharest, Romania between S.C. Italian-Romanian Industrial Development Enterprises – IRIDE SA and TechTeam Global SRL dated February 2, 2005.	*6

10.7	Office building lease between EVERE REAL ESTATE and TechTeam Global NV/SA, dated July 1, 2009	*18

10.8	Office building lease between EVERE REAL ESTATE and TechTeam Global NV/SA, dated July 1, 2009	*18

10.9	1990 Nonqualified Stock Option Plan.	*1

Exhibit
Number	Exhibit	Reference *

10.10	2004 Incentive Stock and Awards Plan.	*17

10.11	2006 Incentive Stock and Awards Plan.	*17

10.12	TechTeam Global, Inc. Non-Employee Directors Equity Fee Guidelines under 2006 Incentive Stock and Awards Plan.	*11

10.13	TechTeam Global, Inc. Non-Employee Directors Deferred Compensation Plan.	*11

10.14	TechTeam Global, Inc. Compensation Policy for Non-Employee Directors.	*11

10.15	TechTeam Global, Inc. Executive Annual Incentive Plan.	*15

10.16	TechTeam Global, Inc. Executive Long Term Incentive Program.	*15

10.17	Supplemental Retirement Plan dated October 1, 2000.	*3

10.18	Employment Agreement Relating to Change of Control.	*17

10.19	Form of Indemnification Agreement	*19

10.20	Employment and Noncompetition Agreement between TechTeam Global, Inc. and Gary J. Cotshott, dated February 11, 2008.	*12

10.21	Amendment to Employment and Noncompetition Agreement between TechTeam Global, Inc. and Gary J. Cotshott	*17

10.22	Option Agreement between TechTeam Global, Inc. and Gary J. Cotshott	*17

10.23	Employment and Non-Competition Agreement of Kamran Sokhanvari	*13

10.24	Amendment to Employment and Non-Competition Agreement of Kamran Sokhanvari	*17

10.25	Employment and Non-Competition Agreement of Armin Pressler	*13

10.26	Amendment to Employment and Non-Competition Agreement of Armin Pressler	*17

10.27	Employment and Non-Competition Agreement of Margaret M. Loebl	*16

10.28	Amendment to Employment and Non-Competition Agreement of Margaret M. Loebl	*17

10.29	Option Agreement between TechTeam Global, Inc. and Margaret M. Loebl	*17

10.30	Employment Agreement Relating to Change of Control of Michael A. Sosin	*17

10.31	Employment Agreement Relating to Change of Control of Christopher Donohue	*17

10.32	Retention and Change of Control of David A. Kriegman, dated October 23, 2009.

10.33	Credit Agreement dated as of June 1, 2007 among TechTeam Global, Inc., the Lenders Party Hereto, JPMorgan Chase Bank, NA, as Administrative Agent and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger.	*10

10.34	Pledge and Security Agreement dated June 1, 2007 between TechTeam Global, Inc., TechTeam Cyntergy, LLC, TechTeam Government Solutions, Inc., Sytel, Inc. and JPMorgan Chase Bank, N.A. as Administrative Agent.	*10

10.35	First Amendment to Credit Agreement and Consent	*14

10.36	Second Amendment to Credit Agreement	*15

10.37	Third Amendment to Credit Agreement	*20

21.1	List of subsidiaries of TechTeam Global, Inc.

23.1	Consent of Independent Registered Public Accounting Firm.

Exhibit
Number	Exhibit	Reference *

31.1	Certification of Gary J. Cotshott Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Margaret M. Loebl Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Gary J. Cotshott Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Margaret M. Loebl Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibits 10.9 through 10.11 and Exhibits 10.15 through 10.32 represent management contracts and compensatory plans.

Exhibit

*1	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1990, filed as Exhibit 4.14 thereto.

*2	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1993.

*3	Incorporated by reference to our Annual Report on Form 10-K dated March 31, 2001.

*4	Incorporated by reference to our Annual Report on Form 10-K dated March 18, 2003.

*5	Incorporated by reference to our Report on Form 10-K dated March 24, 2004.

*6	Incorporated by reference to our Annual Report on Form 10-K dated March 18, 2005.

*7	Incorporated by reference to our Report on Form 10-Q dated November 9, 2006.

*8	Incorporated by reference to our Report on Form 8-K dated February 9, 2007.

*9	Incorporated by reference to our Annual Report on Form 10-K dated March 16, 2007.

*10	Incorporated by reference to our Report on Form 8-K dated June 5, 2007.

*11	Incorporated by reference to our Report on Form 10-Q dated August 9, 2007.

*12	Incorporated by reference to our Report on Form 8-K dated February 14, 2008.

*13	Incorporated by reference to our Report on Form 8-K dated June 5, 2008.

*14	Incorporated by reference to our Report on Form 8-K dated June 11, 2008.

*15	Incorporated by reference to our Report on Form 8-K dated June 18, 2008.

*16	Incorporated by reference to our Report on Form 8-K dated October 7, 2008.

*17	Incorporated by reference to our Annual Report on Form 10-K dated March 16, 2009.

*18	Incorporated by reference to our Report on Form 10-Q dated November 9, 2009.

*19	Incorporated by reference to our Report on Form 8-K dated December 15, 2009.

*20	Incorporated by reference to our Report on Form 8-K dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TechTeam Global, Inc.

Date: March 30, 2010	By:	/s/ Gary J. Cotshott	Gary J. Cotshott President and Chief Executive Officer (Principal Executive Officer)

	By:	/s/ Margaret M. Loebl	Margaret M. Loebl Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities indicated on March 30, 2010.

/s/ Gary J. Cotshott Gary J. Cotshott	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Margaret M. Loebl Margaret M. Loebl	Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Charles Frumberg Charles Frumberg	Director

/s/ Seth W. Hamot Seth W. Hamot	Director

James A. Lynch	Director

/s/ Dov H. Scherzer Dov H. Scherzer	Director

/s/ Andrew R. Siegel Andrew R. Siegel	Director

/s/ Richard R. Widgren Richard R. Widgren	Director

SCHEDULE II — Valuation and Qualifying Accounts

for the Years Ended December 31, 2009, 2008 and 2007

		Charged to
	Balance at	(Reduction of)		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions	of Period
		(In thousands)

2009
Allowance for doubtful accounts	$986	$329	$—	$1,315
Valuation allowance for deferred taxes	$1,639	$(476)	$—	$1,163

2008
Allowance for doubtful accounts	$611	$375	$—	$986
Valuation allowance for deferred taxes	$503	$1,136	$—	$1,639

2007
Allowance for doubtful accounts	$466	$145	$—	$611
Valuation allowance for deferred taxes	$290	$213	$—	$503

INDEX OF EXHIBITS

Exhibit
Number	Exhibit

10.32	Retention and Change of Control of David A. Kriegman, dated October 23, 2009.

21.1	List of subsidiaries to TechTeam Global, Inc.

23.1	Consent of Independent Registered Public Accounting Firm.

31.1	Certification of Gary J. Cotshott Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Margaret M. Loebl Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Gary J. Cotshott Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Margaret M. Loebl Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 10.32

RETENTION AND CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (“Agreement”) between and among TechTeam Global, Inc., a Delaware corporation (the “Company”), TechTeam Government Solutions, Inc., a Virginia corporation (“TTGSI”) and David A. Kriegman (the “Executive”) is entered into on October 23, 2009.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to diminish the inevitable distraction to the Executive from the personal uncertainties and risks created by a pending or potential Change of Control, and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any pending or potential Change of Control, and to provide the Executive with a severance package if the Executive is terminated as a result of a Change of Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Definitions

(a) “Effective Date” shall mean the date on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement, the ‘‘Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) “Change of Control” shall mean the first to occur of the following:

(i) The sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of the directors (“Voting Securities”) of TTGSI or the Company; or

(ii) The consummation of the sale or other disposition of all or substantially all of the assets or operations of TTGSI or the Company (whichever occurs first, the “Acquired Company”).

(c) “Change Period” shall mean the period commencing upon the Effective Date and ending on the first anniversary of such date.

(d) “Disability” shall mean the absence of the Executive from the Executive’s duties with the Acquired Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and/or permanent by a physician selected by the Acquired Company or its insurers.

(e) “Cause” shall mean any of the following: (i) Executive’s conviction of or a plea of no contest to a felony, fraud or a crime involving moral turpitude under any state or federal statute; (ii) Executive’s continued failure to substantially perform the Executive’s duties unrelated to a Disability, or any other intentional action or omission by Executive that is injurious to the Acquired Company; or

(iii) any material breach of any employee handbook of the Acquired Company by the Executive, which breach is not remedied within fourteen (14) days after written notice thereof.

(f) “Good Reason” shall mean any of the following: (i) the assignment to the Executive of any duties inconsistent with the Executive’s position, authority, duties or responsibilities prior to the Effective Date, or any other action by the Company or the Acquired Company (or any of their successors) which results in a diminution in such position, authority, duties or responsibilities, and the continuance of such assignment of duties or other such action for a period of sixty (60) days; (ii) the requirement of the Executive to be based at any office or location outside of the greater Washington, DC metropolitan area, except for short-term assignments (under three (3) months) where the Company pays all travel or temporary relocation costs incurred by the Executive; (iii) any failure by the Acquired Company to comply with and satisfy Section 9(c) of this Agreement, or any failure by any successor to assume and offer to perform this Agreement in accordance with Section 9(c), provided that such successor has received at least ten days prior written notice from the Acquired Company or the Executive of the requirements of Section 9(c).

(g) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon by the terminating party, and (ii) to the extent practicable, sets forth in reasonable detail the facts and circumstances relied upon to form such party’s basis for termination of employment under the operative provisions.

(h) “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Acquired Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the end of the thirty-day cure period described in subsection (d) above or any later date specified therein (which later date must in all cases be within two years of the initial existence of the condition constituting Good Reason); (iii) if the Executive’s employment is terminated by the Acquired Company other than for Cause or Disability, the Termination Date shall be the date on which the Acquired Company notifies the Executive of such termination; and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of the Executive or the date of Disability, as the case may be.

(i) “TTGSI Change of Control” shall mean:

(i) The sale of 51% or more of the then outstanding Voting Securities of TTGSI; or

(ii) The consummation of the sale or other disposition of all or substantially all of the assets or operations of TTGSI.

(j) “Specified Employee” shall have the meaning given in Code Section 409A as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s Separation from Service.

(k) “Separation from Service” shall having the meaning given in Code Section 409A, applying the default rules thereof.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall include any successor provision and/or regulations promulgated under that provision of the Code.

2.  Terms of Employment.

(a) Position and Duties. During the Change Period, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Acquired Company and, to the extent necessary to discharge the responsibilities assigned to the

Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b) Compensation. During the Change Period, the Executive shall:

(i) receive an annual base salary (“Annual Base Salary”) at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Acquired Company in the twelve-month period immediately preceding the month in which the Effective Date occurs;

(ii) be eligible to participate in any bonus program in force on the Effective Date, or otherwise adopted by the Acquired Company;

(iii) be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Acquired Company;

(iv) be eligible (and the Executive’s family members shall be eligible) for participation in and to receive all benefits under welfare benefit plans, practices, policies and programs provided by the Acquired Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).

(d) Rights of the Company. The Executive hereby acknowledges and agrees to the following as it relates to the rights of the Company with respect to this Agreement:

(i) that the Company may accept or reject any proposal for, or terminate any discussions or negotiations regarding, a Change of Control in its sole discretion, and that the Executive shall have no right under this Agreement or otherwise to challenge or contest any such decision by the Company; and

(ii) that the Company may alter or amend this Agreement at any time for any reason or for no reason.

3.  Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability that continues for 30 days after the Acquired Company provides Executive of notice of its determination of Disability.

(b) Cause. The Acquired Company may terminate the Executive’s employment during the Change Period for Cause.

(c) The Executive’s employment may be terminated during the Change Period by the Executive for Good Reason.

(d) In the case of any termination of employment under this Agreement, the provisions of Section 4 of this Agreement shall apply.

(e) Notice of Termination. Any termination by the Acquired Company for Cause, or by the Executive for Good Reason, shall be communicated by written Notice of Termination to the other party in accordance with this Agreement. In addition, if the Executive is resigning for Good Reason, the Notice of Termination must be provided to the Acquired Company within ninety (90) days of the existence of the condition that constitutes Good Reason and must provide the Acquired Company a period of thirty (30) days to remedy the condition that constitutes Good Reason. If the Acquired Company remedies the condition that constitutes Good Reason within such thirty (30) day period, then the Executive may withdraw the Notice of Termination; provided that if the Executive does not withdraw the Notice of Termination, then the Executive will be considered to have terminated his employment without Good Reason.

4.  Obligations of the Acquired Company upon Termination.

(a) Good Reason: Other than for Cause, Death or Disability. If during the Change Period, either the Acquired Company terminates the Executive’s employment other than for Cause, Death or Disability, or the Executive terminates employment for Good Reason, the Acquired Company shall:

(i) pay to the Executive in a lump sum in cash the aggregate of the following amounts:

A.  the sum of: (1) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid; plus (2) any accrued vacation pay to the extent not already paid; and

B.  the Executive’s Annual Bonus as if earned at the target level; and

C.  the amount equal to the Executive’s Annual Base Salary;

(ii) provide the Executive with reasonable executive outplacement services for a period of up to twelve (12) months after the Termination Date through a recognized outplacement provider that is agreed to by the Acquired Company and the Executive;

(iii) continue welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies of the Acquired Company as if the Executive’s employment had not been terminated for a period of twelve (12) months; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”). Any benefits received by the Executive pursuant to this Section shall not reduce the period of time the Executive is entitled to receive COBRA continuation health coverage as a result of the Executive’s termination of employment;

(iv) immediately upon termination vest any options granted to Executive and any shares of restricted stock that were granted to Executive more than one year prior to the Termination Date, and the Executive will have six (6) months to exercise any such options (which options shall in no event be exercisable after the end of their original terms);

(v) pay to the Executive the proceeds of the Executive Savings Plan, including all accumulated interest and dividends, as required therein.

The Company shall pay the amounts described in this Section (in the aggregate, the ‘‘Severance Pay”) promptly after the Termination Date, but no more than thirty (30) days thereafter; provided that if the Executive is a Specified Employee on the Termination Date, then to the extent the Severance Pay exceeds an amount equal to the lesser of (x) two times the Executive’s Annual Base Salary for the prior calendar year and (y) two times the dollar limitation in effect under Code Section 401(a)(17) for the year in which the Termination Date occurs, such excess shall be paid with interest on such delayed payment at the applicable federal rate provided for in Code Section 7872(f)(2)(A) on the first business day after the date that is six months after the Termination Date (the “Delayed Payment Date”). In addition, if the Executive is a Specified Employee on the Termination Date and if the taxable value of continued life insurance coverage exceeds the applicable dollar limit under Code Section 402(g)(1)(B) as in effect for the Termination Date, then the Executive shall pay the Acquired Company the premiums for the coverage in excess of such limit and, on the Delayed Payment Date, the Acquired Company shall reimburse such amount to the Executive.

(b) Death, Retirement or Disability. If during the Change Period, the Executive’s employment is terminated by reason of the Executive’s death, retirement or Disability, the Acquired Company shall have no further obligations to the Executive’s legal representatives or the Executive, as the case may be, under this Agreement.

(c) Cause, Other than for Good Reason. If during the Change Period, the Executive’s employment is terminated for Cause, or if the Executive terminates employment other than for Good Reason, the Acquired Company shall have no further obligations to the Executive, except the Acquired Company shall be obligated to pay the Executive’s Annual Base Salary through the Termination Date plus the amount of any compensation previously deferred by the Executive, in each case to the extent not already paid.

5.  TTGSI Change of Control. Outstanding equity awards granted to the Executive under the 2006 Incentive Stock and Awards Plan, including restricted shares granted to the Executive in March 2009 and June 2009 but specifically excluding any performance shares granted to the Executive (including that certain performance share award with a performance period ending on December 31, 2010), shall vest in full upon a TTGSI Change of Control.

6.  Limitation on Payment. If the Executive is a “disqualified individual” within the meaning of Code Section 280G, the parties expressly agree that the payments described in this Agreement and all other payments or benefits (including, but not limited to, amounts in respect of any equity awards or the accelerated vesting or settlement of such awards) which the Executive receives or may receive under any other agreement, plan or arrangement with any persons that constitute “parachute payments” within the meaning of Section 280G of the Code (the ‘‘Total Benefits”) shall collectively be subject to an overall maximum limit (the “Code Section 280G Limit”). In such case, the aggregate amount of any Total Benefits shall not exceed the Code Section 280G Limit. The Code Section 280G Limit shall be One Dollar ($1.00) less than the aggregate amount that would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Acquired Company. Accordingly, to the extent that the payments would be considered a “parachute payment” with respect to the Executive, then the portions of such payments shall be reduced or eliminated in the following order until the remaining payments with respect to the Executive can be fully paid within the Code Section 280G Limit:

(a) First, any cash payment to the Executive (reduced in reverse chronological order);

(b) Second, any “parachute payments” not described in this Agreement; and

(c) Third, any forgiveness of indebtedness of the Executive to the Acquired Company.

The Executive expressly and irrevocably waives any and all rights to receive any “parachute payments” that exceed the Code Section 280G Limit.

7.  Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Acquired Company all secret or confidential information, knowledge or data relating to the Acquired Company and its respective businesses, which has been obtained by the Executive during the Executive’s employment by the Acquired Company which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Acquired Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Acquired Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.  Non-Solicitation Covenant. In consideration for entry into this Agreement, Executive reaffirms his/her agreement with the Acquired Company not to compete with, or solicit customers or employees of the Acquired Company as set forth in the Intellectual Property Assignment, Non-Solicitation, and Confidentiality Agreement.

9.  Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Acquired Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Acquired Company and its successors and assigns.

(c) The Acquired Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Acquired Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Acquired Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Acquired Company” shall mean the Acquired Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles or conflict of laws. All litigation related to this Agreement shall be brought in a court located in the State of Michigan, and each party, for the purposes of such litigation, hereby submits to the exclusive jurisdiction and venue of that court. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
David A. Kriegman
8220 Crestwood Heights Drive
McLean, VA 22102

or to the most current address of record designated in the Executive’s personnel file.

If to the Company:
Chief Executive Officer
TechTeam Global, Inc.
27345 West 11 Mile Road
Southfield, Michigan 48033-2231

or to such other address as either party shall have furnished to the other in writing under this Agreement. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Acquired Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Acquired Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the

Executive or the Acquired Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. The Executive further acknowledges that this Agreement does not give the Executive any additional right to participate in any plan, program, etc. The Executive and the Company agree that this Agreement supercedes any separation policy of the Company.

(g) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. Any prior understandings, representations, promises, undertakings, agreements or inducements, whether written or oral, concerning the subject matter hereof not contained herein shall have no force and effect.

(h) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. An agreement to amend this Agreement can be entered into on behalf of the Company only by the President of the Company after approval of the Company Board.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.

TECHTEAM GLOBAL, INC.		EXECUTIVE

By:	/s/ Gary J. Cotshott	/s/ David A Kriegman
	Gary J. Cotshott	David A. Kriegman
Its:	Chief Executive Officer

Exhibit 21.1

LIST OF SUBSIDIARIES
TechTeam Capital Group, L.L.C.
TechTeam Cyntergy, L.L.C.
TechTeam Global Canada, Inc.
TechTeam Government Solutions, Inc.
Sytel, Inc.
TechTeam Global NV/SA
TechTeam Global Ltd.
TechTeam Global GmbH
TechTeam Global AB
TechTeam SQM AB
TechTeam Global SRL
TechTeam Akela SRL
TechTeam Asia Pacific (Private) Ltd.
TechTeam Global Sp. z o.o.
TechTeam Global SAS
TechTeam Global Sàrl
TechTeam Global Lda
TechTeam Australia Pty td.
Onvaio LLC
Onvaio Asia Services

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-04731, Form S-8 No. 333-04733, Form S-8 No. 333-52565, Form S-8 333-118694, Form S-8 No. 333-145248) of our reports dated March 30, 2010, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. and the effectiveness of internal control over financial reporting of TechTeam Global, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Detroit, Michigan

30 March 2010

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Gary J. Cotshott, certify that:

1.	I have reviewed this Annual Report on Form 10-K of TechTeam Global, Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report:

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and we have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: March 30, 2010	/s/ Gary J. Cotshott Gary J. Cotshott President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Margaret M. Loebl, certify that:

1.	I have reviewed this Annual Report on Form 10-K of TechTeam Global, Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report:

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and we have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: March 30, 2010	/s/ Margaret M. Loebl Margaret M. Loebl Corporate Vice President, Chief Financial Officer and Treasurer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of TechTeam Global, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2009, as filed with the Securities and Exchange Commission as of the date hereof (the “Report”), I, Gary J. Cotshott, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 30, 2010	/s/ Gary J. Cotshott Gary J. Cotshott President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of TechTeam Global, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2009, as filed with the Securities and Exchange Commission as of the date hereof (the “Report”), I, Margaret M. Loebl, Corporate Vice President, Chief Financial Officer and Treasurer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 30, 2010	/s/ Margaret M. Loebl Margaret M. Loebl Corporate Vice President, Chief Financial Officer and Treasurer

EXHIBIT G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q
Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2010

Commission File Number: 0-16284

TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	38-2774613 (I.R.S. Employer Identification No.)

27335 West 11 Mile Road, Southfield, MI 48033
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (248) 357-2866

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ■     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ■	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ■

The number of shares of the registrant’s common stock outstanding at May 1, 2010 was 11,228,296.

TECHTEAM GLOBAL, INC.

FORM 10-Q

PART 1 — FINANCIAL INFORMATION

ITEM 1 — FINANCIAL STATEMENTS

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenue
Commercial
IT Outsourcing Services	$26,208	$27,718
IT Consulting and Systems Integration	2,920	3,904
Other Services	3,726	4,265

Total Commercial	32,854	35,887
Government Technology Services	15,156	20,218

Total revenue	48,010	56,105

Cost of revenue
Commercial
IT Outsourcing Services	20,271	21,265
IT Consulting and Systems Integration	2,369	2,968
Other Services	2,805	3,159

Total Commercial	25,445	27,392
Government Technology Services	12,111	14,785

Total cost of revenue	37,556	42,177

Gross profit
Commercial	7,409	8,495
Government Technology Services	3,045	5,433

Total gross profit	10,454	13,928
Selling, general and administrative expense	10,637	10,592
Restructuring charge	3,144	—

Operating income (loss)	(3,327)	3,336
Net interest expense	(187)	(311)
Foreign currency transaction gain (loss)	196	(235)

Income (loss) before income taxes	(3,318)	2,790
Income tax provision (benefit)	(665)	1,140

Net income (loss)	$(2,653)	$1,650

Basic earnings (loss) per common share	$(0.25)	$0.16

Diluted earnings (loss) per common share	$(0.25)	$0.16

Weighted average number of common shares and common share equivalents outstanding
Basic	10,662	10,588
Diluted	10,662	10,613

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$14,210	$15,969
Accounts receivable (less allowance of $1,039 at March 31, 2010 and $1,315 at December 31, 2009)	43,557	44,314
Prepaid expenses and other current assets	4,534	3,766

Total current assets	62,301	64,049
Property, equipment and software, net	5,470	6,231
Goodwill and other intangible assets, net	46,770	47,270
Deferred income taxes	3,995	3,940
Other assets	831	1,030

Total assets	$119,367	$122,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,064	$4,074
Accounts payable	6,185	5,130
Accrued payroll and related taxes	9,620	8,486
Accrued expenses	5,900	5,237
Other current liabilities	2,694	4,168

Total current liabilities	28,463	27,095

Long-term liabilities
Long-term debt, less current portion	9,831	11,051
Other long-term liabilities	786	745

Total long-term liabilities	10,617	11,796

Shareholders’ equity
Preferred stock, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 11,222,719 and 11,118,309 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	112	111
Additional paid-in capital	80,290	79,762
Retained earnings	73	2,726
Accumulated other comprehensive income (loss)	(188)	1,030

Total shareholders’ equity	80,287	83,629

Total liabilities and shareholders’ equity	$119,367	$122,520

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009

Operating activities
Net income (loss)	$(2,653)	$1,650
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,399	1,688
Non-cash expense related to stock options and issuance of common stock and restricted common stock	608	568
Other	1	6
Changes in current assets and liabilities	1,124	3,548
Changes in long-term assets and liabilities	224	(260)

Net cash provided by operating activities	703	7,200

Investing activities
Purchase of property, equipment and software	(135)	(671)
Cash paid for acquisitions, net of cash acquired	(125)	(126)

Net cash used in investing activities	(260)	(797)

Financing activities
Other	(78)	(11)
Payments on long-term debt	(1,231)	(3,152)

Net cash used in financing activities	(1,309)	(3,163)

Effect of exchange rate changes on cash and cash equivalents	(893)	(212)

Increase (decrease) in cash and cash equivalents	(1,759)	3,028
Cash and cash equivalents at beginning of period	15,969	16,881

Cash and cash equivalents at end of period	$14,210	$19,909

See accompanying notes.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1 — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by TechTeam Global, Inc. (“TechTeam” or the “Company”) in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 2010, are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Note 2 — Comprehensive Income (Loss)

Comprehensive income (loss) is defined as net income and all non-ownership changes in shareholders’ equity. For the Company, comprehensive income (loss) for the periods presented consists of net income, the foreign currency translation adjustment and net unrealized gain on derivative instruments. A summary of comprehensive income (loss) for the periods presented is as follows:

	Three Months Ended March 31,
	2010	2009
	(In thousands)

Comprehensive Income (Loss)
Net income (loss)	$(2,653)	$1,650
Other comprehensive income (loss) —
Foreign currency translation adjustment	(1,340)	(1,224)
Unrealized gain on derivative instruments	122	146

Comprehensive income (loss)	$(3,871)	$572

Note 3 — Earnings (Loss) Per Share

Basic earnings (loss) per share for common stock is computed using the weighted average number of common shares excluding unvested restricted shares and shares held in escrow in connection with the Company’s acquisition of RL Phillips, Inc. Dilutive earnings (loss) per share for common stock is computed using weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of stock options, unvested restricted stock issued to employees and shares held in escrow in connection with the Company’s acquisition of RL Phillips, Inc. During the three months ended March 31, 2010, common share equivalents (including 1,867,992 stock options) were excluded from the computation of diluted earnings per common share due to the loss for the period. During the three months ended March 31, 2009, 2,179,100 stock options were excluded from the computation of diluted earnings per common share because the exercise prices of the options were higher than the average market price of the Company’s common stock for the respective period.

Note 4 — Restructuring

On March 29, 2010 the Company announced a restructuring plan to reduce certain redundant costs, eliminate some excess capacity and support the Company’s strategy to more tightly focus its business. The restructuring plan was approved by the Company’s Board of Directors on March 23, 2010. The 2010 pre-tax restructuring charge amounted

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 4 — Restructuring (continued)

to $3,144,000, and was primarily related to separation costs for approximately 40 employees and reductions in excess leased facility capacity around the world.

The following table summarizes the accrued charges related to the 2010 restructuring plans:

	Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2009	Charges	Payments	March 31, 2010
	(In thousands)

Workforce reductions	$—	$2,487	$(457)	$2,030
Other	—	657	(136)	521

Total	$—	$3,144	$(593)	$2,551

The following table summarizes the 2010 restructuring charges by operating segment:

	Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2009	Charges	Payments	March 31, 2010
	(In thousands)

Restructuring charges
Commercial —
IT Outsourcing Services	$—	$681	$(11)	$670
IT Consulting and Systems Integration	—	328	—	328
Other Services	—	294	(54)	240

Total Commercial	—	1,303	(65)	1,238
Government Technology Services	—	139	(130)	9
Selling, general and administrative expense	—	1,702	(398)	1,304

Total restructuring charges	$—	$3,144	$(593)	$2,551

In 2009, the Company implemented a restructuring plan to improve global management consistency. The Company globalized its sales and solution design functions across all geographies. This created a redundancy of a senior executive in Europe. The 2009 pre-tax restructuring charge related to this action was $1,167,000 and was primarily for separation costs for one employee. The total 2009 restructuring charge relates to the selling, general and administrative expenses line item on the Consolidated Statement of Operations.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 4 — Restructuring (continued)

The following table summarizes the accrued charges related to the 2009 restructuring plan:

Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2009	Charges	Payments	March 31, 2010
(In thousands)

Workforce reductions	$162	$—	$(162)	$—

During 2008, the Company announced corporate-wide organizational realignment and restructuring actions to improve operating efficiency, achieve greater global consistency and drive improved financial performance. The restructuring plans were approved by the Company’s Board of Directors on May 21, 2008 and December 23, 2008. The 2008 pre-tax restructuring charges amounted to $5,719,000, and were primarily related to separation costs for approximately 80 employees and reductions in excess leased facility capacity around the world.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, during the second quarter of 2009, the Company reversed $756,000 of previously recorded liabilities related to the 2008 restructuring plan. This reversal resulted from amending a lease for facilities in Europe to eliminate its obligation to pay for leased space that was vacated and expensed in 2008 by favorably re-negotiating the terms of the facility lease which lowered the expected exit costs.

The following table summarizes the accrued charges related to the 2008 restructuring plans:

Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2009	Charges	Payments	March 31, 2010
(In thousands)

Other	$156	$—	$(18)	$138

The following table summarizes the 2008 restructuring charges by operating segment:

	Accrued
	Restructuring	Adjustments		Accrued
	Charges at	to Accrued		Restructuring
	December 31,	Restructuring	Cash	Charges at
	2009	Charges	Payments	March 31, 2010
	(In thousands)

Restructuring charges
Government Technology Services	$151	$—	$(16)	$135
Selling, general and administrative expense	5	—	(2)	3

Total restructuring charges	$156	$—	$(18)	$138

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 5 — Property, Equipment and Software

Long-lived assets are evaluated for impairment when events occur or circumstances indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. When this occurs, an estimate of undiscounted cash flows is used to determine if the remaining balances are recoverable. No events of circumstances were noted in the three months ended March 31, 2010 and 2009 which would require management to perform the noted analysis.

Note 6 — Acquisitions and Dispositions

Onvaio LLC

On May 30, 2008, TechTeam Global, Inc. completed the acquisition of Onvaio LLC (“Onvaio”), a California limited liability company. Onvaio is a provider of technical support outsourcing services for clients globally through its wholly-owned subsidiary, Onvaio Asia Services, Inc., based in Manila, Philippines. The initial purchase price totaled $4,787,000 and included acquisition costs of $400,000. In addition to the initial purchase price paid at closing, an additional $1,500,000 was placed into an escrow account and is payable in increments of $125,000 on the last day of each fiscal quarter provided that Onvaio is still providing services to its largest customer in substantially the same form and content as provided at closing. As of March 31, 2010, $875,000 had been released from escrow and paid to the selling shareholders. This additional amount is being recorded as goodwill as it is earned.

Note 7 — Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payment awards based on the estimated fair value of the award. Compensation expense is recognized over the period during which the recipient is required to provide service in exchange for the award. Stock-based compensation expense recognized in each period is based on the value of the portion of the share-based award that is ultimately expected to vest during the period. The Company’s outstanding stock-based awards consist of stock options and restricted stock.

Stock Options

The Company recorded compensation expense totaling $334,000 and $314,000 related to outstanding options during the three months ended March 31, 2010 and 2009, respectively. At March 31, 2010 and 2009, there was approximately $1,641,000 and $2,842,000, respectively, of unrecognized compensation expense related to stock options. Unrecognized compensation expense at March 31, 2010 is expected to be recognized over a weighted-average period of approximately one year.

The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes valuation model. The Company uses historical data among other factors to estimate the expected price volatility, the expected option term and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant for the expected term of the option.

There were no options granted during the three months ended March 31, 2010 and 2009.

Restricted Common Stock

Compensation expense related to all restricted stock under all plans is recorded on a straight-line basis over the vesting period. The Company recorded compensation expense of approximately $274,000 and $224,000 related to

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 7 — Stock-Based Compensation (continued)

outstanding shares of restricted stock under all plans for the three months ended March 31, 2010 and 2009, respectively.

The weighted average grant-date fair value of restricted stock granted under all plans was $6.91 and $3.76 for the three months ended March 31, 2010 and 2009, respectively. The fair value of restricted stock awards granted under all plans was determined based on the closing trading price of the Company’s common stock on the date of grant.

At March 31, 2010 and 2009, there was approximately $3,028,000 and $2,466,000, respectively, of total unrecognized compensation expense related to nonvested shares of restricted stock. Unrecognized compensation expense at March 31, 2010 is expected to be recognized over a weighted-average period of three years.

Note 8 — Income Taxes

At March 31, 2010 and December 31, 2009, the Company had an unrecognized tax benefit of approximately $113,000. The Company recognizes accrued interest related to unrecognized tax benefits as a component of interest expense and recognizes penalties as a component of selling, general and administrative expense. During the three months ended March 31, 2010 and 2009, interest and penalties recognized in the financial statements were not material. The Company had no material accruals for the payment of interest and penalties at March 31, 2010 and December 31, 2009.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s 2004 U.S. federal income tax return in the first quarter of 2007, which was completed in the second quarter of 2008. The following table summarizes tax years that remain subject to examination by major tax jurisdictions.

Major Jurisdiction	Open Years

U.S. Federal income taxes	2005 through 2009

U.S. State income taxes	2005 through 2009

Foreign income taxes	2003 through 2009

For the three months ended March 31, 2010 and 2009, the consolidated effective tax rates were 20.0% and 40.9%, respectively. The rate for March 31, 2010 differs from the statutory tax rate of 34% primarily due to foreign operating losses for which a tax benefit is not recorded, state income taxes and nondeductible expenses. The level of foreign operating losses was increased during the quarter because a significant portion of the Company’s restructuring charge was incurred in countries with historical operating losses. The rate for March 31, 2009 differs from the statutory rate of 34% primarily due to state income taxes, foreign operating losses for which a tax benefit is not recorded, and nondeductible expenses.

Note 9 — Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group is the Executive Leadership Team, which is comprised of the President and Chief Executive Officer, the Chief

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 9 — Segment Reporting (continued)

Financial Officer, the Vice President of Global Sales, the President of TechTeam Government Solutions, the Vice Presidents of Client Service Management, Chief Information Officer, General Counsel and the Vice Presidents of Human Resources. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different services.

The accounting policies of the operating segments are the same as those described in Note 1 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company evaluates segment performance based on segment gross profit. Assets are not allocated to operating segments, but certain amounts of depreciation and amortization expense are allocated to operating segments.

Financial information for the Company’s operating segments is as follows:

	Three Months Ended March 31,
	2010	2009
	(In thousands)

Revenue
Commercial
IT Outsourcing Services	$26,208	$27,718
IT Consulting and Systems Integration	2,920	3,904
Other Services	3,726	4,265

Total Commercial	32,854	35,887
Government Technology Services	15,156	20,218

Total revenue	$48,010	$56,105

Gross Profit
Commercial
IT Outsourcing Services	$5,937	$6,453
IT Consulting and Systems Integration	551	936
Other Services	921	1,106

Total Commercial	7,409	8,495
Government Technology Services	3,045	5,433

Total gross profit	10,454	13,928
Selling, general and administrative expense	(10,637)	(10,592)
Restructuring charge	(3,144)	—
Net interest expense	(187)	(311)
Foreign currency transaction gain (loss)	196	(235)

Income (loss) from continuing operations before income taxes	$(3,318)	$2,790

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 9 — Segment Reporting (continued)

Revenue from customers, or groups of customers under common control, that comprise 10% or greater of the Company’s total revenue in any period presented are as follows:

	Three Months Ended March 31,
	2010	2009

U.S. Federal Government	27.6%	32.8%
Ford Motor Company	11.0%	15.8%

Total	38.6%	48.6%

The Company conducts business under multiple contracts with various entities within the Ford Motor Company organization and with various agencies and departments of the U.S. Federal Government. For the three months ended March 31, 2010 and 2009, approximately 13.4% and 19.9%, respectively, of our total revenue was derived from agencies within the U.S. Department of Defense in the aggregate.

The Company attributes revenue to different geographic areas on the basis of the location that has the contract with the customer, even though the services may be provided by a different geographic location. Revenue by geographic area is presented below:

	Three Months Ended March 31,
	2010	2009
	(In thousands)

United States	$31,481	$38,230
Europe:
Belgium	8,238	8,581
Rest of Europe	8,291	9,294

Total Europe	16,529	17,875

Total revenue	$48,010	$56,105

Note 10 — Contingencies

From time to time the Company is involved in various litigation matters arising in the ordinary course of its business. None of these matters, individually or in the aggregate, currently is material to the Company.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 11 — Financial Instruments Measured at Fair Value

Items Measured at Fair Value on a Recurring Basis

On January 1, 2009, the Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) related to nonfinancial assets and liabilities on a prospective basis. ASC 820 establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. On January 1, 2008, the Company adopted the provisions of ASC 820 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis. The valuation techniques required by ASC 820 are based on observable and unobservable inputs using the following hierarchy:

Level 1 —	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 —	Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table summarizes the basis used to measure certain financial assets and financial liabilities at fair value on a recurring basis in the balance sheet:

	Fair Value of Interest Rate Swap (In thousands)
	Total	Level 1	Level 2	Level 3
		(In thousands)

Fair Value as of March 31, 2010	$(328)	NA	$(328)	NA
Fair Value as of December 31, 2009	$(449)	NA	$(449)	NA

On June 4, 2007, the Company entered into an interest rate swap agreement with a notional amount of $30,000,000. Under the swap agreement, the notional amount will be reduced by $625,000 on a monthly basis and will mature on June 3, 2011. The purpose of the interest rate swap, which is designated as a cash flow hedge, is to manage interest costs and the risk associated with variable-rate debt. The Company does not hold or issue derivative instruments for trading purposes. The swap effectively converts a portion of the Company’s variable-rate debt under the Credit Agreement to a fixed rate. Under this agreement, the Company receives a floating rate based on LIBOR and pays a fixed rate of 5.55% on the outstanding notional amount. The fair value of these interest rate derivatives are based on quoted prices for similar instruments from a commercial bank and, therefore, the interest rate derivative is considered a level 2 item.

For the three months ended March 31, 2010 and 2009, losses recognized in other comprehensive income (loss) on derivatives were $14,000 and $74,000, respectively and losses reclassified from other comprehensive income (loss) into interest expense upon settlement amounted to $136,000 and $220,000, for the three months ended March 31, 2010 and 2009, respectively. The liability associated with the interest rate swap is included in other current liabilities and other long-term liabilities on the consolidated balance sheet in the amounts of $311,000 and $17,000, respectively, at March 31, 2010 and $394,000 and $55,000, respectively, at December 31, 2009.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(continued)

Note 11 — Financial Instruments Measured at Fair Value (continued)

Items Measured at Fair Value on a Nonrecurring Basis

In addition to its interest rate swap, the Company measured restructuring related liabilities (Note 4 — Restructuring) at fair value on a nonrecurring basis. These liabilities are not measured at fair value on a recurring basis and, therefore, are not included in the tables above.

The Company has determined that the fair value measurements included in these liabilities rely primarily on Company-specific inputs and the Company’s assumptions about the settlement of liabilities, as observable inputs are not available. As such, the Company has determined that these fair value measurements reside within Level 3 of the fair value hierarchy. The restructuring obligations recorded represent the fair value of the payments expected to be made, and are discounted if the payment are expected to extend beyond one year.

As of March 31, 2010, the Company had $2.7 million of restructuring accruals which were measured at fair value upon initial recognition of the associated liability.

Note 12 — Notes Payable and Line of Credit

On March 29, 2010, the Company amended its existing Credit Agreement with JPMorgan Chase Bank, N.A. and Bank of America, N.A. The Amendment reduced the Company’s borrowing limit from $55,000,000 to $28,000,000. Bank of America, N.A. has been paid in full and is no longer a participating lender.

The Amendment increased the interest rate applicable to borrowings under the Credit Agreement. The interest rate is equal to the Eurocurrency rate for U.S. dollars plus a factor determined with reference to the Company’s Leverage Ratio. The Amendment increased the range for this factor from a range of 0.95% - 1.45% to a range of 1.50% - 2.00%. The unused commitment fee was also increased from a range of 0.15% - 0.25% to a range of 0.25% - 0.35% and is also based on the Company’s Leverage Ratio.

The Amendment permits the Company to maintain: (a) a rolling four-quarter Leverage Ratio as of the fiscal quarters ending March 31, 2010 and June 30, 2010 of 3.25 to 1 (up from 3.0 to 1), and 3.0 to 1 for fiscal quarters thereafter; and (b) a rolling four-quarter Fixed Charge Coverage Ratio as of fiscal quarters ending March 31, 2010 and June 30, 2010 of 1.0 to 1.0 (down from 1.25 to 1.0), and 1.25 to 1.0 for fiscal quarters thereafter.

The Amendment also modified the definition of “Consolidated Adjusted EBITDA” to allow the Company to exclude: (a) non-cash goodwill and intangible impairment charges for fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010; and (b) amounts related to cash restructuring charges for fiscal quarters ended March 31, 2010 and June 30, 2010.

Note 13 — Subsequent Event

Pursuant to the subsequent events topic of the FASB codification, the Company evaluated subsequent events after March 31, 2010 and concluded no material transactions had occurred subsequent to that date that provided additional evidence about conditions which existed at or after March 31, 2010 requiring any adjustment to the unaudited condensed consolidated financial statements.

Forward-Looking Statements

This Quarterly Report on Form 10-Q, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations or beliefs concerning future events, including projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; estimates of synergies; sufficiency of cash flows for future liquidity and capital resource needs; our plans, strategies, and objectives of management for future operations; developments or performance relating to our services; and future economic conditions or performance. We caution that although forward-looking statements reflect our good faith beliefs and reasonable judgment based upon current information, these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, because of risks, uncertainties, and factors including, but not limited to, the continuing effects of the U.S. recession and global credit environment, other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

ITEM 2 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium business, as well as government organizations. The Company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Our business consists of two main components — our Commercial business and our Government business. Together, our IT Outsourcing Services segment, IT Consulting and Systems Integration segment and Other Services segment comprise our Commercial business. In addition to managing our commercial business by service line, we also manage it by geographic markets — the Americas (defined as North America excluding our government-based subsidiaries), Europe and Latin America/Asia. Our Government Technology Services segment comprises our Government business.

For the first quarter of 2010, TechTeam reported a net loss of $2.7 million, or $0.25 per diluted share, for the three months ended March 31, 2010. The net loss for the first quarter of 2010 included a restructuring charge of $3.1 million ($2.5 million net of tax) announced on March 29, 2010. Excluding the restructuring charge, the Company would have reported a net loss of $134,000, or $0.01 per diluted share, for the first quarter of 2010, as compared to net income of $1.7 million, or $0.16 per diluted share, reported for the same period last year. Despite these results, the Company’s first quarter results show important signs of stabilization in the Company’s business.

•	While revenue was $48.0 million in the first quarter of 2010, a decrease of 14.4% from the first quarter 2009, it was a slight decline from $48.5 million in the fourth quarter 2009. In the commercial business, the company was awarded new contracts in the first quarter 2010 with total contract value totaling approximately $10.6 million.

•	Gross margin was 21.8% in the first quarter of 2010, a decrease from 24.8% in the first quarter 2009. The decrease was primarily due to our government segment and the wind-down of the U.S. Air National Guard contract which was a higher gross margin contract. On a sequential basis, gross margin decreased 1.2% from the 23.0% reported for the fourth quarter of 2009. The decrease in margin from the fourth quarter 2009 is due largely to the effect of higher employment taxes in the first quarter of 2010 and the impact of weather related closings of several Federal Government offices in Washington, D.C. during February 2010.

•	Selling, General and Administrative (SG&A) expense was $10.6 million in both the first quarter of 2010 and the first quarter of 2009. SG&A as a percent of revenue increased to 22.2% for the first quarter 2010 from 18.9% for the first quarter of 2009. This increase is largely due to the effect of a decrease in revenue year-over-year without a proportional reduction in SG&A costs and an increase in professional fees. On a sequential basis, SG&A for the first quarter of 2010 was more consistent with the 21.5% reported for the fourth quarter of 2009. In efforts to effectively manage its business and cost-structure of its commercial business, TechTeam completed a restructuring in the first quarter 2010, announced on March 29, 2010.

•	The Company recorded a pre-tax charge of $3.1 million ($2.5 million net of tax) during the first quarter of 2010 as a result of a restructuring. The first quarter 2010 restructuring actions reduced certain redundant costs, eliminated excess capacity and supported the Company’s strategy to more tightly focus its business. The Company will begin to realize cost-savings in the second quarter 2010 resulting from the restructuring.

•	Cash provided by operations was $703,000 for the first quarter of 2010 compared to $7.2 million for the first quarter of 2009. TechTeam ended the quarter with cash and debt balances of $14.2 million and $13.9 million, respectively. The Company continued to pay down an additional $1.2 million of debt in the first quarter 2010 and maintained a net positive cash position at the end of the quarter (total cash minus total bank debt).

In 2010, the Company continues to make progress toward its transformation into a truly global IT service provider with significant revenue diversification from its government business.

•	Our Lean ITIL (Information Technology Infrastructure Library) business model demonstrates an improvement in our operational excellence, which is the foundation of our business.

•	We continue the focused development of our Lean ITIL-based service desk expertise in the enterprise support services market, as the implementation of ITIL and Lean principles into our customer’s environment improves quality and lowers cost.

•	We are extending our global reach by expanding into important, targeted geographies and by leveraging the strong relationships that we have with current global clients to provide services to them across geographies and in new markets.

Results of Operations
Quarter Ended March 31, 2010 Compared to March 31, 2009

Revenue

	Quarter Ended March 31,		Increase	%
	2010	2009	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial Business
IT Outsourcing Services	$26,208	$27,718	$(1,510)	(5.4)%
IT Consulting and Systems Integration	2,920	3,904	(984)	(25.2)%
Other Services	3,726	4,265	(539)	(12.6)%

Total Commercial	32,854	35,887	(3,033)	(8.5)%
Government Technology Services	15,156	20,218	(5,062)	(25.0)%

Total revenue	$48,010	$56,105	$(8,095)	(14.4)%

Total Company revenue decreased $8.1 million, or 14.4%, to $48.0 million in the first quarter of 2010 from $56.1 million in the first quarter of 2009. The revenue decrease was across all segments and was driven primarily by the conclusion of customer contracts in the IT Outsourcing Services and Government Technology Services segments and a decrease in project based work due to the difficult economic environment. This decrease was partially offset by new customer contracts in the Americas and an approximate $1.4 million positive impact of exchange rates on foreign revenue. The foreign currency impact was calculated as if revenue generated in foreign currency was translated into U.S. dollars at the average exchange rates in effect during the first quarter of 2009. We are unable to predict the effect fluctuations in international currencies will have on revenue in 2010, but given the uncertain market environment and the effect on the U.S. dollar, there could be significant revenue volatility.

IT Outsourcing Services

Revenue from IT Outsourcing Services decreased $1.5 million, or 5.4%, to $26.2 million in the first quarter of 2010, from $27.7 million in the first quarter of 2009. The revenue decrease was primarily a result of the conclusion of customer contracts in Europe and the Americas and lower revenue from Ford partially offset by an increase in revenue in the Americas from new customer contracts and a positive impact of exchange rates on foreign currency revenue. The foreign currency impact approximated $1.1 million and was calculated as if IT Outsourcing revenue in foreign currency was translated into U.S. dollars at the average exchange rates in effect during the first quarter of 2009.

IT Outsourcing Services revenue generated from Ford globally decreased $3.5 million, or 45.0%, to $4.3 million in the first quarter of 2010 compared to $7.8 million in 2009. Revenue from Ford declined 22.3% in the Americas and 68.6% in Europe as a result of a decline in seats supported from a reduction in Ford’s workforce, the lower price in the contract renewal, the separation of Jaguar Land Rover from the Ford SPOC contract and the separation of Volvo Car Corporation from the global Ford IT programs, including the November 2009 SPOC contract. Please refer to our discussion of Ford in the “Significant Customers” section of MD&A.

IT Consulting and Systems Integration

Revenue from IT Consulting and Systems Integration decreased $1.0 million, or 25.2%, to $2.9 million in the first quarter of 2010, from $3.9 million in 2009. Revenue decreased in the Americas primarily from the wind-down of certain systems implementation and training projects in our hospitality business and our business with Dell through Ford.

Government Technology Services

Revenue from Government Technology Services decreased $5.1 million, or 25.0%, to $15.1 million in the first quarter of 2010, from $20.2 million in 2009, primarily due to the conclusion of the Company’s ANG contract on September 30, 2009. The work performed under the ANG contract was in-sourced to be performed by the U.S. Federal Government employees. The Company continues to provide service to ANG as a subcontractor to Harris Corporation who was awarded the work under the expiring contract that was not in-sourced and added some other positions. Accordingly, the new contract will produce significantly less revenue and gross margin than the expiring contract. Please refer to our discussion of the U.S. Federal Government in the “Significant Customers” section of MD&A.

Gross Profit and Gross Margin

	Quarter Ended March 31,
	2010		2009
		Gross		Gross	Increase	%
	Amount	Margin %	Amount	Margin %	(Decrease)	Change
	(In thousands, except percentages)

Gross Profit
Commercial
IT Outsourcing Services	$5,937	22.7%	$6,453	23.3%	$(516)	(8.0)%
IT Consulting and Systems Integration	551	18.9%	936	24.0%	(385)	(41.1)%
Other Services	921	24.7%	1,106	25.9%	(185)	(16.7)%

Total Commercial	7,409	22.6%	8,495	23.7%	(1,086)	(12.8)%
Government Technology Services	3,045	20.1%	5,433	26.9%	(2,388)	(44.0)%

Total gross profit	$10,454	21.8%	$13,928	24.8%	$(3,474)	(24.9)%

Gross profit decreased $3.5 million, or 24.9%, to $10.4 million in the first quarter of 2010 from $13.9 million in the first quarter of 2009. Gross margin decreased to 21.8% for first quarter 2010 from 24.8% for first quarter 2009. The decrease in gross profit was driven mainly by the loss of ANG in the Government Technology Services segment and less project based work with higher margin accounts in the Company’s hospitality business.

IT Outsourcing Services

Gross profit from IT Outsourcing Services decreased 8.0% to $6.0 million in the first quarter of 2010, from $6.5 million in 2009, and gross margin decreased to 22.7% from 23.3%. The decrease in gross profit was due to lower revenue and the loss of higher margin accounts in the second half of 2009. This decrease was offset by improved operating efficiencies.

IT Consulting and Systems Integration

Gross profit from IT Consulting and Systems Integration decreased 41.1% to $551,000 in the first quarter of 2010 from $936,000 in 2009, and gross margin decreased to 18.9% from 24.0% in 2009. Gross profit and gross margin decreased mainly due to less project based work with higher margin accounts in the Company’s hospitality business and less project based work throughout the Company due to the difficult economic environment.

Government Technology Services

Gross profit from our Government Technology Services segment decreased 44.0% to $3.0 million in the first quarter of 2010 from $5.4 million in 2009. The decrease in gross profit was mainly due to lower revenue, primarily from the conclusion of the Company’s ANG contract on September 30, 2009. Gross margin also decreased during the first quarter of 2010 to 20.1% from 26.9% in 2009. The gross margin decrease was also primarily due from the conclusion of the ANG contract which provided higher margins. Please refer to our discussion of the U.S. Federal Government in the “Significant Customers” section of MD&A.

Geographic Market Discussion

	Quarter Ended March 31,		Increase	%
	2010	2009	(Decrease)	Change
	(In thousands, except percentages)

Revenue
Commercial
Americas	$16,325	$18,012	$(1,687)	(9.4)%
Europe	16,529	17,875	(1,346)	(7.5)%

Total Commercial	32,854	35,887	(3,033)	(8.5)%
Government	15,156	20,218	(5,062)	(25.0)%

Total revenue	$48,010	$56,105	$(8,095)	(14.4)%

Gross Margin
Commercial
Americas	19.8%	21.8%
Europe	25.5%	25.4%

Total Commercial	22.6%	23.7%
Government	20.1%	26.9%

Total Gross Margin	21.8%	24.8%

Americas

Revenue generated in the Americas decreased $1.7 million, or 9.4%, to $16.3 million in the first quarter of 2010, from $18.0 million in 2009. Revenue decreased mainly in IT Consulting and Systems Integration due to the wind-down of certain systems implementation and training projects in our hospitality business and our business with Dell through Ford. Revenue from IT Outsourcing Services experienced a decrease from the loss of two customers in the second half of 2009 and a decline in revenue earned from Ford, which was partially offset by an increase from new customers and expansion with existing customers. Gross margin from the Americas decreased to 19.8% for the first quarter of 2010 from 21.8% in 2009 mainly due to the lower revenue in the IT Consulting and Systems Integration segment.

Europe

Revenue generated in Europe decreased $1.3 million, or 7.5%, to $16.6 million in the first quarter of 2010 from $17.9 million in 2009, due to the conclusion of two customer contracts in the IT Outsourcing segment, and a decrease in our staffing business at SQM. This decrease was partially offset by an approximate $1.3 million positive impact from exchange rates on revenue. The foreign currency impact was calculated as if revenue in Europe in first quarter of 2010 were translated into U.S. dollars at the average exchange rates in effect during the first quarter of 2009. Despite a decrease in revenue, gross margin from Europe increased slightly to 25.5% in the first quarter of 2010, from 25.4% in 2009, primarily due to divesting of certain lower margin IT consulting and systems integration projects throughout Europe and improved operating efficiencies.

Operating Expenses and Other

	Quarter Ended March 31,		Increase	%
	2010	2009	(Decrease)	Change
	(In thousands, except percentages)

Operating Expenses and Other
Selling, general, and administrative expense	$10,637	$10,592	$45	0.4%
Restructuring charge	$3,144	$—	$3,144
Net interest expense	$(187)	$(311)	$(124)	(39.9)%
Foreign currency transaction gain (loss)	$196	$(235)	$431
Income tax provision (benefit)	$(665)	$1,140	$(1,805)

Selling, general, and administrative (“SG&A”) expense was $10.6 million for the first quarter of 2010 and 2009. Despite flat SG&A expense in dollars, SG&A expense as a percent of revenue increased to 22.2% in the first quarter of 2010, from 18.9% in 2009 largely due to the effect of a decrease in revenue year-over-year without a proportional reduction in SG&A costs, and an increase in professional fees.

On March 29, 2010 the Company announced a restructuring plan to enhance the effectiveness of the Commercial businesses global management team and reduce expenses in line with current business conditions. The restructuring plan was approved by the Company’s Board of Directors on March 23, 2010. The 2010 pre-tax restructuring charges amounted to $3.1 million, and were primarily related to separation costs for approximately 40 employees and reductions in excess leased facility capacity around the world.

Net interest expense was $187,000 in the first quarter of 2010, compared to $311,000 in 2009 a result of lower average outstanding long-term debt offset by lower interest income from lower average invested cash equivalents and lower interest rates.

For the three months ended March 31, 2010 and 2009, the consolidated effective tax rates were 20.0% and 40.9%, respectively. The rate for March 31, 2010 differs from the statutory tax rate of 34% primarily due to foreign operating losses for which a tax benefit is not recorded, state income taxes, and nondeductible expenses. The level of foreign operating losses was increased during the quarter because a significant portion of the Company’s restructuring charge was incurred in countries with historical operating losses. The rate for March 31, 2009 differs from the statutory rate of 34% primarily due to state income taxes, foreign operating losses for which a tax benefit is not recorded, and nondeductible expenses.

Significant Customers

We conduct business under multiple contracts with various entities within the Ford organization and with various agencies and departments of the U.S. Federal Government. Ford accounted for 11.0% and 15.8% of our total revenue in the first quarter of 2010 and 2009, respectively. The U.S. Federal Government accounted for 27.6% and 32.8% of our total revenue in the first quarter of 2010 and 2009, respectively. Agencies within the U.S. Department of Defense in the aggregate comprised approximately 13.4% and 19.9% of our total revenue in the first quarter of 2010 and 2009, respectively.

Ford Motor Company

Our business with Ford consists of service desk and desk side services, technical staffing, and network management. Revenue generated through our business with Ford decreased to $5.3 million in the first quarter of 2010 from $8.9 million in the first quarter of 2009. The decline in revenue is attributable to a number of factors, including: (a) seat count and volume declines within the Ford environment; (b) the effects of the entry into the three-year renewal of the Global Single Point of Contact (“SPOC”) contract, which resulted in a change of the service delivery and pricing model as discussed below; (c) the divestiture of Jaguar Land Rover (“JLR”) from the Ford family of companies (we continue to provide services to JLR under a direct contract); (d) the termination of the Company’s contract with Dell, Inc. under which the Company provided systems integration services to Ford as a subcontractor to Dell; and (e) the separation of Volvo Car Corporation from the global Ford IT programs, including the SPOC contract on November 1, 2009.

On December 23, 2008, the Company executed a new SPOC contract, under which TechTeam provides support services to Ford’s information technology infrastructure. Under the SPOC contract, TechTeam provides service desk, deskside support, service management, infrastructure management, and identity and access management services to Ford in North America, Western Europe, and Asia. The contract renewal provides for a significant change in the service delivery model. These changes include the transition and centralization of service for English speaking Ford personnel to our operations in the Philippines, the transition of service for German speaking Ford personnel to Romania, and an enhanced centralized remote deskside support management function. This transition was completed in 2009.

Under the existing SPOC contract, we provide these infrastructure support services under specific service level metrics, and we invoice Ford based upon the number of seats we support. The number of seats supported is determined bi-annually on February 1 and August 1 of each year. If certain contractual conditions are met, Ford and TechTeam have the right during each six month period to request one out-of-cycle seat adjustment. We do not believe the revenue decline will continue in 2010, as we believe that we are well-positioned to expand the SPOC program into Latin America, Canada and Asia during 2010.

U.S. Federal Government

We conduct business under multiple contracts with various agencies and departments of the U.S. Federal Government. Revenue generated through our business with the U.S. Federal Government decreased to $13.3 million in the first quarter of 2010, from $18.4 million in 2009.

The results of our Government business have been impacted by the difficult government contracting environment created by the budget constraints our customers faced. As a result of this environment, many customers have delayed procurement actions. In turn, we have experienced delays in our expected new business development. Despite being informed that we were not selected as prime contractor for the Business Transformation Agency (“BTA”) of the Department of Defense, we continue to provide service to the BTA as a subcontractor.

As previously reported, our contract for the Air National Guard (“ANG”) ended on September 30, 2009. ANG in-sourced the majority of the work performed under the expiring contract. ANG did award a new contract to Harris Corporation, with the Company as a subcontractor, which covered the work under the expiring contract that was not in-sourced and additional positions. Accordingly, the new contract will produce significantly less revenue and gross margin than the expiring contract. Specifically, had the Company been delivering service under the new contract for the three months ended March 31, 2009, total U.S. Federal Government revenue would have been reduced on a net basis by approximately 14.2%.

New Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements,” which amends ASC 855. ASU No. 2010-09 confirms the guidance in ASC 855 for SEC filers to match subsequent event guidance issued by the SEC. The adoption of ASU No. 2010-09 did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820),” which amends the FASB’s ASC 820. ASC No. 2010-06 requires disclosures of significant transfers between Level 1 and Level 2 of the fair value hierarchy. ASU NO 2010-06 further requires entities to report, on a gross basis, activity in the Level 3 fair value measurement reconciliation beginning on January 1, 2011. The adoption of ASU No. 2010-06 did not have a material impact on the Company’s consolidated financial statements.

Liquidity and Capital Resources

Cash and cash equivalents were $14.2 million at March 31, 2010, as compared to $19.9 million at December 31, 2009. Cash and cash equivalents decreased $1.8 million in the first quarter of 2010 as a result of $1.2 million in payment to reduce long-term debt offset by $703,000 in cash provided by operations.

Net cash from operating activities for the first quarter of 2010 provided cash of $703,000 compared to $7.2 million in the first quarter of 2009. Net cash provided from operations for the first quarter of 2010 was primarily due to a net loss of $2.7 million, adjusted for depreciation/amortization expense of $1.4 million and non-cash stock based compensation expense of $608,000. Net changes in operating assets and liabilities of $1.3 million also contributed to cash provided by operating activities. The net changes in operating assets and liabilities as of March 31, 2010 were primarily related to an increase in accrued expenses and accrued payroll of $2.9 million principally driven by the timing of payments and the restructuring charge in the first quarter of 2010. This was partially offset by an increase in prepaid accounts and a decrease in accrued taxes due to timing of payments. The cash generated from these operating cash flow improvements was primarily used to pay down debt.

Cash provided by operations for the first quarter of 2009 was primarily due to net income of $1.6 million, adjusted for net changes in operating assets and liabilities of $3.3 million, depreciation/amortization expense and non-cash stock based compensation expense of $1.7 million and $568,000, respectively. The net changes in operating assets and liabilities as of March 31, 2009 were primarily related to a decrease in accounts receivable of $6.3 million due to increased collection efforts. This decrease was partially offset by a decrease in accrued expenses and accrued payroll of $2.8 million due to timing of payments.

Net cash used in investing activities was $260,000 and $797,000 for the first quarter of 2010 and 2009, respectively. Net cash used in investing activities during the first quarter of 2010 and 2009 were used to purchase equipment and software and to make payments to the selling shareholders of prior acquisitions for achieving financial performance targets. Capital expenditures were $135,000 and $671,000 respectively, for the first quarter of 2010 and 2009.

Net cash used in financing activities was $1.3 million and $3.2 million for the first quarter 2010 and 2009, respectively. Net cash used in financing activities for both periods was primarily due to a higher pay down of debt.

Long-term cash requirements, other than for normal operating expenses, are anticipated for continued global expansion, enhancements of existing technologies, possible repurchases of our common stock and the possible acquisition of businesses complementary to our existing businesses. In light of the Company’s cash flow and the amendment to the Credit Agreement, we believe that cash flows from operations, together with existing cash balances and the existing credit facility, will continue to be sufficient to meet our ongoing operational requirements for the next twelve months and foreseeable future. We have historically not paid dividends, and we are restricted from doing so under our Credit Agreement. Market conditions may limit our sources of funds available, and the terms of such financings for these activities to the extent financing is desirable or necessary.

Material Commitments

There have been no significant changes in our material commitments disclosed in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009.

Critical Accounting Policies and Estimates

There have been no changes in the selection and application of critical accounting policies and estimates disclosed in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009.

ITEM 3 — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in reported market risks disclosed in “Item 7A — Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report on Form 10-K for the year ended December 31, 2009.

ITEM 4 — CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e)) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

In accordance with Exchange Act Rule 13a-15(b), our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of the Company’s disclosure controls and procedures as of the end of the fiscal quarter covered by this Quarterly Report. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective, as of March 31, 2010, to provide reasonable assurance that information required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure.

Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the quarter ended March 31, 2010, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1 — LEGAL PROCEEDINGS

From time to time we are involved in various litigation matters arising in the ordinary course of its business. None of these matters, individually or in the aggregate, currently is material.

ITEM 1A — RISK FACTORS

There have been no changes in the risk factors disclosed in “Item 1A — Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009.

ITEM 2 — UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

There were no sales of unregistered equity securities of the Company during the three months ended March 31, 2010.

On October 30, 2008, the Board of Directors authorized a stock repurchase program. Under the program, the Company was authorized to repurchase up to one million shares of its common stock as the Company deems appropriate. The Company is limited under its current credit agreement with an annual limitation of $3.0 million per year on the repurchase of its common stock. The stock repurchase program expires on December 31, 2011. The Company did not repurchase any shares in the quarter ending March 31, 2010. The maximum number of shares that may yet be purchased under the program is 987,742.

ITEM 5 — OTHER INFORMATION

None.

ITEM 6 — EXHIBITS

The following exhibits are filed as part of this report on Form 10-Q:

10.1	David A. Kriegman Performance Share Agreement.

10.2	Robert W. Gumber Employment Separation Agreement and Release.

31.1	Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechTeam Global, Inc.
(Registrant)

Date: May 10, 2010	By: /s/ Gary J. Cotshott	Gary J. Cotshott President and Chief Executive Officer (Principal Executive Officer)

	By: /s/ Margaret M. Loebl	Margaret M. Loebl Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.1

TECHTEAM GLOBAL, INC.
2006 INCENTIVE STOCK AND AWARDS PLAN
PERFORMANCE SHARE AWARD

David A. Kriegman
8220 Crestwood Heights Drive
McLean, VA 22102
Dear Mr. Kriegman:

You have been granted a Performance Share award (the “Performance Share Award”) for shares of common stock of TechTeam Global, Inc. (the “Company”) under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Performance Period:	September 24, 2009 through December 31, 2010

Performance Criteria:	As used herein, the term “Transaction” shall mean the first to occur of a Company Transaction or a TTGSI Transaction (as those terms are hereinafter defined). There are two Performance Goals:

(a) the first to occur of(1)(i) the closing of the sale or other disposition of all or substantially all of the assets of the Company or (ii) the sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of directors of the Company (each, a “Company Transaction”) or(2)(x) the closing of the sale or other disposition of all or substantially all of the assets of TechTeam Government Solutions, Inc. (“TTGSI”) or(y) the sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of directors of TTGSI (each, a “TTGSI Transaction”) during the Performance Period, and

(b) meeting the Transaction Value set forth below. In no event shall you be entitled to earn Shares under this Performance Share Award with respect to both a Company Transaction and a TTGSI Transaction.

Subject to the terms of this Performance Share Award, if both Performance Goals are met during the Performance Period, you will earn a number of Shares based on the Transaction Value (as hereinafter defined), and otherwise as follows.

If the Transaction is a TTGSI Transaction, then the Transaction Value that must be met in order to earn Shares hereunder shall be as set forth in the table below.

Transaction Value	Performance Share Grant
$60,000,000 to $70,000,000	1,000 to 5,000

$70,000,000 to $80,000,000	5,001 to 10,000

$80,000,000 to $90,000,000	10,001 to 20,000

$90,000,000 to $100,000,000	20,001 to 25,000

➢ $100,000,00	Discretionary

If the Transaction is a Company Transaction, the Transaction Value that must be achieved with respect to TTGSI in order to earn Shares hereunder shall be as set forth in the table above. If there is no allocation of the consideration in the definitive agreement(s) for the Company Transaction between the consideration paid for the Company and its subsidiaries (other than TTGSI) and the consideration paid for TTGSI and its subsidiaries, then the Transaction Value shall be determined in good faith by the Compensation Committee. In making such determination, the Compensation Committee may take into account the consideration set forth in the most recent written offer received from the acquiror in such Company Transaction for the purchase of TTGSI independent of the Company; or if such acquiror did not make a written offer to buy the Company independent of the TTGSI, the most recent written offer received from a potential buyer of the Company independent of TTGSI.

If the Transaction Value is an amount within a range set forth in the table above, the number of Shares that you will earn with respect to this Performance Share Award shall be determined based on a linear interpolation between the two applicable ranges.

For the avoidance of doubt, if the Transaction Value is less than $60,000,000, you will not earn any Shares with respect to this Performance Share Award. Further, the Performance Shares set forth in the table above are not cumulative (i.e., if the Transaction Value is greater than $100,000,000, subject to meeting the other terms of this Performance Share Award, you will only be entitled to earn 25,000 Shares.

For purposes of this Performance Share Award, “Transaction Value” shall mean the aggregate fair market value of the consideration actually received by the Company and/or its direct or indirect stockholders in a Transaction (determined as of the closing date of a Transaction) and 65% of the fair market value of any Contingent Payments (as defined below). The fair market value of any consideration in the form of securities or other property shall be determined on the same basis as which the securities or other property were in the Transaction. “Contingent Payments” shall be defined as the consideration receivable or received by the Company or its former or current equity holders in the form of “earn-outs,” escrows, indemnity claims or other similar contingent payments based upon the occurrence of future events. Transaction Value and the value of any Contingent Payments shall be determined by the Compensation Committee, in its sole discretion.

If your employment terminates in the period that is six months prior to the consummation of a Transaction due to(a) death;(b) Disability; or(c) termination of your employment by the Company without “Cause” or by you for “Good Reason” as defined in your [Change of Control Agreement/ Employment Agreement], then you will be eligible to receive the Performance Shares set forth above only if both Performance Goals are met. For this purpose, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Administrator.

If your employment or service terminates prior to the Transaction for any other reason, this Performance Share Award will terminate in full on the date of such termination without any consideration due to you and you will not earn any Performance Shares.

Issuance of Certificates:	If the Performance Goals are met, immediately prior to, and contingent upon the consummation of the Transaction, the Company will issue in your name certificate(s) evidencing your Performance Shares, to the extent earned in accordance with the terms of this Performance Share Award.

Transferability of Shares:	By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:	To the extent that the receipt of the Performance Shares results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:	• This Performance Share Award may be amended only by written consent signed by you and the Company.

•   As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

• This Agreement may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan. In the event of a conflict between the terms of the Plan and this Performance Share Awards, the terms of this Plan will govern. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS PERFORMANCE SHARE AWARD, YOU
AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE
PROSPECTUS DESCRIBING THE PLAN.

/s/ Gary J. Cotshott	/s/ David A. Kriegman
Gary J. Cotshott	David A. Kriegman

Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (“Agreement”) is between Robert Gumber (“Employee”) and Employee’s former employer, TechTeam Global, Inc., (“Employer”).

RECITALS

WHEREAS, Employer employed Employee as Corporate Vice President, Client Service Management; and

WHEREAS, Employee was notified on March 18, 2010 that his employment will end effective May 7, 2010; and

WHEREAS, the parties wish to enter into this Agreement reflecting their amicable resolution of all matters in relation to the Employee’s termination of his at-will employment with Employer, the payment of compensation not otherwise due to Employee, and the waiver and release of any claims arising out of Employee’s at-will employment;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, Employee and Employer agree as follows:

Employee’s final day of employment will be May 7, 2010. Employee received a copy of this Agreement on April 16, 2010.

(a)	The consideration given by Employer for this Agreement shall be a one time lump sum severance payment of $258,405 Dollars, minus applicable withholdings as required by law. Employee acknowledges that the amount paid hereunder represents a compromise of a disputed claim and therefore is in excess of any amounts otherwise conclusively due to the Employee. The lump sum will be paid by a check made out to Robert Gumber and will be paid within seven (7) days after the Effective Date of this Agreement.

(b)	On May 7, 2010, Employee will be issued nine thousand (9,000) of TechTeam common stock.

(c)	The severance consideration as described in 2(a) above is in full accord and satisfaction of any claims Employee has, may have, or may have had against the Employer. This payment by Employer is more than Employee is otherwise entitled to and is paid in consideration for Employee’s execution of this Agreement.

(d)	Effective May 7, 2010, Employer will otherwise discontinue Employee’s current compensation and benefits. Your health and dental insurance, if any, will continue to the end of this month.

(e)	Employer agrees not to contest Employee’s rights, if any, for unemployment compensation.

(f)	Employer agrees to give Employee a neutral reference indicating only his dates of service and position held.

In exchange for the consideration set forth in Paragraph 2, and except for the compensation and terms set forth in this Agreement, Employee hereby releases, waives, and discharges Employer, (“Employer” for purposes of this Paragraph shall include the Employer’s current and former officers, directors, employees, parents, partners, subsidiaries, divisions, employees, representatives, attorneys, successors, agents, assigns, affiliates and related entities), from any causes of action, claims, damages, attorney fees, or any other liabilities or claims whatsoever, whether in law or in equity, known or unknown, that he has, may have, or may have had against Employer. These waivers, releases, and discharges constitute a general release, extinguish any claims, preclude any litigation by Employee against Employer based on anything that occurred on or before the date on which Employee signs this Agreement, and are effective to the fullest extent permitted by law. This means that Employee gives up, to the fullest extent permitted by law, any right to file any lawsuit or any complaint with any government agency or court of law against Employer about anything arising in the course of Employee’s employment or the termination of Employee’s employment under any local, state or federal statute, ordinance or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., the Executive Separation Policy, the 2006 Incentive Stock and Awards Plan, and under the common law. Employee understands that the only claims that Employee is not waiving and releasing are for the consideration that Employee will receive under this Agreement and any claims that, as a matter of law, cannot be released and waived, including any fully vested benefits under Employer’s retirement plans and any other fully vested benefits to which Employee would be entitled under Employer’s current benefit plans.

Employee does not waive claims, which arise after the Effective Date of this Agreement.

Employee agrees to deliver to Employer all documents and materials of any nature pertaining to his work with Employer and agrees not to remove from the premises any Employer documents, materials, or copies of documents. Employee agrees not to disclose any confidential information, including, but not limited to sales, marketing, pricing, processes, designs, products, company performance, product data, concepts or trade secrets obtained during the course of his employment. Any disclosure of such information will be considered a breach of this Agreement.

Employer has advised Employee in writing to consult with an attorney of Employee’s choice           (initials), at Employee’s expense, before signing this Agreement. Employee has been provided with a sufficient amount of time totaling at least twenty one (21) days to consider the terms of this Agreement, and to decide whether to accept it. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty one (21) day period. Employer will then be able to expedite the processing of the consideration set forth in the Agreement. Employee and Employer agree that Employer has made no promises, inducements, representations, or threats in order to cause Employee to sign this Agreement before the end of the twenty one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty one (21) day period, the mandatory seven (7) day revocation period under paragraph 10 will start on the date that Employee signs this Agreement. If Employee has not accepted this agreement by May 7, 2010, this Agreement shall be null and void and of no force or effect.

Employee agrees not to disclose the terms of this Agreement to any third party, except as required by law or as necessary for the purposes of receiving counsel from his attorneys or accountants. If he makes such disclosure, Employee agrees to inform such individuals that they are bound by this paragraph.

This Agreement shall not be construed as an admission of any wrongdoing by either Employee or Employer.

This Agreement, including Intellectual Property Assignment, Non-Solicitation, and Confidentiality Agreement previously signed, constitutes the entire agreement between Employee and Employer and supersedes all prior agreements, negotiations, and discussions between the parties with respect to the subject matter contained herein. There are no other agreements modifying its terms. Any modification to this Agreement must be made in writing and signed by Employee and a duly authorized representative of Employer and must specifically refer to and expressly change this Agreement.

This Agreement is binding on and shall inure to the benefits of the parties their heirs, officers, directors, employees, representatives, shareholders, successors, and assigns.

Employee has been advised and acknowledges that he is entitled to revoke this Agreement within seven (7) days after signing it, and that the Agreement shall not become effective or enforceable until this revocation period has expired (“Effective Date”). A revocation must be in writing and either postmarked and addressed to Employer or hand delivered to Employer within seven (7) days after Employee signed this Agreement. Employee agrees that if a revocation is made by mail, a mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

Employee has had a full and fair opportunity to discuss all aspects of this Agreement with Employee’s attorney, if Employee chose to do that. Employee has carefully read this Agreement, understands it, and is entering it voluntarily and knowingly, which means no one is forcing or pressuring Employee to sign it.

If any provision of this Agreement is ruled to be invalid, unenforceable, or illegal, Employer and Employee agree that the rest of this Agreement will remain enforceable and that the Agreement will be construed as if it never contained the invalid, unenforceable, or illegal provision.

The laws of the State of Michigan govern the interpretation, construction, and application of this Agreement, except if applicable federal law provides differently.

TechTeam Global, Inc.	Robert Gumber, an individual

By: /s/ Heidi K. Hagle	/s/ Robert Gumber

Its: Vice President, Human Resources	Date: May 3, 2010

Date: May 3, 2010

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, Gary J. Cotshott, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of TechTeam Global, Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report:

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and we have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May 10, 2010	/s/ Gary J. Cotshott
Gary J. Cotshott
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, Margaret M. Loebl, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of TechTeam Global, Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report:

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and we have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May 10, 2010	/s/ Margaret M. Loebl
Margaret M. Loebl
Vice President, Chief Financial Officer and Treasurer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TechTeam Global, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2010, as filed with the Securities and Exchange Commission as of the date hereof (the “Report”), I, Gary J. Cotshott, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 10, 2010	/s/ Gary J. Cotshott
Gary J. Cotshott
President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TechTeam Global, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2010, as filed with the Securities and Exchange Commission as of the date hereof (the “Report”), I, Margaret M. Loebl, Vice President, Chief Financial Officer and Treasurer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 10, 2010	/s/ Margaret M. Loebl
Margaret M. Loebl
Vice President, Chief Financial Officer and Treasurer

EXHIBIT H

Unaudited Pro Forma Consolidated Financial Statements
of TechTeam Global, Inc. and Subsidiaries

On June 3, 2010, TechTeam Global, Inc. (the “Company”), agreed to sell its Government Solutions business unit (“Government Solutions”) to Jacobs Engineering Group Inc. pursuant to a Stock Purchase Agreement. In accordance with the terms and conditions of the Stock Purchase Agreement, the Company will receive a cash payment of $59 million adjusted for the retention of certain liabilities and a closing net tangible book value adjustment. Of the $59 million cash payment to be made at closing, $14.75 million will be funded into an escrow account to secure any indemnification claims and $2.77 million will be funded into escrow to secure the payment of any closing net tangible book value adjustment.

The following unaudited pro forma consolidated financial statements illustrate the effects of the sale of Government Solutions. The unaudited pro forma consolidated balance sheet as of March 31, 2010 gives effect to the transactions as if it occurred as of that date. The unaudited pro forma consolidated statements of operations give effect to the sale as if occurred on January 1 of each period presented.

The unaudited pro forma consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2009 and Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2010 and the unaudited financial statements of Government Solutions included as Exhibit I to this proxy statement. The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had Government Solutions been sold on the dates indicated, or that may be expected to occur in the future as a result of the sale.

The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of filing this proxy statement.

The unaudited pro forma consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010

		Sale of Business
	Company	Business	Pro Forma		Pro Forma As
(In thousands)	Historical (a)	Historical (b)	Adjustments		Adjusted

ASSETS
Current assets
Cash and cash equivalents	$14,210	$(1)	$38,561	(c)	$52,770
Accounts receivable	43,557	(18,439)	—		25,118
Prepaid expenses and other current assets	4,534	(1,238)	—		3,296

Total current assets	62,301	(19,678)	38,561		81,184
Property, equipment and software, net	5,470	(414)	—		5,056
Goodwill and other intangible assets, net	46,770	(38,274)	—		8,496
Deferred income taxes	3,995	(2,815)	—		1,180
Other assets	831	(327)	17,520	(d)	18,024

Total assets	$119,367	$(61,508)	$56,081		$113,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$4,064	$(21)	$—		$4,043
Accounts payable	6,185	(2,572)	—		3,613
Accrued payroll and related taxes	9,620	(2,569)	—		7,051
Accrued expenses	5,900	(1,976)	—		3,924
Other current liabilities	2,694	(716)	—		1,978

Total current liabilities	28,463	(7,854)	—		20,609

Long-term liabilities
Long-term debt, less current portion	9,831	(11)	—		9,820
Other long-term liabilities	786	(102)	—		684

Total long-term liabilities	10,617	(113)	—		10,504

Shareholders’ equity
Preferred stock, 5,000,000 shares authorized, no shares issued	—	—	—		—
Common stock, $0.01 par value, 45,000,000 shares authorized, 11,222,719 shares issued and outstanding at March 31, 2010	$112	—	—		112
Additional paid-in capital	80,290	—	—		80,290
Retained earnings	73	—	2,540	(e)	2,613
Accumulated other comprehensive income (loss)	(188)	—	—		(188)

Total shareholders’ equity	80,287	—	2,540		82,827

Total liabilities and shareholders’ equity	$119,367	$(7,967)	$2,540		$113,940

The unaudited pro forma consolidated balance sheets as of March 31, 2010 reflect the following adjustments:

(a)	As reported in the Company’s unaudited Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

(b)	Assets to be sold and liabilities to be assumed by the buyer under the Stock Purchase Agreement. Amounts were derived from Government Solutions’ unaudited balance sheets as of March 31, 2010.

(c)	Amount reflects the estimated proceeds to be received at the closing for the sale of Government Solutions as follows (in thousands):

Purchase price	$61,000
Less: Retention bonus obligation (1)	(2,000)
Less: Success fees	(850)
Less: Insurance obligation (2)	(235)
Less: Estimated Legal and other	(175)

Net purchase price	57,740
Estimated escrow	(17,520)
Tax effect of the gain on sale	(1,659)

Net Proceeds	$38,561

(1)	Pursuant to the Stock Purchase Agreement, this amount reflects the payment of certain executive management retention bonuses.

(2)	Pursuant to the Stock Purchase Agreement, the Company will be partially responsible for payment of certain insurance coverage including professional liability, employment practices liability, directors and officers liability and fiduciary liability.

(d)	Amount reflects proceeds that will be deposited into an escrow account at the closing. $14.75 million of the escrow amount is required by the Stock Purchase Agreement to secure any indemnification claims and $2.77 million of the escrow amount to secure the payment of any closing net tangible book value adjustment.

(e)	Amount reflects the estimated gain on the sale of Government Solutions calculated as follows (in thousands):

Purchase price	$61,000
Less: Retention bonus obligation (1)	(2,000)
Less: Success fees	(850)
Less: Insurance obligation (2)	(235)
Less: Estimated legal and other	(175)

Net purchase price	57,740
Carrying value of Government Solutions	(53,541)

Gain on sale of Government Solutions	4,199
Tax effect of the gain on sale	(1,659)

Net gain on sale of Government Solutions	$2,540

(1)	Pursuant to the Stock Purchase Agreement, this amount reflects the payment of certain executive management retention bonuses.

(2)	Pursuant to the Stock Purchase Agreement, the Company will be partially responsible for payment of certain insurance coverage including professional liability, employment practices liability, directors and officers liability and fiduciary liability.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2010

		Sale of Business
	Company	Business	Pro Forma		Pro Forma
(In thousands, except per share data)	Historical (a)	Historical (b)	Adjustments		As Adjusted

Revenue
Commercial
IT Outsourcing Services	$26,208	$—	$—		$26,208
IT Consulting and Systems Integration	2,920	—	—		2,920
Other Services	3,726	—	—		3,726

Total Commercial	32,854	—	—		32,854
Government Technology Services	15,156	(15,156)	—		—

Total revenue	48,010	(15,156)	—		32,854

Cost of revenue
Commercial
IT Outsourcing Services	20,271	—	—		20,271
IT Consulting and Systems Integration	2,369	—	—		2,369
Other Services	2,805	—	—		2,805

Total Commercial	25,445	—	—		25,445
Government Technology Services	12,111	(12,111)	—		—

Total cost of revenue	37,556	(12,111)	—		25,445

Gross profit
Commercial	7,409	—	—		7,409
Government Technology Services	3,045	(3,045)	—		—

Total gross profit	10,454	(3,045)	—		7,409
Selling, general and administrative expense	10,637	(4,229)	1,015	(d)	7,423
Restructuring charges, net	3,144	(139)	—		3,005

Operating (loss) income	(3,327)	1,323	(1,015)		(3,019)
Net interest expense	(187)	179 (c)	—		(8)
Foreign currency transaction gain	196	—	—		196

(Loss) income before income taxes	(3,318)	1,502	(1,015)		(2,831)
Income tax (benefit) provision	(665)	578	(355)	(e)	(442)

Net (loss) income	$(2,653)	$924	$(660)		$(2,389)

Basic loss per common share	$(0.25)				$(0.22)

Diluted loss per common share	$(0.25)				$(0.22)

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,662				10,662
Diluted—common	10,662				10,662

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2009

		Sale of Business
	Company	Business	Pro Forma		Pro Forma
(In thousands, except per share data)	Historical (a)	Historical (b)	Adjustments		As Adjusted

Revenue
Commercial
IT Outsourcing Services	$27,718	$—	$—		$27,718
IT Consulting and Systems Integration	3,904	—	—		3,904
Other Services	4,265	—	—		4,265

Total Commercial	35,887	—	—		35,887
Government Technology Services	20,218	(20,218)	—		—

Total revenue	56,105	(20,218)	—		35,887

Cost of revenue
Commercial
IT Outsourcing Services	21,265	—	—		21,265
IT Consulting and Systems Integration	2,968	—	—		2,968
Other Services	3,159	—	—		3,159

Total Commercial	27,392	—	—		27,392
Government Technology Services	14,785	(14,785)	—		—

Total cost of revenue	42,177	(14,785)	—		27,392

Gross profit
Commercial	8,495	—	—		8,495
Government Technology Services	5,433	(5,433)	—		—

Total gross profit	13,928	(5,433)	—		8,495
Selling, general and administrative expense	10,592	(3,846)	817	(d)	7,563

Operating (loss) income	3,336	(1,587)	(817)		932
Net interest expense	(311)	306 (c)	—		(5)
Foreign currency transaction loss	(235)	—	—		(235)

(Loss) income before income taxes	2,790	(1,281)	(817)		692
Income tax (benefit) provision	1,140	(483)	(294	)(e)	(363)

Net (loss) income	$1,650	$(798)	$(523)		$329

Basic (loss) earnings per common share	$0.16				$0.03

Diluted (loss) earnings per common share	$0.16				$0.03

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,588				10,588
Diluted—common	10,613				10,613

The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2010 and March 31, 2009 reflect the following adjustments:

(a)	As reported in the Company’s unaudited Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

(b)	Elimination of operating results of Government Solutions and Subsidiaries. These amounts represent the unaudited statements of operations for Government Solutions for the three months ended March 31, 2010 and March 31, 2009.

(c)	Interest on a loan related to the acquisition of New Vectors during 2007. The loan balance is maintained by the retained business.

(d)	Amounts reflect corporate overhead allocations originally charged to Government Solutions operating results identified under Note (a) that would continue to be recorded as an expense of the retained business.

(e)	Reflects the tax effect of the corporate overhead that would be absorbed by the retained business at statutory rates for Federal and State tax purposes for the three months ended March 31, 2010 and March 31, 2009.

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2009

		Sale of Business
	Company	Business	Pro Forma		Pro Forma
(In thousands, except per share data)	Historical (a)	Historical (b)	Adjustments		As Adjusted

Revenue
Commercial
IT Outsourcing Services	$106,229	$—	$—		$106,229
IT Consulting and Systems Integration	12,755	—	—		12,755
Other Services	15,817	—	—		15,817

Total Commercial	134,801	—	—		134,801
Government Technology Services	76,440	(76,440)	—		—

Total revenue	211,241	(76,440)	—		134,801

Cost of revenue
Commercial
IT Outsourcing Services	82,899	—	—		82,899
IT Consulting and Systems Integration	9,890	—	—		9,890
Other Services	11,963	—	—		11,963

Total Commercial	104,752	—	—		104,752
Government Technology Services	56,003	(56,003)	—		—

Total cost of revenue	160,755	(56,003)	—		104,752

Gross profit
Commercial	30,049	—	—		30,049
Government Technology Services	20,437	(20,437)	—		—

Total gross profit	50,486	(20,437)	—		30,049
Selling, general and administrative expense	42,823	(15,984)	2,841	(d)	29,680
Impairment charges	27,453	(21,284)	—		6,169
Restructuring charges, net	411	—	—		411

Operating (loss) income	(20,201)	16,831	(2,841)		(6,211)
Net interest expense	(1,018)	992 (c)	—		(26)
Foreign currency transaction loss	(675)	—	—		(675)

(Loss) income before income taxes	(21,894)	17,823	(2,841)		(6,912)
Income tax (benefit) provision	(3,261)	3,785	(1,025	)(e)	(501)

Net (loss) income	$(18,633)	$14,038	$(1,816)		$(6,411)

Basic loss per common share	$(1.75)				$(.60)

Diluted loss per common share	$(1.75)				$(.60)

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,618				10,618
Diluted—common	10,618				10,618

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2008

		Sale of Business
	Company	Business	Pro Forma		Pro Forma
(In thousands, except per share data)	Historical (a)	Historical (b)	Adjustments		As Adjusted

Revenue
Commercial
IT Outsourcing Services	$120,166	$—	$—		$120,166
IT Consulting and Systems Integration	27,064	—	—		27,064
Other Services	24,110	—	—		24,110

Total Commercial	171,340	—	—		171,340
Government Technology Services	88,615	(88,615)	—		—

Total revenue	259,955	(88,615)	—		171,340

Cost of revenue
Commercial
IT Outsourcing Services	95,816	—	—		95,816
IT Consulting and Systems Integration	20,637	—	—		20,637
Other Services	18,683	—	—		18,683

Total Commercial	135,136	—	—		135,136
Government Technology Services	64,383	(64,383)	—		—

Total cost of revenue	199,519	(64,383)	—		135,136

Gross profit
Commercial	36,204	—	—		36,204
Government Technology Services	24,232	(24,232)	—		—

Total gross profit	60,436	(24,232)	—		36,204
Selling, general and administrative expense	46,920	(15,970)	2,541	(d)	33,491
Restructuring charges, net	5,719	(789)	—		4,930

Operating (loss) income	7,797	(7,473)	(2,541)		(2,217)
Net interest expense	(1,712)	1,536 (c)	—		(176)
Foreign currency transaction gain	910		—		910
Other income, net	155		—		155

(Loss) income before income taxes	7,150	(5,937)	(2,541)		(1,328)
Income tax (benefit) provision	4,182	(2,284)	(933	)(e)	965

Net (loss) income	$2,968	$(3,653)	$(1,608)		$(2,293)

Basic (loss) earnings per common share	$0.28				$(0.22)

Diluted (loss) earnings per common share	$0.28				$(0.22)

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,529				10,529
Diluted—common	10,555				10,555

TECHTEAM GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2007

		Sale of Business
	Company	Business	Pro Forma		Pro Forma
(In thousands, except per share data)	Historical (a)	Historical (b)	Adjustments		As Adjusted

Revenue
Commercial
IT Outsourcing Services	$104,659	$—	$—		$104,659
IT Consulting and Systems Integration	28,064	—	—		28,064
Other Services	20,219	—	—		20,219

Total Commercial	152,942	—	—		152,942
Government Technology Services	69,254	(69,254)	—		—

Total revenue	222,196	(69,254)	—		152,942

Cost of revenue
Commercial
IT Outsourcing Services	84,732	—	—		84,732
IT Consulting and Systems Integration	21,877	—	—		21,877
Other Services	15,430	—	—		15,430

Total Commercial	122,039	—	—		122,039
Government Technology Services	50,387	(50,387)	—		—

Total cost of revenue	172,426	(50,387)	—		122,039

Gross profit
Commercial	30,903	—	—		30,903
Government Technology Services	18,867	(18,867)	—		—

Total gross profit	49,770	(18,867)	—		30,903
Selling, general and administrative expense	39,475	(12,185)	702	(d)	27,992

Operating (loss) income	10,295	(6,682)	(702)		2,911
Net interest expense	(572)	934 (c)	—		362
Foreign currency transaction loss	(84)	—	—		(84)

(Loss) income before income taxes	9,639	(5,748)	(702)		3,189
Income tax (benefit) provision	3,343	(2,235)	(259	)(e)	849

Net (loss) income	$6,296	$(3,513)	$(443)		$2,340

Basic earnings per common share	$0.61				$0.23

Diluted earnings per common share	$0.60				$0.22

Weighted average number of common shares and common share equivalents outstanding
Basic—common	10,355				10,355
Diluted—common	10,506				10,506

The unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 2009, 2008 and 2007 reflect the following adjustments:

(a)	As reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(b)	Elimination of operating results of Government Solutions and subsidiaries. These amounts represent the unaudited statements of operations for Government Solutions for the twelve months ended December 31, 2009, 2008 and 2007.

(c)	Interest on a loan related to the acquisition of New Vectors during 2007. The loan balance is maintained by the retained business.

(d)	Amounts reflect corporate overhead allocations originally charged to Government Solutions operating results identified under Note (a) that would continue to be recorded as an expense of the retained business.

(e)	Reflects the tax effect of the corporate overhead that would be absorbed by the retained business at statutory rates for Federal and State tax purposes for the twelve months ended December 31, 2009, 2008 and 2007.

EXHIBIT I

TechTeam Government Solutions, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,		December 31,
ASSETS	2010	2009	2009	2008	2007

Current Assets
Cash	$1	$45	$—	$3	$32
Accounts receivable, net	18,439	25,255	22,582	29,115	35,335
Inventories	130	96	133	91	243
Prepaid expenses and other	845	1,904	787	1,136	921
Deferred income tax benefit	263	327	253	324	334

Total Current Assets	19,678	27,627	23,755	30,669	36,865

Property and Equipment, Net	414	636	501	661	799

Other Assets
Goodwill	33,183	53,949	33,183	53,949	53,803
Intangible assets, net	5,091	7,808	5,611	8,391	11,461
Deferred income tax benefit	2,815	—	2,870	—	—
Other	327	35	418	35	35

Total Other Assets	41,416	61,792	42,082	62,375	65,299

Total Assets	$61,508	$90,055	$66,338	$93,705	$102,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,572	$4,331	$2,021	$3,646	$14,482
Due to affiliate	3,522	2,857	3,215	2,117	925
Accrued expenses	1,976	2,973	3,129	3,290	4,260
Accrued payroll and related taxes	2,569	3,001	2,311	3,267	4,528
Deferred revenue	716	78	906	187	582
Other current liabilities	21	62	30	72	62

Total Current Liabilities	11,376	13,302	11,612	12,579	24,839

Long-Term Liabilities
Notes payable to affiliate	20,916	29,786	24,581	34,947	36,049
Deferred income tax liability	—	2,004	—	1,984	1,561
Other long-term liabilities	113	101	118	130	102

Total Long-Term Liabilities	21,029	31,891	24,699	37,061	37,712

Shareholders’ Equity
Common stock, no par, 200,000 shares authorized, 92,462.95 shares issued and outstanding	30,050	30,050	30,050	30,050	30,050
Additional paid-in capital	300	300	300	300	300
Retained earnings (deficit)	(1,247)	14,512	(323)	13,715	10,062

Total Shareholders’ Equity	29,103	44,862	30,027	44,065	40,412

Total Liabilities and Shareholders’ Equity	$61,508	$90,055	$66,338	$93,705	$102,963

TechTeam Government Solutions, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In thousands)

	Quarter ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

REVENUE	$15,156	$20,218	$76,440	$88,615	$69,254
COST OF REVENUE	12,111	14,785	56,003	64,383	50,387

Gross profit	3,045	5,433	20,437	24,232	18,867

OPERATING EXPENSES
Selling, general and administrative	4,229	3,846	15,984	15,970	12,185
Impairment charges	-	-	21,284	-	-
Restructuring charges	139	-	-	789	-

Operating income (loss)	(1,323)	1,587	(16,831)	7,473	6,682

OTHER INCOME (EXPENSE)
Interest expense	(190)	(332)	(1,048)	(1,581)	(1,063)
Interest income	11	26	56	45	129

Total other expense	(179)	(306)	(992)	(1,536)	(934)

Income (loss) before income taxes	(1,502)	1,281	(17,823)	5,937	5,748

INCOME TAX EXPENSE (BENEFIT)	(578)	483	(3,785)	2,284	2,235

NET INCOME (LOSS)	$(924)	$798	$(14,038)	$3,653	$3,513

TechTeam Government Solutions, Inc. and Subsidiaries
Unaudited Consolidated Statements of Shareholder’s Equity
Three months ended March 31, 2010 and three years ended December 31, 2009, 2008 and 2007
(In thousands)

		Additional Paid-in	Retained Earnings	Total Shareholders’
	Common Stock	Capital	(Deficit)	Equity

Balance at January 1, 2007	$30,050	$-	$6,549	$36,599
Net income	-	-	3,513	3,513
Stock issues by Parent for acquisition of RL Phillips	-	300	-	300

Balance at December 31, 2007	30,050	300	10,062	40,412
Net income	-	-	3,653	3,653

Balance at December 31, 2008	30,050	300	13,715	44,065
Net loss	-	-	(14,038)	(14,038)

Balance at December 31, 2009	30,050	300	(323)	30,027
Net loss	-	-	(924)	(924)

Balance at March 31, 2010	$30,050	$300	$(1,247)	$29,103

TechTeam Government Solutions, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Quarter ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(924)	$798	$(14,038)	$3,653	$3,513
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	629	749	2,634	3,249	3,193
Deferred income taxes	45	17	(4,783)	433	(859)
Provision for doubtful accounts	-	6	135	117	13
Impairment charges	-	-	21,284	-	-
Increase (decrease) in cash resulting from:
Accounts receivable	4,144	3,860	6,398	6,103	(8,975)
Inventories	3	(5)	(42)	152	(191)
Prepaid expenses and other	(59)	(773)	349	(215)	238
Other assets	91	-	(383)	-	34
Accounts payable	551	685	(1,625)	(10,836)	8,467
Accrued expenses	(1,152)	(317)	(162)	(837)	(1,088)
Accrued payroll and related taxes	257	(266)	(956)	(1,261)	(1,907)
Deferred revenue	(189)	(109)	719	(395)	(600)
Other liabilities	(5)	(29)	(12)	28	(42)
Due to affiliate	306	739	1,099	1,192	4,473

Net cash from operating activities	3,697	5,355	10,617	1,383	6,269

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(22)	(141)	(212)	(253)	(218)
Acquisition of businesses, net of cash acquired			-	(67)	(42,528)

Net cash from investing activities	(22)	(141)	(212)	(320)	(42,746)

CASH FLOWS FROM FINANCING ACTIVITIES
Net activity under note payable to affiliate	(3,674)	(5,172)	(10,408)	(1,092)	36,052

DECREASE IN CASH	1	42	(3)	(29)	(425)

CASH, beginning of period	-	3	3	32	457

CASH, end of period	$1	$45	$-	$3	$32

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

TechTeam Government Solutions, Inc. and its subsidiaries (“TTGSI” or the “Company”) provide life-cycle support to the United States (“U.S.”) Government in which business process improvement and organizational change management expertise is integrated with operational information technology (“IT”) delivery capabilities to create a tailored, flexible and innovative solution for a customer’s requirements. The IT support services are primarily focused on supporting a customer’s IT network.

The Company provides these services primarily to various departments and agencies of the U.S. Federal Government and to local governmental entities in the U.S. Revenue from customers that comprise 10% or greater of total revenue in any period presented are as follows:

	Quarter ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

Air National Guard	6.5%	17.8%	14.1%	16.0%	19.9%
National Institutes of Health	25.1%	18.3%	20.7%	17.7%	20.4%

Approximately 43% and 55% of the Company’s revenue for the quarter ended March 31, 2010 and March 31, 2009, respectively, was derived from agencies within the U.S. Department of Defense, which includes the Air National Guard. Approximately 50%, 55% and 51% of the Company’s revenue in 2009, 2008 and 2007, respectively, was derived from agencies within the U.S. Department of Defense, which includes the Air National Guard.

Basis of Presentation

TechTeam Government Solutions, Inc. is a wholly-owned subsidiary of TechTeam Global, Inc. (the “Parent”), a leading provider of IT outsourcing and business process outsourcing services.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include TechTeam Government Solutions, Inc. and its subsidiaries, Sytel, Inc. and R.L. Phillips, Inc. (“RL Phillips”) All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include realization of deferred tax assets, reserves for uncollectible accounts receivable and assumptions used in testing goodwill and other long-lived assets for impairment.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised primarily of time deposits and certificates of deposit. From

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

time to time the Company may have bank balances in excess of its insured amount. Management has deemed this a normal business risk. In addition, the Company’s cash equivalents are subject to credit risk, which the Company mitigates by investing only in investment grade securities.

Accounts Receivable

At March 31, 2009 and December 31, 2009, 2008 and 2007, accounts receivable are stated net of an allowance for doubtful accounts of $275,000 $281,000, $306,000 and $208,000, respectively.

Accounts receivable balances are periodically reviewed for collectability based on a combination of historical experience and existing economic conditions. The definition of “delinquent accounts” is based on the governing contractual terms. Delinquent balances are reserved when it is determined they are more likely than not to become uncollectible. Generally, no collateral is required and no interest is charged on past due balances.

Inventories

Inventories are recorded at the lower of cost, as determined on a first-in, first-out basis, or market. Inventories consist primarily of purchased computers and component parts.

Property and Equipment

Additions to property and equipment are recorded at cost. Computer equipment, office furniture and transportation equipment are depreciated using the straight-line method over their estimated useful lives, ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the improvements or the term of the lease. Software is amortized over three to seven years.

Long-Lived Assets

Long-lived assets are evaluated for impairment when events occur or circumstances indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. When this occurs, an estimate of undiscounted cash flows is used to determine if the remaining balances are recoverable.

Goodwill and Other Intangible Assets

Intangible assets acquired in a business combination are recognized only if such assets arise from a contractual or other legal right and are separable, that is, capable of being sold, transferred, licensed, rented or exchanged. Intangible assets acquired in a business combination that do not meet these criteria are considered a component of goodwill. The useful life of amortizable intangible assets is determined based on the period from which cash flows are expected to be realized from these assets and considers, among other items, ability and cost to renew contracts with similar terms and conditions and historical customer retention rates.

The Company is required to perform an impairment test of its goodwill at least annually or more frequently if impairment indicators are present. The Company has elected to test for goodwill impairment on October 1st each year. In the first step of the goodwill impairment test, the Company determines the

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimated fair value of each reporting unit and compares it to the carrying amount of the reporting unit. Management has determined that TechTeam Government Solutions and Sytel are one reporting unit. When estimating fair value, the Company calculates the present value of future cash flows based on forecasted revenues, operating margins, anticipated future cash flows, current industry and economic conditions, market data, historical results and inflation.

To the extent the carrying amount of a reporting unit exceeds the fair value of a reporting unit, the Company is required to perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation in an acquisition. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Income Taxes

The Company is included in the consolidated federal income tax return and certain consolidated state tax returns of the Parent. In accordance with the Parent’s tax allocation practices, the income tax amounts, including deferred income taxes, in the accompanying financial statements are determined on a stand-alone basis as if the Company filed a separate consolidated federal income tax return. The Company records an applicable payable to (or receivable from) the Parent as an offset to income tax expense, which is included “due to affiliate” in the accompanying balance sheets.

Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. Realization of deferred tax assets depends upon sufficient levels of future taxable income. If at any time the Company believes that current or future taxable income does not support the realization of deferred tax assets, a valuation allowance is provided.

Revenue Recognition

Under all situations, revenue is not recognized until earned, which is when persuasive evidence of an arrangement exists, services have been provided, the revenue terms are fixed and determinable, and collectability is reasonably assured. Revenue is earned primarily under time and material contracts and fixed price contracts. Revenue is recognized under time and material contracts as time is incurred at hourly rates, which are negotiated with the customer, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue is recognized under the majority of fixed price contracts, which are predominantly level-of-effort contracts, using the cost-to-cost method for all services provided. Contracts for multiple deliverables are evaluated and may require the segmentation of each deliverable into separate units of accounting.

Contracts with agencies of the U.S. Federal Government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. From time to time, the Company may proceed with work and recognize revenue on unfunded portions of existing contracts based on customer direction pending finalization and signing of formal funding documents. In evaluating the probability of funding being received, the Company considers previous experience with the customer, communications

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

with the customer regarding funding status, and the Company’s knowledge of available funding for the contract or program. If funding is not assessed as probable, revenue is deferred and not recognized.

Revenue is recognized under cost-based U.S. Federal Government contracts based on allowable contract costs, as mandated by the U.S. Federal Government’s cost accounting standards. The costs the Company incurs under U.S. Federal Government contracts are subject to regulation and audit by certain agencies of the U.S. Federal Government. Contract cost disallowances resulting from government audits have not been significant.

Reclassifications

In the first quarter of 2009, the Parent changed its methodology for evaluating the consolidated performance of its subsidiaries. As a result of this change, certain costs that were previously included in selling, general and administrative expense in the Parent’s consolidated financial statements in 2008 and 2007 are now included in cost of revenue in the presentation of prior periods in the Parent’s comparative consolidated financial statements for fiscal 2009 because the costs are more directly associated with revenue-producing activities. The Company’s accompanying financial statements for fiscal 2008 and 2007 have been presented in conformity with the fiscal 2009 presentation of expenses.

The impact on the Company’s financial statements for 2008 and 2007 as a result of the change in expense classification is as follows (In thousands):

	Year ended December 31,
	2008	2007

Increase in cost of revenue	$196	$111
Decrease in gross profit	$(196)	$(111)
Decrease in selling, general and
Administrative expense	$(196)	$(111)
Change in net income	$-	$-

Supplemental Disclosure of Cash Flow Information

Cash paid for interest totaled $332,000 and $190,000 for the quarter ended March 31, 2010 and March 31, 2009, respectively. Cash paid for interest expense totaled $1,253,000 in 2009, $1,445,000 in 2008 and $925,000 in 2007. Cash paid for interest includes interest paid to the Parent of $331,000 and $190,000 for the quarter ended March 31, 2010 and March 31, 2009 respectively, and $1,251,000 in 2009, $1,439,000 in 2008 and $917,000 in 2007.

Cash paid for income taxes totaled $1,000 and $34,000 for the quarter ended March 31, 2010 and March 31, 2009, respectively, and $299,000 in 2009, $303,000 in 2008 and $22,000 in 2007. Cash paid for income taxes represents cash paid by the Company in states and local jurisdictions where the Company is not included in a consolidated tax return of the Parent.

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Subsequent Events

Management of the Company has performed a review of events subsequent to the consolidated balance sheet date through May 7, 2010, the date the consolidated financial statements were available to be issued, and has determined that no material events have occurred during this period.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following (In thousands):

	March 31,	Year ended December 31,
	2010	2009	2008	2007

Computer equipment and office furniture	$1,287	$1,271	$1,120	$1,034
Software	350	362	380	305
Leasehold improvements	348	345	277	277
Transportation equipment	19	22	10	65

Less: Accumulated depreciation and amortization	(1,590)	(1,499)	(1,126)	(882)

Net property and equipment	$414	$501	$661	$799

NOTE 3 – GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill consist of the following (In thousands):

Balance at January 1, 2007	$19,670
Goodwill acquired	34,133

Balance at December 31, 2007	53,803
Goodwill acquired	146

Balance at December 31, 2008	53,949
Goodwill acquired	(20,766)

Balance at December 31, 2009	33,183
Goodwill acquired	—

Balance at March 31, 2010	$33,183

Each year, the Company performs its annual impairment test as of October 1. As a result of unfavorable economic events and the conclusion of certain customer contracts, the Company performed an interim impairment test at December 31, 2008. The Company determined that no goodwill impairment charge was required as a result of annual or interim testing in 2008 and 2007.

In 2009, the Company encountered adverse changes in the business climate, including a weak U.S. economy, which resulted in a reduction in demand for services. As a result of these factors, management revised its future cash flow expectations, which lowered the fair value estimate of the Company. Consequently, the first step of the impairment test at October 1, 2009 revealed that the carrying

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

amount of the Company exceeded its estimated fair value. After performing the second step of the impairment test, the Company recorded an impairment charge of $20,766,000 in 2009.

No triggering events occurred during the three months ended March 31, 2010 that would require the Company to perform interim impairment tests for goodwill impairment.

Other intangible assets consist of the following (In thousands):

	Customer Related	Non-Compete
	Assets	Agreement	Trademark

At March 31, 2010:
Cost	$9,402	$802	$339
Accumulated amortization	(4,337)	(776)	(339)

Net Balance	$5,065	$26	$—

At December 31, 2009:
Cost	$9,402	$802	$339
Accumulated amortization	(3,823)	(770)	(339)

Net Balance	$5,579	$32	$—

At December 31, 2008:
Cost	$16,471	$802	$339
Accumulated amortization	(8,134)	(748)	(339)

Net Balance	$8,337	$54	$—

At December 31, 2007:
Cost	$16,683	$802	$339
Accumulated amortization	(5,552)	(557)	(254)

Net Balance	$11,131	$245	$85

Expected amortization expense for intangible assets held at March 31, 2009 is as follows: $1,781,000 for the nine months ended December 31, 2010 and $2,288,000, $749,000 and $273,000 for the 12 month periods ended December 31, 2011, 2012 and 2013, respectively.

As a result of the aforementioned adverse changes in the business climate, the Company also reviewed its other intangible assets, primarily customer relationships, for impairment. The Company estimated the fair value of its customer relationships using a discounted cash flow analysis and compared those values to the carrying value of the asset. The Company concluded, based on this comparison, that the intangible assets were impaired and recorded a $517,000 impairment charge in 2009.

NOTE 4 – INVESTMENT

In 2007, the Company acquired a 14% interest in Alliant Solutions, LLC for $6,000 in cash. The Company accounts for the investment using the cost method. In 2009, the Company advanced an additional $7,500 to Alliant. At December 31, 2009, the carrying amount of the investment and advance is $13,500, which is included in other assets.

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – NOTE PAYABLE TO AFFILIATE

In order to fund the acquisition of NewVectors LLC in 2007 (see Note 7), the Company borrowed $40,160,900 from its Parent under a long-term note payable. Interim payments of principal are permitted but are not required. Interest is payable monthly at 5.55% per year with all outstanding principal due on June 1, 2012. The note is unsecured. At March 31, 2010 and December 31, 2009, 2008 and 2007, the outstanding balance under the note was $21,216,000, $24,581,000, $35,486,000 and $35,882,000, respectively.

NOTE 6 – RESTRUCTURING

During the first quarter of 2010 and the second and fourth quarters of 2008, the Parent announced corporate-wide organizational realignment and restructuring actions to improve operating efficiency, achieve greater global consistency and drive improved financial performance. The restructuring plans were approved by the Parent’s Board of Directors and included actions that affected the Company. The Company’s restructuring charges totaled $139,000 for the first quarter of 2010 and $789,000 for 2008. The restructuring charge for 2010 consisted of separation costs for 4 employees. The restructuring charge for 2008 consisted of separation costs for 14 employees and costs related to excess leased facility capacity. Separation costs are recorded when it is probable that employees will be entitled to termination benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits and the similarity of benefits under the current plan and prior plans. Charges for excess leased facility capacity represent the future lease cost of the anticipated unused capacity.

The following table summarizes the accrued charges related to the restructuring plans (In thousands):

		Lease
	Workforce Reductions	Costs	Total

Balance at December 31, 2007	$-	$-	$-
Charges and adjustments	396	396	789
Cash payments	(396)	(26)	(422)

Balance at December 31, 2008	-	367	367
Charges and adjustments	-	-	-
Cash payments	-	(216)	(216)

Balance at December 31, 2009	—	151	151
Charges and adjustments	139	—	139
Cash payments	(130)	(16)	(146)

Balance at March 31, 2010	$9	$135	$144

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – ACQUISITIONS

NewVectors LLC

On May 31, 2007, the Company completed the acquisition of all of the outstanding membership interest in NewVectors LLC (“NewVectors”), a provider of business transformation, logistics modernization, and modeling and simulation services primarily to the Department of Defense. The purchase price totaled approximately $40,586,000 and included acquisition costs of $274,000. Of the total purchase price, $4,000,000 was placed into escrow for a period of one year after closing to reimburse the Company for any claims for indemnity or breach of representation and warranties. On May 31, 2008, the amount held in escrow was released in its entirety. The acquisition was accounted for as a taxable transaction; therefore, the Company is entitled to a tax deduction for the amortization of goodwill and other intangible assets for tax purposes over a period of 15 years. The Company borrowed $40,160,900 from its Parent to fund the acquisition (see Note 5).

RL Phillips

On August 31, 2007, the Company completed the acquisition of all of the outstanding common stock of RL Phillips, a provider of information technology, network engineering and information assurance services to both government and Commercial entities. The total purchase price of approximately $2,150,000 consisted of initial cash consideration paid by the Company of $1,750,000, shares of TechTeam common stock equal to $300,000, and future cash payments totaling $100,000. All of the stock consideration was placed into escrow to the extent it is necessary to reimburse the Company for any claims for indemnity or breach of representations and warranties. The stock consideration of $300,000 will be released from escrow on September 30, 2010, if there are no claims for indemnity or breach of representations and warranties. The future cash payments of $100,000 can also be used to offset any claims for indemnity or breach of representations and warranties. The future cash payments are due in $50,000 installments on the first and second anniversary of the acquisition. On August 31, 2008, the first installment of $50,000 was paid to the selling shareholders. The Company did not pay the installment due on August 31, 2009 due to a claim for indemnity under the Stock Purchase Agreement for taxation matters. The Company has been informed that the tax matter has been resolved favorably, but it is awaiting documentation from the Internal Revenue Service prior to releasing the final payment. The acquisition was accounted for as a non-taxable transaction; therefore, the Company is not entitled to a tax deduction for the amortization of goodwill and other intangible assets.

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – ACQUISITIONS (Continued)

Summary of Acquisition Purchase Price

The following table summarizes the allocation of the cumulative purchase price and net cash used for the acquisitions of RL Phillips and NewVectors through March 31, 2009 (In thousands):

	RL Phillips	New Vectors

Goodwill	$1,604	$32,675
Amortizable intangible assets	162	6,230
Property and equipment	-	386
Other current and non-current assets,
net of cash acquired	993	7,458
Accounts payable and accrued liabilities	(389)	(6,176)
Accrued purchase price	(50)	-
Issuance of Parent company stock	(300)	-

Net cash used	$2,020	$40,573

Pro Forma Results of Operations

The unaudited pro forma condensed combined results of operations for the year ended December 31, 2007, are presented below as though NewVectors had been acquired on January 1, 2007. The pro forma results of operations for the acquisition of RL Phillips are not materially different than reported results and are not presented.

(In thousands)	Year ended December 31, 2007

Revenue – as reported	$69,387
Revenue – pro forma	$83,518
Net Income – as reported	$3,512
Net Income – pro forma	$3,977

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The income tax provision (benefit) consists of the following (In thousands):

	Quarter ended	Quarter ended
	March 31,	March 31,	Year ended December 31,
	2010	2009	2009	2008	2007

Current:
U.S. Federal	$(582)	$381	$900	$1,480	$2,484
State	(42)	85	98	371	464

Total current provision	(624)	466	998	1,851	2,948
Deferred	45	17	(4,783)	433	(713)

Income tax provision (benefit)	$579	$483	$(3,785)	$2,284	$2,235

The Company’s consolidated effective tax rate in each year differs from statutory levels primarily due to state income taxes and non-deductible expenses.

The principal components of deferred income taxes are as follows (In thousands):

	March 31,	March 31,	At December 31,
	2010	2009	2009	2008	2007

Deferred tax assets:
Net operating loss	$0	$117	$20	$117	$827
Accruals and reserves	259	309	249	305	328
Depreciation	70	57	49	41	31
Intangible assets	3471	579	3,632	527	220
Other	265	309	272	322	$176

Total	4,065	1,371	4,222	1,312	1,582
Deferred tax liabilities:
Intangible assets	(987)	(3,048)	(1,099)	(2,972)	(2,809)

Net deferred taxes	$3,078	$(1,677)	$3,123	$(1,660)	$(1,227)

The Company and its subsidiaries file income tax returns in the U.S. federal and various state jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2005.

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (Continued)

The Company has not recorded a liability for uncertain tax positions taken, or expected to be taken, in a tax return for any period presented as the liability is recorded on the financial statements of the Parent. A reconciliation of the beginning and ending liability for uncertain tax positions related to the Company and recorded by the Parent is as follows (In thousands):

Uncertain tax positions at January 1, 2007	$26
Additions for tax positions of prior years	4

Uncertain tax positions at December 31, 2007	30
Additions for tax positions of prior years	1

Uncertain tax positions at December 31, 2008	31
Additions for tax positions of prior years	6

Uncertain tax positions at December 31, 2009	37
Additions for tax positions of prior years	1

Uncertain tax positions at March 31, 2010	38

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. The Company recognized interest and penalties related to income taxes of approximately $200 in 2009, $5,300 in 2008 and $7,600 in 2007. The Company has no material accruals for the payment of interest and penalties at December 31, 2009, 2008 and 2007.

NOTE 9 – BENEFIT PLANS

The Company has a 401(k) defined contribution retirement savings plans that covers substantially all employees. Under the provisions of the plan, the Company may make discretionary employer matching contributions. Matching contributions were made in cash and totaled $177,000 and $216,120 for the three month periods ended March 31, 2010 and March 31, 2009 and $766,000 in 2009, $903,000 in 2008 and $618,000 in 2007. During 2007, the Company merged together the 401(k) plan of Sytel and its plan into one plan.

The Company sponsors a tuition reimbursement program whereby employees may attend approved training, certification and higher education classes and receive reimbursement of a portion or all of their tuition based on the level of success in completing the class. The Company does not reimburse the employee unless successful completion of the class occurs. At December 31, 2009, 2008 and 2007, no amounts were due employees, and therefore, the Company has not accrued any liability related to the reimbursement program at those dates. At December 31, 2009, there was approximately $59,000 of tuition related to classes that were in progress. The Company paid tuition reimbursements to employees totaling approximately $51,000 and $63,000 for the three month periods ended March 31, 2010 and March 31, 2009 and $210,000 in 2009, $216,000 in 2008 and $110,000 in 2007.

TECHTEAM GOVERNMENT SOLUTIONS, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – FAIR VALUE MEASUREMENTS

On January 1, 2009, the Company prospectively adopted a new accounting standard related to measuring the fair value of nonfinancial assets and liabilities on a non-recurring basis. The standard establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. The fair value framework is based on observable and unobservable inputs using the following hierarchy:

Level 1	—	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	—	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3	—	Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table summarizes the basis used to measure certain non-financial assets and non-financial liabilities at fair value on a nonrecurring basis in the consolidated balance sheet (In thousands):

	Fair value at December 31, 2009
	Level 1	Level 2	Level 3

Goodwill	N/A	N/A	$33,183
Customer-related assets	N/A	N/A	$1,307

As more fully discussed in Note 3, the Company determined that its goodwill and other intangible assets were impaired and recorded a $20,766,000 impairment charge for goodwill and a $517,000 impairment charge for other intangible assets in 2009. Due to the lack of observable market quotes for the Company’s intangible assets, the Company utilized valuation models that rely exclusively on Level 3 inputs, including those that are based on expected future cash flows. The expected future cash flows are based on the respective asset and discounted using rates that reflect an estimated cost of capital. The valuation of intangible assets is subject to uncertainties that are difficult to predict.

NOTE 11 – LEASES

The Company leases its corporate and other offices and certain office equipment under various operating and month-to-month leases. These leases are renewable with various options and terms. Total rental expense was $300,000 and $331,000 for the three month periods ended March 31, 2010 and March 31, 2009 and $1,315,000 in 2009, $1,504,000 in 2008 and $996,000 in 2007. The Company subleased a portion of its facilities to third parties. Sublease income was $23,000 for the three month period ended March 31, 2010 and $21,000 in 2009, and $8,000 in 2007. There was no sublease income recorded for the three months ended March 31, 2009 or during the year ended December 31, 2008.

NOTE 11 – LEASES (Continued)

At December 31, 2009, future minimum lease payments under non-cancelable operating leases that have initial or remaining terms in excess of one year are as follows (In thousands):

2010 (for nine months ended December 31, 2010)	$865
2011	807
2012	539
2013	179

Total minimum lease payments	$2,390

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company receives certain infrastructure and administrative services from the Parent and, accordingly, receives an allocation of costs from the Parent’s shared services and other cost pools. The Company recorded shared services expense and other charges from the Parent of $1,029,000 and $851,230 for the three month periods ended March 31, 2010 and March 31, 2009 and $2,979,000 in 2009, $2,737,000 in 2008 and $702,000 in 2007.

The Company also receives charges for third-party costs that are paid by the Parent on behalf of the Company. Examples of these third-party costs include health care, insurance and computer software.

All of the above costs are charged by the Parent monthly and any unpaid balance at the end of each period are included in “due to affiliate” in the accompanying consolidated balance sheets.

As more fully discussed in Note 5, the Company has a note payable to its Parent. Interest expense related to the note payable paid to the Parent totaled $331,000 and $190,000 for the three month periods ended March 31, 2010 and March 31, 2009 and $1,046,000 in 2009, $1,575,000 in 2008 and $1,056,000 in 2007.

PROXY CARD

TECHTEAM GLOBAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

SCHEDULED TO BE HELD ON AUGUST 31, 2010

The undersigned hereby appoints Gary J. Cotshott and Margaret M. Loebl, or either of them, as attorneys-in-fact and proxies for the undersigned, with full power of substitution, to act for and to vote all shares of common stock of TechTeam Global, Inc., a Delaware corporation (the ‘‘Company”), standing in the name of the undersigned at the Special Meeting of Stockholders of the Company, scheduled to be held on Tuesday, August 31, 2010, at 10:00 a.m., local time, at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Special Meeting”), with all powers that the undersigned would possess if personally present at such meeting. The proxies present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all the powers conferred by this Proxy Card.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE THEREWITH.

With respect to such other business that may properly come before the Special Meeting, said proxies are authorized to vote in accordance with their best judgment. Discretionary authority is conferred by this Proxy Card as to certain matters described in the accompanying Proxy Statement. The proxies cannot vote your shares unless you vote by telephone or the Internet or unless you sign this Proxy Card on the reverse side and return it.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY VOTE BY THE INTERNET OR TELEPHONE, OR COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

IMPORTANT – PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE

(SEE REVERSE SIDE FOR ITEMS TO BE VOTED)
*************

INSTRUCTIONS — TO VOTE BY MAIL

Simply complete, sign and date your proxy card and promptly return it in the enclosed postage-paid envelope.

PLEASE DETACH PROXY CARD HERE

☑  PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND ‘‘FOR” PROPOSAL 2

Proposal 1.	To adopt and approve (a) that certain Stock Purchase Agreement dated as of June 3, 2010 (the “Stock Purchase Agreement”), by and among Jacobs Engineering Group Inc., Jacobs Technology Inc. (collectively, “Jacobs”) and the Company, (b) the consummation of the sale of all of the capital stock of TechTeam Government Solutions, Inc. to Jacobs Technology Inc. pursuant to the terms of the Stock Purchase Agreement, and (c) the consummation of all of the other transactions contemplated by the Stock Purchase Agreement and all other agreements, documents, certificates and instruments required to be delivered pursuant thereto (the matters described in clauses (a), (b) and (c) above being referred to collectively as the “Stock Sale Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2.	To approve one or more adjournments of the Special Meeting, if necessary, to facilitate the approval of the Stock Sale Proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Sale Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3.	To transact such other business as may properly come before the Special Meeting.

The undersigned hereby acknowledges receipt of the Company’s Notice of Special Meeting and related Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.
Date: , 2010

 Signatures(s) of Stockholders

IMPORTANT: This Proxy Card must be signed exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.